Filed pursuant to Rule 424(B)(3)
Registration No. 333-210632

PROXY STATEMENT/PROSPECTUS

To the Stockholders of Apollo Residential Mortgage, Inc.:

On February 26, 2016, Apollo Residential Mortgage, Inc., which we refer to as AMTG, and Apollo Commercial Real Estate Finance, Inc., which we refer to as ARI, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, pursuant to which (i) a subsidiary of ARI, which we refer to as Merger Sub, will merge with and into AMTG after which AMTG will become the surviving company and a direct subsidiary of ARI (the “First Merger”), and (ii) promptly following the effective time of the First Merger, AMTG will merge with and into ARI, after which AMTG will cease to exist (the “Second Merger” and, together with the First Merger, the “mergers”). The board of directors of AMTG, upon the unanimous recommendation of a special committee of the AMTG board of directors comprised solely of independent directors, has determined that the mergers and the merger agreement are advisable and in the best interests of AMTG and its stockholders and has approved the mergers and the merger agreement.

The obligations of ARI and AMTG to effect the mergers are subject to the satisfaction or waiver of certain customary conditions as described in “The Agreements—Description of the Merger Agreement—Conditions to Completion of the First Merger” beginning on page 175.

If the mergers are completed, each outstanding share of AMTG common stock will convert into the right to receive (i) 0.417571 shares of ARI common stock and (ii) $6.86 in cash, without interest, which we collectively refer to as the merger consideration; provided, however, that the cash portion of the merger consideration may be subject to certain adjustments. As described in more detail in the attached proxy statement/prospectus, the cash portion of the merger consideration will be (i) increased in the event that the closing of the mergers does not occur on or prior to September 5, 2016 and (ii) reduced to the extent a dividend or other distribution to AMTG stockholders is declared or paid at any time following July 22, 2016 (the “Pricing Date”) but with a record date prior to the closing of the mergers. The merger consideration will not be adjusted to reflect changes in the price of ARI common stock or the price of AMTG common stock. Based on the closing price of ARI common stock of $16.68 on July 22, 2016, the latest practicable date before the mailing date of the accompanying proxy statement/prospectus, the merger consideration to be received by holders of AMTG common stock is valued at approximately $13.83 per share of AMTG common stock. The value of the merger consideration will fluctuate with changes in the market price of ARI common stock prior to the closing of the mergers. We urge you to obtain current market quotations for ARI common stock and AMTG common stock.

Upon completion of the mergers, we estimate that the former holders of AMTG common stock will own approximately 16.58% of the issued and outstanding shares of ARI common stock.

In addition, if the mergers are completed, each outstanding share of 8.00% Series A Cumulative Redeemable Perpetual Preferred Stock of AMTG, $0.01 par value per share (the “AMTG Series A Preferred Stock”) will convert into the right to receive one newly issued share of ARI preferred stock, which ARI has classified and designated as 8.00% Series C Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “ARI Series C Preferred Stock”). The ARI Series C Preferred Stock will have preferences, rights and privileges substantially similar to the preferences, rights and privileges of the AMTG Series A Preferred Stock.

In connection with the proposed mergers, AMTG will hold a special meeting of its common stockholders (the “AMTG special meeting”). At the AMTG special meeting, holders of AMTG common stock will be asked to consider and vote on a proposal (i) to approve the First Merger and the other transactions contemplated by the merger agreement, (ii) to approve one or more adjournments of the AMTG special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, and (iii) to approve, on a non-binding, advisory basis, the merger-related compensation of AMTG’s named executive officers (the “Merger-Related Named Executive Officer Compensation Proposal”) as disclosed under the heading “Merger-Related Named Executive Officer Compensation Proposal” beginning on page 126 of this proxy statement/prospectus.

The AMTG Board has fixed the close of business on July 12, 2016 as the record date for the determination of AMTG common stockholders entitled to receive notice of, and to vote at, the AMTG special meeting and any adjournments or postponements of the AMTG special meeting. Approval of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of AMTG common stock. In addition, the closing of the mergers is conditioned upon the holders of at least a majority of the outstanding shares of AMTG common stock that are beneficially owned by persons unaffiliated with Apollo Global Management, LLC approving the proposal to approve the First Merger and the other transactions contemplated by the merger agreement.

The board of directors of AMTG, upon the recommendation of a special committee of AMTG directors composed solely of independent directors, recommends that AMTG common stockholders vote FOR the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve one or more adjournments of the AMTG special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, and FOR the Merger-Related Named Executive Officer Compensation Proposal.

The accompanying proxy statement/prospectus contains important information about ARI, AMTG, the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and the AMTG special meeting. The document serves as both a proxy statement with respect to the AMTG special meeting and a prospectus with respect to the issuance of ARI securities in connection with the mergers. We encourage you to read the accompanying proxy statement/prospectus (and the documents incorporated by reference into the accompanying proxy statement/prospectus) carefully before voting, including the section entitled “Risk Factors” beginning on page 109.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the AMTG special meeting please authorize a proxy to vote your shares as promptly as possible to make sure that your shares of AMTG common stock are represented at the AMTG special meeting.

Sincerely,

/s/ Michael A. Commaroto

Michael A. Commaroto

President and Chief Executive Officer

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of the transactions contemplated by the merger agreement or the securities to be issued under the accompanying proxy statement/prospectus, passed upon the merits or fairness of the transactions contemplated by the merger agreement or passed upon the adequacy or accuracy of the disclosures in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated July 27, 2016 and is first being mailed to stockholders of AMTG on or about July 27, 2016.

Notice of Special Meeting of AMTG’s Stockholders

Apollo Residential Mortgage, Inc.

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 24, 2016

To the Stockholders of Apollo Residential Mortgage, Inc.:

A special meeting of the stockholders (the “AMTG special meeting”) of Apollo Residential Mortgage, Inc., a Maryland corporation, which we refer to as AMTG, will be held at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York, 10022, on August 24, 2016, commencing at 9:00 a.m., local time, for the following purposes:

1. to consider and vote on a proposal to approve the merger of Arrow Merger Sub, Inc., a wholly owned subsidiary of Apollo Commercial Real Estate Finance, Inc., a Maryland corporation, which we refer to as ARI, with and into AMTG (the “First Merger”) pursuant to the Agreement and Plan of Merger, dated February 26, 2016, as it may be amended from time to time, which we refer to as the merger agreement, by and among ARI, AMTG and Arrow Merger Sub, Inc. (a copy of the merger agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice), and the other transactions contemplated by the merger agreement;

2. to consider and vote on a proposal to adjourn the AMTG special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement; and

3. to consider and vote on a proposal to approve, on a non-binding, advisory basis, the merger-related compensation of AMTG’s named executive officers (the “Merger-Related Named Executive Officer Compensation Proposal”) as disclosed under the heading “Merger-Related Named Executive Officer Compensation Proposal” beginning on page 126 of this proxy statement/prospectus.

We do not expect to transact any other business at the AMTG special meeting. The board of directors of AMTG, which we refer to as the AMTG Board, has fixed the close of business on July 12, 2016 as the record date for determination of AMTG common stockholders entitled to receive notice of, and to vote at, the AMTG special meeting and any postponement or adjournment of the AMTG special meeting. Only holders of record of AMTG common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the AMTG special meeting. Holders of record of AMTG Series A Preferred Stock at the close of business on the record date are entitled to notice of, but may not vote at, the AMTG special meeting. This notice to holders of record of AMTG Series A Preferred Stock also constitutes notice of the Second Merger (as defined below).

Approval of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of AMTG common stock. In addition, the closing of the mergers is conditioned upon the holders of at least a majority of the outstanding shares of AMTG common stock that are beneficially owned by persons unaffiliated with Apollo Global Management, LLC approving the proposal to approve the First Merger and the other transactions contemplated by the merger agreement. Approval of the proposal to adjourn the AMTG special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement each requires the affirmative vote of a majority of the votes cast on such proposal. Approval of the Merger-Related Named Executive Officer Compensation Proposal requires the affirmative vote of a majority of the votes cast on such proposal. The AMTG stockholders’ vote regarding the Merger-Related Named Executive Officer Compensation Proposal is an advisory vote and therefore is not binding on AMTG or the AMTG Board or the AMTG Special Committee.

Promptly after the completion of the First Merger, AMTG will merge with and into ARI, with ARI as the surviving entity in the merger (the “Second Merger” and, together with the First Merger, the “mergers”).

The AMTG Board, acting upon the unanimous recommendation of the special committee of the AMTG Board, has unanimously, with the exception of Mark C. Biderman, who recused himself from deliberations relating to the mergers, (i) determined that the merger agreement, the mergers and the other transactions contemplated thereby are advisable and in the best interests of AMTG and its stockholders, and (ii) approved the merger agreement, the mergers and the other transactions contemplated thereby. The AMTG Board, acting upon the unanimous recommendation of the special committee of the AMTG Board, unanimously, with the exception of Mark C. Biderman, who recused himself from deliberations relating to the mergers, recommends that AMTG common stockholders vote FOR the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, and FOR the Merger-Related Named Executive Officer Compensation Proposal.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the AMTG special meeting, please authorize a proxy to vote your shares as promptly as possible. If you hold your shares of AMTG common stock “of record” in your own name on the books of AMTG, then in order to authorize a proxy, complete, sign, date and mail your proxy card in the preaddressed postage-paid envelope provided or, if the option is available to you, call the toll-free telephone number listed on your proxy card or use the Internet as described in the instructions on the enclosed proxy card. Authorizing a proxy to vote your shares will assure that your vote is counted at the AMTG special meeting if you do not attend in person. If you hold your shares of AMTG common stock in “street name” through your broker or other nominee, only your broker or other nominee is entitled to vote your shares of AMTG common stock and the vote cannot be cast unless you provide instructions to your broker or other nominee on how to vote. In this regard, you should consult the voting instruction card provided by your broker or other nominee. Alternatively, you may obtain a legal proxy from your broker or other nominee and vote your shares in person at the AMTG special meeting, a process that may take several days. You should follow the directions provided by your broker or other nominee regarding how to instruct your broker or other nominee to vote your shares of AMTG common stock. You may revoke your proxy at any time before it is exercised at the AMTG special meeting. Please review the proxy statement/prospectus accompanying this notice for more complete information regarding the mergers and the AMTG special meeting.

By Order of the Board of Directors of AMTG

/s/ Gregory W. Hunt

Chief Financial Officer, Treasurer and Secretary

New York, New York

July 27, 2016

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about ARI and AMTG from documents previously filed with the Securities and Exchange Commission (“SEC”) that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information; Incorporation by Reference” on page 233. This information is available for you to review at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may obtain these documents through the SEC website at http://www.sec.gov. Investors may also consult ARI’s or AMTG’s website for more information about ARI or AMTG, respectively. ARI’s website is www.apolloreit.com. AMTG’s website is www.apolloresidentialmortgage.com. Information included on these websites is not incorporated by reference into this proxy statement/prospectus.

You may also obtain these documents at no charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Apollo Commercial Real Estate Finance, Inc.

Attention: Secretary

c/o Apollo Global Management, LLC

9 W. 57th Street, 43rd Floor

New York, NY 10019

Telephone: (212) 515-3200

Apollo Residential Mortgage, Inc.

Attention: Secretary

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Telephone: (212) 515-3200

You may also obtain these documents at no charge by requesting them in writing or by telephone from AMTG’s proxy solicitor, Alliance Advisors, LLC at the address and telephone number below.

If you have questions or need assistance voting your shares please contact:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Toll-Free: 855-928-4478

Apollo@allianceadvisorsllc.com

To receive timely delivery of the requested documents in advance of the AMTG special meeting, you should make your request no later than August 16, 2016.

ABOUT THIS DOCUMENT

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by ARI with the SEC, constitutes a prospectus of ARI for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the ARI securities to be issued to holders of AMTG common stock and AMTG Series A Preferred Stock in connection with the mergers. This proxy statement/prospectus also constitutes a proxy statement of AMTG for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and a notice of meeting with respect to the AMTG special meeting.

Information contained in this proxy statement/prospectus regarding ARI has been provided by ARI, and information contained in this proxy statement/prospectus regarding AMTG has been provided by AMTG.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated July 27, 2016. You should not assume that information contained in this proxy statement/prospectus is accurate as of any other date, nor should you assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to AMTG stockholders nor the issuance by ARI of securities will create an implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETING

The following are answers to some questions that you may have regarding AMTG, ARI, the merger agreement, the mergers and other transactions contemplated by the merger agreement and the AMTG special meeting. ARI and AMTG urge you to read carefully this entire proxy statement/prospectus, including the Annexes, and the other documents to which this proxy statement/prospectus refers or incorporates by reference because the information in this section does not provide all the information that might be important to you. Unless stated otherwise, all references in this proxy statement/prospectus to ARI are to Apollo Commercial Real Estate Finance, Inc., a Maryland corporation; all references to AMTG are to Apollo Residential Mortgage, Inc., a Maryland corporation; and all references to Merger Sub are to Arrow Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of ARI.

Q:	What is the proposed transaction?

A:	ARI and AMTG have entered into a merger agreement pursuant to which (i) Merger Sub will merge with and into AMTG, with AMTG as the surviving entity in such merger (the “First Merger”), and (ii) promptly thereafter, AMTG will merge with and into ARI, with ARI as the surviving entity in such merger (the “Second Merger” and, together with the First Merger, the “mergers”).

The consideration payable to the AMTG common stockholders will consist of a combination of cash and ARI common stock, par value $0.01 per share (“ARI common stock”). Each share of AMTG common stock, par value $0.01 per share (“AMTG common stock”) outstanding as of immediately prior to the effective time of the First Merger will be converted into the right to receive (i) 0.417571 shares of ARI common stock (the “Per Share Stock Consideration”) and (ii) an amount of cash (the “Per Share Cash Consideration”) equal to (A) $6.86 per share less (B) the per share amount of any dividend declared or paid by AMTG between July 22, 2016 (the “Pricing Date”) and the consummation of the mergers, plus (C) in the event the consummation of the mergers does not occur by September 5, 2016, an amount of cash equal to $0.001283 per share per day from and including September 5, 2016, to but excluding the last business day before the consummation of the mergers. The Per Share Stock Consideration and the Per Share Cash Consideration are collectively referred to as the “Per Common Share Merger Consideration.”

Each outstanding share of 8.00% Series A Cumulative Redeemable Perpetual Preferred Stock of AMTG, par value $0.01 per share (“AMTG Series A Preferred Stock”) will remain issued and outstanding as a result of the First Merger, and at the effective time of the Second Merger, will automatically be converted into the right to receive one newly issued share of 8.00% Series C Cumulative Redeemable Perpetual Preferred Stock of ARI, par value $0.01 per share (“ARI Series C Preferred Stock”).

Immediately prior to the consummation of the First Merger, each outstanding share of restricted stock or restricted stock unit that settles for shares of AMTG common stock (collectively, the “AMTG Restricted Shares”) which was not then vested shall vest and be converted into the right to receive, with respect to the share of the AMTG common stock underlying such AMTG Restricted Share, the Per Common Share Merger Consideration.

Because the Per Share Stock Consideration consists of a fixed number of shares of ARI common stock, AMTG common stockholders will be adversely affected by any decrease in the trading price of shares of ARI common stock between the Pricing Date and the completion of the mergers, which would not have been the case had ARI been obligated to issue a number of shares of ARI common stock equal to an agreed-upon aggregate market value. AMTG is not permitted to terminate the merger agreement solely because of changes in the market price of shares of ARI common stock.

To review the description of the transaction in greater detail, see “The Mergers and Related Transactions—The Mergers” beginning on page 128.

Q:	Why are ARI and AMTG proposing the mergers?

A:	The residential mortgage REIT sector has faced significant headwinds in recent years for a variety of reasons, including volatility in the fixed income markets, significant uncertainty regarding the outlook for interest rates and, more recently, widening spreads on RMBS.

Since 2013, AMTG common stock has traded at a substantial discount to AMTG’s net asset value per share (“book value”), which has both resulted in unsatisfactory returns to AMTG’s long-term common stockholders and limited AMTG’s ability to grow. This discount has widened since the first quarter of 2015.

In the last several years, AMTG explored a number of potential acquisitions and joint ventures to increase its size and scope which did not occur, in part, given that shares of AMTG common stock were trading at a discount to book value.

Over a similar period, ARI has had stronger financial performance and has grown significantly, reaching a total equity capitalization of $1.4 billion as of December 31, 2015.

As a result of these trends and the relative trading prices of AMTG common stock and ARI common stock, the board of directors of AMTG (the “AMTG Board”) believed that a combination with ARI was in the best interests of AMTG stockholders given, in part, that (i) the value received for AMTG common stock would likely represent a substantially higher percentage of book value than the trading price of AMTG’s common stock on February 25, 2016 (the last trading day prior to announcement of the transaction), when considering that the closing price of AMTG common stock of $10.14 on that day represented only 61.83% of the book value per share of $16.40 reported on December 31, 2015 (the last reported book value prior to the announcement of the Proposed Transaction) as compared to the value in the Proposed Transaction of 89.75% of book value as of the Pricing Date, (ii) the value received by the AMTG common stockholders would likely represent a premium to the trading price of AMTG common stock on February 25, 2016 and (iii) the stock portion of the Per Common Share Merger Consideration would provide AMTG common stockholders with an opportunity to participate in the future prospects of the Combined Company.

As of the Pricing Date, the Per Common Share Merger Consideration represented an implied premium of approximately 36.3% to the closing price of AMTG common stock of $10.14 per share on February 25, 2016 (the last trading day prior to announcement of the transaction) and using the closing price of $16.68 per share of the ARI common stock on July 22, 2016.

The Combined Company is expected to have increased liquidity and scale and will focus on investing in the commercial mortgage sector, which has performed significantly better than the residential mortgage sector. To review the reasons of the special committee of independent directors (the “ARI Special Committee”) of the board of directors of ARI (the “ARI Board”) and the special committee of independent directors (the “AMTG Special Committee”) of the AMTG Board in greater detail, see “Special Factors—AMTG’s Reasons for the Transactions and Recommendation of AMTG’s Board of Directors” beginning on page 39 and “Special Factors—ARI’s Reasons for the Transactions” beginning on page 42.

Q:	Why am I receiving this proxy statement/prospectus?

A:	The AMTG Board is using this proxy statement/prospectus to solicit proxies of holders of AMTG common stock in connection with the merger agreement and the mergers and to provide notice to holders of AMTG Series A Preferred Stock of the mergers though such holders are not entitled to vote on the mergers. In addition, ARI is using this proxy statement/prospectus as the prospectus by which ARI will register the ARI common stock and ARI Series C Preferred Stock to be issued to AMTG stockholders in the mergers.

In order to complete the mergers, holders of AMTG common stock must vote to approve the First Merger and the other transactions contemplated by the merger agreement.

AMTG will hold the AMTG special meeting to obtain this approval. This proxy statement/prospectus contains important information about the mergers and the AMTG special meeting, and you should read it carefully. The enclosed materials allow holders of AMTG common stock to have their shares voted at the AMTG special meeting.

We encourage you to authorize a proxy to vote your shares of AMTG common stock as promptly as possible.

Q:	When and where will the AMTG special meeting be held?

A:	The AMTG special meeting will be held at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, on August 24, 2016, commencing at 9:00 a.m., local time.

Q:	Who is entitled to vote at the AMTG special meeting?

A:	All holders of AMTG common stock of record (or their duly authorized proxy) as of the close of business on July 12, 2016 (the “Record Date”) the record date for determining stockholders entitled to notice of and to vote at the AMTG special meeting, are entitled to receive notice of and to vote at the AMTG special meeting. As of the record date, there were 31,895,226 shares of AMTG common stock outstanding and entitled to vote at the AMTG special meeting, held by approximately 174 holders of record. Each share of AMTG common stock is entitled to one vote on each proposal presented at the AMTG special meeting.

As of the record date, there were 6,900,000 shares of AMTG Series A Preferred Stock outstanding, held by 1 holder of record. Holders of record of AMTG Series A Preferred Stock at the close of business on the record date are entitled to notice of, but may not vote at, the AMTG special meeting as well as notice of the Second Merger though they will not be entitled to vote in connection with the Second Merger.

Q:	What constitutes a quorum?

A:	AMTG’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum at a meeting of its stockholders.

Shares that are voted and shares abstaining from voting are treated as being present at the AMTG special meeting for purposes of determining whether a quorum is present.

Q:	What vote is required to approve the proposals at the AMTG special meeting?

A:	Approval of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of AMTG common stock. In addition, the closing of the mergers is conditioned upon the holders of at least a majority of the outstanding shares of AMTG common stock that are beneficially owned by persons unaffiliated with Apollo Global Management, LLC (“Apollo”) approving the proposal to approve the First Merger and the other transactions contemplated by the merger agreement.

Approval of the proposal to adjourn the AMTG special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal.

Approval of the Merger-Related Named Executive Officer Compensation Proposal requires the affirmative vote of a majority of the votes cast on such proposal. The AMTG stockholders’ vote regarding the Merger-Related Named Executive Officer Compensation Proposal is an advisory vote only and therefore is not binding on AMTG or the AMTG Board or the AMTG Special Committee.

Your vote is important. We encourage you to authorize a proxy as promptly as possible.

Q:	If my shares of AMTG common stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares of AMTG common stock for me?

A:	Under Rule 452 of the New York Stock Exchange (the “NYSE”), brokers and other nominees are not permitted to vote on “non-routine” matters without instructions. The only proposals to be voted on at the AMTG special meeting are “non-routine” under Rule 452 of the NYSE and, accordingly, unless you instruct your broker or other nominee how to vote your shares of AMTG common stock, as applicable, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote shares of AMTG common stock held in street name by returning a proxy card directly to AMTG or by voting in person at the AMTG special meetings unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

Q:	What happens if I do not vote for a proposal?

A:	Abstentions will have the same effect as votes cast AGAINST the proposal to approve the First Merger and the other transactions contemplated by the merger agreement but will have no effect on the proposal to adjourn the AMTG special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement or on the Merger-Related Named Executive Officer Compensation Proposal. Abstentions will be counted in determining the presence of a quorum.

There can be no broker non-votes at the AMTG special meeting, so failure to provide instructions to your broker or other nominee on how to vote will result in your shares not being counted as present at the AMTG special meeting and will have the same effect as votes cast AGAINST the proposal to approve the First Merger and the other transactions contemplated by the merger agreement but will have no effect on the proposal to adjourn the AMTG special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement or on the Merger-Related Named Executive Officer Compensation Proposal. A broker non-vote is a vote that is not cast on a non-routine matter because the shares entitled to cast the vote are held in street name, the broker lacks discretionary authority to vote the shares and the broker has not received voting instructions from the beneficial owner.

Q:	If I am an AMTG common stockholder, should I send in my stock certificates with my proxy card?

A:	NO. Please DO NOT send your AMTG stock certificates with your proxy card. If the First Merger and the other transactions contemplated by the merger agreement are approved, you will be sent written instructions for exchanging your stock certificates.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed mergers?

A:	AMTG stockholders should read the discussion under the heading “The Mergers and Related Transactions—Material U.S. Federal Income Tax Considerations” beginning on page 129 of this proxy statement/prospectus and consult their tax advisors as to the U.S. federal income tax consequences of the mergers and of the acquisition, holding and disposition of ARI common stock and ARI Series C Preferred Stock received in the mergers, as well as the effects of state, local and non-U.S. tax laws.

Q:	Will I continue to receive distributions on my AMTG common stock?

A:

From the Pricing Date until the closing of the mergers (or termination of the merger agreement), AMTG generally is prohibited by the merger agreement from paying dividends or other distributions to its common stockholders without the prior written consent of ARI. However, the merger agreement provides that AMTG may continue to pay dividends as necessary to maintain its qualification as a real estate investment trust (“REIT”) and avoid incurring certain taxes under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Per Share Cash Consideration will be reduced to the extent a dividend or other distribution to AMTG stockholders is declared or paid at any time following the Pricing Date but with a record date prior to the closing of the mergers.

Q:	Are AMTG stockholders entitled to appraisal rights?

A:	No. AMTG’s charter provides that AMTG’s stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under the Maryland General Corporation Law (the “MGCL”) unless the AMTG Board, upon the affirmative vote of a majority of the AMTG Board, determines that such rights apply. The AMTG Board has not made (and is not permitted to make under the terms of the merger agreement) such determination.

Q:	How do the AMTG Special Committee and the AMTG Board recommend that AMTG common stockholders vote?

A:	AMTG delegated authority to the AMTG Special Committee to consider, analyze, review, evaluate, determine and recommend whether to pursue the mergers and related matters and if a determination to pursue the mergers and related matters was made, to negotiate the terms and conditions of such mergers and related matters.

The AMTG Board, acting upon the unanimous recommendation of the AMTG Special Committee, has unanimously, with the exception of Mark C. Biderman, who recused himself from deliberations relating to the mergers, (i) determined that the merger agreement, the mergers and the other transactions contemplated thereby are advisable and in the best interests of AMTG and its stockholders, and (ii) approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement.

The AMTG Board, acting upon the unanimous recommendation of the AMTG Special Committee, unanimously, with the exception of Mark C. Biderman, who recused himself from deliberations relating to the mergers, recommends that AMTG common stockholders vote FOR the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, FOR the proposal to adjourn the AMTG special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, and FOR the Merger-Related Named Executive Officer Compensation Proposal. For a more complete description of the recommendation of the AMTG Special Committee and the AMTG Board, see “Special Factors—AMTG’s Reasons for the Transactions and Recommendation of AMTG’s Board of Directors” beginning on page 39.

Q:	Do any of AMTG’s executive officers or directors have interests in the mergers that may differ from those of AMTG stockholders?

A:	Yes. AMTG’s executive officers and directors have interests in the mergers that are different from, or in addition to, their interests as AMTG stockholders. The members of the AMTG Special Committee and the AMTG Board were aware of and considered these interests, among other matters, in evaluating the merger agreement and the mergers, and in recommending that AMTG common stockholders vote FOR the proposal to approve the First Merger and the other transactions contemplated by the merger agreement.

AMTG is managed by ARM Manager, LLC (the “AMTG Manager”), an indirect subsidiary of Apollo. Certain of the members of the AMTG Board have relationships with Apollo as set forth below:

•	Michael A. Commaroto is the president and chief executive officer of the AMTG Manager, an affiliate of Apollo, and has been an officer of Vantium Management, L.P., a portfolio company of a fund managed by an affiliate of Apollo;

•	James E. Galowski is an employee of an entity affiliated with Apollo; and

•	Frederick N. Khedouri is an employee of an entity affiliated with Apollo.

In addition, (i) Mark C. Biderman is a member of both the AMTG Board and the ARI Board and has recused himself from all deliberations relating to the mergers and (ii) Hope S. Taitz is a member of both the AMTG Board and the board of directors of Athene Holding Ltd. (together with its subsidiaries, “Athene”), an affiliate of Apollo and the parent company of Athene USA Corporation (“Athene USA”). Ms. Taitz is also a member of the conflicts committee of the board of directors of Athene Holding Ltd., but she was not a member of the special sub-committee of the conflicts committee that considered the transactions between ARI and Athene.

For a description of these interests, refer to the section entitled “Special Factors—Interests of AMTG’s Directors and Officers in the Transaction” beginning on page 84.

Q:	What happens to AMTG’s management agreement with the AMTG Manager if the mergers are consummated?

A:	AMTG’s management agreement with AMTG Manager will continue in full force and effect until the consummation of the mergers, at which point the AMTG management agreement will be assigned to ARI. If the mergers are consummated, ACREFI Management, LLC (the “ARI Manager”) has agreed, pursuant to a letter agreement between ARI and the ARI Manager, that any management fees paid by ARI to the AMTG Manager pursuant to the AMTG management agreement will offset, and therefore reduce (but not below zero), ARI’s obligation to pay corresponding management fees to the ARI Manager under ARI’s management agreement.

In addition, AMTG has entered into a letter agreement with the AMTG Manager, pursuant to which the AMTG Manager has agreed to perform such services as may be necessary to enable AMTG to consummate the mergers and other transactions contemplated by the merger agreement in accordance with the terms thereof, including assisting AMTG and its subsidiaries in performing and complying with AMTG’s obligations under the merger agreement.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by authorizing a proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of AMTG common stock will be represented and voted at the AMTG special meeting.

Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available to you.

The method by which you authorize a proxy will in no way limit your right to vote at the AMTG special meeting if you later decide to attend the meeting in person. However, if your shares of AMTG common stock are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at the AMTG special meeting.

Q:	How will my proxy be voted?

A:

All shares of AMTG common stock entitled to vote and represented by properly completed proxies received prior to the AMTG special meeting, and not revoked, will be voted at the AMTG special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of AMTG common stock should be voted on a matter, the shares of AMTG common stock represented by your proxy will be voted as the AMTG Board recommends and therefore FOR the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, FOR the proposal to adjourn the AMTG special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, and FOR the Merger-Related Named Executive Officer Compensation Proposal. If you do not provide voting instructions to your broker or other nominee, your shares of AMTG common stock will NOT be voted at the meeting and will be considered broker non-votes.

Q:	May I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is exercised at the AMTG special meeting, as applicable. If you are a holder of record of AMTG common stock as of the close of business on the record date, you may do this in any of the three following ways:

•	by sending a written notice to the Secretary of AMTG at the address set forth below in time to be received before the AMTG special meeting stating that you are revoking your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the AMTG special meeting or by authorizing a later dated proxy by the Internet or telephone in which case your later-dated proxy will be recorded and your earlier proxy revoked; or

•	by attending the AMTG special meeting and voting in person. Simply attending the AMTG special meeting without voting will not revoke your proxy or change your vote.

If your shares of AMTG common stock are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

Q:	What happens if I sell my shares of AMTG common stock after the record date but before the AMTG special meeting?

A.	The record date for the AMTG special meeting (the close of business on July 12, 2016) is earlier than the date of the AMTG special meeting and the date that the mergers are expected to be completed. If you sell or otherwise transfer your shares of AMTG common stock after the record date but before the date of the AMTG special meeting, you will retain your right to vote at the AMTG special meeting (unless otherwise agreed between you and the transferee). However, you will not have the right to receive the merger consideration to be received by AMTG’s common stockholders in the First Merger. In order to receive the merger consideration, you must hold your shares of AMTG common stock through completion of the First Merger.

Q:	What should I do if I receive more than one set of voting materials for the AMTG special meeting?

A:	You may receive more than one set of voting materials for the AMTG special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of AMTG common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of AMTG common stock. If you are a holder of record and your shares of AMTG common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please authorize your proxy by telephone or over the Internet.

Q:	Is completion of the mergers subject to any conditions?

A.	Yes. In addition to the approval of the First Merger and the other transactions contemplated by the merger agreement by the requisite holders of AMTG common stock, completion of the mergers requires the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement. For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the mergers, see “The Agreements—Description of the Merger Agreement—Conditions to Completion of the First Merger” beginning on page 175 of this proxy statement/prospectus.

Q:	When are the proposed mergers expected to be completed?

A:	AMTG and ARI are working towards completing the mergers promptly. AMTG and ARI currently expect to complete the mergers in the second half of 2016, subject to receipt of AMTG common stockholder approval and satisfaction of the other closing conditions. However, no assurance can be given as to when, or if, the mergers will occur.

Q:	What happens if the mergers are not completed?

A:	If the First Merger and the other transactions contemplated by the merger agreement are not approved by the AMTG common stockholders or if the mergers are not completed for any other reason, you will not receive any form of consideration in connection with the mergers. Instead, AMTG will remain an independent public company and its shares of common stock and AMTG Series A Preferred Stock will continue to be listed and traded on the NYSE. If the merger agreement is terminated under certain circumstances, AMTG may be required to pay ARI a termination payment of $12,000,000 (or in certain circumstances, $7,500,000) or to reimburse ARI in respect of certain expenses related to the mergers, as described under “The Agreements—Description of the Merger Agreement—Termination of the Merger Agreement” beginning on page 177.

Q:	Does AMTG expect to hold its regularly scheduled 2016 annual meeting of stockholders?

A.	If the mergers are consummated, AMTG will not hold its 2016 annual meeting of stockholders. If, however, the mergers are not consummated as contemplated by the merger agreement, AMTG will determine at a later date the time and place for its 2016 annual meeting of stockholders for, among other things, the election of directors.

Q:	Who can answer my questions?

A:	If you have any questions about the mergers or how to authorize a proxy to vote your shares or need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

Apollo Residential Mortgage, Inc.

Attention: Secretary

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

www. apolloresidentialmortgage.com

Proxy Solicitor:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Toll-Free: 855-928-4478

Apollo@allianceadvisorsllc.com

SUMMARY

The following summary highlights only selected information contained elsewhere in this proxy statement/prospectus and may not contain all the information that is important to you. Accordingly, you are encouraged to read this proxy statement/prospectus carefully and in its entirety, including its Annexes and the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 233.

References to “AMTG” or the “Company” are references to Apollo Residential Mortgage, Inc., a Maryland corporation. References to “ARI” are references to Apollo Commercial Real Estate Finance, Inc., a Maryland corporation. References to “we” or “our” and other first person references in this proxy statement/prospectus refer to both AMTG and ARI, before completion of the mergers. We sometimes refer to ARI following the closing of the mergers as the “Combined Company.”

Parties to the Transaction

Apollo Commercial Real Estate Finance, Inc. (See page 90)

ARI is a Maryland corporation that was incorporated in 2009 and that has elected to be taxed as a REIT for U.S. federal income tax purposes. ARI generally is not subject to U.S. federal income taxes on its net taxable income to the extent that it annually distributes its net taxable income to stockholders and maintains its qualification as a REIT. ARI also operates its business in a manner intended to allow it to remain excluded from registration as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). ARI primarily originates, acquires, invests in and manages performing first mortgage loans, subordinate financings, commercial mortgage-backed securities (“CMBS”) and other commercial real estate-related debt investments. These asset classes are referred to as ARI’s target assets.

ARI is externally managed and advised by ACREFI Management, LLC (the “ARI Manager”), an indirect subsidiary of Apollo, which together with its subsidiaries, is a leading global alternative investment manager with a contrarian and value oriented investment approach in private equity, credit and real estate. The ARI Manager is led by an experienced team of senior real estate professionals who have significant experience in underwriting and structuring commercial real estate financing transactions. ARI benefits from Apollo’s global infrastructure and operating platform, through which ARI is able to source, evaluate and manage potential investments in ARI’s target assets. ARI does not have any employees; all of its officers are employees of the ARI Manager or one of its affiliates.

ARI’s principal business objective is to make investments in its target assets in order to provide attractive risk adjusted returns to its stockholders over the long term, primarily through dividends and secondarily through capital appreciation.

Arrow Merger Sub, Inc. (See page 91)

Arrow Merger Sub, Inc., or “Merger Sub”, a direct wholly owned subsidiary of ARI, is a Maryland corporation formed on February 22, 2016 for the purpose of entering into the merger agreement. Pursuant to the First Merger (described below), Merger Sub will be merged with and into AMTG, with AMTG surviving as a subsidiary of ARI. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Apollo Residential Mortgage, Inc. (See page 91)

AMTG was incorporated in Maryland on March 15, 2011 and commenced operations on July 27, 2011. AMTG is structured as a holding company and conducts its business primarily through ARM Operating, LLC and its other operating subsidiaries. AMTG has elected to be taxed as a REIT for U.S. federal income tax purposes. AMTG generally is not subject to U.S. federal income taxes on its net taxable income to the extent that it annually distributes its net taxable income to stockholders and maintains its qualification as a REIT. AMTG also operates its business in a manner that it believes will allow it to remain excluded from registration as an investment company under the 1940 Act. AMTG is externally managed and advised by ARM Manager, LLC (the “AMTG Manager” and, together with the ARI Manager, the “Managers”), an indirect subsidiary of Apollo. AMTG does not have any employees; all of its officers are employees of the AMTG Manager.

At March 31, 2016, AMTG’s portfolio was comprised of approximately $3.1 billion of Agency RMBS (comprised of pass-through and interest-only (“IO”) securities), non-Agency RMBS, securitized mortgage loans, and other mortgage and mortgage related investment securities and other mortgage related investments. “Agency” when used herein refers to a federally chartered corporation, such as Fannie Mae or Freddie Mac, or an agency of the United States (or, U.S.) Government, such as Ginnie Mae or the U.S. Small Business Administration.

The Mergers

ARI and AMTG have entered into a merger agreement pursuant to which (i) Merger Sub will merge with and into AMTG, with AMTG as the surviving entity in such merger, and (ii) promptly thereafter, AMTG will merge with and into ARI, with ARI as the surviving entity in such merger.

The consideration payable to the holders of AMTG common stock consists of a combination of cash and ARI common stock. Each share of AMTG common stock outstanding as of immediately prior to the effective time of the First Merger will be converted into the right to receive (i) the Per Share Stock Consideration and (ii) an amount of cash equal to (A) $6.86 per share less (B) the per share amount of any dividend declared or paid by AMTG in respect of the AMTG common stock between the Pricing Date and the consummation of the transaction, plus (C) in the event the consummation of the mergers does not occur by the date that is 45 days after the Pricing Date, an amount of cash equal to $0.001283 per share per day from and including September 5, 2016, to but excluding the last business day before the consummation of the mergers.

Each outstanding share of AMTG Series A Preferred Stock will remain issued and outstanding as a result of the First Merger, and at the effective time of the Second Merger, will automatically be converted into the right to receive one newly issued share of ARI Series C Preferred Stock, having preferences, rights and privileges substantially similar to the preferences, rights and privileges of the AMTG Series A Preferred Stock.

Immediately prior to the consummation of the First Merger, each outstanding AMTG Restricted Share which was not then vested shall vest and be converted into the right to receive, with respect to the share of the AMTG common stock underlying such AMTG Restricted Share, the Per Common Share Merger Consideration.

As of the Pricing Date, the Per Common Share Merger Consideration represented an implied premium of approximately 36.3% to the closing price of AMTG common stock of $10.14 per share on February 25, 2016 (the last trading day prior to announcement of the transaction) and using the closing price of $16.68 per share of ARI common stock on July 22, 2016.

Board Reasons & Recommendation

The residential mortgage REIT sector has faced significant headwinds in recent years for a variety of reasons, including volatility in the fixed income markets, significant uncertainty regarding the outlook for interest rates and, more recently, widening spreads on RMBS.

Since 2013, AMTG common stock has traded at a substantial discount to AMTG’s net asset value per share (“book value”), which has both resulted in unsatisfactory returns to AMTG’s long-term common stockholders and limited AMTG’s ability to grow. This discount has widened since the first quarter of 2015.

In the last several years, AMTG explored a number of potential acquisitions and joint ventures to increase its size and scope which did not occur, in part, given that shares of AMTG common stock were trading at a discount to book value.

Over a similar period, ARI has had stronger financial performance and has grown significantly, reaching a total equity capitalization of $1.4 billion as of December 31, 2015.

As a result of these trends and the relative trading prices of AMTG common stock and ARI common stock, the AMTG Board believed that a combination with ARI was in the best interests of AMTG stockholders given, in part, that (i) the value received for AMTG common stock would likely represent a substantially higher percentage of book value than the trading price of AMTG’s common stock on February 25, 2016 (the last trading day prior to announcement of the transaction), when considering that the closing price of AMTG common stock of $10.14 on that day represented only 61.83% of the book value per share of $16.40 reported on December 31, 2015 (the last reported book value prior to the announcement of the Proposed Transaction) as compared to the value in the Proposed Transaction of 89.75% of book value as of the Pricing Date, (ii) the value received by the AMTG common stockholders would likely represent a premium to the trading price of AMTG common stock on February 25, 2016 and (iii) the stock portion of the Per Common Share Merger Consideration would provide AMTG common stockholders with an opportunity to participate in the future prospects of the Combined Company.

AMTG Board Reasons & Recommendation

The AMTG Board, acting upon the unanimous recommendation of the AMTG Special Committee, has unanimously, with the exception of Mark C. Biderman, who recused himself from all deliberations relating to the mergers, (i) determined that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are advisable and in the best interests of AMTG and its stockholders, and (ii) approved the merger agreement, the mergers and the other transactions contemplated thereby.

The AMTG Board, acting upon the unanimous recommendation of the AMTG Special Committee, unanimously, with the exception of Mark C. Biderman, who recused himself from all deliberations relating to the mergers, recommends that AMTG common stockholders vote FOR the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement and FOR the Merger-Related Named Executive Officer Compensation Proposal.

The AMTG Special Committee and the AMTG Board consulted with their respective advisors and considered many factors in making their respective determinations that it is in the best interests of AMTG and its stockholders for AMTG to enter into the mergers and the other transactions contemplated by the merger agreement at this time, including the fact that, based on the relative trading prices of AMTG common stock and ARI common stock, the AMTG Special Committee and the AMTG Board believed that a combination with ARI was in the best interests of AMTG stockholders given, in part, that (i) the value received by the AMTG common stockholders for AMTG common stock would likely represent a substantially higher percentage of book value than the trading price of AMTG’s common stock on February 25, 2016 (the last trading day prior to announcement of the Proposed Transaction), when considering that the closing price of AMTG common stock of $10.14 on that day represented only 61.83% of the book value per share of $16.40 reported on December 31, 2015 (the last reported book value prior to the announcement of the Proposed Transaction) as compared to the value for AMTG common stock in the Proposed Transaction of 89.75% of the book value per share as of the Pricing Date, (ii) the value received by the AMTG common stockholders would likely represent a premium to the trading price of AMTG common stock on February 25, 2016 in light of historical levels of changes to AMTG’s book value, offset in part by the possibility there would be no or a negative premium if AMTG’s book value decreased at a greater rate than historically and (iii) the stock portion of the Per Common Share Merger Consideration would provide AMTG common stockholders with an opportunity to participate in the future prospects of the Combined Company. Although some of these factors were present for a period of time prior to the decision to enter into the Proposed Transaction, the AMTG Special Committee and the AMTG Board believed that the relative book values of ARI and AMTG as compared to their trading prices on February 25, 2016, when considered in light of the foregoing factors, provided a situation that in the view of the AMTG Special Committee and the AMTG Board was in the best interests of the common stockholders of AMTG at that time. For a discussion of these factors, see “Special Factors—AMTG’s Reasons for the Transactions and Recommendation of AMTG’s Board of Directors” beginning on page 39 of this proxy statement/prospectus.

ARI Board Reasons

The ARI Board, acting upon the unanimous recommendation of the ARI Special Committee, unanimously, with the exception of Mark C. Biderman, who recused himself from all deliberations relating to the mergers, determined that the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the issuance of shares of ARI stock to AMTG stockholders in the mergers, are advisable and in the best interests of ARI and its stockholders.

In evaluating the mergers and the other transactions contemplated by the merger agreement, the ARI Special Committee and the ARI Board consulted with their respective advisors and considered many factors in making its determination that it is in the best interests of ARI and its stockholders to enter into the mergers and the other transactions contemplated by the merger agreement at this time. For a discussion of these factors, see “Special Factors—ARI’s Reasons for the Transactions” beginning on page 42 of this proxy statement/prospectus.

Opinion of the Financial Advisor to the AMTG Special Committee

Morgan Stanley & Co. LLC, which is referred to as Morgan Stanley, was retained by the AMTG Special Committee to act as its financial advisor in connection with the mergers. On February 25, 2016, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the AMTG Special Committee to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the merger consideration to be received by the holders of shares of AMTG common stock (excluding shares of AMTG common stock (i) held by ARI or Merger Sub or (ii) held by any subsidiary of ARI, Merger Sub or AMTG) pursuant to the merger agreement was fair from a financial point of view to the holders of shares of AMTG common stock.

The full text of the written opinion of Morgan Stanley, dated February 25, 2016, is attached as Annex G and is incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The summary of the opinion of Morgan Stanley in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. You are encouraged to, and should, read Morgan Stanley’s opinion and the section below captioned “Special Factors—Opinion of the Financial Advisor to the AMTG Special Committee” summarizing Morgan Stanley’s opinion carefully and in their entirety. Morgan Stanley’s opinion was directed to the AMTG Special Committee, in its capacity as such, and addresses only the fairness from a financial point of view of the merger consideration to be received by the holders of shares of AMTG common stock (excluding shares of AMTG common stock (i) held by ARI or Merger Sub or (ii) held by any subsidiary of ARI, Merger Sub or AMTG) pursuant to the merger agreement, as of the date of the opinion, and does not address any other aspects or implications of the mergers. It was not intended to, and does not, constitute advice or a recommendation to any stockholder of AMTG as to how to vote at any stockholders’ meeting to be held in connection with the mergers or whether to take any other action with respect to the mergers.

Opinion of the Financial Advisor to the ARI Special Committee

On February 25, 2016, Houlihan Lokey Capital, Inc., which we refer to as Houlihan Lokey, orally rendered its opinion to the ARI Special Committee (which was confirmed by delivery of Houlihan Lokey’s written opinion, dated February 25, 2016, to the ARI Special Committee) as to the fairness, from a financial point of view and as of such date, to ARI of the Per Common Share Merger Consideration to be paid by ARI in the First Merger, which opinion was based on and subject to the procedures followed, assumptions made and limitations and qualifications on the review undertaken and other matters considered by Houlihan Lokey in connection with its opinion. For purposes of Houlihan Lokey’s opinion, the term “Per Common Share Merger Consideration” refers to a pro rata portion of consideration consisting of cash and ARI common stock equal to 89.25% of the common equity book value of AMTG determined in accordance with the methodologies and a pricing date contemplated by the merger agreement.

Houlihan Lokey’s opinion was directed to the ARI Special Committee (in its capacity as such), only addressed the fairness, from a financial point of view and as of February 25, 2016, to ARI of the Per Common Share Merger Consideration to be paid by ARI in the First Merger and did not address any other portion, aspect or implication of the First Merger, the related transactions or otherwise or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex H to this proxy statement/prospectus and describes the procedures followed, assumptions made and limitations and qualifications on the review undertaken and other matters considered by Houlihan Lokey in connection with its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the ARI Special Committee, the ARI Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the First Merger, any related transactions or otherwise. See “Special Factors—Opinion of the Financial Advisor to the ARI Special Committee.”

Key Terms of the Merger Agreement

Conditions to Closing of the Mergers (See page 175)

The mergers cannot be consummated unless and until a number of customary conditions have been satisfied or waived, where legally permissible. These conditions include, among others:

•	approval of the First Merger and the other transactions contemplated by the merger agreement by the holders of a majority of the outstanding shares of AMTG common stock, including a majority of those shares that are beneficially owned by persons who are not affiliates of Apollo;

•	the Form S-4 registration statement, of which this proxy statement/prospectus is a part, having been declared effective and no stop order suspending the effectiveness of such Form S-4 having been issued and no proceeding to that effect having been commenced or threatened by the SEC;

•	the absence of any law, order or injunction issued by any governmental entity of competent jurisdiction or other legal restraint preventing, prohibiting or making illegal the consummation of the mergers or the other transactions contemplated by the merger agreement;

•	the accuracy of each party’s representations and warranties in the merger agreement (subject to materiality standards);

•	performance by each party in all material respects of all obligations required to be performed or complied with by it under the merger agreement;

•	no material adverse effect with respect to either party shall have occurred;

•	the receipt by each party of a tax opinion from such other party’s counsel regarding such other party’s qualification as a REIT;

•	ARI’s receipt of good standing certificates in respect of AMTG and each of its subsidiaries; and

•	the shares of ARI common stock and ARI Series C Preferred Stock to be issued to AMTG stockholders in the mergers having been approved for listing on the NYSE, subject to official notice of issuance at or prior to the closing of the mergers, and the articles supplementary (the “Articles Supplementary”) classifying the ARI Series C Preferred Stock to be issued in the mergers will have been filed with and accepted for record by the State Department of Assessments and Taxation of Maryland.

Neither AMTG nor ARI can give any assurance as to when or if all the conditions to the consummation of the mergers will be satisfied or waived or that the mergers will occur.

For more information regarding the conditions to the consummation of the mergers and a complete list of such conditions, see “The Agreements—Description of the Merger Agreement—Conditions to Completion of the First Merger” beginning on page 175.

Go-Shop Period; No Shop Period; Change in Recommendation (See page 166)

From the date of the merger agreement until 11:59 p.m. (Eastern Time) on April 1, 2016, which period we refer to as the “go-shop period,” AMTG and its subsidiaries and their respective representatives had the right to:

•	initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers relating to certain acquisition proposals, including by providing access to non-public information relating to AMTG and its subsidiaries to any person or entity and their representatives pursuant to an acceptable confidentiality agreement with such person or entity, as long as AMTG promptly made available the same non-public information to ARI if such information was not previously made available to ARI; and

•	engage or enter into, continue or otherwise participate in discussions or negotiations with any person or entity and their representatives with respect to certain acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any such acquisition proposals.

Upon the conclusion of the go-shop period, AMTG and its subsidiaries and their respective representatives were required to (i) immediately cease any solicitation activity with respect to any acquisition proposals or any discussions or negotiations with any person or entity (other than an “excluded party” (as defined in “The Agreements—Description of the Merger Agreement—Covenants and Agreements” beginning on page 163)) with respect to any acquisition proposals and (ii) request that each person or entity (other than an excluded party) promptly return to AMTG or its representatives any non-public information previously furnished to such person or entity by AMTG or its representatives and terminate access of any person or entity (other than an excluded party) to any electronic data room maintained by AMTG with respect to the mergers and the other transactions contemplated by the merger agreement.

As promptly as reasonably practicable, and in any event within three business days following the end of the go-shop period, AMTG was required to provide ARI with a written list identifying each excluded party, if any. Following the end of the go-shop period, the AMTG Special Committee confirmed to the ARI Special Committee that there were no excluded parties.

From and after 12:01 a.m. on April 2, 2016, AMTG is prohibited from furnishing non-public information to, engaging in discussions or negotiations with, or otherwise initiating or soliciting an Acquisition Proposal (as defined in “The Agreements—Description of the Merger Agreement—Covenants and Agreements” beginning on page 163) from, any person, in each case subject to certain limited exceptions necessary to comply with the duties of the AMTG Board. Prior to receiving AMTG common stockholder approval of the First Merger and the other transactions contemplated by the merger agreement, in the event that AMTG receives an unsolicited Acquisition Proposal not resulting from a violation of the merger agreement, AMTG may:

•	contact the person making such Acquisition Proposal solely to clarify the terms and conditions of the proposal;

•	provide non-public information and data concerning AMTG and its subsidiaries to the person making such proposal and such person’s representatives and potential financing sources (subject to such person’s execution of a confidentiality agreement prior to being provided with any such information); provided that AMTG makes all such non-public information and data available to ARI within twenty-four hours of providing it to such person; and

•	engage or participate in discussions or negotiations with such person, if the AMTG Board (or any committee thereof) has determined in good faith, after consulting with outside legal counsel and a nationally recognized third party financial advisor, that such proposal constitutes a Superior Proposal to the contemplated transaction or that such proposal would reasonably be likely to result in a Superior Proposal.

The merger agreement provides that the AMTG Board will not withdraw, withhold, qualify, amend or modify, in any manner adverse to ARI, the AMTG Board’s recommendation that AMTG common stockholders approve the First Merger and the transactions contemplated by the merger agreement, or authorize, adopt, approve, recommend or otherwise declare advisable, or propose publicly to approve or recommend or enter into any alternative Acquisition Proposal.

Notwithstanding the above, subject to certain procedural requirements and limitations as provided for in the merger agreement and described under “The Agreements—Description of the Merger Agreement—Covenants and Agreements” beginning on page 163 of this proxy statement/prospectus, if AMTG receives a written unsolicited bona fide Acquisition Proposal or in response to an intervening event, the AMTG Board may effect a change of recommendation under certain circumstances.

For more information regarding the limitations on AMTG and the AMTG Board to consider other competing proposals and its ability to withdraw the AMTG Board recommendation, see “The Agreements—Description of the Merger Agreement—Covenants and Agreements” beginning on page 163.

Termination of the Merger Agreement (See page 177)

The merger agreement may be terminated at any time before the effective time of the First Merger by the mutual consent of ARI and AMTG in a written instrument, even after approval by AMTG common stockholders.

In addition, the merger agreement may also be terminated prior to the effective time of the First Merger by either AMTG or ARI under the following circumstances, each subject to certain exceptions:

•	the First Merger has not been consummated on or before September 9, 2016 (which may be extended to October 26, 2016 upon written notice by either AMTG or ARI, in the event that all of the conditions for the closing of the mergers have been satisfied or waived but a governmental entity of competent jurisdiction has issued a law, order or injunction which prevents or prohibits the consummation of the mergers or the other transactions contemplated by the merger agreement);

•	the requisite stockholders of AMTG fail to approve the First Merger and the other transactions contemplated by the merger agreement at a duly convened special meeting;

•	a governmental entity of competent jurisdiction has issued a final, non-appealable law, order or injunction permanently restraining, enjoining or otherwise prohibiting the mergers (whether before or after the stockholders of AMTG approve the First Merger and the other transactions contemplated by the merger agreement); or

•	there has been a breach by the other party of any of the covenants or agreements or any inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of such other party, which breach cannot be or is not cured prior to the earlier of 30 days after written notice of the breach is given by the terminating party and the Outside Date.

The merger agreement may also be terminated by ARI prior to the approval of the First Merger by AMTG common stockholders, (i) if the AMTG Board has withdrawn or modified its recommendation to the AMTG common stockholders with respect to the First Merger, (ii) if the AMTG Board fails to reaffirm its recommendation to the AMTG common stockholders within 10 business days after (x) a competing proposal has been made public and (y) ARI has requested that the AMTG Board reaffirm its recommendation, or (iii) if AMTG has materially breached its obligations under non-solicitation provisions of the merger agreement.

The merger agreement may also be terminated by AMTG (i) at any time prior to the approval of the First Merger by AMTG common stockholders, in order to enter into an alternative acquisition agreement with respect to a competing proposal that the AMTG Board determines is more favorable to AMTG stockholders than the mergers; provided, that AMTG must substantially concurrently pay ARI the termination fee (described below) or (ii) if (x) all of the conditions to ARI’s obligation to consummate the First Merger have been satisfied or waived, (y) AMTG has confirmed in writing to ARI that it is ready, willing and able to consummate the First Merger and (z) ARI fails to consummate the First Merger within four business days of the date the consummation of the First Merger otherwise should have occurred under the merger agreement.

For more information regarding the termination rights of ARI and AMTG to terminate the merger agreement, see “The Agreements—Description of the Merger Agreement—Termination of the Merger Agreement” beginning on page 177.

Termination Fees and Expenses (See page 178)

Generally, all fees and expenses incurred in connection with the mergers and the transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses; however, ARI and AMTG will share equally all expenses relating to the printing, filing and mailing of this proxy statement/prospectus and the registration statement on Form S-4 of which this forms a part and certain transfer taxes and other similar expenses.

In addition, if the merger agreement is terminated by AMTG in order to enter into an agreement with respect to a Superior Proposal (as defined in “The Agreements—Description of the Merger Agreement—Termination Fee and Expenses Payable by AMTG to ARI” beginning on page 178) or by ARI because AMTG makes an adverse change in recommendation, AMTG may be obligated to pay ARI a termination fee of up to $12.0 million. In certain circumstances, if the AMTG common stockholders approve the First Merger at the AMTG special meeting, AMTG will reimburse ARI’s out-of-pocket fees and expenses up to a maximum of $6.0 million. For more information regarding payment of the termination fee and expenses payable by AMTG to ARI see “The Agreements—Description of the Merger Agreement—Termination Fee and Expenses Payable by AMTG to ARI” beginning on page 178.

Listing of Newly Issued ARI Common Stock

ARI is required to list the shares of ARI common stock that will be issued to holders of AMTG common stock in the First Merger on the NYSE, subject to official notice of issuance. For additional information on the listing of the shares of ARI common stock, see “The Mergers and Related Transactions—Listing of Newly Issued ARI Common Stock” beginning on page 128.

Listing of Newly Issued ARI Series C Preferred Stock

ARI is required to list the shares of ARI Series C Preferred Stock that will be issued to holders of AMTG Series A Preferred Stock in connection with the Second Merger on the NYSE, subject to official notice of issuance. For additional information on the listing of the shares of ARI Series C Preferred Stock, see “The Mergers and Related Transactions—Listing of Newly Issued ARI Series C Preferred Stock” beginning on page 129.

Delisting and Deregistration of AMTG Stock

After the mergers are completed, AMTG common stock and AMTG Series A Preferred Stock will be delisted from the NYSE and deregistered under the Exchange Act, and AMTG will no longer file periodic reports with the SEC. For additional information on the delisting and deregistering of the AMTG common stock and AMTG Series A Preferred Stock, see “The Mergers and Related Transactions—Delisting and Deregistration of AMTG Capital Stock” beginning on page 129.

Restriction on Sales of ARI Common Stock and ARI Series C Preferred Stock

The shares of ARI common stock and ARI Series C Preferred Stock issued in the mergers will not be subject to any restrictions on transfers arising under the Securities Act, except for those shares issued to any holder of AMTG common stock or AMTG Series A Preferred Stock who may be deemed an “affiliate” of ARI after the completion of the mergers. The shares of ARI common stock and ARI Series C Preferred Stock issued in the mergers will be subject to restrictions on ownership and transfers set forth in ARI’s charter, including the Articles Supplementary. For additional information on the restrictions on the ARI common stock and ARI preferred stock, see “The Mergers and Related Transactions—Restriction on Sales of ARI Common Stock and Preferred Stock” beginning on page 129.

Material U.S. Federal Income Tax Consequences

The receipt of the merger consideration in exchange for AMTG common stock or AMTG Series A Preferred Stock, as applicable, pursuant to the mergers will be a taxable transaction for U.S. federal income tax purposes. Generally, an AMTG common stockholder will recognize gain or loss for U.S. federal income tax purposes measured by the difference, if any, between (1) the amount of cash received and the fair market value of the ARI common stock received on the effective date of the First Merger and (2) such stockholder’s adjusted tax basis in its AMTG common stock exchanged for such merger consideration. Generally, a holder of AMTG Series A Preferred Stock will recognize gain or loss for U.S. federal income tax purposes measured by the difference, if any, between (1) the fair market value of the ARI Series C Preferred Stock received on the effective date of the Second Merger and (2) such holder’s adjusted tax basis in its AMTG Series A Preferred Stock exchanged for such merger consideration.

AMTG stockholders should read “The Mergers and Related Transactions—Material U.S. Federal Income Tax Considerations” beginning on page 129 for a more complete discussion of the U.S. federal income tax consequences of the mergers and of the acquisition, holding and disposition of ARI common stock and ARI Series C Preferred Stock received in the mergers. Tax matters can be complicated and the tax consequences of the mergers to an AMTG stockholder will depend on such holder’s particular circumstances. AMTG stockholders should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws, and applicable reporting requirements) of the mergers.

Management and Board of the Combined Company

The ARI Board immediately prior to the effective time of the Second Merger will serve as the board of directors of the Combined Company following the mergers, with Jeffrey M. Gault continuing to serve as the Chairman.

The executive officers of ARI immediately prior to the effective time of the Second Merger will serve as the executive officers of the Combined Company, with Stuart A. Rothstein continuing to serve as President and Chief Executive Officer.

Interests of AMTG’s Directors and Officers in the Transaction

Certain of AMTG’s executive officers and directors may have interests in the transaction that are different from, or in addition to, those of AMTG’s and ARI’s stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The AMTG Board was aware of these interests during its deliberations on the merits of the transaction and in deciding to approve the merger agreement and the transactions contemplated thereby. For additional information on the interests of AMTG’s directors and officers in the transaction, see “Special Factors—Interests of AMTG’s Directors and Officers in the Transaction” beginning on page 84.

Conversion of Outstanding Shares Pursuant to the First Merger

Shares of AMTG common stock owned by executive officers and directors of AMTG will be converted into the right to receive the Per Common Share Merger Consideration on the same terms and conditions as the other stockholders of AMTG. As of the Record Date, the executive officers and directors of AMTG beneficially owned, in the aggregate, 274,284 shares of AMTG common stock, excluding outstanding AMTG Restricted Shares. If all of the shares of AMTG common stock beneficially owned by the executive officers and directors of AMTG as of the Record Date (other than AMTG Restricted Shares) were converted into the right to receive the Per Common Share Merger Consideration in the First Merger, then the executive officers and directors would receive, based on the closing price of ARI common stock on July 22, 2016, total consideration with an aggregate value of $3,792,132.

Treatment of AMTG Restricted Shares

Under the merger agreement, immediately prior to the First Merger, each outstanding AMTG Restricted Share which was not then vested will vest and, upon consummation of the First Merger, will be converted into the right to receive the Per Common Share Merger Consideration, less applicable tax withholdings.

As a result of the transactions contemplated under the merger agreement, AMTG’s directors and executive officers who hold AMTG Restricted Shares would receive the following consideration in connection with the accelerated vesting prior to the First Merger:

Name	AMTG Restricted Shares (#)	Cash Consideration ($)	ARI Shares (#)	Aggregate Consideration ($)(1)
Mark C. Biderman	8,673	$59,507	3,621	$119,905
Thomas D. Christopoul	8,673	$59,507	3,621	$119,905
Frederick N. Khedouri	4,151	$28,482	1,733	$57,388
Frederick J. Kleisner	8,673	$59,507	3,621	$119,905
Hope S. Taitz	8,673	$59,507	3,621	$119,905
Michael A. Commaroto(2)	94,900	$651,024	39,627	$1,312,002

(1)	Aggregate consideration determined by adding the cash consideration to the value of the shares of ARI common stock using the closing price of ARI common stock on July 22, 2016.
(2)	This amount includes 72,380 AMTG Restricted Shares which were granted to Mr. Commaroto following the execution of the merger agreement (on March 17, 2016). Consistent with the treatment of AMTG Restricted Shares described above, these AMTG Restricted Shares will vest and be converted into the Per Common Share Merger Consideration upon the consummation of the First Merger.

Other Compensation Arrangements

It is anticipated that Mr. Commaroto will enter into arrangements with the AMTG Manager that will provide for a retention bonus in the amount of $400,000, plus an additional bonus in the amount of $66,667 for each full month Mr. Commaroto’s employment continues after July 1, 2016 (subject to proration for any partial month) and severance in the amount of $500,000 in connection with his continuing to provide services for a specified period following the closing of the mergers and his anticipated termination of employment thereafter. The payments will be made by the AMTG Manager or one or more of its affiliates and, other than with respect to liabilities relating to AMTG Restricted Shares, AMTG will have no liability with respect to these arrangements. In addition, at the time of the execution of the merger agreement, Mr. Commaroto was granted ARI restricted stock units with respect to 30,900 shares of ARI common stock that vest based upon the achievement of certain conditions.

Section 16 Matters

Pursuant to the merger agreement, AMTG is permitted to take all steps as may be required to cause to be exempt under Rule 16b-3 under the Exchange Act any dispositions of shares of AMTG common stock (including derivative securities with respect to such shares) that are treated as dispositions under Rule 16b-3 and result from the transactions contemplated under the merger agreement by each officer or director of AMTG who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to AMTG.

Indemnification and Insurance

For a period of 10 years after the effective time of the mergers, pursuant to the terms of the merger agreement and subject to certain limitations, the surviving entity will indemnify, defend and hold harmless among others, each individual covered by the AMTG governing documents or any indemnification or similar agreements, for actions at or prior to the effective time of the mergers, including with respect to the transactions contemplated by the merger agreement. In addition, pursuant to the terms of the merger agreement and subject to certain limitations, prior to the effective time of the mergers, AMTG may obtain and pay for a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of ten years after the closing date with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the time of the First Merger (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under AMTG’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage); provided, however, that the annual cost of such program may not exceed 250% of the annual premiums paid as of the date of the merger agreement by AMTG for directors’ and officers’ liability insurance (such 250% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual cost in excess of the Base Premium, AMTG may purchase the most advantageous policies of “tail” or “run-off” directors’ and officers’ insurance obtainable for an annual cost equal to the Base Premium. If AMTG obtains such insurance policy prior to the effective time of the First Merger, ARI shall cause such policy to be maintained in full force and effect, for its full term, and shall honor its obligations thereunder. Some of the directors and executive officers of AMTG are entitled to certain contractual payments, benefits and incentive awards in connection with the mergers, as described below.

For a description of these interests in greater detail, refer to the section entitled “Special Factors—Interests of AMTG’s Directors and Officers in the Transaction” beginning on page 84.

Interests of ARI’s Directors and Officers in the Transaction

Certain of ARI’s executive officers and directors may have interests in the transaction that are different from, or in addition to, those of AMTG’s and ARI’s stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The ARI Board was aware of these interests during its deliberations on the merits of the transaction and in deciding to approve the merger agreement and the other transactions contemplated thereby. For additional information on the interests of ARI’s directors and officers in the transaction, see “Special Factors—Interests of ARI’s Directors and Officers in the Transaction” beginning on page 89.

Accounting Treatment of the Transaction

ARI prepares its financial statements in accordance with U.S. generally accepted accounting principles, which we refer to as GAAP. The mergers will be accounted for by applying the acquisition method. See “The Mergers and Related Transactions—Accounting Treatment of the Transaction” beginning on page 128.

Voting by AMTG’s Directors and Officers

AMTG is making the statements included in this section solely for the purpose of complying with the disclosure requirements of Rule 13e-3 and related rules under the Exchange Act.

Under SEC rules, AMTG is required, to the extent known to AMTG after making reasonable inquiry, to state how any executive officer, director or affiliate of AMTG currently intends to vote its subject securities, within the meaning of Rule 13e-3, including any securities the person has proxy authority for and to state the reasons for such intended actions. Currently, there are no formal arrangements between AMTG and any of its executive officers, directors or affiliates relating to the manner in which such individuals in their capacity as AMTG common stockholders will vote for the First Merger and the other transactions contemplated by the merger agreement. After reasonable inquiry, AMTG has concluded that each executive officer, director or affiliate currently intends to vote its shares of AMTG common stock for (i) the approval of the First Merger and the transactions contemplated by the merger agreement, (ii) the proposal to approve one or more adjournments of the AMTG special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, and (iii) the Merger-Related Named Executive Officer Compensation Proposal, based on the factors considered by, and the analysis, discussion and resulting conclusions of, the AMTG Special Committee and the AMTG Board described in the section entitled “Special Factors—AMTG’s Reasons for the Transactions and Recommendation of AMTG’s Board of Directors” beginning on page 39 of this proxy statement/prospectus. In particular, the executive officers, directors or affiliates have based their consideration on the following factors, among others:

•	the fact that the merger agreement and the transactions contemplated thereby, including the mergers, were negotiated, determined to be advisable and in the best interests of AMTG and its stockholders, and approved by the AMTG Special Committee and the AMTG Board;

•	the fact that, based on the relative trading prices of AMTG common stock and ARI common stock, the AMTG Board believed that a combination with ARI was in the best interests of AMTG stockholders given, in part, that (i) the value received for AMTG common stock would likely represent a substantially higher percentage of book value than the trading price of AMTG’s common stock on February 25, 2016 (the last trading day prior to announcement of the transaction), when considering that the closing price of AMTG common stock of $10.14 on that day represented only 61.83% of the book value per share of $16.40 reported on December 31, 2015 (the last reported book value prior to the announcement of the Proposed Transaction) as compared to the value in the Proposed Transaction of 89.75% of book value as of the Pricing Date, (ii) the value received by the AMTG common stockholders would likely represent a premium to the trading price of AMTG common stock on February 25, 2016 and (iii) the stock portion of the Per Common Share Merger Consideration would provide AMTG common stockholders with an opportunity to participate in the future prospects of the Combined Company;

•	the fact that the Per Common Share Merger Consideration and the other terms and conditions of the merger agreement were negotiated on an arm’s-length basis under Maryland Law between the ARI Special Committee and the AMTG Special Committee;

•	the fact that the merger agreement permitted AMTG, subject to specific limitations and requirements set forth therein, to actively solicit alternative acquisition proposals from third parties, and to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such acquisition proposal through April 1, 2016, and thereafter AMTG may consider and respond to an unsolicited third-party acquisition proposal, and continue to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such acquisition proposal prior to the time AMTG’s common stockholders approve the proposal to approve the First Merger and the other transactions contemplated by the merger agreement;

•	the fact that the merger agreement permits the AMTG Board, subject to specific limitations and requirements set forth therein, to withdraw or change its recommendation that AMTG’s common stockholders vote in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement and to terminate the merger agreement and accept a superior proposal, in each case prior to the time AMTG’s common stockholders approve the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, subject to AMTG paying ARI a termination fee of $7.5 million or, in certain circumstances, $12.0 million; and

•	the fact that the First Merger is conditioned upon, among other matters, the AMTG stockholders’ approval of the First Merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of AMTG common stock entitled to vote on the First Merger, including the affirmative vote of the holders of at least a majority of the then outstanding shares of AMTG common stock that are beneficially owned by persons who are not affiliates of Apollo.

The foregoing discussion of the factors considered by executive officers, directors and affiliates of AMTG is not intended to be exhaustive but is believed to include all material factors considered by such holders of AMTG common stock in making a determination regarding whether to vote for (i) the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, (ii) the proposal to approve one or more adjournments of the AMTG special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, and (iii) the Merger-Related Named Executive Officer Compensation Proposal, for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. Such executive officers, directors and affiliates did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to whether to vote in favor of the mergers. Rather, such executive officers, directors and affiliates made their decision whether to vote in favor of the mergers after considering all of the factors as a whole.

Approval of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of AMTG common stock. In addition, the closing of the mergers is conditioned upon the holders of at least a majority of the outstanding shares of AMTG common stock that are beneficially owned by persons unaffiliated with Apollo approving the proposal to approve the First Merger and the other transactions contemplated by the merger agreement. The executive officers, directors and affiliates discussed in this “Voting by AMTG’s Directors and Officers” section will be not be entitled to vote as holders of outstanding shares of AMTG common stock that are beneficially owned by persons unaffiliated with Apollo.

Voting by Apollo Participants and ARI’s Directors and Officers

Certain of the Apollo Participants and certain of the directors and officers of ARI hold and are entitled to vote shares of the AMTG common stock at the AMTG special meeting. We believe that the Apollo Participants and such directors and officers of ARI intend to vote all of their shares of AMTG common stock FOR the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve one or more adjournments of the AMTG special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, and FOR the Merger-Related Named Executive Officer Compensation Proposal. Notwithstanding the foregoing, the First Merger is conditioned upon, among other things, the affirmative vote of the holders of at least a majority of the outstanding shares of AMTG common stock. In addition, the closing of the First Merger is conditioned upon the holders of at least a majority of the outstanding shares of AMTG common stock that are beneficially owned by persons unaffiliated with Apollo approving the proposal to approve the First Merger and the other transactions contemplated by the merger agreement. For additional information on the intended voting by the Apollo Participants and the directors and officers of ARI and the conditions to the First Merger, see “Special Factors—Voting by Apollo Participants and ARI’s Directors and Officers” beginning on page 122 and “The Agreements—Description of the Merger Agreement—Conditions to Completion of the First Merger” beginning on page 175.

Stockholder Appraisal Rights in the Mergers

Holders of AMTG common stock and AMTG Series A Preferred Stock are not entitled to exercise appraisal, dissenters’ or similar rights in connection with the mergers or the other transactions contemplated by the merger agreement. See “No Appraisal Rights” on page  232.

Comparison of Rights of AMTG Stockholders and ARI Stockholders

If the mergers are consummated, stockholders of AMTG will become stockholders of the Combined Company. As a result, the rights of the former AMTG stockholders will be governed by the MGCL and the charter and bylaws of ARI, rather than the charter and bylaws of AMTG. For a summary of certain differences between the rights of AMTG stockholders and ARI stockholders, see “Comparison of Stockholder Rights” beginning on page 228.

Financing of the Mergers

ARI’s obligation to consummate the mergers is not conditioned upon ARI having received any financing. In connection with the merger agreement and the transactions contemplated thereby, ARI entered into a commitment letter (the “Bridge Loan Commitment Letter”) with Athene’s subsidiary, Athene USA, dated February 26, 2016, pursuant to which Athene USA agreed to provide a senior secured term loan in an aggregate amount of up to $200.0 million subject to certain adjustments (the “Bridge Loan”). At or prior to the consummation of the mergers, ARI expects to enter into definitive documentation for the Bridge Loan. ARI will have the option to draw on the bridge loan facility to fund a portion of the cash component of the merger consideration and to pay fees and expenses incurred in connection with the mergers. The amount drawn will depend on a number of factors. The Bridge Loan’s stated maturity date will be the 364th day following the day on which the First Merger occurs. ARI will be required to use the net cash proceeds of the sale of assets under the asset purchase agreement (as defined in “—Key Terms of the Asset Purchase Agreement” below) to repay the Bridge Loan. This requirement is anticipated to result in the entire repayment of the Bridge Loan prior to its stated maturity date.

For more information regarding the financing of the mergers, see “The Agreements—Description of the Bridge Loan Commitment” beginning on page 184. We encourage you to carefully read the Bridge Loan Commitment Letter, a copy of which is attached as Annex C to this proxy statement/prospectus, in its entirety because it is the legal document governing the transactions contemplated thereby.

Key Terms of the Asset Purchase Agreement

In connection with ARI’s entry into the merger agreement, on February 26, 2016 ARI entered into an asset purchase and sale agreement (the “asset purchase agreement”) with Athene USA subsidiaries Athene Annuity & Life Assurance Company and Athene Annuity and Life Company (collectively, “Athene Annuity”), pursuant to which Athene Annuity has agreed to buy approximately $1.2 billion of certain assets of AMTG, primarily consisting of non-Agency residential mortgage backed securities, immediately following the effectiveness of the First Merger, which we refer to as the asset sale transaction. In order to consummate the asset sale transaction, Athene Annuity is required to obtain certain approvals from its applicable state insurance regulators. A copy of the asset purchase agreement is attached as Annex B to this proxy statement/prospectus and incorporated herein by reference. For a summary of the material provisions of the asset purchase agreement, see “The Agreements—Description of the Asset Purchase Agreement” beginning on page 180. We encourage you to carefully read the asset purchase agreement, a copy of which is attached as Annex B to this proxy statement/prospectus, in its entirety because it is the legal document governing the transactions contemplated thereby.

Key Terms of the Stock Purchase Agreement

On February 26, 2016 ARI also entered into a stock purchase agreement (referred to herein as the “stock purchase agreement”) with Athene USA. Under the stock purchase agreement, during the first 30 trading days following the closing of the mergers (or, under certain circumstances, a later date as set forth in the stock purchase agreement), Athene USA agreed to purchase (or cause one or more of its subsidiaries to purchase) up to $20 million (subject to reduction in certain circumstances) of shares of ARI common stock in the open market at the then-current market price if the quoted price per share of ARI common stock on the NYSE at any time during the 30-trading-day period is less than the per share value of the shares of ARI common stock issued to holders of AMTG common stock in the First Merger (which is fixed at $16.75) and hold such shares for 180 days thereafter. Athene USA’s commitment to purchase shares of ARI common stock is subject to certain limitations, restrictions and conditions, including that all purchases will be made only pursuant to a Rule 10b5-1 plan and in accordance with Rule 10b-18 under the Exchange Act and other restrictions imposed by applicable law. A copy of the stock purchase agreement is attached as Annex C to this proxy statement/prospectus and incorporated herein by reference. For a summary of the material provisions of the stock purchase agreement, see “The Agreements—Description of the Stock Purchase Agreement” beginning on page 185. We encourage you to carefully read the stock purchase agreement, a copy of which is attached as C to this proxy statement/prospectus, in its entirety because it is the legal document governing the transactions contemplated thereby.

Letter Agreements with the ARI Manager and the AMTG Manager

On February 26, 2016, ARI entered into a letter agreement (referred herein as the “ARI Manager letter agreement”) with the ARI Manager and ACREFI Operating, LLC, pursuant to which the ARI Manager agreed to perform such services and activities as may be necessary to enable ARI to consummate the mergers and the other transactions contemplated by the merger agreement in exchange for certain payments from ARI. On February 26, 2016, AMTG entered into a letter agreement (referred herein as the “AMTG Manager letter agreement”) with the AMTG Manager and ARM Operating, LLC, pursuant to which the AMTG Manager agreed to perform such services and activities as may be necessary to enable AMTG to consummate the mergers and the other transactions contemplated by the merger agreement. The AMTG Manager letter agreement also contains provisions that will reduce the aggregate amounts of management fees that otherwise would be payable to the AMTG Manager and the ARI Manager after the consummation of the mergers. Copies of the ARI Manager letter agreement and the AMTG Manager letter agreement are attached as Annexes E and F, respectively, to this proxy statement/prospectus and incorporated herein by reference. For a summary of the material provisions of the ARI Manager letter agreement and the AMTG Manager letter agreement, see “The Agreements—Description of Letter Agreements with the Managers” beginning on page 186.

Relationships among Apollo, AMTG, ARI and Athene

The ARI Manager and the AMTG Manager are the external managers of ARI and AMTG, respectively, pursuant to management agreements that provide for investment advisory services to be rendered to ARI and AMTG subject to the supervision of the respective boards of directors of ARI and AMTG. Each of the ARI Manager and the AMTG Manager is an indirect subsidiary of Apollo. As of June 2, 2016, certain affiliates of Apollo and the Apollo-affiliated directors and officers of ARI and AMTG collectively held approximately 2.3% of the outstanding shares of ARI common stock and approximately 1.8% of the outstanding shares of AMTG common stock (excluding from such percentages 94,900 AMTG restricted stock units held by Michael Commaroto and 30,900 and 146,667 ARI restricted stock units held by Michael Commaroto and Stuart Rothstein, respectively, in each case that have not yet settled in the form of common stock of AMTG and ARI as applicable).

Certain of the members of the AMTG Board have relationships with Apollo as set forth below:

•	Michael A. Commaroto is the president and chief executive officer of the AMTG Manager, an affiliate of Apollo, and has been an officer of Vantium Management, L.P., a portfolio company of a fund managed by an affiliate of Apollo;

•	James E. Galowski is an employee of an entity affiliated with Apollo; and

•	Frederick N. Khedouri is an employee of an entity affiliated with Apollo.

In addition, (i) Mark C. Biderman is a member of both the AMTG Board and the ARI Board and has recused himself from all deliberations relating to the mergers and (ii) Hope S. Taitz is a member of both the AMTG Board and the board of directors of Athene Holding Ltd. Ms. Taitz is also a member of the conflicts committee of the board of directors of Athene Holding Ltd., but she was not a member of the special sub-committee of the conflicts committee that considered the transactions between ARI and Athene.

AMTG does not have any employees; all of its officers are employees of the AMTG Manager. ARI does not have any employees; all of its officers are employees of the ARI Manager.

Apollo is a significant shareholder of Athene Holding Ltd., through which Apollo holds approximately 45% of the total voting power of Athene Holding Ltd. Athene’s invested assets are also managed by Athene Asset Management, L.P. (“AAM”), which is a subsidiary of Apollo. Certain of Athene Holding Ltd.’s directors are also employees of Apollo and directors of AAM, and Athene Holding Ltd.’s Chief Executive Officer is the Chief Executive Officer and an equity holder of AAM.

Litigation Related to the Mergers and Related Transactions

After the announcement of the execution of the merger agreement, two putative class action lawsuits challenging the proposed First Merger, captioned Aivasian v. Apollo Residential Mortgage, Inc., et al., No. 24-C-16-001532 and Wiener v. Apollo Residential Mortgage, Inc., et al., No. 24-C-16-001837 were filed in the Circuit Court for Baltimore City (or, the Court). A putative class and derivative lawsuit was later filed in the same Court captioned Crago v. Apollo Residential Mortgage, Inc., No. 24-C-16-002610. Following a hearing on May 6, 2016, the Court entered orders among other things, consolidating the three actions under the caption In Re Apollo Residential Mortgage, Inc. Shareholder Litigation, Case No.: 24-C-16-002610. The plaintiffs have designated the Crago complaint as the operative complaint. The operative complaint includes both direct and derivative claims, names as defendants AMTG, the AMTG Board, ARI, Merger Sub, Apollo and Athene and alleges, among other things, that the members of the AMTG Board breached their fiduciary duties to the AMTG stockholders and that the other corporate defendants aided and abetted such fiduciary breaches. The operative complaint further alleges, among other things, that the proposed First Merger involves inadequate consideration, was the result of an inadequate and conflicted sales process, and includes unreasonable deal protection devices that purportedly preclude competing offers. It also alleges that the transactions with Athene are unfair and that the registration statement on Form S-4 filed with the SEC on April 6, 2016 contains materially misleading disclosures and omits certain material information. The operative complaint seeks, among other things, certification of the proposed class, declaratory relief, preliminary and permanent injunctive relief, including enjoining or rescinding the First Merger, unspecified damages, and an award of other unspecified attorneys’ and other fees and costs. On May 6, 2016, counsel for the plaintiffs filed with the Court a stipulation seeking the appointment of interim co-lead counsel, which stipulation was approved by the court on June 9, 2016. The defendants believe that the claims asserted in the complaints are without merit and intend to vigorously defend the lawsuits. See “Litigation Related to the Mergers and Related Transactions” on page 187.

SPECIAL FACTORS

Purposes, Alternatives, Reasons and Effects

Background of the Transactions

Since AMTG’s inception, the AMTG Board periodically has reviewed possible ways of growing AMTG’s equity capitalization and total assets and of increasing stockholder value. Since 2013, AMTG’s ability to accomplish these objectives has been adversely impacted by market conditions and other factors. The residential mortgage REIT sector has faced significant headwinds in recent years for a variety of reasons, including volatility in the fixed income markets, significant uncertainty regarding the outlook for interest rates and, more recently, widening spreads on RMBS. Also since 2013, AMTG’s shares of common stock have traded at a substantial discount to AMTG’s net asset value per share, which results in unsatisfactory returns to long-term stockholders and makes any equity capital raising activity dilutive. Because of these circumstances, since 2013 AMTG has been and continues to be unable to raise growth capital on acceptable terms, and accordingly, has been unable to increase its size and scale through capital market transactions. Pursuant to its obligations under the AMTG management agreement, the AMTG Manager similarly has been focused on the various challenges faced by AMTG.

The issues faced by AMTG were rendered more acute by the fact that AMTG’s net book value per share declined by 14% or $2.72 per share during 2015.

Since 2013, the AMTG Board and the AMTG Manager have considered various different approaches to addressing the challenges facing AMTG. The possible means considered by the AMTG Board and the AMTG Manager to address these challenges included changing AMTG’s strategic focus; changing its investment strategy; changing its capital allocation policies; and exploring various business combination transactions, including acquisitions, dispositions and joint ventures, both with third parties and with Apollo affiliates and/or portfolio companies of funds managed by affiliates of Apollo. These various alternatives were considered by the AMTG Board and the AMTG Manager because they potentially might have improved AMTG’s financial performance, helped it grow, or both.

These various strategic alternatives included the following potential transactions:

•	In December 2013 through February 2014, the ARI Manager and the AMTG Manager considered the possibility of combining ARI and AMTG. No proposal was made to the ARI Board or AMTG Board at that time. The ARI Manager and the AMTG Manager concluded that, based upon the relative market values of the two companies, any combination at that time would either not be accretive to ARI or would likely provide insufficient value to AMTG stockholders.

•	From late 2013 to July 2014, AMTG held discussions with an unrelated mortgage originator of non-qualified residential mortgages with respect to AMTG acquiring mortgages from, as well as an equity interest in, the third party. AMTG and the third party were unable to come to terms and ceased discussions.

•	From April through August 2014, AMTG entered into negotiations to acquire an unrelated private company engaged in making residential mortgage loans to investors interested in acquiring residential real estate properties for investment purposes. Ultimately, AMTG was unable to come to acceptable terms with the sellers.

•	From August 2014 to January 2015, AMTG considered investing in small business and small commercial mortgage loans by starting a business to originate these assets. Ultimately AMTG determined that the expected returns from such investments did not justify the investment.

•	From December 2014 to October of 2015, AMTG considered acquiring assets as well as potentially an equity interest in another non-qualified residential mortgage origination business from an unrelated third party which AMTG ultimately declined to pursue in October 2015 because it determined that the business and management team were not a good fit.

•	From January 2015 to March 2015, AMTG explored with a fund managed by an affiliate of Apollo, the possible acquisition of an acquirer of mortgage servicing assets. This transaction was not consummated when the third party target was acquired by an unrelated party.

•	In February 2015, AMTG explored acquiring, together with Apollo Credit Opportunity Fund III L.P. (“COF III”), single family rental properties. Both AMTG, in November 2015, and COF III, in July 2015, determined not to pursue this acquisition because the assets were outside of their core investment strategies and the expected returns did not justify the investment.

•	At various times from 2013 to 2015, AMTG explored either investing in AmeriHome Mortgage LLC (“AmeriHome”), a mortgage company, acquiring mortgage servicing rights from AmeriHome or forming a joint venture with AmeriHome. Athene holds a significant investment in the investment fund that indirectly owns AmeriHome, and certain officers of Athene and AAM as well as Mr. Khedouri are on the board of AmeriHome’s parent company. AMTG and AmeriHome ultimately determined not to pursue a transaction because the transaction would not have been economically accretive to AMTG’s dividend yield.

In light of the continuing and increasing challenges facing AMTG, in mid- to late-2015 the AMTG Manager, on behalf of AMTG, increased its efforts to find a means of addressing these challenges in a way that would maximize value for AMTG’s stockholders. These efforts included considering changes to AMTG’s investment policies and strategies as well as considerations with Apollo and various Apollo affiliates and/or funds, or portfolio companies of funds, managed by affiliates of Apollo, including ARI and Athene, regarding possible business combinations and other strategic transactions.

In mid-October 2015, Apollo and the managers began exploring the possibility of combining ARI and AMTG. The ARI Manager recognized that, in the event of such a transaction, ARI may need to obtain debt financing to fund a portion of the purchase price for AMTG, to find a buyer for the AMTG assets that are not within the types of assets held by ARI and to explore ways of managing fluctuations in the market value of those assets.

At a meeting held on November 10, 2015, representatives of Apollo, the ARI Manager and the AMTG Manager determined that in their view it might be possible to combine ARI and AMTG on terms that would address AMTG’s sub-scale issue, provide liquidity to AMTG’s stockholders on potentially attractive terms, and afford ARI an opportunity to grow its capital base on terms attractive to ARI and its stockholders. Shortly thereafter, James Zelter, the Managing Director of Apollo’s credit business, on behalf of Apollo, approached James Belardi, the Chief Executive Officer of Athene Holding Ltd. and AAM, to determine whether Athene might be interested in entering into certain transactions with ARI in connection with ARI’s acquisition of AMTG, and Mr. Belardi indicated Athene might be interested in doing so. James Zelter and Stuart Rothstein, on behalf of Apollo and the ARI Manager, kept Fred Khedouri, on behalf of the AMTG Manager, informed of the progress in evaluating the feasibility of such a transaction. Although Apollo recognized a combination of ARI and AMTG would likely result in a reduction in the aggregate fees paid to the ARI Manager and the AMTG Manager pursuant to their respective management agreements, Apollo nevertheless continued to explore the merits of a combination of the two companies.

On November 11, 2015, James Zelter and Anthony Civale, the lead partner and Chief Operating Officer of Apollo’s credit business on behalf of the AMTG Manager, approached Michael Commaroto, the Chief Executive Officer of AMTG, to inform him about the on-going discussions among representatives of Apollo, ARI, the ARI Manager and Athene regarding ARI’s potential acquisition of AMTG (the “Potential Transaction”). Given his deep knowledge of AMTG’s assets and the residential mortgage REIT sector, Mr. Zelter and Mr. Civale discussed with Mr. Commaroto having him assist as appropriate in the Potential Transaction and the possibility of a continuing role for Mr. Commaroto for a transitional period following the consummation of the Potential Transaction to assist ARI in effecting a potential liquidation of AMTG’s assets. No specific financial terms of any such role were discussed with Mr. Commaroto. Mr. Commaroto indicated he would assist as appropriate in the Potential Transaction and consider staying on at the Combined Company following closing to assist in the liquidation of AMTG’s assets, all subject to reaching agreement on (i) satisfactory compensation terms; (ii) the scope of Mr. Commaroto’s role during the Potential Transaction and the ensuing liquidation; and (iii) the retention and compensation of Mr. Commaroto’s team to assist as appropriate in the Potential Transaction and the ensuing liquidation.

On November 19, 2015, Stuart Rothstein, on behalf of the ARI Manager, discussed with the ARI Board (other than Mark C. Biderman, who recused himself) the potential merits and considerations of the Potential Transaction, as well as Athene’s possible participation in the related transactions with ARI. In light of the fact that Apollo and the ARI Manager would be subject to potential conflicts of interest in respect of any Potential Transaction, and certain of ARI’s directors had relationships with Apollo, including being current and/or former employees of affiliates of Apollo and/or portfolio companies of funds managed by affiliates of Apollo, the ARI Board resolved to form the ARI Special Committee consisting of independent directors Jeffrey M. Gault and Scott S. Prince. The ARI Board resolved, among other things, not to approve any Potential Transaction without the affirmative recommendation of the ARI Special Committee. On December 2, 2015, the ARI Board approved the appointment of Robert A. Kasdin, a third independent director, to the ARI Special Committee. From November 27, 2015 to February 25, 2016, the ARI Special Committee held approximately 22 formal meetings, in addition to various calls and other correspondence, to discuss and analyze the Potential Transaction and the other transactions related thereto. All members of the ARI Special Committee were present at meetings of the ARI Special Committee described below, unless otherwise noted.

In early December, the ARI Special Committee retained Fried, Frank, Harris, Shriver & Jacobson LLP, (“Fried Frank”), to represent it in connection with the Potential Transaction. Prior to being retained, Fried Frank had disclosed to the ARI Special Committee that it had performed or was performing certain legal services for Apollo and current or former affiliates of Apollo and/or portfolio companies of funds managed by affiliates of Apollo and had represented counterparties to Athene Holding Ltd. As noted below, the ARI Special Committee also interviewed Latham & Watkins LLP, (“Latham”), during the process of engaging counsel. The ARI Special Committee later retained Hogan Lovells US LLP (“Hogan Lovells”) to serve as Maryland legal counsel. Also during this time, the ARI Special Committee considered and interviewed several investment banks to serve as its financial advisor. The ARI Special Committee determined to engage Houlihan Lokey to act as its financial advisor in connection with the Potential Transaction, based on, among other things, Houlihan Lokey’s experience in providing financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings, its familiarity with and understanding of the financial and banking industries and residential mortgage assets, and its fee proposal. Houlihan Lokey disclosed to the ARI Special Committee that during the two years prior to its engagement as financial advisor to the ARI Special Committee in connection with the Potential Transaction, it had provided certain financial advisory and financing services to, and received fees from, Apollo, Athene and certain related entities. After deliberation with its legal advisors, the ARI Special Committee determined that such relationships would not impede Houlihan Lokey’s ability to provide financial advice to the ARI Special Committee in connection with its consideration of the Potential Transaction.

On December 1, 2015, the ARI Special Committee held a meeting with representatives of Fried Frank at which the ARI Special Committee authorized Stuart A. Rothstein, the Chief Executive Officer of ARI, to contact the management team of AMTG to discuss ARI’s interest in the Potential Transaction. The ARI Special Committee instructed Mr. Rothstein not to discuss any financial terms of the Potential Transaction at that time.

In furtherance of the foregoing, on December 1, 2015, Mr. Rothstein called Frederick Khedouri, Chairman of the AMTG Board, to indicate ARI’s interest in exploring the Potential Transaction. The executives did not discuss specific financial terms of the Potential Transaction. Mr. Khedouri then informed Mr. Commaroto that the Chief Executive Officer of ARI had called regarding ARI’s potential interest. The following day, on December 2, 2015, during a special telephonic meeting of the AMTG Board, Mr. Khedouri, together with Mr. Commaroto, informed the AMTG Board about ARI’s interest in exploring the Potential Transaction. The AMTG Board discussed the fact that the AMTG Manager would be subject to potential conflicts of interest in respect of the Potential Transaction, and certain of AMTG’s directors may be subject to potential conflicts of interest in considering the

Potential Transaction given their connections with Apollo, including as current and/or former employees of affiliates of Apollo and/or portfolio companies of funds managed by affiliates of Apollo. In addition, the directors discussed the fact that AMTG director Mark C. Biderman was a director of both AMTG and ARI. The AMTG Board discussed its view that, if the AMTG Board determined to consider the Potential Transaction, the AMTG Board should form a special committee of independent directors. The AMTG Board resolved to form the AMTG Special Committee consisting of independent directors Thomas D. Christopoul and Frederick J. Kleisner. Ms. Taitz who was otherwise independent, recused herself from participation on the AMTG Special Committee because she was a director of Athene and Athene was a potential financing source for ARI’s proposal. The AMTG Special Committee was authorized to take all actions with respect to the Potential Transaction and to undertake any review, discussion, consideration, deliberation, examination, investigation, analysis, assessment, evaluation, exploration, response, negotiation, termination, rejection, approval and/or authorization on behalf of AMTG with respect to the terms and conditions of the Potential Transaction. The AMTG Special Committee was further authorized to hire independent legal and financial advisors, to consider, evaluate and respond to any proposal that might be received from ARI regarding the Potential Transaction, to explore potential strategic alternatives that might maximize stockholder value, and to make recommendations, if any, to the AMTG Board in accordance with Maryland law. The AMTG Board also resolved not to approve any Potential Transaction without the affirmative recommendation of the AMTG Special Committee. All members of the AMTG Special Committee were present at the meetings of the AMTG Special Committee described below, unless otherwise noted.

On or about December 3, 2015, the AMTG Special Committee initiated a search for its own legal and financial advisors to assist the AMTG Special Committee in its consideration of the Potential Transaction and other strategic alternatives available to AMTG. The AMTG Special Committee considered and interviewed three legal advisor candidates. On December 4, 2015, and again on December 7, 2015, the AMTG Special Committee interviewed Latham to serve as legal counsel to the AMTG Special Committee. During the interview process, Latham informed the AMTG Special Committee that it previously had been interviewed by the ARI Special Committee to serve as legal advisor to the ARI Special Committee in connection with the Potential Transaction, and that it had performed or was performing certain legal services for Apollo and other current or former affiliates of Apollo, including Athene and portfolio companies of funds managed by affiliates of Apollo, and serving as counsel to the underwriters of securities offerings for ARI and AMTG, as well as jointly representing Mr. Commaroto, certain other members of the AMTG management team and their former employer in connection with matters related to their former employment and unrelated to the Potential Transaction, and disclosed to the AMTG Special Committee the fees it had received for such services during the past two years. The AMTG Special Committee concluded, following discussion, that such relationships were unrelated to the Potential Transaction, immaterial insofar as they constituted less than 1% of Latham’s and Venable’s respective revenue in each of the prior two years, and would not affect Latham’s or Venable’s ability to provide disinterested legal advice to the AMTG Special Committee in connection with the consideration of the Potential Transaction. In addition, the AMTG Special Committee concluded that the potential impact of such relationships was deemed immaterial and therefore outweighed by Latham’s and Venable’s respective knowledge and familiarity of the REIT industry, and in particular, the mortgage REIT industry, as well as Latham’s and Venable’s extensive experience representing special committees of publicly traded REITs in connection with mergers and acquisition transactions. On December 8, 2015, the AMTG Special Committee executed an engagement letter to formally retain Latham as its legal counsel. On December 15, 2015, the AMTG Special Committee retained Venable to serve as Maryland legal counsel to the AMTG Special Committee.

On December 9, 2015, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, held a meeting with representatives of Latham at which they discussed the process for receiving and evaluating a proposal from ARI regarding a Potential Transaction and the ongoing search for a financial advisor and Maryland legal counsel. At this time, the AMTG Special Committee also decided to hold weekly telephonic meetings and additional in-person and telephonic meetings as necessary.

In furtherance of the foregoing, from December 4, 2015 through December 15, 2015, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, together with representatives of Latham, reviewed information from five investment banks with significant experience advising REITs, including Morgan Stanley, and considered their qualifications to serve as financial advisor to the AMTG Special Committee. The AMTG Special Committee’s criteria for selecting an investment bank to act as the AMTG Special Committee’s financial advisor included, among other things, the investment bank’s relative lack of potential conflicts of interest with respect to the Potential Transaction compared to other banks, its institutional knowledge of the commercial and residential mortgage REIT industries, its capacity to provide the functions of a full service investment bank, including its knowledge of the trading market for mortgage-backed securities, and the investment banking team’s past experience advising other companies in connection with similar transactions. Based upon these criteria, the AMTG Special Committee selected three of the five initial investment banks to be interviewed by the AMTG Special Committee and Latham. In connection with its interview, each investment banking team reviewed with the AMTG Special Committee its experience in the mortgage REIT industry and its views on the current state of the financial markets as well as potential strategic alternatives that might be available to AMTG to enhance AMTG’s stockholder value.

On December 11, 2015, the ARI Special Committee sent a letter to the AMTG Special Committee indicating its interest in exploring the Potential Transaction. Such letter did not propose any specific financial terms for the Potential Transaction. Later that afternoon, following discussion with representatives of Latham, the AMTG Special Committee sent a response letter to the ARI Special Committee indicating that, while the AMTG Special Committee was not yet prepared to determine whether the Potential Transaction would be attractive, the AMTG Special Committee believed the matter merited further consideration and that the respective legal advisors to the ARI Special Committee and the AMTG Special Committee should negotiate an appropriate mutual non-disclosure agreement to permit the exchange of additional information in connection with each parties’ respective evaluation of the Potential Transaction. On December 13, 2015, Fried Frank sent an initial draft of a mutual non-disclosure agreement to Latham.

On December 15, 2015, the AMTG Special Committee retained Venable LLP (“Venable”) to serve as Maryland legal counsel to the AMTG Special Committee based on, among other things, the breadth of Venable’s experience advising REITs engaged in mergers and acquisition transactions and its prior experience in representing AMTG. Although Venable also provides legal advice to ARI unrelated to the Potential Transaction, the AMTG Special Committee determined this would not affect Venable’s ability to provide legal advice to the AMTG Special Committee in connection with the Potential Transaction.

On December 16, 2015, the ARI Special Committee and the AMTG Special Committee entered into a mutual non-disclosure agreement, which included customary standstill provisions. Shortly thereafter, the advisors to the ARI Special Committee were granted access to an electronic data room (the “AMTG Data Room”) containing certain non-public information concerning AMTG’s business and operations in order to facilitate their due diligence investigation of AMTG. Due diligence continued until the execution of the definitive transaction agreements.

On December 18, 2015, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, held a meeting with representatives of Latham during which they discussed proposals received from the three potential financial advisors interviewed by the AMTG Special Committee, including disclosures of the relationships between each potential financial advisor and the counterparties to the Potential Transaction and their respective affiliates. After careful consideration, the AMTG Special Committee determined to engage Morgan Stanley to act as its financial advisor in connection with the Potential Transaction and its consideration of other strategic alternatives based on Morgan Stanley’s relevant deal experience, its familiarity with AMTG by virtue of acting as the lead underwriter in connection with AMTG’s initial public offering and follow-on offerings, and its fee proposal. Morgan Stanley disclosed to the AMTG Special Committee that during the two years prior to its retention as financial advisor in connection with a Potential Transaction, it had provided certain financial advisory and financing services to, and received fees from, Apollo, Athene, AMTG and their respective affiliates, including the amount of such fees. After deliberation with representatives of Latham, the AMTG Special Committee determined that such relationships would not affect Morgan Stanley’s ability to provide financial advice to the AMTG Special Committee in connection with the Potential Transaction or the AMTG

Special Committee’s review of other strategic alternatives. On December 29, 2015, the AMTG Special Committee formally engaged Morgan Stanley as financial advisor to the AMTG Special Committee in connection with the Potential Transaction and the AMTG Special Committee’s consideration of other strategic alternatives.

Also on December 18, 2015, the ARI Special Committee held a meeting with representatives of Fried Frank and Houlihan Lokey to discuss the potential involvement of Athene as a financing source for ARI in connection with the Potential Transaction. After discussing the merits of Athene’s potential involvement in the Potential Transaction, the ARI Special Committee instructed Mr. Rothstein to contact Athene’s management team to discuss further Athene’s potential involvement in the Potential Transaction. In furtherance of the foregoing, on December 23, 2015, ARI and Athene entered into a joinder agreement to the mutual non-disclosure agreement between ARI and AMTG.

During late December 2015 and early January 2016, Mr. Gault, Mr. Prince and Mr. Kasdin, as the members of the ARI Special Committee, and Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, and their respective legal and financial advisors, engaged in discussions relating to the process and timeline for the Potential Transaction, including with respect to reciprocal due diligence investigations. No price or transaction terms were discussed. Following discussion with its legal and financial advisors regarding the various approaches to valuing AMTG, including liquidation analyses, AMTG’s trading history and the historical trading prices of comparable companies, the AMTG Special Committee concluded that a discounted cash flow analysis would not be the most useful method for valuing AMTG as a whole or other companies in the residential mortgage REIT industry because, among other things, a discounted cash flow analysis does not take into account changes in the underlying market value of the debt securities and loan portfolio that constitute substantially all of the assets of AMTG or most residential mortgage REITs. Furthermore, a discounted cash flow analysis of AMTG would be heavily dependent on predicting the net spread income and purchase and sale prices for AMTG’s target assets, which can vary significantly with relatively small changes in future interest rates and credit spreads which are inherently difficult to predict accurately. The AMTG Special Committee concluded that net book value would be a more useful metric for valuing AMTG because the mark-to-market calculation of the book value of its debt securities and loan portfolio more accurately reflects the value of its assets and their income generation potential as determined through data provided by third party market sources.

Athene’s board of directors has a standing conflicts committee to address certain transactions between Athene, on the one hand, and Apollo and its affiliates, on the other hand. Because certain directors on Athene’s conflicts committee may have a potential conflict of interest with respect to Athene’s involvement in the Potential Transaction, the conflicts committee established a special sub-committee of the conflicts committee (the “Athene Special Committee”) in December 2015 comprised of directors with no relationship to ARI or AMTG, to oversee Athene’s possible entry into certain transactions with ARI in connection with ARI’s participation in the Potential Transaction and ultimately to determine whether to approve such transactions.

On January 5, 2016, Athene (through its asset manager, AAM, a subsidiary of Apollo) delivered to ARI a draft term sheet regarding Athene’s potential involvement in the Potential Transaction. During the period from January 6, 2016 through February 26, 2016, Mr. Gault, Mr. Prince and Mr. Kasdin, as the members of the ARI Special Committee, and Mr. Rothstein, on behalf of ARI at the direction of the ARI Special Committee, Mr. Zelter, and Scott Weiner, the head of Apollo’s commercial real estate debt business and the Chief Investment Officer of the ARI Manager, and Mr. Belardi and Nancy De Liban, an Executive Vice President of AAM, both on behalf of Athene acting under the oversight, and subject to the ultimate approval, of the Athene Special Committee, and their respective legal and financial advisors, engaged frequently to discuss and negotiate the terms of Athene’s potential involvement in the Potential Transaction, including, among other things, (i) the potential acquisition by Athene of certain assets of AMTG following the consummation of the Potential Transaction, and the pricing methodology for such assets, (ii) the potential debt financing to be provided to ARI by Athene in connection with the Potential Transaction, and (iii) the potential commitment by Athene to purchase a certain amount of ARI common stock in the open market under certain circumstances following consummation of the Potential Transaction. At various meetings of the ARI Special Committee during this period, members of the ARI Special Committee reviewed and discussed with the ARI Special Committee’s advisors potential strategic alternatives to the proposed transactions with Athene, including the benefits and disadvantages of these potential alternatives. Potential alternatives reviewed by the ARI Special Committee and its advisors at such meetings included (i) obtaining traditional debt financing from a third-party lender, (ii) liquidating certain of AMTG’s assets in the open market over time following the consummation of the mergers, (iii) retaining certain of AMTG’s assets following the consummation of the mergers until the conditions for the sale of such assets in the open market were more favorable, and (iv) soliciting indications of interest from other potential alternative buyers of the assets potentially to be acquired by Athene. The ARI Special Committee also considered the merits of a potential transaction with Athene, including (a) the potential acquisition of certain of AMTG’s assets by Athene following the consummation of the mergers would reduce the total market risk exposure to ARI in the transaction by providing ARI with an immediate acquiror for such assets that would otherwise be liquidated over time by ARI, (b) the potential debt financing to be provided to ARI by Athene would provide ARI with a financing source which would enable ARI to have sufficient funds to consummate the transaction, (c) then-current market conditions could make it difficult for ARI potentially to find an alternative source of financing with the financial strength and stability of Athene, (d) Athene’s pricing for the assets to be acquired by Athene following consummation of the mergers relative to ARI Management’s expected range of net liquidation values for the acquired assets, and (e) the strategic benefits of a joint transaction with Athene as compared to any strategy with respect to the acquired assets which ARI would be prepared to undertake on a stand-alone basis. Based on these considerations, the ARI Special Committee determined that entering into the potential transactions with Athene was in the best interest of ARI and the ARI stockholders, and declined to pursue the potential strategic alternatives considered by the ARI Special Committee.

On January 11, 2016, the ARI Special Committee delivered a preliminary non-binding indicative proposal to the AMTG Special Committee to acquire AMTG at a purchase price equal to 82.5% of the book value of AMTG as reported under U.S. GAAP, less the liquidation value of the AMTG Series A Preferred Stock of $172,500,000. This proposed purchase price reflected the ARI Special Committee’s determination to seek to acquire AMTG at a discount to AMTG’s book value, while still offering AMTG and its stockholders a premium to the then-current trading price of AMTG common stock. Such proposal indicated that this proposed price represented a premium of approximately 18% to the closing price per share of AMTG common stock on January 8, 2016, and that the proposed consideration would consist of approximately 13 million newly issued-shares of ARI common stock and the remainder in cash consideration, in addition to the assumption of the AMTG Series A Preferred Stock. The ARI Special Committee believed that this proposed price and the premium it represented would be attractive to AMTG and its stockholders, as it would provide immediate cash value while also allowing them the opportunity to participate in the future growth of ARI. The purchase price of 82.5% of the book value of AMTG, and the approximate split of 48% stock and 52% cash (based on the closing prices as of the close of business on January 8, 2016), was quantified by Morgan Stanley to equal roughly $14.09 per share and a total common stock equity value for AMTG of $447 million (based on a September 30, 2015 book value of $17.08 per share). The ARI Special Committee’s preliminary non-binding indicative proposal included (i) a 90-day exclusivity period during which the AMTG Special Committee would conduct exclusive negotiations with the ARI Special Committee regarding the Potential Transaction and (ii) a “go-shop” period following signing of the Potential Transaction during which the AMTG Special Committee would be permitted to solicit alternative transaction proposals.

On January 12, 2016, and again on January 15, 2016, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, held meetings with representatives of Morgan Stanley and Latham during which they discussed the indicative proposal received from the ARI Special Committee. Specifically, at the January 15, 2016 meeting, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, and the AMTG Special Committee’s advisors discussed whether such indicative proposal (i) proposed a sufficient purchase price for each outstanding share of AMTG common stock; (ii) provided the optimal mix of stock and cash consideration and (iii) adequately addressed the treatment of ordinary quarterly dividends, special dividends and earn-out potential. Also at the January 15, 2016 meeting, the AMTG Special Committee and its advisors discussed the state of the mortgage REIT industry, book value projections of AMTG and other potential strategic alternatives available to AMTG, including changing AMTG’s strategic focus, targeting alternative investment classes, increasing share buybacks, converting AMTG into a publicly traded partnership, commencing a process to sell AMTG to a third party and liquidating AMTG’s assets. At the conclusion of the January 15, 2016 meeting, the AMTG Special Committee instructed representatives of Morgan Stanley to (i) communicate to the ARI Special Committee that the AMTG Special Committee considered the proposal from the ARI Special Committee to be financially inadequate and (ii) suggest that the advisors of the AMTG Special Committee and the ARI Special Committee meet to discuss whether there could be a path forward. Shortly after the January 15, 2016 meeting, the representatives of Morgan Stanley communicated these messages to representatives of Houlihan Lokey.

On January 18, 2016, the ARI Special Committee and the AMTG Special Committee, and their respective legal and financial advisors, held a meeting, at the request of the AMTG Special Committee, to discuss the Potential Transaction and certain transaction terms. In particular, the parties discussed the proposed purchase price set forth in the January 11, 2016 proposal letter (based on 82.5% of the book value of AMTG), the proposed mix of cash and stock consideration offered and the methodology for determining AMTG’s book value, including the timing of the valuation determination.

During these discussions, Morgan Stanley communicated to Houlihan Lokey the AMTG Special Committee’s view that the proposed purchase price set forth in the January 11, 2016 proposal letter (based on 82.5% of the book value of AMTG) was financially inadequate, and therefore the AMTG Special Committee was not willing to agree to a period of exclusive negotiations at this time, as had been requested by the ARI Special Committee. However, Morgan Stanley indicated that the AMTG Special Committee and its representatives would arrange for increased access to AMTG management and provide additional diligence information to the ARI Special Committee and its representatives, which the AMTG Special Committee hoped would enable the ARI Special Committee to refine its proposal and potentially result in an increase in the proposed purchase price.

At the direction of the AMTG Special Committee and the ARI Special Committee, representatives of Morgan Stanley and Houlihan Lokey engaged in multiple discussions to explore whether ARI could make possible improvements in the proposed purchase price and discussed other transaction terms such as the method for valuing the ARI stock to be received by AMTG stockholders as part of the merger consideration and the timing of the determination of the AMTG book value calculation. Neither Morgan Stanley nor Houlihan Lokey discussed any specific purchase price increase.

On January 19, 2016, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, held a meeting with representatives of Morgan Stanley and Latham during which representatives of Morgan Stanley reported that they had engaged in further discussions with representatives of Houlihan Lokey and that the representatives of Houlihan Lokey indicated that they would relay to the ARI Special Committee the feedback received from Morgan Stanley regarding its indicative proposal.

On January 23, 2016, the ARI Special Committee delivered a revised non-binding indicative proposal to the AMTG Special Committee to acquire AMTG at an increased purchase price equal to 85.25% of the common equity book value of AMTG, in addition to the assumption of the AMTG Series A Preferred Stock. The ARI Special Committee’s revised proposal continued to propose a mix of cash and ARI common stock as consideration and further proposed that the stock component of the consideration be determined based on the 90-day average trading multiple of ARI’s common equity book value per share and that AMTG’s common equity book value be determined as of a time shortly before the filing with the SEC of a definitive proxy statement/prospectus regarding the Potential Transaction. The purchase price of 85.25% of the book value of AMTG, and the approximate split of 44% stock and 56% cash (based on the closing prices as of the close of business on January 22, 2016), was quantified by Morgan Stanley to equal roughly $14.56 per share and a total common stock equity value for AMTG of $462 million (based on a September 30, 2015 book value of $17.08 per share). The revised proposal from the ARI Special Committee also proposed certain other transaction terms, including the requirement that AMTG adhere to an agreed upon hedging strategy to maintain the value of the assets in its portfolio between the date of determination of AMTG’s book value and the closing date of the Potential Transaction. In addition, the revised proposal reiterated the ARI Special Committee’s request for a 90-day exclusivity period during which the AMTG Special Committee would negotiate exclusively with the ARI Special Committee regarding the Potential Transaction and a “go-shop” period following signing of the Potential Transaction during which the AMTG Special Committee would be permitted to solicit alternative transaction proposals.

On January 25, 2016, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, held a meeting with representatives of Morgan Stanley and Latham during which they discussed the revised proposal received from the ARI Special Committee, including the proposed increased purchase price, the method for determining AMTG’s common equity book value, the method for valuing the ARI common stock to be issued as consideration in the Potential Transaction, the proposed hedging obligation and the exclusivity period. The AMTG Special Committee also considered other strategic alternatives to the ARI proposal such as seeking proposals from third parties, liquidating AMTG’s assets or staying the course as a public company. After an in-depth discussion of these and related matters, the AMTG Special Committee determined that the strategic alternatives were unlikely to result in greater value to AMTG’s stockholders, and while the improved terms of the ARI Special Committee’s revised proposal were still insufficient as final transaction terms, they were nevertheless a sufficient basis on which to enter into a period of exclusive negotiations with the ARI Special Committee and instructed Morgan Stanley to inform Houlihan Lokey that the AMTG Special Committee would be willing to enter into a 30-day exclusivity period. The AMTG Special Committee further instructed representatives of Morgan Stanley to continue to evaluate other potential strategic alternatives available to AMTG, including preparing a risk-adjusted assessment of AMTG management’s liquidation analysis of AMTG to evaluate whether a liquidation of AMTG would return greater value to AMTG’s stockholders than the Potential Transaction. After further discussion, the AMTG Special Committee instructed Morgan Stanley and Latham to continue discussions with the ARI Special Committee’s advisors regarding the terms and conditions of the Potential Transaction.

On January 26, 2016, following the exchange of multiple drafts between Latham and Fried Frank, the ARI Special Committee and AMTG Special Committee entered into an exclusivity agreement relating to the Potential Transaction, providing for a period of exclusive negotiations between the parties expiring at 5:00 p.m. (Eastern Time) on February 29, 2016.

On January 27, 2016, Morgan Stanley and Latham were provided access to an electronic data room containing certain non-public information concerning ARI’s business and operations in order to facilitate the AMTG Special Committee’s reverse due diligence investigation of ARI (in light of the fact that the consideration proposed to be offered for each outstanding share of AMTG common stock included shares of ARI common stock). The reverse due diligence investigation of ARI by the AMTG Special Committee and its advisors continued until the execution of the definitive transaction agreements.

On February 1, 2016, representatives of Morgan Stanley and Latham had a discussion with representatives of Fried Frank and management of ARI regarding questions arising from Morgan Stanley’s and Latham’s due diligence investigation of ARI. Periodic discussions, meetings, and correspondence concerning due diligence and reverse due diligence continued until the execution of the merger agreement.

On February 2, 2016, the AMTG Board held a meeting with representatives of Morgan Stanley and Latham to, among other things, receive an update from Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, and its advisors on the status of discussions with the ARI Special Committee. During that portion of the meeting, Hope S. Taitz and Mark C. Biderman recused themselves. The AMTG Board reviewed the latest indicative proposal received from the ARI Special Committee and further discussed (i) the possibility that AMTG might be able to obtain a higher price from ARI Special Committee by mitigating the risk of downward fluctuations in the value of some of AMTG’s more volatile assets, (ii) whether AMTG would have the right to issue dividends to its stockholders during the period between the signing of a definitive merger agreement and the closing of the Potential Transaction and (iii) the retention and severance arrangements proposed for Mr. Commaroto and his management team. During the period, between November 11, 2015 and February 2, 2016, no proposals were made, or negotiations undertaken, with Michael Commaroto or the AMTG

Board relating to the retention and severance arrangements for Mr. Commaroto and his management team. A representative of Morgan Stanley reviewed management’s liquidation analysis of AMTG and how the possible range of values projected to be received by AMTG common stockholders in a liquidation of AMTG compared to the consideration per share of AMTG common stock proposed to be paid in the Potential Transaction. The liquidation analysis also noted that one of the largest expenses in a liquidation would be the termination fee payable under the AMTG management agreement, and that such fee would not be payable in a transaction with ARI since the AMTG Special Committee believed ARI would be assuming the obligations under the AMTG management agreement. Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, asked their legal and financial advisors to confirm with the ARI Special Committee and its advisors how the AMTG management agreement would be treated under their proposal. Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, and the AMTG Special Committee’s advisors also discussed with the other AMTG Board members the state of the mortgage industry in general and of the residential mortgage REIT industry in particular and the future prospects for AMTG.

On February 3, 2016, at the direction of the AMTG Special Committee and the ARI Special Committee, representatives of Morgan Stanley and Houlihan Lokey continued to discuss the revised proposal from the ARI Special Committee.

Also on February 3, 2016, at the direction of the ARI Special Committee, representatives of Houlihan Lokey relayed to representatives of Morgan Stanley the ARI Special Committee’s draft indicative non-binding term sheet setting forth in greater detail the terms and conditions of the ARI Special Committee’s further revised proposal to acquire AMTG. Specifically, the term sheet provided for (i) a purchase price equal to 85.25% of the common equity book value of AMTG as of a date shortly before the filing of a definitive proxy statement/prospectus regarding the Potential Transaction, (ii) the assumption of the AMTG Series A Preferred Stock, (iii) a 30-day “go-shop” period following signing of a definitive merger agreement during which AMTG would be permitted to solicit alternative acquisition proposals, (iv) termination fees equal to 2% of the purchase price upon termination in connection with an alternative acquisition proposal received during the “go-shop” period and 4% of the purchase price upon termination in connection with an alternative acquisition proposal received after the “go-shop” period, (v) a prohibition on the declaration or payment of dividends following the determination date of the purchase price and (vi) a nine month termination date.

On February 4, 2016, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, met with representatives of Morgan Stanley and Latham to review the terms of the draft indicative non-binding term sheet received from Fried Frank the previous day. The AMTG Special Committee and its advisors discussed the terms and determined that they had a number of follow-up questions for the ARI Special Committee.

On February 4, 2016, Mr. Gault, as chairman of the ARI Special Committee, and Mr. Kleisner as a member of the AMTG Special Committee, together with their respective legal and financial advisors, held an in-person meeting at the offices of Latham to further negotiate the terms and conditions of the Potential Transaction. The parties negotiated the proposed terms, including the price as a percentage of AMTG’s common equity book value, the mechanism for determining the value of ARI common stock to be issued as part of the merger consideration, the length of the “go-shop” period and the amount of the termination fees. Following extensive discussion, the ARI Special Committee and the AMTG Special Committee agreed in principle to recommend to the ARI Board and the AMTG Board, respectively, (i) a valuation of the ARI common stock to be issued as part of the merger consideration at 1.0x ARI’s common equity book value as of December 31, 2015, (ii) a 35-day “go-shop” period and (iii) a termination fee equal to 1.5% of the purchase price upon a termination in connection with an alternative acquisition proposal received during the “go-shop” period. The ARI Special Committee also confirmed that under its proposal, ARI would assume the obligations under the AMTG management agreement so that the termination fee payable thereunder would not be triggered in the Potential Transaction. However, the committees were unable, at that time, to agree on the purchase price for the Potential Transaction or the termination fee payable upon a termination in connection with alternative acquisition proposals received after the “go-shop” period.

On February 5, 2016, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, held a meeting with representatives of Morgan Stanley and Latham to further discuss open points between the parties. At the meeting, the AMTG Special Committee determined, based on the various presentations that it had received from Morgan Stanley relating to the valuation of AMTG and similar mortgage REITs in the industry, to make a counterproposal to the ARI Special Committee providing for (i) a proposed aggregate purchase price equal to 87.75% of the common equity book value of AMTG as of a date shortly before the filing of a definitive proxy statement/prospectus regarding the Potential Transaction, which the AMTG Special Committee believed would provide for a significant premium to the holders of AMTG common stock and (ii) a termination fee equal to 2.5% of the purchase price upon a termination in connection with an alternative acquisition proposal received after the “go-shop” period. The purchase price of 87.75% of the book value of AMTG, and the approximate split of 47% stock and 53% cash (for illustrative purposes only using AMTG’s preliminary book value per share of $16.40 as of December 31, 2015), was quantified by Morgan Stanley to equal roughly $14.39 per share and a total common stock equity value of AMTG of $458 million (for illustrative purposes only using AMTG’s preliminary book value per share of $16.40 as of December 31, 2015). That same day, representatives of Morgan Stanley delivered to representatives of Houlihan Lokey a revised indicative non-binding term sheet with respect to the Potential Transaction which reflected the foregoing terms.

On February 7, 2016, Houlihan Lokey, at the direction of the ARI Special Committee, indicated to representatives of the AMTG Special Committee that the terms of the AMTG Special Committee’s counterproposal were an acceptable basis on which to proceed, subject to the negotiation of definitive transaction documents. In addition, Mr. Gault, as a member of the ARI Special Committee, informed Mr. Rothstein, on behalf of the ARI Manager, and Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, informed Mr. Khedouri, as the Chairman of the AMTG Board, and Mr. Commaroto, as the CEO of AMTG and the AMTG Manager, respectively, that the key deal terms had been agreed and that the special committees and their respective advisors were proceeding to negotiate definitive documents.

On February 8, 2016, at the direction of the ARI Special Committee, representatives of Houlihan Lokey sent to representatives of Morgan Stanley the ARI Special Committee’s proposed timeline for the Proposed Transaction through the signing of definitive transaction documents.

On February 9, 2016, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, held a meeting with representatives of Morgan Stanley and Latham to discuss the process and proposed timeline for the Potential Transaction. Later that day, the AMTG Board held a meeting with representatives of Morgan Stanley and Latham during which Mr. Christopoul provided an update regarding the Potential Transaction, including the principal terms tentatively agreed to between the parties and the process and timeline to reach agreement on definitive transaction documents. Also on February 9, 2016, representatives for the AMTG Manager presented Mr. Commaroto with a proposed initial term sheet with employment terms for the period through the consummation of the Potential Transaction and for a period thereafter, if a transaction were to occur.

On February 10, 2016, at the direction of the AMTG Special Committee and the ARI Special Committee, the respective legal and financial advisors of such committees participated on a due diligence call with the AMTG Manager.

Also on February 10, 2016, Fried Frank delivered to Latham an initial draft of the definitive merger agreement in connection with the Potential Transaction.

During the period from February 11, 2016 through February 26, 2016, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, and the members of the ARI Special Committee, and their respective legal and financial advisors, met frequently to discuss and negotiate the terms of the definitive merger agreement and the Potential Transaction, including, among other things, guidelines for the operation of AMTG’s business during the pre-closing period with the intention of mitigating the risk of downward fluctuations in the value of some of AMTG’s more volatile assets, which we refer to as the Investment Guidelines, the methodology for determining AMTG’s common equity book value, the terms of the “no-shop” covenants and certain severance and compensation arrangements for the management of AMTG. In addition, during the period from February 18, 2016 through February 26, 2016, the terms of the AMTG Manager letter agreement and the ARI Manager letter agreement were discussed, negotiated and finalized among Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, Mr. Gault, Mr. Prince and Mr. Kasdin, as members of the ARI Special Committee, and Jessica Lomm on behalf of the AMTG Manager and the ARI Manager.

On February 18 and 19, 2016, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, held meetings with representatives of Latham, Morgan Stanley and Michael A. Commaroto, AMTG’s Chief Executive Officer, to discuss, among other things, the Investment Guidelines.

On February 19, 20, 21 and 23, 2016, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, held meetings with representatives of Morgan Stanley, Latham and Venable, and, together with such representatives, engaged in various communications with management of AMTG to discuss the Investment Guidelines, the right of AMTG to pay a dividend for the first quarter of 2016 and the impact of the dividend on the cash portion of the consideration and the mechanics for calculating the common equity book value of AMTG. At the AMTG Special Committee meetings held during this period, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, together with representatives of Morgan Stanley, Venable and Latham, also discussed the advisability of AMTG’s adoption of an exclusive forum bylaw, which would designate specific courts in Maryland as the exclusive forum for certain types of litigation involving, among others, AMTG and its directors, officers and other employees.

On February 23, 2016, the ARI Special Committee held a meeting, together with representatives of Fried Frank, Hogan Lovells and Houlihan Lokey to discuss the status of the Potential Transaction, including the then-current drafts of the transaction agreements.

Following the ARI Special Committee meeting on February 23, 2016, the ARI Board held a meeting, together with representatives of Fried Frank, Hogan Lovells and Houlihan Lokey, to discuss the Potential Transaction and the matters that had been reviewed earlier that day at the ARI Special Committee meeting.

Also on February 23, 2016, Latham sent to Fried Frank a revised draft of the merger agreement. Later that day and on February 24, 2016, the respective legal advisors of the ARI Special Committee and AMTG Special Committee continued to negotiate the terms of the merger agreement, the Investment Guidelines and the other transaction documents, and continued to exchange drafts of such documents.

Also on February 24, 2016, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, held a meeting with representatives of Morgan Stanley, Latham and Venable. During the meeting, representatives of Morgan Stanley, referring to a presentation that was included in the meeting materials, (i) provided the AMTG Special Committee with a summary of the Potential Transaction from a financial perspective, a review of prevailing market conditions, a summary of Morgan Stanley’s valuation analysis of AMTG, and a summary of Morgan Stanley’s analysis with respect to the value of the ARI common stock to be received as part of the consideration and (ii) indicated that it was prepared to deliver its oral opinion, to be confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and based on and subject to various assumptions and limitations described in its opinion, the consideration to be received by AMTG common stockholders pursuant to the merger agreement was fair from a financial point of view to the AMTG common stockholders. Also during the meeting, a representative of Latham, referring to a presentation that was included in the meeting materials, provided the AMTG Special Committee with an overview of the terms of the Potential Transaction. The representatives of both Morgan Stanley and Latham noted that certain terms of the Potential Transaction, including the mechanics for valuing the ARI common stock, were still under discussion with the ARI Special Committee and its advisors.

On February 25, 2016, the AMTG Special Committee and the ARI Special Committee, together with their respective advisors, worked to finalize the merger agreement and other documents. Given certain changes affecting the value of ARI common stock, the parties agreed to increase the purchase price to 89.25% of the common equity book value of AMTG and to value the ARI common stock to be received in the mergers at

$16.75 per share (representing a discount of $0.18 per share to ARI’s common stock’s closing price of $16.93 per share on February 25, 2016). The purchase price of 89.25% of the book value of AMTG, and the approximate split of 48% stock and 52% cash (for illustrative purposes only using AMTG’s preliminary book value per share of $16.40 as of December 31, 2015), was quantified by Morgan Stanley to equal roughly $14.64 per share and a total common stock equity value of AMTG of $466 million (for illustrative purposes only using AMTG’s preliminary book value per share of $16.40 as of December 31, 2015). The parties also agreed that the termination fees upon a termination in connection with an alternative acquisition proposal received during the “go-shop” period would be $7.5 million and in connection with an alternative proposal received after the “go-shop” period would be $12 million.

Also on February 25, 2016, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, met with representatives of Morgan Stanley, Latham and Venable to discuss the status of the Potential Transaction. Representatives of Latham reported that the merger agreement and other transaction documents had been finalized without any material changes from the summaries thereof provided to the AMTG Special Committee the previous evening. Representatives of Morgan Stanley delivered Morgan Stanley’s oral opinion, to be confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and based on and subject to various assumptions and limitations described in its opinion, the consideration to be received by AMTG common stockholders pursuant to the merger agreement was fair from a financial point of view to AMTG common stockholders. Based on these facts, the AMTG Special Committee (i) determined that the mergers, the other transactions contemplated by the merger agreement and the merger agreement were advisable and in the best interests of AMTG and the AMTG stockholders (i) recommended that the AMTG Board determine that the mergers, the other transactions contemplated by the merger agreement and the merger agreement are advisable and in the best interests of AMTG and the AMTG stockholders (iii) recommended that the AMTG Board approved and authorize AMTG to enter into, execute and deliver the merger agreement and (iv) recommended that the AMTG Board direct that the First Merger and the other transactions contemplated by the merger agreement be submitted for consideration by the AMTG common stockholders at the AMTG special meeting.

Later on February 25, 2016, the AMTG Board, with the exception of Mark C. Biderman, who recused himself from all deliberations relating to the Potential Transaction, held a meeting with representatives of Morgan Stanley, Latham and Venable to discuss the Potential Transaction. A representative of Venable, referring to a presentation that was included in the meeting materials, provided the AMTG Board with an overview of the duties of directors under Maryland law. Representatives of Latham, referring to the same presentation, provided the AMTG Board with an overview of potential conflicts of interest and an overview of the terms of the Potential Transaction. Representatives of Morgan Stanley, referring to a presentation that was included in the meeting materials, (i) provided the AMTG Board with a summary of the Potential Transaction from a financial perspective, prevailing market conditions, a summary of Morgan Stanley’s valuation analysis of AMTG, and a summary of Morgan Stanley’s valuation of the ARI common stock to be received by AMTG common stockholders as part of the consideration and (ii) rendered its oral and written opinion to the effect that, as of the date of such opinion and based on and subject to various assumptions and limitations described in its opinion, the consideration to be received by AMTG common stockholders pursuant to the merger agreement was fair from a financial point of view to such stockholders. Thereafter, the AMTG Board members in attendance unanimously (i) authorized AMTG to enter into and to perform its obligations under the merger agreement, (ii) determined that the mergers, the other transactions contemplated by the merger agreement and the merger agreement were advisable, and in the best interests of AMTG and the AMTG stockholders, (iii) directed that the First Merger and the other transactions contemplated by the merger agreement be submitted for consideration by the AMTG common stockholders at the AMTG special meeting and (iv) recommended that the AMTG common stockholders vote in favor of the First Merger and the other transactions contemplated by the merger agreement. The AMTG Board authorized the execution of the merger agreement, subject to confirmation the following morning by the AMTG Special Committee that there were no material changes in the final execution version of the merger agreement from the version reviewed by and approved by the AMTG Board or any development that would require the AMTG Board to change its recommendation. In addition, the AMTG Board members in attendance unanimously approved the adoption of an exclusive forum bylaw for AMTG.

On February 25, 2016, after the close of U.S. stock markets, the ARI Special Committee held a meeting, together with representatives of Fried Frank, Hogan Lovells and Houlihan Lokey, to discuss the status of the Potential Transaction. Representatives of Fried Frank reported that the merger agreement and other transaction documents had been finalized and provided an overview of certain changes and open items that had been resolved since the ARI Special Committee meeting on February 23, 2016. At the request of the ARI Special Committee, Houlihan Lokey, referring to a presentation that was included in the meeting materials, then reviewed and discussed its financial analyses and orally rendered its opinion to the ARI Special Committee (which was confirmed by delivery of Houlihan Lokey’s written opinion, dated February 25, 2016, to the ARI Special Committee) to the effect that, as of such date and based on and subject to the procedures followed, assumptions made and limitations and qualifications on the review undertaken and other matters considered by Houlihan Lokey in connection with its opinion, the Per Common Share Merger Consideration (which, for purposes of Houlihan Lokey’s analyses and opinion, refers to a pro rata portion of consideration consisting of a mix of cash and ARI common stock equal to 89.25% of the common equity book value of AMTG determined in accordance with the methodologies and a pricing date contemplated by the merger agreement) to be paid by ARI in the First Merger was fair to ARI from a financial point of view. Thereafter, the ARI Special Committee unanimously resolved to recommend the mergers, merger agreement, asset purchase agreement, stock purchase agreement and Bridge Loan Commitment Letter to the ARI Board.

On the morning February 26, 2016, before the U.S. stock markets opened, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, held a meeting with representatives of Morgan Stanley and Latham, during which representatives of Latham reported to the AMTG Special Committee that there were no material changes in the final execution version of the merger agreement from the version reviewed by and approved by the AMTG Board at the prior day’s AMTG Board meeting or any other development that would require the AMTG Board to change its recommendation in favor of the transaction. Accordingly, the AMTG Special Committee, on behalf of the AMTG Board authorized the execution and delivery of the merger agreement and the accompanying AMTG disclosure letter by an authorized officer of AMTG.

Also on the morning of February 26, 2016, before the U.S. stock markets opened, the ARI Board held a meeting, together with representatives of Fried Frank, Hogan Lovells and Houlihan Lokey, to discuss the status of the Potential Transaction. Representatives of Fried Frank reported that the merger agreement and other transaction documents had been finalized, providing an overview of the material changes and open items that had been resolved since the ARI Special Committee meeting on February 23, 2016. Houlihan Lokey, referring to a presentation that was included in the meeting materials and had been reviewed with the ARI Special Committee at its February 25, 2016 meeting, provided the ARI Board with an overview of financial aspects of the Proposed Transaction as reviewed with the ARI Special Committee. Thereafter, the ARI Board approved the mergers, merger agreement and the arrangements with Athene and determined that the mergers, the merger agreement and the transactions contemplated by the merger agreement and the other transactions are advisable and in the best interests of ARI. In addition, the ARI Board approved the adoption of an exclusive forum bylaw for ARI.

On the morning of February 26, 2016, before the U.S. stock markets opened, ARI and AMTG executed and delivered the merger agreement and certain ancillary documents and issued a joint press release announcing the mergers and the related transactions and commencement of the “go-shop” period (which ended on April 1, 2016).

From February 26, 2016, through April 1, 2016, in connection with the “go-shop” process provided for under the merger agreement, Morgan Stanley contacted 10 parties, consisting of six residential mortgage REITs and four commercial mortgage REITs, which the AMTG Special Committee and Morgan Stanley believed had the financial ability and potential strategic interest in reviewing the opportunity, to solicit their interest in a possible alternative transaction with AMTG. In addition, one other asset manager contacted AMTG to express interest in a possible acquisition of AMTG. None of these discussions progressed to the point where any party was willing to enter into a non-disclosure agreement in order to obtain non-public information regarding AMTG. At 12:00 midnight on April 1, 2016, the “go-shop” period expired without the AMTG Special Committee having received any indications of interest or alternative proposals from any potential buyer.

On June 30, 2016, the parties entered into an amendment to the merger agreement that extended the termination date of the merger agreement from August 26, 2016 to September 9, 2016 to provide the parties with additional time to implement the pricing processes provided for in the merger agreement, hold the AMTG shareholder meeting and close the transactions before the termination date. Once the pricing processes were completed, the parties set a Pricing Date of July 22, 2016 and executed the calculations provided for by the merger agreement to determine the per share merger consideration. As a result of these procedures, the price per share of approximately $13.83 as of the Pricing Date was determined based on the closing price of ARI common stock of $16.68 on the Pricing Date.

AMTG’s Reasons for the Transactions and Recommendation of AMTG’s Board of Directors

The AMTG Board, acting upon the unanimous recommendation of the AMTG Special Committee, has unanimously, with the exception of Mark C. Biderman, who recused himself from all deliberations relating to the mergers, (i) approved and ratified the merger agreement, the mergers and the other transactions contemplated by the merger agreement, (ii) authorized AMTG to enter into and perform its obligations under the merger agreement, (iii) determined that the mergers, the other transactions contemplated by the merger agreement and the merger agreement were advisable and in the best interests of AMTG and the AMTG stockholders, (iv) directed that the First Merger and the other transactions contemplated by the merger agreement be submitted for consideration by the AMTG common stockholders at the AMTG special meeting and (v) recommended that the AMTG common stockholders vote in favor of the First Merger and the other transactions contemplated by the merger agreement. The decision of the AMTG Board to approve the mergers, the other transactions contemplated by the merger agreement and the merger agreement at this time was the result of careful consideration by the AMTG Board of many factors, including the following material factors:

•	the unanimous recommendation of the AMTG Special Committee that the AMTG Board approve the merger agreement and the transactions contemplated thereby, and the AMTG Board’s consideration of the independence of the members of the AMTG Special Committee as well as the independence, experience and expertise of Morgan Stanley as the financial advisor to the AMTG Special Committee and of Latham and Venable as legal counsel to the AMTG Special Committee;

•	the challenges facing the mortgage REIT industry in general, including volatility in the fixed income markets, significant uncertainty regarding the outlook for interest rates and, more recently, widening spreads on RMBS;

•	the challenges facing AMTG in particular, including that its shares of common stock have traded at a substantial discount to AMTG’s net asset value per share, which results in unsatisfactory returns to long-term stockholders and makes any equity capital raising activity dilutive, has been and continues to be unable to raise growth capital on acceptable terms, and accordingly, has been unable to increase its size and scale through capital market transactions;

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the fact that, based on the relative trading prices of AMTG common stock and ARI common stock as of February 25, 2016, the AMTG Board believed that a combination with ARI was in the best interests of AMTG stockholders given, in part, that (i) the value received for AMTG common stock would likely represent a substantially higher percentage of book value than the trading price of AMTG’s common stock on February 25, 2016 (the last trading day prior to announcement of the transaction), when considering that the closing price of AMTG common stock of $10.14 on that day represented only 61.83 % of the book value per share of $16.40 reported on December 31, 2015 (the last reported book value prior to the announcement of the Proposed Transaction) as compared to the value in the Proposed Transaction of 89.75% of book value as of the Pricing Date, (ii) the value received by the AMTG common stockholders would likely represent a premium to the trading price of AMTG common stock on February 25, 2016 in light of historical levels of changes to book value, offset in part by the possibility there would be no or a negative premium if AMTG’s book value decreased at a greater rate than historically and (iii) the stock portion of the Per Common Share Merger Consideration would provide AMTG common stockholders with an opportunity to participate in the future prospects of the Combined Company. Although some of these factors were present for a period of time prior to the decision to enter into the Proposed Transaction, the AMTG Board believed that the relative book values of ARI and AMTG as compared to their trading prices on February 25, 2016, when considered in light of the foregoing factors, provided a situation that in the view of the AMTG Board was in the best interest of the common stockholders of AMTG at that time;

•	in connection with the transaction, AMTG’s common stockholders will receive 13.4 million shares of ARI common stock in the aggregate. Over the 12-month period ended February 25, 2016, ARI’s trading volume had been approximately $9.2 million per day as compared to approximately $3.5 million per day for AMTG; consequently, AMTG’s stockholders should benefit from the improved liquidity of the Combined Company. In addition, for the quarter ended December 31, 2015, ARI paid a quarterly dividend of $0.46 per share of ARI common stock, which represented a 10.9% annualized dividend yield based upon the closing price of ARI common stock on February 25, 2016 of $16.93. This dividend yield was attractive given that (i) ARI’s dividend historically has been more stable than AMTG’s and that ARI has never lowered its quarterly dividend and (ii) ARI’s book value per share historically has been less volatile than AMTG’s;

•	through the ownership of shares of ARI common stock, AMTG common stockholders will have the opportunity to participate in ARI’s potential future growth and success, including any increases in the net common equity book value of the Combined Company following the closing of the mergers and the related transactions as well as any premium paid to ARI stockholders in connection with a future acquisition of ARI. ARI intends to redeploy the net proceeds it expects to receive from the liquidation of AMTG’s assets to fund ARI’s current investment pipeline and pursue attractive new commercial real estate debt opportunities expected to drive earnings growth. At December 31, 2015, ARI’s investment portfolio totaled approximately $2.5 billion and ARI’s market capitalization totaled approximately $1.4 billion;

•	the Combined Company is expected to be able to achieve greater economies of scale than either ARI or AMTG on a standalone basis by allocating ARI’s operating platform expenses over a larger portfolio;

•	since the merger consideration in the First Merger consists of a fixed number of shares of ARI common stock (given that the aggregate number of shares of ARI common stock to be issued in the mergers is fixed at 13.4 million), AMTG common stockholders potentially will benefit from any increase in the trading price of ARI common stock between the announcement and the closing of the mergers;

•	the mergers are expected to be immediately accretive to ARI’s book value in that on December 31, 2015, the book value per share of ARI common stock was $16.21 and the pro-forma estimate of book value per share of common stock of a combined ARI and AMTG was $16.57, a premium of 2.2%, and that the Combined Company’s stockholders will benefit from increased cash flow available to pay a dividend;

•	the AMTG Board’s understanding of the information concerning AMTG’s and ARI’s respective businesses, financial performance, condition, operations, management, competitive positions, prospects and stock performance, including the results of AMTG’s due diligence investigation of ARI and its assets, liabilities, earnings, financial condition, business and prospects, which confirmed the AMTG Board’s positive view of ARI’s business and its belief that the Combined Company would have a stronger foundation for growth and improved performance as compared to AMTG on a standalone basis;

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the likelihood that the merger consideration in the transaction with ARI would result in value to the holders of AMTG common stock that would be as much or more than could be realized if AMTG were liquidated because (i) the liquidation expenses, including the payment of a termination fee to AMTG Manager in connection with terminating the AMTG management agreement, which management of AMTG estimated would cost approximately $33.2 million, would be greater than the expenses of the transaction with ARI, (ii) the possibility that AMTG would receive less than the mark-to-market book value for its securities since potential buyers would be aware that AMTG was required to liquidate when AMTG, as a publicly traded company, adopted a plan of liquidation or announced its intention to liquidate, (iii) additional expenses or liabilities that would have to be paid in a liquidation, which management of AMTG estimated would cost between $15.9 million and $19.9 million, before proceeds could go to the AMTG stockholders, and (iv) of possible declines in the market value of AMTG’s mortgage securities and loan portfolio at the time of liquidation as compared to the fixed value as of the Pricing Date. In addition, a liquidation would have uncertain value at the time the AMTG stockholders were asked to vote on a plan of liquidation (as would be required under Maryland law) because the value in a liquidation would be based on market values at the time of liquidation, which would be after a meeting of AMTG common stockholders, as compared to the transaction with ARI in which the consideration is fixed as a percentage of an agreed upon book value prior to the vote of AMTG’s common stockholders;

•	the fact that any potential third party buyer would likely have its own manager and wish to terminate AMTG’s management agreement, thereby triggering the termination fee payable thereunder, which such third party would consider in determining how much it would be willing to pay to acquire AMTG;

•	the opinion of Morgan Stanley rendered to the AMTG Special Committee, the analysis and conclusions of which the AMTG Special Committee adopted as its own after careful consideration, to the effect that as of February 25, 2016, and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion of the same date, the merger consideration to be received by the holders of shares of AMTG common stock, (but excluding shares of AMTG common stock (i) held in treasury, (ii) held by ARI or Merger Sub, or (iii) held by any subsidiary of ARI, Merger Sub or AMTG) pursuant to the merger agreement was fair from a financial point of view to the holders of shares of AMTG common stock. In considering the Morgan Stanley opinion, the AMTG Board, acting upon the recommendation of the AMTG Special Committee, concluded that although Morgan Stanley addressed fairness to AMTG’s directors and executive officers as well as to unaffiliated stockholders, nonetheless the Morgan Stanley opinion provided an appropriate basis for the AMTG Board’s findings as to fairness to the unaffiliated stockholders, because AMTG’s directors and executive officers will receive the same consideration per share in the Mergers as the unaffiliated stockholders. For a discussion of Morgan Stanley’s opinion and the financial analyses presented by Morgan Stanley to the AMTG Special Committee in connection with the delivery of its opinion, see “Special Factors—Opinion of the Financial Advisor to the AMTG Special Committee” beginning on page 52 of this proxy statement/prospectus;

•	the ability to complete the mergers within a reasonable period, including the likelihood of obtaining the AMTG common stockholder approval to complete the transaction in a timely manner in light of the efforts agreed upon by ARI and AMTG (and the ARI Manager and AMTG Manager) to complete the transaction;

•	the determination of the AMTG Special Committee that, after considering other strategic alternatives to enhance stockholder value, none of them was likely to result in greater value to the AMTG stockholders than the mergers and the other transactions contemplated by the merger agreement;

•	the merger agreement contains a “go-shop provision” permitting AMTG to initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that constitute, or may reasonably be expected to lead to, an alternative transaction, for a period of 35 days after the date of merger agreement;

•	the fact that the merger agreement permits AMTG, even after the expiration of the go-shop period, to furnish non-public information to, and engage in discussions with, a third party that makes an unsolicited bona fide written proposal to engage in a business combination transaction with AMTG, provided that the AMTG Board determines in good faith that the proposal is reasonably likely to result in a transaction that, if consummated, would be more favorable, from a financial point of view, to AMTG stockholders than the mergers, and that failure to take such action would be inconsistent with the directors’ duties under applicable law (see “The Agreements—Description of the Merger Agreement” beginning on page 158 of this proxy statement/prospectus);

•

the fact that the merger agreement provides that at any time prior to approval by the AMTG stockholders, AMTG may terminate the merger agreement to accept, and enter into an agreement providing for a “Superior Proposal” if the AMTG Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that it has received a “Superior Proposal” and the failure to take such action would be inconsistent with the AMTG directors’ duties under applicable law, subject to the right of ARI, for a period of at least five business days, to adjust its proposal such that the new proposal is no longer a “Superior Proposal” and subject to AMTG’s obligation, if it terminates the merger agreement, to pay the termination fee and expense reimbursement referenced below, it may terminate the merger agreement. In addition to the foregoing, in circumstances not involving or relating to a “Superior Proposal” or “Acquisition Proposal,” the AMTG Board may, at any time prior to the approval of the First Merger and the other transactions contemplated by the merger agreement by AMTG common stockholders, make a change in recommendation upon the occurrence of a list of specified intervening events (see “The Agreements—Description of the Merger Agreement” beginning on page 158 of this proxy statement/prospectus); and

•	the AMTG common stockholders may choose to not vote in favor of the First Merger if they believe the consideration is insufficient, which mitigates some of the risk associated with the transaction, including, but not limited to, fluctuations in the price of shares of ARI common stock prior to such stockholder vote.

The AMTG Board also considered the interests that certain directors and officers of AMTG may have with respect to the mergers in addition to their interests as stockholders of AMTG generally (see “Special Factors—Interests of AMTG’s Directors and Officers in the Transaction” beginning on page 84 of this proxy statement/prospectus), which the AMTG Board considered a neutral factor in its evaluation of the Potential Transaction.

Although the foregoing discussion sets forth the material factors considered by the AMTG Board in reaching its recommendation, it may not include all of the factors considered by the AMTG Board, and each director may have considered different factors or given different weights to different factors. In view of the variety of factors and the amount of information considered, the AMTG Board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendation. The AMTG Board realized that there can be no assurance about future results, including results expected or considered in the factors above. However, the AMTG Board concluded that the potential positive factors described above significantly outweighed the neutral and negative factors described above. The recommendation was made after consideration of all of the factors as a whole. THE AMTG BOARD, ACTING UPON THE UNANIMOUS RECOMMENDATION OF THE AMTG SPECIAL COMMITTEE, HAS UNANIMOUSLY, WITH THE EXCEPTION OF MARK C. BIDERMAN, WHO RECUSED HIMSELF FROM DELIBERATIONS RELATING TO THE MERGERS, APPROVED THE MERGER AGREEMENT THE MERGERS AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND DETERMINED AND DECLARED THAT IT IS ADVISABLE AND IN THE BEST INTERESTS OF AMTG AND ITS STOCKHOLDERS TO ENTER INTO THE MERGER AGREEMENT AND TO CONSUMMATE THE MERGERS AND THE OTHER TRANSACTIONS ON THE TERMS AND CONDITIONS SET FORTH THEREIN. ACCORDINGLY, THE AMTG BOARD, ACTING UPON THE UNANIMOUS RECOMMENDATION OF THE AMTG SPECIAL COMMITTEE, UNANIMOUSLY, WITH THE EXCEPTION OF MARK C. BIDERMAN, WHO RECUSED HIMSELF FROM DELIBERATIONS RELATING TO THE MERGERS, RECOMMENDS THAT THE AMTG COMMON STOCKHOLDERS VOTE “FOR” APPROVAL OF THE FIRST MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

In considering the recommendation of the AMTG Board with respect to the First Merger, you should be aware that certain of AMTG’s directors and officers have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of AMTG stockholders generally. See “Special Factors—Interests of AMTG’s Directors and Officers in the Transaction” beginning on page 84 of this proxy statement/prospectus.

The explanation of the reasoning of the AMTG Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 118.

ARI’s Reasons for the Transactions

On February 25, 2016, Mr. Gault, Mr. Prince and Mr. Kasdin, as the members of the ARI Special Committee, unanimously determined that the merger agreement, and the transactions contemplated by the merger agreement, including the issuance of shares of ARI capital stock to AMTG stockholders in the mergers, were advisable and in the best interests of ARI and its stockholders and recommended that the ARI Board authorize, approve and adopt the merger agreement, the mergers and the other transactions contemplated thereby. The ARI Special Committee also unanimously determined that the asset purchase agreement, the stock purchase agreement and the Bridge Loan Commitment Letter were in the best interests of ARI and its stockholders and recommended that the ARI Board authorize and approve each of the asset purchase agreement, the stock purchase agreement and the Bridge Loan Commitment Letter. In evaluating the mergers and the other transactions contemplated by the merger agreement, the ARI Special Committee consulted with its legal and financial advisors and considered various factors in making its determination, including information it requested and received from ARI’s management.

Based upon the determination and recommendation of the ARI Special Committee, the ARI Board, at a meeting held on February 26, 2016, unanimously, with the exception of Mark C. Biderman, who recused himself from deliberations relating to the mergers, determined that the mergers and related transactions are advisable and in the best interests of ARI and its stockholders and approved the mergers and the other transactions contemplated by the merger agreement, the asset purchase agreement, the stock purchase agreement and the Bridge Loan Commitment Letter, and the transactions contemplated thereby.

The ARI Special Committee and the ARI Board considered the following information and factors to be favorable to, and in support of, its determinations and recommendations to enter into the merger agreement, the mergers and related transactions at this time:

•	the results of ARI’s due diligence investigations of AMTG, including with respect to AMTG’s asset pricing and book value methodologies;

•	information and discussions with ARI’s management regarding AMTG’s business and portfolio of assets and the anticipated benefits of the mergers and related transactions, as well as the recommendation of the mergers and related transactions by ARI’s management;

•	the fact that the anticipated net proceeds from the sale of AMTG’s assets following the closing of the mergers will provide ARI with additional capital, which can be re-deployed into ARI’s target assets, with such capital having been obtained by ARI without incurring any underwriting costs or market discounts to its stock price which would have been associated with a typically underwritten common stock offering by ARI;

•	the opportunity to enter into the asset purchase agreement with Athene Annuity, which reduces the risk associated with the majority of AMTG’s non-Agency assets (which generally comprise the less liquid portion of AMTG’s assets);

•	the fact that at this time the mergers and related transactions are expected to be accretive to ARI’s common equity book value per share;

•	the fact that the transactions contemplated by the merger agreement are expected to be beneficial to AMTG’s stockholders, and therefore likely to receive the requisite approval of AMTG’s common stockholders, because the trading value of AMTG measured against its book value will likely allow ARI to offer merger consideration at a significant premium to the trading price of AMTG common stock;

•	the financial analysis reviewed by Houlihan Lokey with the ARI Special Committee as well as the oral opinion of Houlihan Lokey rendered to the ARI Special Committee on February 25, 2016 (which was confirmed by delivery of Houlihan Lokey’s written opinion, dated February 25, 2016, to the ARI Special Committee) as to the fairness, from a financial point of view and as of such date, to ARI of the Per Common Share Merger Consideration to be paid by ARI in the First Merger, which opinion was based on and subject to the procedures followed, assumptions made and limitations and qualifications on the review undertaken and other matters considered by Houlihan Lokey in connection with its opinion, as more fully described below under the caption “—Opinion of the Financial Advisor to the ARI Special Committee;”

•	the fact that ARI has received a debt financing commitment from Athene USA in the amount of up to $200 million to provide financing for the transaction;

•	the fact that the stock consideration is a fixed number of shares and thus avoids fluctuations in the number of shares of ARI common stock payable as consideration in the First Merger;

•	the fact that the transaction allows ARI to issue common stock at a premium to ARI’s common equity book value per share as of December 31, 2015, without taking market risk or paying an underwriting fee;

•	the conversion in the Second Merger of $172.5 million of AMTG Series A Preferred Stock into an equal amount of ARI Series C Preferred Stock, which ARI’s management believes is an attractive rate that would be difficult to replicate in the current market environment;

•	the ARI Board’s belief as to the likelihood that the mergers and related transactions will be consummated, based on, among other things, the conditions to closing contained in the merger agreement, the asset purchase agreement and other transaction documents;

•	the financial and other terms of the merger agreement, including:

•	AMTG’s agreement to calculate and determine its book value as of a date within three (3) business days prior to the mailing of this proxy statement/prospectus, which enabled ARI to minimize exposure to the volatility of AMTG’s book value until closer to the anticipated closing date;

•	AMTG’s agreement to enter into certain hedging arrangements from and after the pricing date in order to limit the volatility of (and, therefore, preserve) AMTG’s book value through the closing date;

•	AMTG’s obligation to reimburse ARI for expenses incurred in connection with the mergers under certain circumstances described in the section entitled “The Agreements—Description of the Merger Agreement—Termination Fee and Expenses Payable by AMTG to ARI” beginning on page 178;

•	the termination fee payable by AMTG to ARI under certain circumstances described in the section entitled “The Agreements—Description of the Merger Agreement—Termination Fee and Expenses Payable by AMTG to ARI” beginning on page 178; and

•	Athene USA’s commitment to purchase shares of ARI common stock following the closing in the event the trading price falls below $16.75 per share (which is the per share value of the shares of ARI common stock to be issued in the First Merger), which will provide ARI’s common stock with additional liquidity following the closing.

The ARI Special Committee and the ARI Board weighed the foregoing favorable information and factors against a variety of potentially negative factors, including:

•	the risk that the transactions may not be consummated despite the parties’ efforts or that the closing of the transactions may be unduly delayed;

•	the risk that the anticipated benefits expected to be obtained as a result of the mergers and subsequent sale of AMTG assets might not be fully or timely realized;

•	the fact that significant costs will be incurred in connection with the transactions;

•	certain terms of the transaction agreements, including:

•	AMTG’s right to solicit alternative acquisition proposals from third parties during the go-shop period;

•	the provisions of the merger agreement that place restrictions on the interim operations of ARI and its subsidiaries pending the closing (see “The Agreements—Description of the Merger Agreement—Covenant and Agreements—Conduct of Business of ARI Pending the Merger” beginning on page 165);

•	the provisions of the stock purchase agreement prohibiting ARI from purchasing shares of ARI common stock during the 30 trading day period following closing which is the period during which Athene USA may be required to purchase shares of ARI common stock;

•	the risk that the liquidation value of AMTG’s assets, net of liabilities, transaction expenses and adjustments, may be less than expected, due to changes in the market, including continuing headwinds facing the residential mortgage REIT sector, fluctuations in interest rates and credit availability or otherwise;

•	the risk that, despite AMTG’s hedging strategies, AMTG’s book value decreases between the pricing date and the closing date, and the fact that there would be no corresponding adjustment to the merger consideration;

•	the fact that the per share value of the stock consideration is fixed at $16.75, and increases in the trading price of ARI common stock or in ARI’s book value could result in ARI issuing stock in the First Merger at a discount to the then-current market price or at a price below ARI’s common book value per share as of the closing;

•	the amount of cash that will be required to fund the cash portion of the merger consideration and the fact that ARI’s obligation to complete the mergers is not conditioned on its ability to obtain financing;

•	the risk that ARI may not be able to replace certain financing arrangements relating to AMTG’s assets on terms consistent with the terms negotiated by AMTG;

•	the potential downward pressure on the share price of the Combined Company that may result if AMTG stockholders seek to sell their ARI shares after the closing; and

•	the risks of the type and nature described under the section entitled “Risk Factors” beginning on page 109.

After consideration of these factors, the ARI Board believed that the potential benefits of the mergers and related transactions to ARI and its stockholders outweighed the potential risks, many of which are mentioned above.

This discussion of the information and factors considered by the ARI Special Committee and the ARI Board includes the material positive and negative factors considered by the ARI Special Committee and the ARI Board but it is not intended to be exhaustive and may not include all the factors considered by the ARI Special Committee or the ARI Board. Neither the ARI Special Committee nor the ARI Board quantified or assigned any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement, the mergers and the related transactions. Rather, the ARI Special Committee and the ARI Board viewed its position and, in the case of the ARI Special Committee, its recommendation as being based on the totality of the information presented to and factors considered by it. In addition, individual members of the ARI Board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the ARI Special Committee and the ARI Board and certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 118.

Apollo Participants Reasons for the Transactions

Apollo, the ARI Manager and the AMTG Manager, which are referred to collectively in this proxy statement/prospectus as the Apollo Participants, are making the statements included in this section solely for the purpose of complying with the disclosure requirements of Rule 13e-3 and related rules under the Exchange Act. These statements are being made because one individual is a director of both ARI and AMTG, which causes ARI and AMTG to be deemed “affiliates” for certain purposes including for purposes of Rule 13e-3. The making of these statements is not an admission by the Apollo Participants that AMTG is “controlled” by Apollo or any affiliate of Apollo such that AMTG should be deemed to be an “affiliate” of Apollo in connection with the mergers. The individual who is a director of both ARI and AMTG recused himself from all proceedings of the respective boards of directors of ARI and AMTG in which the transactions contemplated by the merger agreement were considered.

The managers are each indirect subsidiaries of Apollo.

For the Apollo Participants, the purposes of the mergers are (1) for AMTG to address the challenges AMTG has been facing because of difficult market conditions in its sector and other factors, which have caused its shares to trade at a significant discount to AMTG’s net asset value per share for an extended period of time and have made it difficult to achieve the size and scale considered necessary to be successful; (2) for AMTG’s stockholders to receive consideration for their AMTG shares representing immediately a significant premium to the levels at which they recently have traded; and (3) for ARI to increase its capital base on attractive terms.

The Apollo Participants believe that the transaction structure of the mergers is preferable for AMTG and its stockholders to liquidation because it avoids the uncertainties and delays that would be involved in a liquidation, and because it allows the stockholders of AMTG to receive immediate cash consideration while also participating in the potential future profits of ARI.

The Apollo Participants’ reasons for recommending first to the ARI Board and then to the AMTG Board that those boards consider a business combination transaction involving the two companies, include the following:

•	Apollo and its affiliates (including the Managers) continually explore potential means of enhancing investor value relative to the status quo for the various pools of capital that they manage (including ARI and AMTG).

•	Apollo and the AMTG Manager believe that AMTG lacks the size and scale needed to be successful in its sector, and because of market conditions has been and continues to be unable to raise growth capital on acceptable terms.

•	Apollo and the ARI Manager regularly seek opportunities to grow ARI’s capital base, on terms that limit or, ideally, avoid material dilution of ARI’s stockholders.

•	The Apollo Participants determined that it may be possible to combine ARI and AMTG on terms that address AMTG’s size and scale issues while providing liquidity to AMTG’s stockholders on potential terms, while affording ARI an opportunity to grow its capital base on terms attractive to ARI and its stockholders.

•	The Apollo Participants recognized, when they began analyzing the possibility of a business combination between ARI and AMTG, that it would be necessary to obtain funding and that, because AMTG’s assets are not within the types of assets held by ARI and therefore would need to be liquidated in connection with any such business combination, it would also be necessary in connection with any such transaction to manage the consequences of potential fluctuations in the values of AMTG’s financial assets after the transaction was announced and while it was pending. Accordingly, they approached Mr. Belardi, on behalf of Athene, to determine on a preliminary basis whether Athene would have an interest in entering into certain transactions with ARI in connection with ARI’s participation in any business combination that the ARI Board and the AMTG Board might determine to pursue.

•	When Mr. Belardi, on behalf of Athene, confirmed Athene’s interest in principle to enter into such transactions with ARI, Mr. Rothstein, on behalf of the ARI Manager, presented the idea of the potential business combination to the ARI Board. The ARI Manager discussed with the ARI Board at the time that it made the presentation that the Apollo Participants may be subject to potential conflicts of interest in respect of any potential business combination with AMTG and that, if the ARI Board wished to explore and pursue such a combination, the ARI Manager would support the establishment of a special committee of ARI’s independent directors and the negotiation of any transaction with AMTG by that committee. The AMTG Manager subsequently discussed with the AMTG Board at the time that it made the presentation that the Apollo Participants likely could be subject to potential conflicts of interest in respect of any potential business combination with ARI and that, if the AMTG Board wished to explore and pursue such a combination, the AMTG Manager would support the establishment of a special committee of AMTG’s independent directors and the negotiation of any transaction with ARI by that committee.

The Apollo Participants believe the mergers and the related transaction with Athene described in this proxy statement/prospectus should be beneficial for AMTG’s stockholders, for ARI and its stockholders, and for Athene. The immediate consequence of the consummation of the mergers will be to reduce the aggregate management fees received by the Apollo Participants under the management agreements with ARI and AMTG. The amount of fees paid to the Apollo Participants may increase in the future if ARI is successful in continuing to grow its capital base after the consummation of the mergers.

Position of AMTG as to the Fairness of the Mergers

AMTG is making the statements included in this section solely for the purpose of complying with the disclosure requirements of Rule 13e-3 and related rules under the Exchange Act.

Under SEC rules, AMTG is required to express its belief as to the fairness of the mergers to the unaffiliated holders of AMTG common stock. AMTG, through the AMTG Special Committee and the AMTG Special Committee’s engagement of Morgan Stanley as its financial advisor, attempted to negotiate a transaction that would be most favorable to the stockholders of AMTG. Although the Morgan Stanley fairness opinion addresses some affiliated stockholders of AMTG, those stockholders are receiving the same merger consideration as the unaffiliated stockholders of AMTG. Because there is no distinction in how these stockholders are treated in the merger, the AMTG Board was able to rely on Morgan Stanley’s opinion to make a fairness determination as to unaffiliated stockholders of AMTG. Based on the procedural safeguards implemented during the negotiation of the mergers and the other factors considered by, and the analysis, discussion and resulting conclusions of, the AMTG Special Committee and the AMTG Board described in the section entitled “Special Factors—AMTG’s Reasons for the Transactions and Recommendation of AMTG’s Board of Directors” beginning on page 39 of this proxy statement/prospectus, which analysis, discussion and resulting conclusions AMTG expressly adopts as its own, AMTG believes that the mergers are substantively and procedurally fair to the unaffiliated holders of AMTG common stock. In preparing its fairness opinion, Morgan Stanley reviewed the terms of selected public company precedent transactions announced between January 1, 2001 and December 31, 2015, in which the targets were REITs and the transaction value was at least $500 million. Morgan Stanley presented its findings to the AMTG Board and AMTG Special Committee, and while Morgan Stanley did not present transaction data for comparable companies on an individual basis, AMTG was able to rely on the expertise of Morgan Stanley to provide a summary based on the fifteen years worth of historical data. As is customary in transactions of this type, where the value of the merger consideration is not based upon an estimate, but rather based upon a book value formula that operates in a manner similar to an exchange ratio, the AMTG Special Committee does not intend to request an updated financial opinion be delivered to the AMTG Special Committee. In particular, AMTG believes that the First Merger is both procedurally and substantively fair to the unaffiliated stockholders of AMTG common stock based on its consideration of the following factors, among others:

•	the fact that the merger agreement and the transactions contemplated thereby, including the mergers, were negotiated, determined to be advisable to and in the best interests of AMTG and its stockholders, and approved by the AMTG Special Committee and the AMTG Board, as applicable;

•	the fact that, based on the relative trading prices of AMTG common stock and ARI common stock, the AMTG Board believed that a combination with ARI was in the best interests of AMTG stockholders given, in part, that (i) the value received for AMTG common stock would likely represent a substantially higher percentage of book value than the trading price of AMTG’s common stock on February 25, 2016 (the last trading day prior to announcement of the transaction), when considering that the closing price of AMTG common stock of $10.14 on that day represented only 61.83% of the book value per share of $16.40 reported on December 31, 2015 (the last reported book value prior to the announcement of the Proposed Transaction) as compared to the value in the Proposed Transaction of 89.75% of book value as of the Pricing Date, (ii) the value received by the AMTG common stockholders would likely represent a premium to the trading price of AMTG common stock on February 25, 2016 and (iii) the stock portion of the Per Common Share Merger Consideration would provide AMTG common stockholders with an opportunity to participate in the future prospects of the Combined Company;

•	the fact that AMTG believes that such Per Common Share Merger Consideration constitutes fair value to the holders of AMTG common stock when considering the following factors: (i) the steady declines of historical market prices of AMTG common stock and the closing price of common shares of AMTG of $10.14 as of February 25, 2016 , (ii) the fact that the ratio of the price per share of AMTG common stock to AMTG’s book value during the 52-week period ending February 24, 2016 ranged from a low of approximately 0.59x to a high of approximately 0.86x, (iii) the liquidation value analysis of AMTG which resulted in an implied per share equity value range of AMTG of $14.11 to $14.78, or when incorporating volatility considerations during the liquidation decision and execution process, $13.51 to $15.38 (as compared to the estimated per AMTG common share value of the merger consideration of $14.64), and (iv) the opinion of Morgan Stanley as described below;

•	the fact that the Per Common Share Merger Consideration and the other terms and conditions of the merger agreement were negotiated on an arm’s-length basis under Maryland law between the ARI Special Committee and the AMTG Special Committee;

•	the fact that the merger agreement permits AMTG, subject to specific limitations and requirements set forth therein, to actively solicit alternative acquisition proposals from third parties, and to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making any such acquisition proposal through April 1, 2016, and thereafter AMTG may consider and respond to an unsolicited third-party acquisition proposal, and continue to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such acquisition proposal prior to the time AMTG’s common stockholders approve the proposal to approve the First Merger and the other transactions contemplated by the merger agreement;

•	the fact that the merger agreement permits the AMTG Board, subject to specific limitations and requirements set forth therein, to withdraw or change its recommendation that AMTG’s common stockholders vote in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement and to terminate the merger agreement and accept a superior proposal, in each case prior to the time AMTG’s common stockholders approve the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, subject to AMTG paying ARI a termination fee of $7.5 million or, in certain circumstances, $12.0 million; and

•	the fact that the First Merger is conditioned upon, among other matters, the AMTG stockholders’ approval of the First Merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of AMTG common stock entitled to vote on the First Merger, including the affirmative vote of the holders of at least a majority of the then outstanding shares of AMTG common stock that are beneficially owned by persons who are not affiliates of Apollo.

AMTG also identified and considered the following potentially negative factors in its deliberations:

•	because the Per Share Stock Consideration consists of a fixed number of shares of ARI common stock, AMTG common stockholders will be adversely affected by any decrease in the trading price of shares of ARI common stock between the Pricing Date and the completion of the mergers, which would not have been the case had ARI been obligated to issue a number of shares of ARI common stock equal to an agreed-upon aggregate market value; and the fact that AMTG is not permitted to terminate the merger agreement solely because of changes in the market price of shares of ARI common stock;

•	the possible disruption to AMTG’s business that may result from the announcement of the mergers and the related transactions and the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the mergers and the related transactions, and the impact that may have on the ongoing business of AMTG in the event the mergers and the related transactions are not consummated;

•	the risk that the potential cost savings and other benefits of the plan to liquidate some assets of AMTG and re-deploy the proceeds of the liquidation to acquire assets in the target industry of ARI might not be fully realized or not realized at all, which could impair the future value of the ARI common stock to be received by the AMTG common stockholders in the First Merger;

•	the terms of the merger agreement regarding the restrictions on the operation of AMTG’s business during the period between the signing of the merger agreement and the completion of the mergers;

•	the fact that the (i) $7.5 million termination fee, if the transaction is terminated in connection with an alternative proposal received during the “go-shop” period or from an Excluded Party (as defined in the merger agreement) or (ii) $12 million termination fee if the transaction is terminated in certain other circumstances, and AMTG’s obligation to reimburse ARI for up to $6 million of expenses incurred in connection with the transaction if the merger agreement is terminated under certain circumstances specified in the merger agreement, may discourage third parties that may otherwise have an interest in a business combination with, or an acquisition of, AMTG from pursuing such a transaction with AMTG (see “The Agreements—Description of the Merger Agreement” beginning on page 158 of this proxy statement/prospectus);

•	the terms of the merger agreement limiting the ability of AMTG, following expiration of the 35-day “go-shop” period, to solicit, initiate, knowingly encourage or facilitate any inquiry, discussion, offer or request that would reasonably be expected to result in alternative business combination transactions and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction (see “The Agreements—Description of the Merger Agreement” beginning on page 158 of this proxy statement/prospectus);

•	the possibility that the mergers may not be completed or may be unduly delayed because AMTG common stockholders may not approve the First Merger and the other transactions contemplated by the merger agreement or other factors outside AMTG’s control;

•	the risk that the mergers might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

•	the market price of shares of AMTG common stock,

•	AMTG’s operating results, particularly in light of the costs incurred in connection with the transaction, and

•	AMTG’s ability to attract and retain tenants and personnel;

•	the substantial costs to be incurred in connection with the transaction;

•	the absence of appraisal rights for AMTG common stockholders under Maryland law; and

•	the risks described in the section entitled “Risk Factors” beginning on page 109 of this proxy statement/prospectus.

The foregoing discussion of the factors considered by AMTG is not intended to be exhaustive but is believed to include all material factors considered by AMTG in making a determination regarding the fairness of the mergers for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. A majority of the directors of AMTG who are not employees of AMTG have not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Rule 13e-3 transaction and/or preparing a report concerning the fairness of the transaction. AMTG did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the mergers. Rather, AMTG made its fairness determination after considering all of the factors as a whole.

Position of the ARI Participants as to the Fairness of the Mergers

ARI and Merger Sub which are referred to collectively in this proxy statement/prospectus as the ARI Participants, are making the statements included in this section solely for the purpose of complying with the disclosure requirements of Rule 13e-3 and related rules under the Exchange Act. These statements are being made because one individual is a director of both ARI and AMTG, which causes ARI and AMTG to be deemed “affiliates” for certain purposes including for purposes of Rule 13e-3. However, the making of such statements is not an admission by the ARI Participants that AMTG is “controlled” by ARI or any affiliate of ARI such that AMTG should be deemed to be an “affiliate” in connection with the mergers. The individual who is a director of both ARI and AMTG recused himself from all proceedings of the respective boards of directors of ARI and AMTG in which the transactions contemplated by the merger agreement were considered.

Under SEC rules, the ARI Participants are required to express their belief as to the fairness of the mergers to the unaffiliated holders of AMTG common stock. ARI and Merger Sub, through the ARI Special Committee, attempted to negotiate a transaction that would be most favorable to ARI and Merger Sub and did not negotiate a transaction with a goal of obtaining terms that were fair to the holders of AMTG common stock and did not undertake any independent evaluation of the fairness of the mergers to the unaffiliated holders of AMTG common stock or engage a financial advisor for such purpose. However, based on the procedural safeguards implemented during the negotiation of the mergers and the other factors considered by, and the analysis, discussion and resulting conclusions of, the ARI Special Committee and the ARI Board described in the section entitled “Special Factors—ARI’s Reasons for the Transactions” beginning on page 42 of this proxy statement/prospectus, which analysis, discussion and resulting conclusions the ARI Participants expressly adopt as their own, the ARI Participants believe that the mergers are substantively and procedurally fair to the unaffiliated holders of AMTG common stock. In particular, ARI and Merger Sub believe that the First Merger is both procedurally and substantively fair to the unaffiliated stockholders of AMTG common stock based on their consideration of the following factors, among others:

•	the fact that the merger agreement and the transactions contemplated thereby, including the mergers, were negotiated, determined to be advisable and in the best interests of AMTG and its stockholders, and approved by the AMTG Special Committee and the AMTG Board, as applicable;

•	the transactions between ARI and Athene USA were in the best interests of ARI stockholders because Athene USA’s agreement to purchase certain assets in AMTG’s portfolio alleviated the cost and risk of ARI having to sell those assets or obtain alternative financing;

•	the fact that the value of the Per Common Share Merger Consideration as of the Pricing Date, which is approximately $13.83 (based on the closing price as of July 22, 2016 on the NYSE for a share of ARI common stock), represents approximately a 36.3% premium over the market closing price of AMTG common stock of $10.14 on February 25, 2016, the last unaffected trading day prior to the announcement of the merger agreement;

•	the fact that the Per Common Share Merger Consideration and the other terms and conditions of the merger agreement were negotiated on an arm’s-length basis under Maryland law between the ARI Special Committee and Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee;

•	the fact that the merger agreement permits AMTG, subject to specific limitations and requirements set forth therein, to actively solicit alternative acquisition proposals from third parties, and to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such acquisition proposal through April 1, 2016, and thereafter AMTG may consider and respond to an unsolicited third-party acquisition proposal, and continue to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such acquisition proposal prior to the time AMTG’s common stockholders approve the proposal to approve the First Merger and the other transactions contemplated by the merger agreement;

•	the fact that the merger agreement permits the AMTG Board, subject to specific limitations and requirements set forth therein, to withdraw or change its recommendation that AMTG’s common stockholders vote in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement and to terminate the merger agreement and accept a superior proposal, in each case prior to the time AMTG’s common stockholders approve the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, subject to AMTG paying ARI a termination fee of $7.5 million or, in certain circumstances, $12.0 million; and

•	the fact that the First Merger is conditioned upon, among other matters, the AMTG stockholders’ approval of the First Merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of AMTG common stock entitled to vote on the First Merger, including the affirmative vote of the holders of at least a majority of the then outstanding shares of AMTG common stock that are beneficially owned by persons who are not affiliates of Apollo.

The foregoing discussion of the factors considered by the ARI Participants is not intended to be exhaustive but is believed to include all material factors considered by the ARI Participants in making a determination regarding the fairness of the mergers for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The ARI Participants did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the mergers. Rather, the ARI Participants made their fairness determination after considering all of the factors as a whole.

Position of the Apollo Participants as to the Fairness of the Mergers

Rule 13e-3 and the related rules under the Exchange Act require the Apollo Participants to express their belief as to the fairness of the mergers to the unaffiliated common stockholders of AMTG. The Apollo Participants are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. These statements are being made because one individual is a director of both ARI and AMTG, which causes ARI and AMTG to be deemed “affiliates” for certain purposes including for purposes of Rule 13e-3. The making of these statements is not an admission by the Apollo Participants that AMTG is “controlled” by Apollo or any affiliate of Apollo such that AMTG should be deemed to be an “affiliate” of Apollo in connection with the mergers. The individual who is a director of both ARI and AMTG recused himself from all proceedings of the respective boards of directors of ARI and AMTG in which the transactions contemplated by the merger agreement were considered.

The Apollo Participants did not set or recommend the financial terms of the mergers or of the transactions with Athene that are described in this proxy statement/prospectus, nor did they participate in the negotiations of the terms of mergers or of the transactions with Athene. The terms of the mergers and of the transactions with Athene were negotiated between the ARI Special Committee, Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee, Mr. Rothstein, on behalf of ARI at the direction of the ARI Special Committee, Mr. Zelter and Mr. Weiner, and Mr. Belardi and Ms. De Liban, both on behalf of Athene, acting under the oversight, and subject to the ultimate approval, of the Athene Special Committee. Consistent with their obligations under the respective management agreements with ARI and AMTG, the managers provided support and information as and to the extent requested by the special committees in connection with their negotiations of the terms of the mergers. The Apollo Participants did not undertake any independent evaluation of the fairness of the mergers to the unaffiliated common stockholders of AMTG or engage a financial advisor for such purpose. However, based on the procedural safeguards implemented during the negotiation of the merger and the other factors considered by, and the analysis, discussion and resulting conclusions of, the AMTG Board and the AMTG Special Committee described in the section entitled “Special Factors—AMTG’s Reasons for the Transactions and Recommendation of AMTG’s Board of Directors” beginning on page 39 of this proxy statement/prospectus, which analysis, discussion and resulting conclusions the Apollo Participants expressly adopt as their own, the Apollo Participants believe that the mergers are substantively and procedurally fair to AMTG’s unaffiliated common stockholders.

The foregoing discussion of the factors considered by the Apollo Participants is not intended to be exhaustive but is believed to include all material factors considered by the Apollo Participants in making a determination regarding the fairness of the mergers for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. The Apollo Participants did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the mergers. Rather, the Apollo Participants made their fairness determination after considering all of the factors as a whole.

For a further description of the effects of the mergers and the transactions contemplated by the merger agreement on AMTG, its affiliates and unaffiliated security holders, including the U.S. federal tax consequences of the transaction, see “Special Factors—Interests of AMTG’s Directors and Officers in the Transaction,” “The Mergers and Related Transactions—Listing of Newly Issued ARI Common Stock,” “The Mergers and Related Transactions—Listing of Newly Issued ARI Series C Preferred Stock,” “The Mergers and Related Transactions —Delisting and Deregistration of AMTG Capital Stock,” “The Agreements—Description of the Merger Agreement,” “Material U.S. Federal Income Tax Consequences of the Mergers,” “Management and Board of the Combined Company.”

Opinion of the Financial Advisor to the AMTG Special Committee

The AMTG Special Committee retained Morgan Stanley to provide it with financial advisory services and to render a financial opinion in connection with the mergers, and, if requested by the AMTG Special Committee, a financial opinion with respect thereto. The AMTG Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, and its knowledge of AMTG’s business and affairs. On February 25, 2016, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the AMTG Special Committee to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the merger consideration to be received by the holders of shares of AMTG common stock, (but excluding shares of AMTG common stock (i) held by ARI or Merger Sub, or (ii) held by any subsidiary of ARI, Merger Sub or AMTG) pursuant to the merger agreement was fair from a financial point of view to the holders of shares of AMTG common stock.

The full text of the written opinion of Morgan Stanley, dated February 25, 2016, is attached to this proxy statement/prospectus as Annex G, and is incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The summary of the opinion of Morgan Stanley in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. You are encouraged to, and should, read Morgan Stanley’s opinion and this section summarizing Morgan Stanley’s opinion carefully and in their entirety. Morgan Stanley’s opinion was directed to the AMTG Special Committee, in its capacity as such, and addresses only the fairness from a financial point of view of the merger consideration to be received by the holders of AMTG common stock (excluding shares of AMTG common stock (i) held by ARI or Merger Sub, or (ii) held by any subsidiary of ARI, Merger Sub or AMTG)

pursuant to the merger agreement, as of the date of the opinion, and does not address any other aspects or implications of the mergers. It was not intended to, and does not, constitute advice or a recommendation to any stockholder of AMTG as to how to vote at any stockholders’ meeting to be held in connection with the mergers or whether to take any other action with respect to the mergers.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of AMTG and ARI, respectively;

•	reviewed certain internal financial statements and other financial and operating data, including information regarding the net equity book value, concerning AMTG and ARI, respectively;

•	reviewed certain financial projections prepared by the managements of AMTG and ARI, respectively;

•	discussed the past and current operations and financial condition and the prospects of AMTG, including a range of estimates for outcomes and risks associated with a liquidation of AMTG, with senior executives of AMTG;

•	discussed the past and current operations and financial condition and the prospects of ARI with senior executives of ARI, including ARI’s plans to liquidate some of AMTG’s assets and reduce AMTG’s liabilities;

•	reviewed the reported prices and trading activity for the AMTG common stock and ARI common stock;

•	compared the financial performance of AMTG and ARI and the prices and trading activity of the AMTG common stock and ARI common stock with that of certain other publicly-traded companies comparable with AMTG and ARI, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of AMTG and ARI and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by AMTG and ARI, and formed a substantial basis for its opinion. With respect to AMTG’s financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of AMTG and ARI of the future financial performance of AMTG and ARI. In addition, Morgan Stanley assumed that the mergers will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley also assumed that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory and other approvals and consents required for the mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the mergers. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of AMTG and ARI and their legal, tax or regulatory advisors, if any, with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of AMTG’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of the AMTG common stock in the First Merger.

Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of AMTG or ARI, nor was it furnished with any such valuations or appraisals. Morgan Stanley is not an expert in the evaluation of allowance for loan losses, and it did not (a) make an independent evaluation of the adequacy of the allowance for loan losses at AMTG or ARI or (b) examine any individual loan credit files of AMTG or ARI (nor was Morgan Stanley requested to conduct such a review) and, as a result, it assumed that the aggregate allowance for loan losses of AMTG and ARI was adequate. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, February 25, 2016. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with the preparation of its opinion to the AMTG Special Committee. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 24, 2016 (the last trading day immediately preceding the February 25, 2016, presentation by Morgan Stanley to the AMTG Special Committee), and is not necessarily indicative of current market conditions. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

Company Analysis

Historical Trading Range Analysis

Morgan Stanley reviewed the historical trading range of shares of AMTG common stock for the 52-week period ending February 24, 2016 in order to calculate the ratio of the price per share of AMTG common stock to AMTG’s Book Value (“P/BV”) over this period. Over this period, AMTG’s P/BV ranged from a low of approximately 0.59x to a high of approximately 0.86x. Using this range, and based upon AMTG’s preliminary book value per share of $16.40 as of December 31, 2015, Morgan Stanley calculated an implied per share equity value of AMTG of $9.66 to $14.12 (as compared to the estimated per share of AMTG common stock value of the merger consideration of $14.64 (using AMTG’s preliminary book value per share as of December 31, 2015)).

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis of AMTG, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded.

Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for AMTG with corresponding current and historical financial information, ratios and public market multiples for publicly traded mortgage REITs that (i) share similar business characteristics and have certain comparable operating characteristics with AMTG and (ii) had current market capitalizations of $250 million to $1 billion (which was comparable to AMTG’s market capitalization of approximately $320 million as of February 24, 2016). All companies that Morgan Stanley found that satisfied the foregoing criteria were included in the comparable company analysis. These companies were the following, which we refer to in this section as the AMTG Hybrid REIT Peers:

•	Dynex Capital, Inc.

•	Ellington Financial LLC

•	AG Mortgage Investment Trust, Inc.

•	American Capital Mortgage Investment Corp.

•	New York Mortgage Trust, Inc.

•	Western Asset Mortgage Capital Corporation

For each AMTG Hybrid REIT Peer, Morgan Stanley calculated such company’s P/BV using market data as of February 24, 2016. The following table presents the results of this analysis:

AMTG Hybrid REIT Peer	P/BV Ratio
Dynex Capital, Inc.	0.79
Ellington Financial LLC	0.78
AG Mortgage Investment Trust, Inc.	0.63
American Capital Mortgage Investment Corp.	0.69
New York Mortgage Trust, Inc.	0.62
Western Asset Mortgage Capital Corporation	0.79

Based on the results of this analysis and its professional judgment, Morgan Stanley applied a P/BV range of 0.65x to 0.79x to AMTG’s preliminary book value per share of $16.40 as of December 31, 2015, which resulted in an implied per share equity value range of AMTG of $10.62 to $12.94 (as compared to the estimated per AMTG common share value of the merger consideration of $14.64 (using AMTG’s preliminary book value per share as of December 31, 2015)).

For each AMTG Hybrid REIT Peer, Morgan Stanley also calculated such company’s dividend yield. The following table presents the results of this analysis:

AMTG Hybrid REIT Peer	Dividend Yield (%)
Dynex Capital, Inc.	15.7
Ellington Financial LLC	11.6
AG Mortgage Investment Trust, Inc.	16.6
American Capital Mortgage Investment Corp.	11.8
New York Mortgage Trust, Inc.	23.6
Western Asset Mortgage Capital Corporation	22.1

Based on the results of this analysis, Morgan Stanley applied a dividend yield range of 20.7% to 12.8% to AMTG’s current annualized dividend of $1.92, which resulted in an implied per share equity value range of AMTG of $9.29 to $15.05 (as compared to the estimated per AMTG common share value of the merger consideration of $14.64 (using AMTG’s preliminary book value per share as of December 31, 2015)).

No company included in the comparable company analysis is identical to AMTG. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of AMTG. These include, among other things, the impact of competition on the business of AMTG and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of AMTG and the industry, and in the financial markets in general. Mathematical analysis (such as determining the median) is not, in itself, a meaningful method of using comparable company data.

Premiums Paid Analysis

Using publicly available information, Morgan Stanley reviewed the terms of selected public company precedent transactions announced between January 1, 2001 to December 31, 2015, in which the targets were REITs and the transaction value was at least $500 million. All transactions that Morgan Stanley found that satisfied the foregoing criteria were included in the premiums paid analysis. In light of the very limited number of precedent transactions involving the acquisition of a residential mortgage REIT, Morgan Stanley considered precedent transactions involving acquisitions of equity mortgage REITs and commercial mortgage REITs in order to arrive at a sampling of precedent transactions most analogous to the Transaction. In addition, Morgan Stanley considered such precedent transactions which were announced between January 1, 2001 to December 31, 2015 in order to reduce the impact that any short term volatility in the applicable markets may have had on premiums that were paid in particular precedent transactions. Morgan Stanley reviewed the premium paid in each transaction to the target company’s stock price, based on the average price for the 10 trading days ending five days prior to the applicable transaction’s announcement. Morgan Stanley noted that the average premium paid in these transactions was 22.8% and the average premium paid in these transactions (excluding those that occurred in 2008) was 17.5%. Based on the results of this analysis, Morgan Stanley applied a premium range of 15% to 35% to AMTG’s closing share price of $10.05 on February 24, 2016, which resulted in an implied per share equity value range of AMTG of $11.56 to $13.57 (as compared to the estimated per AMTG common share value of the merger consideration of $14.64 (using AMTG’s preliminary book value per share as of December 31, 2015)).

Liquidation Analysis

Morgan Stanley performed a liquidation analysis of AMTG, which attempts to calculate the value that holders of shares of AMTG common stock would be expected to receive in the event of a liquidation of AMTG. In performing its analysis, which was based, in part, on information and estimates provided by AMTG’s management, Morgan Stanley assumed that:

•	the net asset value of AMTG as of December 31, 2015 was $522 million;

•	the aggregate discount on the proceeds received by AMTG in a liquidation scenario (as compared to AMTG’s net asset value as of December 31, 2015) would be between approximately $2.5 million and $19.7 million; and

•	the aggregate fees and expenses incurred by AMTG in a liquidation scenario, including, without limitation, fees and expenses related to terminating AMTG’s management agreement and obtaining all requisite approvals by AMTG’s common stockholders, would be between $49.2 million and $53.2 million.

Based on the above assumptions, Morgan Stanley calculated an implied per share equity value range of AMTG of $14.11 to $14.78 (as compared to the estimated per AMTG common share value of the merger consideration of $14.64 (using AMTG’s preliminary book value per share as of December 31, 2015)).

Morgan Stanley also performed a liquidation analysis of AMTG utilizing the same methodology, information and assumptions as described above, but incorporating volatility considerations during the liquidation decision and execution process. Morgan Stanley reviewed the quarterly book value volatility from 2009-2015 for a set of agency and hybrid mortgage REIT companies that share similar business characteristics and have certain comparable operating characteristics with AMTG. Given the liquidation analysis is concerned solely with operating metrics and does not include considerations of trading metrics, the set of companies selected for this purpose was not limited by market capitalization and included AMTG, the AMTG Hybrid REIT Peers and the following:

•	Two Harbors Investment Corp.

•	MFA Financial, Inc. Real Estate Trust

•	Chimera Investment Corporation

•	Invesco Mortgage Capital Inc. Real Estate Trust

•	PennyMac Mortgage Investment Trust

•	Redwood Trust, Inc.

•	Arlington Asset Investment Corp.

•	ZAIS Financial Corp.

•	Ellington Residential Mortgage REIT

•	Five Oaks Investment Corp.

•	JAVELIN Mortgage Investment Corp.

•	Annaly Capital Management, Inc.

•	American Capital Agency Corp.

•	Hatteras Financial Corp.

•	CYS Investments Inc.

•	Capstead Mortgage Corporation

•	ARMOUR Residential REIT, Inc.

•	Anworth Mortgage Asset Corp.

While Morgan Stanley viewed Orchid Island Capital Inc. as having similar business characteristics and comparable operating characteristics as AMTG, it was excluded from the liquidation analysis on the basis of its limited operational history as a publicly traded mortgage REIT and the impact of its significant capital raising on the measured book value volatility in the measurement period.

Based on one standard deviation of quarterly book value change for these companies as observed from January 1, 2009 to December 31, 2015, and resulting in a book value range of 0.82x to 0.94x, Morgan Stanley calculated an implied per share equity value range of AMTG of $13.51 to $15.38 (as compared to the estimated per AMTG common share value of the merger consideration of $14.64 (using AMTG’s preliminary book value per share as of December 31, 2015)).

Buyer Analysis

Historical Trading Range Analysis

Morgan Stanley reviewed the historical trading range of shares of ARI common stock for the 52-week period ending February 24, 2016 and noted that, during such period, the maximum trading price for shares of ARI common stock was $18.25 per share and the minimum trading price for shares of ARI common stock was $12.92 per share. Morgan Stanley also noted that the closing price for shares of ARI common stock on February 25, 2016 was $16.93 per share.

Equity Research Price Target Analysis

Morgan Stanley reviewed the price targets for shares of ARI common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market-trading price of shares of ARI common stock and were not discounted to reflect present value. The range of analyst price targets for shares of ARI common stock was $15.00 to $18.00, with a consensus price target of $16.92.

The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for shares of ARI common stock and these estimates are subject to uncertainties, including, but not limited to, the future financial performance of ARI and future financial market conditions.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis of ARI, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded.

Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for ARI with corresponding current and historical financial information, ratios and public market multiples for publicly traded commercial mortgage REITs that (i) share similar business characteristics and have certain comparable operating characteristics with ARI and (ii) had current market capitalizations of approximately $1 billion to $10 billion (which was comparable to ARI’s market capitalization of approximately $2.6 billion as of February 24, 2016). All companies that Morgan Stanley found that satisfied the foregoing criteria were included in the comparable company analysis of ARI. These companies were the following, which we refer to in this section as the ARI mREIT Peers:

•	Ares Commercial Real Estate Corporation

•	Blackstone Mortgage Trust, Inc.

•	Colony Capital, Inc.

•	Starwood Property Trust, Inc.

For each ARI mREIT Peer, Morgan Stanley calculated the P/BV of each company using such company’s stock price divided by the book value of its common equity, using market data as of February 24, 2016. Based on the results of this analysis, Morgan Stanley applied a P/BV range of 0.7x to 1.0x to ARI’s book value per share of $16.21 as of December 31, 2015, which resulted in an implied per share equity value range of ARI of approximately $11.24 to approximately $16.54 (as compared to ARI’s closing common stock price of $16.93 as of February 25, 2016).

For each ARI mREIT Peer, Morgan Stanley also calculated each company’s dividend yield as a percentage of such company’s stock price. Based on the results of this analysis, Morgan Stanley applied a dividend yield range of 9.7% to 10.8% to ARI’s annualized dividend per share of $1.84, which resulted in an implied per share equity value range of ARI of $17.01 to $18.95 (as compared to ARI’s closing common stock price of $16.93 as of February 25, 2016).

For each ARI mREIT Peer, Morgan Stanley also calculated such company’s Price / 2016 earnings per share ratio by dividing such company’s stock price as of February 24, 2016 by its 2016 estimated earnings per share (P/2016E EPS). Based on the results of this analysis, Morgan Stanley applied a P/2016E EPS range of 8.0x to 9.7x, which resulted in an implied per share equity value range of ARI of $15.67 to $18.98 (as compared to ARI’s closing common stock price of $16.93 as of February 25, 2016).

No company included in the comparable company analysis is identical to ARI. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of ARI. These include, among other things, the impact of competition on the business of ARI and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of ARI and the industry, and in the financial markets in general. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable company data.

Dividend Discount Analysis

Morgan Stanley performed two dividend discount analyses to calculate a range of implied present values of the distributable cash flows that ARI is forecasted to generate. The first range was determined by adding:

•	the present value of an estimated future dividend stream for ARI over the three-year period from 2016 to 2018 based on ARI’s projected estimated EPS for those years and an assumed dividend payout ratio of 0.94x; and

•	the present value of an estimated “terminal value” of ARI common stock at the end of the year 2018.

In performing its analysis, Morgan Stanley assumed a cost of equity of 10.25% to 12.25% which it used as the discount rate. The terminal value for ARI was calculated by applying a selected range of P/BV multiples of 0.9x to 1.1x (representing the current average P/BV of the ARI mREIT Peers and the long term median P/BV of the ARI mREIT Peers since January 2011 utilizing market data as of February 24, 2016) to ARI’s 2018 estimated book value per share of $16.55. This resulted in an implied per share equity value range of ARI of $15.02 to $18.23 (as compared to ARI’s closing common stock price of $16.93 as of February 25, 2016).

The second range was determined by adding:

•	the present value of an estimated future dividend stream for ARI over the three-year period from 2016 to 2018 based on ARI’s projected estimated EPS for those years and an assumed dividend payout ratio of 0.94x; and

•	the present value of an estimated “terminal value” of ARI common stock at the end of the year 2019.

In performing its analysis, Morgan Stanley assumed a cost of equity of 10.25% to 12.25% which it used as the discount rate. The terminal value for ARI was calculated by applying a terminal perpetuity growth rate range of 1.40% to 3.40% (based on ARI’s actual and projected EPS CAGR for 2015-2018) to ARI’s 2018 estimated dividend per share of $1.92. This resulted in an implied per share equity value range of ARI of $15.95 to $24.93 (as compared to ARI’s closing common stock price of $16.93 as of February 25, 2016).

Preliminary Presentations by Morgan Stanley

In addition to its February 25, 2016 opinion and presentation to the AMTG Special Committee and the underlying financial analyses performed in relation thereto, Morgan Stanley also delivered preliminary presentation materials to the AMTG Special Committee on January 15, 2016, January 25, 2016, February 2, 2016, February 9, 2016 and February 24, 2016. The preliminary financial considerations and other information in such preliminary presentation materials were based on information and data that was available as of the dates of the respective presentations. Morgan Stanley also continued to refine various aspects of its financial analyses. Accordingly, the results and other information presented in such preliminary presentation materials differs slightly from the February 25, 2016 financial analyses.

The preliminary presentation materials referenced above were for discussion purposes only and did not present any findings or make any recommendations or constitute an opinion of Morgan Stanley with respect to the fairness of the merger consideration or otherwise.

The preliminary presentation materials delivered by Morgan Stanley to the AMTG Special Committee contained substantially similar analyses as described above under “—Company Analysis” and “—Buyer Analysis.” The financial analyses performed by Morgan Stanley in relation to its opinion dated February 25, 2016 supersede all analyses and information presented in the preliminary presentation materials.

January 15, 2016 Preliminary Presentation Materials

The January 15, 2016 preliminary presentation materials contained a situation overview including a summary of the ARI Special Committee’s non-binding indicative proposal as of January 11, 2016, indicating an estimated per AMTG common share value of ARI’s preliminary non-binding indicative proposal of $14.09 (using AMTG’s book value per share as of September 30, 2015).

The January 15, 2016 preliminary presentation materials contained a preliminary historical trading range analysis of AMTG common stock for the 52-week period ending January 13, 2016 in order to calculate the P/BV range over this period. This preliminary historical trading range analysis indicated that, over this period, AMTG’s P/BV ranged from a low of approximately 0.66x to a high of approximately 0.86x and, based on an AMTG book value per share of $17.08 as of September 30, 2015, resulted in an implied per share equity value of AMTG of $11.28 to $14.71 (as compared to the estimated per AMTG common share value of ARI’s non-binding indicative proposal of $14.09 (using AMTG’s book value per share as of September 30, 2015)).

The January 15, 2016 preliminary presentation materials also contained a preliminary comparable company analysis of AMTG utilizing the same methodology and same comparable company peer group as described under “—Company Analysis—Comparable Company Analysis,” and market data as of January 13, 2016. This preliminary comparable company analysis revealed a comparable company P/BV range of 0.68x to 0.73x, which Morgan Stanley applied to AMTG’s book value per share of $17.08 as of September 30, 2015, resulting in an implied per share equity value range of AMTG of $11.69 to $12.40 (but utilizing for comparative purposes an estimated per AMTG common share value of ARI’s preliminary non-binding indicative proposal of $14.09 (using AMTG’s book value per share as of September 30, 2015)). The preliminary comparable company analysis also revealed a dividend yield range of 18.8% to 13.3%, which Morgan Stanley applied to AMTG’s then current annualized dividend of $1.92, resulting in an implied per share equity value range of AMTG of $10.22 to $14.44 (but utilizing for comparative purposes an estimated per AMTG common share value of ARI’s preliminary non-binding indicative proposal of $14.09 (using AMTG’s book value per share as of September 30, 2015)).

The January 15, 2016 preliminary presentation materials also contained a preliminary liquidation analysis of AMTG utilizing the same methodology and assumptions as described under “—Company Analysis—Liquidation Analysis,” but financial information as of September 30, 2015 and excluding adjustments for volatility considerations during the liquidation decision and execution process. This preliminary liquidation analysis revealed an implied per share equity value range of AMTG of $14.76 to $15.46 (but utilizing for comparative purposes an estimated per AMTG common share value of ARI’s preliminary non-binding indicative proposal of $14.09 (using AMTG’s book value per share as of September 30, 2015)).

The January 15, 2016 preliminary presentation materials further contained certain additional preliminary information, including information relating to the volatile performance of AMTG and certain comparable mortgage REIT market peer groups (as measured by various financial ratios and measures including total return, P/BV, dividend yield, interest rate levels and levels of capital raised), an overview of strategic alternatives (including maintenance of the status quo, changes to strategic focus, an increase in common stock buybacks, a change to the corporate structure of AMTG, a negotiated sale of AMTG and liquidation), an overview of AMTG’s total return since IPO as compared to comparable peer group companies with market capitalizations of $250 million to $1 billion, and comparisons of AMTG’s dividend yield, P/BV per share and economic return (as measured by the addition of dividends declared and change in book value per share divided by book value per share) against those of comparable mortgage REIT market peer groups.

January 25, 2016 Preliminary Presentation Materials

The January 25, 2016 preliminary presentation materials contained a revised overview of ARI’s non-binding indicative proposal as of January 23, 2016, indicating an increase in the estimated per AMTG common share value of ARI’s preliminary non-binding indicative proposal to $14.56 (using AMTG’s book value per share as of September 30, 2015).

The January 25, 2016 preliminary presentation materials contained a revised historical trading range analysis of AMTG common stock for the 52-week period ending January 22, 2016 in order to calculate the P/BV range over this period. This revised historical trading range analysis indicated that, over this period, AMTG’s P/BV ranged from a low of approximately 0.60x to a high of approximately 0.86x and, based on an AMTG book value per share of $17.08 as of September 30, 2015, resulted in an implied per share equity value of AMTG of $10.23 to $14.71.

The January 25, 2016 preliminary presentation materials also contained a revised comparable company analysis of AMTG utilizing the same methodology and same comparable company peer group as described under “—Company Analysis—Comparable Company Analysis,” and market data as of January 22, 2016. This revised comparable company analysis revealed a comparable company P/BV range of 0.65x to 0.71x, which Morgan Stanley applied to AMTG’s book value per share of $17.08 as of September 30, 2015, resulting in an implied per share equity value range of AMTG of $11.07 to $12.08. The revised comparable company analysis also revealed a dividend yield range of 19.9% to 13.6%, which Morgan Stanley applied to AMTG’s then current annualized dividend of $1.92, resulting in an implied per share equity value range of AMTG of $9.66 to $14.12.

The January 25, 2016 preliminary presentation materials also contained the preliminary liquidation analysis of AMTG utilizing the same methodology and assumptions as described under “—Preliminary Presentations by Morgan Stanley—January 15, 2016 Preliminary Presentation Materials,” revealing the same implied per share equity value range of AMTG of $14.76 to $15.46.

The January 25, 2016 preliminary presentation materials further contained certain additional information relating to AMTG’s share price performance, total return performance and P/BV trading performance since November 2015. The January 25, 2016 preliminary presentation materials also contained an overview of ARI’s P/BV for the 90-day period beginning September 15, 2015.

February 2, 2016 Preliminary Presentation Materials

The February 2, 2016 preliminary presentation materials contained a revised historical trading range analysis of AMTG common stock for the 52-week period ending January 29, 2016 in order to calculate the P/BV range over this period. This revised historical trading range analysis indicated that, over this period, AMTG’s P/BV ranged from a low of approximately 0.59x to a high of approximately 0.86x and, based on an AMTG book value per share of $17.08 as of September 30, 2015, resulted in an implied per share equity value of AMTG of $10.07 to $14.71.

The February 2, 2016 preliminary presentation materials also contained a revised comparable company analysis of AMTG utilizing the same methodology and same comparable company peer group as described under “—Company Analysis—Comparable Company Analysis,” and market data as of January 29, 2016. This revised comparable company analysis revealed a comparable company P/BV range of 0.67x to 0.73x, which Morgan Stanley applied to AMTG’s book value per share of $17.08 as of September 30, 2015, resulting in an implied per share equity value range of AMTG of $11.41 to $12.46. The revised comparable company analysis also revealed a dividend yield range of 19.0% to 13.3%, which Morgan Stanley applied to AMTG’s then current annualized dividend of $1.92, resulting in an implied per share equity value range of AMTG of $10.12 to $14.49.

The February 2, 2016 preliminary presentation materials also contained the preliminary liquidation analysis of AMTG utilizing the same methodology and assumptions as described under “—Preliminary Presentations by Morgan Stanley—January 15, 2016 Preliminary Presentation Materials,” revealing the same implied per share equity value range of AMTG of $14.76 to $15.46.

The February 2, 2016 preliminary presentation materials also contained preliminary market perspectives on ARI, including P/BV multiples, price-to-tangible book value multiples, price to earnings-per share multiples and dividend yields of ARI and certain market peer groups, a comparison of the historical trading performance of ARI common stock against that of certain market peer groups since September 2009, based on market data as of January 25, 2016, and certain publicly available equity research analysts’ stock price and other targets for ARI.

February 9, 2016 Preliminary Presentation Materials

The February 9, 2016 preliminary presentation materials contained an overview of non-binding summary of terms as of February 7, 2016 indicating an estimated per AMTG common share value of the ARI Special Committee’s preliminary non-binding indicative proposal of $14.99 (using AMTG’s book value per share as of September 30, 2015) together with an anticipated transaction timeline. The February 9, 2016 preliminary presentation materials also contained an overview of AMTG and ARI trading values as represented by P/BV and share price ranges since December 1, 2015 and comparison of the P/BV ratios of AMTG and ARI against certain of their comparable company peers as of February 8, 2016.

February 24, 2016 Preliminary Presentation Materials

The February 24, 2016 preliminary presentation materials contained a revised historical trading range analysis of AMTG common stock utilizing the same methodology and indicating the same approximate implied per share equity value reference range for AMTG as described above under “—Company Analysis—Historical Trading Range Analysis,” but utilizing for comparative purposes an estimated per AMTG common share value of the merger consideration of $14.39 (using AMTG’s preliminary book value per share of $16.40 as of December 31, 2015).

The February 24, 2016 preliminary presentation materials also contained a revised comparable company analysis of AMTG utilizing the same methodology and same comparable company peer group as described under “—Company Analysis—Comparable Company Analysis,” and market data as of February 19, 2016. This revised comparable company analysis revealed a comparable company P/BV range of 0.69x to 0.78x, which Morgan Stanley applied to AMTG’s preliminary book value per share of $16.40 as of December 31, 2015, resulting in an implied per share equity value range of AMTG of $11.28 to $12.78. The revised comparable company analysis also revealed a dividend yield range of 18.9% to 12.9%, which Morgan Stanley applied to AMTG’s then current annualized dividend of $1.92, resulting in an implied per share equity value range of AMTG of $10.15 to $14.87.

The February 24, 2016 preliminary presentation materials also contained a preliminary premiums paid analysis utilizing the same methodology and same selected public company precedent transactions as described under “—Company Analysis—Premiums Paid Analysis” to arrive at the same premium range of 15% to 35%, which was then applied to AMTG’s closing share price of $9.93 on February 19, 2016 resulting in an implied per share equity value range of AMTG of $11.42 to $13.41 and utilizing for comparative purposes an estimated per AMTG common share value of the merger consideration of $14.39 (using AMTG’s preliminary book value per share as of December 31, 2015).

The February 24, 2016 preliminary presentation materials also contained a revised liquidation analysis of AMTG utilizing the same methodology, assumptions and financial information as described under “—Company Analysis—Liquidation Analysis,” but utilizing for comparative purposes an estimated per AMTG common share value of the merger consideration of $14.39 (using AMTG’s preliminary book value per share as of December 31, 2015).

The February 24, 2016 preliminary presentation materials also contained preliminary historical trading and equity research price target analyses of ARI utilizing the same methodology, assumptions and financial information as described under “—Buyer Analysis—Historical Trading Range Analysis” and “—Buyer Analysis—Equity Research Price Targets,” but utilizing for comparative purposes for the historical trading analysis a closing price of $16.24 for shares of ARI common stock on February 19, 2016.

The February 24, 2016 preliminary presentation materials also contained a preliminary comparable company analysis of ARI utilizing the same methodology and assumptions as described under “—Buyer Analysis—Comparable Company Analysis,” but utilizing market data as of February 19, 2016 and a closing price of $16.24 for shares of ARI common stock on February 19, 2016 for comparative purposes. This preliminary comparable company analysis of ARI resulted in implied per share equity value ranges of ARI of approximately $10.93 to $16.43 using the P/BV valuation method, $16.90 to $18.40 using the dividend yield valuation method and $15.39 to $18.43 using the P/2016E EPS valuation method.

The February 24, 2016 preliminary presentation materials also contained a preliminary dividend discount analysis of ARI utilizing the same methodology, assumptions and financial information as described under “—Buyer Analysis—Dividend Discount Analysis,” but utilizing for comparative purposes a closing price of $16.24 for shares of ARI common stock on February 19, 2016.

General

In connection with the review of the mergers by the AMTG Special Committee, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of AMTG or ARI. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond AMTG’s control. These include, among other things, the impact of competition on AMTG’s businesses and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of AMTG and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the merger consideration to be received by the holders of shares of AMTG common stock (excluding shares of AMTG common stock (i) held by ARI or Merger Sub, or (ii) held by any subsidiary of ARI, Merger Sub or AMTG) pursuant to the merger agreement and in connection with the delivery of its opinion to the AMTG Special Committee. These analyses do not purport to be appraisals or to reflect the prices at which shares of AMTG common stock might actually trade.

The merger consideration to be paid by ARI pursuant to the merger agreement was determined through negotiations on an arms-length basis under Maryland law between the AMTG Special Committee and the ARI Special Committee and was approved by the AMTG Board. Morgan Stanley provided advice to the AMTG Special Committee during these negotiations but did not, however, recommend any specific consideration to the AMTG Special Committee, nor did Morgan Stanley opine that any specific consideration to be received by AMTG stockholders constituted the only appropriate merger consideration for the mergers.

Morgan Stanley’s opinion and its presentation to the AMTG Special Committee was one of many factors taken into consideration by the AMTG Special Committee in deciding to approve and adopt the merger agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the recommendation of the AMTG Special Committee with respect to the consideration to be received by AMTG stockholders pursuant to the merger agreement or of whether the AMTG Special Committee would have been willing to agree to a different form or amount of consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any stockholder of AMTG as to how to vote at the AMTG special meeting to be held in connection with the mergers or whether to take any other action with respect to the mergers. Morgan Stanley’s opinion did not address any other aspect of the mergers, including the prices at which shares of ARI common stock will trade following consummation of the mergers or at any time.

The AMTG Special Committee retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of AMTG, ARI, Apollo, Athene and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the mergers, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the AMTG Special Committee with financial advisory services and a financial opinion, described in this section and attached to this proxy statement/prospectus as Annex G, in connection with the mergers, and ARI has agreed to pay Morgan Stanley a fee estimated to be approximately $3.3 million for its services, of which $1,000,000 was payable upon rendering its opinion and the remainder of which, against which the $1,000,000 opinion fee will be credited, is contingent upon the closing of the mergers. AMTG has also agreed to reimburse Morgan Stanley for its reasonable expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, AMTG has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws, relating to or arising out of Morgan Stanley’s engagement.

In the two years prior to the date of its opinion, Morgan Stanley or its affiliates have provided financing services for AMTG, for which Morgan Stanley and its affiliates have received aggregate compensation of less than $50,000, and financing services for certain of AMTG’s and ARI’s affiliates, namely Apollo, Apollo Management Asia Pacific Limited, Apollo Management International LLP, Athene Annuity & Life Assurance Company and Athene Holding Ltd., for which Morgan Stanley and its affiliates have received aggregate compensation of approximately $7.2 million. The $7.2 million received consisted of approximately $3.9 million earned from bank loans, $3.0 million earned from equity engagements and $0.3 million earned from bond issuances. Additionally, Morgan Stanley or an affiliate thereof is mandated on two current financial advisory assignments and certain current financing assignments unrelated to the transactions contemplated by the merger agreement for certain Apollo affiliates and/or portfolio companies of funds managed by affiliates of Apollo which are not public at this time. Morgan Stanley, as of February 9, 2016, also held small equity positions in each of AMTG, ARI, Apollo and AP Alternative Assets, L.P. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to AMTG and ARI and its affiliates in the future and would expect to receive fees for the rendering of these services.

Opinion of the Financial Advisor to the ARI Special Committee

On February 25, 2016, Houlihan Lokey orally rendered its opinion to the ARI Special Committee (which was confirmed by delivery of Houlihan Lokey’s written opinion, dated February 25, 2016, to the ARI Special Committee) to the effect that, as of such date and based on and subject to the procedures followed, assumptions made and limitations and qualifications on the review undertaken and other matters considered by Houlihan Lokey in connection with its opinion, the Per Common Share Merger Consideration to be paid by ARI in the First Merger was fair to ARI from a financial point of view. For purposes of Houlihan Lokey’s opinion, the term

“Per Common Share Merger Consideration” refers to a pro rata portion of consideration consisting of cash and ARI common stock equal to 89.25% of the common equity book value of AMTG determined in accordance with the methodologies and a pricing date contemplated by the merger agreement.

Houlihan Lokey’s opinion was directed to the ARI Special Committee (in its capacity as such), only addressed the fairness, from a financial point of view and as of February 25, 2016, to ARI of the Per Common Share Merger Consideration to be paid by ARI in the First Merger and did not address any other portion, aspect or implication of the First Merger, the related transactions or otherwise or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex H to this proxy statement/prospectus and describes the procedures followed, assumptions made and limitations and qualifications on the review undertaken and other matters considered by Houlihan Lokey in connection with its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the ARI Special Committee, the ARI Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the First Merger, any related transactions or otherwise.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

•	reviewed a draft dated February 25, 2016 of the merger agreement and drafts of certain related documents;

•	reviewed certain publicly available business and financial information relating to AMTG and ARI that Houlihan Lokey deemed relevant;

•	reviewed certain information relating to the assets and liabilities of AMTG (including prices at which such assets were traded relative to carrying value) and the historical, current and future operations, financial condition and prospects of ARI made available to Houlihan Lokey by the AMTG Manager and the ARI Manager, including estimates of the ARI Manager as to the net liquidation value of AMTG’s assets;

•	spoke with certain members of the AMTG Manager and the ARI Manager and certain of their respective representatives and advisors regarding the respective businesses, operations, financial condition and prospects of AMTG and ARI and regarding the First Merger, the related transactions and related matters;

•	compared the financial and operating performance of AMTG and ARI with that of other public companies that Houlihan Lokey deemed relevant;

•	reviewed the current and historical market prices and trading volume for AMTG common stock and ARI common stock, and the current and historical market prices and trading volume of publicly traded securities of certain other companies that Houlihan Lokey deemed relevant;

•	reviewed certain potential pro forma financial effects of the First Merger and the related transactions on ARI’s common equity book value per share utilizing financial projections and other estimates prepared by or discussed with the ARI Manager relating to ARI for the fiscal years ending December 31, 2016 through December 31, 2018 and the estimates relating to AMTG referred to above; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

In reaching its conclusions in its opinion, at the direction of the ARI Special Committee, Houlihan Lokey evaluated AMTG and the Per Common Share Merger Consideration after giving effect to the First Merger and the related transactions on a pro forma liquidation value basis given ARI’s plan to liquidate substantially all of AMTG’s assets. Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, the ARI Manager advised Houlihan Lokey, and Houlihan Lokey assumed, at the direction of the ARI Special Committee, that the financial projections and other estimates utilized in Houlihan Lokey’s analyses were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such external manager as to the net liquidation value of AMTG’s assets (including the assets contemplated to be sold pursuant to the asset sale transaction), the future financial results and condition of ARI and the other matters covered thereby. Houlihan Lokey expressed no opinion with respect to any such projections or estimates utilized in its analyses or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there were no changes in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of AMTG or ARI since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would have been material to its analyses or opinion, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey further relied upon, without independent verification, the assessments of the ARI Manager as to, among other things, (i) the related transactions, including with respect to the timing thereof and the assets, liabilities and financial and other terms involved, (ii) AMTG’s aggregate common equity book value and the liquidation value of AMTG’s assets, including the timing of and the assets, liabilities and financial and other terms involved in any liquidation of such assets, and (iii) the potential impact on AMTG and ARI of certain market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to, the mortgage and real estate markets and related credit and financial markets, including the potential impact of mortgage loan modification and refinancing programs or other regulatory or legislative matters applicable to AMTG or ARI. Houlihan Lokey assumed that there would be no developments with respect to any such matters that would have an adverse effect on AMTG, ARI, the First Merger or the related transactions or that would otherwise be material to Houlihan Lokey’s analyses or opinion.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and the asset purchase agreement and all other related documents and instruments were true and correct, (b) each party to the merger agreement and the asset purchase agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the First Merger and the related transactions would be satisfied without waiver thereof, and (d) the First Merger and the related transactions would be consummated in a timely manner in accordance with the terms described in the merger agreement and the asset purchase agreement and such other related documents and instruments, without any amendments or modifications. Houlihan Lokey also assumed, at the direction of the ARI Special Committee, that the First Merger and the related transactions would qualify, as applicable, for the intended tax treatment contemplated by the merger agreement. Houlihan Lokey further relied upon and assumed, without independent verification, that (i) the First Merger and the related transactions would be consummated in a manner that comply in all respects with all applicable foreign, federal and state statutes, rules and regulations and relevant documents and other requirements, (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the First Merger and the related transactions would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an adverse effect on AMTG, ARI, the First Merger or the related transactions or that would otherwise be material to Houlihan Lokey’s analyses or opinion and (iii) AMTG and ARI each has operated in conformity with the requirements for qualification as a REIT since its formation and the First Merger and the related transactions would not adversely affect the status or operations of AMTG or ARI. Houlihan Lokey relied upon and assumed, without independent verification, at the direction of the ARI Special Committee, that (A) any alternative transaction structure or adjustment to the Per Common Share Merger Consideration (whether as a result of a delay in the consummation of the First Merger or otherwise) would not be material to Houlihan Lokey’s analyses or opinion, (B) the value of AMTG’s assets to be sold in the asset sale transaction would be based on the purchase price payable for such assets as set forth in the asset purchase agreement and substantially all of AMTG’s remaining assets would be liquidated following consummation of the First Merger and the related transactions such that AMTG would no longer be operated as a going-concern and (C) there were appropriate reserves, indemnification arrangements or other provisions with respect to the liabilities of or relating to AMTG and no liabilities that were contemplated to be excluded as a result of the related transactions or otherwise would be directly or indirectly assumed or incurred by ARI. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final merger agreement and related documents when executed would not differ in any material respect from the drafts of the merger agreement and such related documents identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of AMTG, ARI or any other entity nor was Houlihan Lokey provided with any such appraisal. Houlihan Lokey did not express any opinion regarding the liquidation value of ARI or any other entity. Houlihan Lokey did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which AMTG, ARI or any other entity was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which AMTG, ARI or any other entity was or may be a party or was or may be subject.

Houlihan Lokey was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties (other than AMTG and Athene Annuity) with respect to the First Merger or any related transactions, the securities, assets, businesses or operations of AMTG, ARI or any other party, or any alternatives to the First Merger or any related transactions or (b) advise the ARI Special Committee or any other party with respect to alternatives to the First Merger or any related transactions. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion. Houlihan Lokey also did not express any opinion as to what the value of ARI common stock or ARI Series C Preferred Stock actually will be when issued pursuant to the First Merger and the related transactions or the price or range of prices at which ARI common stock, ARI Series C Preferred Stock, AMTG common stock or AMTG Series A Preferred Stock may be purchased or sold, or otherwise be transferable, at any time.

Houlihan Lokey’s opinion was furnished for the use of the ARI Special Committee (in its capacity as such) in connection with its evaluation of the First Merger. Houlihan Lokey’s opinion is not intended to be, and does not constitute, a recommendation to the ARI Special Committee, the ARI Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the First Merger, any related transactions or otherwise.

Houlihan Lokey was not requested to opine as to, and did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the ARI Special Committee, the ARI Board, ARI, its security holders or any other party to proceed with or effect the First Merger or any related transactions, (ii) any aspects relating to the operations of AMTG or ARI following consummation of, or the pro forma effects of, the First Merger or any related transactions, (iii) the fairness, from a financial point of view or otherwise, of the consideration to be paid or received in any related transactions, including upon liquidation of any of AMTG’s assets, (iv) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion, aspect or implication of, the First Merger (other than the Per Common Share Merger Consideration to the extent expressly specified herein), the related transactions or otherwise, including, without limitation, any terms, aspects or implications of any debt financing, hedging, derivatives, repurchase, assignment, cooperation or other agreements or arrangements to be entered into in connection with or contemplated by the First Merger, any related transactions or otherwise, (v) the fairness of any portion or aspect of the First Merger or any related transactions to the holders of any class of securities, creditors or other constituencies of ARI, AMTG or to any other party, (vi) the relative merits of the First Merger or any related transactions as compared to any alternative business strategies or transactions that might be available with respect to ARI, AMTG (including the assets thereof upon liquidation or otherwise) or any other party, (vii) the fairness of any portion or aspect of the First Merger or any related transactions to any one class or group of security holders or other constituents vis-à-vis any other class or group of security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (viii) whether or not ARI, AMTG, their respective security holders or any other party is receiving or paying reasonably equivalent value in the First Merger or any related transactions, (ix) the solvency, creditworthiness or fair value of AMTG, ARI or any other participant in the First Merger or any related transactions, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (x) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the First Merger or any related transactions, any class of such persons or any other party, relative to the Per Common Share Merger Consideration or otherwise, including any promote fee or other amount payable to the AMTG Manager or the ARI Manager. Furthermore, no opinion, counsel or interpretation was intended in matters that required legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the ARI Special Committee, on the assessments by the ARI Special Committee, the ARI Board, the AMTG Manager, the ARI Manager and their respective advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to AMTG, ARI, the First Merger, any related transactions or otherwise. The issuance of Houlihan Lokey’s opinion was approved by a Houlihan Lokey committee authorized to approve opinions of this nature.

In preparing its opinion to the ARI Special Committee, Houlihan Lokey performed certain analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey’s analyses or otherwise reviewed for comparative purposes is identical to AMTG or ARI and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of AMTG and ARI. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the ARI Special Committee in evaluating the proposed First Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Per

Common Share Merger Consideration or of the views of the ARI Special Committee, the ARI Board, the AMTG Manager, the ARI Manager or any other party with respect to the First Merger, any related transactions or the Per Common Share Merger Consideration. Houlihan Lokey was not requested to, and it did not, recommend the specific consideration payable in the First Merger or any related transactions or that any given consideration constituted the only appropriate consideration for the First Merger or any related transactions. The type and amount of consideration payable in the First Merger and the related transactions were not determined by Houlihan Lokey and the decision for ARI to enter into the merger agreement and the asset purchase agreement and related documents was solely that of the ARI Special Committee and the ARI Board.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the ARI Special Committee on February 25, 2016. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

Introduction

In evaluating AMTG and ARI from a financial perspective, Houlihan Lokey performed certain financial analyses more fully described below. For purposes of such analyses, Houlihan Lokey reviewed a number of financial and operating metrics, as applicable, including:

•	Price-to-book value multiple—generally, the relevant company’s closing stock price as of the date of the market data utilized as indicated below as a multiple of such company’s most recently reported common equity book value per share as of the date of the financial data utilized as indicated below.

•	Dividend yield—generally, the relevant company’s latest dividend per share on an annualized basis as of the date of the market data utilized as indicated below as a percentage of such company’s closing stock price as of the date of the market data utilized as indicated below.

Also for purposes of such analyses, the term “implied common merger consideration” refers to the $14.64 per share consideration payable in the First Merger to holders of AMTG common stock, based on 0.8925x AMTG’s common equity book value per share (as of December 31, 2015). Estimates and other information relating to AMTG relied upon by Houlihan Lokey for purposes of the financial analyses described below were based on information made available to Houlihan Lokey by the AMTG Manager and the ARI Manager, including estimates of the ARI Manager as to the net liquidation value of AMTG’s assets, certain publicly available research analyst estimates, public filings and other publicly available information for AMTG. Estimates and other information relating to ARI relied upon by Houlihan Lokey for purposes of the financial analyses described below were based on financial projections and other estimates prepared by or discussed with the ARI Manager relating to ARI for the fiscal years ending December 31, 2016 through December 31, 2018, certain publicly available research analyst estimates, public filings and other publicly available information for ARI. Estimates and other information relating to the selected REITs listed below were based on certain publicly available research analyst estimates, public filings and other publicly available information for those REITs.

February 25, 2016 Financial Analyses

The financial analyses and market perspectives provided to the ARI Special Committee on February 25, 2016 based on financial data as of December 31, 2015 and market data as of February 25, 2016, referred to as the February 25, 2016 financial analyses, included the following:

AMTG Financial Analysis

Net Liquidation Value Analysis. Houlihan Lokey evaluated the net liquidation value of AMTG by comparing the low to high estimates of the ARI Manager as to the net liquidation value of AMTG, pro forma for the First Merger and the related transactions, to the price-to-book value multiple underlying the implied common merger consideration. The ARI Manager’s estimates as to the net liquidation value of AMTG were based on AMTG’s common equity book value (as of December 31, 2015) less (i) the estimated cost of liquidating AMTG’s assets and liabilities, excluding AMTG’s assets to be sold by ARI to Athene Annuity in the asset sale transaction, (ii) the discount to the book value of AMTG’s assets to be sold by ARI to Athene Annuity in the asset sale transaction implied by the cash consideration payable in the asset sale transaction and (iii) estimated transaction-related adjustments and expenses, excluding any termination fee payable to the AMTG Manager upon termination or transfer of its agreement with AMTG. Houlihan Lokey observed the following overall low to high estimates of the ARI Manager as to the net liquidation value of AMTG as a multiple of AMTG’s common equity book value (as of December 31, 2015), as compared to the price-to-book value multiple underlying the implied common merger consideration:

Estimated Net Liquidation Value Range	Price-to-Book Value Multiple
0.8915x – 0.9267x	0.8925x

Houlihan Lokey noted that such net liquidation value range indicated an approximate implied per share equity value reference range for AMTG based on AMTG’s common equity book value per share (as of December 31, 2015) of $14.62 to $15.20, as compared to the implied common merger consideration of $14.64. Houlihan Lokey also noted that, based on the closing price of ARI common stock (as of February 25, 2016), the implied common merger consideration would be $14.71 per share.

ARI Market Perspectives. In order to assist the ARI Board in evaluating certain market perspectives on ARI, Houlihan Lokey reviewed the following:

Financial Performance of ARI Relative to Selected Commercial Mortgage REITs. In reviewing the financial performance of ARI, Houlihan Lokey compared the estimated price-to-book value multiples and dividend yields of ARI and the following two selected tier 1 commercial mortgage REITs, referred to as the ARI selected tier 1 REITs, and five selected tier 2 commercial mortgage REITs, referred to as the ARI selected tier 2 REITs and, together with the ARI selected tier 1 REITs, collectively referred to as the ARI selected REITs:

ARI Selected Tier 1 REITs

•	Blackstone Mortgage Trust, Inc.

•	Starwood Property Trust, Inc.

ARI Selected Tier 2 REITs

•	Arbor Realty Trust, Inc.

•	Ares Commercial Real Estate Corporation

•	Colony Capital, Inc.

•	CYS Investments, Inc.

•	Ladder Capital Corp

The approximate overall low to high estimated price-to-book value multiples and dividend yields observed for the ARI selected tier 1 REITs were 0.94x to 1.05x (with a mean of 1.00x) and 9.9% to 10.4% (with a mean of 10.2%), respectively. The approximate overall low to high estimated price-to-book value multiples and dividend yields observed for the ARI selected REITs were 0.69x to 1.05x (with a mean of 0.84x) and 9.4% to 13.3% (with a mean of 10.5%), respectively. Houlihan Lokey noted that the estimated price-to-book value multiple and dividend yield of ARI were approximately 1.04x and 10.9%, respectively.

Other ARI Market Perspectives. Houlihan Lokey also observed the following market perspectives:

•	the historical trading performance of ARI common stock during the 30-day, one-year and three-year periods ended February 25, 2016, which indicated overall low to high observed intraday prices of ARI common stock during such periods of approximately $15.03 to $16.99 per share (with a mean closing stock price of $15.93 per share), $12.92 to $18.25 per share (with a mean closing stock price of $16.84 per share) and $12.92 to $18.28 per share (with a mean closing stock price of $16.63 per share), respectively, in each case as compared to the closing price of ARI common stock (as of February 25, 2016) of $16.93 per share;

•	the historical latest 12 months intraday price-to-book value multiples and dividend yields of ARI during the one-year and three-year periods ended February 25, 2016, which indicated overall low to high observed latest 12 months intraday price-to-book value multiples of ARI during such periods of approximately 0.79x to 1.12x (with a mean closing multiple of 1.03x) and 0.79x to 1.12x (with a mean closing multiple of 1.02x), respectively, as compared to the price-to-book value multiple of ARI of approximately 1.04x, and overall low to high observed latest 12 months dividend yields of ARI during such periods of approximately 10.0% to 12.2% (with a mean closing dividend yield of 10.6%), and 8.8% to 12.2% (with a mean closing dividend yield of 10.0%), respectively, as compared to the dividend yield of ARI of approximately 10.9%; and

•	undiscounted publicly available equity research analysts’ stock price targets and calendar year 2016 operating income per share (adjusted for selected non-cash charges), dividends per share and common equity book value per share targets for ARI, which indicated overall low to high observed stock price targets of $15.00 to $18.00 per share (with a mean of $16.75 per share and a median of $17.00 per share), overall low to high observed calendar year 2016 adjusted operating income per share targets of $1.99 to $2.14 per share (with a mean of $2.06 per share and a median of $2.05 per share), overall low to high observed calendar year 2016 dividends per share targets of $1.84 to $1.88 per share (with a mean of $1.87 per share and a median of $1.88 per share) and overall low to high observed calendar year 2016 common equity book value per share targets of $16.32 to $16.62 per share (with a mean of $16.46 per share and a median of $16.45 per share).

Additional Information—AMTG. Houlihan Lokey also observed certain additional information, based on data relating to AMTG’s assets and broker quotes reflected in AMTG’s pricing file (as of December 31, 2015), data reflected in AMTG’s pricing files as of each month-end from April 30, 2015 through December 31, 2015 and pricing service daily pricing emails, that was not considered part of Houlihan Lokey’s financial analyses with respect to its opinion but was referenced for informational purposes, including the following:

•	AMTG broker quotes and pricing service volumes, which indicated that AMTG generally received more quotes on relatively liquid Agency pass-through, Structured Agency Credit Risk and Connecticut Avenue Securities assets;

•	the difference between pricing service prices and average broker prices by trade market value, which indicated that such difference was approximately +/-0.5% for approximately 80% of Agency pass-through assets and approximately +/-1.0%, +/-2.0% and +/-3.0% for approximately 47%, 65% and 77%, respectively, of non-Agency residential mortgage-backed security assets; and

•	the percentage changes from the prior day-end approximate price of any Agency pass-through assets and any assets other than Agency pass-through assets to the price that the bonds were sold during the corresponding month from May 2015 through November 2015 based on the percentage change in the price provided by the pricing service from the prior month-end to the price provided by the pricing service for the day prior to the trade, which indicated that the approximate overall average difference weighted by trade market value was a 0.06% mark-up in the case of Agency pass-through assets and a 0.69% mark-up in the case of assets other than Agency pass-through assets.

Other Information—AMTG and ARI. Houlihan Lokey also observed, for informational purposes, the following:

•	the historical intraday price-to-book value multiples of AMTG during the one-year and three-year periods ended February 25, 2016, which indicated overall low to high observed latest 12 months intraday price-to-book value multiples of AMTG during such periods of approximately 0.56x to 0.86x (with a mean closing multiple of 0.75x) and 0.56x to 1.07x (with a mean closing multiple of 0.82x), respectively, as compared to the price-to-book value multiple of AMTG of approximately 0.59x;

•	the estimated price-to-book value multiples of four selected tier 1 residential mortgage REITs (AG Mortgage Investment Trust, Inc., American Capital Mortgage Investment Corp., MFA Financial, Inc. and Two Harbors Investment Corp.), referred to as the AMTG selected tier 1 REITs, and 14 selected tier 2 residential mortgage REITs (American Capital Agency Corp., Annaly Capital Management, Inc., Anworth Mortgage Asset Corporation, Armour Residential REIT, Inc., Capstead Mortgage Corporation, Chimera Investment Corporation, Dynex Capital, Inc., Hatteras Financial Corp., Invesco Mortgage Capital Inc., New York Mortgage Trust, Inc., PennyMac Mortgage Investment Trust, Redwood Trust, Inc., WMC Resources Ltd and ZAIS Financial Corp.), referred to as the AMTG selected tier 2 REITs and, together with the AMTG selected tier 1 REITs, collectively referred to as the AMTG selected REITs, which indicated approximate overall low to high estimated price-to-book value multiples observed for the AMTG selected tier 1 REITs of 0.63x to 0.91x (with a mean of 0.75x) and approximate overall low to high price-to-book value multiples observed for the AMTG selected REITs of 0.63x to 0.91x (with a mean of 0.75x), in each case as compared to the price-to-book value multiple of AMTG of approximately 0.59x;

•	the historical trading ratio of AMTG common stock relative to ARI common stock on December 31, 2015, January 8, 2016, January 20, 2016, February 5, 2016, February 23, 2016 and February 25, 2016, which indicated observed historical trading ratios on such dates of approximately 0.69x, 0.72x, 0.68x, 0.67x, 0.61x and 0.60x, respectively, with an overall approximate low to high observed historical trading ratio range during the period from December 31, 2014 to February 25, 2016 of 0.60x to 0.98x (with a mean of 0.84x); and

•	an illustrative sensitivities overview of the potential pro forma financial effects of the proposed First Merger and the related transactions on ARI’s common equity book value per share (as of December 31, 2015) assuming a price-to-book value multiple of AMTG of 0.8925x and utilizing a range of illustrative net realized liquidation values of AMTG as a percentage of book value, net of transaction expenses and adjustments, of 82.50% to 92.67%, which indicated that the First Merger and the related transactions could be accretive/(dilutive) to ARI’s common equity book value per share (as of December 31, 2015) by approximately (2.1%) to 1.9%, and the potential implied cost of the issuance by ARI of ARI common stock and ARI Series C Preferred Stock in the First Merger and the related transactions assuming the same price-to-book value multiple of AMTG and utilizing the same range of illustrative net realized liquidation value percentages described above, which indicated that the First Merger and the related transactions could result in a gain/(loss) as a percentage of the estimated capital raised by the issuance of such ARI common stock and ARI Series C Preferred Stock assumed to be $397 million of approximately (8.9%) to 4.5%. Actual results achieved by ARI may vary from forecasted results and variations may be material.

The February 25, 2016 financial analyses also referenced, for informational purposes, certain other financial considerations and information, including an overview of, and selected transaction terms regarding, the proposed transaction, estimated financial information regarding AMTG and ARI, the historical trading performance of AMTG common stock, dividend yields of AMTG and the AMTG selected REITs, premiums implied by the implied common merger consideration and the historical capital raise activity of ARI.

February 23, 2016, February 7, 2016, January 21, 2016 and January 6, 2016 Preliminary Discussion Materials

In addition to the February 25, 2016 financial analyses summarized above, Houlihan Lokey also delivered preliminary discussion materials to the ARI Special Committee on February 23, 2016, referred to as the February 23, 2016 preliminary discussion materials, on February 7, 2016, referred to as the February 7, 2016 preliminary discussion materials, on January 21, 2016, referred to as the January 21, 2016 preliminary discussion materials, and on January 6, 2016, referred to as the January 6, 2016 preliminary discussion materials. The preliminary financial considerations and other information contained in such preliminary discussion materials reflected financial and market data as of the dates specified below and were based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Houlihan Lokey as of, their respective dates. Accordingly, the results of such preliminary observations and other information differed from the February 25, 2016 financial analyses as a result of, among other things, changes in such financial, economic, monetary, market and other conditions and circumstances. Houlihan Lokey, ARI and the ARI Manager, as applicable, also continued to refine various aspects of such preliminary financial considerations and other information.

The preliminary discussion materials referenced above did not constitute an opinion of, or recommendation by, Houlihan Lokey with respect to a possible transaction or otherwise. Such preliminary discussion materials primarily focused on the types of financial analyses and market perspectives described above under “—February 25, 2016 Financial Analyses,” utilizing procedures that were generally the same or similar as those reflected in such financial analyses and market perspectives. The February 25, 2016 financial analyses were provided in connection with Houlihan Lokey’s opinion to the ARI Special Committee and superseded these prior preliminary discussion materials.

February 23, 2016 Preliminary Discussion Materials

The February 23, 2016 preliminary discussion materials contained a preliminary net liquidation value analysis of AMTG, which utilized the same methodology and indicated the same estimated net liquidation value range and approximate implied per share equity value reference range for AMTG as described above under “—February 25, 2016 Financial Analyses—AMTG Financial Analysis—Net Liquidation Value Analysis,” based on financial data as of December 31, 2015 and market data as of February 19, 2016, but utilizing for comparative purposes an implied common merger consideration based on 0.8775x AMTG’s common equity book value per share (as of December 31, 2015).

The February 23, 2016 preliminary discussion materials also contained preliminary market perspectives on ARI, including estimated price-to-book value multiples and dividend yields of ARI and the ARI selected REITs, the historical trading performance of ARI common stock, historical latest 12 months intraday price-to-book value multiples and dividend yields of ARI and publicly available equity research analysts’ stock price and other targets for ARI, generally as described above under “—February 25, 2016 Financial Analyses—ARI Market Perspectives,” based on financial data as of December 31, 2015 and market data as of February 19, 2016.

The February 23, 2016 preliminary discussion materials further contained certain additional preliminary information, including AMTG broker quotes and pricing service volumes, the difference between pricing service prices and average broker prices by trade market value and the percentage changes from the prior day-end approximate price of any Agency pass-through assets and any assets other than Agency pass-through assets to the price that the bonds were sold, generally as described above under “—February 25, 2016 Financial Analyses—Additional Information—AMTG,” based on data relating to AMTG’s assets and broker quotes reflected in AMTG’s pricing file (as of December 31, 2015), data reflected in AMTG’s pricing files as of each month-end from April 30, 2015 through December 31, 2015 and pricing service daily pricing emails, and other preliminary information generally as described above under “—February 25, 2016 Financial Analyses—Other Information—AMTG and ARI,” based on financial data as of December 31, 2015 and market data as of February 19, 2016 and, in the case of the illustrative sensitivities overview, a price-to-book value multiple of AMTG of 0.8775x.

February 7, 2016 Preliminary Discussion Materials

The February 7, 2016 preliminary discussion materials contained an illustrative sensitivities overview, based on financial data as of September 30, 2015 and market data as of February 5, 2016, of the potential pro forma financial effects of a proposed transaction with AMTG on ARI’s common equity book value per share (as of September 30, 2015) and on the potential implied cost of the issuance by ARI of ARI common stock and ARI Series C Preferred Stock in a proposed transaction with AMTG, utilizing a range of price-to-book value multiples of AMTG of 0.8750x to 0.8775x, assuming that ARI common stock was issued at 1.0x ARI’s common equity book value (as of September 30, 2015) of $16.35 per share and that ARI absorbed the outstanding AMTG Series A Preferred Stock at par value, and utilizing a range of illustrative realized fair values of AMTG’s assets, net of transaction expenses and adjustments, as a percentage of AMTG’s common equity book value (as of September 30, 2015) of 82.5% to 92.5%.

The February 7, 2016 preliminary discussion materials also referenced, for informational purposes, certain other financial considerations and information, including preliminary market and financial perspectives regarding AMTG and ARI.

January 21, 2016 Preliminary Discussion Materials

The January 21, 2016 preliminary discussion materials contained certain preliminary information regarding the low to high estimates of the ARI Manager as to the adjusted net liquidation value of AMTG, taking into account the estimated termination fee payable to the AMTG Manager upon termination of its management agreement with AMTG, and the low to high estimates of the ARI Manager as to the net liquidation value of AMTG, excluding any adjustment for the termination fee described above, in each case based on financial data as of September 30, 2015 and market data as of January 20, 2016.

The January 21, 2016 preliminary discussion materials also contained certain additional preliminary information, including the percentage changes from the prior month-end approximate price of any Agency pass-through assets and non-Agency residential mortgage-backed security assets to the price that the bonds were sold during such month and the percentage changes from the prior day-end approximate price of Agency pass-through assets and non-Agency residential mortgage-backed security assets to the price that the bonds were sold in the last 20 trades, based on data relating to AMTG’s assets and broker quotes reflected in AMTG’s pricing files as of each month-end from January 31, 2015 through November 30, 2015 and in AMTG’s other sales price and trade analysis files.

The January 21, 2016 preliminary discussion materials further contained an illustrative sensitivities overview, based on financial data as of September 30, 2015 and market data as of January 20, 2016, of the potential pro forma financial effects of a proposed transaction with AMTG on ARI’s common equity book value per share (as of September 30, 2015) utilizing a range of price-to-book value multiples of AMTG of 0.825x to 0.925x, and certain additional sensitivities utilizing a range of prices of ARI common stock at issuance of $14.72 to $17.99 per share, assuming a purchase price for AMTG based on 0.875x AMTG’s common equity book value per share (as of December 31, 2015), and (i) the range of illustrative realized fair values of AMTG’s assets, net of transaction expenses and adjustments, as a percentage of AMTG’s common equity book value (as of September 30, 2015) described above under “—February 7, 2016 Preliminary Discussion Materials” and (ii) a range of net liquidation values of AMTG, net of transaction expenses and adjustments, as a percentage of the purchase price of AMTG of (0.5%) to 5.0%. The February 7, 2016 preliminary discussion materials also contained an illustrative sensitivities overview, based on financial data as of September 30, 2015 and market data as of January 20, 2016, of the potential implied cost of the issuance by ARI of ARI common stock and ARI Series C Preferred Stock in a proposed transaction with AMTG utilizing the same ranges of price-to-book value multiples of AMTG and illustrative realized fair values of AMTG’s assets, net of transaction expenses and adjustments, as a percentage of AMTG’s common equity book value (as of September 30, 2015) described above.

The January 21, 2016 preliminary discussion materials also referenced, for informational purposes, certain other financial considerations and information, including preliminary market and financial perspectives regarding AMTG and ARI and historical trading ratios of AMTG common stock relative to ARI common stock.

January 6, 2016 Preliminary Discussion Materials

The January 6, 2016 preliminary discussion materials contained certain preliminary information regarding the low to high estimates of the ARI Manager as to the adjusted net liquidation value of AMTG, taking into account the estimated termination fee payable to the AMTG Manager upon termination of its management agreement with AMTG, and the low to high estimates of the ARI Manager as to the net liquidation value of AMTG, excluding any adjustment for the termination fee described above, in each case based on financial data as of September 30, 2015 and market data as of December 31, 2015.

The January 6, 2016 preliminary discussion materials also contained certain preliminary market perspectives on AMTG, including price-to-book value multiples of AMTG, the AMTG selected REITs and indices comprised of the AMTG selected tier 1 REITs and the AMTG selected REITs, in each case based on financial data as of September 30, 2015 and market data as of December 31, 2015.

The January 6, 2016 preliminary discussion materials further contained preliminary market perspectives on ARI, including price-to-book value multiples and dividend yields of ARI, the ARI selected REITs and indices comprised of the ARI selected tier 1 REITs and the ARI selected REITs, in each case based on financial data as of September 30, 2015 and market data as of December 31, 2015.

The January 6, 2016 preliminary discussion materials contained certain additional preliminary information, including AMTG broker quotes and pricing service volumes, the difference between pricing service prices and average broker prices by trade market value, the percentage changes from the prior day-end approximate price of non-Agency residential mortgage-backed security assets to the price that the bonds were sold and weekly non-Agency sub-prime BWIC volume, in each case based on data relating to AMTG’s assets and broker quotes reflected in AMTG’s pricing file (as of November 30, 2015), data reflected in AMTG’s pricing files as of each month-end from January 31, 2015 through November 30, 2015, and other preliminary information, including additional estimated price-to-book value multiples and dividend yields of the AMTG selected REITs and historical latest 12 months trading ratios, based on financial data as of September 30, 2015 and market data as of December 31, 2015. The January 6, 2016 preliminary discussion materials further contained the illustrative sensitivities overviews generally as described above under “—January 21, 2016 Preliminary Discussion Materials,” based on financial data as of September 30, 2015 and market data as of December 31, 2015, utilizing a range of price-to-book value multiples of AMTG of 0.775x to 0.975x, a range of prices of ARI common stock at issuance of $15.54 to $18.81 per share, assuming a purchase price for AMTG based on 0.875x AMTG’s common equity book value per share (as of September 30, 2015) and a range of illustrative realized fair values of AMTG’s assets, net of transaction expenses and adjustments, as a percentage of AMTG’s common equity book value (as of September 30, 2015) of 77.5% to 97.5%.

The January 6, 2016 preliminary discussion materials also referenced, for informational purposes, certain other financial considerations and information, including a preliminary overview of the proposed transaction, illustrative alternative capital raise scenarios, preliminary estimated financial information regarding AMTG and ARI, dividend yields of AMTG, the AMTG selected REITs and the indices comprised of the AMTG selected REITs described above, historical trading ratios of AMTG common stock relative to ARI common stock, information regarding preferred stock issued by Arbor Realty Trust, Inc. and Colony Capital, Inc. and a summary of AMTG’s stockholder base.

Other Matters

Houlihan Lokey was engaged by the ARI Special Committee to act as its financial advisor in connection with the First Merger and provide financial advisory services, including an opinion to the ARI Special Committee as to the fairness, from a financial point of view and as of such date, of the Per Common Share Merger Consideration to be paid by ARI in the First Merger. The ARI Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the ARI Special Committee, Houlihan Lokey is entitled to an aggregate fee of $2.3 million for its services, of which a portion was payable upon Houlihan Lokey’s engagement by the ARI Special Committee, $1.0 million was payable upon delivery of Houlihan Lokey’s opinion and $1.3 million is contingent upon consummation of the First Merger. ARI also has agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under federal securities laws, arising out of or related to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, AMTG, ARI or any other party that may be involved in the First Merger or any related transactions and their respective affiliates or any currency or commodity that may be involved in the First Merger or any related transactions.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Apollo or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Apollo, referred to collectively with Apollo as the Apollo Group, for which Houlihan Lokey and such affiliates have received, and may receive, compensation, including, among other things, (i) having acted as financial advisor to PlayPower, Inc., then a member of the Apollo Group, in connection with its sale transaction, which transaction closed in June 2015, (ii) having acted as financial advisor to a special committee of the board of directors of Genco Shipping & Trading Limited, referred to as Genco, a member of the Apollo Group, in connection with Genco’s merger transaction, which transaction closed in July 2015, (iii) having acted as financial advisor to a special committee of the board of directors of Athene Holding Ltd., a member of the Apollo Group, in 2014, and (iv) having acted as financial advisor to Apollo Management International LLP, a member of the Apollo Group, as a financing party, in connection with its review of a sale transaction involving Alpine-Energie Holding AG, which transaction closed in April 2014. Houlihan Lokey and certain of its affiliates received aggregate fees for the services described in clauses (i) through (iv) above of approximately $9 million. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to ARI, members of the Apollo Group, other participants in the First Merger and the related transactions or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey’s and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Apollo Group, other participants in the First Merger and the related transactions or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Apollo Group, other participants in the First Merger and the related transactions or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, ARI, members of the Apollo Group, other participants in the First Merger and the related transactions or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Certain AMTG Unaudited Prospective Financial Information

AMTG does not, as a matter of course, generally publish its business plans and strategies or make public disclosures of its projections as to future revenues, earnings or other results. In connection with the AMTG Board’s approval of AMTG’s fourth quarter dividend, AMTG provided the AMTG Board, including the members of the AMTG Special Committee, with selected unaudited prospective financial information regarding AMTG’s future performance on a standalone basis for the period from the fourth quarter of 2015 through 2017. This information also was provided to the AMTG Special Committee’s financial advisor for its use and reliance in connection with its financial analyses and opinion described above under “Special Factors—Opinion of the Financial Advisor to the AMTG Special Committee” and to the ARI Special Committee, the ARI Board and the ARI Special Committee’s financial advisor, although such information was not relied upon by the ARI Special Committee or the ARI Board in connection with their deliberations concerning, and decision of the ARI Special Committee to recommend, the mergers and related transactions or the ARI Special Committee’s financial advisor in connection with its financial analyses and opinion.

The AMTG financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The AMTG financial projections were, in general, prepared solely for internal use and are subjective in many respects. As a result, there can be no assurance that the prospective results will be realized, that the assumptions described below will be proven accurate, or that the actual results will not be significantly higher or lower than those estimated.

The following significant assumptions were made in arriving at AMTG’s forecast amounts presented below:

(i)	AMTG maintained equity portfolio allocation to existing asset classes, with the exception of estimated run-off in credit assets;

(ii)	The forward curve was assumed to be realized, impacting the yields on investments, the cost of financing and costs associated with interest rate hedges;

(iii)	AMTG’s equity remains flat, except for the estimated quarterly decline in unrealized gains on non-Agency RMBS, which are essentially re-characterized through GAAP earnings, in the form of discount accretion, which are assumed to be distributed as dividends.

	Forecasted Quarterly Performance
	(In Thousands)
	Q4’15	Q1’16	Q2’16	Q3’16	Q4’16	Q1’17	Q2’17	Q3’17	Q4’17
Interest Income	$37,318	$37,252	$37,233	$36,973	$36,846	$36,804	$36,816	$36,874	$36,955
Effective Interest Expense(1)	(12,841)	(13,315)	(13,696)	(14,176)	(14,475)	(14,542)	(15,083)	(15,616)	(16,117)
Effective Net Interest Income(1)	24,477	23,937	23,537	22,797	22,371	22,262	21,733	21,258	20,838
Other income, net	70	109	130	151	183	211	237	262	286
Management Fee	(2,800)	(2,800)	(2,800)	(2,800)	(2,800)	(2,800)	(2,800)	(2,800)	(2,800)
Other G&A Expense (excluding equity comp)(1)	(4,438)	(4,480)	(4,439)	(4,438)	(4,417)	(4,462)	(4,462)	(4,462)	(4,462)
Operating Earnings before allocation for participating securities(1)	$17,309	$16,766	$16,428	$15,711	$15,338	$15,211	$14,708	$14,258	$13,862
Dividends on Preferred Stock	(3,450)	(3,450)	(3,450)	(3,450)	(3,450)	(3,450)	(3,450)	(3,450)	(3,450)
Operating Earnings Allocable to Common Stock(1)	$13,859	$13,316	$12,978	$12,261	$11,888	$11,761	$11,258	$10,808	$10,412
Operating EPS(1)	$0.44	$0.42	$0.41	$0.38	$0.37	$0.37	$0.35	$0.34	$0.33
Est Common Shares Outstanding	31,742	31,742	31,829	31,870	31,878	31,919	31,919	31,919	31,832

(1)	Amounts constitute forecasted non-GAAP financial measures which are reconciled to GAAP measures below.

For purposes of the unaudited prospective financial information presented herein, Operating Earnings is a non-GAAP financial measure within the meaning of Regulation G promulgated by the SEC that is used by AMTG and which AMTG believes, when considered together with GAAP financial measures, provides information that is useful to investors in understanding AMTG’s operating results. An analysis of any non-GAAP financial measures should be made in conjunction with the results presented in accordance with GAAP. The Forecasted Operating Earnings presented assume that: (i) there are no realized and unrealized gains and losses recognized through earnings; (ii) non-cash equity compensation is excluded from Operating Earnings; (iii) there are no one-time events pursuant to changes in GAAP; and (iv) the net interest rate payments on swaps is a component of interest expense. Operating Earnings is a non-GAAP financial measure that is used by the AMTG Manager to assess AMTG’s business results.

	Q4’15	Q1’16	Q2’16	Q3’16	Q4’16	Q1’17	Q2’17	Q3’17	Q4’17
	(In Thousands)
Interest Expense	$(8,803)	$(9,896)	$(10,793)	$(11,797)	$(12,783)	$(13,402)	$(14,419)	$(15,366)	$(16,179)
Non-GAAP Adjustment:
Net interest component of Swaps and tax amortization on Swaption terminations and expirations, net	(4,038)	(3,419)	(2,903)	(2,379)	(1,692)	(1,140)	(664)	(250)	62

Effective Interest Expense	$(12,841)	$(13,315)	$(13,696)	$(14,176)	$(14,475)	$(14,542)	$(15,083)	$(15,616)	$(16,117)

	Q4’15	Q1’16	Q2’16	Q3’16	Q4’16	Q1’17	Q2’17	Q3’17	Q4’17
	(In Thousands)
Interest Income	$37,318	$37,252	$37,233	$36,973	$36,846	$36,804	$36,816	$36,874	$36,955
Non-GAAP Adjustment:
Less: Effective Interest Expense(1)	(12,841)	(13,315)	(13,696)	(14,176)	(14,475)	(14,542)	(15,083)	(15,616)	(16,117)

Effective Net Interest Income	$24,477	$23,937	$23,537	$22,797	$22,371	$22,262	$21,733	$21,258	$20,838

(1)	As reconciled in the table above.

	Q4’15	Q1’16	Q2’16	Q3’16	Q4’16	Q1’17	Q2’17	Q3’17	Q4’17
	(In Thousands)
G&A Expense	$(4,546)	$(4,591)	$(4,591)	$(4,592)	$(4,592)	$(4,637)	$(4,637)	$(4,637)	$(4,637)
Non-GAAP Adjustment:
Reduction for non-cash equity based compensation expense	108	111	152	154	175	175	175	175	175

G&A expense, excluding non-cash equity compensation expense	$(4,438)	$(4,480)	$(4,439)	$(4,438)	$(4,417)	$(4,462)	$(4,462)	$(4,462)	$(4,462)

The following table presents the reconciliation of forecasted net income allocable to common stockholders to forecasted operating earnings and forecasted operating earnings per common share:

	Q4’15	Q1’16	Q2’16	Q3’16	Q4’16	Q1’17	Q2’17	Q3’17	Q4’17
	(In Thousands, Except per Share Amounts)
Net income before Preferred Stock dividends	$17,645	$17,099	$16,720	$15,979	$15,407	$15,204	$14,679	$14,246	$13,947
Preferred Stock Dividends	(3,450)	(3,450)	(3,450)	(3,450)	(3,450)	(3,450)	(3,450)	(3,450)	(3,450)
Net income allocable to common stockholders	$14,195	$13,649	$13,270	$12,529	$11,957	$11,754	$11,229	$10,796	$10,497
Adjustments to arrive at forecasted operating earnings:
Amortization of tax (loss) on Swaption termination and expirations, net	(444)	(444)	(444)	(422)	(244)	(168)	(146)	(163)	(260)
Estimate of equity based compensation expense	108	111	152	154	175	175	175	175	175

Total adjustments to arrive at operating earnings(1)	(336)	(333)	(292)	(268)	(69)	7	29	12	(85)

Operating Earnings allocable to common stock	$13,859	$13,316	$12,978	$12,261	$11,888	$11,761	$11,258	$10,808	$10,412

Common shares outstanding-basic	31,742	31,742	31,829	31,870	31,878	31,919	31,919	31,919	31,832

Net income per common share	$0.45	$0.43	$0.42	$0.39	$0.38	$0.37	$0.35	$0.34	$0.33

Operating EPS	$0.44	$0.42	$0.41	$0.38	$0.37	$0.37	$0.35	$0.34	$0.33

(1)	These same adjustments are used to arrive at operating earnings before allocation for participating securities and Preferred Stock dividends.

AMTG and ARI calculate certain non-GAAP financial metrics including Operating Earnings using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures may not be directly comparable to one another.

In preparing the foregoing unaudited prospective financial results, AMTG made a number of assumptions and estimates regarding, among other things, future interest rates, AMTG’s future stock price, the level of future investments by AMTG and the yield to be achieved on such investments, financing of future investments, including leverage ratios, the ability to refinance certain of AMTG’s outstanding secured and unsecured debt and the terms of any such refinancing, and future capital expenditures and dividend rates. AMTG management believes these assumptions and estimates were reasonably prepared, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 109 and 118, respectively, and in AMTG’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this proxy statement/prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of ARI and/or AMTG and will be beyond the control of the Combined Company. ARI stockholders and AMTG stockholders are urged to review the SEC filings of AMTG for a description of the risk factors with respect to the business of AMTG. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 118 and “Where You Can Find More Information; Incorporation by Reference” beginning on page 233.

The following additional assumptions were also made in developing AMTG's projections:

(Dollars in Thousands)
Assumption Range
3 Month LIBOR	0.50% - 1.66%
1 Month LIBOR	0.50% - 1.61%

Cash & Restricted Cash
% of Equity	23.25%

Agency RMBS, Fixed Rate Pass-Through Securities
% of Equity	13.79% - 14.36%
Leverage multiple	14.50x
Yield on existing portfolio	2.76%
Yield on reinvestment	3.08% - 3.64%
Funding cost spread to LIBOR	0.19%

Agency RMBS, ARM Pass-Through Securities
% of Equity	1.80%
Leverage multiple	27.25x
Yield on existing portfolio	1.27% - 1.86%
Yield on reinvestment	1.27% - 1.83%
Funding cost spread to LIBOR	0.19%

Agency Interest-Only Securities
% of Equity	8.29%
Leverage multiple	—
Yield on existing portfolio	6.03%
Yield on reinvestment	4.50% - 5.00%

Agency Inverse Interest-Only Securities
% of Equity	1.06%
Leverage multiple	—
Yield on existing portfolio	14.18%
Yield on reinvestment	6.00%

Non-Agency & Credit Securities
% of Equity	41.69%
Leverage multiple	3.00x
Yield on existing portfolio	6.08%
Yield on reinvestment	4.34% - 5.45%
Funding cost spread to LIBOR	1.70%

Seller Financing Program Investments
% of Equity	5.87% - 6.28%
Leverage multiple	—
Yield on existing portfolio	7.77% - 8.72%

2015 Securitized Mortgage Loan Pool
% of Equity	2.32% - 2.87%
Leverage multiple	2.82x
Yield on existing portfolio	6.64%
Funding cost spread to LIBOR	2.50%

(Dollars in Thousands)
Assumption Range

2013 Securitized Mortgage Loan Pool
% of Equity	5.32% - 5.65%
Leverage multiple	1.34x
Yield on existing portfolio	12.80%
Repurchase borrowings-spread to LIBOR	2.00%
Securitized debt-effective cost	4.27%

Swaps
Notional balance	$1,287,000
Spread between fixed pay and variable rate leg	1.12% - (0.10)%

Swaptions
Notional balance	$1,705,000

TBAs, Swaps & Swaptions
% of Equity	(3.24)% - (3.19)%

Other Assets/Liabilities, net
% of Equity	(1.06)%

Neither the independent registered public accounting firm of AMTG, nor any other independent accountants, have compiled, examined or performed any audit or other procedures with respect to the AMTG financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of AMTG contained in AMTG’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this proxy statement/prospectus, relates to the historical consolidated financial statements of AMTG. It does not extend to the AMTG financial projections and should not be read to do so. Furthermore, the AMTG financial projections do not take into account any circumstances or events occurring after the respective dates on which they were prepared.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the AMTG financial projections. The summary of the AMTG financial projections is not being included to influence your decision whether to vote for the approval of the First Merger and the other transactions contemplated by the merger agreement, but is being provided because such information was considered in connection with the mergers and was provided to ARI, the AMTG Board, the AMTG Special Committee and the AMTG Special Committee’s financial advisor. The inclusion of the AMTG financial projections in this proxy statement/prospectus should not be regarded as an indication that any of ARI, AMTG or their respective officers, directors, affiliates, advisors or other representatives consider such information to be necessarily predictive of actual future events. In addition, the AMTG financial projections do not give effect to the mergers. None of ARI, AMTG, or their respective officers, directors, affiliates, advisors or other representatives has made or makes any representations to any ARI stockholder or AMTG stockholder regarding the ultimate performance of AMTG compared to the information included in the AMTG financial projections, and none of ARI, AMTG or their respective affiliates undertakes any obligation to update or otherwise revise or reconcile the AMTG financial projections to reflect circumstances existing, or changes in assumptions or outlook occurring, after the date the ARI financial projections were generated, except as may be required by applicable law.

Certain ARI Unaudited Prospective Financial Information

ARI does not, as a matter of course, generally publish its business plans and strategies or make public disclosures of its projections as to future revenues, earnings or other results. In connection with the proposed mergers, ARI provided, in the course of reverse due diligence, the AMTG Special Committee, the AMTG Board and the

financial advisor to the AMTG Special Committee with selected unaudited prospective financial information regarding ARI’s future performance on a standalone basis for the years 2016 through 2018. This information also was provided to the ARI Special Committee’s financial advisor for its use and reliance in connection its financial analyses and opinion described above under “Special Factors—Opinion of the Financial Advisor to the ARI Special Committee.” A summary of these projections is provided below and such information is referred to in this proxy statement/prospectus as the “ARI financial projections”.

The ARI financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The ARI financial projections were, in general, prepared solely for internal use and are subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that the actual results will not be significantly higher or lower than estimated.

	Quarter End				Year End
	31-Mar-16	30-Jun-16	30-Sep-16	31-Dec-16	2016
Net interest income	$45,870	$52,950	$57,319	$57,081	$213,220
GAAP net income	$32,394	$34,983	$38,499	$38,285	$144,161
Adjustments:
Equity Based Compensation Expense	368	420	449	442	1,679
Amortization of convertible senior notes related to equity reclassification	867	867	867	867	3,468
Operating earnings	$33,629	$36,270	$39,814	$39,594	$149,308
Per share
Operating earnings	$0.49	$0.48	$0.49	$0.49	$1.95
Dividends	0.46	0.46	0.46	0.46	1.84

	Quarter End				Year End
	31-Mar-17	30-Jun-17	30-Sep-17	31-Dec-17	2017
Net interest income	$58,308	$60,766	$63,184	$62,904	$245,162
GAAP net income	$39,503	$41,607	$43,683	$43,427	$168,220
Adjustments:
Equity Based Compensation Expense	443	458	470	464	1,835
Amortization of convertible senior notes related to equity reclassification	867	867	867	867	3,468
Operating earnings	$40,813	$42,932	$45,021	$44,758	$173,523
Per share
Operating earnings	$0.50	$0.50	$0.50	$0.50	$2.00
Dividends	0.47	0.47	0.47	0.47	1.88

	Quarter End				Year End
	31-Mar-18	30-Jun-18	30-Sep-18	31-Dec-18	2018
Net interest income	$64,433	$66,972	$69,394	$69,434	$270,233
GAAP net income	$44,917	$47,094	$49,156	$49,188	$190,354
Adjustments:
Equity Based Compensation Expense	471	487	593	593	1,965
Amortization of convertible senior notes related to equity reclassification	867	867	867	867	3,468
Operating earnings	$46,255	$48,448	$50,526	$50,558	$195,787
Per share
Operating earnings	$0.51	$0.51	$0.51	$0.51	$2.04
Dividends	0.48	0.48	0.48	0.48	1.92

For purposes of the unaudited prospective financial information summarized herein, Operating Earnings is a non-GAAP financial measure that is used by ARI to approximate cash available for distribution and is defined by ARI as net income available to ARI common stockholders, computed in accordance with GAAP, adjusted for (i) equity-based compensation expense (a portion of which may become cash-based upon final vesting and settlement of awards should the holder elect net share settlement to satisfy income tax withholding); (ii) any unrealized gains or losses or other non-cash items included in net income available to common stockholders; (iii) unrealized income from unconsolidated joint ventures; (iv) foreign currency gains/(losses); and (v) the non-cash amortization expense related to the reclassification of a portion of the convertible senior notes to stockholders’ equity in accordance with GAAP.

AMTG and ARI calculate certain non-GAAP financial metrics including Operating Earnings using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures may not be directly comparable to one another.

In preparing the foregoing unaudited prospective financial results, ARI made a number of assumptions and estimates regarding, among other things, future interest rates, ARI’s future stock price, the level of future investments by ARI and the yield to be achieved on such investments, financing of future investments, including leverage ratios, the ability to refinance certain of ARI’s outstanding secured and unsecured debt and the terms of any such refinancing, and future capital expenditures and dividend rates.

The following additional assumptions were also made in developing these projections:

	Year Ended
Key Assumptions	2016	2017	2018
W.A. Yield on Investment Portfolio	9.7%	10.0%	10.6%
Common Equity Raised (000s)	$211,000	$150,000	$150,000
G&A Expenses	2.3%	2.3%	2.3%
Management Fee	1.5%	1.5%	1.5%
Secured Interest Rate	3.8%	3.5%	3.5%
Debt + Other Liab. to GAAP Common Equity	1.0x	0.7x	0.7x

ARI management believes these assumptions and estimates were reasonably prepared, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 109 and 118, respectively, and in ARI’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this proxy statement/prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of ARI and/or AMTG and will be beyond the control of the Combined Company. ARI stockholders and AMTG stockholders are urged to review the SEC filings of ARI for a description of the risk factors with respect to the business of ARI. See “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 118 and “Where You Can Find More Information; Incorporation by Reference” beginning on page 233.

Neither the independent registered public accounting firm of ARI, nor any other independent accountants, have compiled, examined or performed any audit or other procedures with respect to the ARI financial projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm of ARI contained in ARI’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this proxy statement/prospectus, relates to the historical consolidated financial statements of ARI. It does not extend to the ARI financial projections and should not be read to do so. Furthermore, the ARI financial projections do not take into account any circumstances or events occurring after the respective dates on which they were prepared.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the ARI financial projections. The summary of the ARI financial projections is not being included to influence your decision whether to vote for the approval of the First Merger and the other transactions contemplated by the merger agreement, but is being provided because such information was considered in connection with the mergers and was provided to the AMTG Board, the AMTG Special Committee and the AMTG Special Committee’s financial advisor. The inclusion of the ARI financial projections in this proxy statement/prospectus should not be regarded as an indication that any of ARI, AMTG or their respective officers, directors, affiliates, advisors or other representatives consider such information to be necessarily predictive of actual future events. In addition, the ARI financial projections do not give effect to the mergers. None of ARI, AMTG, or their respective officers, directors, affiliates, advisors or other representatives has made or makes any representations to any ARI stockholder or AMTG stockholder regarding the ultimate performance of ARI compared to the information included in the ARI financial projections, and none of ARI, AMTG or their respective affiliates undertakes any obligation to update or otherwise revise or reconcile the ARI financial projections to reflect circumstances existing, or changes in assumptions or outlook occurring, after the date the ARI financial projections were generated, except as may be required by applicable law.

Interests of AMTG’s Directors and Officers in the Transaction

Certain of AMTG’s executive officers and directors may have interests in the transaction that are different from, or in addition to, those of AMTG’s and ARI’s stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The AMTG Board was aware of these interests during its deliberations on the merits of the transaction and in deciding to approve the merger agreement and the other transactions contemplated thereby. These interests include those discussed below.

Relationships among Apollo, AMTG, ARI and Athene; Overlapping Directors

ARI is under control of the ARI Manager and AMTG is under control of the AMTG Manager. Each of the ARI Manager and the AMTG Manager is an indirect subsidiary of Apollo.

Certain of the members of the AMTG Board have relationships with Apollo as set forth below:

•	Michael A. Commaroto is the president and chief executive officer of the AMTG Manager, an affiliate of Apollo, and has been an officer of Vantium Management, L.P., a portfolio company of a fund managed by an affiliate of Apollo;

•	James E. Galowski is an employee of an entity affiliated with Apollo; and

•	Frederick N. Khedouri is an employee of an entity affiliated with Apollo.

In addition, (i) Mark C. Biderman is a member of both the AMTG Board and the ARI Board and has recused himself from all deliberations relating to the mergers and (ii) Hope S. Taitz is a member of both the AMTG Board and the board of directors of Athene Holding Ltd. Ms. Taitz is also a member of the conflicts committee of the board of directors of Athene Holding Ltd., but she was not a member of the Athene Special Committee.

Apollo is a significant shareholder of Athene Holding Ltd., through which Apollo holds approximately 45% of the total voting power of Athene Holding Ltd. Athene’s invested assets are also managed by AAM, which is a subsidiary of Apollo. Certain of Athene Holding Ltd.’s directors are also employees of Apollo and directors of AAM, and Athene Holding Ltd.’s Chief Executive Officer is the Chief Executive Officer and an equity holder of AAM.

AMTG Special Committee Fees

Each of Mr. Kleisner and Mr. Christopoul, as the members of the AMTG Special Committee earned cash committee fees in connection with their service on the AMTG Special Committee. The individual members of the AMTG Special Committee earned the following fees: Thomas Christopoul, chairman of the AMTG Special Committee—$75,000; and Frederick Kleisner—$50,000.

Management Agreement

In connection with AMTG’s initial public offering in July 2011, AMTG entered into the AMTG management agreement with the AMTG Manager, which describes the services to be provided by the AMTG Manager and its compensation for those services. AMTG’s business is managed by the AMTG Manager, subject to the supervision and oversight of the AMTG Board, which has established investment guidelines for the AMTG Manager to follow in its day-to-day management of AMTG’s business, and subject to the revised investment guidelines included in the merger agreement.

Pursuant to the terms of the AMTG management agreement, the AMTG Manager is paid a base management fee equal to 1.5% per annum of AMTG’s stockholders’ equity (as defined in the management agreement), calculated and payable (in cash) quarterly in arrears.

AMTG incurred management fees of approximately $11.1 million, $11.2 million and $11.6 million for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 respectively. In addition to the management fee, AMTG is responsible for reimbursing the AMTG Manager for certain expenses paid by the AMTG Manager on behalf of AMTG and for certain services provided by the AMTG Manager to AMTG. Expenses incurred by the AMTG Manager and reimbursed by AMTG are typically included in AMTG’s general and administrative expense on AMTG’s consolidated statement of operations, or may be reflected on the consolidated balance sheet and associated consolidated statement of changes in stockholders’ equity, based on the nature of the item. Included in “Payable to related party” on AMTG’s consolidated balance sheet at December 31, 2015 and December 31, 2014, was approximately $5.4 million and $2.8 million, respectively, for management fees payable to the AMTG Manager, with the remainder of such payable reflecting reimbursements due to Apollo for AMTG’s general and administrative expenses paid or incurred by Apollo on AMTG’s behalf. The AMTG management agreement is automatically renewed each year unless two-thirds of the independent directors on the AMTG Board determine that the performance of the AMTG Manager has been unsatisfactory and materially detrimental to the Company, or that the Management Fee is unfair, and upon any such determination the Company may terminate the AMTG management agreement upon 180 days’ prior written notice, provided that if the proposed termination is based on a determination that the Management Fee is unfair, the AMTG Manager has the right to attempt to renegotiate its compensation for a period of 45 days. In the event that the AMTG management agreement is terminated in accordance its terms, AMTG shall pay to the AMTG Manager, on the date on which such termination becomes effective, a termination fee (the “Termination Fee”) equal to three times the sum of the average annual Management Fee during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The obligation of AMTG to pay the Termination Fee shall survive the termination of the AMTG management agreement. If the mergers are consummated, the AMTG management agreement will continue in full force and effect until the consummation of the mergers, at which point the AMTG management agreement will be assigned to ARI.

If the mergers are consummated, the AMTG management agreement will continue in full force and effect until the consummation of the mergers, at which point the AMTG management agreement will be assigned to ARI. If the mergers are consummated, the ARI Manager has agreed that any management fees paid by ARI to the AMTG Manager pursuant to the AMTG management agreement will offset, and therefore reduce (but not below zero), ARI’s obligation to pay corresponding management fees to the ARI Manager under the ARI management agreement.

In addition, AMTG has entered into a letter agreement with the AMTG Manager, pursuant to which the AMTG Manager has agreed to perform such services as may be necessary to enable AMTG to consummate the mergers and other transactions contemplated by the merger agreement in accordance with the terms thereof, including assisting AMTG and its subsidiaries in performing and complying with AMTG’s obligations under the merger agreement.

Registration Rights Agreement

AMTG entered into a registration rights agreement with Apollo Principal Holdings I, L.P., Michael Commaroto, Paul Mangione and Keith Rosenbloom, with respect to the AMTG common stock owned by such entity and individuals purchased in a concurrent private placement upon the completion of AMTG’s initial public offering in July 2011, which AMTG common stock we refer to as “registrable stock.” Pursuant to the registration rights agreement, AMTG granted to the aforementioned entity and individuals (1) unlimited demand registration rights to have the registrable stock registered for resale, and (2) in certain circumstances, the right to “piggy-back” this registrable stock in registration statements AMTG might file in connection with any future public offering. These registration rights with respect to the registrable stock are currently applicable; however, in the event the mergers are consummated, all of the registrable stock will be converted into the right to receive the Per Common Share Merger Consideration and the registration rights agreement will terminate in accordance with its terms.

Equity Interests of AMTG’s Directors and Executive Officers in AMTG and ARI; Conversion of Outstanding Shares Pursuant to the Mergers

Shares of AMTG common stock owned by executive officers and directors of AMTG will be converted into the right to receive the Per Common Share Merger Consideration on the same terms and conditions as the other stockholders of AMTG. As of the Record Date, the executive officers and directors of AMTG beneficially owned, in the aggregate, 274,284 shares of AMTG common stock, excluding outstanding AMTG Restricted Shares that vest under the AMTG 2011 Equity Incentive Plan. If all of the shares of AMTG common stock beneficially owned by the executive officers and directors as of the Record Date (other than AMTG Restricted Shares that vest under the AMTG 2011 Equity Incentive Plan) were converted to shares of ARI common stock in connection with the First Merger, then the executive officers and directors would receive an aggregate of 114,530 shares of ARI common stock pursuant to the First Merger, which based on the closing price of ARI common stock on July 22, 2016, would have an aggregate value of $1,910,360.

The following table sets forth the beneficial ownership of the directors and executive officers of AMTG in the equity of (i) AMTG and (ii) ARI, after giving effect to the mergers, each as of the Record Date.

Name of Beneficial Owner	AMTG Common Stock	Percentage of AMTG Common Stock Outstanding	ARI Shares prior to the First Merger	Percentage of ARI Shares Outstanding	ARI Shares after the First Merger	Percentage of ARI Shares Outstanding
Michael A. Commaroto(1)(2)(3)	247,332	*	30,900	*	134,178	*
Gregory W. Hunt(1)(2)	—	—	—	—	—	—
Frederick N. Khedouri(1)(2)	22,259	*	—	—	9,294	*
Mark C. Biderman(1)(4)(5)	32,784	*	51,875	*	65,564	*
Thomas D. Christopoul(1)(4)	27,407	*	—	—	11,444	*
James E. Galowski(6)	6,831	*	10,642	*	13,494	*
Frederick J. Kleisner(1)(4)	44,007	*	—	—	18,376	*
Hope S. Taitz(1)(4)	27,407	*	—	—	11,444	*
All directors and executive officers of AMTG as a group	408,027	1.28%	93,417	*	263,794	*

*	Represents less than 1% of issued and outstanding shares.
(1)	Each director and executive officer has sole voting and investment power with respect to these shares.
(2)	Includes restricted stock units granted under the 2011 Equity Incentive Plan as follows:

(a) Mr. Commaroto—94,900 restricted stock units; (b) Mr. Hunt—0 restricted stock units; and (c) Mr. Khedouri—4,151 restricted stock units. The vesting of all such restricted stock units will accelerate immediately prior to the effective time of the First Merger.

(3)	Includes 30,900 ARI restricted stock units granted under the Parent Equity Plan that vest upon the achievement of certain conditions.

(4)	Includes unvested shares of restricted AMTG common stock granted to AMTG directors pursuant to AMTG’s 2011 Equity Incentive Plan as follows:

(a) Mr. Biderman—8,673 shares of restricted AMTG common stock; (b) Mr. Christopoul—8,673 shares of restricted AMTG common stock; (c) Mr. Kleisner—8,673 shares of restricted AMTG common stock; and (d) Ms. Taitz—8,673 shares of restricted AMTG common stock. The vesting of all unvested shares of restricted AMTG common stock will accelerate immediately prior to the effective time of the First Merger.

(5)	Includes 21,947 shares of ARI restricted common stock granted under the Parent Equity Plan.
(6)	Mr. Galowski holds 6,181 shares jointly with his spouse.

Cash Consideration to be Received by AMTG’s Directors and Executive Officers In Exchange of Equity Interests

The following table sets forth the total cash proceeds that the directors and executive officers of AMTG will receive for any shares, options or other securities of AMTG as a result of the transactions contemplated by the merger agreement based upon the amounts beneficially owned by such directors and executive officers of AMTG as of the Record Date.

Name of Beneficial Owner	AMTG Common Stock	Cash Consideration Received
Michael A. Commaroto(1)(2)	247,332	$1,696,713
Gregory W. Hunt(1)(2)	—	—
Frederick N. Khedouri(1)(2)	22,259	$152,709
Mark C. Biderman(1)(3)	32,784	$224,909
Thomas D. Christopoul(1)(3)	27,407	$188,019
James E. Galowski(4)	6,831	$46,868
Frederick J. Kleisner(1)(3)	44,007	$301,889
Hope S. Taitz(1)(3)	27,407	$188,019
All directors and executive officers of AMTG as a group	408,027	$2,799,126

(1)	Each director and executive officer has sole voting and investment power with respect to these shares.
(2)	Includes restricted stock units granted under the 2011 Equity Incentive Plan as follows:

(a) Mr. Commaroto—94,900 restricted stock units; (b) Mr. Hunt—0 restricted stock units; and (c) Mr. Khedouri—4,151 restricted stock units. The vesting of all such restricted stock units will accelerate immediately prior to the effective time of the First Merger.

(3)	As of the Record Date, includes unvested shares of restricted AMTG common stock granted to AMTG directors pursuant to AMTG’s 2011 Equity Incentive Plan as follows:

(a) Mr. Biderman—8,673 shares of restricted AMTG common stock; (b) Mr. Christopoul—8,673 shares of restricted AMTG common stock; (c) Mr. Kleisner—8,673 shares of restricted AMTG common stock; and (d) Ms. Taitz—8,673 shares of restricted AMTG common stock. The vesting of all unvested shares of restricted AMTG common stock will accelerate immediately prior to the effective time of the First Merger.

(4)	Mr. Galowski holds 6,181 shares jointly with his spouse.

Treatment of AMTG Restricted Shares

Under the merger agreement, immediately prior to the First Merger, each outstanding AMTG Restricted Share which was not then vested will vest and, upon consummation of the First Merger, will be converted into the right to receive the Per Common Share Merger Consideration, less applicable tax withholdings.

As a result of the transactions contemplated under the merger agreement, AMTG’s directors and executive officers who hold AMTG Restricted Shares would receive the following consideration in connection with the accelerated vesting prior to the First Merger:

Name	AMTG Restricted Shares (#)	Cash Consideration($)	ARI Shares(#)	Aggregate Consideration($)(1)
Mark C. Biderman	8,673	$59,507	3,621	$116,336
Thomas D. Christopoul	8,673	$59,507	3,621	$116,336
Frederick N. Khedouri	4,151	$28,482	1,733	$55,680
Frederick J. Kleisner	8,673	$59,507	3,621	$116,336
Hope S. Taitz	8,673	$59,507	3,621	$116,336
Michael A. Commaroto(2)	94,900	$651,024	39,627	$1,312,002

(1)	Aggregate consideration determined by adding the cash consideration to the value of the shares of ARI common stock using the closing price of ARI common stock on July 22, 2016.
(2)	This amount includes 72,380 AMTG Restricted Shares which were granted to Mr. Commaroto following the execution of the merger agreement (on March 17, 2016). Consistent with the treatment of AMTG Restricted Shares described above, these AMTG Restricted Share will vest and be converted into the Per Common Share Merger Consideration upon the consummation of the First Merger.

Other Compensation Arrangements

It is anticipated that Mr. Commaroto will enter into arrangements with the AMTG Manager that will provide for a retention bonus in the amount of $400,000, plus an additional bonus in the amount of $66,667 for each full month Mr. Commaroto’s employment continues after July 1, 2016 (subject to proration for any partial month) and severance in the amount of $500,000 in connection with his continuing to provide services for a specified period following the closing of the mergers and his anticipated termination of employment thereafter. The payments will be made by the AMTG Manager or one or more of its affiliates and, other than with respect to liabilities relating to AMTG Restricted Shares, AMTG will have no liability with respect to these arrangements. In addition, at the time of the execution of the merger agreement, Mr. Commaroto was granted ARI restricted stock units with respect to 30,900 shares of ARI common stock that vest based upon the achievement of certain conditions.

Section 16 Matters

Pursuant to the merger agreement, AMTG is permitted to take all steps as may be required to cause to be exempt under Rule 16b-3 under the Exchange Act any dispositions of shares of AMTG common stock (including derivative securities with respect to such shares) that are treated as dispositions under Rule 16b-3 and result from the transactions contemplated under the merger agreement by each officer or director of AMTG who is or will be subject to the reporting requirements of Section  16(a) of the Exchange Act with respect to AMTG.

Indemnification and Insurance

For a period of 10 years after the effective time of the mergers, pursuant to the terms of the merger agreement and subject to certain limitations, the surviving entity will indemnify, defend and hold harmless among others, each individual covered by the AMTG governing documents or any indemnification or similar agreements, for actions at or prior to the effective time of the mergers, including with respect to the transactions contemplated by the merger agreement. In addition, pursuant to the terms of the merger agreement and subject to certain limitations, prior to the effective time of the mergers, AMTG may obtain and pay for a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of ten years after the closing date with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the time of the First Merger (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under AMTG’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage); provided, however, that the annual cost of such program may not exceed 250% of the annual premiums paid as of the date of the merger agreement by AMTG for directors’ and officers’ liability insurance (such 250% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual cost in excess of the Base Premium, AMTG may purchase the most advantageous policies of “tail” or “run-off” directors’ and officers’ insurance obtainable for an annual cost equal to the Base Premium. If AMTG obtains such insurance policy prior to the effective time of the First Merger, ARI shall cause such policy to be maintained in full force and effect, for its full term, and shall honor its obligations thereunder. Some of the directors and executive officers of AMTG are entitled to certain contractual payments, benefits and incentive awards in connection with the mergers, as described below.

Interests of ARI’s Directors and Officers in the Transaction

Certain of ARI’s executive officers and directors may have interests in the transaction that are different from, or in addition to, those of AMTG’s and ARI’s stockholders generally. These interests may present such executive officers and directors with actual or potential conflicts of interest. The ARI Board was aware of these interests during its deliberations on the merits of the transaction and in deciding to approve the merger agreement and the other transactions contemplated thereby. These interests include those discussed below.

Overlapping Director

Mark C. Biderman is a member of both the AMTG Board and the ARI Board and has recused himself from all deliberations relating to the mergers.

ARI Special Committee Fees

Each of the members of the ARI Special Committee earned cash committee fees in connection with their service on the ARI Special Committee. The individual members of the ARI Special Committee earned the following fees: Jeffrey Gault, chairman of the ARI Special Committee—$75,000; Robert A. Kasdin—$50,000; and Scott S. Prince—$50,000.

Equity Interests of ARI’s Directors in AMTG

As of the Record Date, Stuart Rothstein, ARI’s President and Chief Executive Officer and a director of ARI, owns 11,361 shares of AMTG common stock. As of the Record Date, Michael Salvati, a director of ARI, owns 10,300 shares of AMTG common stock and Mark C. Biderman, a director of ARI, owns 32,784 shares (which includes 8,673 unvested Restricted Shares) of AMTG common stock. The shares of AMTG common stock held by each of Mr. Rothstein, Mr. Salvati and Mr. Biderman will be converted into the right to receive Per Common Share Merger Consideration on the same terms and conditions as the other holders of shares of AMTG common stock.

Vote Required for Approval; Quorum

Approval of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of AMTG common stock. In addition, the closing of the mergers is conditioned upon the holders of at least a majority of the outstanding shares of AMTG common stock that are beneficially owned by persons unaffiliated with Apollo approving the proposal to approve the First Merger and the other transactions contemplated by the merger agreement. Approval of the proposal to adjourn the AMTG special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal. Approval of the Merger-Related Named Executive Officer Compensation Proposal requires the affirmative vote of a majority of the votes cast on such proposal. The AMTG common stockholders’ vote regarding the Merger-Related Named Executive Officer Compensation Proposal is an advisory vote and therefore is not binding on AMTG or the AMTG Board or the AMTG Special Committee.

AMTG’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at the AMTG special meeting for purposes of determining whether a quorum is present.

Other Offers

No other offers were made within the meaning of Item 1014(f) of Regulation M-A.

Availability of Documents

The reports, opinions or appraisals referenced in this section “Special Factors” will be made available for inspection and copying at the principal executive offices of AMTG during its regular business hours by any interested holder of shares of AMTG common stock or representative who has been designated in writing.

Parties to the Transaction

Apollo Commercial Real Estate Finance, Inc.

ARI is a Maryland corporation that was incorporated in 2009 and that has elected to be taxed as a REIT for U.S. federal income tax purposes. ARI generally is not subject to U.S. federal income taxes on its net taxable income to the extent that it annually distributes its net taxable income to stockholders and maintains its qualification as a REIT. ARI also operates its business in a manner intended to allow it to remain excluded from registration as an investment company under the 1940 Act. ARI primarily originates, acquires, invests in and manages performing first mortgage loans, subordinate financings, CMBS and other commercial real estate-related debt investments. These asset classes are referred to as ARI’s target assets.

ARI is externally managed and advised by the ARI Manager, an indirect subsidiary of Apollo, which together with its subsidiaries is a leading global alternative investment manager with a contrarian and value oriented investment approach in private equity, credit and real estate. The ARI Manager is led by an experienced team of senior real estate professionals who have significant experience in underwriting and structuring commercial real estate financing transactions. ARI benefits from Apollo’s global infrastructure and operating platform, through which ARI is able to source, evaluate and manage potential investments in ARI’s target assets.

ARI’s principal business objective is to make investments in its target assets in order to provide attractive risk adjusted returns to its stockholders over the long term, primarily through dividends and secondarily through capital appreciation.

The current business address of ARI and each of its executive officers and directors, is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019, and the business telephone number of each such entity or person is (212) 515-3200.

During the past five years none of ARI or any of its directors and executive officers have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers of ARI are citizens of the United States.

For additional information regarding the employment history of the officers and directors of ARI, see the information set forth in the proxy statement/prospectus under the caption “Management and Board of Combined Company” incorporated herein by reference.

Arrow Merger Sub, Inc.

Merger Sub, a direct wholly owned subsidiary of ARI, is a Maryland corporation formed on February 22, 2016 for the purpose of entering into the merger agreement. Upon completion of the First Merger, Merger Sub will be merged with and into AMTG, with AMTG surviving as a subsidiary of ARI. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

The current business address of Merger Sub and each of its executive officers and directors, is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019, and the business telephone number of each such entity or person is (212) 515-3200.

During the past five years none of Merger Sub or any of its directors and executive officers have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers of Merger Sub are citizens of the United States.

The names and material occupations, positions, offices or employment during the past five years of the directors and executive officers of Merger Sub are as follows:

Stuart A. Rothstein—Director and President. For more information regarding Mr. Rothstein’s employment history, see the information set forth in “Management and Board of Combined Company.”

Jai Agarwal—Chief Financial Officer, Treasurer and Secretary. For more information regarding Mr. Agarwal’s employment history, see the information set forth in “Management and Board of Combined Company.”

Apollo Residential Mortgage, Inc.

AMTG was incorporated in Maryland on March 15, 2011 and commenced operations on July 27, 2011. AMTG is structured as a holding company and conducts its business primarily through ARM Operating, LLC and its other operating subsidiaries. AMTG has elected to be taxed as a REIT for U.S. federal income tax purposes, commencing with its taxable year ended December 31, 2011. AMTG generally is not subject to U.S. federal income taxes on its net taxable income to the extent that it annually distributes its net taxable income to stockholders and maintains its qualification as a REIT. AMTG also operates its business in a manner that it believes will allow it to remain excluded from registration as an investment company under the 1940 Act. AMTG is externally managed and advised by the AMTG Manager, an indirect subsidiary of Apollo.

At March 31, 2016, AMTG’s portfolio was comprised of approximately $3.1 billion of Agency RMBS (comprised of pass-through and interest-only securities), non-Agency RMBS, securitized mortgage loans, and other mortgage and mortgage related investment securities and other mortgage related investments.

The current business address of AMTG and each of its executive officers and directors, is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019, and the business telephone number of each such entity or person is (212) 515-3200.

During the past five years none of AMTG or any of its directors and executive officers have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The names and material occupations, positions, offices or employment during the past five years of the directors and executive officers of AMTG are as follows:

Fredrick N. Khedouri—Director. Mr. Khedouri has been the Chairman of the AMTG Board since its initial public offering (the “AMTG IPO”) in July 2011. Mr. Khedouri has also been a Vice President of AMTG Manager and a member of AMTG Manager’s Investment Committee since July 2011. He is a Partner of Apollo Management International LLP and serves as a member of the Investment Committee and as Chief Investment Officer of Apollo European Principal Finance Fund L.P., a fund that commenced operations in 2007 and focuses primarily on financial assets in Western Europe. Mr. Khedouri also serves on the board of directors for Avant Tarjeta, Establecimiento Financiero de Crédito, S.A., a Spanish credit institution, and EVO Banco, S.A., a Spanish bank. Prior to joining Apollo in 2008, Mr. Khedouri spent 22 years in the investment banking and mortgage-backed securities division of Bear Stearns & Co. Inc. Mr. Khedouri became a Senior Managing Director at Bear Stearns & Co. Inc. in 1991. In the course of his career there, he oversaw the firm’s activities relating to the U.S. savings and loan crisis from 1989 to 1993, leading over $35 billion of residential and commercial mortgage securities offerings for the Resolution Trust Corporation, the government agency responsible for liquidating the assets of failed institutions. He subsequently served as global head of the financial institutions investment banking group. In 2006, he transferred to London to manage the firm’s U.K. and European mortgage and asset-backed securities principal investing, mortgage origination, and advisory and underwriting businesses. Prior to joining Bear Stearns & Co. Inc. in 1987, he served in senior policy posts in the White House under President Reagan. From 1981 to 1985, he was deputy for policy and Associate Director for Natural Resources, Energy and Science in the White House Office of Management and Budget. From 1985 to 1987, he was Assistant to the Vice President for policy and Deputy Chief of Staff to Vice President George Bush. Mr. Khedouri graduated from the University of Chicago with an AB in European History. He graduated from the University of Texas School of Law and joined the State Bar of Texas in 1976. Mr. Khedouri was selected to serve as a director on the AMTG Board because of his depth of knowledge about the real estate industry and his extensive managerial and executive experience. Mr. Khedouri is a citizen of the United States.

Mark C. Biderman—Director. Mr. Biderman has been a member of the AMTG Board since the AMTG IPO in July 2011. Mr. Biderman has also served on the board of directors of ARI (the “ARI Board”) since November 2010. Since February 2011, Mr. Biderman had served as a member of the board of directors of Atlas Energy G.P., LLC, General Partner of Atlas Energy, L.P., an energy-focused master limited partnership. In February of 2015, Atlas Energy G.P., LLC completed a merger with a subsidiary of Targa Resources Group (NYSE: TRGP), forming a new public company. Mr. Biderman then ceased being a director of Atlas Energy G.P., LLC and became a director of Atlas Energy Group, LLC (NYSE: ATLS). Since August 2010, Mr. Biderman has been a member of the board of directors of the Full Circle Capital Corporation (NASDAQ: FULL), an externally managed business development company. Mr. Biderman served as a member of the board of directors of Atlas Energy, Inc., an independent natural gas producer that also owned an interest in an energy services provider, from July 2009 through February 2011. Since January 2009, Mr. Biderman has been a consultant focused on the financial services sector. Mr. Biderman served as Vice Chairman of National Financial Partners Corp. (NYSE: NFP), a benefits, insurance and wealth management services firm, from September 2008 through December 2008. From November 1999 until September 2008, he served as NFP’s Executive Vice President and Chief Financial Officer. From 1987 to 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets, or CIBC, an investment banking firm, and its predecessor, Oppenheimer & Co., Inc. Prior to investment banking, he was an equity research analyst covering the commercial banking industry. Mr. Biderman was on the “Institutional Investor” All American Research Team from 1973 to 1985 and was First Team Bank Analyst in 1974 and 1976. Mr. Biderman chaired the Due Diligence Committee at CIBC and served on the Commitment and Credit Committees. He serves on the Board of Governors and as Treasurer of Hebrew Union College-Jewish Institute of Religion, on the Board of Trustees of Congregation Rodeph Sholom, and as Chairman of the Board of Directors of Center for Jewish Life Princeton University—Hillel. Mr. Biderman is a Chartered Financial Analyst. Mr. Biderman received a BSE degree, with high honors, in chemical engineering from Princeton University and an MBA from the Harvard Graduate School of Business Administration. Mr. Biderman qualifies as an “audit committee financial expert” under the guidelines of the SEC. Mr. Biderman was selected to serve as a director on the AMTG Board because of his business acumen and valuable operational experience. Mr. Biderman is a citizen of the United States.

Thomas D. Christopoul—Director. Mr. Christopoul has been a member of the AMTG Board since the AMTG IPO in July 2011. Mr. Christopoul has been an executive vice president and co-founder of 54 Madison Partners, LLC since July 2015. Prior to that, from January 2015 to July 2015 he was a Senior Partner of Cain Hoy Enterprises, an affiliate of Guggenheim Partners, where he was Senior Managing Director of Global Real Estate and Infrastructure from April 2012 to December 2014. Prior to that, Mr. Christopoul was Executive Chairman of GPS Industries, LLC, a developer, manufacturer and distributor of cart-mounted global positioningsystem technology for the global golf industry, from 2009 to 2012 and Executive Chairman of Rita’s Water Ice, LLC, a company that operates and franchises an Italian ice concept in the United States from 2010 to 2012. From 2009 to 2013, he served as an Operating Partner at Falconhead Capital, LLC, a private equity firm in New York City. From June 2007 to August 2009, he served as President and Chief Executive Officer of Resources Connection, Inc. (NASDAQ: RECN), a multinational professional services firm, where he also served as an independent member of the board of directors from January 2006 to June 2007. Prior to October 2005, Mr. Christopoul served as Chairman and Chief Executive Officer of the Marketing Services Division of Cendant Corporation (NYSE: CD), or Cendant. During his more than 10 years with Cendant, he led worldwide human resources and information technology, marketing and a broad array of corporate staff functions on a global basis through his service in a number of senior executive positions, including: Chairman and Chief Executive Officer of the Financial Services Division of Cendant, where he managed Jackson-Hewitt Tax Services; Senior Executive Vice President and Chief Administrative Officer; Executive Vice President of Corporate Services; Senior Vice President of Human Resources and Vice President of Human Resources for HFS Inc. (Hospitality Franchise Systems, Cendant’s predecessor). Prior to HFS Inc. and Cendant, he was the Director of Labor Relations for the Nabisco Biscuit Company from 1992 to 1995 and also worked for the Pepsi-Cola Company from 1998 to 1992. He is a member of the boards of directors of several privately held companies. Mr. Christopoul graduated from Rutgers University with a BA and from Purdue University with an MS degree where he is a distinguished alumnus. Mr. Christopoul qualifies as an “audit committee financial expert” under the guidelines of the SEC. Mr. Christopoul was selected to serve as a director on the AMTG Board because of his extensive managerial and executive experience. He is also a director of Rexnord Corporation (NYSE: RXN). Mr. Christopoul is a citizen of the United States.

Michael A. Commaroto—Director, President and Chief Executive Officer. Mr. Commaroto has been a member of the AMTG Board since 2014 and has served as AMTG’s Chief Executive Officer and President since the AMTG IPO in July 2011. Mr. Commaroto is also the Chief Executive Officer and President of AMTG Manager and the head of AMTG Manager’s Investment Committee. Mr. Commaroto has also been the Chief Executive Officer-Capital Markets of Vantium Management, L.P., an Apollo sponsored investment manager with a focus on investing in a static pool of residential mortgage loans in both whole loan and securitized forms, since 2008. Prior to joining Vantium Management, L.P., Mr. Commaroto was at Deutsche Bank AG (NYSE: DB), or Deutsche Bank, as the U.S. Head of Whole Loan Trading from 2000 to 2007. Prior to joining Deutsche Bank, Mr. Commaroto spent over 16 years at Credit Suisse First Boston and its predecessor companies, where, among other responsibilities, he managed the whole loan trading and finance business for the Principal Trading Group and the Mortgage Department. Mr. Commaroto started his career at Arthur Andersen & Co. where he focused on auditing broker dealers and investment banks. Mr. Commaroto graduated from Union College with a BA in economics and from the University of Rochester with an MBA with a concentration in accounting and finance. Mr. Commaroto has been selected to serve as a director on the AMTG Board because of his extensive experience in the residential mortgage industry. Mr. Commaroto is a citizen of the United States.

James E. Galowski—Director. Mr. Galowski has been a member of the AMTG Board since June 2015. Mr. Galowski has been Senior Portfolio Manager, Corporate Structured Credit at Apollo since April 2012. Prior to joining Apollo, Mr. Galowski was a Partner at Stone Tower Capital (“STC”) from September 2006 to April 2012, where he was responsible for overseeing STC’s investment activities in structured credit. From June 1990 to September 2005, Mr. Galowski served as Managing Director with WestLB in New York, London and

Singapore. In Singapore, he was responsible for the bank’s Financial Markets activities in the Asia Pacific region with trading rooms in Hong Kong, Singapore, Tokyo, Sydney and Shanghai. From March 2012 to September 2005, he was a Managing Director and served on the Board and Executive Committee of WestLB Asset Management (U.S.) LLC, which ultimately became Brightwater Capital Management. While in London, Mr. Galowski focused on the re-organization of the bank’s European Treasury operations and served as the acting Group Treasurer of the Thomas Cook Group. While with WestLB in New York, Mr. Galowski was responsible for the ABS portfolio management business. From June 1985 to July 1990, Mr. Galowski served as a Senior Trader with the Canadian Imperial Bank of Commerce. Mr. Galowski graduated from St. John’s University with a BS in Finance and from Fordham University’s School of Business with an MBA. Mr. Galowski was selected to serve as a director on the AMTG Board because of his extensive background in the financial services industry and management. Mr. Galowski is a citizen of the United States.

Fredrick J. Kleisner—Director. Mr. Kleisner has been a member of the AMTG Board since the AMTG IPO in July 2011. Mr. Kleisner served as President and a director of Hard Rock Hotel Holdings, LLC, a destination casino and resort company, from October 2007 to March 2011. From December 2007 until March 2011, Mr. Kleisner also served as Chief Executive Officer of Morgans Hotel Group Co. (NASDAQ: MHGC), or Morgans, a hospitality company, and as President and Chief Executive Officer (including interim President and Chief Executive Officer) of Morgans from September 2007 until March 2009. Mr. Kleisner also served as a director of Morgans from February 2006 until March 2011. From January 2006 to September 2007, Mr. Kleisner was the Chairman and Chief Executive Officer of Rex Advisors, LLC, a hotel advisory firm. From August 1999 to December 31, 2005, Mr. Kleisner served as President, Chief Operating Officer and, from March 2000 to August, 2005, Chief Executive Officer of Wyndham International, Inc., or Wyndham International, a global hotel company. Mr. Kleisner also has served as Chairman of Wyndham International’s Board from October 2000 to August 2005. From January 1998 to August 1999, he served as President and Chief Operating Officer of The Americas for Starwood Hotels & Resorts Worldwide, Inc. Hotel Group. He has held senior positions with Westin Hotels and Resorts Worldwide, where he served as President and Chief Operating Officer from 1995 to 1998, Interstate Hotels Company, where he served as Executive Vice President and Group President of Operations from 1990 to 1995, The ITT Sheraton Corporation, where he served as Senior Vice President, Director of Operations, North America Division-East from 1985 to 1990, and Hilton Hotels, Corp. where for 16 years he served as General Manager of several landmark hotels. Since 2013, Mr. Kleisner serves as a director of Caesars Entertainment Corporation (NASDAQ: CZR). Mr. Kleisner has served as a director of Innkeepers USA Trust, a subsidiary of Apollo Investment Corporation (NASDAQ: AINV), from November 2007 to August 2010, and serves as a director of Kindred Healthcare, Inc. (NYSE: KND), a healthcare services company, since April 2009. He is currently a director of Playtime, LLC, a manufacturer of antibacterial and antimicrobial playground equipment and play systems, and Aimbridge Hospitality, Inc., a hotel investment and management firm. He also serves as a Real Estate Investment Management Advisory Board member of Michigan State University’s Eli Broad College of Business, School of Hospitality Business. Mr. Kleisner graduated from Michigan State University with a BA in Hotel Management, completed advanced studies at the University of Virginia, Darden School of Business and attended The Catholic University of America. Mr. Kleisner qualifies as an “audit committee financial expert” under the guidelines of the SEC. Mr. Kleisner was selected to serve as a director on the AMTG Board because of his strong operating, management and real estate investment experience. Mr. Kleisner is a citizen of the United States.

Hope S. Taitz—Director. Ms. Taitz has been a member of the AMTG Board since the AMTG IPO in July 2011. Since 2004, Ms. Taitz has acted as a consultant in the retail/consumer industries and, since April 2011, has served as a director of Athene Holding Ltd. and Athene Life Re Ltd. Since July 2011 Ms. Taitz has served as a director of Athene Annuity & Life Assurance Company. Since December 2012, Ms. Taitz has served as a director of Athene Life Insurance Company of New York. Since August 2013, Ms. Taitz has served as a director of Diamond Resorts International, Inc. Since October 2013, Ms. Taitz has served as a director of Athene Annuity and Life Company, Athene USA and Athene Annuity & Life Assurance Company of New York. Since July 2014, Ms. Taitz has served as a director of Lumenis Ltd. (NASDAQ: LMNS), a healthcare company. Since January 2015, Ms. Taitz has served as a director of MidCap FinCo Holdings Limited, MidCap FinCo Limited

and MC Feeder Limited. From 1995 to 2003, Ms. Taitz was Managing Partner of Catalyst Partners, L.P., a money management firm focused on special situations in both debt and equity in sectors including retail, consumer and specialty finance. From 1990 to 1992, Ms. Taitz was a Vice President at The Argosy Group (now part of the Canadian Imperial Bank of Commerce (NYSE: CM)) specializing in financial restructuring before becoming a Managing Director at Crystal Asset Management, from 1992 to 1995. From 1986 to 1990, Ms. Taitz was at Drexel Burnham Lambert, first as a mergers and acquisitions analyst and then as an associate in the leveraged buyout group. Ms. Taitz is a founding executive member of Youth Renewal Fund, Pencils of Promise and Girls Who Code. Ms. Taitz graduated with honors from the University of Pennsylvania with a BA in Economics. Ms. Taitz was selected to serve as a director on the AMTG Board of because of her extensive background in finance and her management experience. Ms. Taitz is a citizen of the United States.

Gregory W. Hunt—Chief Financial Officer, Treasury and Secretary. Mr. Hunt began his term as AMTG’s Chief Financial Officer, Treasurer and Secretary in March 2016. Mr. Hunt began his term as Chief Financial Officer and Treasurer of Apollo Investment Corporation in May 2012. Previously, Mr. Hunt was Executive Vice President and Chief Financial Officer for Yankee Candle, which he joined in April 2010. Prior to joining Yankee Candle, Mr. Hunt served as the Executive Vice President of Strategic and Commercial Development for Norwegian Cruise Lines from 2007 to 2009. Prior to joining Norwegian Cruise Lines, Mr. Hunt served as Chief Financial Officer and Chief Restructuring Officer of Tweeter Home Entertainment Group, Inc. from 2006 to 2007 and Chief Financial Officer and Co-Chief Executive of Syratech Corporation from 2001 to 2006. Prior to Syratech, Mr. Hunt held several senior financial leadership positions including Chief Financial Officer of NRT Inc., Culligan Water Technologies, Inc. and Samsonite Corporation. Mr. Hunt also serves as a Director of LogicSource, Inc. and as a member of the Board of Advisors for the University of Vermont School of Business. Mr. Hunt earned a bachelor’s degree in accounting and finance from the University of Vermont and is a Certified Public Accountant. Mr. Hunt is a citizen of the United States.

Apollo Participants

The current business address of each of Apollo, AMTG Manager and ARI Manager (collectively, the “Apollo Participants”) and their respective executive officers, directors or controlling persons, as applicable, is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019, and the business telephone number of each such entity or person is (212) 515- 3200. For purposes of these disclosures, we have included each of Apollo Capital Management, L.P. (“Apollo Capital”), Apollo Global Real Estate Management, L.P. (“Apollo Global Real Estate”), Apollo Capital Management GP, LLC (“Apollo Capital Management GP”), Apollo Global Real Estate Management GP, LLC (“Apollo Global Real Estate GP”), Apollo Management Holdings, L.P. (“Apollo Management Holdings”), Apollo Management Holdings GP, LLC (“Apollo Management Holdings GP”), and APO Corp., as “controlling persons” of the Apollo Participants for the reasons described below.

During the past five years none of the Apollo Participants or any of their respective executive officers, directors or controlling persons, as applicable, have been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Apollo

Founded in 1990, Apollo is a leading global alternative investment manager. Apollo is a contrarian, value-oriented investment manager in private equity, credit and real estate, with significant distressed investment expertise. Apollo has a flexible mandate in many of the funds its manages which enables Apollo funds to invest opportunistically across a company’s capital structure. Apollo raises, invests and manages funds on behalf of some of the world’s most prominent pension, endowment and sovereign wealth funds, as well as other institutional and individual investors. As of December 31, 2015, Apollo had total assets under management of $170 billion, including approximately $38 billion in private equity, $121 billion in credit and $11 billion in real estate. Apollo has consistently produced attractive long-term investment returns in our private equity funds, generating a 39% gross IRR and a 25% net IRR on a compound annual basis from inception through December 31, 2015.

Apollo is led by its managing partners, Leon Black, Joshua Harris and Marc Rowan, who have worked together for more than 25 years and lead a team of 945 employees, including 353 investment professionals, as of December 31, 2015. This team possesses a broad range of transaction, financial, managerial and investment skills. Apollo has offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo operates its private equity, credit and real estate investment management businesses in a highly integrated manner, which Apollo believes distinguishes it from other alternative investment managers. Apollo investment professionals frequently collaborate across disciplines. Apollo believes that this collaboration, including market insight, management, banking and consultant contacts, and investment opportunities, enables the funds it manages to more successfully invest across a company’s capital structure. This platform and the depth and experience of the Apollo investment team have enabled Apollo to deliver strong long-term investment performance for our funds throughout a range of economic cycles.

All of the directors and executive officers of Apollo are citizens of the United States, except for Pauline Richards, who is a Bermuda resident with British and Canadian citizenship. The names and material occupations, positions, offices or employment during the past five years of the directors and executive officers of Apollo are as follows:

Leon Black. Mr. Black is the Chairman of the board of directors and Chief Executive Officer of Apollo and a Managing Partner of Apollo Management, L.P. In 1990, Mr. Black founded Apollo Management, L.P. and Lion Advisors, L.P. to manage investment capital on behalf of a group of institutional investors, focusing on corporate restructuring, leveraged buyouts and taking minority positions in growth-oriented companies. From 1977 to 1990, Mr. Black worked at Drexel Burnham Lambert Incorporated, where he served as a Managing Director, head of the Mergers & Acquisitions Group, and co-head of the Corporate Finance Department. Mr. Black also serves on the board of directors of the general partner of AP Alternative Assets, L.P. and previously served on the board of directors of Sirius XM Radio Inc. Mr. Black is a Co-Chairman of The Museum of Modern Art and a trustee of The Mount Sinai Medical Center and The Asia Society. He is also a member of The Council on Foreign Relations and The Partnership for New York City. He is also a member of the boards of directors of FasterCures and the Port Authority Task Force. Mr. Black graduated summa cum laude from Dartmouth College in 1973 with a major in Philosophy and History and received an MBA from Harvard Business School in 1975. Mr. Black has significant experience making and managing private equity investments on behalf of Apollo and has over 36 years’ experience financing, analyzing and investing in public and private companies.

Joshua Harris. Mr. Harris is a Senior Managing Director and a member of the board of directors of Apollo and a Managing Partner of Apollo Management, L.P., which he co-founded in 1990. Prior to 1990, Mr. Harris was a member of the Mergers and Acquisitions group of Drexel Burnham Lambert Incorporated. Mr. Harris has previously served on the board of directors of Berry Plastics Group Inc., EP Energy Corporation, EPE Acquisition, LLC, CEVA Logistics, Momentive Performance Materials Holdings LLC, Constellium N.V., LyondellBasell Industries B.V., Momentive Specialty Chemicals Inc. and Momentive Specialty Chemicals Holdings LLC. Mr. Harris is a member of the Federal Reserve Bank of New York’s Investor Advisory Committee, the Council of Foreign Relations, and is on the Board of Trustees of Mount Sinai Medical Center. He participates on the University of Pennsylvania’s Wharton School’s Board of Overseers, the Board of Trustees at the Harvard Business School and certain other charitable and educational boards. Mr. Harris is a Managing Member of the Philadelphia 76ers and a Managing Member of the New Jersey Devils. Mr. Harris graduated summa cum laude and Beta Gamma Sigma from the University of Pennsylvania’s Wharton School of Business with a B.S. in Economics and received his M.B.A. from the Harvard Business School, where he graduated as a Baker and Loeb Scholar.

Marc Rowan. Mr. Rowan is a Senior Managing Director and member of the board of directors of Apollo and a Managing Partner of Apollo Management, L.P., which he co-founded in 1990. Prior to 1990, Mr. Rowan was a member of the Mergers & Acquisitions Group of Drexel Burnham Lambert Incorporated, with responsibilities in high yield financing, transaction idea generation and merger structure negotiation. Mr. Rowan currently serves on the boards of directors of, inter alia, Athene Holding Ltd., Caesars Entertainment Corporation and Caesars Acquisition Co. He has previously served on the boards of directors of, inter alia, the general partner of AP Alternative Assets, L.P., AMC Entertainment, Inc., Cablecom GmbH, Caesars Entertainment Operating Co., Culligan Water Technologies, Inc., Countrywide Holdings Limited, Furniture Brands International Inc., Mobile Satellite Ventures, LLC, National Cinemedia, Inc., National Financial Partners, Inc., New World Communications, Inc., Norwegian Cruise Lines, Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications Inc., Unity Media SCA, Vail Resorts, Inc. and Wyndham International, Inc. Mr. Rowan is also active in charitable activities. He is a founding member and Chairman of the YRF-Darca and is a member of the Board of Overseers of the University of Pennsylvania’s Wharton School of Business and serves on the boards of directors of Jerusalem Online and the New York City Police Foundation. Mr. Rowan graduated summa cum laude from the University of Pennsylvania’s Wharton School of Business with a B.S. and an M.B.A. in Finance.

Martin Kelly. Mr. Kelly joined Apollo in 2012 as Chief Financial Officer. Mr. Kelly also oversees the Firm’s IT, Risk, Operations and Audit groups. From 2008 to 2012, Mr. Kelly was with Barclays Capital and, from 2000 to 2008, Mr. Kelly was with Lehman Brothers Holdings Inc. Prior to departing Barclays Capital, Mr. Kelly served as Managing Director, CFO of the Americas, and Global Head of Financial Control for their Corporate and Investment Bank. Prior to joining Lehman Brothers in 2000, Mr. Kelly spent 13 years with PricewaterhouseCoopers LLP, including serving in the Financial Services Group in New York from 1994 to 2000. Mr. Kelly was appointed a Partner of the firm in 1999. Mr. Kelly received a degree in Commerce, majoring in Finance and Accounting, from the University of New South Wales in 1989.

John Suydam. Mr. Suydam joined Apollo in 2006 and serves as Apollo’s Chief Legal Officer. From 2002 to 2006, Mr. Suydam was a partner at O’Melveny & Myers LLP where he served as head of Mergers and Acquisitions and co-head of the Corporate Department. Prior to that time, Mr. Suydam served as Chairman of the law firm O’Sullivan, LLP which specialized in representing private equity investors. Mr. Suydam serves on the boards of The Legal Action Center, Environmental Solutions Worldwide, Inc. and New York University School of Law, and is a member of the Department of Medicine Advisory Board of the Mount Sinai Medical Center. Mr. Suydam received his J.D. from New York University and graduated magna cum laude with a B.A. in History from the State University of New York at Albany.

Michael Ducey. Mr. Ducey has served as an independent director of Apollo and a member of the audit committee and as Chairman of the conflicts committee of Apollo’s board of directors since 2011. Mr. Ducey was with Compass Minerals International, Inc., from March 2002 to May 2006, where he served in a variety of roles, including as President, Chief Executive Officer and Director prior to his retirement in May 2006. Prior to joining Compass Minerals International, Inc., Mr. Ducey worked for nearly 30 years at Borden Chemical, Inc., in various management, sales, marketing, planning and commercial development positions, and ultimately as President, Chief Executive Officer and Director. Mr. Ducey is currently a director of and serves as the Chairman of the audit committee of Verso Paper Holdings, Inc. He is also the Chairman of the compliance and governance committee and the nominations committee of the board of directors of HaloSource, Inc. Mr. Ducey joined Ciner Resources Corporation (formerly OCI Resources LP) as an independent member of the board of directors in September 2014, where he serves on the audit committee and the conflicts committee. From September 2009 to December 2012, Mr. Ducey was the non-executive Chairman of TPC Group, Inc. and served on the audit committee and the environmental health and safety committee. From June 2006 to May 2008, Mr. Ducey served on the board of directors of and as a member of the governance and compensation committee of the board of directors of UAP Holdings Corporation. Also, from July 2010 to May 2011, Mr. Ducey was a member of the board of directors and served on the audit committee of Smurfit-Stone Container Corporation. Mr. Ducey graduated from Otterbein University with a degree in Economics and an M.B.A. in finance from the University of Dayton.

Paul Fribourg. Mr. Fribourg has served as an independent director of Apollo and as a member of the conflicts committee of the Apollo board of directors since 2011. From 1997 to the present, Mr. Fribourg has served as Chairman and Chief Executive Officer of Continental Grain Company. Prior to 1997, Mr. Fribourg served in a variety of other roles at Continental Grain Company, including Merchandiser, Product Line Manager, Group President and Chief Operating Officer. Mr. Fribourg serves on the boards of directors of Restaurant Brands International Inc., Loews Corporation, Castleton Commodities International LLC and The Estee Lauder Companies, Inc. He also serves as a board member of the Rabobank International North American Agribusiness Advisory Board, the New York University Mitchell Jacobson Leadership Program in Law and Business Advisory Board and Endeavor Global Inc. Mr. Fribourg is also a member of the Council on Foreign Relations and the International Business Leaders Advisory Council for The Mayor of Shanghai. Mr. Fribourg graduated magna cum laude from Amherst College and completed the Advanced Management Program at Harvard Business School.

Robert Kraft. Mr. Kraft has served as an independent director of Apollo and as a member of the conflicts committee of our board of directors since 2014. Mr. Kraft is Chairman and Chief Executive Officer of The Kraft Group, which includes the New England Patriots, New England Revolution, Gillette Stadium, Rand-Whitney Group and International Forest Products Corporation. Mr. Kraft serves on a number of NFL Committees, including the Executive Committee, Finance Committee and Broadcast Committee (Chairman). Since 2006, Mr. Kraft has been a member of the board of directors of Viacom Inc. He also serves as Chairman for both the New England Patriots Charitable Foundation and the Robert and Myra Kraft Family Foundation, and is a director of the Dana Farber Cancer Institute. Mr. Kraft’s corporate strategic and operational experience combined with his strong relationships in the business community make him a valuable member of the board of directors.

A.B. Krongard. Mr. Krongard has served as an independent director of Apollo and as a member of the audit committee of our board of directors since 2011. From 2001 to 2004, Mr. Krongard served as Executive Director of the Central Intelligence Agency. From 1998 to 2001, Mr. Krongard served as Counselor to the Director of Central Intelligence. Prior to 1998, Mr. Krongard served in various capacities at Alex Brown, Incorporated, including serving as Chief Executive Officer beginning in 1991 and assuming additional duties as Chairman of the board of directors in 1994. Upon the merger of Alex Brown, Incorporated with Bankers Trust Corporation in 1997, Mr. Krongard served as Vice-Chairman of the Board of Bankers Trust Corporation and served in such capacity until joining the Central Intelligence Agency. Mr. Krongard serves as the Lead Director and audit committee Chairman of Under Armour, Inc. and also serves as a board member of Iridium Communications Inc., Seventy-Seven Energy Inc. and In-Q-Tel, Inc. Mr. Krongard graduated with honors from Princeton University and received a J.D. from the University of Maryland School of Law, where he also graduated with honors. Mr. Krongard also serves as the Vice Chairman of the Johns Hopkins Health System.

Pauline Richards. Ms. Richards has served as an independent director of Apollo and as Chairman of the audit committee of our board of directors since 2011. Ms. Richards currently serves as Chief Operating Officer of Armour Group Holdings Limited, a position she has held since 2008. Ms. Richards also serves as a member of the Audit and Compensation Committees of the board of directors of Wyndham Worldwide, a position she has held since 2006; is a director of Hamilton Insurance Group, serving on the audit and investment committees, a position she has held since 2013; and is the Treasurer of the board of directors of PRIDE Bermuda, a drug prevention organization of which she has been a member for over 20 years. Prior to 2008, Ms. Richards served as Director of Development of Saltus Grammar School from 2003 to 2008, as Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited from 2001 to 2003, and as Treasurer of Gulf Stream Financial Limited from 1999 to 2000. Ms. Richards also served as a member of the Audit Committee and chair of the Corporate Governance Committee of the board of directors of Butterfield Bank from 2006 to 2013. Ms. Richards graduated from Queen’s University, Ontario, Canada, with a BA in psychology and has obtained certification as a CPA, CMA.

The AMTG Manager

The sole managing member of the AMTG Manager is Apollo Capital which is principally engaged in serving as the sole managing member of the AMTG Manager.

The general partner of Apollo Capital, the sole managing member of the AMTG Manager, is Apollo Capital Management GP, which is principally engaged in serving as the general partner of Apollo Capital. Apollo Management Holdings serves as the sole member and manager of Apollo Capital Management GP and other Apollo related entities. Apollo Management Holdings GP is the general partner of Apollo Management Holdings and is principally engaged in serving as the general partner of Apollo Management Holdings. The sole member of Apollo Management Holdings GP is APO Corp., which is principally engaged in serving as the sole member or shareholder of various holding companies in the Apollo structure.

The names and material occupations, positions, offices or employment during the past five years of the managers of Apollo Management Holdings GP are as follows:

Leon Black—Manager. For more information regarding Mr. Black’s employment history, see the information set forth under “Parties to the Transaction—Apollo Participants—Apollo.”

Joshua Harris—Manager. For more information regarding Mr. Harris’s employment history, see the information set forth under “Parties to the Transaction—Apollo Participants—Apollo.”

Marc Rowan—Manager. For more information regarding Rowan’s employment history, see the information set forth under “Parties to the Transaction—Apollo Participants—Apollo.”

APO Corp.

The names and material occupations, positions, offices or employment during the past five years of the executive officers and sole director of APO Corp. are as follows:

John Suydam—Director. For more information regarding Suydam’s employment history, see the information set forth under “Parties to the Transaction—Apollo Participants—Apollo.”

Leon Black—President. For more information regarding Mr. Black’s employment history, see the information set forth under “Parties to the Transaction—Apollo Participants—Apollo.”

Chris Weidler—Chief Financial Officer. Mr. Weidler joined Apollo in 2013. Prior to joining Apollo, Mr. Weidler was with Barclays, where he most recently served as a Managing Director and the Financial Controller of the Americas. Since February 2005, Mr. Weidler served in a variety of leadership roles at Barclays that included Global Head of U.S. GAAP Technical Accounting and Global Head of Financial Reporting and Legal Entity Control for the Investment Bank. Prior to joining Barclays, Mr. Weidler spent eight years with PricewaterhouseCoopers LLP in the firm’s New York Audit and Assurance practice and in London in the firm’s Global Capital Markets Group. Mr. Weidler received a B.S. in Accounting from Villanova University in 1997. Mr. Weidler is a citizen of the United States.

APO Corp. is a wholly owned subsidiary of Apollo.

The ARI Manager

The sole managing member of the ARI Manager is Apollo Global Real Estate, which is principally engaged in serving as the sole managing member of the ARI Manager.

The general partner of Apollo Global Real Estate, the sole managing member of the ARI Manager, is Apollo Global Real Estate GP, which is principally engaged in serving as the general partner of Apollo Global Real Estate. Apollo Management Holdings serves as the sole member and manager of Apollo Global Real Estate GP and other Apollo related entities. For more information regarding the controlling persons of Apollo Management Holdings, see the information set forth under “Parties to the Transaction—Apollo Participants—AMTG Manager.”

Fees and Expenses

The following is an estimate of the fees and expenses incurred or to be incurred by AMTG in connection with the transactions contemplated by the merger agreement:

Description	Amount (in millions)
Financial, legal, accounting and tax advisory fees and expenses	$4.46
Proxy solicitation, printing and mailing costs	0.03
Filing fees	0.02
Special Committee fees	0.13
Miscellaneous	0.05

Total	$4.69

The following is an estimate of the fees and expenses incurred or to be incurred by ARI in connection with the transactions contemplated by the merger agreement:

Description	Amount (in millions)
Financial, legal, accounting and tax advisory fees and expenses	$5.95
Proxy solicitation, printing and mailing costs	0.03
Filing fees	0.02
Special Committee fees	0.17
ARI Manager fees	0.50
Financing fee	0.50

Total	$7.17

Subject to the payment of the termination fee and expenses payable by AMTG to ARI under certain circumstances, the merger agreement generally provides all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses; however, ARI and AMTG will share equally all expenses relating to the printing, filing and mailing of the proxy statement/prospectus and certain transfer taxes and other similar expenses. For more information regarding payment of the termination fee and expenses payable by AMTG to ARI, see the information set forth in the proxy statement/prospectus under the caption “The Agreements—Description of the Merger Agreement—Termination Fee and Expenses Payable by AMTG to ARI” is incorporated herein by reference.

SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Consolidated Financial Data of AMTG

All currency figures are presented in thousands, except per share amounts or as otherwise noted.

The selected financial data presented below for 2015, 2014, 2013, 2012 and 2011 below have been derived from AMTG’s audited consolidated financial statements. This information should be read in conjunction with Item 1, Item 7 and the audited consolidated financial statements and notes thereto included under Items 8 of AMTG’s annual report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference. See “Where You Can Find More Information; Incorporation By Reference” beginning on page 233. The selected financial data presented below for the three months ended March 31, 2016 have been derived from the financial statements included in AMTG’s quarterly report on Form 10-Q for the three months ended March 31, 2016, which is incorporated herein by reference. See “Where You Can Find More Information; Incorporation By Reference” beginning on page 233.

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015	For the Year Ended December 31,				For the Period From July 27, 2011 Through December 31, 2011
			2015	2014	2013	2012
Operating Data:
Interest income	$34,861	$39,295	$160,100	$154,177	$154,713	$94,369	$10,733
Interest expense	$(8,681)	$(7,831)	$(32,358)	$(30,386)	$(27,602)	$(14,631)	$(1,138)

Net interest income	$26,180	$31,464	$127,742	$123,791	$127,111	$79,738	$9,595

Realized gain/(loss) on sale of RMBS, net	$322	$8,539	$16,998	$(8,821)	$(66,850)	$39,817	$885
Realized gain/loss on sale of other investments securities	$(26)	$—	$102	$—	$—	$—	$—
Other than temporary impairment recognized	$(695)	$(2,575)	$(12,089)	$(14,891)	$(13,412)	$(5,475)	$(2,120)
Unrealized gain/(loss) on RMBS, net	$3,681	$14,780	$(64,027)	$102,942	$(133,963)	$105,877	$4,602
Realized gain/(loss) on derivatives, net	$(25,842)	$(10,803)	$(41,396)	$(49,148)	$9,203	$(12,514)	$(630)
Unrealized gain/(loss) on derivatives, net	$(2,632)	$(15,718)	$(5,015)	$(39,379)	$50,373	$(20,151)	$(3,246)
Unrealized gain/(loss) on securitized mortgage loans, net	$(3,759)	$2,362	$(1,958)	$4,813	$3,950	$—	$—
Unrealized (loss) on mortgage loans, net	$—	$—	$—	$(9)	$—	$—	$—
Unrealized gain/(loss) on securitized debt, net	$2	$13	$1,031	$(124)	$(954)	$—	$—
Unrealized gain/(loss) on other investment securities	$(308)	$(29)	$(6,376)	$(96)	$$335	$—	$—
Other, net	$17	$12	$(123)	$82	$76	$48	$2
Operating expenses	$(9,974)	$(6,637)	$(26,484)	$(23,105)	$(23,080)	$(14,584)	$(4,616)

Net income/(loss)	$(13,034)	$21,408	$(11,595)	$96,055	$(47,211)	$172,756	$4,472

Preferred Stock dividends declared	$(3,450)	$(3,450)	$(13,800)	$(13,800)	$(13,800)	$(5,022)	$—

Net income/(loss) allocable to common stock and participating securities	$(16,484)	$17,958	$(25,395)	$82,255	$(61,011)	$167,734	$4,472

Earnings/(loss) per common share—basic and diluted	$(0.52)	$0.55	$(0.81)	$2.55	$(2.02)	$8.36	$0.43

Dividends declared per share of common stock	$0.48	$0.48	$1.92	$1.71	$2.20	$3.40	$0.30

(1)	Includes merger related expenses of $3,615 for the three months ended March 31, 2016.

	March 31,	December 31,
	2016	2015	2014	2013	2012	2011
Balance Sheet Data (at period end):
Agency pass-through RMBS, at fair value	$1,576,170	$1,800,250	$2,243,946	$2,219,334	$3,572,168	$1,112,459
Agency Inverse Floater securities, at fair value	$—	$—	$5,094	$—	$—	$—
Agency IO securities, at fair value	$49,975	$57,354	$11,941	$44,425	$5,880	$7,884
Agency Inverse IO securities, at fair value	$—	$6,752	$26,542	$26,778	$48,046	$7,783
Non-Agency RMBS, at fair value	$1,126,720	$1,197,226	$1,468,109	$1,212,789	$605,197	$112,346
Securitized mortgage loans, at fair value	$159,301	$167,624	$104,438	$110,984	$—	$—
Other investment securities, at fair value	$159,917	$166,190	$34,228	$11,515	$—	$—
Mortgage loans held at fair value, at fair value	$—	$—	$14,120	$—	$—	$—
Other investments	$45,644	$45,233	$40,561	$—	$—	$—
Derivative instruments—assets, at fair value	$455	$4,347	$11,642	$53,315	$750	$—
Cash and cash equivalents	$99,129	$120,144	$114,443	$127,959	$149,576	$44,407
Total Assets(1)	$3,281,796	$3,662,970	$4,348,024	$3,911,410	$4,487,575	$1,416,472
Borrowings under repurchase agreements net of deferred financing costs(1)	$2,549,701	$2,898,292	$3,402,298	$3,033,892	$3,654,090	$1,079,540
Non-recourse securitized debt, at fair value	$16,531	$18,951	$34,176	$43,354	$—	$—
Derivative instruments—liabilities, at fair value	$18,580	$13,813	$8,949	$4,610	$23,184	$3,481
Total liabilities(1)	$2,618,645	$2,968,107	$3,562,072	$3,153,809	$3,770,792	$1,211,886
Preferred Stock, liquidation preference	$172,500	$172,500	$172,500	$172,500	$172,500	$—
Total Stockholders’ Equity	$663,151	$694,863	$785,952	$757,601	$716,783	$204,586

(1)	AMTG adopted Accounting Standards Update (“ASU”) No. 2015-03, ‘‘Simplifying the Presentation of Debt Issuance Costs’’ issued by the Financial Accounting Standards Board (“FASB”) on a retrospective basis during the three months ended March 31, 2016. As required, amounts for prior periods have been restated to conform with the current presentation. As a result, unamortized debt issuance costs of (in thousands) $55, $29, $166, $346 and $455 as of December 31, 2015, 2014, 2013, 2012 and 2011, respectively, were reclassified from ‘‘Other assets, net’’ to ‘‘Borrowings under repurchase agreements, net of deferred financing costs’’ on AMTG’s consolidated balance sheets.

Selected Historical Consolidated Financial Data of ARI

The selected financial data presented below for 2015, 2014, 2013, 2012 and 2011 below have been derived from ARI’s audited consolidated financial statements. This information should be read in conjunction with Item 1, Item 7 and the audited consolidated financial statements and notes thereto included under Items 8 of ARI’s annual report on Form 10-K for the year ended December 31, 2015, which is incorporated herein by reference. See “Where You Can Find More Information; Incorporation By Reference” beginning on page 233. The selected financial data presented below for the three months ended March 31, 2016 have been derived from the financial statements included in ARI’s quarterly report on Form 10-Q for the three months ended March 31, 2016, which is incorporated herein by reference. See “Where You Can Find More Information; Incorporation By Reference” beginning on page 233.

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015	For the Year Ended December 31,
	ARI	ARI	2015	2014	2013	2012	2011
Operating Data:
Interest income	$61,447	$40,036	$192,164	$123,347	$77,463	$57,079	$52,918
Interest expense	$(14,642)	$(11,482)	$(48,861)	$(26,541)	$(4,356)	$(8,402)	$(14,454)
Net interest margin	$46,805	$28,554	$143,303	$96,806	$73,107	$48,677	$38,464
Operating expenses	$(13,414)	$(5,696)	$(26,111)	$(18,111)	$(17,575)	$(14,682)	$(10,380)
Income from unconsolidated joint venture	$68	$—	$3,464	$(157)	$—	$—	$—
Interest on cash balances	$2	$11	$1,239	$34	$20	$7	$13
Realized gain (loss) on sale of securities	$—	$(443)	$(443)	$—	$—	$262	$—
Unrealized gain (loss) on securities	$(15,074)	$3,409	$(17,408)	$4,147	$(3,065)	$6,489	$481
Foreign currency gain (loss)	$(4,474)	$(3,944)	$(4,894)	$(4,050)	$—	$—	$—
Loss on derivative instruments	$4,703	$3,622	$4,106	$4,070	$(2)	$(572)	$(2,696)
Net income (loss)	$18,616	$25,513	$103,256	$82,739	$52,485	$40,181	$25,882
Preferred dividends	$(5,815)	$(1,860)	$(11,884)	$(7,440)	$(7,440)	$(3,079)	$—
Net income (loss) available to common stockholders	$12,801	$23,653	$91,372	$75,299	$45,045	$37,102	$25,882
Net income (loss) per share—basic and diluted	$0.18	$0.47	$1.54	$1.72	$1.26	$1.64	$1.35
Dividends declared per share	$0.46	$0.44	$1.78	$1.60	$1.60	$1.60	$1.60
Balance Sheet Data (at period end):
Total assets(1)	$2,856,496	$2,013,281	$2,712,590	$1,837,703	$906,876	$787,752	$889,186
Total liabilities(1)	$1,499,446	$966,799	$1,337,166	$982,634	$223,920	$240,828	$552,208
Total stockholders’ equity	$1,357,050	$1,046,482	$1,375,424	$855,069	$682,956	$546,924	$336,978

(1)	ARI adopted ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs” issued by FASB on a retrospective basis during the three months ended March 31, 2016. As required, amounts for prior periods have been restated to conform with the current presentation. As a result, unamortized debt issuance costs of $7.4 million, $7.4 million, $0.6 million $0.7 million and $2.0 million as of December 31, 2015, 2014, 2013, 2012 and 2011, respectively, were reclassified from “Other assets” to “Borrowings under repurchase agreements” on ARI’s consolidated balance sheets.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables set forth for the three months ended March 31, 2016 selected per share information for AMTG common stock on a historical basis and ARI common stock on a historical and pro forma combined basis after giving effect to the mergers using the acquisition method of accounting. The information in the table is unaudited. You should read the tables below together with the historical consolidated financial statements and related notes of AMTG and ARI contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2015 and Form 10-Q for the three months ended March 31, 2016, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 233.

The ARI pro forma combined information shows the effect of the mergers from the perspective of an owner of ARI common stock and the information was computed by dividing pro forma book value and pro forma net income available to common stockholders by the pro forma number of ARI common shares outstanding. This computation does not include the benefit to AMTG stockholders of the cash component of the merger consideration.

	Three Months Ended March 31, 2016
	ARI	AMTG	Pro-forma Adjustments		ARI Pro- Forma
Operating Data:
Interest income	$61,447	$34,861		$(17,160)	$79,148
Interest expense	$(14,642)	$(8,681)		$4,954	$(18,369)

Net interest margin	$46,805	$26,180		$(12,206)	$60,779

Operating expenses	$(13,414)	$(9,974)		$—	$(23,388)
Income from unconsolidated joint venture	$68	$—		$—	$68
Interest on cash balances	$2	$—		$—	$2
Realized gain (loss) on sale of investments	$—	$296		$—	$296
Unrealized gain (loss) on investments	$(15,074)	$(384)		$10,820	$(4,638)
Foreign currency gain (loss)	$(4,474)	$—		$—	$(4,474)
Loss on derivative instruments	$4,703	$(28,474)		$—	$(23,771)
Other than temporary impairment recognized	$—	$(695)		$571	$(124)
Other, net	$—	$17		$—	$17

Net income (loss)	$18,616	$(13,034)		$(815)	$4,767

Preferred dividends	$(5,815)	$(3,450)		$—	$(9,265)

Net income (loss) available to common stockholders	$12,801	$(16,484)		$(815)	$(4,498)

Net income (loss) per share—basic and diluted	$0.18	$(0.52)	$		$(0.06)

Basic weighted average shares of common stock outstanding	67,385,191	31,835,000		13,400,000	80,785,191

Diluted weighted average shares of common stock outstanding	68,327,718	31,835,000		13,400,000	81,727,718

Balance Sheet Data (at period end):
Total assets	2,856,496	3,281,796		(1,173,253)	4,965,039
Total liabilities	1,499,446	2,618,645		(903,598)	3,214,493
Total stockholders’ equity	1,357,050	663,151		(269,655)	1,750,546

	Year Ended December 31, 2015
	ARI	AMTG	Pro-forma Adjustments		ARI Pro- Forma
Operating Data:
Interest income	$192,164	$160,100		$(78,544)	$273,720
Interest expense	$(48,861)	$(32,358)		$19,983	$(61,236)

Net interest margin	$143,303	$127,742		$(58,561)	$212,484

Operating expenses	$(26,111)	$(26,484)		$—	$(52,595)
Income from unconsolidated joint venture	$3,464	$—		$—	$3,464
Interest on cash balances	$1,239	$—		$—	$1,239
Realized gain (loss) on sale of investments	$(443)	$17,100		$—	$16,657
Unrealized gain (loss) on investments	$(17,408)	$(71,330)		$46,990	$(41,748)
Foreign currency gain (loss)	$(4,894)	$—		$—	$(4,894)
Loss on derivative instruments	$4,106	$(46,411)		$—	$(42,305)
Other than temporary impairment recognized	$—	$(12,089)		$9,031	$(3,058)
Other, net	$—	$(123)		$—	$(123)

Net income (loss)	$103,256	$(11,595)		$(2,539)	$89,121
Preferred dividends	$(11,884)	$(13,800)		$—	$(25,684)

Net income (loss) available to common stockholders	$91,372	$(25,395)		$(2,539)	$63,437

Net income (loss) per share—basic and diluted	$1.54	$(0.81)	$		$0.87

Basic weighted average shares of common stock outstanding	$58,674,046	$31,954,000		$13,400,000	$72,074,046

Diluted weighted average shares of common stock outstanding	$59,273,280	$31,954,000		$13,400,000	$72,673,280

COMPARATIVE PER SHARE DATA

The unaudited pro forma per share data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the beginning of the period presented, nor is it necessarily indicative of future operating results or financial position of the Combined Company. The pro forma adjustments are estimates based upon information and assumptions available at the time of the filing of this proxy statement/prospectus.

The pro forma net income per share includes the combined income from continuing operations of ARI and AMTG on a pro forma basis as if the transactions were consummated on January 1, 2015.

	ARI	AMTG	ARI Pro- Forma Combined
As of March 31, 2016
Book value per common share	15.89	15.39	15.99

For the Three Months ended March 31, 2016
Basic and diluted net income per share of common stock	0.18	(0.52)	(0.06)
Cash dividends declared per common share	0.46	0.48

	ARI	AMTG	ARI Pro- Forma Combined
As of December 31, 2015
Book value per common share	$16.21	$16.40	$16.57

For the Year ended December 31, 2015
Basic and diluted net income per share of common stock	$1.54	$(0.81)	$0.87
Cash dividends declared per common share	$1.78	$1.92

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

ARI’s Market Price Data

ARI common stock is listed on the NYSE under the symbol “ARI.” This table sets forth, for the periods indicated, the high and low sales prices per share of ARI common stock, as reported by the NYSE, and dividends declared per share of ARI common stock.

	Price Per Share of Common Stock		Dividends Declared Per Share(1)
	High	Low
2014
First Quarter	$17.05	$16.18	$0.40
Second Quarter	$17.18	$16.22	$0.40
Third Quarter	$16.95	$15.71	$0.40
Fourth Quarter	$17.04	$15.62	$0.40
2015
First Quarter	$17.73	$16.25	$0.44
Second Quarter	$17.62	$16.42	$0.44
Third Quarter	$17.24	$12.92	$0.44
Fourth Quarter	$18.25	$15.41	$0.46
2016
First Quarter	$17.43	$13.80	$0.46

(1)	Common stock cash distributions currently are declared quarterly by ARI, based on financial results for the prior quarter.

AMTG’s Market Price Data

AMTG common stock is listed on the NYSE under the symbol “AMTG.” This table sets forth, for the periods indicated, the range of high and low sales prices per share of AMTG common stock as reported by the NYSE, and dividends declared per share of AMTG common stock.

	Price Per Share of Common Stock		Dividends Declared Per Share(1)
	High	Low
2014
First Quarter	$17.50	$14.66	$0.40
Second Quarter	$17.14	$15.60	$0.42
Third Quarter	$17.00	$15.41	$0.44
Fourth Quarter	$16.71	$15.44	$0.45
2015
First Quarter	$16.50	$15.44	$0.48
Second Quarter	$16.18	$14.65	$0.48
Third Quarter	$15.26	$12.21	$0.48
Fourth Quarter	$13.41	$11.34	$0.48
2016
First Quarter	$13.73	$9.57	$0.48
Second Quarter	$13.83	$13.14	$0.48

(1)	Common stock cash distributions currently are declared quarterly by AMTG, based on financial results for the prior months.

Recent Closing Prices

The table below sets forth the closing per share sales prices of ARI common stock and AMTG common stock as reported by the NYSE on February 25, 2016, the last full trading day before the public announcement of the execution of the merger agreement by ARI and AMTG, and on July 22, 2016, the latest practicable trading day before the date of this proxy statement/prospectus. The ARI pro forma equivalent closing share price is equal to (i) the cash consideration of $6.86 plus (ii) the closing price of a share of ARI common stock on each such date multiplied by 0.417571 (the number of shares of ARI common stock to be received by holders of AMTG common stock as the Per Share Stock Consideration in the First Merger).

	ARI Common Stock	AMTG Common Stock	ARI Pro Forma Equivalent
February 25, 2016	$16.93	$10.14	$13.93
July 22, 2016	$16.68	$13.72	$13.83

The market price of ARI common stock and AMTG common stock will fluctuate between the date of this proxy statement/prospectus and the effective time of the First Merger. Because the number of shares of ARI common stock to be issued in the First Merger for each share of AMTG common stock is fixed in the merger agreement, the market value of ARI common stock to be received by holders of AMTG common stock in the First Merger may vary significantly from the prices shown in the table above.

Following the transaction, ARI common stock will continue to be listed on the NYSE and, until the completion of the First Merger, AMTG common stock will continue to be listed on NYSE.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES & PREFERRED STOCK DIVIDENDS

The following table sets forth ARI’s ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by ARI’s fixed charges, and ARI’s ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by ARI’s combined fixed charges and preferred stock dividends. For purposes of calculating this ratio, “earnings” include pre-tax income from continuing operations before extraordinary items plus fixed charges less interest capitalized and income from equity investments. “Fixed charges” consists of interest expense and interest capitalized. This ratio is calculated in accordance with accounting principles generally accepted in the United States.

	For the Three Months ended March 31, 2016		For the Year Ended December 31,
AMTG			2015	2014	2013	2012	2011
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends:	(0.07	)X	0.75X	3.17X
ARI
Consolidated ratio of earnings to combined fixed charges:	1.89X		2.91X	3.15X	11.56X	5.61X	2.66X
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends:	1.63X		2.52X	2.75X	4.86X	4.37X	2.66X

The following unaudited table sets forth the supplementary pro forma ratio of earnings to combined fixed charges and preferred share dividends of the Combined Company as defined in Item 503(d) of Regulation S-K for the periods indicated. For the purpose of computing the ratios below, earnings have been calculated based upon the pro forma financial statements provided in this document assuming the mergers had been completed as of January 1, 2015 by using the same methodology as described in calculating the ratios above.

The unaudited supplementary pro forma ratio of earnings to combined fixed charges and preferred share dividends are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by the management of ARI and AMTG; however, they are not necessarily indicative of what the Combined Company’s financial condition or results of operations actually would have been if the mergers had been consummated as of the dates indicated, nor do they purport to represent the ratio of earnings to combined fixed charges and preferred share dividends for future periods.

	For the Three Months ended March 31, 2016	For the Year Ended December 31, 2015
Supplementary pro forma consolidated ratio of earnings to combined fixed charges:	2.42X	5.00X
Supplementary pro forma consolidated ratio of earnings to combined fixed charges and preferred stock dividends:	1.94X	3.79X

RISK FACTORS

Risk Factors Relating to the Proposed Mergers

The directors and executive officers of AMTG may have interests relating to the mergers that differ in certain respects from the interests of the AMTG unaffiliated stockholders.

In considering the recommendations of the AMTG Special Committee and AMTG Board to approve the First Merger and the other transactions contemplated by the merger agreement, you should consider that some of the directors and officers of AMTG may have interests that differ from, or are in addition to, interests of AMTG stockholders generally, including:

•	all of the directors and officers of AMTG will receive continued indemnification for their actions as directors and executive officers;

•	certain directors of AMTG, none of whom is a member of the AMTG Special Committee, are employees of affiliates of Apollo;

•	certain directors of AMTG, none of whom is a member of the AMTG Special Committee, also serve as directors of ARI or Athene Holding Ltd.

The merger consideration to be paid to AMTG stockholders (subject to adjustment under certain circumstances) was fixed on the Pricing Date and will not be adjusted in the event of any change in either AMTG’s or ARI’s stock price or common equity book value after the Pricing Date; but the market value of the stock consideration is variable and subject to fluctuations in ARI’s stock price.

Upon the consummation of the First Merger, each share of AMTG common stock will be converted into the right to receive 0.417571 shares of ARI common stock, together with cash consideration. The amount of cash consideration of $6.86 per share payable to holders of AMTG common stock has been determined based on AMTG’s book value as of the Pricing Date, after subtracting the Per Share Stock Consideration based on a fixed per share value of ARI common stock of $16.75. This methodology was fixed in the merger agreement and calculated as of the Pricing Date and will not be adjusted for changes in the market price or book value of either ARI or AMTG common stock between the Pricing Date and the consummation of the First Merger.

Changes in the price of ARI common stock prior to the effective time of the First Merger will affect the market value of the Per Share Stock Consideration that holders of AMTG common stock will receive in the First Merger. Stock price changes may result from a variety of factors (many of which are beyond the control of AMTG or ARI), including the following factors:

•	market reaction to the announcement of the mergers and the prospects of the Combined Company;

•	changes in the respective businesses, operations, assets, liabilities and prospects of either company;

•	changes in market assessments of the business, operations, financial position and prospects of either company;

•	market assessments of the likelihood that the mergers will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the price of ARI common stock and AMTG common stock;

•	U.S. federal, state and local legislation, governmental regulation and legal developments in the businesses in which AMTG and ARI operate; and

•	other factors beyond AMTG’s and ARI’s control, including those described or referred to elsewhere in this “Risk Factors” section.

The price of ARI common stock at the closing of the First Merger may vary from its price on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the AMTG special meeting.

Because the mergers will be completed after the date of the AMTG special meeting, at the time of such meeting, AMTG’s common stockholders will not know the exact market value of the ARI common stock that holders of AMTG common stock will receive upon completion of the First Merger. The following two risks should be considered:

•	If the price of ARI common stock increases between the date the merger agreement was signed or the date of the AMTG special meeting and the effective time of the First Merger, AMTG’s common stockholders will receive shares of ARI common stock that have a market value upon completion of the First Merger that is greater than the market value of such shares calculated when the merger agreement was signed or the date of the AMTG special meeting, respectively.

•	If the price of ARI common stock declines between the date the merger agreement was signed or the date of the AMTG special meeting and the effective time of the First Merger, including for any of the reasons described above, AMTG’s common stockholders will receive shares of ARI common stock that have a market value upon completion of the First Merger that is less than the market value of such shares calculated on the date the merger agreement was signed or on the date of the AMTG special meeting, respectively.

In light of the foregoing, AMTG’s common stockholders cannot be sure of the market value of the ARI common stock (and therefore, the aggregate value of the merger consideration) they will receive upon completion of the First Merger or the market value of ARI common stock at any time after the completion of the mergers.

The First Merger and the other transactions contemplated by the merger agreement are subject to approval by AMTG’s common stockholders.

Completion of the First Merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of AMTG common stock. In addition, the closing of the mergers is conditioned upon the holders of at least a majority of the outstanding shares of AMTG common stock that are beneficially owned by persons unaffiliated with Apollo approving the proposal to approve the First Merger and the other transactions contemplated by the merger agreement. If the AMTG common stockholders do not approve the First Merger, the AMTG stockholders will not realize any of the benefits of the mergers and may be harmed by negative impacts to AMTG’s stock price.

AMTG’s stockholders will be diluted by the mergers.

The mergers will dilute the ownership position of AMTG’s current stockholders, and result in AMTG’s stockholders having an ownership stake in the Combined Company that is smaller than their current stake in AMTG. Following the issuance of shares of ARI common stock to AMTG’s common stockholders pursuant to the merger agreement, ARI common stockholders and AMTG’s former common stockholders are expected to hold approximately 83.42% and 16.58%, respectively, of the Combined Company’s common stock outstanding immediately after the First Merger, based on the number of shares of common stock of each of AMTG and ARI currently outstanding and various assumptions regarding share issuances by each of AMTG and ARI prior to the effective time of the First Merger. Consequently, ARI stockholders and AMTG stockholders, as a general matter, will have less influence over the management and policies of ARI after the First Merger than each currently exercise over AMTG’s and ARI’s management and policies, as applicable.

If the mergers do not occur, AMTG may incur payment obligations to ARI.

If the merger agreement is terminated under certain circumstances, AMTG may be obligated to pay ARI a termination fee of $7.5 million if the transaction is terminated in connection with a superior proposal received during the go-shop period or otherwise made by an excluded party, or $12 million if the transaction is terminated in certain other circumstances, and/or reimburse ARI up to $6 million in transaction expenses.

Failure to complete the mergers could negatively impact AMTG’s stock prices and AMTG’s future business and financial results.

If the merger agreement is terminated and the mergers are not completed, AMTG’s ongoing business could be adversely affected and AMTG will be subject to several risks, including the following:

•	AMTG being obligated to pay ARI a termination fee of $12 million if the transaction is terminated in certain specified circumstances, and/or reimburse ARI up to $6 million in transaction expenses;

•	having to pay certain costs relating to the proposed mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees and employee severance and retention expenses; and

•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the mergers.

The terms of the merger agreement place certain restrictions on the investment and hedging operations of AMTG in connection with a possible consummation of the proposed transaction. If the mergers are not completed, the manner in which AMTG conducted its investment and hedging operations after the execution of the merger agreement may adversely affect operating results during 2016 and the amount of any dividend payable in 2016 after the first quarter of 2016. In anticipation of the mergers closing, the AMTG Manager has begun to reduce staffing for AMTG’s operations. If the mergers are not completed, there may be a period of time required for the AMTG Manager to fully restaff for AMTG’s operations. As a result, if the mergers are not completed, operating results during the remainder of 2016 may be adversely affected.

If the mergers are not completed, these risks could materially and adversely affect AMTG’s business, financial results and stock price.

In addition, shares of AMTG common stock have been trading at a premium since announcement of the merger agreement. If the mergers are not completed, the stock price of AMTG may decline to its pre-announcement levels.

The pendency of the mergers could adversely affect AMTG’s business and operations.

In connection with the pending mergers, some of AMTG’s financing sources or vendors may delay or defer decisions, which could negatively impact AMTG’s revenues, earnings, cash flows and expenses, regardless of whether the mergers are completed. In addition, due to operating covenants in the merger agreement, AMTG may be unable, during the pendency of the mergers, to pursue certain strategic transactions, undertake certain significant financing transactions or investments and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial. Because of the pendency of the mergers, AMTG is limiting some of its investment activity in less liquid investments, such as non-Agency RMBS, and longer term liabilities, even if such investments or longer term liabilities would be beneficial absent the mergers occurring.

The merger agreement contains provisions that, after expiration of the go-shop period, could discourage a potential competing acquiror or could result in any competing proposal being at a lower price than it might otherwise be.

The merger agreement contains “no shop” provisions that, subject to limited exceptions and the expiration of the 35-day go-shop period (which period expired at 11:59 p.m. (Eastern Time) on April 1, 2016), restrict AMTG’s ability to solicit, encourage, facilitate or discuss competing third-party proposals to acquire all or a significant part of AMTG. In addition, before the AMTG Board may withdraw or qualify its recommendation, ARI generally has an opportunity to offer to modify the terms of the merger agreement in response to any competing proposals. Upon termination of the merger agreement in certain circumstances, AMTG may be required to pay a termination fee and/or expense reimbursement to ARI.

These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of AMTG from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the mergers with ARI, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and/or expense reimbursement that may become payable in certain circumstances.

AMTG’s management agreement with the AMTG Manager contains a termination fee which may discourage competing proposals from other bidders.

AMTG’s management agreement with the AMTG Manager contains a termination fee that is equal to three times the sum of the average annual management fee during the 24-month period immediately preceding the date of such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. The management fees paid under the AMTG management agreement were approximately $11.1 million for the period ending December 31, 2015 and $11.2 million for the period ending December 31, 2014.

This provision could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of AMTG from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the mergers, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the termination fee.

If the mergers are not consummated by September 9, 2016 (or October 26, 2016, if extended), either AMTG or ARI may terminate the merger agreement.

Either AMTG or ARI may terminate the merger agreement if the First Merger has not been consummated by September 9, 2016, unless as of September 9, 2016, all conditions to closing have been satisfied or waived other than the requirement that there are no injunctions preventing, prohibiting or making illegal the mergers or the other transactions contemplated by the merger agreement. However, this termination right will not be available to ARI or AMTG, as applicable, if that party failed to fulfill its obligations under the merger agreement and that failure was a principle cause of, or resulted in, the failure to consummate the mergers by September 9, 2016 (or, if extended, October 26, 2016).

In connection with the announcement of the merger agreement, three lawsuits have been filed and are pending, as of June 10, 2016, seeking, among other things, to enjoin the mergers and rescind the merger agreement, and an adverse judgment in any of the lawsuits may prevent the mergers from becoming effective within the expected timeframe (or at all).

After the announcement of the execution of the merger agreement, two putative class action lawsuits challenging the proposed First Merger, captioned Aivasian v. Apollo Residential Mortgage, Inc., et al., No. 24-C-16-001532 and Wiener v. Apollo Residential Mortgage, Inc., et al., No. 24- C-16-001837 were filed in the Circuit Court for Baltimore City (or, the Court). A putative class and derivative lawsuit was later filed in the same Court captioned Crago v. Apollo Residential Mortgage, Inc., No. 24-C-16-002610. Following a hearing on May 6, 2016, the Court entered orders among other things, consolidating the three actions under the caption In Re Apollo Residential Mortgage, Inc. Shareholder Litigation, Case No.: 24-C-16-002610. The plaintiffs have designated the Crago complaint as the operative complaint. The operative complaint includes both direct and derivative claims, names as defendants AMTG, the AMTG Board, ARI, Merger Sub, Apollo and Athene and alleges, among other things, that the members of the AMTG Board breached their fiduciary duties to the AMTG stockholders and that the other corporate defendants aided and abetted such fiduciary breaches. The operative complaint further alleges, among other things, that the proposed First Merger involves inadequate consideration, was the result of an inadequate and conflicted sales process, and includes unreasonable deal protection devices that purportedly preclude competing offers. It also alleges that the transactions with Athene are unfair and that the registration statement on Form S-4 filed with the SEC on April 6, 2016 contains materially misleading disclosures and omits certain material information. The operative complaint seeks, among other things, certification of the proposed class, declaratory relief, preliminary and permanent injunctive relief, including enjoining or rescinding the First Merger, unspecified damages, and an award of other unspecified attorneys’ and other fees and costs. On May 6, 2016, counsel for the plaintiffs filed with the Court a stipulation seeking the appointment of interim co-lead counsel.

While the defendants believe that the allegations in the complaints are without merit and intend to defend vigorously against these allegations, neither ARI nor AMTG assure you as to the outcome of these, or any similar future lawsuits, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the mergers on the agreed-upon terms, such an injunction may prevent the completion of the mergers in the expected time frame, or may prevent it from being completed altogether.

AMTG and the AMTG Manager have received subpoenas from the New York Department of Financial Services relating to AMTG’s seller-financed real estate contracts.

On May 13, 2016, AMTG and the AMTG Manager each received a subpoena from the New York Department of Financial Services, requesting that they provide certain specified documents related to an investigation and inquiry being undertaken by the New York Department of Financial Services relating to seller-financed real estate contracts. According to published news reports, this subpoena is part of a broader inquiry by the New York Department of Financial Services into the seller-financed home sale industry and a number of other investment firms were reported to have received similar inquiries. AMTG and the AMTG Manager intend to cooperate fully with the subpoenas. Both AMTG and the AMTG Manager believe that AMTG’s seller finance program was operated in compliance with law, but neither AMTG nor the AMTG Manager can assure you as to the outcome of this investigation and inquiry, including the costs associated with cooperating with the investigation and inquiry or any other liabilities that may be incurred if the New York Department of Financial Services were to take further action, including bringing an action or complaint. At this time, AMTG does not believe that the subpoena will adversely affect the timing or consummation of the Proposed Transaction or the mergers.

Counterparties to certain significant agreements with AMTG may have default, consent or other similar rights as a result of the mergers.

AMTG is party to certain agreements, including derivative instruments, currency hedging arrangements, repurchase agreements, options, forwards, futures, swaps and other similar arrangements, that give its counterparties certain rights, including default, consent or other similar rights, as a result of certain “change in control” transactions as well as other scenarios that may occur in connection with the mergers. Under certain of these agreements, the First Merger will constitute a change in control and/or trigger certain default or similar early termination rights and, therefore, AMTG’s counterparties may assert such rights in connection with the First Merger. Any such counterparty may request modifications to its agreements with AMTG as a condition to granting a waiver or consent under those agreements and there can be no assurance that such counterparties will grant such waivers or consents and not exercise their rights under the agreements, including default rights where available. AMTG’s inability to obtain any necessary consents or waivers may have an adverse effect on the operations and profitability of AMTG.

REITs are subject to a range of complex organizational and operational requirements.

In order to qualify as a REIT, each of ARI and AMTG must distribute with respect to each taxable year at least 90% of its net income (excluding capital gains) to its stockholders. A REIT must also meet certain other requirements, including with respect to the nature of its income and assets, and the ownership of its stock. For any taxable year that ARI or AMTG fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing its net taxable income and thus would become subject to U.S. federal, state and local income tax as if it were a regular taxable corporation. In such an event, ARI or AMTG, as the case may be, could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, ARI or AMTG, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If ARI or AMTG failed to qualify as a REIT, the market price of its common stock may decline, and ARI or AMTG, as the case may be, may need to reduce substantially the amount of distributions to its stockholders because of its increased tax liability.

The transactions contemplated by the merger agreement are taxable transactions and the resulting tax liability of an AMTG common stockholder, if any, will depend on such AMTG common stockholder’s particular situation.

The receipt of ARI common stock and cash in exchange for AMTG common stock in the First Merger will be treated as a taxable sale by the holders of such shares of common stock for U.S. federal income tax purposes. The amount of gain or loss recognized by each AMTG common stockholder in the First Merger will vary depending on each AMTG common stockholder’s particular situation, including the stockholder’s adjusted tax basis of the AMTG common stock exchanged by such stockholder in the First Merger.

The Combined Company may incur adverse tax consequences if ARI or AMTG has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Each of ARI and AMTG has elected to be taxed as a REIT and has been organized and operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Internal Revenue Code, and each intends to continue to do so through the closing of the mergers, and the Combined Company intends to continue operating in such a manner following the mergers. None of ARI, AMTG or the Combined Company has requested or plans to request a ruling from the Internal Revenue Service that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of ARI, AMTG or the Combined Company, as the case may be, may affect any such company’s ability to qualify as a REIT. In order to qualify as a REIT, each of ARI, AMTG and the Combined Company must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

If any of ARI, AMTG or the Combined Company loses its qualification as a REIT, or is determined to have lost its qualification as a REIT in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

•	such company would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	such company could be subject to the U.S. federal alternative minimum tax and increased state and local taxes for such periods;

•	unless such company is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•	for up to 5 years following such company’s re-election to be taxed as a REIT, upon a taxable disposition of an asset owned as of such re-election, such company generally would be subject to corporate level tax with respect to any gain in such asset at the time of such re-election.

The Combined Company will inherit any liability with respect to unpaid taxes of ARI or AMTG for any periods prior to the mergers. As a result of all these factors, ARI’s, AMTG’s or the Combined Company’s failure to qualify as a REIT could impair the Combined Company’s ability to expand its business and raise capital, and could materially adversely affect the value of its stock. In addition, for years in which the Combined Company does not qualify as a REIT, it will not otherwise be required to make distributions to stockholders.

Risk Factors Relating to the Combined Company’s Operations Following the Mergers

The Combined Company expects to incur substantial expenses related to the mergers.

The Combined Company expects to incur substantial expenses in connection with completing the mergers and integrating the business, including managing the legacy AMTG assets and managing the financing arrangements relating to those assets until such assets can be liquidated. While ARI has assumed that a certain level of transaction and liquidation expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of the Combined Company’s liquidation expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the amount of the transaction expenses associated with the mergers and related transactions could, particularly in the near term, impact the benefits that the Combined Company expects to achieve following the completion of the mergers.

Following the mergers, the Combined Company may be unable to retain key personnel.

The success of the Combined Company after the mergers will depend in part upon its ability to retain key ARI and AMTG personnel. AMTG personnel who are expected to provide services to the Combined Company after the mergers are employees of subsidiaries of Apollo, and ARI personnel are also employees of subsidiaries of Apollo. None of such personnel will be under the control of the Combined Company and key personnel may depart either before or after the closing of the mergers because of issues relating to the uncertainty relating to the transactions or a desire not to provide services to the Combined Company following the mergers. Accordingly, no assurance can be given that ARI, AMTG or, following the mergers, the Combined Company will be able to retain the services of key personnel to the same extent as in the past.

Following the mergers, AMTG stockholders will no longer indirectly own assets in the residential mortgage industry and will instead indirectly own assets in the commercial real estate industry.

Following consummation of the First Merger, ARI intends to liquidate all of the assets previously owned by AMTG and re-deploy the net proceeds from such liquidation to fund ARI’s investment pipeline and pursue attractive new CMBS opportunities. After ARI re-deploys the capital from the transaction into its target assets, current stockholders of AMTG will own assets in a different industry with a different mix of risks and liabilities. Current stockholders of AMTG may not wish to continue to invest in ARI, or for other reasons may wish to dispose of some or all of their shares of ARI common stock following consummation of the mergers.

The future results of the Combined Company may suffer if the Combined Company does not effectively liquidate the assets of AMTG or effectively re-deploy the net proceeds of such liquidation following the mergers.

Following the mergers, the Combined Company expects to liquidate a significant portion of AMTG’s assets through open market sales and the asset purchase agreement, providing ARI with additional capital which it expects to re-deploy into ARI’s target assets. The successful liquidation, however, will be subject to market conditions, and in the case of the asset purchase agreement, satisfaction of the conditions precedent contained in it. The future success of the Combined Company will depend, in part, upon the ability of the Combined Company to manage the liquidation of AMTG’s assets, in an efficient and timely manner, and thereafter re-deploy the net proceeds received as a result of such liquidation. There is no assurance that the Combined Company’s liquidation of AMTG’s assets will be successful, or that the Combined Company will realize its expected additional capital or that such additional capital will be re-deployed in ARI’s target assets in an efficient and timely manner.

The future results of the Combined Company may suffer if Athene fails to perform its obligations under the asset purchase agreement, the stock purchase agreement or the Bridge Loan Commitment Letter.

In connection with the mergers, ARI may need to borrow funds pursuant to the Bridge Loan Agreement and, thereafter, if ARI has drawn on the bridge loan facility, ARI will be required to repay that loan with proceeds from sales under the asset purchase agreement. However, in the event that Athene USA fails to enter into the Bridge Loan Agreement or fund loans under the Bridge Loan Agreement or Athene Annuity fails to purchase any assets it is required to purchase under the asset purchase agreement, ARI or the Combined Company may need to seek alternative financing from an as-yet unknown third party. Any such alternative financing may be on terms which are not as favorable as the terms of the Bridge Loan Commitment Letter and ARI or the Combined Company may incur additional expense or increased levels of debt in connection with any such alternative financing, either of which might prevent the Combined Company from realizing the benefits that the Combined Company expects to achieve after the mergers. In addition, in the event Athene USA fails to make purchases of ARI common stock if and when required pursuant to the stock purchase agreement, the Combined Company would receive none of the benefit which it expects to receive under the stock purchase agreement.

Risk Factors Relating to an Investment in the Combined Company’s Common Stock

The market price of shares of the common stock of the Combined Company may be affected by factors different from those affecting the price of shares of ARI common stock or AMTG common stock before the mergers.

The results of operations of the Combined Company, as well as the market price of the common stock of the Combined Company, after the mergers may be affected by other factors in addition to those currently affecting ARI’s or AMTG’s results of operations and the market prices of ARI common stock and AMTG common stock. These factors include:

•	a greater number of shares of the Combined Company common stock outstanding as compared to the number of currently outstanding shares of ARI common stock;

•	different stockholders; and

•	different assets and capitalizations.

Accordingly, the historical market prices and financial results of ARI and AMTG may not be indicative of these matters for the Combined Company after the mergers. For a discussion of the businesses of ARI and AMTG and certain risks to consider in connection with investing in those businesses, see the documents incorporated by reference by ARI and AMTG into this proxy statement/prospectus referred to under “Where You Can Find More Information; Incorporation by Reference” beginning on page 233.

The market price of the Combined Company’s common stock may decline as a result of the mergers.

The market price of the Combined Company common stock may decline as a result of the mergers if the Combined Company does not achieve the perceived benefits of the mergers as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the mergers on the Combined Company’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, upon consummation of the mergers, ARI stockholders and AMTG stockholders will own interests in a Combined Company operating an expanded business with a different mix of properties, risks and liabilities. Current stockholders of ARI and AMTG may not wish to continue to invest in the Combined Company, or for other reasons may wish to dispose of some or all of their shares of the Combined Company common stock. If, following the closing of the mergers, large amounts of the Combined Company common stock are sold, the price of the Combined Company common stock could decline.

The Combined Company cannot assure you that it will be able to continue paying dividends at or above the rate currently paid by ARI and AMTG.

Following the mergers, the common stockholders of the Combined Company may not receive dividends at the same rate they received dividends as stockholders of ARI and AMTG prior to the mergers, for various reasons, including the following:

•	the Combined Company may not have enough cash to pay such dividends due to changes in the Combined Company’s cash requirements, capital spending plans, cash flow or financial position;

•	decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Combined Company’s board of directors, which reserves the right to change ARI’s current dividend practices at any time and for any reason;

•	the Combined Company may desire to retain cash to maintain or improve its credit ratings; and

•	the amount of dividends that the Combined Company’s subsidiaries may distribute to the Combined Company may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators, and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Common stockholders of the Combined Company will have no contractual or other legal right to dividends that have not been authorized by the Combined Company’s board of directors and declared by the Combined Company.

The Combined Company may need to incur additional indebtedness in the future.

In connection with executing the Combined Company’s business strategies following the mergers, the Combined Company expects to evaluate the possibility of acquiring additional properties and making strategic investments, and the Combined Company may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Company, including hindering the Combined Company’s ability to adjust to changing market, industry or economic conditions; limiting the Combined Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses; limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses; making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.

ARI and AMTG Face Other Risks.

The risks listed above are not exhaustive, and you should be aware that following the mergers, ARI and AMTG will face various other risks, including those discussed in reports filed by ARI and AMTG with the SEC. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 233.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain certain forecasts and other forward-looking statements. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions identify forward-looking statements and any statements regarding the benefits of the mergers, or ARI’s or AMTG’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained herein, including in the sections “Special Factors—Background of the Transactions,” “Special Factors—AMTG’s Reasons for the Transactions and Recommendation of AMTG’s Board of Directors” and “Special Factors—ARI’s Reasons for the Transactions,” constitute forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, most of which are difficult to predict and many of which are beyond ARI’s and AMTG’s control. These include the factors described above in “Risk Factors” and under the caption “Risk Factors” in ARI’s Annual Report on Form 10-K for the year ended December 31, 2015 and in AMTG’s Annual Report on Form 10-K for the year ended December 31, 2015 as well as:

•	the nature and extent of future competition;

•	the impact of any financial, accounting, legal or regulatory issues or litigation that may affect either company;

•	risks associated with the ability to consummate the mergers and the timing of the closing of the mergers;

•	the risk that the anticipated benefits from the mergers and related transactions may not be realized or may take longer to realize than expected;

•	unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; and

•	each company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations.

Should one or more of the risks or uncertainties described above or elsewhere in reports incorporated by reference herein occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus, as applicable.

All forward-looking statements, expressed or implied, included in this proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that ARI, AMTG or persons acting on their behalf may issue.

Except as otherwise required by applicable law, ARI and AMTG disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also “Where You Can Find More Information; Incorporation by Reference” beginning on page 233.

THE AMTG SPECIAL MEETING

Date, Time, Place and Purpose of the AMTG Special Meeting

The AMTG special meeting will be held at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York, 10022, on August 24, 2016, commencing at 9:00 a.m., local time. The purpose of the AMTG special meeting is:

1.	to consider and vote on a proposal to approve the First Merger and the other transactions contemplated by the merger agreement;

2.	to consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement; and

3.	to consider and vote on a proposal to approve, on a non-binding, advisory basis, the merger related compensation of AMTG’s named executive officers (the “Merger-Related Named Executive Officer Compensation Proposal”).

Recommendation of the AMTG Board

The AMTG Board, acting upon the unanimous recommendation of the AMTG Special Committee, has unanimously, with the exception of Mark C. Biderman, who recused himself from all deliberations relating to the mergers, determined that the merger agreement, the mergers and the other transactions contemplated thereby are advisable and in the best interests of AMTG and its stockholders, and approved the merger agreement, the mergers and the other transactions contemplated thereby. The AMTG Board, acting upon the unanimous recommendation of the AMTG Special Committee, unanimously, with the exception of Mark C. Biderman, who recused himself from all deliberations relating to the mergers, recommends that AMTG common stockholders vote FOR the First Merger and the other transactions contemplated by the merger agreement, FOR the proposal to adjourn the AMTG special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, and FOR the Merger-Related Named Executive Officer Compensation Proposal. For the reasons for this recommendation, see “Special Factors—AMTG’s Reasons for the Transactions and Recommendation of AMTG’s Board of Directors” beginning on page 39.

Record Date; Who Can Vote at the AMTG Special Meeting

Only holders of record of AMTG common stock at the close of business on July 12, 2016, AMTG’s record date, are entitled to notice of, and to vote at, the AMTG special meeting and any postponement or adjournment of the AMTG special meeting. As of the record date, there were 31,895,226 shares of AMTG common stock outstanding and entitled to vote at the AMTG special meeting, held by approximately 174 holders of record. Each share of AMTG common stock owned on AMTG’s record date is entitled to one vote on each proposal at the AMTG special meeting. Holders of record of AMTG Series A Preferred Stock at the close of business on the record date are entitled to notice of, but may not vote at, the AMTG special meeting.

Vote Required for Approval; Quorum

Approval of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of AMTG common stock. In addition, the closing of the mergers is conditioned upon the holders of at least a majority of the outstanding shares of AMTG common stock that are beneficially owned by persons unaffiliated with Apollo approving the proposal to approve the First Merger and the other transactions contemplated by the merger agreement. Approval of the proposal to adjourn the AMTG special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the votes cast on such proposal. Approval of the Merger-Related Named Executive Officer Compensation Proposal requires the affirmative vote of a majority of the votes cast on such proposal. The AMTG common stockholders’ vote regarding the Merger-Related Named Executive Officer Compensation Proposal is an advisory vote and therefore is not binding on AMTG or the AMTG Board or the AMTG Special Committee.

AMTG’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast constitutes a quorum at a meeting of its stockholders. Shares that are voted and shares abstaining from voting are treated as being present at the AMTG special meeting for purposes of determining whether a quorum is present.

Voting by AMTG’s Directors and Officers

AMTG is making the statements included in this section solely for the purpose of complying with the disclosure requirements of Rule 13e-3 and related rules under the Exchange Act.

Under SEC rules, AMTG is required, to the extent known to AMTG after making reasonable inquiry, to state how any executive officer, director or affiliate of AMTG currently intends to vote its subject securities, within the meaning of Rule 13e-3, including any securities the person has proxy authority for and to state the reasons for such intended actions. Currently, there are no formal arrangements between AMTG and any of its executive officers, directors or affiliates relating to the manner in which such individuals in their capacity as AMTG common stockholders will vote for (i) the First Merger and the other transactions contemplated by the merger agreement, (ii) the proposal to approve one or more adjournments of the AMTG special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, and (iii) the Merger-Related Named Executive Officer Compensation Proposal. After reasonable inquiry, AMTG has concluded that each executive officer, director or affiliate currently intends to vote FOR the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve one or more adjournments of the AMTG special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, and FOR the Merger-Related Named Executive Officer Compensation Proposal based on the factors considered by, and the analysis, discussion and resulting conclusions of, the AMTG Special Committee and the AMTG Board described in the section entitled “Special Factors—AMTG’s Reasons for the Transactions and Recommendation of AMTG’s Board of Directors” beginning on page 39 of this proxy statement/prospectus. In particular, the executive officers, directors or affiliates have based their consideration on the following factors, among others:

•	the fact that the merger agreement and the transactions contemplated thereby, including the mergers, were negotiated, determined to be advisable and in the best interests of AMTG and its common stockholders, and approved by the AMTG Special Committee and the AMTG Board, as applicable;

•	the fact that, based on the relative trading prices of AMTG common stock and ARI common stock, the AMTG Board believed that a combination with ARI was in the best interests of AMTG stockholders given, in part, that (i) the value received for AMTG common stock would likely represent a substantially higher percentage of book value than the trading price of AMTG’s common stock on February 25, 2016 (the last trading day prior to announcement of the transaction), when considering that the closing price of AMTG common stock of $10.14 on that day represented only 61.83% of the book value per share of $16.40 reported on December 31, 2015 (the last reported book value prior to the announcement of the Proposed Transaction) as compared to the value in the Proposed Transaction of 89.75% of book value as of the Pricing Date, (ii) the value received by the AMTG common stockholders would likely represent a premium to the trading price of AMTG common stock on February 25, 2016 and (iii) the stock portion of the Per Common Share Merger Consideration would provide AMTG common stockholders with an opportunity to participate in the future prospects of the Combined Company;

•	the fact that the Per Common Share Merger Consideration and the other terms and conditions of the merger agreement were negotiated on an arm’s-length basis under Maryland law between the ARI Special Committee and the AMTG Special Committee;

•	the fact that the merger agreement permits AMTG, subject to specific limitations and requirements set forth therein, to actively solicit alternative acquisition proposals from third parties, and to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such acquisition proposal through April 1, 2016, and thereafter AMTG may consider and respond to an unsolicited third-party acquisition proposal, and continue to furnish confidential information to, and engage in discussions or negotiations with, the person or parties making such acquisition proposal prior to the time AMTG’s common stockholders approve the proposal to approve the First Merger and the other transactions contemplated by the merger agreement;

•	the fact that the merger agreement permits the AMTG Board, subject to specific limitations and requirements set forth therein, to withdraw or change its recommendation that AMTG’s common stockholders vote in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement and to terminate the merger agreement and accept a superior proposal, in each case prior to the time AMTG’s common stockholders approve the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, subject to AMTG paying ARI a termination fee of $7.5 million or, in certain circumstances, $12.0 million; and

•	the fact that the First Merger is conditioned upon, among other matters, the AMTG stockholders’ approval of the First Merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of AMTG common stock entitled to vote on the First Merger, including the affirmative vote of the holders of at least a majority of the then outstanding shares of AMTG common stock that are beneficially owned by persons who are not affiliates of Apollo.

The foregoing discussion of the factors considered by executive officers, directors and affiliates of AMTG is not intended to be exhaustive but is believed to include all material factors considered by such AMTG common stockholders in making a determination regarding whether to approve the First Merger and the other transactions contemplated by the merger agreement for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. Such executive officers, directors and affiliates did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their decision as to whether to vote in favor of the First Merger and the other transactions contemplated by the merger agreement. Rather, such executive officers, directors and affiliates made their decision whether to vote in favor of the First Merger and the other transactions contemplated by the merger agreement after considering all of the factors as a whole.

Approval of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of AMTG common stock. In addition, the closing of the mergers is conditioned upon the holders of at least a majority of the outstanding shares of AMTG common stock that are beneficially owned by persons unaffiliated with Apollo approving the proposal to approve the First Merger and the other transactions contemplated by the merger agreement. The executive officers, directors and affiliates discussed in this “Voting by AMTG’s Directors and Officers” section will be not be entitled to vote as holders of outstanding shares of AMTG common stock that are beneficially owned by persons unaffiliated with Apollo.

Voting by Apollo Participants and ARI’s Directors and Officers

As of the close of business on the Record Date, the Apollo Participants held and were entitled to vote, in the aggregate, approximately 0.06% of the outstanding shares of AMTG common stock, and certain directors and officers of ARI held and were entitled to vote, in the aggregate, approximately 0.17% of the outstanding shares of AMTG common stock. We believe that the Apollo Participants and such directors and officers of ARI intend to vote all of their shares of AMTG common stock FOR the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, FOR the proposal to approve one or more adjournments of the AMTG special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, and FOR the Merger-Related Named Executive Officer Compensation Proposal.

Accordingly, we believe approximately 0.23% of the outstanding shares of AMTG common stock will be voted in favor of (i) the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, (ii) the proposal to approve one or more adjournments of the AMTG special meeting to another date, time or place, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, and (iii) the Merger-Related Named Executive Officer Compensation Proposal by virtue of the Apollo Participants’ and certain of ARI’s directors’ and officers’ ownership of shares of AMTG common stock. Notwithstanding the foregoing, as described in “The Agreements—Description of the Merger Agreement—Conditions to Completion of the First Merger” beginning on page 175 of this proxy statement/prospectus, the First Merger is conditioned upon approval of the First Merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of at least a majority of (i) the outstanding shares of AMTG common stock and (ii) the outstanding shares of AMTG common stock that are beneficially owned by persons unaffiliated with Apollo, in each case to the extent such holders are entitled to vote on such proposal.

Abstentions and Broker Non-Votes

Abstentions will be counted in determining the presence of a quorum. Abstentions will have the same effect as votes cast AGAINST the proposal to approve the First Merger and the other transactions contemplated by the merger agreement but will have no effect on the proposal to adjourn the AMTG special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement or on the Merger-Related Named Executive Officer Compensation Proposal.

There can be no broker non-votes at the AMTG special meeting, so failure to provide instructions to your broker or other nominee on how to vote will result in your shares not being counted as present at the meeting and will have the same effect as votes cast AGAINST the proposal to approve the First Merger and the other transactions contemplated by the merger agreement but will have no effect on the proposal to adjourn the AMTG special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement or on the Merger-Related Named Executive Officer Compensation Proposal. A broker non-vote occurs when shares held by a broker or other nominee are represented at the meeting, but the broker or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals. In this regard, the only proposals to be voted on at the AMTG special meeting are “non-routine” under NYSE Rule 452. Nominees may exercise discretion in voting on routine matters, but may not exercise discretion and therefore will not vote on non-routine matters if instructions are not given.

Manner of Voting and Authorizing a Proxy to Vote

AMTG common stockholders may vote in person at the AMTG special meeting. AMTG common stockholders may also authorize a proxy to vote their shares in the following ways:

•	Internet. AMTG common stockholders may authorize a proxy over the Internet by going to the website listed on their proxy card or voting instruction card. Once at the website, follow the instructions to submit a proxy.

•	Telephone. AMTG common stockholders may authorize a proxy using the toll-free number listed on their proxy card or voting instruction card.

•	Mail. AMTG common stockholders may authorize a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed postage-paid envelope provided.

AMTG common stockholders should refer to their proxy card or the voting information card forwarded by their broker or other nominee to see which options are available to them.

The Internet and telephone proxy authorization procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you authorize a proxy over the Internet or by telephone, then you need not return a written property card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at 11:59 p.m. eastern time on August 23.

The method by which AMTG common stockholders authorize a proxy will in no way limit their right to vote at the AMTG special meeting if they later decide to attend the meeting in person. If AMTG common stockholders’ shares of AMTG common stock are held in the name of a broker or other nominee, AMTG common stockholders must obtain a proxy, executed in their favor, from the broker or other nominee, to be able to vote in person at the AMTG special meeting.

All shares of AMTG common stock entitled to vote and represented by properly completed proxies received prior to the AMTG special meeting, and not revoked, will be voted at the AMTG special meeting as instructed on the proxies. If AMTG common stockholders of record do not indicate how their shares of AMTG common stock should be voted on a matter, the shares of AMTG common stock represented by their properly executed proxy will be voted as the AMTG Board recommends and therefore, FOR the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, and FOR the Merger-Related Named Executive Officer Compensation Proposal. If you do not provide voting instructions to your broker or other nominee, your shares of AMTG common stock will NOT be voted at the AMTG special meeting.

Shares Held in “Street Name”

If AMTG common stockholders hold shares of AMTG common stock in an account of a broker or other nominee and they wish to have such shares voted, they must return their voting instructions to the broker or other nominee. If AMTG common stockholders hold shares of AMTG common stock in an account of a broker or other nominee and wish to attend the AMTG special meeting and vote in person, they should bring a legal proxy, executed in their favor, from their broker or other nominee identifying them as the beneficial owner of such shares of AMTG common stock and authorizing them to vote.

Shares of AMTG common stock held by brokers and other nominees will NOT be voted unless such AMTG common stockholders instruct such brokers or other nominees how to vote.

Revocation of Proxies or Voting Instructions

AMTG common stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the AMTG special meeting by:

•	submitting notice in writing to AMTG’s Secretary at 9 West 57th Street, 43rd Floor, New York, New York 10019, that you are revoking your proxy;

•	executing and delivering a later-dated proxy card or authorizing a later-dated proxy by telephone or on the Internet; or

•	voting in person at the AMTG special meeting.

Attending the AMTG special meeting without voting will not revoke your proxy.

AMTG common stockholders who hold shares of AMTG common stock in an account of a broker or other nominee may revoke their voting instructions by following the instructions provided by their broker or other nominee.

Solicitation of Proxies

The solicitation of proxies from AMTG common stockholders is made on behalf of the AMTG Board. AMTG will pay the cost of soliciting proxies from AMTG common stockholders. Directors, officers and employees of AMTG may solicit proxies on behalf of AMTG in person or by telephone, facsimile or other means, but will not receive any additional compensation for doing so. AMTG has engaged Alliance Advisors, LLC to assist it in the solicitation of proxies. AMTG has agreed to pay Alliance Advisors, LLC a fee not expected to exceed $7,500 plus reasonable expenses for these services, which includes the payment of certain fees and expenses for its services to solicit proxies.

In accordance with the regulations of the SEC and NYSE, AMTG also will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of shares of AMTG common stock.

PROPOSALS SUBMITTED TO AMTG COMMON STOCKHOLDERS

Merger Proposal

(Proposal 1 on the AMTG Proxy Card)

AMTG common stockholders are asked to consider and vote upon a proposal to approve the First Merger and the other transactions contemplated by the merger agreement. For a summary and detailed information regarding this proposal to approve the First Merger and the other transactions contemplated by the merger agreement, see the information about the merger agreement and the mergers throughout this proxy statement/prospectus, including the information set forth in “Special Factors” beginning on page 25 and “The Mergers and Related Transactions” beginning on page 128. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the First Merger. If the proposal is not approved, the First Merger will not be completed.

AMTG is requesting that AMTG common stockholders approve the First Merger and the other transactions contemplated by the merger agreement. Approval of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of AMTG common stock. In addition, the closing of the mergers is conditioned upon the holders of at least a majority of the outstanding shares of AMTG common stock that are beneficially owned by persons unaffiliated with Apollo approving the proposal to approve the First Merger and the other transactions contemplated by the merger agreement.

Recommendation of the AMTG Board

The AMTG Board, acting upon the unanimous recommendation of the AMTG Special Committee, has unanimously, with the exception of Mark C. Biderman, who recused himself from all deliberations relating to the mergers, (i) determined that the merger agreement, the mergers and the other transactions contemplated thereby are advisable and in the best interests of AMTG and its stockholders, and (ii) approved the merger agreement, the mergers and the other transactions contemplated thereby. The AMTG Board, acting upon the unanimous recommendation of the AMTG Special Committee, recommends that AMTG common stockholders vote FOR the proposal to approve the First Merger and the other transactions contemplated by the merger agreement.

Adjournment Proposal

(Proposal 2 on the AMTG Proxy Card)

AMTG common stockholders are asked to consider and vote upon a proposal to adjourn the AMTG special meeting to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies, if necessary or appropriate, to obtain additional votes in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement.

If, at the AMTG special meeting, the number of shares of AMTG common stock present or represented by proxy and voting in favor of the merger proposal is insufficient to approve the proposal to approve the First Merger and the other transactions contemplated by the merger agreement, AMTG intends to move to adjourn the AMTG special meeting in order to enable the AMTG Board to solicit additional proxies for approval of the proposal.

AMTG is requesting that AMTG common stockholders approve the proposal to adjourn the AMTG special meeting, if necessary or appropriate, to another time and place for the purpose of soliciting additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement.

Recommendation of the AMTG Board

The AMTG Board, acting upon the unanimous recommendation of the AMTG Special Committee, unanimously, with the exception of Mark C. Biderman, who recused himself from all deliberations relating to the mergers, recommends AMTG common stockholders vote “FOR” the proposal to adjourn the AMTG special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the First Merger and the other transactions contemplated by the merger agreement.

Merger-Related Named Executive Officer Compensation Proposal

(Proposal 3 on the AMTG Proxy Card)

AMTG is required, pursuant to Section 14A of the Exchange Act to include in this proxy statement/prospectus a proposal with respect to a non-binding, advisory vote on the compensation payable to each of its “named executive officers” as determined in accordance with Item 402(t) of Regulation S-K, in connection with the mergers, pursuant to arrangements entered into with AMTG, and AMTG is therefore asking its stockholders to approve the following non-binding resolution:

RESOLVED that the compensation that may be paid or become payable to AMTG’s named executive officers in connection with the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K in this Merger-Related Named Executive Officer Compensation Proposal, is hereby approved.

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each AMTG named executive officer that is based on or otherwise relates to the mergers. For purposes of calculating the amounts in this table, AMTG has assumed a closing date for the mergers of August 26, 2016 and Per Common Share Merger Consideration in the amount of approximately $13.83 (based on the average closing price per share of ARI as quoted on the NYSE over the first five business days following the first public announcement of the Merger Agreement).

Name	Cash	Equity(1)	Total
Michael A. Commaroto	$651,014	$618,736	$1,269,758
Teresa D. Covello	—	—	—
Gregory W. Hunt	—	—	—

(1)	Represents the value of unvested restricted stock units held by AMTG’s named executive officers that will become vested in connection with the mergers and be converted into the right to receive the Per Common Share Merger Consideration.

Narrative Disclosure to Merger-Related Compensation Table

The AMTG Board has exercised its discretion under AMTG’s 2011 Equity Incentive Plan to provide for accelerated vesting of all unvested equity awards held by the named executive officers on the closing date of the mergers, subject to the consummation of the mergers. The AMTG shares underlying such equity awards will be converted into the right to receive the Per Common Share Merger Consideration, less applicable withholding. For more information regarding the equity awards held by the named executive officers and the treatment thereof in connection with the mergers, see “Special Factors—Interests of AMTG’s Directors and Officers in the Transaction” beginning on page 84. No named executive officer of AMTG is entitled to receive any other payment from AMTG in connection with the mergers or any related termination of employment.

Vote Required and Recommendation of the AMTG Board

The vote on this proposal is separate and apart from the vote to approve the First Merger and other transactions contemplated by the merger agreement. The vote to approve the Merger-Related Named Executive Officer Compensation Proposal is advisory in nature and, therefore, is not binding on AMTG or the AMTG Board or the AMTG Special Committee, regardless of whether the First Merger and other transactions contemplated by the merger agreement are approved. Approval of the Merger-Related Named Executive Officer Compensation Proposal requires the affirmative vote of a majority of the votes cast on such proposal. Approval of the Merger-Related Named Executive Officer Compensation Proposal is not a condition to completion of the mergers, and failure to approve this advisory matter will have no effect on the vote to approve the First Merger and the other transactions contemplated by the merger agreement. The merger-related named executive officer compensation to be paid in connection with the mergers is based on contractual arrangements with AMTG’s named executive officers and accordingly the outcome of this advisory vote will not affect the obligation to make these payments.

The AMTG Board, acting upon the unanimous recommendation of the AMTG Special Committee, unanimously recommends AMTG stockholders vote “FOR” the Merger-Related Named Executive Officer Compensation Proposal.

Other Matters: AMTG is not aware of any other business to be presented or acted upon at the AMTG special meeting or any postponement or adjournment thereof and only matters specified in the notice of the meeting may be acted upon at the AMTG special meeting. If, however, other matters are properly brought before the AMTG special meeting or any postponement or adjournment thereof, the persons named as proxies will vote on those matters in their discretion.

THE MERGERS AND RELATED TRANSACTIONS

The following is a description of certain material aspects of the mergers and other transactions contemplated by the merger agreement. While AMTG and ARI believe that the following description covers the material terms of the transactions, the description may not contain all of the information that is important to you. The discussion of the transaction in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement (which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference), the asset purchase agreement (which is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference), the Bridge Loan Commitment Letter (which is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference), the stock purchase agreement (which is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference) and certain letter agreements entered into in connection with the transaction (which are attached as Annexes E and F to this proxy statement/ prospectus and are incorporated herein by reference). We encourage you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the transaction.

The Mergers

ARI will acquire AMTG pursuant to the terms and subject to the conditions of the merger agreement. First, Merger Sub will merge with and into AMTG, with AMTG surviving the First Merger as a subsidiary of ARI. The merger agreement provides that, at the effective time of the First Merger, holders of AMTG common stock will be entitled to receive a combination of cash and ARI common stock as described below under “The Agreements—Description of the Merger Agreement—Merger Consideration; Treatment of Securities” beginning on page 159. Promptly following the effective time of the First Merger, AMTG will merge with and into ARI, with ARI surviving the Second Merger. As a result of the Second Merger, holders of AMTG Series A Preferred Stock will be entitled to receive ARI Series C Preferred Stock as described below under “The Agreements—Description of the Merger Agreement—Merger Consideration; Treatment of Securities” beginning on page 159. As a result of the mergers, both Merger Sub and AMTG will cease to exist and ARI (sometimes referred to as the “Combined Company” following the closing) will possess all properties, rights, privileges, powers and franchises of AMTG and Merger Sub.

Related ARI Transactions

In connection with the merger agreement, ARI also entered into a series of agreements with certain subsidiaries of Athene, including (i) the Bridge Loan Commitment Letter with Athene USA, (ii) the asset purchase agreement with Athene Annuity, and (iii) the stock purchase agreement with Athene USA. Each of these arrangements is described in detail below under “The Agreements” beginning on page 158.

Accounting Treatment of the Transaction

In accordance with GAAP, ARI will account for the transactions using the acquisition method of accounting with ARI treated as the acquiror of AMTG for accounting purposes. Under acquisition accounting, the assets of AMTG acquired and liabilities of AMTG assumed will be recorded as of the acquisition date, at their respective fair values, and added to those of ARI. Any excess of the fair values over the purchase price will be recorded as a gain from a bargain purchase. Consolidated financial statements of ARI issued after the transactions would reflect AMTG’s fair values after the completion of the transactions, but will not be restated retroactively to reflect the historical consolidated financial position or results of operations of AMTG.

Listing of Newly Issued ARI Common Stock

It is a condition to AMTG’s obligation to complete the mergers that the shares of ARI common stock issuable to holders of AMTG common stock in the First Merger be approved for listing on the NYSE, subject to official notice of issuance. ARI will use commercially reasonable efforts to obtain such approval for such listing, subject to official notice of issuance, prior to the effective time of the First Merger.

Listing of Newly Issued ARI Series C Preferred Stock

It is a condition to AMTG’s obligation to complete the mergers that the shares of ARI Series C Preferred Stock issuable to holders of AMTG Series A Preferred Stock in the Second Merger be approved for listing on the NYSE, subject to official notice of issuance. ARI will use commercially reasonable efforts to obtain such approval for such listing, subject to official notice of issuance, prior to the effective time of the First Merger.

Delisting and Deregistration of AMTG Capital Stock

After the mergers are completed, AMTG common stock and AMTG Series A Preferred Stock will be delisted from the NYSE and deregistered under the Exchange Act, and AMTG will no longer file periodic reports with the SEC. Both ARI and AMTG agree to cooperate with the other party to take all actions necessary to delist the AMTG common stock and the AMTG Series A Preferred Stock from the NYSE and terminate their registration under the Exchange Act.

Restriction on Sales of ARI Common Stock and Preferred Stock

ARI common stock and ARI Series C Preferred Stock issued in the mergers will not be subject to any restrictions on transfers arising under the Securities Act, except for ARI common stock and ARI Series C Preferred Stock issued to any holder of AMTG common stock or AMTG Series A Preferred Stock who may be deemed an “affiliate” of ARI after the completion of the mergers. This proxy statement/prospectus does not cover resales of ARI common stock or ARI Series C Preferred Stock received by any person upon the completion of the mergers, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale. The shares of ARI common stock and ARI Series C Preferred Stock issued in the mergers will be subject to restrictions on ownership and transfers set forth in ARI’s charter. For additional information on the restrictions on the ARI common stock and ARI preferred stock, “Restrictions on Ownership and Transfer” beginning on page 217.

Material U.S. Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences of the mergers to holders of AMTG common stock and AMTG Series A Preferred Stock and certain material U.S. federal income tax considerations relating to ARI’s qualification and taxation as a REIT and of the acquisition, holding and disposition of ARI common stock and ARI Series C Preferred Stock received in the mergers. For purposes of this section, references to “ARI” mean only ARI, and not ARI’s subsidiaries or other lower-tier entities, references to “AMTG stock” include AMTG common stock and AMTG Series A Preferred Stock, and references to “ARI stock” include ARI common stock and ARI Series C Preferred Stock, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of ARI, and of its subsidiaries and other lower-tier and affiliated entities will, in each case, be in accordance with its applicable organizational documents. This summary assumes that stockholders will hold AMTG stock and ARI stock as capital assets, which generally means as property held for investment. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who elect to use a mark-to-market method of accounting;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies, or RICs;

•	trusts and estates;

•	stockholders who receive AMTG stock (or, in connection with the mergers, ARI stock) through the exercise of employee stock options or otherwise as compensation;

•	persons holding AMTG stock (or, following the mergers, ARI stock) as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in ARI; and

•	except to the extent discussed below, tax-exempt organizations and non-U.S. stockholders (as defined below).

For purposes of this discussion, a U.S. stockholder is a beneficial owner of AMTG stock or ARI stock, as applicable, that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

A non-U.S. stockholder is a beneficial owner of AMTG stock or ARI stock, as applicable, that is neither a U.S. stockholder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds AMTG stock or ARI stock, as applicable, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner of a partnership holding AMTG stock or ARI stock, as applicable, should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the mergers and the ownership and disposition of AMTG stock or ARI stock, as applicable, by the partnership.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGERS OR ALL TAX CONSIDERATIONS APPLICABLE TO HOLDERS OF ARI STOCK. THE U.S. FEDERAL INCOME TAX TREATMENT OF ARI AS A REIT AND HOLDERS OF ARI STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF

THE MERGERS AND OF HOLDING AND DISPOSING OF ARI STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. AMTG STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. INCOME AND OTHER TAX LAWS) OF THE MERGERS AND OF ACQUIRING, HOLDING AND DISPOSING OF ARI STOCK.

Material U.S. Federal Income Tax Consequences of the Mergers

The following is a summary of the material U.S. federal income tax consequences of the mergers to holders of AMTG stock. Except to the extent specifically discussed below, this summary does not address the tax consequences of any transaction other than the mergers. In addition, no information is provided with respect to the tax consequences of the mergers under applicable state, local or non-U.S. laws or U.S. federal tax laws other than U.S. federal income tax laws.

Consequences of the Mergers to U.S. Stockholders

General. A U.S. stockholder’s receipt of (1) cash and ARI common stock in exchange for AMTG common stock pursuant to the First Merger or (2) ARI Series C Preferred Stock in exchange for AMTG Series A Preferred Stock pursuant to the Second Merger, as applicable, will be a taxable transaction for U.S. federal income tax purposes. A holder of AMTG common stock generally will recognize gain or loss for U.S. federal income tax purposes measured by the difference, if any, between (1) the amount of cash received and the fair market value of the ARI common stock received on the effective date of the First Merger and (2) such stockholder’s adjusted tax basis in its AMTG common stock exchanged for the merger consideration. Generally, a holder of AMTG Series A Preferred Stock will recognize gain or loss for U.S. federal income tax purposes measured by the difference, if any, between (1) the fair market value of the ARI Series C Preferred Stock received on the effective date of the Second Merger and (2) such holder’s adjusted tax basis in its AMTG Series A Preferred Stock exchanged for the merger consideration.

Generally, such capital gain or loss will constitute long-term capital gain or loss if a U.S. stockholder has held the AMTG stock for more than one year as of the effective date of the mergers. The deductibility of capital losses may be subject to limitations. A U.S. stockholder who has held blocks of AMTG stock that were acquired at different times or prices, must separately calculate its gain or loss for each block of shares.

A U.S. stockholder that receives cash in lieu of a fractional share of ARI common stock in the First Merger will be treated as having sold such fractional share for cash and generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the U.S. stockholder’s tax basis in the fractional share and will be subject to U.S. federal income taxation in a manner described below in “Material U.S. Federal Income Tax Considerations Applicable to ARI and Holders of the ARI Stock—Taxation of Taxable U.S. Stockholders—Dispositions of ARI Stock.”

Special Rule for U.S. Stockholders Who Have Held Shares For Six Months or Less. A U.S. stockholder who has held AMTG stock for six months or less at the effective time of the mergers, taking into account certain holding period rules, and who recognizes a loss on the exchange of AMTG stock in the mergers, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from AMTG, or such stockholder’s share of any designated retained capital gains, with respect to those shares.

Consequences of the Mergers to Non-U.S. Stockholders

General. A non-U.S. stockholder’s gain or loss from the mergers will be determined in the same manner as that of a U.S. stockholder. A non-U.S. stockholder of AMTG stock should not be subject to U.S. federal income taxation on any gain recognized from the mergers, unless (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. stockholder, (2) the stockholder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) the stockholder’s AMTG stock constitutes a “U.S. real property interest,” or a USRPI, within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA.

A non-U.S. stockholder whose gain is effectively connected with the conduct of trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. stockholder maintains a permanent establishment in the United States to which such gain is attributable) will be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. stockholder. In addition, a non-U.S. stockholder that is a corporation may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on the after-tax amount of such effectively connected gain.

If the non-U.S. stockholder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, that stockholder will be subject to a 30% tax on the stockholder’s net capital gains.

If the non-U.S. stockholder’s AMTG stock constitutes a USRPI under FIRPTA, such stockholder will be subject to U.S. federal income tax on the gain recognized in the mergers on a net basis in the same manner as a U.S. stockholder. The AMTG stock will not be treated as a USRPI to a non-U.S. stockholder under FIRPTA if (1) AMTG is treated as a “domestically controlled REIT” on the effective date of the mergers, (2) the non-U.S. stockholder owned (after application of certain constructive ownership rules), in the case of a non-U.S. stockholder holding common stock, not more than 10% of the AMTG common stock and, in the case of a non-U.S. stockholder holding AMTG Series A Preferred Stock, not more than 10% of the AMTG Series A Preferred Stock (based on the fair market value of AMTG common stock and AMTG Series A Preferred Stock) at any time during the five years preceding the effective date of the mergers, or (3) AMTG is not and has not been at any time during the shorter of the five years preceding the mergers or the U.S. stockholder’s holding period for its AMTG stock, a United States real property holding corporation (a “USRPHC”). AMTG believes that it is a “domestically controlled REIT,” and that it will not be a USRPHC at the effective date of the mergers or at any time during the five year period preceding the effective date of the mergers, although there can be no assurances to such effect.

A non-U.S. stockholder that receives cash in lieu of a fractional share of ARI common stock in the First Merger will be treated as having sold such fractional share for cash and generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the non-U.S. stockholder’s tax basis in the fractional share and will be subject to U.S. federal income taxation in a manner described below in “Material U.S. Federal Income Tax Considerations Applicable to ARI and Holders of the ARI Stock—Taxation of Non-U.S. Stockholders—Dispositions of ARI Stock.”

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with the mergers. Backup withholding will not apply, however, to a stockholder who (a) in the case of a U.S. stockholder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or successor form, (b) in the case of a non-U.S. stockholder, furnishes an applicable IRS Form W-8 or substitute or successor form, or (c) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis.

Material U.S. Federal Income Tax Considerations Applicable to ARI and Holders of the ARI Stock

Taxation of ARI—General

ARI has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with ARI’s taxable year ended December 31, 2009. ARI believes that ARI has been organized and operated, and ARI intends to continue to be organized and to operate, in a manner that will allow ARI to qualify for taxation as a REIT under the Internal Revenue Code.

In connection with the closing of the mergers, ARI will receive an opinion of Clifford Chance US LLP to the effect that, commencing with ARI’s taxable year ended December 31, 2009, ARI has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and ARI’s current and proposed method of operation will enable ARI to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP will be based on various assumptions relating to ARI’s organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this proxy statement/prospectus are completed in a timely fashion and that ARI will at all times operate in accordance with the method of operation described in ARI’s organizational documents and this proxy statement/prospectus. Additionally, the opinion of Clifford Chance US LLP will be conditioned upon (i) factual representations and covenants made by ARI management and affiliated entities regarding ARI’s organization, assets, present and future conduct of ARI’s business operations and other items regarding ARI’s ability to meet the various requirements for qualification as a REIT and (ii) factual representations and covenants made by AMTG’s management and affiliated entities regarding AMTG’s asset, business operations, and other items regarding AMTG’s ability to have met the requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that they and ARI will take no action inconsistent with ARI’s qualification as a REIT. In addition, to the extent ARI makes certain investments, such as investments in commercial mortgage loan securitizations, the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to ARI in connection with such transactions. While ARI believes that ARI is organized and operated, and ARI intends to continue to operate, so that ARI will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in ARI’s circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or ARI that ARI has qualified or will qualify as a REIT for any particular year. Clifford Chance US LLP will have no obligation to advise ARI or the holders of shares of ARI common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on ARI’s ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, ARI’s ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which ARI invests, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Clifford Chance US LLP. In that regard, AMTG’s failure to qualify as a REIT for any taxable year could adversely affect ARI’s ability to qualify as a REIT following the mergers. ARI’s ability to qualify as a REIT also requires that ARI satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by ARI or which serve as security for loans made by ARI. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of ARI’s operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon ARI’s ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for Qualification as a REIT.” While ARI believes that ARI has operated and intends to continue to operate so that ARI qualifies as a REIT, no assurance can be given that the IRS will not challenge ARI’s qualification as a REIT or that ARI will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that ARI qualifies as a REIT, ARI generally will be entitled to a deduction for dividends that ARI pays to its stockholders and, therefore, will not be subject to U.S. federal corporate income tax on ARI’s taxable income that is currently distributed to ARI stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

Stockholders who are individual U.S. stockholders (as defined above) generally are taxed on corporate dividends at a maximum rate of 20% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from ARI or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which currently are as high as 39.6%. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of Taxable U.S. Stockholders.”

Even if ARI qualifies for taxation as a REIT, ARI will be subject to U.S. federal income taxation as follows:

•	ARI will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed net capital gains.

•	ARI may be subject to the “alternative minimum tax” on ARI’s items of tax preference, if any.

•	If ARI has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If ARI elects to treat property that ARI acquires in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” ARI may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%).

•	If ARI fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, ARI will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which ARI fails the 75% gross income test or (2) the amount by which ARI fails the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect ARI’s profitability.

•	If ARI fails to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset test that does not exceed a statutory de minimis amount as described more fully below, but ARI’s failure is due to reasonable cause and not due to willful neglect and ARI nonetheless maintains its REIT qualification because of specified cure provisions, ARI will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which ARI failed to satisfy the asset tests.

•	If ARI fails to satisfy any provision of the Internal Revenue Code that would result in ARI’s failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, ARI may retain its REIT qualification but ARI will be required to pay a penalty of $50,000 for each such failure.

•	If ARI fails to distribute during each calendar year at least the sum of (a) 85% of ARI’s REIT ordinary income for such year, (b) 95% of ARI’s REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the required distribution, ARI will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	ARI may be required to pay monetary penalties to the IRS in certain circumstances, including if ARI fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of ARI stockholders, as described below in “—Requirements for Qualification as a REIT.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between ARI and any taxable REIT subsidiaries, or TRSs, ARI may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If ARI acquires appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in ARI’s hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, ARI will be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if ARI subsequently recognizes gain on a disposition of any such assets during the five-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by ARI.

•	ARI generally will be subject to tax on the portion of any “excess inclusion income” derived from an investment in residual interests in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or REMIC) to the extent that ARI common stock is held by specified types of tax-exempt organizations known as “disqualified organizations” that are not subject to tax on unrelated business taxable income. To the extent that ARI owns a REMIC residual interest or a taxable mortgage pool through a TRS, ARI will not be subject to this tax. See “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income.”

•	ARI may elect to retain and pay U.S. federal income tax on ARI’s net long-term capital gain. In that case, a stockholder would include its proportionate share of ARI’s undistributed long-term capital gain (to the extent ARI makes a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that ARI paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in ARI common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated.

ARI may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, ARI may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, franchise property and other taxes. ARI could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

4.	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

5.	the beneficial ownership of which is held by 100 or more persons;

6.	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

7.	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

8.	that uses a calendar year for U.S. federal income tax purposes;

9.	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

10.	which meets other tests, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year, and that conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. ARI believes that it has issued common stock with sufficient diversity of ownership to satisfy the requirements described in conditions (5) and (6) above. ARI’s charter provides restrictions regarding the ownership and transfer of shares of ARI stock, which are intended, among other purposes, to assist ARI in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, ARI generally is required to maintain records regarding the actual ownership of shares of ARI stock. To do so, ARI must demand written statements each year from the record holders of significant percentages of shares of ARI stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by ARI). A list of those persons failing or refusing to comply with this demand must be maintained as part of ARI’s records. Failure by ARI to comply with these record-keeping requirements could subject ARI to monetary penalties. If ARI satisfies these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, ARI will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

For purposes of condition (8), ARI has adopted December 31 as its year end, and thereby satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, ARI’s proportionate share of the assets and items of income of partnerships in which ARI owns an equity interest (including equity interests in any lower tier partnerships) is treated as assets and items of income of ARI for purposes of applying the REIT requirements described below. Consequently, to the extent that ARI directly or indirectly holds a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect ARI’s ability to qualify as a REIT, even though ARI may have no control or only limited influence over the partnership.

Recent legislation may alter who bears the liability in the event any subsidiary partnership is audited and an adjustment is assessed. Under the Bipartisan Budget Act of 2015, Congress recently revised the rules applicable to federal income tax audits of partnerships and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs, and it is not clear at this time what effect this new legislation will have on ARI. However, these changes could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by ARI in the event of a federal income tax audit of a subsidiary partnership.

Disregarded Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which ARI holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by ARI (for example, if any equity interest in the subsidiary is acquired by a person other than ARI or another disregarded subsidiary of ARI), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect ARI’s ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. ARI generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless ARI and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a TRS generally would be subject to U.S. federal corporate income tax and any applicable state and local taxes on its earnings, which may reduce the cash flow generated by ARI and its subsidiaries in the aggregate and ARI’s ability to make distributions to ARI stockholders.

ARI has made TRS elections with respect to ACREFI I TRS, Inc., a Delaware corporation that is wholly owned by ARI, or ACREFI I TRS, and ACREFI II TRS, Ltd., a Cayman company that is wholly owned by ARI, or ACREFI II TRS, and may make TRS elections with respect to additional entities ARI may form in the future. In connection with the Second Merger, ARI will acquire the stock of ARM TRS, LLC, formerly a TRS of AMTG, and will make a TRS election with respect to ARM TRS, LLC. The Internal Revenue Code and the Treasury regulations promulgated thereunder provide a specific exemption from U.S. federal income tax that applies to a non-U.S. corporation (or a non-U.S. entity treated as a corporation for U.S. federal income tax purposes) that restricts its activities in the United States to trading in stock and securities (or any activity closely related thereto) for its own account whether such trading (or such other activity) is conducted by such a non-U.S. corporation or its employees or through a resident broker, commission agent, custodian or other agent. ACREFI II TRS believes that it has operated and intends to continue to operate in a manner so that it is not subject to U.S. federal income tax on its net income. Therefore, despite the status of ACREFI II TRS as a TRS, it should generally not be subject to U.S. federal corporate income tax on its earnings. However, certain U.S. stockholders of non-U.S. corporations are required to include in their income currently their proportionate share of certain earnings of such a corporation, whether or not such earnings are distributed. As a result, ARI is required to include in its income, on a current basis, any earnings of ACREFI II TRS and under certain circumstances earnings of any other non-U.S. corporation in which ARI owns a direct or indirect interest. This could affect ARI’s ability to comply with the REIT income tests and distribution requirement. See “—Gross Income Tests” and “—Annual Distribution Requirements.” A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). ARI may hold a significant number of assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of ARI’s total assets (such limitation is decreased to 20% of ARI’s total assets for taxable years beginning after December 31, 2017). To the extent that ARI acquires loans with an intention of selling such loans in a manner that might expose ARI to a 100% tax on “prohibited transactions,” such loans will be acquired by a TRS. If dividends are paid to ARI by one or more domestic TRSs ARI owns, then a portion of the dividends that ARI distributes to stockholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Taxable U.S. Stockholders” and “—Annual Distribution Requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if certain tests regarding the TRS’s debt-to-equity ratio are not satisfied, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although such TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Under the recently enacted PATH Act (as defined below), a 100% excise tax is also imposed on “redetermined TRS service income,” which is income of a TRS attributable to services provided to, or on behalf of, its associated REIT and which would otherwise be increased on distribution, apportionment, or allocation under Section 482 of the Code. ARI intends to monitor its transactions with its subsidiaries that are treated as TRSs in an effort to ensure that ARI will not become subject to this excise tax, however, no assurance can be provided that ARI will be successful in avoiding this excise tax.

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. ARI may enter into financing and securitization arrangements that give rise to TMPs. A TMP generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a TMP. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would generally not affect the qualification of the REIT. Rather, the consequences of the TMP classification would generally, except as described below, be limited to the REIT’s stockholders. See “—Excess Inclusion Income.”

Gross Income Tests

In order to maintain ARI’s qualification as a REIT, ARI annually must satisfy two gross income tests. First, at least 75% of ARI’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property or interests in real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of ARI’s gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, gain from the sale or disposition of stock or securities, and other income that the IRS determines to be qualified income for this purpose, which need not have any relation to real property. ARI intends to monitor the amount of its non-qualifying income and manage its portfolio of assets to comply with the gross income tests, but no assurance can be provided that ARI will be successful in this effort.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest Income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If ARI receives interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date of ARI’s binding commitment to make or purchase the mortgage loan, the interest income will be apportioned between the real property and the other property, and ARI’s income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. In addition, for taxable years beginning after December 31, 2015, in the case of a mortgage that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the fair market value of the real and personal property securing the mortgage and certain other requirements are met, then the personal property securing the mortgage will be treated as real property for purposes of determining whether the interest on such mortgage is qualifying income for purposes of the 75% gross income test.

In the event that ARI invests in a mortgage loan that is not fully secured by real property and is secured by other property, except to the extent such loan qualifies for purposes of the foregoing 15% exception, ARI would be required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when ARI commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. The IRS has issued Revenue Procedure 2011-16 and Revenue Procedure 2014-51 addressing a REIT’s investment in distressed debt, or the Distressed Debt Revenue Procedures. The Distressed Debt Revenue Procedures interpret the “principal amount” of the loan to be the face amount of the loan, despite the Internal Revenue Code requiring taxpayers to treat gain attributable to any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest. Any mortgage loan that ARI invests in that is not fully secured by real property and is secured in part by other property will therefore be subject to the interest apportionment rules and the position taken in the Distressed Debt Revenue Procedures, as described above, except to the extent such loan qualifies for purposes of the foregoing 15% exception.

To the extent that ARI derives interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by ARI.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or ARI.

Any amount includible in ARI’s gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if ARI held such assets), ARI will be treated as directly receiving ARI’s proportionate share of the income of the REMIC for purposes of determining the amount that is treated as interest on an obligation secured by a mortgage on real property.

Among the assets ARI holds are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65, or the Revenue Procedure, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. ARI treats certain mezzanine loans that may not meet all of the requirements for reliance on this safe harbor as real estate assets giving rise to qualifying mortgage interest for purposes of the REIT asset and income requirements, or otherwise not adversely affecting ARI’s qualification as a REIT. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test. To the extent ARI makes corporate mezzanine loans or acquire other commercial real estate corporate debt, such loans generally will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test. To the extent that such non-qualification causes ARI to fail the 75% gross income test, ARI could be required to pay a penalty tax or fail to qualify as a REIT.

ARI believes that the interest income that it receives from its mortgage-related investments and securities generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, to the extent ARI owns non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, except to the extent such loan meets the above 15% exception, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that ARI owns may exceed the value of the real property securing the loan. In the case of a mortgage loan that is not fully secured, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

ARI may hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans. B Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. ARI generally expect to treat its participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that ARI derives from such investments as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge ARI’s treatment of ARI’s participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that ARI derives from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, ARI could be subject to a penalty tax, or could fail to qualify as a REIT.

ARI expects that the CMBS that it invests in will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income, original issue discount and market discount from such CMBS will be qualifying income for the 95% gross income test. In the case of CMBS treated as interests in grantor trusts, ARI would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest, original issue discount and market discount on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. As discussed above, if less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of ARI’s income derived from the REMIC interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. ARI expects that substantially all of its income from CMBS will be qualifying income for purposes of the REIT gross income tests.

Although a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) is treated as a “real estate asset” for purposes of the asset tests described below for taxable years beginning after December 31, 2015, neither the gain from the sale of such debt instruments nor interest on such debt instruments is treated as qualifying income for the 75% gross income test except to the extent the debt instrument is secured by real property or an interest in real property under the rules described above.

Fee Income

ARI may receive various fees in connection with its operations. Such fees generally will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income or profits. Other fees are not qualifying income for purposes of either the 75% or 95% gross income test. Any fees earned by a TRS are not included for purposes of the gross income tests.

Dividend Income

ARI may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by ARI from a REIT will be qualifying income in ARI’s hands for purposes of both the 95% and 75% gross income tests.

Income inclusions from equity investments in certain foreign corporations, such as ACREFI II TRS, are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for U.S. federal income tax purposes. However, several private letter rulings (which may not be relied on as precedent, but which generally indicate the IRS’s view on the issue), the IRS exercised its authority under Internal Revenue Code Section 856(c)(5)(J)(ii) to treat such income as qualifying income for purposes of the 95% gross income test notwithstanding the fact that the income is not included in the enumerated categories of income qualifying for the 95% gross income test. As a result, based on advice of counsel, ARI treats such income inclusions that meet certain requirements as qualifying income for purposes of the 95% gross income test. Notwithstanding the IRS’s determination in the private letter rulings described above, it is possible that the IRS could assert that such income does not qualify for purposes of the 95% gross income test, which, if such income together with other income ARI earns that does not qualify for the 95% gross income test exceeded 5% of ARI’s gross income, could cause ARI to be subject to a penalty tax and could adversely affect ARI’s ability to qualify as a REIT. See “—Failure to Satisfy the Gross Income Tests” and “—Failure to Qualify.”

Hedging Transactions

ARI may enter into hedging transactions with respect to one or more of ARI’s assets or liabilities. Hedging transactions could take a variety of forms, including hedging instruments such as interest rate swap agreements, interest rate cap agreements, interest rate floor or collar agreements, interest only strips, options, futures contracts, forward rate agreements, swaptions, similar financial instruments or other financial instruments that ARI deems appropriate. Except to the extent provided by Treasury regulations, any income from a hedging transaction (including gain from the sale or disposition of such a transaction) ARI enters into (1) in the normal course of ARI’s business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests, or (3) after December 31, 2015 to hedge a prior qualifying hedge of liabilities or property described in clauses (1) or (2) which has been disposed of, in each case which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that ARI enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. While ARI intends to structure any hedging transactions in a manner that does not jeopardize ARI’s qualification as a REIT, there can be no assurances ARI will be successful in this regard.

Rents from Real Property

To the extent that ARI owns real property or interests therein, rents ARI receives qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and therefore is subject to different interpretations. While ARI intends to structure any leases so that the rent payable thereunder qualifies as “rents from real property,” there can be no assurance ARI will be successful in this regard.

In addition, in order for rents received by ARI to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant that derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property if earned directly by ARI. Moreover, for rents received to qualify as “rents from real property,” ARI generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which ARI derives no income or through a TRS. ARI is permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, ARI may directly or indirectly provide non-customary services to tenants of ARI’s properties without disqualifying all of the rent from the property if the greater of 150% of ARI’s direct cost in furnishing or rendering the services or the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

Rental income will qualify as rents from real property only to the extent that ARI does not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Phantom Income

Due to the nature of the assets in which ARI invests, ARI may be required to recognize taxable income from those assets in advance of ARI’s receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income that exceeds the economic income ultimately recognized on such assets.

ARI may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless ARI elects to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If ARI collects less on the debt instrument than ARI’s purchase price plus the market discount ARI had previously reported as income, ARI may not be able to benefit from any offsetting loss deductions in a subsequent taxable year.

Some of the CMBS that ARI acquires may have been issued with original issue discount. In general, ARI will be required to accrue original issue discount based on the constant yield to maturity of the CMBS, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and ARI will be taxed based on the assumption that all future payments due on CMBS in question will be made, with consequences similar to those described in the previous paragraph if all payments on the CMBS are not made.

In addition, in the event that any debt instruments or CMBS acquired by ARI are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, ARI may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, ARI may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Finally, ARI may be required under the terms of indebtedness that ARI incurs to private lenders to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to ARI stockholders.

Due to each of these potential timing differences between income recognition or expense deduction and the related cash receipts or disbursements, there is a significant risk that ARI may have substantial taxable income in excess of cash available for distribution. In that event, ARI may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Failure to Satisfy the Gross Income Tests

ARI intends to monitor ARI’s sources of income, including any non-qualifying income received by ARI, and manage ARI’s assets so as to ensure ARI’s compliance with the gross income tests. ARI can provide no assurance, however, that ARI will be able to satisfy the gross income tests. If ARI fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, ARI may still qualify as a REIT for the year if ARI is entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions generally will be available if the failure of ARI to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, ARI sets forth a description of each item of ARI’s gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulations. It is not possible to state whether ARI would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving ARI’s failure to satisfy the gross income tests, ARI will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which ARI fails to satisfy the particular gross income test, which could be a significant amount.

Asset Tests

ARI, at the close of each calendar quarter, must also satisfy four tests relating to the nature of ARI’s assets. First, at least 75% of the value of ARI’s total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, debt instruments issued by “publicly offered REITS,” personal property leased with real property to the extent rent attributable to such personal property does not exceed 15% of the total rent for the taxable year attributable to both the real and personal property under such lease for taxable years beginning after December 31, 2015, stock of other corporations that qualify as REITs and certain kinds of CMBS and mortgage loans. Regular or residual interests in REMICs generally are treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if ARI held such assets), ARI will be treated as owning ARI’s proportionate share of the assets of the REMIC. Assets that do not qualify for purposes of the 75% test are subject to the following additional asset tests: (i) the value of any one issuer’s securities owned by ARI may not exceed 5% of the value of ARI’s total assets; (ii) ARI may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value; and (iii) the aggregate value of all securities of TRSs held by ARI may not exceed 25% of the value of ARI’s total assets (such limitation is decreased to 20% of ARI’s total assets for taxable years beginning after December 31, 2017). Debt instruments issued by publicly offered REITs that otherwise do not qualify as real estate mortgages may not exceed 25% of ARI’s gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if ARI, and any of ARI’s “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, ARI’s interest as a partner in the partnership).

Failure to Satisfy the Asset Tests

After initially meeting the asset tests at the close of any quarter, ARI will not lose ARI’s qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If ARI fails to satisfy the asset tests because ARI acquires or increases ARI’s ownership interest in securities during a quarter, ARI can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If ARI fails the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, ARI may dispose of sufficient assets (generally within six months after the last day of the quarter in which ARI’s identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of ARI’s assets at the end of the relevant quarter or $10,000,000. If ARI fails any of the other asset tests or ARI’s failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, ARI is permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which ARI’s identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which ARI failed to satisfy the asset test.

ARI expects that the assets comprising ARI’s mortgage-related investments and securities that ARI owns generally will continue to be qualifying assets for purposes of the 75% asset test, and that ARI’s holdings of TRSs and other assets will continue to be structured in a manner that will comply with the foregoing REIT asset requirements, and ARI monitors compliance on an ongoing basis. There can be no assurance, however, that ARI will continue to be successful in this effort. ARI does not expect to obtain independent appraisals to support ARI’s conclusions as to the total value of ARI’s assets or the value of any particular security or other asset. Moreover, values of some assets including ARI’s interests in ARI’s TRSs may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that ARI’s interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

In addition, ARI has and may continue to enter into repurchase agreements under which ARI nominally sells certain of ARI’s assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. ARI believes that ARI will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreements notwithstanding that ARI may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that ARI did not own the assets during the term of the repurchase agreement, in which case ARI could fail to qualify as a REIT.

Annual Distribution Requirements

In order to qualify as a REIT, ARI is required to distribute dividends, other than capital gain dividends, to ARI stockholders in an amount at least equal to:

(a)	the sum of:

•	90% of ARI’s “REIT taxable income” (computed without regard to ARI’s deduction for dividends paid and ARI’s net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of ARI’s income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by ARI and received by each stockholder on December 31 of the year in which they are declared. In addition, at ARI’s election, a distribution for a taxable year may be declared before ARI timely files ARI’s tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to ARI stockholders in the year in which paid, even though the distributions relate to ARI’s prior taxable year for purposes of the 90% distribution requirement.

To the extent that ARI distributes at least 90%, but less than 100%, of ARI’s “REIT taxable income,” as adjusted, ARI will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, ARI may elect to retain, rather than distribute, ARI’s net long-term capital gains and pay tax on such gains. In this case, ARI could elect to have ARI stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by ARI. ARI stockholders would then increase the adjusted basis of their stock in ARI by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares. Stockholders that are U.S. corporations would also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated.

If ARI fails to distribute during each calendar year at least the sum of (a) 85% of ARI’s REIT ordinary income for such year, (b) 95% of ARI’s REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, ARI will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which ARI has paid U.S. federal corporate income tax. ARI intends to make timely distributions so that ARI is not subject to the 4% excise tax.

It is possible that ARI, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from ARI’s subsidiaries and (b) the inclusion of items in income by ARI for U.S. federal income tax purposes. For example, ARI may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes, resulting in original issue discount, such that ARI will be required to include in ARI’s income a portion of the original issue discount each year that the instrument is held before ARI receives any corresponding cash. Furthermore, ARI likely will invest in assets that accrue market discount, which may require ARI to defer a portion of the interest deduction for interest paid on debt incurred to acquire or carry such assets. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, to use cash reserves, to liquidate non cash assets at rates or times ARI regards as unfavorable, or to pay dividends in the form of taxable in-kind distributions of property including taxable stock dividends. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of ARI common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of ARI common stock. ARI may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in ARI’s deduction for dividends paid for the earlier year. In this case, ARI may be able to avoid losing ARI’s qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, ARI will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

ARI is required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist ARI in determining the actual ownership of ARI’s outstanding stock and maintaining ARI’s qualifications as a REIT.

Excess Inclusion Income

A portion of ARI’s income from a TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” A REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. ARI is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,

•	in the case of a stockholder that is a REIT, a RIC, or a common trust fund or other pass through entity, is considered excess inclusion income of such entity,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax,

•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of non-U.S. stockholders, and

•	is taxable (at the highest U.S. federal corporate tax rate, currently 35%) to the REIT, rather than its stockholders, to the extent allocable to the REIT’s stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, ARI intends to make such determinations using a reasonable method.

Tax-exempt investors, RIC or REIT investors, non-U.S. investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors with respect to the U.S. federal income tax consequences of an investment in ARI’s securities.

If a subsidiary partnership of ARI that ARI does not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to U.S. federal corporate income tax or withholding tax. In addition, this characterization would alter ARI’s income and asset test calculations, and could adversely affect ARI’s compliance with those requirements. ARI intends to monitor the structure of any TMPs in which ARI will have an interest to ensure that they will not adversely affect ARI’s qualification as a REIT.

Prohibited Transactions

Net income ARI derives from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. ARI intends to conduct its operations so that no asset owned by ARI or ARI’s pass-through subsidiaries will be held as inventory or primarily for sale to customers, and that a sale of any assets owned by ARI directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which ARI holds a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. ARI does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if ARI does receive any such income, it intends to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that ARI violates a provision of the Internal Revenue Code that would result in ARI’s failure to qualify as a REIT, ARI may nevertheless continue to qualify as a REIT under specified relief provisions that will be available to ARI to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) ARI pays a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to ARI’s disqualification as a REIT for violations due to reasonable cause. If ARI fails to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, ARI will be subject to tax, including any applicable alternative minimum tax, on ARI’s taxable income at regular corporate rates. Distributions to ARI stockholders in any year in which ARI is not a REIT will not be deductible by ARI, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to ARI stockholders generally will be taxable in the case of ARI stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 20%, and dividends in the hands of ARI’s corporate U.S. stockholders may be eligible for the dividends received deduction. Unless ARI is entitled to relief under the specific statutory provisions, ARI also will be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, ARI will be entitled to statutory relief.

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders (as defined above) that are not tax-exempt organizations.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ARI stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding ARI common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of ARI stock by the partnership.

Distributions

Provided that ARI continues to qualify as a REIT, distributions made to ARI’s taxable U.S. stockholders out of ARI’s current and accumulated earnings and profits, and not designated as capital gain dividends, generally will be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to ARI common stock constitutes a dividend for U.S. federal income tax purposes, ARI’s earnings and profits will be allocated first to distributions with respect to ARI preferred stock, including its Series C Preferred Stock to be issued in the Second Merger, and then to ARI common stock. Dividends received from REITs generally are not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from ARI that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of ARI for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. For taxable years beginning after December 31, 2015, such capital gain dividends may not exceed ARI’s dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. To the extent that ARI elects under the applicable provisions of the Internal Revenue Code to retain ARI’s net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, ARI’s undistributed capital gains as well as a corresponding credit for taxes paid by ARI on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in ARI common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by ARI. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains generally are taxable at maximum U.S. federal rates of 20% in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of ARI’s current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares of ARI stock in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. stockholder’s shares of ARI stock, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by ARI in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by ARI and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by ARI before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, ARI may elect to designate a portion of ARI’s distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held ARI stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such stock became ex-dividend with respect to the relevant distribution. The maximum amount of ARI’s distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by ARI during such taxable year from non-REIT C corporations (including any domestic TRS in which ARI may own an interest);

(b)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by ARI with respect to such undistributed REIT taxable income; and

(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by ARI with respect to such built-in gain.

Generally, dividends that ARI receives will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any domestic TRS ARI may form, or a “qualified foreign corporation” and specified holding period requirements and other requirements are met.

To the extent that ARI has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of ARI—General” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by ARI, which generally are subject to tax in the hands of U.S. stockholders to the extent that ARI has current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income.” As required by IRS guidance, ARI intends to notify ARI stockholders if a portion of a dividend paid by ARI is attributable to excess inclusion income.

Dispositions of ARI Stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of ARI’s stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in such ARI stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of ARI stock will be subject to a maximum U.S. federal income tax rate of 20%, if such ARI stock is held for more than 12 months, and will be taxed at ordinary income rates of up to 39.6% if such ARI stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Capital losses recognized by a U.S. stockholder upon the disposition of ARI stock held for more than one year at the time of disposition will be considered long-term capital losses, and generally are available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of ARI stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from ARI that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by ARI and gain arising from the sale or exchange by a U.S. stockholder of ARI stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to ARI stock. Distributions made by ARI, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare Tax on Unearned Income

U.S. stockholders that are individuals, estates or trusts are subject to an additional 3.8% U.S. federal income tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of ARI stock.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their “unrelated business taxable income,” which we refer to as UBTI. The IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held ARI stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (2) ARI does not hold an asset that gives rise to “excess inclusion income” (see “—Effect of Subsidiary Entities,” and “—Excess Inclusion Income”), distributions from ARI and income from the sale of ARI stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, ARI may engage in transactions that would result in a portion of ARI’s dividend income being considered “excess inclusion income,” and accordingly, it is possible that a portion of ARI’s dividends received by a tax-exempt stockholder will be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from ARI as UBTI, unless they are able to properly exclude certain amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in ARI stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) that is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of ARI stock could be required to treat a percentage of the dividends from ARI as UBTI if ARI is a “pension-held REIT.” ARI will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of ARI stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of ARI stock, collectively owns more than 50% of such stock; and (2) ARI would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of ARI stock should generally prevent a tax-exempt entity from owning more than 10% of the value of ARI stock, or ARI from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning ARI stock, including applicable tax reporting requirements.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of ARI stock applicable to non-U.S. stockholders of ARI stock, as defined above. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Non-U.S. stockholders should consult their tax advisors concerning the U.S. federal estate consequences of ownership of ARI stock.

Ordinary Dividends

The portion of dividends received by non-U.S. stockholders payable out of ARI’s earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, ARI may engage in transactions that would result in a portion of ARI’s dividends being considered excess inclusion income, and accordingly, it is possible that a portion of ARI’s dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a non-U.S. stockholder, ARI may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of ARI stock. In cases where the dividend income from a non-U.S. stockholder’s investment in ARI stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions

Unless (A) ARI stock constitutes a U.S. real property interest with respect to a non-U.S. stockholder, or USRPI, or (B) either (1) the non-U.S. stockholder’s investment in ARI stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain and, in the case of a non-U.S. stockholder that is a corporation, may also be subject to the 30% branch profits tax on such gain after the application of the income tax) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by ARI which are not dividends out of ARI’s earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of ARI’s current and accumulated earnings and profits.

If ARI stock constitutes a USRPI with respect to a non-U.S. stockholder, as described below, distributions by ARI in excess of the sum of ARI’s earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in ARI stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of ARI’s earnings and profits. As described below, ARI does not expect shares of ARI stock to constitute USRPIs.

Capital Gain Dividends

Under FIRPTA, a distribution made by ARI to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by ARI directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, ARI will be required to withhold tax equal to 35% (20% to the extent provided in Treasury Regulations) of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% (20% to the extent provided in Treasury Regulations) withholding tax will not apply to any capital gain dividend with respect to (1) any class of ARI stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of such dividend or (2) a non-U.S. stockholder which is treated as a “qualified shareholder” or “qualified foreign pension fund” as discussed below. Instead, any capital gain dividend to a qualified shareholder or a non-U.S. stockholder described in clause (1) of the preceding sentence will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if ARI held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains generally are not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in ARI stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain and, in the case of a non-U.S. stockholder that is a corporation, may also be subject to the 30% branch profits tax on such gain after the application of the income tax) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year). ARI does not anticipate that a substantial portion of ARI’s assets will constitute USRPIs.

Dispositions of ARI Stock

Unless ARI stock constitutes a USRPI with respect to a non-U.S. stockholder, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular stockholder, ARI common stock will constitute a USRPI only if each of the following three statements is true:

(a)	Fifty percent or more of ARI’s assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

(b)	ARI is not a “domestically-controlled REIT.” A domestically-controlled REIT includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. persons at all times during a specified testing period. Although ARI believes that it is currently a domestically-controlled REIT, because ARI’s shares are publicly traded ARI cannot make any assurance that it will remain a domestically-controlled REIT; and

(c)	Either (i) ARI stock is not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (ii) the applicable class of ARI stock held by the non-U.S. stockholder is “regularly traded” on an established securities market and the selling non-U.S. stockholder has actually or constructively held over 10% of such class of stock any time during the shorter of the five-year period ending on the date of the sale or the period such selling non-U.S. stockholder held ARI such stock.

Specific wash sales rules applicable to sales of stock in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of ARI common or preferred stock, as the case may be, even if ARI is a domestically-controlled REIT. These rules would apply if a non-U.S. stockholder (a) disposes of such ARI stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, and (b) acquires, or enters into a contract or option to acquire, other shares of ARI common or preferred stock, as the case may be, during the 61-day period that begins 30 days prior to such ex-dividend date unless such stock is “regularly traded” and the non-U.S. stockholder did not own more than 5% of the stock at any time during the one-year period ending on the date of the distribution described in clause (a).

If gain on the sale of ARI stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

Gain from the sale of ARI stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in ARI common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, and, in the case of a non-U.S. stockholder that is a corporation, may also be subject to the 30% branch profits tax on such gain after the application of the income tax, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gain.

Qualified Shareholders

Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds ARI common or preferred stock, as the case may be, directly or indirectly (through one or more partnerships) generally will not be subject to U.S. federal income tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. However, a qualified shareholder will be subject to FIRPTA withholding on distributions to the extent certain non-U.S. investors of such qualified shareholder that are not also qualified shareholders hold interests in the qualified shareholder (other than interests solely as a creditor) and hold more than 10% of ARI common or preferred stock, as the case may be (whether or not by reason of the investor’s ownership in the qualified shareholder).

In addition, a sale of shares of ARI common or preferred stock, as the case may be, by a qualified shareholder who holds such shares directly or indirectly (through one or more partnerships) generally will not be subject to U.S. federal income tax under FIRPTA. As with distributions, a qualified shareholder will be subject to FIRPTA withholding on a sale of such ARI stock to the extent certain non-U.S. investors of such qualified shareholder that are not also qualified shareholders hold interests in the qualified shareholder (other than interests solely as a creditor) and hold more than 10% of ARI common or preferred stock, as the case may be (whether or not by reason of the investor’s ownership in the “qualified shareholder”).

A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

A “qualified collective investment vehicle” is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Internal Revenue Code, is a withholding foreign partnership, and would be treated as a “United States real property holding corporation” if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Internal Revenue Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds

Any distribution to a “qualified foreign pension fund” (or an entity all of the interests of which are held by a qualified foreign pension fund) who holds ARI stock directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax as income effectively connected with a U.S. trade or business and thus will not be subject to special withholding rules under FIRPTA. In addition, a sale of shares of ARI stock by a qualified foreign pension fund that holds such shares directly or indirectly (through one or more partnerships) will not be subject to U.S. federal income tax under FIRPTA.

A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Backup Withholding and Information Reporting

ARI reports to its U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder comes within an exempt category and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, ARI may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

ARI must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of ARI stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of ARI stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Accounts

Federal legislation imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders who own shares of ARI stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. Under Treasury regulations and administrative guidance, a 30% withholding tax is imposed on payments made with respect to dividends on, and after December 31, 2018, with respect to gross proceeds from the sale or other disposition of, ARI stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must either enter into an agreement with the U.S. Treasury Department requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, or in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement this legislation comply with the revised diligence and reporting obligations of such intergovernmental agreement. ARI stockholders should consult their tax advisors regarding this legislation.

State, Local and Foreign Taxes

ARI and its stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of ARI and its stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by ARI would not pass through to stockholders as a credit against their U.S. federal income tax liability. ARI stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in ARI stock.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to ARI and its stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of ARI stock. Several REIT rules were recently amended under the Protecting Americans from Tax Hikes Act of 2015 (the “PATH Act”), which was enacted December 18, 2015, some of which are discussed herein. These rules were enacted with varying effective dates, some of which are retroactive. Each stockholder should consult its tax advisor regarding the effect of the PATH Act on its particular circumstances.

THE AGREEMENTS

This section of this proxy statement/prospectus summarizes the material provisions of the merger agreement (which is attached as Annex A to this proxy statement/prospectus and is incorporated herein by reference), the asset purchase agreement (which is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference), the bridge loan commitment (which is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference), the stock purchase agreement (which is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference) and certain letter agreements entered into in connection with the transaction (which are attached as Annexes D and E to this proxy statement prospectus and are incorporated herein by reference) (collectively referred to herein as the “transaction agreements”). This section of this proxy statement/prospectus is qualified in its entirety by reference to those transaction agreements. As a stockholder, you are not a third party beneficiary of the merger agreement, the asset purchase agreement, the bridge loan commitment, the stock purchase agreement or certain letter agreements entered into in connection with the transaction and therefore you may not directly enforce any of their terms and conditions.

This summary may not contain all of the information about the transaction agreements that is important to you. ARI and AMTG urge you to carefully read the full text of the transaction agreements because they are the legal documents that govern the transaction. The transaction agreements are not intended to provide you with any factual information about ARI or AMTG. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information each of ARI and AMTG filed with the SEC prior to the effective date of the merger agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the merger agreement, which modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the transaction agreements and the description of such provisions in this proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of ARI and AMTG file with the SEC and the other information in this proxy statement/prospectus. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 233.

ARI and AMTG acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this proxy statement/prospectus not misleading.

Description of the Merger Agreement

Form, Effective Time and Closing of the Mergers

The merger agreement provides for the combination of AMTG and ARI through (i) a merger of Merger Sub with and into AMTG (the “First Merger”), with AMTG surviving the First Merger upon the terms and subject to the conditions set forth in the merger agreement and (ii) promptly following the effective time of the First Merger (and in any event on the same business day) AMTG merging with and into ARI (the “Second Merger” and, together with the First Merger, the “mergers”), with ARI surviving the Second Merger upon the terms and subject to the conditions set forth in the merger agreement. Each of the First Merger and the Second Merger will be effective upon the filing of the articles of merger with the State Department of Assessments and Taxation of Maryland or at a later date and time agreed to by ARI and AMTG and specified in the articles of merger relating to the First Merger or the articles of merger relating to the Second Merger, as applicable, in each case, not to exceed thirty (30) days from the date that the applicable articles of merger have been accepted for record by the State Department of Assessments and Taxation of Maryland.

At the effective time of the First Merger, the charter and bylaws of AMTG, as in effect immediately prior to the First Merger, will continue to be the charter and bylaws of AMTG. At the effective time of the Second Merger, the charter and bylaws of ARI, as in effect immediately prior to the Second Merger, will be the charter and bylaws of the Combined Company.

The merger agreement provides that the closing of the mergers will take place at 10:00 a.m. Eastern Time at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP in New York, NY on the second business day following the date on which the last of the conditions to closing of the mergers (described below under “Conditions to Completion of the First Merger”) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the mergers, but subject to the satisfaction or waiver of those conditions), provided that ARI may, at its discretion, elect to postpone the closing for up to an additional five (5) business days following such date; provided that if ARI elects to postpone the closing, it will not be entitled to make any claim on such later date that a material adverse effect with respect to AMTG has occurred or would occur. In no event will ARI be entitled to postpone the closing if, as a result of the postponement, the closing would occur on or after the Outside Date (as defined below under “—Termination of the Merger Agreement—Termination by Either AMTG or ARI”).

Board of Directors of the Combined Company

The members of the ARI Board immediately prior to the effective time of the Second Merger will serve as the board of directors of the Combined Company following the mergers, with Jeffrey M. Gault continuing to serve as the Chairman.

The executive officers of ARI immediately prior to the effective time of the Second Merger will serve as the executive officers of the Combined Company, with Stuart A. Rothstein continuing to serve as President and Chief Executive Officer.

Merger Consideration; Treatment of Securities

At the effective time of the First Merger, each outstanding share of AMTG common stock will be automatically converted into the right to receive (i) 0.417571 shares of ARI common stock, or the Per Share Stock Consideration, (ii) an amount in cash equal to $6.86 less the per share amount of any dividend declared or paid by AMTG between the Pricing Date and the effective time of the First Merger, or the Per Share Cash Consideration, and (iii) in the event the First Merger does not occur by the date that is 45 days after the Pricing Date, an amount of cash equal to 3% of AMTG’s book value as of the Pricing Date on an annualized basis accruing daily beginning on and including September 5, 2016 and ending on, but excluding, the last business day prior to the date on which the First Merger occurs, divided by 32,090,313 (which was the number of shares of AMTG common stock outstanding as of the Pricing Date, on a fully diluted basis (calculated after giving effect to the vesting of all AMTG Restricted Shares)) (the “Per Share Adjustment Amount”). In lieu of the issuance of any fractional shares of ARI common stock, holders of AMTG common stock will receive a cash payment (without interest) (the “Fractional Share Consideration”) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by the exchange agent, on behalf of all such holders, of ARI common stock that would otherwise be issued. The Per Share Stock Consideration, the Per Share Cash Consideration, the Per Share Adjustment Amount (if any) and the Fractional Share Consideration (if any) are collectively referred to as the “Per Common Share Merger Consideration.”

Immediately prior to the effective time of the First Merger, each outstanding AMTG Restricted Share which is not then vested will vest and, at the effective time of the First Merger, automatically be converted into the right to receive, with respect to each share of AMTG common stock underlying such AMTG Restricted Share, the Per Common Share Merger Consideration.

At the effective time of the Second Merger, each outstanding share of AMTG Series A Preferred Stock will be automatically converted into and become the right to receive one newly issued share of ARI Series C Preferred

Stock (the “Per Preferred Share Merger Consideration”). The ARI Series C Preferred Stock will have preferences, rights and privileges substantially similar to the preferences, rights and privileges of the AMTG Series A Preferred Stock prior to the First Merger.

Exchange Agent; Delivery of Consideration

The conversion of shares of AMTG common stock into the right to receive the Per Common Share Merger Consideration will occur automatically at the effective time of the First Merger. In accordance with the merger agreement, ARI has appointed Wells Fargo Shareholder Services as the exchange agent to handle the payment and delivery of the Per Common Share Merger Consideration and the Per Preferred Share Merger Consideration. On the date of the First Merger, ARI or Merger Sub will deliver to the exchange agent (i) evidence of a number of shares of ARI common stock in book-entry form equal to the Per Share Stock Consideration, (ii) evidence of a number of shares of ARI Series C Preferred Stock in book entry form sufficient for the exchange agent to distribute the Per Preferred Share Merger Consideration and (iii) cash in immediately available funds in an amount sufficient for the exchange agent to pay the aggregate Per Share Cash Consideration, the aggregate Per Share Adjustment Amount, and, as necessary from time to time thereafter, the aggregate Fractional Share Consideration (if any) and any dividends or other distributions payable with respect to ARI common stock or ARI Series C Preferred Stock in accordance with the merger agreement. Promptly after the effective time of the First Merger, ARI will cause the exchange agent to mail (and make available for collection by hand) to each record holder of shares of AMTG common stock, a letter of transmittal and instructions explaining how to surrender AMTG common share certificates to the exchange agent.

Following the consummation of the mergers, each AMTG common stockholder that surrenders its stock certificate evidencing AMTG common stock to the exchange agent together with a duly completed letter of transmittal (and other documents that may be required pursuant to the instructions), and each AMTG common stockholder that holds book-entry shares of AMTG common stock, will receive the consideration due to such stockholder (including cash in lieu of any fractional shares). After the effective time of the First Merger, each certificate that previously represented shares of AMTG common stock will only represent the right to receive the Per Common Share Merger Consideration into which those shares of AMTG common stock have been converted.

Following the consummation of the mergers, each AMTG preferred stockholder that surrenders its stock certificate evidencing AMTG Series A Preferred Stock to the exchange agent together with a duly completed letter of transmittal (and other documents that may be required pursuant to the instructions), and each AMTG preferred stockholder that holds book-entry shares of AMTG Series A Preferred Stock, will receive the Per Preferred Share Merger Consideration due to such stockholder. After the effective time of the Second Merger, each certificate that previously represented shares of AMTG Series A Preferred Stock will only represent the right to receive the Per Preferred Share Merger Consideration into which those shares of AMTG Series A Preferred Stock have been converted.

Lost, Stolen or Destroyed Certificates

In the event that an AMTG stockholder’s stock certificate has been lost, stolen or destroyed, the exchange agent will issue to such AMTG stockholder the merger consideration due to such AMTG stockholder upon (i) the making of an affidavit by such AMTG stockholder of the fact that such stock certificate has been lost, stolen or destroyed, (ii) delivery by such AMTG stockholder for the benefit of ARI of a bond or indemnity in an amount and upon such terms reasonably satisfactory to the exchange agent, and (iii) execution and delivery by such AMTG stockholder of a letter of transmittal to the exchange agent.

Withholding

All payments under the merger agreement are subject to applicable withholding requirements.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by ARI and Merger Sub, on the one hand, and AMTG, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the effective time of the First Merger. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement and qualified by information with respect to each of ARI and AMTG filed with the SEC on or after January 1, 2015 and prior to the date of the merger agreement, and information contained in the confidential disclosure letters delivered in connection with the merger agreement.

Representations and Warranties of AMTG

The merger agreement includes representations and warranties by AMTG relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business;

•	capitalization and investments in other persons;

•	due authorization, execution, delivery and validity of the merger agreement and the power and authority to complete the transactions contemplated by the merger agreement;

•	board approval of the merger agreement and the transactions contemplated by the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, the absence of any filings required in connection with the proposed transactions, and absence of any violation or breach of, or default or consent requirements under, certain agreements, in each case in connection with the transactions contemplated by the merger agreement;

•	SEC filings and financial statements;

•	internal controls over financial reporting;

•	absence of certain changes since January 1, 2015, including the absence of any events that have had or would reasonably be expected to have a material adverse effect;

•	absence of undisclosed liabilities;

•	absence of certain litigation or investigation by governmental entities;

•	employee benefit plans and employees;

•	tax matters, including the qualification of AMTG as a REIT;

•	material contracts;

•	inapplicability of the 1940 Act;

•	intellectual property;

•	compliance with laws and permits;

•	tangible assets and real property;

•	investments;

•	accuracy of information supplied for inclusion in this proxy statement/prospectus and the registration statement of which it forms a part;

•	the opinion received by the AMTG Board from its financial advisor;

•	insurance policies;

•	related party transactions;

•	broker’s, finder’s and other fees;

•	inapplicability of takeover statutes; and

•	the required stockholder vote.

Representations and Warranties of ARI and Merger Sub

The merger agreement includes representations and warranties by ARI and Merger Sub relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business;

•	capitalization and investments in other persons;

•	due authorization, execution, delivery and validity of the merger agreement and the power and authority to complete the transactions contemplated by the merger agreement;

•	board approval of the merger agreement and the transactions contemplated by the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, the absence of any filings required in connection with the proposed transactions, and the absence of any violation or breach of, or default or consent requirements under, certain agreements, in each case in connection with the transactions contemplated by the merger agreement;

•	SEC filings and financial statements;

•	internal controls over financial reporting;

•	absence of certain changes since January 1, 2015, including the absence of any events that have had or would reasonably be expected to have a material adverse effect;

•	absence of undisclosed liabilities;

•	absence of certain litigation or investigation by governmental entities;

•	employee benefit plans; employees;

•	tax matters, including the qualification of ARI as a REIT;

•	inapplicability of the 1940 Act;

•	compliance with laws and permits;

•	accuracy of information supplied for inclusion in this proxy statement/prospectus and the registration statement of which it forms a part;

•	the opinion received by the ARI Special Committee from its financial advisor;

•	broker’s, finder’s and other fees;

•	sufficiency of funds to consummate the transactions contemplated by the merger agreement;

•	ownership of AMTG common stock;

•	related party transactions;

•	inapplicability of takeover statutes; and

•	absence of any required vote.

Definition of “Material Adverse Effect”

Many of the representations of ARI, Merger Sub and AMTG are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, “material adverse effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate (A) prevents or materially delays the consummation of the transactions contemplated by the merger agreement or (B) has a material adverse effect on the financial condition, business, assets, properties, or results of operations of ARI and its subsidiaries, taken as a whole, or AMTG and its subsidiaries, taken as a whole, as the case may be. However, any change, effect, development, circumstance, condition, state of facts, event or occurrence arising out of or resulting from the following will not be considered a material adverse effect and will not be taken into account when determining whether a material adverse effect has occurred or is reasonably likely to exist or occur:

•	any changes in the general U.S. or global economic conditions;

•	conditions in the industry in which ARI or AMTG, as applicable, operates;

•	changes in GAAP or applicable law, or interpretation thereof, or in legal, political and/or regulatory conditions;

•	actions expressly required by, or the failure to take action expressly prohibited by, the merger agreement;

•	the announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement;

•	any failure of ARI or AMTG, as applicable, to meet projections, estimates or expectations of earnings or other financial performance; and

•	any changes in geopolitical conditions, acts or terrorism or sabotage, war, acts of armed hostility, natural disasters or other force majeure events;

provided, in the case of first, second and third bullet points above, ARI and its subsidiaries, taken as a whole, or AMTG and its subsidiaries, taken as a whole, as the case may be, are not disproportionately affected thereby as compared to other companies operating in the same industry in which ARI or AMTG, as applicable, operates.

Covenants and Agreements

Conduct of Business of AMTG Pending the Mergers

AMTG has agreed to certain obligations and restrictions with respect to the conduct of the business of AMTG and its subsidiaries until the earlier of the effective time of the First Merger and the valid termination of the merger agreement. In general, except with ARI’s prior written consent (not to be unreasonably withheld, conditioned or delayed), or as otherwise expressly required or permitted by the merger agreement or required by law, AMTG will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (ii) keep available the services of its present officers provided it does not require additional compensation, (iii) maintain all AMTG insurance policies, and (iv) maintain the qualification of AMTG as a REIT. Without limiting the foregoing, AMTG has also agreed that, except with ARI’s prior written consent (not to be unreasonably withheld, conditioned or delayed), or as otherwise expressly required or permitted by the merger agreement or required by law, AMTG will not, and it will not permit any of its subsidiaries to (subject to certain exceptions), among other things:

•	amend or propose to amend its organizational documents;

•	issue, sell, pledge, dispose, encumber or grant any equity interests other than the issuance of AMTG common stock upon the settlement of AMTG Restricted Shares;

•	split, combine, subdivide or reclassify any shares of stock of AMTG or any of its subsidiaries or other equity interests;

•	declare, set aside or pay any dividends on or make any other distributions with respect to shares of capital stock or other equity securities or ownership interests in AMTG or any of its subsidiaries;

•	redeem, purchase or otherwise acquire (or offer to redeem, purchase or acquire) any shares of AMTG’s capital stock or other equity interests of AMTG or any of its subsidiaries;

•	acquire real property, personal property, business organizations or any division or material amount of assets thereof;

•	sell, pledge, assign, transfer, dispose of or encumber any property or assets, other than certain financial investments and instruments (including any securities, derivative instruments, currency hedging arrangements, repurchase agreements, options, forwards, futures, swaps, or hybrid securities) owned by AMTG in accordance with the other provisions of the merger agreement;

•	incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of AMTG or any of its subsidiaries (other than as expressly provided elsewhere in the merger agreement), or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, trustees, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

•	increase the compensation of any directors of AMTG, grant any officer or director of AMTG any increase in severance or termination pay, establish or adopt any collective bargaining agreement, hire any officer (with the title of vice president or higher) of AMTG or promote any person to such position, enter into or terminate any employee benefit plan, accelerate the vesting or payment of any award under any equity plan of AMTG, grant any awards under any equity plan or other compensation plan of AMTG, or grant bonuses to any person providing services to AMTG;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract;

•	make, change or revoke any material tax election, enter into any material closing agreement with a tax authority, file any amended tax return or change any material method of accounting for tax purposes or annual tax accounting period;

•	take any action that could reasonably be expected to, or fail to take any action, the failure of which could reasonably be expected to, cause AMTG to fail to qualify as a REIT;

•	make, authorize or incur any capital expenditures or any obligations or liabilities in respect thereof in excess of certain thresholds;

•	change an annual accounting period or change in any material respect any of the accounting methods used by it materially affecting its assets, liabilities or business;

•	other than in connection with stockholder litigation arising in connection with the merger agreement or the transactions contemplated thereby, settle or compromise any material legal proceeding where the settlement exceeds certain thresholds or enter into any consent decree or similar restraint that would reasonably be expected to restrict the operations of the business of AMTG and its subsidiaries (or of ARI and its subsidiaries, following the transaction closing);

•	take any action that could, or fail to take any action the failure of which could reasonably be expected to, result in AMTG or any of its subsidiaries being required to be registered as an investment company under the 1940 Act;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring or other reorganization (other than the mergers);

•	amend the compensation terms or any of AMTG’s obligations in its engagement letter with Morgan Stanley & Co. LLC relating to the transactions contemplated by the merger agreement; or

•	enter into any contract with respect to, or agree to take or make any commitment to take, or cause the AMTG Board to adopt any resolutions approving, any of the foregoing.

However, nothing in the merger agreement prohibits AMTG from taking any action that, in the reasonable judgment of AMTG, upon advice of counsel, is reasonably necessary for AMTG to maintain its qualification as a REIT for any period or portion thereof ending on or prior to the effective time of the First Merger or to qualify or preserve the tax status of certain AMTG’s subsidiaries, including making dividend or other distribution payments to stockholders of AMTG.

Conduct of Business of ARI Pending the Mergers

ARI has agreed to certain obligations and restrictions with respect to the conduct of the business of ARI and its subsidiaries until the earlier of the effective time of the First Merger and the valid termination of the merger agreement. In general, except with AMTG’s prior written consent (not to be unreasonably withheld, conditioned or delayed), or as otherwise expressly required or permitted by the merger agreement or required by law, ARI will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, and (iii) maintain the qualification of ARI as a REIT. Without limiting the foregoing, ARI has also agreed that, except with AMTG’s prior written consent (not to be unreasonably withheld, conditioned or delayed), or as otherwise expressly required or permitted by the merger agreement or required by law, ARI will not, and it will not permit any of its subsidiaries to (subject to certain exceptions), among other things:

•	amend or propose to amend its organizational documents, in a manner adverse to AMTG;

•	issue or grant any equity interests at a price below the per share value of ARI’s net assets as of the date of such issuance or grant;

•	split, combine, subdivide or reclassify any shares of stock of ARI or any of its subsidiaries or other equity interests;

•	declare, set aside or pay any dividends on or make any other distributions with respect to shares of capital stock or other equity securities or ownership interests in ARI or any of its subsidiaries, other than ARI’s regular quarterly dividend and a pro rata portion of ARI’s regular quarterly dividend at or prior to closing;

•	redeem, purchase or otherwise acquire (or offer to redeem, purchase or acquire) any shares of ARI’s capital stock or other equity interests of ARI or any of its subsidiaries, subject to limited exceptions;

•	make, change or revoke any material tax election, enter into any material closing agreement with a tax authority, file any amended tax return or change any method of accounting for tax purposes or annual tax accounting period;

•	take any action that could reasonably be expected to, or fail to take any action, the failure of which could, reasonably be expected to cause ARI to fail to qualify as a REIT;

•	change an annual accounting period or change in any material respect any of the accounting methods used by it materially affecting its assets, liabilities or business;

•	take any action that could, or fail to take any action the failure of which could reasonably be expected to, result in AMTG or any of its subsidiaries being required to be registered as an investment company under the 1940 Act; or

•	adopt a plan of complete or partial liquidation, dissolution, restructuring or other reorganization (other than the mergers); or

•	enter into any contract with respect to, or agree to take or make any commitment to take, or cause the ARI Board to adopt any resolutions approving any of the foregoing.

However, nothing in the merger agreement prohibits ARI from taking any action that, in the reasonable judgment of ARI, upon advice of counsel, is reasonably necessary for ARI to maintain its qualification as a REIT for any period or portion thereof ending on or prior to the effective time of the mergers or to qualify or preserve the tax status of certain ARI subsidiaries, including making dividend or other distribution payments to stockholders of ARI.

Go-Shop Period; No Shop Period; Change in AMTG Recommendation

Go-Shop Period

The merger agreement provides that during the period from February 26, 2016 until 11:59 p.m. (Eastern Time) on April 1, 2016 (which is referred to herein as the “go-shop period”), AMTG, its subsidiaries and their respective directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors or representatives (collectively “representatives”) had the right to directly or indirectly:

•	initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that constitute, may have reasonably been expected to lead to, any Acquisition Proposal (as defined below), including by way of providing access to non-public information to any person or entity and its representatives, its affiliates and its prospective equity and debt financing sources; provided that prior to furnishing such non-public information, AMTG has entered into an acceptable confidentiality agreement with such person or entity; provided, further, that AMTG was required to promptly make available to ARI any non-public information concerning AMTG or its subsidiaries that AMTG provides to any person or entity if such information was not previously made available to ARI; and

•	engage or enter into, continue or otherwise participate in any discussions or negotiations with any persons, entities or groups of persons and their representatives, their affiliates and their prospective equity and debt financing sources with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

For purposes of the merger agreement (i) “Acquisition Proposal” means any proposal or offer (other than with respect to the transactions contemplated by the merger agreement) with respect to any transaction or series of related transactions with a person, entity or group of persons concerning any (a) merger, consolidation, business combination, joint venture or similar transaction, (b) acquisition (whether by tender offer, share exchange, or other manner), (c) issuance or sale or other disposition of the equity securities of AMTG, (d) sale, lease, license or other disposition directly or indirectly of assets of AMTG, or (e) any combination of any of the foregoing, in each case, which if consummated would result in any person, entity or group of persons acquiring beneficial ownership (or the right to acquire beneficial ownership), directly or indirectly, of equity securities of AMTG or any of its subsidiaries representing 20% or more of the issued and outstanding equity securities of AMTG (by vote or value), or 20% or more of the consolidated total assets (including equity securities of AMTG’s subsidiaries), revenues or net income of AMTG or its subsidiaries, taken as a whole; and (ii) “acceptable confidentiality agreement” means confidentiality agreement that contains provisions that are not materially less favorable to AMTG than those contained in that certain confidentiality agreement, dated December 16, 2015, by and between AMTG and ARI (provided, that such confidentiality agreement does not need to contain standstill provisions or prohibit the making of an Acquisition Proposal and does not prohibit disclosure to ARI of the identity of the counterparty and any terms proposed by such counterparty).

As promptly as reasonably practicable, and in any event within three business days following the expiration of the go-shop period, AMTG was required to provide ARI with a written list identifying each “excluded party”, if any. Under the merger agreement, an “excluded party” means any person, entity or group of persons from whom AMTG has received during the go-shop period a bona fide written Acquisition Proposal, (i) that remains pending as of, and shall not have been irrevocably withdrawn prior to, the expiration of the go-shop period, (ii) that the AMTG Board, or such committee thereof, determines in good faith constitutes or would be reasonably expected to lead to a Superior Proposal and (iii) as of any date following the no-shop period start date, has not lapsed in accordance with its terms or been withdrawn.

For purposes of the merger agreement, “Superior Proposal” means a bona fide written Acquisition Proposal (provided, that for purpose of this definition, the percentages in the definition of “Acquisition Proposal” shall be 50% rather than 20%) that did not result from a breach of the go-shop/no-shop provisions of the merger agreement that the AMTG Board, or an authorized committee thereof, determines in its good faith business judgment (after consultation with its outside legal counsel and financial advisor), after taking into account all terms of the Acquisition Proposal (including, without limitation, the person or entity making such proposal, all legal, financial and regulatory aspects of such proposal, the anticipated time of completion of the proposed transaction and the conditions for completion of such transaction), (a) is reasonably expected to be consummated in accordance with its terms, and (b) if consummated, would be more favorable from a financial point of view to the holders of AMTG Common Stock than the mergers and the other transactions contemplated by the merger agreement (taking into account any offer by ARI to amend the terms of the merger agreement or the other documents contemplated thereby).

Upon the expiration of the go-shop period, AMTG and its subsidiaries and their respective representatives were required to (i) immediately cease any solicitation activity with respect to any Acquisition Proposals or any discussions or negotiations with any person or entity (other than an excluded party for so long as such person or entity is an excluded person) that may be ongoing with respect to any Acquisition Proposals and (ii) request that each person or entity (other than an excluded party for so long as such person or entity is an excluded party) promptly return to AMTG or its representatives or destroy any non-public information previously furnished to such person or entity by AMTG or its representatives and terminate access of any person or entity (other than an excluded party for so long as such person or entity is an excluded party) to any electronic data room maintained by AMTG with respect to the mergers and the other transactions contemplated by the merger agreement. Notwithstanding the expiration of the go-shop period, AMTG and its subsidiaries and their respective representatives may continue to engage in the solicitation activities described above with any excluded party (for so long as such party remains an excluded party), including with respect to any amended Acquisition Proposal submitted by such excluded party, following the expiration of the go-shop period, and the restrictions set forth in the no-shop provisions of the merger agreement will not apply with respect to such activities.

The go-shop period ended at 11:59 p.m. on April 1, 2016 and AMTG has not identified any person or entity that would be deemed an excluded party for purposes of the merger agreement.

No-Shop Period

From April 2, 2016 until the earlier of the effective time of the First Merger and the termination of the merger agreement in accordance with its terms, AMTG will not, nor will it permit any of its subsidiaries to, and it will use its commercially reasonable efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly, (i) initiate, solicit, knowingly facilitate or knowingly encourage (publicly or otherwise) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding AMTG to any person or entity, or (iii) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any information concerning AMTG or its subsidiaries or afford access to AMTG’s or its subsidiaries’ books, records, management, employees or properties to any person or entity (other than discussions in the ordinary course of business that are unrelated to an Acquisition Proposal); provided, however, that AMTG may continue to do any of the foregoing with an excluded party for so long as such person or entity is an excluded party.

Notwithstanding the restrictions set forth in the first paragraph above, the merger agreement provides that, at any time prior to the approval of the First Merger by the AMTG common stockholders, the AMTG Board is permitted to, in response to a written Acquisition Proposal by any person or group of persons that did not result from a breach of the no solicitation provisions of the merger agreement, (i) contact such person or group of persons solely to clarify the terms and conditions thereof, (ii) subject to first entering into a confidentiality agreement having provisions that are no less favorable to those contained in the confidentiality agreement between ARI and AMTG (provided that such confidentiality agreement is not required to contain standstill provisions) and notifying ARI, provide non-public information and data concerning AMTG and its subsidiaries to such person or group of persons and their representatives, affiliates and prospective debt and equity financing sources and (iii) engage in discussions and negotiations with any such person or group of persons and which the AMTG Board determines in good faith (after consultation with outside legal counsel and a nationally recognized third party financial advisor) constitutes or is reasonably likely to result in a Superior Proposal. AMTG will provide ARI with a copy of any nonpublic information or data provided to a third party substantially simultaneously with furnishing such information to such third party.

Except as otherwise expressly permitted by the merger agreement, the AMTG Board may not withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in any manner adverse to ARI, the AMTG Board’s recommendation to holders of AMTG common stock or approve, authorize, adopt or recommend or otherwise declare advisable, or propose publicly to approve, authorize, adopt or recommend or otherwise declare advisable, any Acquisition Proposal or fail to include the AMTG Board recommendation in this proxy statement/prospectus. Furthermore, the AMTG Board may not take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal. Except as expressly contemplated by the merger agreement, the AMTG Board may not authorize, adopt, approve, recommend or otherwise declare advisable, or propose publicly to approve or recommend, or cause or permit AMTG or any of its subsidiaries to execute or enter into any letter of intent, agreement in principle, memorandum or understanding or definitive merger, acquisition, purchase or joint venture agreement or other similar contract (other than an acceptable confidentiality agreement) in respect of or relating to any Acquisition Proposal.

Notwithstanding the restrictions above, with respect to an Acquisition Proposal, the AMTG Board may make a change in recommendation (and in the event that the AMTG Board determines the Acquisition Proposal to be a Superior Proposal, terminate the merger agreement in order to enter into a definitive agreement with respect to such Superior Proposal (provided that AMTG pays the termination fee to ARI)) at any time prior to the approval of the First Merger and the other transactions contemplated by the merger agreement by AMTG common stockholders, if (i) AMTG receives an Acquisition Proposal (which did not result from a breach of the no solicitation provisions of the merger agreement) that the AMTG Board (or an authorized committee thereof) has determined in good faith (after consultation with outside legal counsel and a nationally recognized third party financial advisor) constitutes a Superior Proposal; (ii) the AMTG Board (or an authorized committee thereof) has determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its duties under applicable law, (iv) five business days, which we refer to as the notice period, has elapsed since AMTG has given written notice to ARI advising ARI that it intends to take such action and specifying all material terms and conditions of such Superior Proposal, including the identity of the person who made such Superior Proposal, the type and amount of consideration that AMTG’s stockholders will receive and all other terms and conditions which the AMTG Board (or authorized committee thereof) considered in making the determination that such Acquisition Proposal constituted a Superior Proposal, (v) during such notice period, the AMTG Board has considered and, if requested by ARI, negotiated in good faith with ARI and its representatives to make revisions to the terms of the merger agreement proposed by ARI, and (vi) the AMTG Board (or authorized committee thereof), following such notice period and after taking into consideration any changes to the merger agreement offered in writing by ARI in a manner that would form a binding contract if accepted by AMTG, continues to believe in its good faith business judgment (after consultation with its outside legal counsel and a nationally recognized third party financial advisor) that such Acquisition Proposal continues to constitute a Superior Proposal and that, after consultation with outside legal counsel, the failure to effect a change in recommendation or terminate the merger agreement to enter into a definitive agreement with respect to such Superior Proposal would be inconsistent with the AMTG Board’s duties under applicable law. Upon any material amendment to the financial or other material terms of the Superior Proposal giving rise to the notice, AMTG is required to deliver a new notice and commence a new negotiation period of three business days.

In addition to the foregoing, in circumstances not involving or relating to an Acquisition Proposal, the AMTG Board may, at any time prior to the approval of the First Merger and the other transactions contemplated by the merger agreement by AMTG common stockholders, make a change in recommendation if (i) any change, effect, development, circumstance, condition, state of facts, event or occurrence (other than the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto) first occurs after February 26, 2016 (ii) the AMTG Board has determined in its good faith business judgment (after consultation with its outside legal counsel) that, in light of such intervening event, the failure to do so would be inconsistent with its duties under applicable law, (iii) five business days, which we refer to as the intervening event notice period, will have elapsed since AMTG has given a notice of recommendation change to ARI advising that the AMTG Board intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during the intervening event notice period, the AMTG Board has considered and, if requested by ARI, negotiated in good faith with ARI, making such revisions to the terms and conditions of the merger agreement such that the failure to effect a change in recommendation would no longer be inconsistent with the AMTG Board’s duties under applicable law, and (v) the AMTG Board, following such intervening event notice period, after taking into consideration any changes to the merger agreement offered in writing by ARI in a manner that would form a binding contract if accepted by AMTG, continues to believe in its good faith business judgment (after consultation with outside legal counsel) that failure to do so would be inconsistent with its duties under applicable law. Upon any material change to the facts and circumstances relating to such intervening event, AMTG is required to deliver a new notice and commence a new negotiation period of three business days.

Unless the merger agreement is validly terminated, notwithstanding a change in recommendation, AMTG has agreed to submit the approval of the First Merger and the other transactions contemplated by the merger agreement to a vote of its stockholders.

Form S-4, Proxy Statement/Prospectus; Special Meeting

The merger agreement provides that ARI and AMTG will use their commercially reasonable efforts to (i) have this proxy statement cleared by the SEC, and the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4, complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (iii) keep the Form S-4 effective for so long as necessary to complete the First Merger.

As promptly as reasonably practicable following the effectiveness of the Form S-4, AMTG will establish a record date for and give notice of the AMTG special meeting to the holders of AMTG common stock, cause this proxy statement/prospectus to be mailed to its stockholders entitled to vote at the AMTG special meeting and, within 30 days of such record date, hold the AMTG special meeting (subject to AMTG’s right to postpone or adjourn the AMTG special meeting under certain circumstances specified in the merger agreement). AMTG also agreed to use commercially reasonable efforts to obtain the requisite approval of its stockholders, unless the AMTG Board makes an adverse recommendation change in accordance with the provisions of the merger agreement described above.

Access to Information; Confidentiality

The merger agreement requires both ARI and AMTG to provide to the other, upon reasonable advance notice and during normal business hours, reasonable access to its properties, offices, books, contracts, commitments, personnel and records, and each of ARI and AMTG are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to U.S. federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request.

Each of ARI and AMTG have agreed to hold, and cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by the terms of its existing confidentiality agreements.

Efforts to Complete Transactions; Consents

Both ARI and AMTG have agreed to use their commercially reasonable efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the mergers and the other transactions contemplated by the merger agreement, including (i) taking all actions necessary to cause the conditions to closing to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental authorities or other persons or entities in connection with the mergers and the other transactions contemplated by the merger agreement, (iii) defending any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the mergers or other transactions contemplated by the merger agreement, and (iv) executing and delivering all additional instruments necessary to consummate the mergers and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement. ARI and AMTG have agreed to provide any necessary notices to third parties and use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the mergers and the other transactions contemplated by the merger agreement.

Notification of Certain Matters; Transaction Litigation

Each of ARI and AMTG have agreed to provide prompt notice to the other of any notice received from any governmental authority in connection with the merger agreement, the mergers or the transactions contemplated by the merger agreement, including the mergers, or from any person or entity alleging that its consent is or may be required in connection with any such transaction, if the subject matter of such communication or the failure of ARI or AMTG, as applicable, to obtain such consent could be material to ARI or AMTG. Each of ARI and AMTG have agreed to provide prompt notice to the other of any legal proceeding commenced or, to such party’s knowledge, threatened in writing against, such party or otherwise relating to or involving or affecting such party or any of its subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the mergers or the other transactions contemplated by the Merger Agreement.

Each of ARI and AMTG have agreed to provide prompt notice to the other if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate, or if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the merger agreement, in each case such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date. In addition, each of ARI and AMTG have agreed to give prompt written notice to the other if, to the knowledge of such party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to closing set forth in the merger agreement not to be satisfied or satisfaction to be materially delayed.

In the event any litigation related to the merger agreement, the mergers or the other transactions contemplated by the merger agreement is brought against AMTG and/or its directors or officers, AMTG has agreed to keep ARI informed on a current basis with respect to the status thereof and has agreed to give ARI the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense and settlement of any such litigation, and has agreed not to agree to a settlement without ARI’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Indemnification of Directors and Officers; Insurance

The merger agreement provides that, subject to certain limitations, the Combined Company has agreed to honor and fulfill in all respects the obligations of AMTG to the fullest extent permissible under applicable law, under AMTG’s organizational documents as in effect on February 26, 2016 and under any indemnification or other similar agreements in effect on February 26, 2016, which we refer to as the Indemnification Agreements, to the individuals covered by such organizational documents or Indemnification Agreements, which we refer to as the Covered Persons, arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the effective time of the First Merger, including in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement.

In addition, for a period of 10 years from and after the closing date, the Combined Company has agreed to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) the merger agreement and any of the transactions contemplated by the merger agreement; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it will ultimately be determined that such Covered Person is not entitled to be indemnified. The merger agreement contains certain limitations on the Combined Company’s and each Covered Person’s ability to settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under the merger agreement.

For a period of 10 years from and after the closing date, the charter and bylaws of ARI or any of its successors or assigns will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the effective time of the First Merger than are currently set forth in AMTG’s organizational documents. The Indemnification Agreements with Covered Persons that survive the mergers will continue in full force and effect in accordance with their terms.

Subject to certain limitations set forth in the merger agreement, AMTG may, prior to closing, purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of 10 years after the closing date with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the effective time of the mergers, which coverage must have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under AMTG’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage, provided that the cost of such program may not exceed 250% of the annual premiums paid as of February 26, 2016 by AMTG for directors’ and officers’ liability insurance, which we refer to as the base premium, and further provided that if such insurance coverage cannot be obtained at all, or can only be obtained at a cost in excess of the base premium, AMTG may purchase the most advantageous policies of “tail” or “run-off” directors’ and officers’ insurance obtainable for a cost equal to the base premium.

Publicity

Each of ARI and AMTG has agreed to, subject to certain exceptions, obtain the other party’s consent (which consent will not be unreasonably withheld, conditioned or delayed) before issuing any press release or other announcement with respect to the mergers or the merger agreement.

Acceleration of AMTG Restricted Shares

Prior to the First Merger, AMTG has agreed to take all action necessary to accelerate the vesting of any outstanding AMTG Restricted Shares. Each AMTG Restricted Share so accelerated by AMTG will, at the effective time of the First Merger, be converted into the right to receive the Per Share Merger Consideration.

Delisting and Deregistration of AMTG Capital Stock

Each of ARI and AMTG has agreed to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist the AMTG common stock and the AMTG Series A Preferred Stock from the NYSE and terminate their registration under the Exchange Act (provided, that such delisting and termination will not be effective until after the closing of the mergers).

Director and Officer Resignations

AMTG is required to use commercially reasonable efforts to cause to be delivered to ARI resignations executed by each director and officer of AMTG and its subsidiaries in office immediately prior to the effective time of the Second Merger.

Tax Opinions and Tax Representation Letters

ARI is required to use its reasonable best efforts to:

•	obtain an opinion of Clifford Chance US LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to AMTG), dated the closing date, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2009, ARI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT and that its proposed method of operation will enable ARI to continue to meet the requirements for qualification and taxation as a REIT; and

•	deliver to Clifford Chance US LLP (or such other nationally recognized REIT counsel) a tax representation letter, dated the closing date and signed by an officer of ARI, in customary form and substance and approved by AMTG (which approval will not be unreasonably withheld, conditioned or delayed) containing representations of ARI as are reasonably determined by Clifford Chance US LLP (or such other counsel) to be necessary or appropriate to enable Clifford Chance US LLP (or such other counsel) to render the opinion described above.

AMTG is required to use its reasonable best efforts to:

•	obtain an opinion of Clifford Chance US LLP (or such other nationally recognized REIT counsel as may be reasonably acceptable to ARI), dated the closing date, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2011 through the closing date, AMTG has been organized and operated in conformity with the requirements for qualification and taxation as a REIT (other than the REIT distribution requirement for AMTG’s taxable year ending on the date of the Second Merger); and

•	deliver to Clifford Chance US LLP (or such other nationally recognized REIT counsel) a tax representation letter, dated the closing date and signed by an officer of AMTG, in customary form and substance and approved by ARI (which approval will not be unreasonably withheld, conditioned or delayed) containing representations of AMTG as are reasonably determined by Clifford Chance US LLP (or such other counsel) to be necessary or appropriate to enable Clifford Chance US LLP (or such other counsel) to render the opinion described above.

Listing of Newly Issued ARI Common Stock and ARI Series C Preferred Stock

ARI is required to use its commercially reasonable efforts to cause the shares of ARI common stock and ARI Series C Preferred Stock to be issued in the mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the effective time of the First Merger.

Dividends

From the Pricing Date until the earlier of the effective time of the First Merger and any termination of the merger agreement in accordance with its terms, AMTG is prohibited from making, declaring or setting aside any dividend or other distribution to its stockholders without the prior written consent of ARI; provided, however, that the written consent of ARI will not be required (but prior written notice will be given by AMTG to ARI) for the authorization and payment of dividends (i) that are regular quarterly dividends payable in respect of the

AMTG Series A Preferred Stock in accordance with past practice, or (ii) to enable AMTG to maintain its qualification as a REIT and avoid incurring U.S. federal, state or local income or excise taxes under the Internal Revenue Code or applicable state or local law, including payment of dividends under Internal Revenue Code Sections 858 or 860 (provided that any such dividend will be taken into account in calculating the Per Share Cash Consideration).

Financing Cooperation

Prior to the closing of the transactions contemplated by the merger agreement, AMTG is required to use commercially reasonable efforts to cooperate (as well as to cause its subsidiaries to use commercially reasonable efforts to cooperate, and to use its commercially reasonable efforts to cause its and its subsidiaries’ representatives to provide, on a timely basis, all reasonable cooperation requested by ARI) in connection with the documentation and arrangement of any debt financing, including repurchase agreements (the “Debt Financing”), including:

•	providing certain information regarding AMTG and its subsidiaries, including the financial information required to be delivered in connection with the Debt Financing and such other information as may be reasonably requested by ARI in connection with the Debt Financing;

•	assisting in the preparation of customary documents and materials, including confidential information memoranda, lender and investor presentations and similar documents and materials in connection with the Debt Financing;

•	participating in a reasonable number of meetings, due diligence sessions and presentations;

•	providing reasonable and customary assistance to ARI and its debt financing sources in (A) the preparation of all agreements, certificates, opinions or documents, including customary certificates with respect to solvency matters, in connection with the Debt Financing and (B) the negotiation, preparation and delivery of amendments to or the termination of any of AMTG’s or its subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements, including repurchase agreements and related documentation in respect of AMTG’s or its subsidiaries’ borrowings collateralized by residential mortgage backed securities, securitized mortgage loans, other mortgage and mortgage related assets or other investment securities (including by negotiating amendments, waivers or supplements reasonably satisfactory to ARI with respect to any and all obligations of AMTG and its subsidiaries under such repurchase agreements and related documentation which are intended by ARI to be terminated in connection with the consummation of the transactions), in each case, on terms reasonably satisfactory to ARI and that are reasonably requested by ARI in connection with the Debt Financing;

•	permitting any cash and marketable securities of AMTG and its subsidiaries to be made available to ARI and Merger Sub following the effective time of the First Merger;

•	cooperating reasonably with ARI’s debt financing sources’ due diligence; and

•	furnishing ARI and its debt financing sources promptly with all documentation and other information required by any governmental entity with respect to the financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

ARI has agreed to (i) promptly, upon request by AMTG, reimburse AMTG for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ fees) incurred by AMTG or any of its subsidiaries in connection with the cooperation of AMTG and its subsidiaries described above and in “—Company Investment Activity” below and (ii) subject to certain exceptions, indemnify and hold harmless AMTG, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with third party claims arising out of the arrangement of the Debt Financing or any of the actions or steps described above and in “—AMTG Investment Activity” below.

Investment Guidelines; AMTG Investment Activity

AMTG is required to comply with certain agreed upon guidelines related to the hedging of some or all of the risk associated with AMTG’s liabilities, except (i) with ARI’s prior written consent (not to be unreasonably withheld or delayed), (ii) as may be reasonably necessary or appropriate to maintain AMTG’s qualification as a REIT, (iii) to the extent reasonably necessary or appropriate to avoid becoming required to register as an investment company under the 1940 Act or (iv) prior to the Pricing Date as AMTG reasonably believes may be commercially prudent under then current market conditions, after consultation with ARI. AMTG will promptly notify ARI in writing whenever, in reliance on any of the exceptions described in the immediately preceding sentence, it fails to comply with such guidelines.

In managing its liabilities prior to the closing date, AMTG is required to take commercially reasonable steps to manage the maturity of, and execute new arrangements with respect to, AMTG’s existing portfolio of repurchase agreements, hedging arrangements and other fixed term liabilities, in each case to the extent obtainable at commercially reasonable costs, such that the term or maturity of such liabilities ends on or before the reasonably anticipated closing date. From and after the Pricing Date, AMTG will take the actions reasonably requested by ARI to adjust the maturity of or otherwise modify the terms of any such liability that extends beyond the anticipated closing date such that such liability ends on such earlier maturity date requested by ARI. From and after the Pricing Date, AMTG will consult with ARI in setting such maturities to more closely align with the anticipated closing date and will not extend such maturities beyond such anticipated closing date without the prior written consent of ARI. AMTG will promptly notify ARI in writing in the event that it determines, notwithstanding its compliance with its obligations described in this paragraph, that it is or will likely be unable to cause the term or maturity of the relevant liabilities to end on or before the reasonably anticipated closing date.

Prior to the closing of the transactions contemplated by the merger agreement, AMTG is required to use commercially reasonable efforts to cooperate (as well as to cause its subsidiaries to use commercially reasonable efforts to cooperate, and to use its commercially reasonable efforts to cause its and its subsidiaries’ representatives to provide, on a timely basis, all reasonable cooperation requested by ARI) in connection with amending, terminating, rolling, novating and/or assigning or otherwise transferring to other counterparties any or all of AMTG’s or its subsidiaries’ (i) repurchase agreements (whether in effect on the date of the merger agreement or subsequently executed) and related documentation in respect of repurchase transactions in connection with residential mortgage backed securities, securitized mortgage loans, other mortgage and mortgage related assets or other investment securities (such transactions, “repurchase borrowings”) and (ii) other investments of AMTG (including any securities, derivative instruments, currency hedging arrangements, repurchase agreements, options, forwards, futures, swaps, or hybrid securities, and all contracts relating thereto) (whether in effect on the date of the merger agreement or subsequently executed), in each case to avoid defaults under, early terminations of and refusals to extend the maturities of or roll such repurchase borrowings or such other investments and related contracts caused by the transactions contemplated by the merger agreement or to facilitate the termination of such repurchase borrowings or such other investments and related contracts at or about the effective time of the First Merger.

AMTG Investments

Except as described in “Investment Guidelines; AMTG Investment Activity” above, AMTG will not enter into, renew, modify, amend or terminate any contract related to any of its investments (including any securities, derivative instruments, currency hedging arrangements, repurchase agreements, options, forwards, futures, swaps, or hybrid securities) or acquire, sell, pledge, lease assign, transfer, exclusively license, dispose of or encumber any such investment, other than in accordance with the certain agreed upon guidelines.

Ownership Limit

Prior to the effective time of the First Merger, the AMTG Board will take all action necessary to provide a waiver with respect to the applicable stock ownership limits set forth in AMTG’s charter, in order to permit ARI to acquire ownership of 100% of the AMTG common stock in the First Merger. The granting of such waiver will be subject to the execution by ARI of a certificate containing certain representations and warranties with respect to its proposed acquisition and ownership of the AMTG common stock. The waiver will be effective immediately prior to the First Merger.

Customary Covenants

The merger agreement also contains customary covenants relating to, among other things, (i) the tax treatment of the mergers, (ii) dispositions of equity securities in the mergers by persons who may be subject to reporting requirements of Section 16(a) of the Exchange Act, (iii) limitations on the activities of Merger Sub, (iv) AMTG’s complete control and supervision over its operations prior to the effective time of the First Merger, and (v)  certain financial reporting to be provided by AMTG to ARI.

Conditions to Completion of the First Merger

Mutual Closing Conditions

The obligation of each of ARI, Merger Sub and AMTG to effect the First Merger is subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the closing date, of the following conditions:

•	the First Merger and the other transactions contemplated by the merger agreement shall have been approved by the affirmative vote of holders of a least a majority of the outstanding shares of AMTG common stock entitled to vote upon the First Merger and at least a majority of the outstanding shares of AMTG Common Stock that are beneficially owned by persons who are not affiliates of Apollo;

•	the Form S-4 registration statement, of which this proxy statement/prospectus is a part, having been declared effective and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect, and no proceeding to that effect shall have been commenced or threatened; and

•	the absence of any order or injunction or other legal restraint issued by any governmental entity of competent jurisdiction which prevents, prohibits or makes illegal the consummation of the First Merger, the Second Merger or the other transactions contemplated by the merger agreement. The closing condition described in this bullet is referred to as the “Absence of Injunction Condition.”

Additional Closing Conditions for the Benefit of ARI and Merger Sub

The obligations of ARI and Merger Sub to effect the First Merger are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the effective time of the First Merger, of the following additional conditions:

•	the accuracy in all respects as of the date of the merger agreement and as of the effective time of the First Merger of certain representations and warranties made in the merger agreement by AMTG regarding authority relative to the merger agreement, the required stockholder vote to approve the First Merger and the other transactions contemplated by the merger agreement, and broker’s fees and similar expenses;

•	the accuracy in all but de minimis respects as of the date specified in the merger agreement of certain representations and warranties made in the merger agreement by AMTG regarding certain aspects of its capital structure;

•	the accuracy of all other representations and warranties made in the merger agreement by AMTG as of the date of the merger agreement and as of the effective time of the First Merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on AMTG;

•	AMTG having performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the effective time of the First Merger, and receipt by ARI of a certificate signed on behalf of AMTG by a duly authorized executive officer of AMTG to the effect that this condition and the conditions described in the preceding three bullet points have been satisfied;

•	there not having occurred any events since February 26, 2016 that, individually or in the aggregate, constitute or would, with the passage of time constitute, a material adverse effect with respect to AMTG, and receipt by ARI of a certificate signed on behalf of AMTG by a duly authorized executive officer of AMTG to the effect that this condition has been satisfied;

•	receipt by ARI of an opinion from Clifford Chance US LLP (or such other nationally recognized REIT counsel reasonably acceptable to ARI), dated the closing date, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2011, through the closing date, AMTG has been organized and operated in conformity with the requirements for qualification and taxation as a REIT (other than the REIT distribution requirement for AMTG’s taxable year ending on the date of the Second Merger); and

•	receipt by ARI of a good standing certificate in respect of AMTG and each of its subsidiaries, dated a date no more than five business days prior to the closing date.

Additional Closing Conditions for the Benefit of AMTG

The obligations of AMTG to effect the First Merger are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the effective time of the First Merger, of the following additional conditions:

•	the accuracy in all respects as of the date of the merger agreement and as of the effective time of the First Merger of certain representations and warranties made in the merger agreement by ARI and Merger Sub regarding authority relative to the merger agreement, ARI’s sufficiency of funds to consummate the transactions contemplated by the merger agreement and broker’s fees and similar expenses;

•	the accuracy in all but de minimis respects as of the date specified in the merger agreement of certain representations and warranties made in the merger agreement by ARI and Merger Sub regarding certain aspects of their capital structure;

•	the accuracy of all other representations and warranties made in the merger agreement by ARI and Merger Sub as of the date of the merger agreement and as of the effective time of the First Merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on ARI;

•	ARI and Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the effective time of the First Merger, and receipt by AMTG of a certificate signed on behalf of ARI by a duly authorized executive officer of ARI to the effect that this condition and the conditions described in the preceding three bullet points have been satisfied;

•	receipt by AMTG of an opinion from Clifford Chance US LLP (or such other nationally recognized REIT counsel reasonably acceptable to AMTG), dated the closing date, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2009, ARI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT and that its proposed method of operation will enable ARI to continue to meet the requirements for qualification and taxation as a REIT;

•	there not having occurred any events since February 26, 2016 that, individually or in the aggregate, constitute or would, with the passage of time constitute, a material adverse effect with respect to ARI, and receipt by AMTG of a certificate signed on behalf of ARI by a duly authorized executive officer of ARI to the effect that this condition has been satisfied;

•	the shares of ARI common stock and ARI Series C Preferred Stock to be issued to AMTG stockholders in the mergers having been approved for listing on the NYSE, subject to official notice of issuance, and the Articles Supplementary classifying the ARI Series C Preferred Stock shall have been filed with the State Department of Assessments and Taxation of Maryland; and

•	the absence of any conditions precedent to the parties’ obligations to effect the Second Merger, other than consummation of the First Merger.

Termination of the Merger Agreement

Termination by Mutual Agreement

The merger agreement may be terminated at any time before the effective time of the First Merger by the mutual written consent of ARI and AMTG.

Termination by Either AMTG or ARI

The merger agreement may also be terminated prior to the effective time of the First Merger by either AMTG or ARI if:

•	the First Merger has not been consummated on or before 11:59 p.m. (Eastern time) on September 9, 2016 (which date may be extended to October 26, 2016 by either AMTG or ARI upon written notice to the other party if on September 9, 2016 all conditions to closing have been satisfied or waived (or are then capable of being satisfied), other than the Absence of Injunction Condition described under “—Mutual Closing Conditions”) (such date, as may be extended, the “Outside Date”) (provided that this termination right will not be available to any party if the failure of the closing to occur by the Outside Date is due primarily to such party’s failure to perform any of the covenants or agreements required to be performed by it under the merger agreement);

•	the holders of AMTG common stock fail to approve the First Merger and the other transactions contemplated by the merger agreement at the AMTG special meeting, including postponements and adjournments thereof; or

•	a governmental authority of competent jurisdiction has issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the mergers (provided that the party seeking to exercise this termination right shall have used commercially reasonable efforts to appeal, resolve or remove such order, decree or ruling).

Termination by AMTG

The merger agreement may also be terminated by AMTG by written notice to ARI:

•	at any time prior to the requisite approval of the First Merger and the other transactions contemplated by the merger agreement by AMTG common stockholders, in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; provided, that AMTG must substantially concurrently pay the termination fee described below under “—Termination Fee and Expenses Payable by AMTG to ARI”;

•

at any time prior to the effective time of the First Merger, if there has been a breach by ARI or Merger Sub of any of their covenants or agreements or an inaccuracy in any of the representations and warranties, set forth in the merger agreement on the part of ARI or Merger Sub, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of certain closing conditions to be satisfied, and such breach cannot be or is not cured prior to the earlier of (x) 30 calendar days after notice thereof is given by AMTG to ARI, or (y) the Outside Date (provided that this termination right will not be available to AMTG at any time when it is in breach of the merger agreement and such breach would cause, or result in, the failure of certain specified conditions to ARI’s obligations to effect the First Merger); and

•	if (i) all of the conditions to ARI’s obligation to effect the First Merger have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at closing), (ii) AMTG has confirmed by written notice to ARI that it is ready, willing and able to consummate the First Merger and (iii) ARI and Merger Sub fail to consummate the mergers and the other transactions contemplated by the merger agreement within four business days after the date on which the closing should have occurred pursuant to the merger agreement (provided that during such four business day period, ARI is not entitled to terminate the merger agreement).

Termination by ARI

The merger agreement may also be terminated by ARI by written notice to AMTG:

•	at any time prior to the requisite approval of the First Merger and the other transactions contemplated by the merger agreement by AMTG common stockholders, if (i) the AMTG Board has effected a change in recommendation or AMTG failed to include in this proxy statement/prospectus the recommendation of the AMTG Board that AMTG common stockholders approve the First Merger and the other transactions contemplated by the merger agreement; (ii) AMTG shall have failed to reaffirm the AMTG Board’s recommendation within 10 business days after both (x) an Acquisition Proposal has been made public and (y) AMTG has received a written request from ARI to reaffirm the AMTG Board recommendation; or (iii) AMTG has materially breached its obligations under the no solicitation provision of the merger agreement or its obligations regarding the preparation of this proxy statement/prospectus and such breach impairs, prevents or materially delays the consummation of the transactions contemplated by the merger agreement and, in the case of any failure by AMTG to comply with its obligations regarding preparation of this proxy statement/prospectus, such breaches cannot be or are not cured reasonably promptly after receipt of written notice of such breach; and

•	at any time prior to the effective time of the First Merger, if there has been a breach by AMTG of any of the covenants or agreements or an inaccuracy in any of the representations and warranties set forth in the merger agreement on the part of AMTG, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure of certain closing conditions to be satisfied, and such breach cannot be or is not cured prior to the earlier of (x) 30 calendar days after notice thereof is given by ARI to AMTG, or (y) the Outside Date (provided that this termination right will not be available to ARI at any time when it is in breach of the merger agreement and such breach would cause, or result in, the failure of certain specified conditions to AMTG’s obligations to effect the First Merger).

Termination Fee and Expenses Payable by AMTG to ARI

AMTG has agreed to pay ARI a termination fee in the amount of $12 million if:

•	the merger agreement is terminated by AMTG in order to enter into an alternative acquisition agreement with respect to a Superior Proposal in accordance with the provisions of the merger agreement;

•

the merger agreement is terminated by ARI because (i) the AMTG Board has effected a change in recommendation or failed to include in this proxy statement/prospectus the recommendation of the AMTG Board that AMTG common stockholders approve the First Merger and the other transactions contemplated by the merger agreement; (ii) AMTG has failed to reaffirm the AMTG Board’s recommendation within 10 business days after (x) any Acquisition Proposal has been made public and (y) AMTG has received a written request from ARI to reaffirm the AMTG Board recommendation, or (iv) AMTG has materially breached its non-solicitation obligations or its obligations with respect to the preparation and filing of this proxy statement/prospectus and, in either case, such breach impairs, prevents or materially delays the consummation of the transactions contemplated by the merger agreement and, in the case of any failure by AMTG to comply with its obligations regarding preparation of this proxy statement/prospectus, such breaches cannot be or are not cured reasonably promptly after receipt of written notice of such breach;

•	all of the following occurs (in which case, the termination fee will be less, if applicable, any reimbursable expenses previously paid by AMTG to ARI):

•	the merger agreement is terminated by either ARI or AMTG because (i) stockholders of AMTG failed to approve the First Merger and the other transactions contemplated by the merger agreement at a duly convened AMTG special meeting, or (ii) the First Merger had not occurred by the Outside Date,

•	(x) in the case of a termination in accordance with clause (i) in the immediately preceding bullet, at or prior to the AMTG special meeting a bona fide Acquisition Proposal shall have been publicly disclosed or announced and not publicly withdrawn prior to the time of the AMTG special meeting and (y) in the case of a termination in accordance with clause (ii) in the immediately preceding bullet, a bona fide Acquisition Proposal shall have been publicly disclosed or announced, and not publicly withdrawn prior to the termination of the merger agreement, and provided that the requisite approval by AMTG common stockholders of the First Merger and the other transactions contemplated by the merger agreement shall not have been obtained, and

•	within 12 months after termination of the merger agreement, AMTG consummates an Acquisition Proposal or enters into a definitive agreement with respect to any Acquisition Proposal (that is later consummated).

In addition, AMTG has agreed to pay ARI a termination fee in the amount of $7.5 million if:

•	the merger agreement is terminated by AMTG in order to enter into an alternative acquisition agreement with respect to a Superior Proposal made by an excluded party in accordance with the provisions of the merger agreement; or

•	the merger agreement is terminated by ARI because the AMTG Board has effected a change in recommendation in connection with a Superior Proposal made by an excluded party.

The merger agreement provides generally that each party will pay its own fees and expenses in connection with the merger agreement and the transactions contemplated thereby, except that:

•	AMTG will pay ARI up to $6 million of ARI’s out-of-pocket fees and expenses if the merger agreement is terminated by either AMTG or ARI (i) because stockholders of AMTG failed to approve the First Merger and the other transactions contemplated by the merger agreement at a duly convened AMTG special meeting and (ii) either (x) an Acquisition Proposal has been publicly disclosed or announced, and not publicly withdrawn, prior to the AMTG special meeting or (y) within 12 months after the date of termination, the AMTG Board (or authorized committee thereof) has adopted (or resolved or authorized AMTG to pursue) a plan of bankruptcy or reorganization or a plan of liquidation or dissolution. In the event that such expense reimbursement is paid to ARI and the termination fee subsequently becomes payable, the expense reimbursement (to the extent actually paid) will be credited against the termination fee;

•

AMTG and ARI will share equally (i) all expenses relating to the printing, filing and mailing of this proxy statement/prospectus and the registration statement on Form S-4 of which this forms a part and

(ii) any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar taxes, fees and costs together with any interest thereon or additional amounts with respect thereto.

Remedies; Specific Performance

In the event AMTG pays the termination fee described above to ARI when required, AMTG will have no further liability to AMTG or Merger Sub, except in the case of willful and intentional breach or fraud. In addition, the merger agreement provides that nothing in the merger agreement will relieve ARI or Merger Sub from any liability or damages in the event the merger agreement is terminated under specified circumstances. In addition, the parties to the merger agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.

Miscellaneous Provisions

Amendment

The parties to the merger agreement may amend the merger agreement by an instrument in writing signed by each of the parties, provided that, after approval of the First Merger and the other transactions contemplated by the merger agreement by AMTG’s common stockholders, no amendment may be made which by law requires further approval by such stockholders without such further approval. Certain provisions of the merger agreement relating to the bridge loan facility may not be modified, waived or terminated in a manner that is materially adverse in any respect to the lender under the bridge loan facility or a party related to the lender without the prior written consent of the lender or such related party.

Waiver

Prior to the effective time of the First—Merger, ARI, Merger Sub or AMTG may extend the time for performance of any obligations of the other or waive any inaccuracies in the representations and warranties of the other or the other party’s compliance with any agreements or conditions contained in the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Maryland, without giving effect to conflicts of laws principles.

Amendment

On June 30, 2016, the parties entered into Amendment No. 1 to the merger agreement to extend the termination date from August 26, 2016 to September 9, 2016. A copy of the amendment is attached as Annex J to this proxy statement/prospectus.

Description of the Asset Purchase Agreement

Purchase and Sale; Assets; Consideration

Under the terms of the asset purchase agreement, promptly following the consummation of the First Merger and subject to the satisfaction or waiver of certain conditions, Athene Annuity has agreed to purchase from ARI, and ARI has agreed to sell to Athene Annuity, approximately $1.2 billion (subject to increase or decrease in certain circumstances) of certain assets, primarily non-Agency residential mortgage backed securities (referred to herein as the “Assets”), that are owned by AMTG or its subsidiaries (or, following the Second Merger, the Combined Company). The actual amount payable for the Assets at the closing contemplated by the asset purchase agreement will be determined in accordance with the methodology set forth in the asset purchase agreement, which is based on (i) the actual amount of Assets to be sold to Athene Annuity at the closing (which cannot be determined until just prior to the closing) and (ii) the value of each such Asset determined in accordance with the asset purchase agreement (which is based on the pricing methodology that was used to determine the Per Share Cash Consideration payable in the First Merger under the merger agreement).

Representations and Warranties

The asset purchase agreement contains a number of representations and warranties made by ARI, on the one hand, and by Athene Annuity, on the other hand. The representations and warranties were made by the parties as of the date of the asset purchase agreement and will be remade as of closing date under the asset purchase agreement. The representations and warranties generally do not survive the closing under the asset purchase agreement, other than the representation made by ARI with respect to Athene Annuity receiving good and valid title to the transferred Assets at the closing, which will survive for 12 months following the closing. Certain of the parties’ representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement and are qualified by information in the disclosure schedules delivered in connection with the asset purchase agreement.

Covenants and Agreements

Conduct of ARI; Merger Agreement Rights

ARI has committed to use reasonable best efforts to comply with its obligations under the merger agreement. In addition, ARI agreed not to amend, waive or consent to any amendment or waiver of, any provision of the merger agreement, where such amendment, waiver or consent (i) would, or would reasonably be expected to have an adverse effect on the Assets, (ii) would, or would reasonably be expected to, materially delay or prevent the closing of the purchase and sale of the Assets, or (iii) would alter any term of the asset purchase agreement, the stock purchase agreement or the Bridge Loan contemplated by the Bridge Loan Commitment Letter.

ARI has agreed to promptly notify Athene Annuity of any material communication received from AMTG or any of AMTG’s affiliates or representatives or any governmental entity, relating to or affecting the status of the transactions contemplated by the merger agreement that have or would reasonably be expected to have any adverse effect on the Assets, the timing of the mergers or the other transactions contemplated by the asset purchase agreement.

Efforts to Close

ARI has agreed to use reasonable best efforts to amend and terminate any repurchase agreement, and to obtain counterparty waivers and consents in connection with the repurchase agreements, in order to facilitate the delivery of the Assets at closing to Athene Annuity. ARI has committed to use reasonable best efforts to sell to Athene Annuity Assets having an aggregate value (established in accordance with the asset purchase agreement) of (i) at least $500.0 million within three business days following the date on which the First Merger occurs, and (ii) at least $1.0 billion within 15 business days following the date on which the First Merger occurs.

Efforts to Complete Transactions; Consents

Both ARI and Athene Annuity have agreed to use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement, to ensure the conditions to closing of the purchase and sale of the Assets can occur, including obtaining all necessary waivers, consents and approvals from governmental authorities or other persons or entities. In addition, each of ARI and Athene Annuity has agreed to use reasonable best efforts to defend any lawsuits or other legal proceedings challenging the asset purchase agreement or the transactions contemplated by the asset purchase agreement.

Athene Annuity has agreed to use reasonable best efforts to obtain any applicable regulatory approval as promptly as practicable following the date of the asset purchase agreement and shall keep ARI reasonably informed of any material communication received by Athene Annuity from the governmental authority responsible for granting such regulatory approval.

Exclusivity

Athene Annuity has agreed that, until the later of the closing under the asset purchase agreement or 12 months following termination of the asset purchase agreement, neither Athene Annuity nor its affiliates will enter into any contract, or have discussions, with AMTG regarding any transaction in which Athene Annuity would acquire assets or equity of AMTG, whether by purchase, merger, consolidation or otherwise.

Public Announcements

Each of ARI and Athene Annuity has agreed to, subject to certain exceptions, obtain the other party’s consent (which consent will not be unreasonably withheld, conditioned or delayed) before issuing any press release, public statement or other disclosure with respect to the mergers or the asset purchase agreement.

Conditions to Completion of the Asset Sale

Mutual Closing Conditions

The obligation of each of ARI and Athene Annuity to effect the purchase and sale of the Assets is subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the closing date, of the following conditions:

•	the absence of any law, order, legal stipulation or other legal restraint being in effect which prevents, prohibits or makes illegal the consummation of the transactions contemplated by the asset purchase agreement; and

•	the First Merger having been fully consummated in accordance with the terms of the merger agreement.

Additional Closing Conditions for the Benefit of ARI

The obligations of ARI to effect the purchase and sale of the Assets are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the effective time of the purchase and sale of the Assets, of the following additional conditions:

•	the accuracy the representations and warranties made in the asset purchase agreement by Athene Annuity as of the date of the asset purchase agreement and as of date of the closing of the transactions contemplated by the asset purchase agreement (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein) would not have, individually or in the aggregate, a material adverse effect on Athene Annuity’s ability to consummate the transactions contemplated by the asset purchase agreement;

•	Athene Annuity having performed and complied in all material respects with all agreements and covenants required to be performed by it under the asset purchase agreement at or prior to the closing of the transactions contemplated by the asset purchase agreement;

•	the continued effectiveness of each of the stock purchase agreement and the Bridge Loan Commitment Letter, without any material default under either of those agreements by Athene USA; and

•	Athene Annuity’s delivery of certain closing instruments, including an executed cross-receipt with respect to the purchased Assets.

Additional Closing Conditions for the Benefit of Athene Annuity

The obligations of Athene Annuity to effect the purchase and sale of the Assets are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the effective time of the purchase and sale of the Assets, of the following additional conditions:

•	the accuracy the representations and warranties made in the asset purchase agreement by ARI as of the date of the asset purchase agreement and as of date of the closing of the transactions contemplated by the asset purchase agreement (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or material adverse effect qualifications set forth therein) would not have, individually or in the aggregate, a material adverse effect on ARI’s ability to consummate the transactions contemplated by the asset purchase agreement or on the Assets (excluding for these purposes certain effects arising from general economic conditions, changes in ARI’s industry, changes in law and certain other agreed exclusions);

•	ARI having performed and complied in all material respects with all agreements and covenants required to be performed by it under the asset purchase agreement at or prior to the closing of the transactions contemplated by the asset purchase agreement;

•	Athene Annuity having obtained any required consent to the transactions contemplated by the asset purchase agreement from the Iowa Insurance Division and the Delaware Department of Insurance, as applicable;

•	each Asset to be sold to Athene Annuity being free and clear of all liens; and

•	ARI’s delivery of certain closing instruments, including an executed cross-receipt, with respect to the amount of the closing consideration.

Termination of the Asset Purchase Agreement

Termination by Mutual Agreement

The asset purchase agreement may be terminated at any time prior to the closing date by mutual written consent of ARI and Athene Annuity.

Termination by Either ARI or Athene Annuity

The asset purchase agreement may also be terminated by either ARI or Athene Annuity prior to the closing date if:

•	any law, order, legal stipulation or other legal restraint which prevents, prohibits or makes illegal the consummation of the transactions contemplated by the asset purchase agreement comes into effect and is final and nonappealable;

•	the merger agreement is terminated in accordance with its terms;

•	a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the other party shall have occurred, which breach or failure to perform (i) would cause the failure of one of the conditions to the closing under the asset purchase agreement and (ii) such breach or failure cannot be cured prior to the closing date; provided, that the party terminating under this provision cannot then be in breach with respect to any of its representations, warranties, covenants or other agreements contained in the asset purchase agreement; or

•	all of the conditions to the other party’s obligations to close the transactions contemplated by the asset purchase agreement have been satisfied or waived, the terminating party has confirmed in writing to the other party that it stands ready, willing and able to consummate the transactions contemplated by the asset purchase agreement, and the other party fails to consummate the transactions within three business days.

Termination by Athene Annuity

The asset purchase agreement may also be terminated by Athene Annuity in the event the closing under the asset purchase agreement has not occurred by October 26, 2016.

Miscellaneous Provisions

Payment of Expenses

Each party will pay its own fees and expenses in connection with the asset purchase agreement.

Specific Performance

Each of ARI and Athene Annuity is entitled to enforce the terms of the asset purchase agreement by a decree of specific performance.

Amendment

The parties to the asset purchase agreement may amend the asset purchase agreement by an instrument in writing signed by each of the parties.

Governing Law

The asset purchase agreement is governed by the laws of the State of Maryland, without giving effect to conflicts of laws principles.

Description of the Bridge Loan Commitment

The mergers are not conditioned upon ARI having received any financing at or prior to the effective time of the mergers. However, in connection with the mergers, ARI has entered into the Bridge Loan Commitment Letter pursuant to which Athene USA has agreed to provide the Bridge Loan. At or prior to the consummation of the mergers, ARI expects to enter into definitive documentation for the Bridge Loan in substantially the form of the loan agreement attached as Exhibit A to the Bridge Loan Commitment Letter (the “Bridge Loan Agreement”). Pursuant to the terms of the Bridge Loan Agreement, the proceeds of the Bridge Loan will be available upon the satisfaction of certain conditions precedent on completion of the mergers and, if drawn, will be used to finance, in part, the cash component of the merger consideration and to pay fees and expenses incurred in connection with the mergers.

The obligations of Athene USA to provide the Bridge Loan are subject to a number of conditions (including conditions that do not relate directly to the merger agreement), including without limitation: (i) consummation of the mergers in accordance with the merger agreement (without giving effect to any amendments, waivers, supplements or other modifications or consents to the merger agreement by ARI that are materially adverse to the interests of Athene USA without the prior written consent of Athene USA); (ii) that since January 1, 2015, there has not been a material adverse effect with respect to AMTG (as such term is defined in the merger agreement) that would excuse ARI from its obligations to consummate the mergers under the merger agreement; (iii) payment of all fees, expenses and amounts due and payable to Athene USA pursuant to the Bridge Loan Commitment Letter; (iv) delivery of all documents and instruments necessary to grant Athene USA a perfected security interest in the collateral securing the Bridge Loan; (v) delivery of certain customary closing documents; and (vi) the accuracy of certain customary representations and warranties.

The amount of the bridge loan commitment will be reduced by 100% of the Net Cash Proceeds (as defined in the Bridge Loan Agreement) received by ARI or any of its subsidiaries as a result of the disposition of any Assets on or prior to the date of the closing of the mergers.

The Bridge Loan Commitment Letter will expire on the earliest of (i) the funding of the Bridge Loan, (ii) September 9, 2016, or if extended in accordance with the terms of the merger agreement, October 26, 2016,

(iii) the date of the termination of the merger agreement by ARI or with the written consent of ARI, in each case prior to the closing of the mergers, (iv) the date of the closing of the mergers without the use of the Bridge Loan and (v) the date of the termination of the asset purchase agreement by ARI or with the written consent of ARI.

The Bridge Loan will mature on the earlier of (i) the date that is 364 days after the funding of the Bridge Loan, (ii) the date on which all of the Assets have been sold by ARI and its subsidiaries and (iii) ARI’s failure to sell (x) at least $500.0 million of Assets within three business days after the funding of the Bridge Loan and/or (y) at least $1.0 billion of Assets within 15 business days after the funding of the Bridge Loan, in each case for this clause (iii) to the extent such failure is not outside of ARI’s control (provided, however, that termination of repurchase agreements and similar agreements with respect to the Assets is deemed to be within ARI’s control) (the “Bridge Loan Maturity Date”).

The Bridge Loan will bear interest at one-month LIBOR plus 7.0%. The Bridge Loan will not amortize and any amounts outstanding will be repaid in full on the Bridge Loan Maturity Date.

The Bridge Loan will constitute senior indebtedness of ARI, and will be guaranteed by, and secured by the equity interests of, certain subsidiaries of ARI and AMTG.

The terms of the Bridge Loan will include (i) mandatory prepayment provisions including with respect to (x) the proceeds of indebtedness and (y) the Net Cash Proceeds received by ARI or any of its subsidiaries from the sale of the Assets and (ii) representations and warranties, covenants and events of default as set forth in the Bridge Loan Agreement. The application of the prepayment provision described in clause (i)(y) of the previous sentence is anticipated to result in the entire repayment of the Bridge Loan prior to its stated maturity date.

Description of the Stock Purchase Agreement

Pursuant to the terms of the stock purchase agreement, Athene USA has committed to purchase (or cause one of its subsidiaries to purchase), during the first 30 trading days commencing on the first day following the later of (i) the closing of the mergers, (ii) the date on which the conditions to Athene USA’s obligations to consummate the transactions contemplated by the asset purchase agreement have been satisfied and (iii) the date on which the conditions to Athene USA’s obligation to extend the financing pursuant to the Bridge Loan Agreement have been satisfied (such 30-day period, the “purchase period”), up to $20 million (subject to the maximum and conditional amounts described below) of shares of ARI common stock in the open market at the then-current market price if the quoted price of a share of ARI common stock on the NYSE at any time during such specified period is less than the price per share at which ARI common stock is issued to holders of AMTG common stock in the First Merger (which is fixed at $16.75).

At all times during the purchase period, Athene USA’s maximum obligation to purchase is limited to the lesser of (i) $210.0 million minus the amount of Bridge Loan outstanding under the Bridge Loan Agreement (which may be an amount outstanding of up to $200.0 million) and (ii) the Conditional Amount. During the first three business days following the closing of the mergers, the Conditional Amount is $5.0 million. During the remainder of the purchase period the Conditional Amount is equal to $0.00, unless Athene Annuity has purchased at least $500.0 million worth of Assets pursuant to the asset purchase agreement no later than the third business day following the closing of the mergers, in which case the Conditional Amount is $20.0 million for the remainder of the purchase period.

In order to fulfill its purchase obligations under the stock purchase agreement, Athene USA has agreed to adopt and enter into a purchase plan established for purposes of complying with Rule 10b5-1 and Rule 10b-18 as promulgated by the SEC pursuant to the Exchange Act with one or more broker-dealers or other agents. Athene USA’s commitment to purchase shares of ARI common stock is subject to certain other limitations, including compliance with ARI’s charter and bylaws and any restrictions imposed by applicable law.

For a period of 180 days following the purchase of any share of ARI common stock pursuant to the stock purchase agreement, Athene USA has agreed that it will not (and will cause its subsidiaries not to) (i) offer, pledge, sell, grant any option or right for the sale of, or otherwise dispose of, such share of ARI common stock or any securities convertible into or exchangeable or exercisable for such share of ARI common stock, or (ii) enter into any swap or any other similar agreement that transfers any of the economic consequences of ownership of such share of ARI common stock, whether any such swap or other agreement is to be settled by delivery of such share of ARI common stock or other securities, in cash or otherwise.

During the purchase period, ARI has agreed that it will not (and will cause each of its “affiliated purchasers” (as defined in Rule 10b-18 under the Exchange Act) not to) purchase, offer to purchase or place any bid for the purchase of any ARI common stock or any securities convertible or exchangeable into or exercisable for, or the value of which is derived from, ARI common stock.

The stock purchase agreement automatically terminates upon (i) the termination of the merger agreement in accordance with its terms or (ii) subject to certain exceptions, the termination of the asset purchase agreement in accordance with its terms.

Description of Letter Agreements with the Managers

Concurrently with the execution of the merger agreement, ARI entered into the ARI Manager letter agreement, pursuant to which the ARI Manager agreed to perform such services and activities as may be necessary to enable ARI to consummate the mergers and the other transactions contemplated by the merger agreement. In consideration for the services to be provided to ARI by the ARI Manager in connection with the mergers and the process leading to the mergers, ARI agreed to pay the ARI Manager an aggregate amount of up to $500,000, in monthly installments of $150,000 payable on the first of each calendar month between the execution of the merger agreement and the effective date of the mergers. The ARI Manager letter agreement also provides that, following the closing of the mergers and the other transactions contemplated by the merger agreement, and in accordance with the provisions of the ARI management agreement, an additional amount (based on an agreed formula) will be added to Stockholders’ Equity (as defined in the ARI management agreement) for the purposes of calculating the amount of management fee payable by ARI to the ARI Manager pursuant to the ARI management agreement. In addition, the ARI Manager acknowledged that, as a result of the Second Merger, the AMTG management agreement will be assigned to ARI and, following the mergers, any management fees paid by ARI to the AMTG Manager pursuant to the AMTG management agreement will offset, and therefore reduce (but not below zero), ARI’s obligation to pay corresponding management fees to the ARI Manager under the ARI management agreement. Those management fee-related provisions will have the effect of reducing the aggregate amounts of management fees that otherwise would be payable to the ARI Manager and the AMTG Manager after the consummation of the mergers. If the mergers had been consummated on January 1, 2015, the aggregate amount of management fees that would have been payable for 2015 under the ARI management agreement and the AMTG management agreement would have been approximately $22.6 million, which represents a reduction of approximately $4.8 million from the aggregate amount of management fees actually paid for 2015 under the two management agreements.

Concurrently with the execution of the Merger Agreement, AMTG entered into the AMTG Manager letter agreement, pursuant to which the AMTG Manager agreed to perform such services and activities as may be necessary to enable AMTG to consummate the mergers and other transactions contemplated by the merger agreement.

LITIGATION RELATED TO THE MERGERS AND RELATED TRANSACTIONS

After the announcement of the execution of the merger agreement, two putative class action lawsuits challenging the proposed First Merger, captioned Aivasian v. Apollo Residential Mortgage, Inc., et al., No. 24-C-16-001532 and Wiener v. Apollo Residential Mortgage, Inc., et al., No. 24-C-16-001837 were filed in the Circuit Court for Baltimore City (or, the Court). A putative class and derivative lawsuit was later filed in the same Court captioned Crago v. Apollo Residential Mortgage, Inc., No. 24-C-16-002610. Following a hearing on May 6, 2016, the Court entered orders among other things, consolidating the three actions under the caption In Re Apollo Residential Mortgage, Inc. Shareholder Litigation, Case No.: 24-C-16-002610. The plaintiffs have designated the Crago complaint as the operative complaint. The operative complaint includes both direct and derivative claims, names as defendants AMTG, the AMTG Board, ARI, Merger Sub, Apollo and Athene and alleges, among other things, that the members of the AMTG Board breached their fiduciary duties to the AMTG stockholders and that the other corporate defendants aided and abetted such fiduciary breaches. The operative complaint further alleges, among other things, that the proposed First Merger involves inadequate consideration, was the result of an inadequate and conflicted sales process, and includes unreasonable deal protection devices that purportedly preclude competing offers. It also alleges that the transactions with Athene are unfair and that the registration statement on Form S-4 filed with the SEC on April 6, 2016 contains materially misleading disclosures and omits certain material information. The operative complaint seeks, among other things, certification of the proposed class, declaratory relief, preliminary and permanent injunctive relief, including enjoining or rescinding the First Merger, unspecified damages, and an award of other unspecified attorneys’ and other fees and costs. On May 6, 2016, counsel for the plaintiffs filed with the Court a stipulation seeking the appointment of interim co-lead counsel, which stipulation was approved by the court on June 9, 2016. The defendants believe that the claims asserted in the complaints are without merit and intend to vigorously defend the lawsuits.

PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Combined Financial Statements

as of March 31, 2016 and for the year ended December 31, 2015 and the three months ended March 31, 2016

The following unaudited pro forma combined balance sheet as of March 31, 2016 and the unaudited pro forma combined statement of income for the year ended December 31, 2015, and the three months ended March 31, 2016, are based on the historical financial statements of ARI and AMTG after giving effect to the mergers. The transaction will be completed using the acquisition method of accounting and adjustments described in the accompanying notes to the unaudited pro forma combined financial statements have been made as if the mergers had occurred as of March 31, 2016 for purposes of the pro forma combined balance sheet and as of January 1, 2015 for purposes of the pro forma combined statement of income.

The transaction has been accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification No. 805 (“ASC 805”), Business Combinations. Under the acquisition method of accounting, the total estimated purchase price of $593.6 million is allocated to the net assets acquired and liabilities assumed in connection with the mergers, based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price based on various preliminary estimates. The allocation of the estimated purchase price is preliminary pending finalization of those estimates and analyses. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

The unaudited pro forma combined financial statements are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable in the circumstances, as set forth in the notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements do not take into account any synergies or cost savings that may or are expected as a result of the mergers.

The unaudited pro forma combined financial statements are presented for informational purposes only and are not necessarily indicative of the future financial position or results of operations of the Combined Company or the combined financial position or the results of operations that would have been realized had the mergers been consummated during the period or as of the dates for which the unaudited pro forma combined financial statements are presented.

Certain reclassification adjustments have been made to the presentation of AMTG’s historical financial statements to conform them to the presentation followed by ARI. The unaudited pro forma combined financial statements should be read in conjunction with, and are qualified by reference to, our historical consolidated financial statements and notes thereto and those of AMTG, which are incorporated herein by reference.

Apollo Commercial Real Estate Finance, Inc.

Pro Forma Balance Sheet

March 31, 2016

	Historical ARI	Historical AMTG	Pro-forma Adjustments		ARI Pro- Forma
Assets:
Cash, and cash equivalent	$23,035	$99,129	$50,893	(A)	$173,057
Restricted cash	55,781	54,947	—		110,728
Securities, at estimated fair value	472,464	2,752,865	(1,126,720	)(B)	2,098,609
Securities, held-to-maturity	152,451	—	—		152,451
Commercial mortgage loans, held for investment, net	1,173,185	—	—		1,173,185
Securitized mortgage loans, at fair value	—	159,301	—		159,301
Subordinate loans, held for investment, net	930,401	—	—		930,401
Other investment securities, at fair value	—	159,917	(60,887	)(B)	99,030
Other investments	—	45,644	(8,116	)(C)	37,528
Investment in unconsolidated joint venture	23,728	—	—		23,728
Derivative instruments, at fair value	1,938	455	—		2,393
Investment related receivable	—	57	—		57
Interest receivable	23,495	8,143	—		31,638
Other assets	18	1,338	—		1,356

Total Assets	$2,856,496	$3,281,796	$(1,144,831)		$4,993,461

Liabilities and Stockholders’ Equity
Liabilities:
Borrowings under repurchase agreements	$1,083,665	$2,549,701	$(923,319	)(B)	$2,710,047
Convertible senior notes, net	248,617	—	—		248,617
Participations sold	116,952	—	—		116,952
Non-recourse securitized debt, at fair value	—	16,531	—		16,531
Derivative instruments, at fair value	—	18,580	—		18,580
Accounts payable and accrued expenses	8,562	9,875	19,721	(D)	38,158
Payable to related party	5,229	4,741	—		9,970
Dividends and dividend equivalents payable	36,421	19,217	—		55,638

Total Liabilities	1,499,446	2,618,645	(903,598)		3,214,493
Commitments and Contingencies
Stockholders’ Equity:
Series A preferred stock, 3,450,000 shares issued and outstanding ($86,250 aggregate liquidation preference)	35	—	—		35
Series B preferred stock, 8,000,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	80	—	—		80
Series C Preferred Stock, $0.01 par value, 6,900,000 shares issued and outstanding ($172,500 aggregate liquidation preference) (formerly AMTG Series A Preferred Stock)	—	69	—	(F)	69
Common stock, $0.01 par value	674	319	(185	)(E)	808
Additional paid-in-capital	1,409,489	789,573	(429,314	)(F)	1,769,748
Retained earnings (accumulated deficit)	(50,973)	(126,810)	188,266	(G)	10,483
Accumulated other comprehensive loss	(2,255)	—	—		(2,255)

Total Stockholders’ Equity	1,357,050	663,151	(241,233)		1,778,968

Total Liabilities and Stockholders’ Equity	$2,856,496	$3,281,796	$(1,144,831)		$4,993,461

The accompanying notes to the unaudited pro forma combined financial statements are an integral part of these statements.

Apollo Commercial Real Estate Finance, Inc.

Pro Forma Income Statement

Three Months ended March 31, 2016

	Historical ARI	Historical AMTG	Pro-forma Adjustments		ARI Pro- Forma
Net interest income:
Interest income from securities	$8,049	$28,577	$(16,355	)(A)	$20,271
Interest income from securities, held-to-maturity	2,896	—			2,896
Interest income from commercial mortgage loans	21,127	—			21,127
Interest income from securitized mortgage loans and mortgage loans	—	3,265			3,265
Interest income from subordinate loans	29,375	—			29,375
Other interest income	—	3,019	(805	)(A)	2,214
Interest expense	(14,642)	(8,681)	4,954	(A)	(18,369)

Net interest income	46,805	26,180	(12,206)		60,779
Operating expenses:
General and administrative expenses	(8,185)	(7,189)			(15,374)
Management fees to related party	(5,229)	(2,785)			(8,014)

Total operating expenses	(13,414)	(9,974)	—		(23,388)
Income from unconsolidated joint venture	68	—			68
Interest income from cash balances	2	—			2
Realized loss on sale of securities	—	296			296
Other than temporary impairments recognized	—	(695)	571	(A)	(124)
Unrealized gain (loss) on securities	(15,074)	3,681	9,917	(A)	(1,476)
Unrealized gain (loss) on securitized debt	—	2			2
Unrealized gain (loss) on securitized mortgage loans	—	(3,759)			(3,759)
Unrealized gain (loss) on other investment securities	—	(308)	903	(A)	595
Foreign currency gain (loss)	(4,474)	—			(4,474)
Gain (loss) on derivative instruments	4,703	(28,474)			(23,771)
Other, net	—	17			17

Net income	18,616	(13,034)	(815)		4,767

Preferred dividends	(5,815)	(3,450)			(9,265)

Net income available to common stockholders	$12,801	$(16,484)	$(815)		$(4,498)

Diluted net income per share of common stock—As Previously Reported	$0.18

Diluted net income per share of common stock—Pro Forma					$(0.06	)(B)

Apollo Commercial Real Estate Finance, Inc.

Pro Forma Income Statement

Year ended December 31, 2015

Historical ARI	Historical AMTG	Pro-forma Adjustments	ARI Pro- Forma
Net interest income:
Interest income from securities	$33,188	$137,238	$(76,009	)(A)	$94,417
Interest income from securities, held-to-maturity	12,054	—	12,054
Interest income from commercial mortgage loans	56,092	—	56,092
Interest income from securitized mortgage loans and mortgage loans	—	13,444	13,444
Interest income from subordinate loans	90,830	—	90,830
Other interest income	—	9,418	(2,535	)(A)	6,883
Interest expense	(48,861)	(32,358)	19,983	(A)	(61,236)

Net interest income	143,303	127,742	(58,561)	212,484
Operating expenses:
General and administrative expenses	(9,492)	(15,415)	(24,907)
Management fees to related party	(16,619)	(11,069)	(27,688)

Total operating expenses	(26,111)	(26,484)	—	(52,595)
Income from unconsolidated joint venture	3,464	—	3,464
Interest income from cash balances	1,239	—	1,239
Realized loss on sale of securities	(443)	17,100	16,657
Other than temporary impairments recognized	—	(12,089)	9,031	(A)	(3,058)
Unrealized gain (loss) on securities	(17,408)	(64,027)	44,167	(A)	(37,268)
Unrealized gain (loss) on securitized debt	—	1,031	1,031
Unrealized gain (loss) on securitized mortgage loans	—	(1,958)	(1,958)
Unrealized gain (loss) on other investment securities	—	(6,376)	2,823	(A)	(3,553)
Foreign currency gain (loss)	(4,894)	—	(4,894)
Gain (loss) on derivative instruments	4,106	(46,411)	(42,305)
Other, net	—	(123)	(123)

Net income	103,256	(11,595)	(2,539)	89,121

Preferred dividends	(11,884)	(13,800)	(25,684)

Net income available to common stockholders	$91,372	$(25,395)	$(2,539)	$63,437

Diluted net income per share of common stock—As Previously Reported	$1.54

Diluted net income per share of common stock—Pro Forma	$0.87	(B)

Combined Financial Statements

1. Description of Transaction

Merger Agreement. On February 26, 2016, ARI entered into the merger agreement with AMTG, and Merger Sub, pursuant to which ARI will acquire AMTG for an aggregate purchase price equal to 89.25% of AMTG’s book value as of the Pricing Date, plus the conversion in the Second Merger of $172.5 million of AMTG Series A Preferred Stock into an equal amount of ARI Series C Preferred Stock. The book value of AMTG, and therefore the actual purchase price payable, was determined as of July 22, 2016, the Pricing Date, and will be subject to adjustment under certain circumstances. Upon the closing of the First Merger, holders of AMTG common stock will receive a combination of cash and shares of ARI common stock. The aggregate number of shares of ARI common stock issuable under the merger agreement is limited to 13.4 million shares, and the remainder of the consideration will be paid in cash. In addition, upon the closing of the Second Merger, each share of AMTG Series A Preferred Stock will be converted into one share of ARI Series C Preferred Stock.

The merger agreement and related transactions were approved by all of the members of the ARI Board (with the exception of Mark C. Biderman, who recused himself from deliberations relating to the mergers). Consummation of the mergers and other transactions contemplated by the merger agreement is subject to the satisfaction of customary closing conditions, including the registration and listing of the shares of ARI common stock and ARI Series C Preferred Stock that will be issued in the mergers and the approval and adoption of the First Merger and the other transactions contemplated by the merger agreement by the holders of a majority of the shares of AMTG common stock entitled to vote on the transaction, including a majority of the votes entitled to be cast by persons unaffiliated with Apollo. ARI stockholder approval will not be required in connection with the transaction.

Arrangements with Athene. In connection with the transactions contemplated by the merger agreement, on February 26, 2016 ARI entered into certain agreements with certain subsidiaries of Athene. These agreements are (i) a bridge loan commitment from Athene USA, pursuant to which Athene has committed to provide ARI with a term loan in an aggregate amount of up to $200.0 million to consummate the mergers, (ii) an asset purchase agreement which provides that, promptly following the closing of the First Merger, ARI will sell to Athene up to approximately $1.2 billion (subject to increase or decrease in certain circumstances) of primarily non-Agency residential mortgage backed securities at a price set (based on a pre-agreed methodology) as of the Pricing Date, and (iii) a stock purchase agreement, under which Athene USA has committed to purchase, during a specified period of time following the closing of the mergers, up to $20.0 million (subject to reduction in certain circumstances) of ARI common stock in the open market at the then-current market price if the quoted price of a share of ARI common stock on the NYSE at any time during such period is less than $16.75 (which is the value per share at which ARI common stock is to be issued to holders of AMTG common stock in the First Merger).

Letter Agreement with the ARI Manager. Concurrently with the execution of the merger agreement, ARI entered into the ARI Manager letter agreement, pursuant to which the ARI Manager has agreed to perform such services and activities as may be necessary to enable ARI to consummate the mergers. In consideration of the services provided and to be provided to ARI by the ARI Manager in connection with the mergers and the process leading to the mergers, ARI agreed to pay the ARI Manager an aggregate amount of up to $0.5 million, in monthly installments of $0.15 million payable on the first of each calendar month between the execution of the merger agreement and the closing of the mergers. Upon consummation of the mergers, an additional amount (based on an agreed formula) will be added to Stockholders’ Equity (as defined in the ARI Management Agreement) for purposes of calculating the amount of the management fee payable to the ARI Manager under the ARI Management Agreement. In addition, the ARI Manager acknowledged that, as a result of the mergers, the ARI Management Agreement will be assigned to ARI and, following the mergers, any management fees paid by ARI to ARM Manager, LLC pursuant to the AMTG Management Agreement will offset, and therefore reduce (but not below zero), ARI’s obligation to pay corresponding management fees to the ARI Manager.

2. Preliminary Estimate of Sources

ARI expects to fund the acquisition of AMTG with a combination of cash and ARI common stock, estimated to be $437.8 million, and the issuance of ARI Series C Preferred Stock in exchange for the outstanding AMTG Series A Preferred Stock with an estimated fair value of $155.7 million and a liquidation value of $172.5 million. In addition, ARI expects to incur additional transaction costs aggregating $19.7 million. A preliminary estimate of the sources for the purchase price is as follows (amounts in thousands, except shares and share price):

Issuance of 13,400,000 shares of ARI common stock, at an offering price of $16.75	$224,450
Borrowings under committed bridge facility	200,000
Assumption of AMTG Series A Preferred Stock	155,733
Cash	13,396

Total Sources	$593,579

The table above assumes an equity issuance of $224.4 million to finance a portion of the purchase price. Cash proceeds will vary based on the book value of AMTG as of the pricing date. Alternatively, the additional financing sources may include a combination of new debt or equity securities and/or borrowings under existing credit facilities, asset sales, and cash on hand dependent on a number of factors, including the market conditions at closing, strategic alternatives, and ARI’s liquidity position and outlook.

3. Fair value of assets acquired, liabilities assumed, and calculation of goodwill

Under the acquisition method of accounting, the total purchase price has been allocated for the accompanying pro forma financial statements based on a preliminary valuation of AMTG’s tangible and intangible assets and liabilities as if the transaction occurred as of March 31, 2016, is summarized as follows (amounts in thousands):

Assets Acquired
Cash	$99,129
Restricted Cash	54,947
Securities	2,752,865
Securitized mortgage loans	159,301
Other investment securities	159,917
Other investments	37,528
Derivative instruments	455
Investment related receivable	57
Interest receivable	8,143
Other assets	1,338

Liabilities Assumed
Borrowings under repurchase agreements	(2,549,701)
Non-recourse securitized debt	(16,531)
Derivative instruments	(18,580)
Accounts payable and accrued expenses	(9,875)
Payable to related party	(4,741)
Dividends payable	(19,217)

Net assets acquired	$655,035

Bargain purchase gain represents the excess of the fair value of the underlying net assets acquired and liabilities assumed over the purchase price. This determination of bargain purchase gain is preliminary, and is subject to change when the evaluation is complete. A preliminary determination of the bargain purchase gain is as follows (amounts in thousands):

Total purchase price	$593,579
Preliminary estimate of the fair value of the net assets acquired	(655,035)

Bargain purchase gain	$61,456

4. Pro Forma Adjustments

The accompanying unaudited pro forma combined financial statements have been prepared as if the acquisition had occurred as of December 31, 2015 for balance sheet purposes and as of January 1, 2015 for income statement purposes and reflect the following pro forma adjustments (amounts in thousands):

Pro Forma Combined Balance Sheet as of March 31, 2016:

(A) Adjustment represents the impact on cash from the sale of primarily non-Agency Residential Mortgage Backed Securities (assumed to be approximately $1.188 billion as of March 31, 2016) to Athene (net of the repayment of related repurchase agreements (assumed to be approximately $923 million as of March 31, 2016)) as well as the cash consideration paid to the stockholders of AMTG.

(B) Adjustment represents the sale of primarily non-Agency Residential Mortgage Backed Securities (assumed to be approximately $1.188 billion as of March 31, 2016) to Athene and the related repayment of repurchase agreements (assumed to be approximately $923 million as of March 31, 2016) and $200 million of debt financing from Athene.

(C) Adjustment to reflect the estimated fair value of the investments classified as other investments that ARI is acquiring.

(D) Represents the estimated additional remaining total third party costs, such as merger and acquisition fees, as well as legal, accounting, and other third party due diligence costs. All such costs are required to be expensed immediately in the income statement under ASC 805. However, note that such amounts have not been reflected in the pro forma combined statement of income for the year ended December 31, 2015 and three months ended March 31, 2016 as they do not have a recurring impact on net income.

(E) Adjustment represents the issuance, at par value, of 13,400,000 shares of ARI common stock in exchange for the retirement, at par value, of 31,882,788 shares of AMTG common stock.

(F) Adjustment represents the elimination of AMTG’s additional paid-in-capital balance of $789.6 million, the fair value adjustment of $16.8 million for the AMTG preferred stock and the issuance of 13,400,000 shares of ARI common stock at $16.75 as well as a reduction in capital of $19.7 million for additional expenses related to the transaction per (D) above.

(G) Adjustment represents the elimination of AMTG accumulated deficit of $126.8 million, the fair value adjustments of $(8.1) million related to other investments and $16.8 million related to the AMTG preferred stock as well as the bargain purchase gain of $33.0 million.

Pro Forma Income Statement for the Year Ended March 31, 2016:

(A) Adjustment represents the elimination of revenues, gains and losses related to securities sold to Athene and the expenses related to the corresponding repurchase agreements.

(B) Represents the pro forma combined earnings per share of ARI common stock, including the impact of the 13,400,000 shares of ARI common stock assumed to be issued per Note 2 to the unaudited pro forma combined financial statements.

Pro Forma Income Statement for the Year Ended December 31, 2015:

(A) Adjustment represents the elimination of revenues, gains and losses related to securities sold to Athene and the expenses related to the corresponding repurchase agreements.

(B) Represents the pro forma combined earnings per share of ARI common stock, including the impact of the 13,400,000 shares of ARI common stock assumed to be issued per Note 2 to the unaudited pro forma combined financial statements.

MANAGEMENT AND BOARD OF COMBINED COMPANY

The members of the ARI Board immediately prior to the effective time of the Second Merger will serve as the board of directors of the Combined Company following the mergers, with Jeffrey M. Gault continuing to serve as the Chairman.

The executive officers of ARI immediately prior to the effective time of the Second Merger will serve as the executive officers of the Combined Company, with Stuart A. Rothstein continuing to serve as President and Chief Executive Officer.

Biographical Information about Officers and Directors

Biographical information concerning the directors and executive officers (some of whom are also directors) expected to serve as officers and directors of the Combined Company following the completion of the mergers is set forth below.

Jeffrey M. Gault, 70, has served as the Chairman of the ARI Board since December 2014. Mr. Gault currently serves as the chairman of the board of Americold Logistics, LLC. Previously, Mr. Gault was president and chief executive officer of Americold Logistics from 2012 to 2014. Prior to joining Americold Logistics, during the years 2005 to 2011, Mr. Gault was President of KB Urban, a division of KB Home (NYSE: KBH), general partner of LandCap Partners, an affiliate of Whitehall Funds, and manager of an affiliate of Westbrook Partners. Prior to that, Mr. Gault served as chief operating officer of Empire Land from 2000 to 2005, general partner of the Pritzker Family affiliated partnerships from 1995 to 2000, general partner of Sun America Realty Partners, an affiliate of Sun America Incorporated from 1990 to 1995, executive vice president and director of real estate at Home Savings of America & H.F. Ahmanson & Company from 1985 to 1990, and partner at Kennard, Dalahousie and Gault from 1971 to 1985. From mid-2014 through May 2016, Mr. Gault served as a non-management director of Classic Party Rentals, a portfolio company of a fund managed by an affiliate of Apollo, and since June 2016, he has been a director and the interim chief executive officer of Classic Party Rentals. Mr. Gault currently serves as an independent director of Great Wolf Resorts Inc. He was a director of Morgan’s Hotel Group Co. (NASDAQ: MHGC) from 2007 to 2011 and chairman of the Fisher Center Policy Advisory Board at the University of California at Berkeley from 2005 to 2011. Mr. Gault received a Bachelor degree in Architecture from the University of California at Berkeley and a Master of Environmental Design from Yale University. Mr. Gault was selected to serve on the board of the Combined Company because of his extensive knowledge about the real estate industry, construction finance and logistics, and his experience in a variety of executive, senior leadership and director roles.

Mark C. Biderman, 70, has been on the ARI Board since November 2010. Since its initial public offering in July 2011, Mr. Biderman has also served on the AMTG Board. Since February 2011, Mr. Biderman had served as a member of the board of directors of Atlas Energy G.P., LLC, General Partner of Atlas Energy, L.P., an energy-focused master limited partnership. In February of 2015, Atlas Energy G.P., LLC completed a merger with a subsidiary of Targa Resources Group (NYSE: TRGP), forming a new public company. Mr. Biderman then ceased being a director of Atlas Energy G.P., LLC and became a director of Atlas Energy Group, LLC (NYSE: ATLS). Since August 2010, Mr. Biderman has been a member of the Board of Directors of the Full Circle Capital Corporation (NASDAQ: FULL), an externally managed business development company. Mr. Biderman served as a member of the Board of Directors of Atlas Energy, Inc., an independent natural gas producer that also owned an interest in an energy services provider, from July 2009 through February 2011. Since January 2009, Mr. Biderman has been a consultant focused on the financial services sector. Mr. Biderman served as Vice Chairman of National Financial Partners Corp. (NYSE: NFP), a benefits, insurance and wealth management services firm, from September 2008 through December 2008. From November 1999 until September 2008, he served as NFP’s Executive Vice President and Chief Financial Officer. From 1987 to 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets, or CIBC, an investment banking firm, and its predecessor, Oppenheimer & Co., Inc. Prior to investment banking, he was an equity research analyst covering the commercial banking industry. Mr. Biderman was on the “Institutional Investor” All American Research Team from 1973 to 1985 and was First Team Bank Analyst in 1974 and 1976. Mr. Biderman chaired the due diligence committee at CIBC and served on the commitment and credit committees. He serves on the Board of Governors and as Treasurer of Hebrew Union College-Jewish Institute of

Religion, on the Board of Trustees of Congregation Rodeph Sholom, and as Chairman of the Board of Directors of Center for Jewish Life Princeton University—Hillel. Mr. Biderman is a Chartered Financial Analyst. Mr. Biderman received a BSE degree, with high honors, in chemical engineering from Princeton University and an MBA from the Harvard Graduate School of Business Administration. Mr. Biderman qualifies as an “audit committee financial expert” under the guidelines of the Securities and Exchange Commission. Mr. Biderman was selected to serve as a director on the Combined Company’s board of directors because of his business acumen and valuable operational experience.

Robert A. Kasdin, 58, has been one of ARI’s directors since April 2014. Mr. Kasdin has served as senior vice president and chief operating officer of Johns Hopkins Medicine since July 2015. Prior to joining Johns Hopkins Medicine, he served as senior executive vice president of Columbia University from September 2002 to June 2015. Prior to joining Columbia University, he served as the executive vice president and chief financial officer of the University of Michigan from 1997 to 2002. Before his service at the University of Michigan, he was the treasurer and chief investment officer for the Metropolitan Museum of Art in New York City from 1993 to 1997, and, from 1988 to 1992, served as vice president and general counsel for Princeton University Investment Company. He began his career as a corporate attorney at Davis Polk & Wardwell LLP. Mr. Kasdin served on the Board of Directors of Noranda Aluminum Holding Corporation (NYSE: NOR) an Apollo affiliate, from February 2008 to March 2014 and the Harbor Funds since January 2014. Mr. Kasdin is also a trustee of the National September 11 Memorial & Museum and is a member of the Council on Foreign Relations. Mr. Kasdin earned his A.B. from Princeton University and his J.D. from Harvard Law School. Mr. Kasdin was selected to serve on the Combined Company’s board of directors based on his legal experience as well as his leadership, financial, investment and management experience with large, complex institutions, including construction projects and major real estate development on behalf of those institutions, which brings an important perspective to ARI’s strategic planning.

Eric L. Press, 50, has been one of ARI’s directors since June 2009. He is also a Vice President of the ARI Manager and a member of the ARI Manager’s Investment Committee. Mr. Press has been a Senior Partner-Private Equity of Apollo since November 1998. Mr. Press joined Apollo in 1998. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group, a management consulting firm focused on corporate strategy. Mr. Press serves on the boards of directors of Caesar’s Entertainment Corporation (NASD: CZR) (January 2008 to present), Princimar Chemical Holdings, LLC and affiliated entities (December 2013 to present) and Verso Paper Corp. (NYSE: VRS) (December 2008 to present). Previously, he served on the boards of directors of Affinion Group Holdings, Inc. and its subsidiary Affinion Group Inc. (October 2005 to November 2015); Noranda Alumnium Holding Corporation (NYSE: NOR) (March 2007 to May 2015); Athene Holding Ltd. (July 2009 to February 2014); Athene Asset Management, L.P. (July 2009 to February 2014); Innkeepers USA (June 2007 to April 2010), Metals USA Holdings Corp. (November 2005 to April 2013); Quality Distribution, Inc. (NASD: QLTY) (May 2004 to May 2008); Wyndham International, Inc. (May 2005 to August 2005); and AEP Industries Inc. (NASD: AEPI) (June 2004 to February 2005). Mr. Press graduated magna cum laude from Harvard College with an AB in Economics and a JD from Yale Law School, where he was a Senior Editor of the Yale Law Review. Mr. Press was selected to serve on the Combined Company’s board of directors because of his acute business judgment and his extensive experience serving on the boards of and advising publicly traded companies.

Scott S. Prince, 53, has been one of ARI’s directors since November 2013. Since 2015, Mr. Prince has been a Co-Founder of GPS Investment Partners and Vice Chairman of Chiron Investment Management. He is also currently a Partner of Maxim Capital Group, a real estate investment and lending platform where he is a Member of the Board and Chairman of the Risk Committee. In 2012, Mr. Prince co-founded Lake Success Rentals which in partnership with Tricon Capital Group has purchased over 7,000 distressed single family residences and created one of the largest single family rental businesses in the United States. Mr. Prince was formerly Co-Managing Partner of Skybridge Capital from 2007 until January 2012. Prior to Skybridge, Mr. Prince was a Partner at Eton Park Capital Management from launch in 2004 until 2007, heading global trading and the fund’s derivatives business. Mr. Prince was Co-head of Equities Trading and Global Equity Derivatives at Goldman Sachs through 2004, named a Goldman Sachs Partner in 1998, and served on the firm’s Finance Committee, Equity Division’s Risk and Operating Committees. He was a Director of the International Securities Exchange from 2002 to 2004. He is currently an Executive Board Member of the Wharton School, and is a Board Member of the Hope and Heroes Pediatric Cancer Foundation. He received an MBA from the University of Chicago and a BS in Economics from the Wharton School of the University of Pennsylvania. Mr. Prince was selected to serve as a director on the board of directors of the Combined Company because of his significant finance and capital markets expertise.

Stuart A. Rothstein, 50, is President and Chief Executive Officer of ARI and one of ARI’s directors. From September 2009 through April 1, 2013, Mr. Rothstein also served as ARI’s Chief Financial Officer, Treasurer and Secretary. He is also the Vice President of, and a member of, the Investment Committee of the ARI Manager. Since 2009, Mr. Rothstein has been a partner and the Chief Operating Officer-Real Estate of Apollo. Mr. Rothstein is responsible for managing the day-to-day operations of the group as well as strategic planning and new business development. Since its initial public offering in July 2011 through January 1, 2014, Mr. Rothstein served as the Chief Financial Officer, Treasurer and Secretary of AMTG. Prior to joining Apollo in 2009, Mr. Rothstein was a Co-Managing Partner of Four Corners Properties, a privately held real estate investment company. Previously, he served as a Director of KKR Financial Advisors, LLC, overseeing all investments in commercial real estate and a Director at RBC Capital Markets, responsible for the West Coast Real Estate Investment Banking practice. Prior to RBC, Mr. Rothstein was an Executive Vice President and Chief Financial Officer of the Related Capital Company, also serving as Chief Financial Officer for three publicly traded companies—Centerline Holding Company (formerly CharterMac), American Mortgage Acceptance Company and Aegis Realty Inc. Mr. Rothstein began his career at Spieker Properties Inc., an office REIT subsequently acquired by Equity Office Properties, and held various senior finance positions prior to being named Chief Financial Officer in 1999. Mr. Rothstein graduated from the Pennsylvania State University with a BS in Accounting and received an MBA from the Stanford University Graduate School of Business. He is a member of Pennsylvania State University’s Smeal College of Business Real Estate Advisory Board. Mr. Rothstein was selected to serve on the Combined Company’s board of directors because of the strategic leadership and business judgment he has demonstrated in his role as ARI’s President and Chief Executive Officer, and previously as ARI’s Chief Financial Officer, and his extensive managerial and executive experience.

Michael E. Salvati, 64, has been one of ARI’s directors since September 2009. Since December 2000, Mr. Salvati has been President at Oakridge Consulting, Inc., which provides interim management, management consulting and corporate advisory services to companies ranging in size from start-ups to multinational corporations. From February 2004 to May 2004, Mr. Salvati served as Chief Financial Officer of AMI Semiconductor, Inc. From September 1998 to February 2000, Mr. Salvati was Executive Vice President—Chief Operating Officer of National Financial Partners Corp. (NYSE: NFP), an Apollo affiliated venture focusing on the consolidation of small financial services firms that service high net worth individuals. From June 1996 to June 1998, he was Chief Financial Officer of Culligan Water Technologies, Inc., an affiliate of Apollo, where he oversaw the completion of nearly 50 acquisitions over a period of 18 months. Mr. Salvati was a partner at KPMG LLP from 1990 to 1996. Mr. Salvati is a Certified Public Accountant and member of the American Institute of Certified Public Accountants, Illinois CPA Society. He has served as a member of the board of directors of Global Power Equipment Group, Inc. (OTC: GLPW) since August 2011, and he is currently a member of the audit committee. He also serves as a member of MidCap FinCo Holdings, Limited, and MidCap FinCo Limited (affiliates of Apollo) where he is a member of the audit committee. Mr. Salvati’s previous board memberships include Things Remembered, Inc., Lazydays, Inc., NCH Nu World Marketing, Ltd., Coho Energy, Inc. (OTC: COHIQ), Prime Succession, Inc., and Castle Holdco 4, Ltd., an Apollo affiliate. Mr. Salvati received a BS in microbiology and a MS in accounting from the University of Illinois at Champaign-Urbana. Mr. Salvati qualifies as an “audit committee financial expert” under the guidelines of the SEC. Mr. Salvati was selected to serve as a director on the Combined Company’s board of directors due to his strong background in public accounting and auditing.

Jai Agarwal, 41, is the Chief Financial Officer, Treasurer and Secretary of ARI. Prior to joining ARI, he served from 2014 until May 2016 as the chief financial officer and treasurer of CM Finance Inc. (Nasdaq: CMFN). Prior to CM Finance, Mr. Agarwal was a senior vice president in Blackstone’s real estate finance group from 2012 to 2014 and director of finance and accounting from 2008 through 2012 at Capital Trust, the predecessor to Blackstone Mortgage Trust (NYSE: BXMT). Prior to that, from 2000 until 2007, Mr. Agarwal held positions in finance and investments at iStar Inc. (NYSE: STAR). He holds a Bachelor of Science from University of Mumbai and is a Certified Public Accountant.

CERTAIN BENEFICIAL OWNERS OF AMTG COMMON STOCK & AMTG SERIES A PREFERRED STOCK

The following table sets forth information as of the Record Date regarding the beneficial ownership of AMTG common stock by (i) each person known to AMTG to be the beneficial owner of 5% or more of the outstanding AMTG common stock, (ii) AMTG’s named executive officers, (iii) AMTG’s directors and (iv) all of AMTG’s directors and executive officers as a group. In addition, the following table sets forth information as of the Record Date regarding the beneficial ownership of AMTG Series A Preferred Stock by (i) each person known to AMTG to be the beneficial owner of 5% or more of the outstanding AMTG Series A Preferred Stock, (ii) AMTG’s named executive officers, (iii) AMTG’s directors and (iv) all of AMTG’s directors and executive officers as a group. Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights. The percentages below are based on 31,895,226 shares of AMTG’s common stock outstanding as of the Record Date and 6,900,000 shares of AMTG Series A Preferred Stock outstanding as of the Record Date.

	Common Stock Beneficially Owned			Series A Preferred Stock Beneficially Owned
Name and Business Address(1)	Common Stock	Total	Percent of Class	Series A Preferred Stock	Total	Percent of Class
Directors and Officers
Michael A. Commaroto(2)(3)	247,332	247,332	*	—	—	*
Teresa D. Covello(2)(3)(4)	27,559	27,559	*	—	—	*
Gregory W. Hunt(4)	—	—	—	—	—	—
Frederick N. Khedouri(2)(3)	22,259	22,259	*	—	—	*
Mark C. Biderman(2)(5)	32,784	32,784	*	—	—	*
Thomas D. Christopoul(2)(5)	27,407	27,407	*	—	—	*
James E. Galowski(6)	6,831	6,831	*	—	—	*
Frederick J. Kleisner(2)(5)	44,007	44,007	*	—	—	*
Hope S. Taitz(2)(5)	27,407	27,407	*	—	—	*

All directors and executive officers as a group (8 persons)(3)(4)(5)	408,027	408,027	1.28%	—	—	*

5% or Greater Beneficial Owners
Black Rock, Inc.(7)	2,762,776	2,762,776	8.66%	—	—	*
International Value Advisers, LLC(8)	—	—	*	621,947	621,947	9.01%
Morgan Stanley(9)	1,664,750	1,664,750	5.22%	—	—	*

*	Represents less than 1% of issued and outstanding shares.
(1)	The business address of each director and named executive officer is c/o Apollo Residential Mortgage, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)	Each director and named executive officer has sole voting and investment power with respect to these shares.
(3)	Includes restricted stock units granted under the 2011 Equity Incentive Plan as follows:

(a)	Mr. Commaroto—94,900 restricted stock units; (b) Ms. Covello—14,103 restricted stock units all of which were fully vested at the Record Date; and (c) Mr. Khedouri—4,151 restricted stock units. The vesting of all such unvested restricted stock units will accelerate immediately prior to the effective time of the First Merger.

(4)	Teresa D. Covello resigned as AMTG’s Chief Financial Officer, Treasurer and Secretary effective March 15, 2016 and was succeeded on that date in these positions by Gregory W. Hunt.
(5)	As of the Record Date, includes unvested shares of restricted AMTG common stock granted to AMTG’s directors pursuant to the AMTG 2011 Equity Incentive Plan as follows:

(a)	Mr. Biderman—8,673 shares of restricted AMTG common stock; (b) Mr. Christopoul—8,673 shares of restricted AMTG common stock;

(c)	Mr. Kleisner—8,673 shares of restricted AMTG common stock; and (d) Ms. Taitz—8,673 shares of restricted AMTG common stock. The vesting of all unvested shares of restricted AMTG common stock will accelerate immediately prior to the effective time of the First Merger.

(6)	Mr. Galowski holds 6,181 shares jointly with his spouse.
(7)	Based on the information provided in a Schedule 13G/A filed with the SEC on January 25, 2016, BlackRock, Inc. reported sole voting power with respect to 2,688,164 shares of AMTG Common Stock beneficially owned by it and sole dispositive power with respect to 2,762,776 shares of AMTG Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of AMTG Common Stock of 8.7%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G/A. BlackRock, Inc.’s address is 55 East 52nd Street, New York, New York 10055.
(8)	Based on the information provided in a Schedule 13G/A filed with the SEC on February 12, 2016, International Value Advisers, LLC reported sole voting power with respect to 699,700 shares of AMTG Series A Preferred Stock beneficially owned by it and sole dispositive power with respect to 747,125 shares of AMTG Series A Preferred Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of AMTG Series A Preferred Stock of 10.83%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G/A. International Value Advisers, LLC’s address is 717 Fifth Avenue, New York, New York 10022.
(9)	Based on the information provided in a Schedule 13G/A filed with the SEC on April 4, 2016, Morgan Stanley reported sole voting power with respect to 1,433,075 of AMTG Common Stock beneficially owned by it, shared voting power with respect to 227,428 shares of AMTG Common Stock beneficially owned by it and shared dispositive power with respect to 1,664,750 shares of AMTG Common Stock beneficially owned by it. The Schedule 13G/A reports a beneficial ownership percentage of shares of AMTG Common Stock of 5.2%, which does not include any shares acquired or sold since such percentage was calculated for the purposes of the Schedule 13G/A. Morgan Stanley’s address is 1585 Broadway, New York, New York 10036.

CERTAIN OTHER BENEFICIAL OWNERS OF AMTG COMMON STOCK & AMTG SERIES A PREFERRED STOCK

Other than as set forth in the following table, as of the Record Date, the Apollo Participants, ARI, and their respective directors, executive officers and controlling persons, as applicable, did not beneficially own any shares of AMTG common stock or AMTG Series A Preferred Stock. The number and percentage of AMTG common stock and AMTG Series A Preferred Stock beneficially owned is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose.

	AMTG Stock Beneficially Owned
Name and Business Address(1)(2)	Common Stock	Percent of Class	Series A Preferred Stock	Percent of Class
Stuart A. Rothstein(3)	11,361	*	—	—
Mark C. Biderman(3)(4)	32,784	*	—	—
Michael E. Salvati(3)	10,300	*	—	—
ARM Manager, LLC	18,750	*	—	—

*	Represents less than 1% of issued and outstanding shares of AMTG common stock.
(1)	The business address of each director and named executive officer of ARI is c/o Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)	The business address of the Apollo Participants and each of their respective directors, executive officer and controlling persons is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019.
(3)	Each director and named executive officer has sole voting and investment power with respect to these shares.
(4)	As of the Record Date, includes 8,673 unvested shares of restricted AMTG common stock granted to Mark C. Biderman pursuant to the AMTG 2011 Equity Incentive Plan.

DESCRIPTION OF ARI COMMON STOCK

The following summary of the material terms of the ARI common stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to ARI’s charter and bylaws, copies of which are filed as exhibits to ARI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 233. For a summary description of Maryland law and ARI’s charter and bylaws, see “Description of Certain Provisions of the Maryland General Corporation Law and ARI’s Charter and Bylaws” beginning on page 221.

Common Stock

Shares of ARI common stock offered as merger consideration in connection with the First Merger will be duly authorized, and when issued upon the effective time of the First Merger, will be validly issued, fully paid and nonassessable. Subject to the preferential rights of holders of ARI’s Series A, Series B and Series C Preferred Stock and any other class or series of ARI stock that may be issued in the future and to the provisions of the ARI charter regarding the restrictions on ownership and transfer of ARI stock, holders of outstanding shares of ARI common stock are entitled to receive dividends on such shares of common stock out of assets legally available for such purposes if, as and when authorized by the ARI Board and declared by ARI, and the holders of outstanding shares of ARI common stock are entitled to share ratably in ARI’s assets legally available for distribution to ARI common stockholders in the event of ARI’s liquidation, dissolution or winding up after payment of or adequate provision for all of ARI’s known debts and liabilities.

The shares of ARI common stock that will be issued in connection with the First Merger will be issued by ARI and do not represent any interest in or obligation of the ARI Manager, Apollo or any of their affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the Federal Deposit Insurance Company, any other governmental agency or any insurance company.

Subject to the provisions of the ARI charter regarding the restrictions on ownership and transfer of ARI common stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of ARI common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of shares of ARI common stock will possess the exclusive voting power. A plurality of the votes cast in the election of directors is sufficient to elect a director and there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock are entitled to elect all of the directors then standing for election (other than any directors elected solely by the holders of any other classes and series of ARI stock), and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of ARI common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of ARI. Subject to the provisions of the ARI charter regarding the restrictions on ownership and transfer of ARI stock, shares of ARI common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally may not dissolve, amend its charter, merge or consolidate with or convert into another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Subject to the voting rights of holders of any other class or series of ARI stock, including ARI Series A, Series B, and Series C Preferred Stock, the ARI charter provides that these actions (other than certain amendments to the provisions of the ARI charter related to the removal of directors and the restrictions on ownership and transfer of

ARI stock, and the vote required to amend such provisions, which must be approved by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the amendment) may be approved by a majority of all of the votes entitled to be cast on the matter.

Power to Reclassify ARI’s Unissued Shares of Stock

The ARI charter authorizes the ARI Board to classify and reclassify from time to time any unissued shares of ARI common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or distributions upon liquidation over the ARI common stock, and authorizes ARI to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, the ARI Board is required by Maryland law and by the ARI charter to set, subject to the provisions of the ARI charter regarding the restrictions on ownership and transfer of ARI stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Subject to the rights of holders of any other class or series of ARI stock, including ARI Series A, Series B and Series C Preferred Stock, the ARI Board may take these actions without stockholder approval unless stockholder approval is required by applicable law or the rules of any stock exchange or automatic quotation system on which ARI securities are listed or traded. Therefore, the ARI Board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of ARI common stock or otherwise be in the best interest of ARI stockholders.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Shares of Common and Preferred Stock

A majority of the entire ARI Board has the power, without any action by ARI’s stockholders, to amend the ARI charter to increase or decrease the number of authorized shares of stock of ARI. The ARI Board also has the power to authorize ARI to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize ARI to issue such classified or reclassified shares of stock. The additional classes or series, as well as the additional shares of ARI common stock, will be available for issuance without further action by ARI’s common stockholders, unless such approval is required by applicable law or the rules of any stock exchange or automated quotation system on which ARI securities may be listed or traded.

Transfer Agent and Registrar

The transfer agent and registrar for ARI common stock is Wells Fargo Bank, N.A.

DESCRIPTION OF THE ARI SERIES C PREFERRED STOCK

The following description of certain terms and provisions of the ARI Series C Preferred Stock contained in this proxy statement/prospectus does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to, ARI’s charter, including the Articles Supplementary setting forth the terms of the ARI Series C Preferred Stock, ARI’s bylaws and Maryland law. Copies of ARI’s charter and bylaws are filed as exhibits to ARI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 233. For a summary description of Maryland law and ARI’s charter and bylaws, see “Description of Certain Provisions of the Maryland General Corporation Law and ARI’s Charter and Bylaws” beginning on page 221. A copy of the Articles Supplementary is filed as Annex I to this proxy statement/prospectus.

For purposes of this section, references to “ARI” refers only to Apollo Commercial Real Estate Finance, Inc., a Maryland corporation, through the effective time of the Second Merger, and to the Combined Company, from and after the effective time of the Second Merger.

General

ARI’s charter provides that it may issue up to 50,000,000 shares of preferred stock, $0.01 par value per share. ARI’s charter authorizes a majority of the entire ARI Board, without any action by ARI’s stockholders, to amend ARI’s charter to increase or decrease the number of authorized shares of any class or series without stockholder approval.

Subject to the limitations prescribed by ARI’s charter, the ARI Board is authorized to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by the ARI Board. Prior to issuance of shares of each class or series of preferred stock, the ARI Board is required by the MGCL and ARI’s charter to fix the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

Prior to the effective time of the First Merger, the ARI Board will classify certain of ARI’s authorized shares of preferred stock as shares of ARI Series C Preferred Stock and authorize the issuance thereof, and ARI will file the articles supplementary, setting forth the terms of the ARI Series C Preferred Stock, with the State Department of Assessments and Taxation of Maryland. When issued in the Second Merger, the ARI Series C Preferred Stock will be validly issued, fully paid and nonassessable. The holders of ARI Series C Preferred Stock will have no preemptive rights with respect to any shares of ARI’s stock or any of ARI’s other securities convertible into or carrying rights or options to purchase any shares of ARI’s stock.

The ARI Series C Preferred Stock will not be subject to any sinking fund and ARI will have no obligation to redeem or retire the ARI Series C Preferred Stock. Unless converted by a holder in connection with a Change of Control (as defined below) or redeemed by ARI, the ARI Series C Preferred Stock will have a perpetual term, with no maturity.

ARI may in the future issue additional shares of ARI Series C Preferred Stock without the consent of the ARI Series C Preferred Stock. Any additional shares of ARI Series C Preferred Stock will have the same terms as the shares of ARI Series C Preferred Stock to be issued in the Second Merger. Any additional shares of ARI Series C Preferred Stock will, together with the shares of ARI Series C Preferred Stock, constitute a single class of securities.

Ranking

The ARI Series C Preferred Stock will rank senior to the Junior Stock (as defined below), including shares of ARI common stock, and on parity with any other Parity Stock (as defined below). While any shares of ARI Series C Preferred Stock are outstanding, ARI may not authorize or create, or increase the authorized number of shares of, any class or series of stock that ranks senior to the ARI Series C Preferred Stock with respect to the payment of dividends or amounts upon ARI’s liquidation, dissolution or winding up without the affirmative vote of two-thirds of the votes entitled to be cast by holders of outstanding shares of ARI Series C Preferred Stock, voting together as a single class with the holders of any other class or series of Parity Stock upon which like voting rights have been conferred and are exercisable. However, ARI may, among other things, create additional classes or series of stock, amend ARI’s charter to increase the authorized number of shares of common or preferred stock or create or issue shares of a class or series of preferred stock ranking on parity with, or junior to, the ARI Series C Preferred Stock with respect, in each case, to the payment of dividends and amounts upon ARI’s liquidation, dissolution or winding up, or Parity Stock, without the consent of any holder of ARI Series C Preferred Stock. See “—Voting Rights” below for a discussion of the voting rights applicable if ARI seeks to create any class or series of preferred stock senior to the ARI Series C Preferred Stock.

Dividends

Holders of ARI Series C Preferred Stock will be entitled to receive, when, as and if authorized by the ARI Board and declared by ARI, out of funds legally available for payment of distributions, cumulative cash dividends at the rate of 8.00% per annum per share of its liquidation preference (equivalent to $2.00 per annum per share of ARI Series C Preferred Stock).

Dividends on each share of ARI Series C Preferred Stock issued in the Second Merger will be cumulative from the date on which the most recent dividend was paid in respect of the AMTG Series A Preferred Stock and are payable quarterly in arrears on or about the last day of each January, April, July and October, commencing on the first calendar quarter end following the effectiveness of the Second Merger at the then applicable annual rate; provided, however, that if any dividend payment date falls on any day other than a business day, as defined in the Articles Supplementary, the dividend due on such dividend payment date will be paid on the immediately preceding business day, with the same force and effect as if made on such date. A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date (other than the initial dividend period and the dividend period during which any shares of ARI Series C Preferred Stock shall be redeemed). Each dividend is payable to holders of record as they appear on ARI’s stock records at the close of business on the record date, not exceeding 45 days preceding the payment dates thereof as fixed by the ARI Board. Dividends are cumulative from the date of original issue or the most recent dividend payment date to which dividends on the ARI Series C Preferred Stock have been paid, whether or not in any dividend period or periods there shall be funds of ARI legally available for the payment of such dividends, whether ARI has earnings or whether such dividends are authorized by the ARI Board. Accumulations of dividends on the ARI Series C Preferred Stock will not bear interest and holders of the ARI Series C Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends. Dividends payable on the ARI Series C Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the ARI Series C Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

No dividend or other distribution may be declared and paid or set apart for payment on any class or series of Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and funds sufficient for payment are set aside on the ARI Series C Preferred Stock for all prior full dividend periods; provided, however, that if accrued dividends on the ARI Series C Preferred Stock for all prior full dividend periods have not been paid in full or a sum sufficient for such payment is not set apart, then any dividend declared on the ARI Series C Preferred Stock for any dividend period and on any class or series of Parity Stock must be declared and paid ratably in proportion to accumulated and unpaid dividends on the ARI Series C Preferred Stock and such Parity Stock. All dividends paid on the Series C Preferred Stock will be credited first to the earliest accrued and unpaid dividend with respect to such shares which remain payable.

ARI may not (i) pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Stock, including common stock, (other than dividends or distributions paid solely in Junior Stock, or in options, warrants or rights to subscribe for or purchase Junior Stock, or distributions required to preserve ARI’s qualification as a REIT) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of shares of ARI common stock made for purposes of and in compliance with the requirements of an employee incentive or benefit plan of ARI or any subsidiary, a conversion into or exchange for Junior Stock or options, warrants or rights to subscribe for or purchase Junior Stock or redemptions or other acquisitions pursuant to the provisions of ARI’s charter (including the Articles Supplementary) relating to restrictions on the ownership and transfer of ARI’s stock intended to preserve ARI’s qualification as a REIT), unless, in either case, full cumulative dividends for all full prior dividend periods with respect to the ARI Series C Preferred Stock outstanding at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends.

The ARI Board may not authorize and ARI may not declare, pay or set apart funds for the payment of any dividend or other distribution (other than distributions required to preserve ARI’s qualification as a REIT) at any time the terms and provisions of any agreement of ARI’s, including any agreement relating to ARI’s indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach or default under such agreement, or if such authorization, declaration, payment or setting apart for payment is restricted or prohibited by law.

As used herein, the term “Junior Stock” means ARI common stock, and any other class or series of ARI’s stock now or hereafter issued and outstanding that ranks junior to the ARI Series C Preferred Stock as to the payment of dividends or amounts upon ARI’s liquidation, dissolution and winding up.

As used herein, the term “Parity Stock” means ARI’s 8.625% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “ARI Series A Preferred Stock”), of ARI, ARI’s 8.00% Fixed-to-Floating Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “ARI Series B Preferred Stock”), of ARI and any other class or series of ARI’s stock now or hereafter issued and outstanding that ranks on parity with the ARI Series C Preferred Stock as to payment of dividends or amounts upon ARI’s liquidation, dissolution or winding up.

Optional Redemption

ARI may not redeem the ARI Series C Preferred Stock prior to September 20, 2017, except in certain limited circumstances relating to the provisions of ARI’s charter (including the Articles Supplementary) relating to restrictions on the ownership and transfer of ARI’s stock intended to preserve ARI’s qualification as a REIT or in connection with ARI’s special optional redemption right to redeem ARI Series C Preferred Stock upon a Change of Control. For further information regarding these exceptions, see “Restrictions on Ownership and Transfer” beginning on page 217. On and after September 20, 2017, ARI, at its option, upon not less than 30 nor more than 60 days written notice, may redeem the ARI Series C Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not declared) to, but not including, the date fixed for redemption, unless the applicable redemption date is after the record date fixed for a ARI Series C Preferred Stock dividend and prior to the corresponding dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in the redemption price.

Special Optional Redemption

Upon the occurrence of a Change of Control, ARI will have the option, upon not less than 30 nor more than 60 days written notice, to redeem the ARI Series C Preferred Stock, in whole, at any time, or in part, from time to time, within 120 days after the date on which such Change of Control has occurred for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the redemption date, unless the applicable redemption date is after the record date fixed for a ARI Series C Preferred Stock dividend and prior to the corresponding dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in the redemption price. If ARI exercises its special optional redemption right in connection with a Change of Control before the applicable conversion date, holders of ARI Series C Preferred Stock will not have the Change of Control Conversion Right described below with respect to any shares of ARI Series C Preferred Stock called for redemption.

General Provisions Applicable to Redemptions

A notice of optional redemption (which may be contingent on the occurrence of a future event) or a notice of special optional redemption, as applicable, will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the ARI Series C Preferred Stock at their addresses as they appear on ARI’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of the shares of ARI Series C Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state:

•	The redemption date;

•	The redemption price;

•	The number of shares of ARI Series C Preferred Stock to be redeemed;

•	The place or places where the certificates, if any, representing the shares of ARI Series C Preferred Stock are to be surrendered for payment;

•	Whether the shares of ARI Series C Preferred Stock are being redeemed pursuant to ARI’s special optional redemption right in connection with the occurrence of a Change of Control and, if so, a brief description of the transaction or transactions constituting such Change of Control;

•	if the shares of ARI Series C Preferred Stock are being redeemed pursuant to ARI’s special optional redemption right in connection with the occurrence of a Change of Control, that the holders of shares of ARI Series C Preferred Stock to which the notice relates will not be able to tender such shares of ARI Series C Preferred Stock for conversion in connection with the Change of Control and each share of ARI Series C Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

•	that dividends on the shares of ARI Series C Preferred Stock to be redeemed will cease to accrue on such redemption date.

If fewer than all the shares of ARI Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of ARI Series C Preferred Stock to be redeemed from such holder or the method for determining such number. If fewer than all of the outstanding shares of ARI Series C Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or by any other equitable method ARI may choose (including by electing to exercise ARI’s special optional redemption right only with respect to shares of the Series C Preferred Stock for which holders have exercised their Change of Control Conversion Right discussed below).

On the redemption date, ARI must pay on each share of ARI Series C Preferred Stock to be redeemed any accumulated and unpaid dividends (whether or not declared), to, but not including, the redemption date, unless a redemption date falls after the record date fixed for a ARI Series C Preferred Stock dividend and prior to the corresponding dividend payment date, in which case, the holders of ARI Series C Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares prior to such dividend payment date. Except as provided for in the preceding sentence, no payment or allowance will be made for unpaid dividends, whether or not in arrears, on any ARI Series C Preferred Stock called for redemption.

If full cumulative dividends on the ARI Series C Preferred Stock for all full prior dividend periods have not been paid or declared and set apart for payment, ARI may not purchase, redeem or otherwise acquire less than all of the outstanding shares of ARI Series C Preferred Stock and any class or series of Parity Stock other than in exchange for Junior Stock or Parity Stock or in exchange for options, warrants or rights to subscribe for or purchase any Junior Stock or Parity Stock; provided, however, that the foregoing will not prevent a purchase or exchange offer made on the same terms to holders of all outstanding shares of ARI Series C Preferred Stock and all classes and series of Parity Stock or the purchase or other acquisition by ARI of shares of ARI’s stock pursuant to the provisions of the ARI charter (including the Articles Supplementary) relating to restrictions on the ownership and transfer of ARI stock intended to preserve ARI’s qualification as a REIT. See “Description of ARI Common Stock—Restrictions on Ownership and Transfer” above and “—Restrictions on Ownership and Transfer” below.

On and after any date fixed for the redemption of shares of ARI Series C Preferred Stock, provided that ARI has made available at the office of the registrar and transfer agent for the ARI Series C Preferred Stock a sufficient amount of cash to effect the redemption of such shares, dividends will cease to accrue on the shares of ARI Series C Preferred Stock called for redemption (except that, in the case of a redemption date that is after the record date fixed for a ARI Series C Preferred Stock dividend and prior to the related dividend payment date, holders of ARI Series C Preferred Stock on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares on the corresponding dividend payment date), such shares will no longer be deemed to be outstanding and all rights of the holders of such shares as holders of ARI Series C Preferred Stock will cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

Liquidation Preference

The holders of ARI Series C Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of ARI, whether voluntary or involuntary, $25.00 per share of ARI Series C Preferred Stock, which ARI refers to herein as the “Liquidation Preference,” plus an amount per share of ARI Series C Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to, but not including, the date of final distribution to such holders.

Until the holders of ARI Series C Preferred Stock have been paid the Liquidation Preference and all accrued and unpaid dividends in full (whether or not earned or declared) to, but not including, the date of final distribution to such holders, no payment will be made to any holder of Junior Stock (other than dividends or distributions paid solely in Junior Stock, or in options, warrants or rights to subscribe for or purchase Junior Stock) upon the liquidation, dissolution or winding up of ARI. If, upon any liquidation, dissolution or winding up of ARI, its assets, or the proceeds thereof, distributable among the holders of the ARI Series C Preferred Stock are insufficient to pay the full amount due to the holders of ARI Series C Preferred Stock and any class or series of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of ARI Series C Preferred Stock and any such other class or series of Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of ARI Series C Preferred Stock and any such other class or series Parity Stock if all amounts payable thereon were paid in full. None of (i) a consolidation or merger of ARI with one or more entities, (ii) a statutory share exchange by ARI or (iii) a sale or transfer of all or substantially all of ARI’s assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of ARI. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of ARI Series C Preferred Stock will have no right or claim to any of the remaining assets of ARI. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or otherwise, is permitted under Maryland law with respect to any share of any class or series of our stock, amounts that would be needed, if ARI were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series C Preferred Stock will not be added to ARI’s total liabilities.

Voting Rights

Except as described below, the holders of ARI Series C Preferred Stock will have no voting rights. If and whenever six quarterly dividends (whether or not consecutive) payable on the ARI Series C Preferred Stock are in arrears, whether or not declared, the number of ARI directors will be increased automatically by two (unless the number of ARI directors has previously been so increased pursuant to the terms of any class or series of Parity Stock upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Stock”) and with which the holders of ARI Series C Preferred Stock are entitled to vote together as a single class in the election of such directors) and the holders of ARI Series C Preferred Stock, voting together as a single class with the holders of any other class or series of Voting Preferred Stock with which the holders of ARI Series C Preferred Stock are entitled to vote together as a single class in the election of such directors, will have the right to elect two additional directors of ARI (the “Preferred Stock Directors”) at any annual meeting of stockholders or properly called special meeting of the holders of the ARI Series C Preferred Stock, until all such dividends and dividends for the then current quarterly period on the ARI Series C Preferred Stock have been paid or declared and set aside for payment. Whenever all such dividends on the shares of ARI Series C Preferred Stock then outstanding have been paid and full dividends on the ARI Series C Preferred Stock for the then-current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the ARI Series C Preferred Stock to elect the Preferred Stock Directors will cease and, unless there remain outstanding shares of Voting Preferred Stock of any class or series for which the right to vote in the election of Preferred Stock Directors remains exercisable, the terms of office of the Preferred Stock Directors will terminate automatically and the number of ARI directors will be reduced accordingly and automatically. However, the right of the holders of the ARI Series C Preferred Stock to elect the Preferred Stock Directors will again vest if and whenever dividends are in arrears for six new quarterly periods, as described above. In no event will the holders of ARI Series C Preferred Stock be entitled to nominate or elect a director if such individual’s election as a director would cause ARI to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of ARI stock is listed. In class votes with other Voting Preferred Stock, preferred stock of different series shall vote in proportion to the liquidation preference of the preferred stock.

In addition, the approval of at least two-thirds of the votes entitled to be cast by the holders of outstanding shares of ARI Series C Preferred Stock, voting together as a single class with the holders of all outstanding shares of Parity Stock of any class or series upon which like voting rights have been conferred and with which holders of ARI Series C Preferred Stock are entitled to vote together as a single class on such matters, is required (i) to amend, alter or repeal any provisions of the ARI charter (including the Articles Supplementary), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the ARI Series C Preferred Stock unless, in connection with any such amendment, alteration or repeal, the ARI Series C Preferred Stock remains outstanding without the terms thereof being materially and adversely changed or is converted into or exchanged for equity securities of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially similar to those of the ARI Series C Preferred Stock (taking into account that ARI may not be the surviving entity), or (ii) to authorize, create, or increase the authorized number of shares of any class or series of stock having rights senior to the ARI Series C Preferred Stock with respect to the payment of dividends or amounts upon ARI’s liquidation, dissolution or winding up (provided that if such amendment does not affect equally the rights, preferences, privileges or voting powers of one or more classes or series of Parity Stock with which holders of ARI Series C Preferred Stock are entitled to vote together as a single class, the consent of the holders of at least two-thirds of the outstanding shares of each class or series of preferred stock not affected equally, including the ARI Series C Preferred Stock, is required). In addition, the voting powers, rights or preferences of the ARI Series C Preferred Stock will not be deemed to be materially and adversely affected by, and the holders of shares of ARI Series C Preferred Stock will not be entitled to vote with respect to, any (A) amendment to the ARI charter increasing or decreasing the total number of authorized shares of stock of all classes and series, common stock, preferred stock without further designation as to class or series, ARI Series C Preferred Stock or any other class or series of Parity Stock or Junior Stock, (B) issuance of shares of ARI Series C Preferred Stock or shares of any class or series of Parity Stock or Junior Stock or (C) classification or reclassification of authorized but unissued shares of ARI Series C Preferred Stock or any classification or reclassification of shares of any class or series of Parity Stock or Junior Stock.

Information Rights

During any period in which ARI is not subject to Section 13 or 15(d) of the Exchange Act and any shares of ARI Series C Preferred Stock are outstanding, ARI will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of ARI Series C Preferred Stock, as their names and addresses appear in ARI’s record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that ARI would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if ARI were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of ARI Series C Preferred Stock. ARI will use its best efforts to mail (or otherwise provide) the information to the holders of ARI Series C Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC if ARI were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which ARI would be required to file such periodic reports if ARI were a “non-accelerated filer” within the meaning of the Exchange Act.

Conversion Rights

Definitions

As used in this proxy statement/prospectus, the following terms shall have the following meanings:

A “Change of Control” will be deemed to have occurred at such time after the original issuance of the ARI Series C Preferred Stock when the following have occurred:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of ARI stock entitling that person to exercise more than 50% of the total voting power of all shares of ARI stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in clause (i) above, neither ARI nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or the NASDAQ, or listed on an exchange that is a successor to the NYSE, NYSE MKT or the NASDAQ.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by holders of ARI common stock is solely cash, the amount of cash consideration per share of ARI common stock, (ii) if the consideration to be received in the Change of Control by holders of ARI common stock is other than solely cash, the average of the closing prices per share of ARI common stock on the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, and (iii) if there is not a readily determinable closing price for the ARI common stock or Alternative Form Consideration (as defined below), the fair market value of ARI common stock or such Alternative Form Consideration (as determined by the ARI Board or a committee thereof).

Conversion

Upon the occurrence of a Change of Control, each holder of ARI Series C Preferred Stock will have the right, subject to ARI’s redemption rights and subject to the restrictions on ownership and transfer of ARI stock contained in the ARI charter (including the Articles Supplementary), to convert some or all of the shares of ARI Series C Preferred Stock held by such holder, or the Change of Control Conversion Right, on the relevant

Change of Control Conversion Date (as defined below) into a number of shares of ARI common stock per share of ARI Series C Preferred Stock to be converted, or the Common Stock Conversion Consideration, equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) $25.00, plus (y) an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date, except if such Change of Control Conversion Date is after a record date fixed for a ARI Series C Preferred Stock dividend and prior to the corresponding ARI Series C Preferred Stock dividend payment date, in which case, no amount for such accrued and unpaid dividend will be included in such sum, by (ii) the Common Stock Price, and (B) 2.36967, which is the Share Cap.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a dividend paid in shares of ARI common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to ARI common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of ARI common stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of ARI common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of ARI common stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of ARI common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable), subject to increase to the extent the underwriters’ option to purchase additional Series C Preferred Stock is exercised, not to exceed shares of common stock in total (or equivalent Alternative Conversion Consideration, as applicable), or the Exchange Cap. The Exchange Cap is subject to pro rata adjustments if the number of authorized shares of ARI Series C Preferred Stock increases after the Series C Original Issue Date or for any Share Splits with respect to ARI common stock as follows: the adjusted Exchange Cap as the result of a Share Split will be the number of shares of ARI common stock that is equivalent to the product of (i) the Exchange Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of ARI common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of ARI common stock outstanding immediately prior to such Share Split.

In the case of a Change of Control as a result of which holders of ARI common stock are entitled to receive consideration other than solely shares of common stock, including cash, other securities, other property or assets (or any combination thereof), with respect to or in exchange for shares of ARI common stock, or the Alternative Form Consideration, a holder of ARI Series C Preferred Stock will be entitled thereafter to receive upon conversion of such shares of ARI Series C Preferred Stock the kind and amount of Alternative Form Consideration which the holder of ARI Series C Preferred Stock would have owned or been entitled to receive upon such Change of Control had such holder of ARI Series C Preferred Stock held a number of shares of ARI common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of ARI common stock have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration will be the kind and amount of consideration actually received by holders of a majority of the shares of ARI common stock that participated in such election (if electing between two types of consideration) or holders of a plurality of ARI common stock that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of ARI common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

ARI will not issue fractional shares of ARI common stock upon the conversion of the ARI Series C Preferred Stock. Instead, ARI will pay the cash value of such fractional shares.

Within 15 days following the occurrence of a Change of Control, ARI will provide to holders of ARI Series C Preferred Stock notice of the occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. Any failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the conversion of any shares of ARI Series C Preferred Stock except as to the holder to whom notice was defective or not given. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of ARI Series C Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date (defined below);

•	that if, prior to the Change of Control Conversion Date, ARI has provided or ARI provides notice of an election to redeem all or any portion of the ARI Series C Preferred Stock, the holder will not be able to convert any shares of ARI Series C Preferred Stock called for redemption and such shares of ARI Series C Preferred Stock will be redeemed on the related redemption date, even if they have already been tendered for conversion;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of ARI Series C Preferred Stock;

•	the name and address of the paying agent and the conversion agent;

•	the procedures that the holders of ARI Series C Preferred Stock must follow to exercise the Change of Control Conversion Right; and

•	the last date on which holders of ARI Series C Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

ARI will issue a press release for publication through either Dow Jones & Company, Inc., Business Wire, PR Newswire, Marketwire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on its website, in any event prior to the opening of business on the first business day following any date on which ARI provides the notice described above to the holders of ARI Series C Preferred Stock.

In order to exercise the Change of Control Conversion Right, a holder of ARI Series C Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of ARI Series C Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to ARI’s transfer agent. The conversion notice must state:

•	relevant Change of Control Conversion Date;

•	the number of shares of ARI Series C Preferred Stock to be converted; and

•	that the shares of ARI Series C Preferred Stock are to be converted pursuant to the applicable provisions of the ARI Series C Preferred Stock.

The “Change of Control Conversion Date” will be a business day that is no less than 20 days nor more than 35 days after the date on which ARI provides the notice described above to the holders of ARI Series C Preferred Stock.

Holders of ARI Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to ARI’s transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of ARI Series C Preferred Stock;

•	if certificated shares of ARI Series C Preferred Stock have been issued, the certificate numbers of the withdrawn shares of ARI Series C Preferred Stock; and

•	the number of shares of ARI Series C Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of ARI Series C Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company, or DTC.

Shares of ARI Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, ARI has provided or ARI provides notice of an election to redeem such shares of ARI Series C Preferred Stock. If the Change of Control Conversion date is after a record date fixed for a ARI Series C Preferred Stock dividend and prior to the corresponding dividend payment date, the holders of ARI Series C Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the conversion of such shares prior to such dividend date.

In connection with the exercise of any Change of Control Conversion Right, ARI will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of ARI Series C Preferred Stock into common stock. Notwithstanding any other provision of the ARI Series C Preferred Stock, no holder of the ARI Series C Preferred Stock will be entitled to convert such ARI Series C Preferred Stock for ARI common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the stock ownership limits contained in the ARI charter. See “Restrictions on Ownership and Transfer” beginning on page 217.

These Change of Control conversion and redemption features may make it more difficult for, or discourage, a third party from taking over ARI.

Listing

ARI intends to file an application to list the ARI Series C Preferred Stock on the NYSE under the symbol “ARI-C.” ARI expects trading of the shares of ARI Series C Preferred Stock on the NYSE, if listing is approved, to commence promptly following the consummation of the mergers.

Book-Entry Procedures

The Depository Trust Company, which ARI refers to herein as DTC, will act as securities depositary for the ARI Series C Preferred Stock. ARI will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of ARI Series C Preferred Stock. ARI will deposit these certificates with DTC or a custodian appointed by DTC. ARI will not issue certificates to the holders of ARI Series C Preferred Stock that are received in exchange for their shares of AMTG Series A Preferred Stock, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the ARI Series C Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in the ARI Series C Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the ARI Series C Preferred Stock.

DTC has advised ARI that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as Indirect Participants. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When the shares of ARI Series C Preferred Stock within the DTC system are exchanged for shares of AMTG Series A Preferred Stock, the exchange must be by or through a Direct Participant. The Direct Participant will receive a credit for the ARI Series C Preferred Stock on DTC’s records. You, as the actual owner of the ARI Series C Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts ARI Series C Preferred Stock are credited.

Holders of ARI Series C Preferred Stock will not receive written confirmation from DTC of the exchange. The Direct or Indirect Participants through whom shares of AMTG Series A Preferred Stock were exchanged for the ARI Series C Preferred Stock should send written confirmations providing details of such transactions, as well as periodic statements regarding each holder’s holdings of ARI Series C Preferred Stock. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers such as you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified owners of securities take physical delivery of the ARI Series C Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the ARI Series C Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

ARI understands that, under DTC’s existing practices, in the event that ARI requests any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under the ARI charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the shares of ARI Series C Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of ARI Series C Preferred Stock in accordance with its procedures. Notices regarding the occurrence of a Change of Control will also be sent to Cede & Co.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the ARI Series C Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to ARI as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the ARI Series C Preferred Stock are credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividend payments on the ARI Series C Preferred Stock will be made directly to DTC (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, ARI or any agent of ARI.

DTC may discontinue providing its services as securities depositary with respect to the ARI Series C Preferred Stock at any time by giving reasonable notice to ARI. Additionally, ARI may decide to discontinue the book-entry only system of transfers with respect to the ARI Series C Preferred Stock. In that event, ARI will print and deliver certificates in fully registered form for the ARI Series C Preferred Stock. If DTC notifies ARI that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by ARI within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, ARI will issue the ARI Series C Preferred Stock in definitive form, at ARI’s expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures. Initial settlement for the ARI Series C Preferred Stock will be made in immediately available funds. Secondary market trading between DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent

The transfer agent, registrar, dividend disbursing agent and redemption agent for the ARI Series C Preferred Stock is Wells Fargo Bank, N.A.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

The following summary with respect to restrictions on ownership and transfer of ARI stock sets forth certain general terms and provisions of ARI’s charter. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to ARI’s charter. Copies of ARI’s charter and bylaws are filed as exhibits to ARI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 233. For a summary description of Maryland law and ARI’s charter and bylaws, see “Description of Certain Provisions of the Maryland General Corporation Law and ARI’s Charter and Bylaws” beginning on page 221. A copy of the Articles Supplementary is filed as Annex I to this proxy statement/prospectus.

In order for ARI to qualify as a REIT under the Internal Revenue Code, shares of its stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of ARI’s stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, ARI must satisfy other requirements as well. See “The Mergers and Related Transactions—Material U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.”

ARI’s charter, including the Articles Supplementary, contains restrictions on the ownership and transfer of ARI’s stock. The relevant sections of ARI’s charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of ARI common stock, or 9.8% by value or number of shares, whichever is more restrictive, of the aggregate outstanding shares of all classes and series of ARI’s stock. The Articles Supplementary for the ARI Series A Preferred Stock, ARI Series B Preferred Stock and ARI Series C Preferred Stock, respectively, prohibit any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of the ARI Series A Preferred Stock, ARI Series B Preferred Stock or ARI Series C Preferred Stock, respectively. These limits are collectively referred to as the “ownership limit.” An individual or entity is referred to as a “prohibited owner” if, but for the ownership limit or other restrictions on ownership and transfer of ARI’s stock described below, had a violative transfer or other event been effective, the individual or entity would have been a beneficial owner or, if appropriate, a record owner of shares of ARI stock.

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of ARI common stock, ARI Series A Preferred Stock, ARI Series B Preferred Stock, ARI Series C Preferred Stock or capital stock of all classes and series (or the acquisition of an interest in an entity that owns, actually or constructively, shares of ARI stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.

The ARI Board may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive all or any component of the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder, among other conditions, if the stockholder’s ownership in excess of the ownership limit would not result in ARI being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in ARI failing to qualify as a REIT. As a condition of its waiver or grant of excepted holder limit, the ARI Board may, but is not required to, require an opinion of counsel or ruling from the Internal Revenue Service, or the IRS, satisfactory to the ARI Board in order to determine or ensure ARI’s qualification as a REIT and may impose such other conditions and limitations as the ARI Board may determine. The ARI Board has established an exemption from this ownership limit which permits Apollo and certain of its affiliates to collectively hold up to 25% of ARI common stock, a certain institutional investor to hold up to 19.9% of ARI’s common stock and certain institutional investors and certain of their specified affiliates to each collectively hold up to 15% of ARI’s common stock.

In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, the ARI Board may from time to time increase or decrease all or any component of the ownership limit for all other individuals and entities unless, after giving effect to such increase, five or fewer individuals could beneficially own in the aggregate more than 49.9% in value of the shares of all classes and series of ARI stock then outstanding or, with respect to an increase or decrease of the ownership limit applicable to ARI common stock or all classes and series of ARI stock, ARI would otherwise fail to qualify as a REIT. Prior to the modification of the ownership limit, the ARI Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure ARI’s qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of ARI common stock, ARI Series A Preferred Stock, ARI Series B Preferred Stock, ARI Series C Preferred Stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such individual’s or entity’s percentage ownership of ARI common stock, ARI Series A Preferred Stock, ARI Series B Preferred Stock, ARI Series C Preferred Stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of ARI common stock, ARI Series A Preferred Stock, B Preferred Stock, ARI Series C Preferred Stock or stock of any other class or series, as applicable, in excess of such percentage ownership of ARI common stock, ARI Series A Preferred Stock, B Preferred Stock, ARI Series C Preferred Stock or stock of all classes and series will be in violation of the ownership limit.

ARI’s charter further prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of ARI stock that would result in ARI being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause ARI to fail to qualify as a REIT; and

•	any person from transferring shares of ARI stock if such transfer would result in shares of ARI stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of ARI stock that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of ARI stock, or who would have owned shares of ARI stock transferred to a trust as described below, must immediately give ARI written notice of the event or, in the case of an attempted or proposed transaction, must give at least 15 days prior written notice to ARI and provide ARI with such other information as ARI may request in order to determine the effect of such transfer on ARI’S qualification as a REIT. The foregoing restrictions on ownership and transfer of ARI stock will not apply if the ARI Board determines that it is no longer in ARI’s best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limitations on ownership and transfer of ARI stock as described above is no longer required in order for ARI to qualify as a REIT.

If any transfer of shares of ARI stock would result in shares of ARI stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of ARI stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by the ARI Board or in ARI being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause such person to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by ARI and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or ARI being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then ARI’s charter provides that the transfer of the shares will be null and void.

Shares of stock transferred to the trustee are deemed offered for sale to ARI, or ARI’s designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last reported sales price on the NYSE (or other applicable exchange on which shares of ARI stock are listed) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date ARI accepts, or ARI’s designee accepts, such offer. ARI may reduce this amount by the amount of any dividend or other distribution that ARI has paid to the prohibited owner before ARI discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above, and ARI may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. ARI has the right to accept such offer until the trustee has sold the shares of ARI stock held in the trust as discussed below. Upon a sale to ARI, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares of stock will be paid to the charitable beneficiary.

If ARI does not buy the shares, the trustee must, within 20 days of receiving notice from ARI of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of ARI stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may (or in the case of shares of ARI Series A Preferred Stock, ARI Series B Preferred Stock or ARI Series C Preferred Stock transferred to the trust in connection with a violation of the ownership limit applicable to shares of ARI Series A Preferred Stock, ARI Series B Preferred Stock or ARI Series C Preferred Stock, must) reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that ARI paid to the prohibited owner before ARI discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be immediately paid to the beneficiary of the trust, together with any dividends or other distributions thereon. In addition, if, prior to discovery by ARI that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by ARI and will be unaffiliated with ARI and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by ARI with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid to a prohibited owner prior to ARI’s discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to ARI’s discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if ARI has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if the ARI Board determines in good faith that a proposed transfer or other event would violate the restrictions on ownership and transfer of ARI stock, the ARI Board may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing ARI to redeem the shares of stock, refusing to give effect to the transfer on ARI’s books or instituting proceedings to enjoin the transfer.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of ARI stock, within 30 days after the end of each taxable year, must give ARI written notice, stating the stockholder’s name and address, the number of shares of each class and series of ARI stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to ARI in writing such additional information as ARI may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on ARI’s qualification as a REIT and to ensure compliance with the ownership limit applicable to ARI common stock or all classes and series of ARI stock. Every owner of ARI common stock, ARI Series A Preferred Stock, ARI Series B Preferred Stock or ARI Series C Preferred Stock and each person holding ARI common stock, ARI Series A Preferred Stock, ARI Series B Preferred Stock or ARI Series C Preferred Stock on behalf of a beneficial or constructive owner of ARI Series A Preferred Stock, ARI Series B Preferred Stock or ARI Series C Preferred Stock, as applicable must, within 30 days after the end of each taxable year, provide ARI with a completed questionnaire containing the information regarding the ownership of such shares, as set forth in the regulations promulgated under the Internal Revenue Code, as in effect from time to time, and must, upon demand, provide ARI in writing with such information as ARI may request in order to determine the effect, if any, of such person’s actual or constructive ownership of ARI common stock, ARI Series A Preferred Stock, ARI Series B Preferred Stock or ARI Series C Preferred Stock on ARI’s qualification as a REIT or to ensure compliance with the ownership limit applicable to the ARI common stock, the ARI Series A Preferred Stock, ARI Series B Preferred Stock or ARI Series C Preferred Stock or any applicable excepted holder limit. In addition, each stockholder must provide to ARI in writing such information as ARI may request in good faith in order to determine ARI’s qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of ARI stock must bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the ARI common stock or otherwise be in the best interest of the stockholders.

DESCRIPTION OF CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND ARI’s CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and ARI’s charter and bylaws. Copies of ARI’s charter and bylaws are filed as exhibits to ARI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. See “Where You Can Find More Information; Incorporation by Reference” beginning on page 233. A copy of the Articles Supplementary is filed as Annex I to this proxy statement/prospectus.

ARI’s Board of Directors

ARI’s charter and bylaws provide that, except as provided in the terms of ARI Series A Preferred Stock, ARI Series B Preferred Stock and ARI Series C Preferred Stock, the number of directors ARI has may be established only by the ARI Board but may not be fewer than the minimum required under the MGCL, which is currently one, and ARI’s bylaws provide that the number of ARI’s directors may not be more than 15. Subject to the terms of any class or series of preferred stock, including ARI Series A Preferred Stock, ARI Series B Preferred Stock and ARI Series C Preferred Stock, vacancies on the ARI Board may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

At each annual meeting of ARI’s stockholders, ARI’s stockholders will elect each of ARI’s directors to serve until the next annual meeting of ARI’s stockholders and until his or her successor is duly elected and qualifies. A plurality of the votes cast in the election of directors is sufficient to elect a director and holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, subject to any applicable rights of holders of ARI’s other securities, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of ARI’s directors at any annual meeting.

Holders of ARI Series A Preferred Stock, ARI Series B Preferred Stock and ARI Series C Preferred Stock generally have no voting rights in the election of directors. However, if and whenever dividends for six quarterly dividend periods (whether or not consecutive) payable on the ARI Series A Preferred Stock, ARI Series B Preferred Stock or the ARI Series C Preferred Stock are in arrears, whether or not declared, the number of ARI’s directors will be increased automatically by two (unless the number of ARI’s directors has previously been so increased pursuant to the terms of any class or series of preferred stock ranking on parity with the ARI Series A Preferred Stock, ARI Series B Preferred Stock and ARI Series C Preferred Stock, as applicable, with respect, in each case, to the payment of dividends and amounts upon ARI’s liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (any such other series, the “parity preferred stock”) and with which the holders of ARI Series A Preferred Stock, ARI Series B Preferred Stock and ARI Series C Preferred Stock are entitled to vote together as a single class in the election of such directors) and the holders of ARI Series A Preferred Stock, ARI Series B Preferred Stock or ARI Series C Preferred Stock and the holders of any class or series of parity preferred stock with which the holders of ARI Series A Preferred Stock, ARI Series B Preferred Stock and ARI Series C Preferred Stock are entitled to vote together as a single class in the election of such directors, voting as a single class, will have the right to elect two directors of ARI, or the Preferred Stock Directors, at any annual meeting of stockholders or properly called special meeting of the holders of the ARI Series A Preferred Stock, the ARI Series B Preferred Stock or the ARI Series C Preferred Stock (including to fill any vacancy on the board of directors resulting from the removal of a Preferred Stock Director), until all such prior dividends and dividends for the then current quarterly period on the ARI Series A Preferred Stock, the ARI Series B Preferred Stock or the ARI Series C Preferred Stock have been paid or declared and set aside for payment. Whenever all such dividends on the ARI Series A Preferred Stock, the ARI Series B Preferred Stock or the ARI Series C Preferred Stock, as applicable, then outstanding have been paid and full dividends on the ARI Series A Preferred Stock, the ARI Series B Preferred Stock or the ARI Series C Preferred Stock, as applicable, for the then-current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the ARI Series A Preferred Stock, the ARI Series B Preferred Stock or the ARI Series C Preferred Stock, as applicable, to elect the Preferred Stock Directors will cease and, unless there remain outstanding shares of parity preferred stock of any class or series for which the right to vote in the election of Preferred Stock Directors remains exercisable, the terms of office of the Preferred Stock Directors will terminate automatically and the number of ARI’s directors will be reduced accordingly and automatically. However, the right of the holders of the ARI Series A Preferred Stock, the ARI Series B Preferred Stock or the ARI Series C Preferred Stock to elect the Preferred Stock Directors will again vest if and whenever dividends are in arrears for six new quarterly periods, as described above. In no event will the holders of ARI Series A Preferred Stock, ARI Series B Preferred Stock and ARI Series C Preferred Stock be entitled to nominate or elect a director if such individual’s election as a director would cause ARI to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of ARI’s stock is listed. In class votes with other parity preferred stock, preferred stock of different series may vote in proportion to the liquidation preference of the preferred stock.

Removal of Directors

ARI’s charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed with or without cause but only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the ARI Board to fill vacancies, precludes stockholders from (1) removing incumbent directors except upon a two-thirds vote and (2) filling the vacancies created by such removal with their own nominees. Preferred Stock Directors may be removed by the affirmative vote of a majority of the votes entitled to be cast in the election of Preferred Stock Directors.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the Maryland corporation’s board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

Pursuant to the statute, the ARI Board has by resolution exempted business combinations (1) between ARI and any other person, provided that such business combination is first approved by the ARI Board (including a majority of the directors for ARI who are not affiliates or associates of such person) and (2) between ARI and Apollo or any of its affiliates and associates, or persons acting in concert with any of the foregoing. As a result, any person described above may be able to enter into business combinations with ARI that certain stockholders believe may not be in the best interest of ARI’s stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. There is no assurance that such resolution will not be amended or rescinded at any time in the future.

The business combination statute may discourage others from trying to acquire control of ARI and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast by stockholders on the matter, other than: (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are issued and outstanding voting shares of stock which, if aggregated with all other such shares of stock owned by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivering an “acquiring person statement” as described in the MGCL), may compel the corporation’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to, among other things, (a) shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

ARI’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of ARI’s stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide for:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the remaining term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

ARI has elected in its charter to be subject to the provision of Subtitle 8 that provides that, except as provided in the terms of any class or series of stock of ARI, including the ARI Series A Preferred Stock, the ARI Series B Preferred Stock and the ARI Series C Preferred Stock, vacancies on the ARI Board may be filled only by the remaining directors and that directors elected to fill vacancies will serve for the remainder of the term of the directorship in which the vacancy occurred. Through provisions in the ARI charter and bylaws unrelated to Subtitle 8, ARI already (1) requires the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director (other than a Preferred Stock Director) from the ARI Board, with or without cause, (2) vests in the ARI Board the exclusive power to fix the number of directorships and (3) requires, unless called by the chairman of the ARI Board, ARI’s chief executive officer, ARI’s president or the ARI Board, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such a meeting to call a special meeting.

Meetings of Stockholders

Pursuant to ARI’s bylaws, a meeting of ARI’s stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by the ARI Board. The chairman of the ARI Board, ARI’s chief executive officer, ARI’s president or the ARI Board may call a special meeting of ARI’s stockholders. Subject to the provisions of ARI’s bylaws (and other than a special meeting called as described above for the purpose of electing Preferred Stock Directors), a special meeting of ARI’s stockholders to act on any matter that may properly be brought before a meeting of ARI’s stockholders will also be called by ARI’s secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter and containing the information required by ARI’s bylaws. ARI’s secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including ARI’s proxy materials), and the requesting stockholder must pay such estimated cost before ARI’s secretary is required to prepare and deliver the notice of the special meeting.

Exclusive Forum for Certain Litigation

ARI’s bylaws provide that, unless it consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or if that court does not have jurisdiction because the action asserts a federal claim, the U.S. district court for the district of Maryland, Baltimore Division, will be the sole and exclusive forum for (a) any derivative action or proceeding brought on ARI’s behalf, (b) any action asserting a claim of breach of any duty owed by any director, officer or other employee or agent to ARI or to ARI’s stockholders, (c) any action asserting a claim against ARI or any director, officer or other employee or agent of ARI arising pursuant to any provision of the MGCL or ARI’s charter or bylaws or (d) any action asserting a claim against ARI or any director, officer or other employee or agent that is governed by the internal affairs doctrine.

Amendment to ARI’s Charter and Bylaws

Except for amendments to the provisions of ARI’s charter relating to the removal of directors and the restrictions on ownership and transfer of ARI’s stock, and the vote required to amend these provisions (each of which must be advised by the ARI Board and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter), ARI’s charter generally may be amended only if advised by the ARI Board and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. The affirmative vote of at least two-thirds of the votes entitled to be cast by holders of outstanding shares of ARI Series A Preferred Stock, ARI Series B Preferred Stock, ARI Series C Preferred Stock and any other class or series of parity preferred stock upon which like voting rights have been conferred (voting together as a single class) is required to amend ARI’s charter (including the Articles Supplementary) in a manner that materially and adversely affects the rights of the ARI Series A Preferred Stock, ARI Series B Preferred Stock, ARI Series C Preferred Stock and any such other class or series of parity preferred stock, except that, if such amendment does not affect equally the rights, preferences, privileges or voting powers of one or more class or series of preferred stock so voting together as a single class, the consent of the holders of at least two-thirds of the outstanding shares of each class or series of preferred stock not affected equally (each voting as a separate class) is required to approve such amendment.

The ARI Board has the exclusive power to adopt, alter or repeal any provision of ARI’s bylaws and to make new bylaws.

Dissolution of ARI

The dissolution of ARI must be advised by a majority of the entire ARI Board and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

ARI’s bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the ARI Board and the proposal of other business to be considered by stockholders may be made only (1) pursuant to ARI’s notice of the meeting, (2) by or at the direction of the ARI Board or (3) by a stockholder who was a stockholder of record both at the time of giving the notice required by the ARI bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and who has provided notice to ARI within the time period containing the information specified by the advance notice provisions set forth in ARI’s bylaws.

With respect to special meetings of stockholders, only the business specified in ARI’s notice of meeting may be brought before the meeting. Nominations of individuals for election to the ARI Board may be made only (1) by or at the direction of the ARI Board or (2) provided that the meeting has been called for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving the notice required by the ARI bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of such nominee and who has provided notice to us within the time period containing the information specified by the advance notice provisions set forth in the ARI bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of ARI’s Charter and Bylaws

ARI’s charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of ARI common stock or otherwise be in the best interests of ARI’s stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the ARI bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded by the ARI Board or if ARI were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Limitation of Liability and Indemnification of Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. ARI’s charter contains a provision that eliminates the liability of its directors and officers to ARI and its stockholders to the maximum extent permitted by Maryland law.

The MGCL requires ARI (unless its charter provides otherwise, which ARI’s charter does not) to indemnify any of ARI’s directors or officers who have been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity to ARI. The MGCL permits ARI to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, ARI may not indemnify a director or officer in a suit brought by ARI or on ARI’s behalf in which the director or officer was adjudged liable to ARI or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by ARI or on ARI’s behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits ARI to advance reasonable expenses to a director or officer upon ARI’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by ARI; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by ARI if it is ultimately determined that the director or officer did not meet the standard of conduct.

ARI’s charter authorizes ARI to obligate itself and ARI’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of ARI and at ARI’s request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

ARI’s charter and bylaws also permit ARI to indemnify and advance expenses to any person who served a predecessor of ARI’s in any of the capacities described above and to any employee or agent of ARI or a predecessor of ARI.

ARI has entered into indemnification agreements with each of its directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling ARI for liability arising under the Securities Act, ARI has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. For a discussion of the indemnification provisions of the merger agreement, see “The Mergers and Related Transactions—Indemnification and Insurance” on page 88.

REIT Qualification

ARI’s charter provides that the ARI Board may authorize ARI to revoke or otherwise terminate ARI’s REIT election, without approval of ARI’s stockholders, if it determines that it is no longer in ARI’s best interests to continue to qualify as a REIT.

COMPARISON OF STOCKHOLDER RIGHTS

If the First Merger is consummated, the holders of AMTG common stock will become holders of the ARI common stock. The rights of AMTG stockholders are currently governed by and subject to the provisions of the MGCL, and the charter and bylaws of AMTG. Upon consummation of the First Merger, the rights of the former AMTG common stockholders who receive ARI common stock will be governed by the MGCL and the charter and bylaws of ARI, rather than the charter and bylaws of AMTG. Because both ARI and AMTG are governed by the MGCL and the charter and bylaws of ARI are substantially the same as the charter and bylaws of AMTG, there are no material differences between the rights of holders of ARI common stock (which will be the rights of holders of the common stock of the Combined Company following the First Merger) and the holders of AMTG common stock under the MGCL or the charter and bylaws of ARI and AMTG. For a summary description of Maryland law and ARI’s charter and bylaws, see “Description of Certain Provisions of the Maryland General Corporation Law and ARI’s Charter and Bylaws” beginning on page 221.

Additionally, if the Second Merger is consummated, the AMTG Series A Preferred Stock will be converted into ARI Series C Preferred Stock. The terms of these securities are substantially similar.

You are urged to read carefully the relevant provisions of the MGCL, as well as the governing corporate instruments of each of ARI and AMTG, copies of which are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information; Incorporation by Reference” beginning on page 233.

LEGAL MATTERS

The validity of the shares of ARI common stock and ARI Series C Preferred Stock to be issued in connection with the mergers will be passed upon for ARI by Clifford Chance US LLP.

AMTG EXPERTS

The financial statements incorporated in this proxy statement/prospectus by reference from AMTG’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of AMTG’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ARI EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this proxy statement/prospectus by reference from ARI’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of ARI’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

DEADLINE FOR AMTG STOCKHOLDER PROPOSALS

In light of the expected timing of the completion of the mergers, AMTG expects to hold its 2016 annual meeting of stockholders only if the mergers are not completed or if AMTG is otherwise required to do so under applicable law.

In the event AMTG holds a 2016 annual meeting of stockholders, any stockholder intending to present a proposal at AMTG’s 2016 annual meeting of stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, have submitted the proposal in writing to AMTG no later than December 31, 2015 and must otherwise be in compliance with the requirements of the SEC’s proxy rules. However, pursuant to Rule 14a-8 of the Exchange Act, if AMTG’s 2016 annual meeting of stockholders is changed by more than 30 days from the date of the previous year’s annual meeting of stockholders, a proposal must be submitted a reasonable time before AMTG begins to print and send its proxy materials.

AMTG’s bylaws currently provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2016 annual meeting of stockholders, but not intending for such a nomination or proposal to be considered for inclusion in AMTG’s proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify AMTG in writing no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no later than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders, as originally convened, or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. The written notice must have set forth the information and include the materials required by AMTG’s bylaws. The advance notice procedures set forth in AMTG’s bylaws do not affect the right of stockholders to request the inclusion of proposals in AMTG’s proxy statement pursuant to SEC rules.

NO APPRAISAL RIGHTS

AMTG’s charter provides that AMTG’s stockholders shall not be entitled to exercise any rights of an objecting stockholder provided for under the MGCL unless the AMTG Board, upon the affirmative vote of a majority of the AMTG Board, determines that such rights apply. The AMTG Board has not made (and is not permitted to make under the terms of the merger agreement) such determination.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

ARI and AMTG each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including ARI and AMTG, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult ARI’s or AMTG’s website for more information about ARI or AMTG, respectively. ARI’s website is www.apolloreit.com. AMTG’s website is www.apolloresidentialmortgage.com. Information included on these websites is not incorporated by reference into or otherwise a part of this proxy statement/prospectus.

ARI has filed with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus forms a part. The registration statement registers (i) the shares of ARI common stock to be issued to holders of AMTG common stock in the First Merger and (ii) the shares of ARI Series C Preferred Stock to be issued to holders of AMTG Series A Preferred Stock in the Second Merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about ARI common stock and the ARI Series C Preferred Stock. As allowed by SEC rules and regulations, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits and schedules to the registration statement.

In addition, the SEC allows ARI and AMTG to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus. This proxy statement/prospectus contains summaries of certain provisions contained in some of the ARI or AMTG documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.

ARI’s Filings (SEC File No. 001-34452)

This proxy statement/prospectus incorporates by reference the documents listed below that ARI has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about ARI, its financial condition or other matters.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed with the SEC on April 27, 2016.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on February 26, 2016.

•	Current Reports on Form 8-K, filed on January 26, 2016, February 10, 2016, February 26, 2016, May 17, 2016 and June 30, 2016 (other than documents or portions of those documents not deemed to be filed).

•	Proxy Statement for ARI’s 2016 Annual Meeting of Stockholders, on Schedule 14A filed with the SEC on April 1, 2016.

In addition, ARI incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this proxy statement/prospectus and prior to the effectiveness of this proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the effective date of the First Merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Because the First Merger is a “going private” transaction, the parties to the mergers have filed a Transaction Statement on Schedule 13E-3 with respect to the proposed mergers with the SEC. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC with respect to the mergers.

You may obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from ARI by requesting them in writing or by telephone at the following address:

Apollo Commercial Real Estate Finance, Inc.

Attention: Secretary

c/o Apollo Global Management, LLC

9 W. 57th Street, 43rd Floor

New York, NY 10019

Telephone: (212) 515-3200

These documents are available from ARI without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

AMTG’s Filings (SEC File No. 001-35246)

This proxy statement/prospectus also incorporates by reference the documents listed below that AMTG has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about AMTG, its financial condition or other matters.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 4, 2016.

•	Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015, filed with the SEC on April 28, 2016.

•	Current Report on Form 8-K, filed on February 26, 2016 and June 30, 2016 (other than documents or portions of those documents not deemed to be filed).

In addition, AMTG incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this proxy statement/prospectus and prior to the effectiveness of this proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the AMTG special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You may obtain any of these documents from the SEC, through the SEC’s website at the address described above, or AMTG will provide you with copies of these documents, without charge, upon written or oral request to:

Apollo Residential Mortgage, Inc.

Attention: Secretary

c/o Apollo Global Management, LLC

9 W. 57th Street, 43rd Floor

New York, NY 10019

Telephone: (212) 515-3200

If you are a stockholder of AMTG and would like to request documents, please do so by August 16, 2016, to receive them before the AMTG special meeting, as applicable. If you request any documents from ARI or AMTG, ARI or AMTG, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after ARI or AMTG receives your request.

If you have any questions about the mergers or how to submit your proxy, or you need additional copies of this proxy statement/prospectus, the enclosed proxy card or voting instructions, you can also contact Alliance Advisors, LLC, AMTG’s proxy solicitor at the following address and telephone number:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Toll-Free: 855-928-4478

Apollo@allianceadvisorsllc.com

This document is a prospectus of ARI and is a proxy statement of AMTG for the AMTG special meeting. Neither ARI nor AMTG has authorized anyone to give any information or make any representation about the mergers or ARI or AMTG that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that ARI or AMTG has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.,

ARROW MERGER SUB, INC.

and

APOLLO RESIDENTIAL MORTGAGE, INC.

dated as of

February 26, 2016

A-i

A-ii

Schedules:

Schedule A	-	Parent Knowledge Parties
Schedule B	-	Company Knowledge Parties
Schedule C	-	Company Book Value Methodology
Schedule 2.4(a)	-	Rollover Restricted Shares
Schedule 6.17(a)	-	Hedging Guidelines
Schedule 6.18	-	Company Investment Guidelines

Company Disclosure Letter

Parent Disclosure Letter

Exhibits:

Exhibit A	-	Articles Supplementary to Parent Charter
Exhibit B-1	-	First Merger Articles of Merger
Exhibit B-2	-	Second Merger Articles of Merger

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated February 26, 2016, is by and among Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“Parent”), Arrow Merger Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Apollo Residential Mortgage, Inc., a Maryland corporation (the “Company”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board”) established a special committee thereof (the “Parent Board Special Committee”) to review, evaluate and, if desirable, pursue a potential business combination transaction with the Company which transaction (if any) is subject to the approval of the Parent Board;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee thereof (the “Company Board Special Committee”) to evaluate a proposal from the Parent Board Special Committee regarding a business combination transaction between Parent and the Company and to explore and evaluate other alternatives, including other strategic alternatives;

WHEREAS, the Parties wish to effect a business combination through (i) a merger of Merger Sub with and into the Company, with the Company as the surviving entity (the “First Merger”) and, promptly thereafter, a merger of the Company with and into Parent (the “Second Merger” and, together with the First Merger, the “Mergers”), in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”);

WHEREAS, upon the recommendation of the Company Board Special Committee, the Company Board has (a) approved this Agreement, the Mergers and the other transactions contemplated by this Agreement (collectively, the “Transactions”), (b) determined and declared that it is advisable and in the best interests of the Company and its stockholders to enter into this Agreement and to consummate the Mergers and the other Transactions on the terms and conditions set forth herein, (c) directed that the First Merger and the Transactions be submitted for consideration at a meeting of the Company’s stockholders and (d) resolved, subject to the terms and conditions of Section 5.3 of this Agreement, to recommend that the Company’s stockholders approve the First Merger and the Transactions (the “Company Board Recommendation”) and to include such recommendation in the Proxy Statement;

WHEREAS, upon the recommendation of the Parent Board Special Committee, the Parent Board has determined and declared that it is advisable and in the best interests of Parent and its Stockholders to enter into this Agreement, and to consummate the Mergers and the other Transactions on the terms and conditions set forth herein;

WHEREAS, (a) the board of directors of Merger Sub has (i) determined and declared that it is advisable and in the best interests of Merger Sub and its sole stockholder to enter into this Agreement and to consummate the Mergers and the other Transactions on the terms and conditions set forth herein and (ii) approved this Agreement and (b) Parent, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement, the Mergers and the Transactions and taken all actions required for adoption, approval and due execution of this Agreement by Merger Sub and the consummation by Merger Sub of the First Merger and the other Transactions (to the extent Merger Sub is a party thereto); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL, at the First Merger Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease, with the Company surviving the First Merger (the Company, as the surviving corporation in the First Merger, sometimes being referred to herein as the “First Merger Surviving Entity”), such that following the First Merger, the First Merger Surviving Entity will be a Subsidiary of Parent. The First Merger shall have the effects provided in this Agreement and as specified in the MGCL.

(b) Promptly following the First Merger Effective Time, and in accordance with this Agreement and the MGCL, the First Merger Surviving Entity shall be merged with and into Parent, whereupon the separate existence of the First Merger Surviving Entity will cease, with Parent surviving the Second Merger (Parent, as the surviving corporation in the Second Merger, sometimes being referred to herein as the “Second Merger Surviving Entity”). The Second Merger shall have the effects provided in this Agreement and as specified in the MGCL.

Section 1.2 Closing. The closing of the Mergers (the “Closing”) will take place at 10:00 a.m., Eastern time, at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004 on the second (2nd) Business Day after the satisfaction or, to the extent permitted hereunder, waiver of the last of the conditions set forth in Article VII to be satisfied or waived by the Party entitled to the benefit of the same (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided, however, that Parent may, in its discretion, elect to postpone the Closing for up to an additional five (5) Business Days following such date; provided further that (i) if Parent elects to postpone the Closing beyond such second (2nd) Business Day in accordance with the preceding proviso, Parent shall have no right, after such second (2nd) Business Day, to assert or claim that a Company Material Adverse Effect (or Events giving rise thereto) has occurred or would occur, and (ii) Parent shall have no right to postpone the Closing beyond such second Business Day if, as a result of such postponement, the Closing would occur on or after the Outside Date. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3 Effective Times. On the Closing Date, the Company, Parent and Merger Sub, as applicable, shall (i) cause articles of merger in substantially the form attached hereto as Exhibit B-1 (the “First Merger Articles of Merger”) with respect to the First Merger to be duly executed, filed with and accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL, (ii) cause articles of merger in substantially the form attached hereto as Exhibit B-2 (the “Second Merger Articles of Merger” and together with the First Merger Articles of Merger, the “Articles of Merger”) with respect to the Second Merger to be duly executed, filed with and accepted for record by the SDAT in accordance with the MGCL and (iii) duly make any other filings, recordings or publications required to be made by Parent, the Company or Merger Sub under the MGCL in connection with the Mergers. The First Merger shall become effective at the latest of such time as the First Merger Articles of Merger have been accepted for record by the SDAT or on such other date and time (not to exceed thirty (30) days from the date that the First Merger Articles of Merger have been accepted for record by the SDAT) as shall be agreed to by the Company and Parent and specified in the First Merger Articles of Merger (such date and time of effectiveness of the First Merger Articles of Merger being hereinafter referred to as the “First Merger Effective Time”) and the Second Merger shall become effective promptly following the First Merger Effective Time and in any event on the same Business Day as the First Merger Effective Time (the “Second Merger Effective Time”).

Section 1.4 Effects of Mergers. The Mergers shall have the effects specified in the applicable provisions of the MGCL, this Agreement and the Articles of Merger. Without limiting the generality of the foregoing, and subject thereto, (i) from and after the First Merger Effective Time, the First Merger Surviving Entity shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the First Merger Surviving Entity and (ii) from and after the Second Merger Effective Time, the Second Merger Surviving Entity shall possess all properties, rights, privileges, powers and franchises of Parent and the First Merger Surviving Entity, and all of the claims, obligations, liabilities, debts and duties of the Parent and the First Merger Surviving Entity shall become the claims, obligations, liabilities, debts and duties of the Second Merger Surviving Entity.

Section 1.5 Governing Documents.

(a) At the First Merger Effective Time, the charter of the First Merger Surviving Entity shall be the charter of the Company, as in effect immediately prior to the First Merger Effective Time, and the bylaws of the First Merger Surviving Entity shall be the bylaws of the Company, as in effect immediately prior to the First Merger Effective Time.

(b) At the Second Merger Effective Time, the charter of the Second Merger Surviving Entity shall be the charter of Parent, as in effect immediately prior to the Second Merger Effective Time, and the bylaws of the Second Merger Surviving Entity shall be the bylaws of Parent, as in effect immediately prior to the Second Merger Effective Time.

Section 1.6 Directors and Officers of each Surviving Entity.

(a) The directors of Merger Sub immediately prior to the First Merger Effective Time shall be and become the directors of the First Merger Surviving Entity as of the First Merger Effective Time, each to hold office in accordance with the charter and bylaws of the First Merger Surviving Entity and applicable law. The officers of Merger Sub immediately prior to the First Merger Effective Time shall be and become the officers of the First Merger Surviving Entity as of the First Merger Effective Time.

(b) The directors of Parent immediately prior to the Second Merger Effective Time shall continue to be the directors of the Second Merger Surviving Entity as of the Second Merger Effective Time, each to hold office in accordance with the charter and bylaws of the Second Merger Surviving Entity and applicable law. The officers of Parent immediately prior to the Second Merger Effective Time continue to be the officers of the Second Merger Surviving Entity as of the Second Merger Effective Time.

Section 1.7 Tax Consequences. It is intended that, for U.S. federal income tax purposes, (i) the First Merger shall be treated as a taxable purchase by Parent of the Company Common Stock and (ii) the Second Merger shall be treated as a liquidation of the First Merger Surviving Entity pursuant to Section 332 of the Code.

Section 1.8 Transaction Structure. In the event the Parent Board determines in good faith, after consultation with its outside legal counsel, to effect the transactions contemplated by this Agreement through an alternative structure (including without limitation a share exchange), then, subject to the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), the Parties shall implement the alternative structure and make such modifications to this Agreement as necessary to effect such alternative structure.

Section 1.9 Further Assurances. At and after the First Merger Effective Time, the officers and directors of Parent, Merger Sub or the First Merger Surviving Entity, as applicable, shall be authorized to execute and deliver, in the name and on behalf of the First Merger Surviving Entity, Merger Sub, Parent or the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the First Merger Surviving Entity, Merger Sub, Parent or the Company, any other actions and things necessary to vest, perfect or confirm of record or otherwise in the First Merger Surviving Entity, Merger Sub or Parent any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the First Merger Surviving Entity, Merger Sub or Parent, as applicable, as a result of, or in connection with, the First Merger.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Stock.

(a) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of the holders of any securities of the Company or of Merger Sub:

(i) Treatment of Company Common Stock. Each share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock” or “Company Common Shares”) issued and outstanding immediately prior to the First Merger Effective Time (other than Company Common Shares to be cancelled in accordance with Section 2.1(a)(iii)) shall automatically be converted, subject to the terms, conditions and procedures set forth in this Agreement, into the right to receive (i) the Per Share Common Stock Merger Consideration, (ii) the Per Share Common Cash Merger Consideration and (iii) the Per Share Adjustment Amount, if any, subject to adjustment as provided in Section 2.1(a)(v) (collectively, the “Per Common Share Merger Consideration”). From and after the First Merger Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Company Common Share shall cease to have any rights with respect thereto, except the right to receive the Per Common Share Merger Consideration therefor upon the surrender of such Company Common Share in accordance with Section 2.2, including the right to receive, pursuant to Section 2.6, cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a)(i) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).

(ii) Treatment of Company Series A Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the First Merger Effective Time shall remain issued and outstanding as a result of the First Merger.

(iii) Cancellation of Company Common Stock. All Company Common Shares or other securities representing stock in the Company owned, directly or indirectly, by any Company Subsidiary, Parent, Merger Sub or by any of their respective Subsidiaries immediately prior to the First Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv) Treatment of Merger Sub Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one (1) share of common stock, par value $0.01 per share, of the First Merger Surviving Entity.

(v) Adjustments. The Per Common Share Merger Consideration shall be adjusted appropriately and proportionately to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar transaction at any time during the period from the date hereof to the First Merger Effective Time which changes the number of shares of Company Common Stock issued and outstanding, in each case other than pursuant to the Transactions after the date hereof and prior to the First Merger Effective Time.

(b) At the Second Merger Effective Time, by virtue of the Second Merger and without any further action on the part of the holders of any securities of Parent or the First Merger Surviving Entity:

(i) Cancellation of First Merger Surviving Entity Common Stock. All shares of the common stock, par value $0.01 per share, of the First Merger Surviving Entity and any other securities representing stock in the First Merger Surviving Entity owned, directly or indirectly, by Parent or by any of its respective Subsidiaries immediately prior to the Second Merger Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Treatment of Company Series A Preferred Stock. Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Second Merger Effective Time shall be automatically converted into and become the right to receive one newly issued share of Parent Series C Preferred Stock (the “Per Preferred Share Merger Consideration” and collectively, the “Preferred Stock Merger Consideration”). From and after the Second Merger Effective Time, all such shares of Company Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of Company Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Preferred Share Merger Consideration therefor upon the surrender of such share of Company Series A Preferred Stock in accordance with Section 2.2.

Section 2.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the Closing Date, Parent or Merger Sub shall designate an agent reasonably acceptable to the Company to act as the paying and exchange agent in connection with the Mergers (the “Exchange Agent”). On the Closing Date, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of a number of shares of Parent Common Stock in book-entry form equal to the Stock Consideration, (ii) evidence of a number of shares of Parent Series C Preferred Stock in book-entry form issuable pursuant to Section 2.1(b)(ii) sufficient in order for the Exchange Agent to distribute the Per Preferred Share Merger Consideration, and (iii) cash in immediately available funds in an amount sufficient for the Exchange Agent to distribute the Aggregate Cash Consideration and the Adjustment Amount (such evidence of book-entry shares of Parent Common Stock and Parent Series C Preferred Stock and cash deposited with the Exchange Agent, collectively, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock or holders of shares of Company Series A Preferred Stock, as applicable. In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time thereafter, any Fractional Share Consideration and any dividends or other distributions payable pursuant to Section 2.2(f) or Section 2.2(g). In the event the cash portion of the Exchange Fund shall be insufficient to pay the Aggregate Cash Consideration and Adjustment Amount, Parent shall promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required for the Exchange Agent to make such payments. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Aggregate Cash Consideration, Stock Consideration, the Adjustment Amount, the Preferred Stock Merger Consideration and payment of all other amounts required to be paid out of the Exchange Fund in accordance with this Agreement. In connection with the foregoing, Parent shall enter into an Exchange Agent Agreement with the Exchange Agent, in a form reasonably acceptable to the Company, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.2. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent in accordance with the Exchange Agent Agreement. Any interest and other income resulting from such investments shall be paid to Parent on the earlier of (i) six (6) months after the Closing Date or (ii) the full payment of the Aggregate Cash Consideration and Adjustment Amount, if any.

(b) Procedures for Surrender.

(i) Company Common Stock. Promptly after the First Merger Effective Time, Parent shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the First Merger Effective Time represented outstanding Company Common Shares (the “Common Certificates”) or non-certificated Company Common Shares represented by book-entry (“Book-Entry Common Shares”) and whose Company Common Shares were converted pursuant to Section 2.1(a) into the right to receive the Per Common Share Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Common Certificates (or affidavits of loss in lieu thereof) or transfer of the Book-Entry Common Shares to the Exchange Agent and which shall otherwise be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Common Certificates (or affidavits of loss in lieu thereof) or Book-Entry Common Shares in exchange for payment of the Per Common Share Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6. Upon (i) surrender to the Exchange Agent or to such other agent or agents as may be appointed by Parent of a Common Certificate for cancellation (or an affidavit of loss in lieu thereof) or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of a Book-Entry Common Share, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Common Certificate or Book-Entry Common Share shall be entitled to receive in exchange therefor the Per Common Share Merger Consideration in respect of each share of Company Common Stock formerly represented by such Common Certificate or Book-Entry Common Share pursuant to the provisions of this Article II, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.6. The Parent Common Stock constituting part of the Per Common Share Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Company Common Stock or is otherwise required under applicable Law. The Exchange Agent shall accept such Common Certificates (or affidavits of loss in lieu thereof) or Book-Entry Common Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Per Common Share Merger Consideration is to be made to a Person other than the Person in whose name the Company Common Stock surrendered in exchange therefor is registered, it shall be a condition precedent of payment that either the Common Certificate so surrendered shall be properly endorsed or such Common Certificate (or affidavit of loss in lieu thereof) shall otherwise be in proper form for the transfer or such Book-Entry Common Share shall be properly transferred. Until surrendered as contemplated by this Section 2.2, each Common Certificate and Book-Entry Common Share shall be deemed at any time after the First Merger Effective Time to represent only the right to receive the applicable Per Common Share Merger Consideration as contemplated by this Article II, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f), without interest thereon. The issuance or payment of the Per Common Share Merger Consideration and the payment of any Fractional Share Consideration pursuant to Section 2.6 in respect of Parent Common Stock in accordance with this Agreement shall be deemed issued and paid in full satisfaction of all rights pertaining to such Company Common Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.2(f)).

(ii) Company Series A Preferred Stock. Promptly after the Second Merger Effective Time, Parent shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Second Merger Effective Time represented outstanding shares of Company Series A Preferred Stock (the “Preferred Certificates”) or non-certificated shares of Company Series A Preferred Stock represented by book-entry (“Book-Entry Preferred Shares”) and whose shares of Company Series A Preferred Stock were converted pursuant to Section 2.1(b) into the right to receive the Per Preferred Share Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Preferred Certificates (or affidavits of loss in lieu thereof) or transfer of the Book-Entry Preferred Shares to the Exchange Agent and which shall otherwise be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Preferred Certificates (or affidavits of loss in lieu thereof) or Book-Entry Preferred Shares in exchange for payment of the Per Preferred Share Merger Consideration. Upon (i) surrender to the Exchange Agent or to such other agent or agents as may be appointed by Parent of a Preferred Certificate for cancellation (or an affidavit of loss in lieu thereof) or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of a Book-Entry Preferred Share, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Preferred Certificate or Book-Entry Preferred Share shall be entitled to receive in exchange therefor the Per Preferred Share Merger Consideration in respect of each share of Company Series A Preferred Stock formerly represented by such Preferred Certificate or Book-Entry Preferred Share pursuant to the provisions of this Article II. The Parent Series C Preferred Stock constituting the Per Preferred Share Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Company Preferred Stock or is otherwise required under applicable Law. The Exchange Agent shall accept such Preferred Certificates (or affidavits of loss in lieu thereof) or Book-Entry Preferred Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Per Preferred Share Merger Consideration is to be made to a Person other than the Person in whose name the Company Series A Preferred Stock surrendered in exchange therefor is registered, it shall be a condition precedent of payment that either the Preferred Certificate so surrendered shall be properly endorsed or such Preferred Certificate (or affidavit of loss in lieu thereof) shall otherwise be in proper form for the transfer or such Book-Entry Preferred Share shall be properly transferred. Until surrendered as contemplated by this Section 2.2, each Preferred Certificate and Book-Entry Preferred Share shall be deemed at any time after the Second Merger Effective Time to represent only the right to receive the applicable Per Preferred Share Merger Consideration as contemplated by this Article II, and any dividends or other distributions on shares of Parent Series C Preferred Stock in accordance with Section 2.2(g), without interest thereon. The issuance or payment of the Per Preferred Share Merger Consideration in accordance with this Agreement shall be deemed issued and paid in full satisfaction of all rights pertaining to such Company Series A Preferred Stock (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.2(g)).

(c) Transfer Books; No Further Ownership Rights in Company Shares. At the First Merger Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock or Company Series A Preferred Stock on the records of the Company. From and after the First Merger Effective Time, with respect to the holders of shares of Company Common Stock outstanding immediately prior to the First Merger Effective Time and, from and after the Second Merger Effective Time, with respect to the holders of shares of Company Series A Preferred Stock outstanding immediately prior to the Second Merger Effective Time, such holders shall cease to have any rights with respect to such Company Common Stock or Company Series A Preferred Stock except as otherwise provided for herein or by applicable Law. If, after the Second Merger Effective Time, Common Certificates, Preferred Certificates, Book-Entry Common Shares or Book-Entry Preferred Shares are presented to the Second Merger Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following twelve (12) months after the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Common Certificates, Preferred Certificates, Book-Entry Common Shares or Book-Entry Preferred Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditor thereof with respect to the applicable Per Common Share Merger Consideration or Per Preferred Share Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions on shares of Parent

Common Stock in accordance with Section 2.2(f) or on the Parent Series C Preferred Stock in accordance with Section 2.2(g), payable upon due surrender of their Common Certificates, Preferred Certificates, Book-Entry Common Shares or Book-Entry Preferred Shares, as applicable, and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Exchange Agent shall be liable to any holder of a Common Certificate, Preferred Certificate, Book-Entry Common Share or Book-Entry Preferred Share for any Per Common Share Merger Consideration, Per Preferred Share Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Common Certificates or Preferred Certificates shall have been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the holder thereof, (ii) delivery for the benefit of Parent of a bond or indemnity in an amount and upon terms reasonably satisfactory to the Exchange Agent and (iii) execution and delivery by such Person of a letter of transmittal, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Common Certificates or Preferred Certificates, the applicable Per Common Share Merger Consideration or Per Preferred Share Merger Consideration payable in respect of the Company Common Stock or Company Series A Preferred Stock represented by such Common Certificates or Preferred Certificates, pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.6, and any dividends or other distributions (x) on shares of Parent Common Stock in accordance with Section 2.2(f) or (y) on shares of Parent Series C Preferred Stock in accordance with Section 2.2(g).

(f) Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the First Merger Effective Time shall be paid to the holder of any unsurrendered Common Certificate or Book-Entry Common Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Common Certificate (or affidavit of loss in lieu thereof) or Book-Entry Common Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Common Certificate (or affidavit of loss in lieu thereof) or Book-Entry Common Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the First Merger Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(g) Dividends with Respect to Parent Series C Preferred Stock. No dividends or other distributions with respect to Parent Series C Preferred Stock with a record date after the Second Merger Effective Time shall be paid to the holder of any unsurrendered Preferred Certificate or Book-Entry Preferred Share with respect to the shares of Parent Series C Preferred Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Preferred Certificate (or affidavit of loss in lieu thereof) or Book-Entry Preferred Share in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Preferred Certificate (or affidavit of loss in lieu thereof) or Book-Entry Preferred Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Second Merger Effective Time theretofore paid with respect to such shares of Parent Series C Preferred Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Second Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Series C Preferred Stock.

Section 2.3 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other Transactions.

Section 2.4 Treatment of Company Restricted Shares; and DRIP.

(a) Immediately prior to the First Merger Effective Time, with respect to each outstanding share of restricted stock or each outstanding restricted stock unit that settles in shares of Company Common Stock, in each case that vest upon continued service under the Company Equity Plan (each a “Company Restricted Share”), the restrictions and vesting conditions applicable to such Company Restricted Share shall lapse and each such Company Restricted Share shall, by virtue of the First Merger and without any action on the part of the holder thereof, be converted as of the First Merger Effective Time into the right to receive, with respect to the share of Company Common Stock underlying such Company Restricted Share, the Per Common Share Merger Consideration in accordance with Section 2.1, less applicable Tax withholdings. Applicable Tax withholdings with respect to the converted Company Restricted Shares first shall reduce the Per Share Common Cash Merger Consideration received with respect to the Exchanged Restricted Shares held by an individual holder and then shall reduce the Per Share Common Stock Merger Consideration, with the value of any tax withholdings that reduce the Per Share Common Stock Merger Consideration to be based on the Parent Stock Price. For the purposes of this Section 2.4(a), “Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P.) on each of the five (5) consecutive trading days ending on the trading day prior to the Closing Date.

(b) Prior to the First Merger Effective Time, the Company shall adopt resolutions and take all necessary and appropriate actions to (i) effectuate the treatment of the Company Restricted Shares as contemplated by this Section 2.4 and (ii) provide that, as of the First Merger Effective Time, the Company Equity Plan shall terminate and all rights under any provision of any other plan, program or arrangement of the Company providing for the issuance or grant of any other interest in respect of the capital stock or other equity interests of the Company shall be cancelled without obligation (including any payment ) of the Company other than as expressly provided herein.

(c) The Company Board has, no later than the date hereof, taken all actions to either (i) suspend or terminate the DRIP, and following such suspension or termination, will not issue any shares of Company Common Stock under the DRIP or (ii) elect to satisfy the obligations to provide Company Common Stock pursuant to the DRIP through open market purchases rather than new share issuances.

Section 2.5 Withholding. Any payments made pursuant to this Agreement shall be net of all applicable withholding Taxes that Parent, Merger Sub, the First Merger Surviving Entity, the Second Merger Surviving Entity and the Exchange Agent, as the case may be, shall be required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld by the applicable payor and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6 Fractional Shares. No certificate or scrip or book-entry securities representing less than one (1) share of Parent Common Stock shall be issued in the First Merger upon the surrender for exchange of Common Certificates or Book-Entry Common Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the First Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (i) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(a)(i) over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Sections 2.1 and 2.2(b)(i) (such excess being, the “Excess Shares”). The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing shares of Parent Common Stock that would otherwise receive fractional shares, shall sell the Excess Shares at then prevailing prices on the NYSE (or such other market in which the Parent Common Stock then trades).

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures (i) in the Company SEC Documents filed or furnished to the SEC as applicable, on or after January 1, 2015, except for the representations and warranties set forth in Section 3.3, Section 3.5, Section 3.8(b) and Section 3.19, and prior to February 22, 2016 (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature) and (ii) set forth in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to such other Section is reasonably apparent on its face from the text of the disclosure made.

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Maryland and has the requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance with the terms of the Company Governing Documents.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of the Subsidiaries of the Company (each a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, and the type and percentage of interest held directly or indirectly, by the Company in each Company Subsidiary. Each Company Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents.

(c) Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to conduct its business as now being conducted, except for such failures as would not have or reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than (i) in the Company Subsidiaries and (ii) Company Investments).

(e) The Company has made available to Parent (i) complete and correct copies of the Company Governing Documents and (ii) complete and correct copies of the organizational documents or governing documents of each Company Subsidiary.

Section 3.2 Capitalization.

(a) The authorized stock of the Company consists of (i) 450,000,000 shares of Company Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), of which 6,900,000 shares are designated as 8.00% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Company Series A Preferred Stock”). As of February 22, 2016, (A) 31,853,025 shares of Company Common Stock were issued and outstanding, including 178,669 Company Restricted Shares, (B) 6,900,000 shares of Company Series A Preferred Stock were issued and outstanding and no other shares of Company Preferred Stock were issued or outstanding, (C) 1,273,795 shares of Company Common Stock were reserved for issuance in connection with future grants of awards under any Company Equity Plan, and (D) 148,549 shares of Company Common Stock were reserved for issuance with respect to outstanding Company Restricted Shares. All of the outstanding shares of the Company’s stock are duly authorized, validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable securities Laws, the MGCL and the Company Governing Documents. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Company Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the DRIP, the provisions of the Company Charter, the Company Restricted Shares and the Company Preferred Stock, there are no options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any “poison pill” or similar stockholder rights plan, relating to the issued or unissued stock of the Company, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of stock or Company Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Company Equity Interests”). Except as set forth in the Company Governing Documents, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Common Shares or any stock of, or other Company Equity Interests in, the Company or any Company Subsidiary, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a list of all outstanding Company Restricted Shares as of February 22, 2016, including the name of the recipient and the applicable vesting schedule.

(c) There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company Common Stock or any stock of, or other Company Equity Interest in, the Company or Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its stock or other Company Equity Interests.

(d) The Company or another Company Subsidiary owns, directly or indirectly through ownership of another wholly-owned Company Subsidiary, all of the issued and outstanding shares of stock or other Company Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws and other than, in the case of Company Subsidiaries that are immaterial to the Company, immaterial Liens), and all of such shares of stock or other Company Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and have been issued in compliance with all applicable securities Laws. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Company Equity Interests in any Company Subsidiary.

(e) Other than pursuant to the DRIP, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any Contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f) All dividends or distributions on the Company Common Stock and any material dividends or distributions on any securities of any Company Subsidiary which have been declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 3.3 Authorization; Validity of Agreement; Company Action.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Mergers. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, or vote, consent or approval of the Company’s stockholders, pursuant to the MGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the First Merger, to the receipt of the Company Stockholder Approval and the filing of the Articles of Merger with, and acceptance for record by, the SDAT.

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 3.4 Board Approvals. On or prior to the date hereof, the Company Board at a duly held meeting has by unanimous vote (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the Mergers and the other Transactions, (ii) directed that the First Merger and the other Transactions be submitted for consideration at the Stockholders Meeting, and (iii) resolved to recommend that the Company’s stockholders vote in favor of the approval of the First Merger and the other Transactions and to include such Company Board Recommendation in the Proxy Statement, subject to Section 5.3 and Section 5.4.

Section 3.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the First Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) violate, conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Company Subsidiary, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational (a “Governmental Entity”), other than any taxing authority (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the MGCL in connection with the Mergers, (iii) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Mergers, including (A) a proxy statement in preliminary and definitive form relating to the Stockholders Meeting that will be sent to the stockholders of the Company in connection with the Stockholders Meeting (together with any amendments or supplements thereto or document incorporated by reference therein, the “Proxy Statement”) and (B) a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the First Merger and Parent Series C Preferred Stock in the Second Merger will be registered pursuant to the Securities Act and in which the Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”) and filings on Form 8-K or pursuant to Rule 14a-12 under the Exchange Act, or (iv)

such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement and the Mergers), (c) except as set forth on Section 3.5 of the Company Disclosure Letter, accelerate the performance required by, result in any termination, cancellation or modification of, or loss of benefit under, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which the Company or any of the Company Subsidiaries is a party, (d) result in the creation of any Lien or other encumbrance (other than a Company Permitted Lien) upon any of the respective properties or assets of the Company, or (e) violate any order, writ, injunction, decree or Law applicable to the Company or any of its properties or assets; except in each of clauses (c) or (d), as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Company SEC Documents and Company Financial Statements.

(a) The Company has filed or furnished (as applicable) with the SEC on a timely basis all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) required by it to be filed or furnished (as applicable) since and including January 1, 2013 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied (or with respect to Company SEC Documents filed after the date hereof, will comply) in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the consolidated audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents or incorporated therein by reference, including the related notes and schedules (collectively, the “Company Financial Statements”), (i) complied or will comply, as the case may be, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Company Subsidiaries in all material respects; (iii) have been or will be, as the case may be, prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act); and (iv) fairly present, in all material respects, the financial position and the results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the times and for the periods referred to therein. The Company does not have any outstanding and unresolved comments from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comments and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(b) The Company has made available to Parent complete and correct copies of all material written correspondence between the SEC on one hand, and the Company, on the other hand, since January 1, 2013, other than as publicly filed as correspondence in the Electronic Data Gathering, Analysis and Retrieval Database of the SEC (“EDGAR”).

Section 3.7 Internal Controls; Sarbanes-Oxley Act.

(a) Since January 1, 2013, the Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2015, and, except as set forth in Company SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2015. Since January 1, 2013, the Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has not had (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information or (B) any fraud, whether or not material, that involving management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Neither the Company nor any of its Subsidiaries has entered into or is subject to (i) any “off balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) or (ii) any commitment to become party to any joint venture, off balance sheet partnership or any similar Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, in each case where the results, purpose or effect of such commitment or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiaries’ published financial statements or other Company SEC Documents.

Section 3.8 Absence of Certain Changes.

(a) Except as contemplated by this Agreement, since January 1, 2015, (i) the Company and each Company Subsidiary has conducted, in all material respects, its business in the ordinary course consistent with past practice and (ii) neither the Company nor any Company Subsidiary has taken any action that would require consent of Parent pursuant to clause (a), (b), (c), (i), (k), (l), (o), (p)(ii), (q) or (r), or clause (t) with respect to any of the foregoing, of Section 5.1 had such action occurred after the date of this Agreement and prior to the Closing.

(b) Since January 1, 2015, there has not been any Company Material Adverse Effect or any Events that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9 No Undisclosed Liabilities. Except (a) as reflected or adequately reserved against on the balance sheet of the Company dated September 30, 2015, (b) for liabilities and obligations incurred since September 30, 2015 in the ordinary course of business and in a manner consistent with past practice, subsequent to September 30, 2015 and (c) for liabilities and obligations contemplated by or under this Agreement or in connection with the Transactions, neither the Company nor any Company Subsidiary has any liabilities or obligations, contingent or otherwise, that would be required by GAAP to be reflected on, or disclosed in the notes to, the consolidated financial statements of the Company and its Subsidiaries, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Litigation. There is (a) no material claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (collectively, a “Legal Proceeding”), pending (in which service of process has been received by the Company) against (or to the Company’s knowledge, threatened against or naming as a party thereto), the Company, a Company Subsidiary, any of their respective properties or assets, or any executive officer or director of the Company (in their capacity as such) and (b) no material investigation of a Governmental Entity pending (in which notice has been received by the Company) or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, any of their respective properties or assets, or any executive officer or director of the Company (in their capacity as such). Neither the Company nor any Company Subsidiary is subject to any outstanding Order that is material to the Company or any Company Subsidiary.

Section 3.11 Company Employee Benefit Plans; ERISA.

(a) Neither the Company nor any of its Subsidiaries (i) currently employs or has ever employed any individual and (ii) has, or has ever had, any liabilities with respect to Benefit Plans, other than liabilities relating to the Company Equity Plan.

(b) The Company has provided or made available to Parent the amounts that have been allocated to the Company for calendar years 2014 and 2015 with respect to service credit with respect to applicable Benefit Plans, commission plans or current bonus target amounts (or portion thereof to be allocated to the Company), actual bonus and commission or incentive compensation for the individuals providing services to the Company (the “Company Service Providers”).

(c) No material liability, claim, action, audit, investigation, governmental proceeding or litigation is pending or, to the knowledge of the Company, threatened with respect to any individual who is currently providing or has ever provided services to the Company.

(d) Neither the execution of this Agreement nor the consummation of the Transactions will (individually or together with the occurrence of any other event): (i) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any director of the Company or any Company Service Provider, (ii) result in payments or benefits which would not be deductible under Section 280G of the Code, or (iii) result in a requirement to pay any tax “gross up” or similar “make whole” payment, whether paid directly or indirectly, to any director or Company Service Provider.

(e) Full payment has been made, or otherwise properly accrued on the books and records of the Company and the Company Subsidiaries, of all amounts that the Company and the Company Subsidiaries are required to have paid under the terms of any arrangement with respect to Company Service Providers.

(f) There are no proceedings pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any individual who currently provides or has ever provided services to the Company or any of the Company Subsidiaries alleging unpaid or overdue compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of the Company Subsidiaries in connection with the service relationship.

(g) Each individual who renders service to the Company or any Company Subsidiary who is classified by the Company or such Company Subsidiary, as applicable, as having the status of an independent contractor or other nonemployee status for any purpose is properly so classified and treated in accordance with applicable Laws.

Section 3.12 Taxes.

(a) The Company and each Company Subsidiary has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true, complete and correct in all material respects. The Company and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

(b) The Company (i) for all taxable years commencing with the Company’s taxable year ended December 31, 2011 and through December 31, 2015 has been subject to taxation as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2016 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT through the First Merger Effective Time (determined as if the Company’s taxable year ended at the First Merger Effective Time and disregarding the distribution requirements set forth in Section 857(a)(1) of the Code); and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of the Company, no such challenge is pending or threatened.

(c) There are no current audits, examinations or other proceedings of a Governmental Entity pending with regard to any U.S. federal or other material Taxes of the Company or the Company Subsidiaries, and neither the Company nor any Company Subsidiary has received a written notice or announcement of any such audits, examinations or proceedings.

(d) Neither the Company nor any Company Subsidiary directly or indirectly holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471-1474 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(f) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Company Permitted Liens.

(g) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving the Company or any Company Subsidiary, and after the Closing Date neither the Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, except as otherwise provided herein and except, in each case, for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes.

(h) Neither the Company nor any Company Subsidiary is or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of any U.S. federal or other material Taxes or agreed to any extension of time with respect to a U.S. federal or other material Tax assessment or deficiency.

(k) Neither Parent nor any Parent Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in method of accounting of the Company or any Company Subsidiary for a taxable period ending on or prior to the Closing Date, (B) installment sale by the Company or any Company Subsidiary made on or prior to the Closing Date or (C) election by the Company or any Company Subsidiary under Section 108(i) of the Code made prior to the Closing Date.

(l) Section 3.12(l) of the Company Disclosure Letter sets forth a true and complete list of each Company Subsidiary and each other entity in which the Company directly, indirectly or constructively owns an equity interest of ten percent (10%) or greater (by vote or value) and their respective classification for U.S. federal income tax purposes, jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary, including in the case of any entity classified as a corporation for U.S. federal income tax purposes, whether such entity has elected to be treated as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”).

(m) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(n) Neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(o) Neither the Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(p) Neither the Company nor any Company Subsidiary has received a written claim by any Governmental Entity in a jurisdiction where the Company and the Company Subsidiaries do not file Tax Returns that they are or may be subject to income taxation by the jurisdiction.

(q) No deficiency for any U.S. federal or other material Tax has been asserted or assessed by a Governmental Entity in writing against the Company or any Company Subsidiary that has not been satisfied by payment, settled or withdrawn.

(r) Since January 1, 2015, neither the Company nor any of its Subsidiaries have rescinded or revoked any Tax election, settled or compromised any Tax liability or amended any Tax Return filed before the date hereof. No material Tax elections have been made following the filing of the Company’s 2014 U.S. federal income tax return.

(s) Neither the Company nor any Company Subsidiary (i) owns any “residual interests” (within the meaning of Section 860G(a)(2) of the Code) in a “REMIC” (within the meaning of Section 860D(a) of the Code) or (ii) has allocated “excess inclusion income” to their stockholders.

(t) To the knowledge of the Company, neither the Company nor any Company Subsidiary has engaged at any time in any “prohibited transactions” within the meaning of Section 856(b)(6) of the Code.

(u) This Section 3.12 and Section 3.11 contain the sole representations and warranties of the Company and the Company Subsidiaries with respect to Tax matters.

Section 3.13 Contracts.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a list of each Contract, including all amendments, supplements, exhibits and side letters to any such Contract, to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound which, as of the date of this Agreement:

(i) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act or required to be disclosed under Item 404 of Regulation S-K under the Securities Act (provided, that the Company shall only be required to list in clause (i) of Section 3.13(a) those Contracts that have not been filed with the SEC on or after January 1, 2015);

(ii) involves aggregate payments by, or other consideration or expenditures from, the Company or any Company Subsidiary in excess of $500,000 over the remaining term of such Contract, and is not cancelable within sixty (60) days without material payment by or penalty to the Company or any Company Subsidiary;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or upon consummation of the Transactions, Parent or its Subsidiaries, or which restricts in any material respect the conduct of any line of business of the Company or any Company Subsidiary, or upon consummation of the Transactions, Parent or its Subsidiaries;

(iv) establishes a partnership, joint venture or similar arrangement;

(v) relates to the borrowing of money or extension of credit, in each case having a principal amount of Indebtedness in excess of $1,000,000 other than accounts receivables and payables incurred or arising in the ordinary course of business consistent with past practice;

(vi) requires the Company or any Company Subsidiary to dispose of or acquire assets or properties with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination;

(vii) is a Company Investment Contract;

(viii) requires any delivery of notice or prior consent in connection with the Transactions, where, if such notice or consent were not made or obtained, would give rise to any right of termination, cancellation, acceleration or amendment of, or trigger any payments or the creation of a Lien or other encumbrance, or result in any violation of or breach of or constitute a default under such Contract in connection with the consummation of the Mergers and the other Transactions;

(ix) is with a Governmental Entity;

(x) relates to a Related Party Transaction; or

(xi) contains any obligation, contingent or otherwise, on the part of the Company or any of its Subsidiaries to indemnify any other Person.

(b) Each Contract of the type described above in Section 3.13(a), whether or not set forth in Section 3.13(a) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.” Except as, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable in accordance with its terms on the Company and each Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract. None of the Company or any Company Subsidiary, nor, to the knowledge of the Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Company Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written or, to the knowledge of the Company, other notice of any violation or default under any Company Material Contract.

(c) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

Section 3.14 Investment Company Act. Neither the Company nor any Company Subsidiary is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act.

Section 3.15 Intellectual Property. Except as, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property Rights necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary, (iv) to the knowledge of the Company, no third party is currently infringing or misappropriating Intellectual Property Rights owned by the Company or any Company Subsidiary, and (v) neither the Company or any Company Subsidiary has experienced any cybersecurity or other data breach or misappropriation. The Company and the Company Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property Rights that they own.

Section 3.16 Compliance with Laws; Permits.

(a) Each of the Company and the Company Subsidiaries has, since January 1, 2014, been in compliance, in all material respects, with all Laws which affect the business, properties or assets of the Company. Since January 1, 2014, no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any material non-compliance with any Laws affecting the business, properties or assets of the

Company. Notwithstanding anything to the contrary in this Section 3.16(a), the provisions of this Section 3.16(a) shall not apply to matters discussed in Section 3.11 and Section 3.12.

(b) The Company and the Company Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to carry on its business in the manner described in the Company SEC Documents filed on or after January 1, 2014 and prior to the date hereof and as is being conducted as of the date of this Agreement (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to possess and maintain such Company Permits in full force and effect have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case for failures to file which, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in violation or breach of, or default under, any Company Permit, nor has the Company or any Company Subsidiary received any claim or notice indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any Company Permits, except where the failure to be in compliance with the terms of any Company Permits, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.17 Assets and Properties.

(a) None of the Company or any Company Subsidiary own any equity interests in any real property.

(b) The Company and each of the Company Subsidiaries own or lease all tangible assets, if any, necessary for the conduct of their respective businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice and is in good operating condition and repaid, other than where such defects or the failure to have been so maintained or to be in such condition and repair would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Investments. Section 3.18 of the Company Disclosure Letter sets forth an accurate and complete list of investments, including any securities, derivative instruments, currency hedging arrangements, repurchase agreements, options, forwards, futures, swaps, or hybrid securities, and all Contracts relating thereto (collectively, the “Company Investments” and such Contracts, the “Company Investment Contracts”) owned by the Company or any of the Company Subsidiaries as of the dates indicated therein, together with the cost basis, book or amortized value, as the case may be, as of the date indicated thereon, and investment rating (if any) of each such Company Investment.

Section 3.19 Information in the Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of the Company, any Company Subsidiary or the Company Manager for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the First Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company, any Company Subsidiary or the Company Manager or other information supplied by or on behalf of the

Company, any Company Subsidiary or the Company Manager for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 3.19 will not apply to statements or omissions included in the Form S-4 or the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent, Merger Sub or the Parent Manager.

Section 3.20 Opinion of Company Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC (the “Company Financial Advisor”), to the effect that, as of the date of such opinion and based on and subject to the limitations, qualifications and assumptions set forth therein, the consideration to be received in the First Merger pursuant to this Agreement is fair, from a financial point of view, to holders of Company Common Stock (other than Parent, Merger Sub and their respective affiliates). The Company shall make available to Parent, solely for informational purposes, a complete and current copy of such written opinion promptly after receipt thereof by the Company Board. Parent and Merger Sub acknowledge that the opinion of the Company Financial Advisor is for the benefit of the Company Board and neither Parent nor Merger Sub shall be entitled to rely on such opinion for any purpose.

Section 3.21 Insurance. The Company and the Company Subsidiaries have policies of insurance covering the Company, the Company Subsidiaries and any of their respective directors, officers, agents, properties or assets, including policies of property, fire, products liability, directors’ and officers’ liability, and other casualty and liability insurance (“Company Insurance Policies”), and in each case in such amounts and with respect to such risks and losses, which the Company believes are adequate for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by the Company or any Company Subsidiary under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All premiums payable under the Company Insurance Policies have been paid in all material respects, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of the Company Insurance Policies. The Company will make available to Parent upon request copies of all material Company Insurance Policies.

Section 3.22 Related Party Transactions. Except as set forth in the Company SEC Documents (and excluding this Agreement and the Transactions), since January 1, 2013 there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and the Company Manager or any officer, director or affiliate (including any officer or director of any affiliate) of the Company, any Company Subsidiary or the Company Manager, on the other hand (each, a “Related Party Transaction”).

Section 3.23 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor, whose fees and expenses shall be paid by the Company), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Mergers or the other Transactions based upon arrangements made by or on behalf of the Company.

Section 3.24 Takeover Statutes. The Company Board has taken all action necessary to render inapplicable to the First Merger and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the First Merger or the other Transactions.

Section 3.25 Vote Required. The affirmative vote, at a duly called and held meeting of stockholders, of the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote upon the First Merger (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of shares of stock of the Company necessary under the MGCL or the Company Governing Documents to approve the Mergers or the other Transactions.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions.

Section 3.27 Acknowledgement by the Company. The Company acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the assets, condition, operations and prospects of Parent, Merger Sub and their respective Subsidiaries. In entering into this Agreement, the Company acknowledges that, other than as expressly set forth in this Agreement, the Parent Disclosure Letter or in any other document or certificate delivered by Parent or Merger Sub in connection herewith or incorporated by reference herein, none of Parent, Merger Sub, any of their respective Subsidiaries nor any of their respective Affiliates, agents or representatives (the “Parent Parties”) makes or has made any representation or warranty, either express or implied, including, without limitation, (i) as to the accuracy or completeness of any of the information provided or made available to the Company or its agents or representatives prior to the execution of this Agreement, or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent, Merger Sub or their respective Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

The following representations and warranties are given by Parent and Merger Sub jointly and severally and are qualified in their entirety by reference to the disclosures (i) in the Parent SEC Documents filed or furnished to the SEC as applicable, on or after January 1, 2015, except for the representations and warranties set forth in Section 4.3, Section 4.5, Section 4.8(b) and Section 4.15, and prior to February 22, 2016 (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature) and (ii) set forth in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). Each disclosure set forth in the Parent Disclosure Letter shall qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to such other Section is reasonably apparent on its face from the text of the disclosure made.

Section 4.1 Organization and Qualification.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of Maryland and has the requisite corporate power and authority to conduct its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is in compliance with the terms of the Parent Governing Documents.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority conduct its business as now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of any amendments to the Merger Sub Governing Documents not filed as of the date of this Agreement with the SEC. Merger Sub is in compliance with the terms of the Merger Sub Governing Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Section 4.1(c) of the Parent Disclosure Letter sets forth a true and complete list of the Subsidiaries of Parent (each a “Parent Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary, and the type and percentage of interest held directly or indirectly, by the Parent in each Parent Subsidiary. Each Parent Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents.

(d) Each Parent Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to conduct its business as now being conducted, except for such failures as would not have or reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Neither Parent nor any Parent Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Parent Subsidiaries and investments in short-term securities).

(f) Parent has made available to the Company complete and correct copies of the Parent Governing Documents.

Section 4.2 Capitalization.

(a) As of the date hereof, the authorized stock of Parent consists of (i) 450,000,000 shares of Parent Common Stock, (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), of which (x) 3,450,000 shares are designated as 8.625% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Parent Series A Preferred Stock”), and (y) 8,000,000 shares are designated as 8.00% Series B Cumulative Redeemable Perpetual Preferred Stock (the “Parent Series B Preferred Stock”). As of February 22, 2016, (A) 67,385,255 shares of Parent Common Stock were issued and outstanding, (B) 3,450,000 shares of Parent Series A Preferred Stock were issued and outstanding; (C) 8,000,000 shares of Parent Series B Preferred Stock were issued and outstanding and no other shares of Parent Preferred Stock were issued or outstanding, (D) 14,247,763 shares of Parent Common Stock were reserved for issuance in connection with potential future conversions of the Parent Convertible Notes, (E) 3,109,535 shares of Parent Common Stock were reserved for issuance in connection with future grants of awards under any Parent Equity Plan, and (F) 924,650 shares of Parent Common Stock were reserved for issuance with respect to outstanding grants made under any Parent Equity Plan (the “Parent Equity Awards”). All of the outstanding shares of Parent stock are duly authorized, validly issued, fully paid and non-assessable, and all shares of Parent Common Stock to be issued in connection with the First Merger and shares of Parent Series C Preferred Stock to be issued in connection with the Second Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable securities Laws, the MGCL and the Parent Governing Documents. There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) (“Parent Voting Debt”) of Parent or any Parent Subsidiary issued and outstanding. Except for the Parent Equity Awards, there are no options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any “poison pill” or similar stockholder rights plan, relating to the issued or unissued stock of Parent, obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of stock or Parent Voting Debt of, or other equity interest in, Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Parent Equity Interests”). Except as set forth in the Parent Governing Documents, there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any stock of, or other Parent Equity Interests in, Parent or any Parent Subsidiary, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in Parent or any Parent Subsidiary.

(b) There are no voting trusts or other agreements to which Parent or any Parent Subsidiary is a party with respect to the voting of the Parent Common Stock or any stock of, or other Parent Equity Interest in, Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its stock or other Parent Equity Interests except as set forth in the governance documents of the Parent Subsidiaries.

(c) Parent owns beneficially and of record all of the outstanding stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(d) Parent or another Parent Subsidiary owns, directly or indirectly through ownership of another wholly-owned Parent Subsidiary, all of the issued and outstanding shares of stock or other Parent Equity Interests of each of the wholly-owned Parent Subsidiaries and its outstanding shares of stock or other Parent Equity Interests of each of the other Parent Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under the governance documents of the Parent Subsidiaries and/or applicable federal and state securities Laws and other than, in the case of Parent Subsidiaries that are immaterial to Parent, immaterial Liens), and all of such shares of stock or other Parent Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable, and have been issued in compliance with all applicable securities Laws. Except as set forth in the governance documents of the Parent Subsidiaries, there are no outstanding obligations to which Parent or any Parent Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Parent Equity Interests in any Parent Subsidiary.

(e) All dividends or distributions on the shares of Parent Common Stock and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.3 Authorization; Validity of Agreement; Parent Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, including the Mergers. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by each of them of the Mergers and the other Transactions, have been duly and validly authorized by the Parent Board, the board of directors of Merger Sub and the sole stockholder of Merger Sub and no other corporate action on the part of Parent or Merger Sub, or vote, consent or approval of Parent’s stockholders, pursuant to the MGCL or otherwise, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, and the consummation by each of them of the Mergers and the other Transactions, subject, in the case of the Mergers, to the filing of the Articles of Merger with, and acceptance for record by, the SDAT. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

Section 4.4 Board Approvals. On or prior to the date hereof, (a) the Parent Board has at a duly held meeting, by unanimous vote, duly and validly authorized the execution and delivery of this Agreement and declared advisable the Mergers and the other Transactions and (b) the board of directors of Merger Sub has at a duly held meeting, by unanimous vote, duly and validly authorized the execution and delivery of this Agreement and declared advisable the First Merger.

Section 4.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Mergers or any other Transaction or compliance by Parent and Merger Sub with any of the provisions of this Agreement will (a) violate, conflict with or result in any breach of any provision of the Parent Governing Documents, the Merger Sub Governing Documents or the comparable organizational or governing documents of any Parent Subsidiary, (b) require any filing by Parent, Merger Sub or any Parent Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, including with respect to the registration of Stock Consideration, (ii) any filings as may be required under the MGCL in connection with the Mergers and the other Transactions, (iii) such filings as may be required under the rules and regulations of the NYSE in connection with this Agreement and the Mergers, or (iv) such filings as may be required in connection with state and local transfer Taxes), (c) accelerate the performance required by, result in any termination, cancellation or modification of, or loss of benefit under, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent or any Parent Subsidiary is a party, (d) result in the creation of any Lien or other encumbrance (other than a Parent Permitted Lien) upon any of the respective properties or assets of Parent, or (e) violate any order, writ, injunction, decree or Law applicable to Parent or any of its properties or assets; except in each of clauses (c) or (d), as would not have or reasonably be expected to have individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Parent SEC Documents and Parent Financial Statements.

(a) Parent has filed or furnished (as applicable) with the SEC on a timely basis all forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) required by it to be filed or furnished (as applicable) since and including January 1, 2013 under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) (such documents and any other documents filed by Parent with the SEC, collectively, the “Parent SEC Documents”). As of their respective filing dates the Parent SEC Documents (a) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied (or with respect to Parent SEC Documents filed after the date hereof, will comply) in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. All of the consolidated audited financial statements and unaudited interim financial statements of Parent included in the Parent SEC Documents or incorporated therein by reference, including the related notes and schedules (collectively, the “Parent Financial Statements”), (i) complied or will comply, as the case may be, as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent and the Parent Subsidiaries in all material respects, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act); and (iv) fairly present, in all material respects, the financial position and the results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as of the times and for the periods referred to therein. No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of Parent. Parent does not have any outstanding and unresolved comments from the SEC with respect to the Parent SEC Documents. To the knowledge of Parent, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comments and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

(b) Parent has made available to the Company complete and correct copies of all written correspondence between the SEC on one hand, and Parent, on the other hand, since January 1, 2013, other than as publicly filed as correspondence in EDGAR.

Section 4.7 Internal Controls; Sarbanes-Oxley Act.

(a) Since January 1, 2013, Parent has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its consolidated Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets that could have a material effect on the financial statements. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2015, and, except as set forth in Parent SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 31, 2015. Since January 1, 2013, Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has not had (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(b) Neither Parent nor any of its Subsidiaries has entered into or is subject to (i) any “off balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) or (ii) any commitment to become party to any joint venture, off balance sheet partnership or any similar Contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, in each case where the results, purpose or effect of such commitment or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiaries’ published financial statements or other Parent SEC Documents.

Section 4.8 Absence of Certain Changes.

(a) Except as contemplated by this Agreement, since January 1, 2015, Parent and each Parent Subsidiary has conducted, in all material respects, its business in the ordinary course consistent with past practice.

(b) Since January 1, 2015, there has not been any Parent Material Adverse Effect or any Events that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9 No Undisclosed Liabilities. Except (a) as reflected or adequately reserved against on the balance sheet of Parent, dated September 30, 2015, (b) for liabilities and obligations incurred since September 30, 2015 in the ordinary course of business and in a manner consistent with past practice, subsequent to September 30, 2015, and (c) for liabilities and obligations contemplated by or under this Agreement or in connection with the Transactions, neither Parent nor any Parent Subsidiary has incurred any liabilities or obligations, contingent or otherwise, that would be required by GAAP to be reflected on, or disclosed in the notes to, the consolidated financial statements of Parent and its Subsidiaries, other than those liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10 Litigation. There is no Legal Proceeding pending (in which service of process has been received by Parent) against (or to Parent’s knowledge, threatened against or naming as a party thereto), Parent, a Parent Subsidiary, any of their respective properties or assets, or any executive officer or director of Parent (in their capacity as such) except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no material investigation of a Governmental Entity pending (in which notice has been received by Parent) or, to the knowledge of Parent, threatened against the Parent or any Parent Subsidiary, any of their respective properties or assets, or any executive officer or director of Parent (in their capacity as such), that, if adversely determined, would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is subject to any outstanding Order which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11 Parent Employee Benefit Plans; ERISA.

(a) Neither Parent nor any Parent Subsidiaries (i) currently employs or has ever employed any individual and (ii) has, or has ever had, any liabilities with respect to Benefit Plans, other than liabilities relating to the Parent Equity Plan.

(b) No material liability, claim, action, audit, investigation, governmental proceeding or litigation is pending or, to the knowledge of Parent, threatened with respect to any individual who is currently providing or has ever provided services to Parent. Full payment has been made, or otherwise properly accrued on the books and records of Parent and the Parent Subsidiaries, of all material amounts that Parent and the Parent Subsidiaries are required under the terms of any arrangement with respect to Parent Service Providers.

Section 4.12 Taxes.

(a) Parent and each Parent Subsidiary has timely filed with the appropriate Governmental Entity all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were true, complete and correct in all material respects. Parent and each

Parent Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them.

(b) Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 2009 and through December 31, 2015 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2016 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT; and (iv) has not to its knowledge taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the knowledge of Parent, no such challenge is pending or threatened.

(c) There are no current audits, examinations or other proceedings of a Governmental Entity pending with regard to any U.S. federal or other material Taxes of Parent or the Parent Subsidiaries, and neither Parent nor any Parent Subsidiary has received a written notice or announcement of any such audits, examinations or proceedings.

(d) Merger Sub has been treated as a disregarded entity for U.S. federal income tax purposes at all times since its formation.

(e) Neither Parent nor any Parent Subsidiary directly or indirectly holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f) Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471-1474 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Entities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except for Parent Permitted Liens.

(h) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date, neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, except as otherwise provided herein and except, in each case, for customary indemnification provisions contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes.

(i) Neither Parent nor any Parent Subsidiary is or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither Parent nor any Parent Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Neither Parent nor any Parent Subsidiary has waived any statute of limitations in respect of any U.S. federal or other material Taxes or agreed to any extension of time with respect to a U.S. federal or other material Tax assessment or deficiency.

(l) Neither Parent nor any Parent Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof)

beginning after the Closing Date as a result of any (A) change in method of accounting of Parent or any Parent Subsidiary for a taxable period ending on or prior to the Closing Date, (B) installment sale or open transaction disposition made by Parent or any Parent Subsidiary on or prior to the Closing Date, (C) prepaid amount received by Parent or any Parent Subsidiary on or prior to the Closing Date, or (D) election made of Parent or any Parent Subsidiary prior to the Closing under Section 108(i) of the Code.

(m) Section 4.12(m) of the Parent Disclosure Letter sets forth a true and complete list of each Parent Subsidiary and each other entity in which Parent directly, indirectly or constructively owns an equity interest of ten percent (10%) or greater (by vote or value) and their respective classification for U.S. federal income tax purposes, jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by Parent in each Parent Subsidiary, including in the case of any entity classified as a corporation for U.S. federal income tax purposes, whether such entity has made an election to be treated as a REIT or a Taxable REIT Subsidiary.

(n) Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(o) None of Parent, Merger Sub or any Parent Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(p) Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Entity or has entered into any written agreement with a Governmental Entity with respect to any Taxes.

(q) Neither Parent nor any Parent Subsidiary have received a written claim by any Governmental Entity in a jurisdiction where Parent and the Parent Subsidiaries do not file Tax Returns that they are or may be subject to income taxation by the jurisdiction.

(r) No deficiency for any U.S. federal or other material Tax has been asserted or assessed by a Governmental Entity in writing against Parent or any Parent Subsidiary that has not been satisfied by payment, settled or withdrawn.

(s) Since January 1, 2015, neither Parent nor any of its Subsidiaries have rescinded or revoked any Tax election, settled or compromised any Tax liability or amended any Tax Return filed before the date hereof. No material Tax elections have been made following the filing of the Company’s 2014 U.S. federal income tax return.

(t) Neither Parent nor any Parent Subsidiary (i) owns any “residual interests” (within the meaning of Section 860G(a)(2) of the Code) in a “REMIC” (within the meaning of Section 860D(a) of the Code) or (ii) has allocated “excess inclusion income” to their stockholders.

(u) To the knowledge of Parent, neither Parent nor any Parent Subsidiary has engaged at any time in any “prohibited transactions” within the meaning of Section 856(b)(6) of the Code.

(v) This Section 4.12 contains the sole representations and warranties of Parent and the Parent Subsidiaries with respect to Tax matters.

Section 4.13 Investment Company Act. Neither Parent nor any Parent Subsidiary is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act.

Section 4.14 Compliance with Laws; Permits.

(a) Each of Parent and the Parent Subsidiaries has, since January 1, 2014, been in compliance with all Laws which affect the business, properties or assets of Parent, except for such non-compliance that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2014, no notice, charge or assertion has been received by Parent or any Parent Subsidiary or, to Parent’s knowledge, threatened against Parent or any Parent Subsidiary alleging any non-compliance with any Laws affecting the business, properties or assets of Parent, except for any such alleged non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Notwithstanding anything to the contrary in this Section 4.14, the provisions of this Section 4.14 shall not apply to matters discussed in Section 4.11 and Section 4.12.

(b) Parent and the Parent Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent and the Parent Subsidiaries to carry on its business in the manner described in the Parent SEC Documents filed on or after January 1, 2014 and prior to the date hereof and as is being conducted as of the date of this Agreement (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect, except where the failure to possess and maintain such Parent Permits in full force and effect have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All applications required to have been filed for the renewal of the Parent Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Entity, except in each case for failures to file which, individually or in the aggregate, would not have or reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is in violation or breach of, or default under, any Parent Permit, nor has Parent or any Parent Subsidiary received any claim or notice indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits, individually or in the aggregate, would not have or reasonably be expected to have a Parent Material Adverse Effect.

Section 4.15 Information in the Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of Parent, any Parent Subsidiary or the Parent Manager for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company, at the time of the Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the First Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Transactions, to the extent relating to Parent, any Parent Subsidiary or the Parent Manager or other information supplied by or on behalf of Parent, any Parent Subsidiary or the Parent Manager for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Entity (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein. The representations and warranties contained in this Section 4.16 will not apply to statements or omissions included in the Form S-4 or the Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company or the Company Manager.

Section 4.16 Opinion of Parent Financial Advisor. The Parent Board Special Committee has received the opinion of Houlihan Lokey Capital, Inc. (the “Parent Financial Advisor”) to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the consideration to be paid by Parent in the First Merger is fair from a financial point of view to Parent. The Company acknowledges that the opinion of the Parent Financial Advisor is for the benefit of the Parent Board Special Committee and the Company shall not be entitled to rely on such opinion for any purpose.

Section 4.17 Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Parent Financial Advisors, whose fees and expenses shall be paid by Parent), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Mergers based upon arrangements made by or on behalf of Parent.

Section 4.18 Sufficiency of Funds. Parent and Merger Sub have or, at Closing, shall have, sufficient funds to consummate the Transactions and to satisfy their respective obligations under this Agreement.

Section 4.19 Ownership of Company Common Stock. Except as set forth in Section 4.19 of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary nor any of their respective affiliates or associates (as defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Company Common Stock), or has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Company Subsidiary and neither Parent nor any Parent Subsidiary has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. Neither Parent nor any of the Parent Subsidiaries is an affiliate or associate (as defined in Rule 12b-2 of the Exchange Act) of the Company. Neither Parent nor any of the Parent Subsidiaries has at any time been an assignee or has otherwise succeeded to the beneficial ownership of any shares of Company Common Stock during the last two (2) years.

Section 4.20 Related Party Transactions. Except as set forth in the Parent SEC Documents (and excluding this Agreement and the transactions contemplated hereby), since January 1, 2013 there have been no transactions, agreements, arrangements or understandings between the Parent or any Parent Subsidiary, on the one hand, and the Parent Manager or any officer, director or affiliate (including any officer or director of any affiliate) of the Parent, any Parent Subsidiary or the Parent Manager, on the other hand.

Section 4.21 Takeover Statutes. The Parent Board has taken all action necessary to render inapplicable to the Mergers and the other Transactions, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL, Subtitle 7 of Title 3 of the MGCL and the limitations on transfer and ownership set forth in the Parent’s charter. No other Takeover Statutes are applicable to this Agreement, the Mergers or the other Transactions.

Section 4.22 Vote Required. No vote of the holders of Parent Common Stock or Parent Preferred Stock is required to approve the Mergers or the other Transactions.

Section 4.23 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the Transactions.

Section 4.24 Acknowledgement by Parent and Merger Sub. Each of Parent and Merger Sub acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the assets, condition, operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, each of Parent and Merger Sub acknowledges that, other than as expressly set forth in this Agreement, the Company Disclosure Letter or in any other document or certificate delivered by the Company in connection herewith or incorporated by reference herein, none of the Company, any Subsidiary of the Company, nor any of their respective Affiliates, agents or representatives (the “Company Parties”) makes or has made any representation or warranty, either express or implied, including, without limitation, (i) as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or their respective agents or representatives prior to the execution of this Agreement or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or its Subsidiaries.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF

BUSINESS PENDING THE FIRST MERGER

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the First Merger Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as expressly required or permitted pursuant to this Agreement, (c) to the extent otherwise required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall and shall cause the Company Subsidiaries to (x) conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice, and (y) use its commercially reasonable efforts to (A) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (B) provided it does not require additional compensation, keep available the services of its present officers, (C) maintain all Company Insurance Policies and (D) maintain the qualification of the Company as a REIT. Without limiting the generality of the foregoing, the Company agrees that between the date of this Agreement and the First Merger Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, except (a) as set forth in Section 5.1 of the Company Disclosure Letter, (b) as expressly required or permitted pursuant to this Agreement, (c) to the extent otherwise required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) the Company shall not, and shall not permit any Company Subsidiary to:

(a) amend or propose to amend (A) the Company Charter or Company Bylaws, or (B) such equivalent organizational or governing documents of any Company Subsidiary;

(b) issue, sell, pledge, dispose, encumber or grant any Company Equity Interests, except with respect to any issuance of Company Common Stock upon the settlement of Company Restricted Shares which have vested in accordance with the vesting schedule set forth on Section 3.2(b) of the Company Disclosure Letter;

(c) split, combine, subdivide or reclassify any shares of stock of the Company or any Company Subsidiary or any other Company Equity Interests or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of stock of the Company;

(d) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of regular quarterly dividends payable in respect of the Company Preferred Stock in accordance with past practice, (B) the declaration and payment of dividends or other distributions to the Company by any directly or indirectly wholly owned Company Subsidiary, (C) the declaration, prior to the Pricing Date, and payment by the Company of regular quarterly dividends payable in respect of the Company Common Stock in accordance with past practice, provided that any such dividend declared before the Pricing Date that is not paid prior to the Pricing Date shall be taken into account in calculating Company Book Value and (D) any dividend to the extent declared and paid in accordance with Section 6.15;

(e) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Equity Interests, except (i) from holders of Company Restricted Shares in amounts necessary to pay any applicable Taxes payable by such holders upon the lapse of restrictions on the Company Restricted Shares or (ii) as required by the Company Governing Documents;

(f) (i) acquire or agree to acquire (including by merging or consolidating with, by purchasing any assets or equity securities of, or by any other manner) any corporation, partnership, limited liability company, other business organization or other Person, including any division or material amount of assets thereof, or (ii) acquire or agree to acquire any assets or properties other than Company Investments in accordance with Section 6.17 and Section 6.18;

(g) sell, pledge, lease, assign, transfer, exclusively license, dispose of or encumber, any property or assets other than Company Investments in accordance with Section 6.17 and Section 6.18;

(h) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities (other than refinancing of Indebtedness in a manner contemplated by Section 6.17 and Section 6.18) or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary);

(i) other than ordinary course advances in connection with expense reimbursement to Company’s personnel (including to personnel of the Company Manager providing services to the Company), make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by the Company or a wholly owned Company Subsidiary to the Company or a wholly owned Company Subsidiary, in each case other than Company Investments in accordance with Section 6.17 and Section 6.18;

(j) enter into, renew, modify, amend or terminate (or consent to the termination of the Company’s or any Company Subsidiary’s rights under), or waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any contract that, if existing as of the date of this Agreement, would be a Company Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action by the Company or any Company Subsidiary, (B) subject to Section 6.2(c), the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the Transactions; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect the Company, any Company Subsidiary or Parent or (C) subject to Section 6.2(c), as may be contemplated by the arrangements established by the Parties under Section 6.17 and Section 6.18, or as reasonably necessary to comply with the express terms of this Agreement;

(k) make, change or revoke, any material Tax election, enter into any material closing agreement with a Tax authority, file any amended Tax Return with respect to any material Tax or change any material method of accounting for Tax purposes or annual Tax accounting period, except in each case (A) if required by Law, (B) in the ordinary course of business or (C) if necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2)

of the Code (a “Qualified REIT Subsidiary”) or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(l) take any action that could reasonably be expected to, or fail to take any action, the failure of which could reasonably be expected to, cause the Company to fail to qualify as a REIT (determined as if the Company’s taxable year ended at the First Merger Effective Time and disregarding the distribution requirements set forth in Section 857(a)(1) of the Code for such taxable year);

(m) make, authorize or incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $500,000 individually, or $1,000,000 in the aggregate;

(n) except (i) as required by the terms of any Benefit Plan or other Contract in effect on the date hereof, (ii) in connection with retention or severance arrangements entered into in connection with the Transactions in accordance with the parameters set forth on Section 5.1(n) of the Company Disclosure Letter or (iii) in order to effectuate the actions contemplated by this Agreement, (A) increase the salary or bonus opportunity of any directors of the Company or any other individual providing services Company, (B) grant any officer or director of the Company any increase in severance or termination pay, (C) establish, adopt or enter into any collective bargaining agreement, (D) hire any officer (with a title of vice president or higher) of the Company or promote or appoint any Person to a position with a title of vice president or higher of the Company, (E) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or Benefit Plan, (F) accelerate the vesting or payment of any award under any Company Equity Plan or of any other compensation or benefits other than as set for on Section 5.1(n) of the Company Disclosure Letter, (G) grant any awards under any Company Equity Plan or any bonus, incentive, performance or other compensation plan or arrangement, or (H) grant any bonuses to individuals providing services to the Company, other than pursuant to the terms of the bonus plans set forth in Section 5.1(n) of the Company Disclosure Letter;

(o) change an annual accounting period or change in any material respect any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or applicable Laws;

(p) other than settlement of claims, liabilities or obligations in connection with any stockholder litigation against the Company and/or its officers, directors, employees and Representatives relating to this Agreement, the Mergers and/or the other Transactions in accordance with Section 6.9, (i) settle or compromise any material claim or Legal Proceeding where the amount paid in settlement or compromise exceeds $500,000 individually or $1,000,000 in the aggregate or (ii) enter into any consent decree, injunction or similar restraint or form of equitable relief that would reasonably be expected to restrict the operations of the business of the Company and its Subsidiaries (or of Parent and its Subsidiaries after the Second Merger Effective Time);

(q) take any action that could, or fail to take any action, the failure of which could reasonably be expect to, result in the Company or any Company Subsidiary being required to be registered as an investment company under the Investment Company Act;

(r) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Mergers);

(s) amend or modify the compensation terms or any other obligations of the Company contained in the engagement letter with the financial advisor referred to in Section 3.23 that would increase the liabilities, including, without limitation, any indemnification obligation of the Company or any Company Subsidiary in a manner materially adverse to the Company, any Company Subsidiary or Parent or engage other financial advisors in connection with the Mergers or the Transactions; or

(t) enter into any Contract with respect to, or agree to take or make any commitment to take, or cause the Company Board to adopt any resolutions approving, any of the actions prohibited by this Section 5.1.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the First Merger Effective Time, (ii) avoid incurring U.S. federal, state or local income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to stockholders of the Company in accordance with Section 6.15 or (iii) avoid being required to register as an investment company under the Investment Company Act.

Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that between the date of this Agreement and the First Merger Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, except (a) as set forth in Section 5.2 of the Parent Disclosure Letter, (b) as expressly required or permitted pursuant to this Agreement, (c) to the extent otherwise required by Law or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent (x) shall and shall cause the Parent Subsidiaries to, conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice and (y) shall use its commercially reasonable efforts to (A) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, and (B) maintain the qualification of Parent as a REIT. Without limiting the generality of the foregoing, Parent agrees that between the date of this Agreement and the First Merger Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, except (a) as set forth in Section 5.2 of the Parent Disclosure Letter, (b) as expressly required or permitted pursuant to this Agreement, (c) to the extent otherwise required by Law or (d) as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) Parent shall not, and shall not permit any Parent Subsidiary to:

(a) amend or propose to amend the charter or bylaws of Parent in a manner adverse to the Company;

(b) issue or grant any Parent Equity Interests at a price below the per share value of the Parent’s net assets as of the date of such issuance or grant;

(c) split, combine, subdivide or reclassify any shares of stock of the Parent or any Parent Subsidiary or any other Parent Equity Interests or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of stock of Parent;

(d) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of stock of Parent or any Parent Subsidiary or other equity securities or ownership interests in Parent or any Parent Subsidiary, except for (A) the declaration and payment by Parent of regular quarterly dividends payable in respect of the Parent Preferred Stock in accordance with past practice, (B) the declaration and payment of dividends or other distributions to Parent by any directly or indirectly wholly owned Parent Subsidiary, (C) the declaration and payment by Parent of regular quarterly dividends payable in respect of the Parent Common Stock in accordance with past practice; (D) the declaration and payment by Parent of a dividend in respect of the Parent Common Stock at or prior to Closing in an amount equal to a pro rata portion of its regularly quarterly dividend, based on the number of days elapsed in the quarter in which the Closing Date occurs to but not including the third (3rd) Business Day after the date on which the Company Stockholder Approval is obtained; and (E) any dividend which the Parent Board determines is or may be necessary to be authorized and declared to enable Parent to maintain its qualification as a REIT and avoid incurring U.S. federal, state or local income or excise taxes under the Code or applicable state or local law, including payment of dividends under Code Sections 858 or 860, with respect to 2016;

(e) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Parent Equity Interests, except (i) in accordance with Parent’s share repurchase plan as in effect as of the date hereof, (ii) from holders of Parent Equity Awards in amounts necessary for such holders to pay any applicable

Taxes payable by such holders upon the lapse of restrictions on the Parent Equity Awards or (iii) as required by the Parent Governing Documents;

(f) make, change or revoke, any material Tax election, enter into any material closing agreement with a Tax authority, file any amended Tax Return with respect to any material Tax or change any material method of accounting for Tax purposes or annual Tax accounting period, except in each case (A) if required by Law, (B) in the ordinary course of business or (C) if necessary (x) to preserve Parent’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(g) take any action that could reasonably be expected to, or fail to take any action, the failure of which could reasonably be expected to, cause Parent to fail to qualify as a REIT;

(h) change an annual accounting period or change in any material respect any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or applicable Laws;

(i) take any action that could, or fail to take any action, the failure of which could reasonably be expected to, result in Parent or any Parent Subsidiary being required to be registered as an investment company under the Investment Company Act;

(j) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent (other than the Mergers); or

(k) enter into any Contract with respect to, or agree to take or make any commitment to take, or cause Parent Board to adopt any resolutions approving, any of the actions prohibited by this Section 5.2.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of Parent, upon advice of counsel to Parent, is reasonably necessary for Parent to (i) maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the First Merger Effective Time, (ii) avoid incurring U.S. federal, state or local income or excise Taxes under the Code or applicable state or local Law or (iii) avoid being required to register as an investment company under the Investment Company Act.

Section 5.3 Acquisition Proposals; Go-Shop Period.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on April 1, 2016 (the “Go-Shop Period”), the Company and its Subsidiaries and their respective Representatives shall have the right to: (i) initiate, solicit, facilitate and encourage (publicly or otherwise) any inquiry or the making of any proposals or offers that constitute, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of providing access to non-public information to any Person and its Representatives, its affiliates and its prospective equity and debt financing sources, provided that prior to furnishing such information, the Company has entered into an Acceptable Confidentiality Agreement with such Person, and further, provided, that the Company shall promptly make available to Parent any non-public information concerning the Company or its Subsidiaries that the Company provides to any Person given such access if such information was not previously made available to Parent, and (ii) engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons and their Representatives, their affiliates and their prospective equity and debt financing sources with respect to any Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposals.

(b) Except as expressly permitted by this Section 5.3 (including Section 5.3(d)) and except as may relate to any Excluded Party (for so long as such Person remains an Excluded Party), the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall instruct and use its commercially reasonable efforts to cause, its and its Subsidiaries’ other Representatives (including by notifying them of the existence and terms of this Section 5.3(b)) to (i) at 12:01 a.m. on April 2, 2016 (the “No-Shop Period Start Date”), immediately cease any solicitation activity with respect to an Acquisition Proposal or any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and the Company shall request that each Person (other than an Excluded Party for so long as such Person is an Excluded Party, and except as otherwise permitted pursuant to the terms of an Acceptable Confidentiality Agreement) promptly return to the Company or destroy any non-public information previously furnished or made available to it or any of its Representatives by or on behalf of the Company or its Representatives, and immediately terminate access of any Person (other than an Excluded Party for so long as such Person is an Excluded Party) to any electronic data room maintained by the Company with respect to the transaction contemplated by this Agreement and (ii) from the No-Shop Period Start Date until the earlier of the First Merger Effective Time and the termination of this Agreement in accordance with Article VIII, not, directly or indirectly, (A) initiate, solicit, knowingly facilitate or knowingly encourage (publicly or otherwise) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to an Acquisition Proposal, (B) furnish any non-public information regarding the Company to any Person, or (C) engage in, enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any information concerning the Company or its Subsidiaries or afford access to the Company’s or its Subsidiaries’ books, records, management, employees or properties to any Person (other than discussions in the ordinary course of business that are unrelated to an Acquisition Proposal).

(c) As promptly as reasonably practicable, and in any event within three (3) Business Days following the expiration of the Go-Shop Period, the Company will provide Parent with a written list identifying each Excluded Party.

(d) Notwithstanding anything in this Agreement to the contrary, but subject to the last sentence of this Section 5.3(d), at any time following the No-Shop Period Start Date and prior to the time, but not after, the conditions set forth in Section 7.1(a) have been satisfied, if the Company receives an Acquisition Proposal from any Person or group of Persons which has not resulted from a violation of this Section 5.3, subject to compliance with this Section 5.3(d), (i) the Company and its Subsidiaries and their Representatives may contact such Person or group of Persons solely to clarify the terms and conditions thereof, (ii) the Company and its Subsidiaries and their respective Representatives may provide non-public information and data concerning the Company and its Subsidiaries to such Person or group of Persons and their Representatives, their affiliates and their prospective equity and debt financing sources provided that prior to furnishing such information, the Company has entered into an Acceptable Confidentiality Agreement with such Person; provided, that the Company shall promptly (and in any event, within twenty-four (24) hours) make available to Parent any non-public information concerning the Company or its Subsidiaries that the Company made available to any Person given such access if such information was not previously made available to Parent, and (iii) the Company and its Representatives may engage or participate in any discussions or negotiations with such Person or group of Persons if and only to the extent that, the Company Board, or any committee thereof, has determined in good faith (after consultation with its outside legal counsel and a nationally recognized third party financial advisor) that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal. The Company shall give written notice to Parent before taking any of the actions described in clauses (ii) and (iii) of the preceding sentence. In no event may the Company or any of its Subsidiaries or Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide compensation to, any Person or Persons (or any of their Representatives or potential financing sources) who make an Acquisition Proposal. Notwithstanding the occurrence of the No-Shop Period Start Date, the Company and its Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 5.3(a) with any Excluded Party (for so long as such party remains an Excluded Party), including with respect to any amended Acquisition Proposal submitted by such Excluded Party, following the No-Shop Period Start Date, and the restrictions in Section 5.3(b) shall not apply with respect thereto.

(e) No Change in Recommendation or Alternative Acquisition Agreement.

(i) Except as set forth in this Section 5.3(e), or Section 5.3(f) or 8.3(a), the Company Board and each committee thereof shall not:

(A) withhold, withdraw, qualify, amend or modify (or publicly propose or resolve to withhold, withdraw, qualify, amend or modify), in any manner adverse to Parent, the Company Board Recommendation or approve, authorize, adopt or recommend or otherwise declare advisable, or propose publicly to approve, authorize, adopt or recommend or otherwise declare advisable, any Acquisition Proposal or fail to include the Company Board Recommendation in the Proxy Statement when filed (each action set forth in this clause (A), a “Change of Recommendation”);

(B) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal;

(C) except as expressly permitted by Section 8.3(a), authorize, adopt, approve, recommend or otherwise declare advisable, or propose publicly to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into any letter of intent, agreement in principle, memorandum of understanding or definitive merger, acquisition, purchase or joint venture agreement or other similar Contract (other than an Acceptable Confidentiality Agreement) in respect of or relating to any Acquisition Proposal.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, if at any time after the date hereof but prior to the time the Company Stockholder Approval is obtained, the Company Board or an authorized committee thereof has received an Acquisition Proposal (which did result from a violation of this Section 5.3) that the Company Board, or an authorized committee thereof, determines in good faith (after consultation with outside legal counsel and a nationally recognized third party financial advisor) constitutes a Superior Proposal, the Company Board, and or such authorized committee thereof, prior to the time the Company Stockholder Approval is obtained, may effect a Change of Recommendation and may also terminate this Agreement pursuant to Section 8.3(a) (a “Fiduciary Termination”); provided, however, that the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 8.3(a) with respect to a Superior Proposal unless: (w) the Company Board, or an authorized committee thereof, determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with the directors’ duties under applicable Law; (x) the Company notifies Parent in writing, at least five (5) Business Days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or effect a Fiduciary Termination pursuant to Section 8.3(a) with respect to a Superior Proposal, which notice shall specify all material terms and conditions of such Superior Proposal, including the identity of the Person who made such Superior Proposal, the type and amount of consideration that the Company’s stockholders will receive and all other terms and conditions which the Company Board considered in making the determination that such Acquisition Proposal constituted a Superior Proposal, and any other information and material required to be delivered under Section 5.3(a) or 5.3(d), as applicable, that has not yet been provided to Parent; (y) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or effecting a Fiduciary Termination pursuant to Section 8.3(a) with respect to a Superior Proposal, if requested by Parent, the Company and its Representatives shall negotiate in good faith with Parent and Parent’s Representatives during such five (5) Business Day period to make such revisions to the terms of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (z) the Company Board, or an authorized committee thereof, after taking into consideration any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company, continues to believe in its good faith business judgment (after consultation with its outside legal counsel and a nationally recognized third party financial advisor) that the

Acquisition Proposal continues to constitute a Superior Proposal and that, after consultation with outside legal counsel, the failure to effect a Change of Recommendation in connection with such Superior Proposal or effect a Fiduciary Termination pursuant to Section 8.3(a) with respect to such Superior Proposal would be inconsistent with the directors’ duties under applicable Law. Any amendment to the financial or other material terms of such Superior Proposal or an amendment to an Acquisition Proposal that the Company Board had determined no longer constitutes a Superior Proposal shall constitute a new Acquisition Proposal and shall require the Company to deliver a new notice pursuant to clause (x) above, and the Company shall again be required to comply with the requirements of this Section 5.3(e)(ii), except that the references to five (5) Business Days shall be deemed to be references to three (3) Business Days. Except in accordance with the procedures set forth in this Section 5.3(e), the Company shall have no right to terminate this Agreement pursuant to Section 8.3(a).

(iii) Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, the Company Board, and any authorized committee thereof, may effect a Change of Recommendation in the absence of a Superior Proposal if an Intervening Event shall have occurred and be continuing; provided, however, that the Company shall not be permitted to effect a Change of Recommendation in connection with an Intervening Event unless: (w) the Company Board, or an authorized committee thereof, determines in its good faith business judgment (after consultation with its outside legal counsel) that, in light of such Intervening Event, the failure to take such action would be inconsistent with the directors’ duties under applicable Law; (x) the Company notifies Parent in writing, at least five (5) Business Days in advance, which notice shall (1) state that an Intervening Event has occurred and that the Company Board, or such authorized committee thereof, has determined that in light of such Intervening Event, the failure to effect a Change of Recommendation would be inconsistent with the directors’ duties under applicable Law and that the Company intends to take such action and (2) describe the Intervening Event in reasonable detail and advise Parent that it intends to take such action and specify, in reasonable detail, the reasons for such action; (y) after providing such notice and prior to making such Change of Recommendation in connection with an Intervening Event, if requested by Parent, the Company shall negotiate in good faith with Parent during such five (5) Business Day period, making such revisions to the terms and conditions of this Agreement so that the failure to make such Change of Recommendation would no longer be inconsistent with the directors’ duties under applicable Law; and (z) the Company Board, or an authorized committee thereof, after taking into consideration any changes to this Agreement offered in writing by Parent in a manner that would form a binding contract if accepted by the Company, continues to believe in its good faith business judgment (after consultation with its outside legal counsel) that the failure to effect a Change of Recommendation with respect to such Intervening Event would still be inconsistent with the directors’ duties under applicable Law. For the avoidance of doubt, the provisions of this Section 5.3(e) shall also apply to any material change to the facts and circumstances relating to such Intervening Event and require a new notice, except that the references to five (5) Business Days shall be deemed to be references to three (3) Business Days.

(f) Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board, or any committee thereof, from (i) complying with its disclosure obligations under United States federal or state law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d–9 and Rule 14e–2(a) promulgated under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop–look–and–listen” communication to the stockholders of the Company pursuant to Rule 14d–9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company); provided, that any such disclosure or communication that constitutes or contains a Change of Recommendation shall be subject to the provisions of Section 5.3(e).

(g) From and after the No-Shop Period Start Date, the Company agrees that (i) it will promptly (and, in any event, within thirty-six (36) hours) notify Parent orally and in writing if any Acquisition Proposal is received by it indicating, in connection with such notice, the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, copies of any written documentation or correspondence constituting the Acquisition Proposal, including proposed agreements) and (ii) in the event that any such Person modifies its Acquisition Proposal in any material respect, the Company shall notify Parent within one (1) Business Day after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation or correspondence reflecting such modification); provided, however, that none of the requirements contemplated by the foregoing clauses (i) and (ii) shall apply (x) during the Go-Shop Period or (y) to any Acquisition Proposal submitted by an Excluded Party. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to Parent such material terms and conditions and other information contemplated by this Section 5.3, and represents, as of the date hereof, that none of the Company or its Subsidiaries is bound by a confidentiality agreement which prohibits the Company from providing such information to Parent.

(h) The Company acknowledges and agrees that any actions taken by or at the direction of a Representative of the Company or any of the Company Subsidiaries that, if taken by the Company, would constitute a breach or violation of this Section 5.3 will be deemed to constitute a breach and violation of this Section 5.3 by the Company.

Section 5.4 Preparation of the Form S-4 and the Proxy Statement; Stockholders Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement in preliminary form, and (ii) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the Parent Common Stock issuable in the First Merger and the Parent Series C Preferred Stock issuable in the Second Merger, which will include the Proxy Statement and a prospectus of Parent; provided, however, that unless Parent and the Company otherwise agree in writing, in no event shall the Proxy Statement and the Form S-4 be filed prior to the No-Shop Period Start Date. Each of the Company and Parent shall use its commercially reasonable efforts to (x) have the Proxy Statement cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (y) ensure that the Proxy Statement and Form S-4 comply in all material respects with the applicable provisions of the Exchange Act or Securities Act and the rules and regulations thereunder, and (z) keep the Form S-4 effective for so long as necessary to complete the First Merger. Each of the Company and Parent shall promptly furnish all information concerning itself, its affiliates, its respective Manager and the holders of its stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Proxy Statement. Subject to Section 5.3(e), the Form S-4 and Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Proxy Statement or the Form S-4 received from the SEC. Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement, and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall, subject to Section 5.3(e), give due consideration to including in such document or response any comments reasonably proposed by the other. Each of Parent and the Company shall advise the other, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock of Parent Series C Preferred Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, and each of Parent and the Company shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent and the Company shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder, the MGCL and the rules of the NYSE in connection with the filing and distribution of the Proxy Statement and the Form S-4, and the solicitation of proxies from Company stockholders thereunder.

(b) Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, its Manager, its directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to the NYSE or any Governmental Entity (including the Form S-4 and the Proxy Statement) in connection with the First Merger and the other Transactions. In addition, the Company will use its commercially reasonable efforts to (i) provide interim financial statements of the Company and the Company Subsidiaries (including footnotes) that are required by the Securities Act to be included in the Form S-4 that have been reviewed by the Company’s independent registered public accounting firm, (ii) provide management’s discussion and analysis of interim and annual consolidated financial statements, (iii) cause the Company’s independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on the annual audited consolidated financial statements of the Company included in the Form S-4, and (iv) provide information concerning the Company necessary to enable Parent and the Company to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit Parent to prepare the Form S-4. Notwithstanding the foregoing and except as required by applicable Law, neither party shall furnish any information that is the subject of any confidentiality agreement with any third party (provided that the withholding party shall use commercially reasonable efforts to obtain the required consent of such third party with respect to furnishing such information) or subject to any attorney client privilege (provided that the withholding party shall use commercially reasonable efforts to permit the furnishing of such information in a manner that does not result in loss or waiver of privilege).

(c) If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and the stockholders of Parent. Nothing in this Section 5.4(c) shall limit the obligations of any Party under Section 5.4(a). For purposes of this Section 5.4, any non-public information concerning or related to the Company, its affiliates or the Stockholders Meeting will be deemed to have been provided by the Company, and any non-public information concerning or related to Parent or its affiliates will be deemed to have been provided by Parent.

(d) As promptly as reasonably practicable following the effectiveness of the Form S-4, the Company, acting through the Company Board, or an authorized committee thereof, in accordance with applicable Law and its charter and bylaws, shall, in consultation with Parent, (i) establish a record date for and give notice of, a meeting of holders of Company Common Stock (the “Stockholders Meeting”) at which meeting the Company shall seek the Company Stockholder Approval, which record date shall be no later than ten (10) days after the later of (x) the date on which the Proxy Statement is cleared by the SEC and (y) the date of which the Form S-4 is declared effective (or such later time as may be required by applicable Law), (ii) cause the Proxy Statement to be mailed to the record holders as of the record date established for the Stockholders Meeting and (iii) within thirty (30) days of such record date, duly call, convene and hold the Stockholders Meeting; provided, that, the Company shall be permitted to postpone the Stockholders Meeting, or adjourn the Stockholders Meeting beyond the time that the Stockholders Meeting would otherwise be held, only (A) with the prior written consent of Parent

(which consent shall not be unreasonably withheld, conditioned or delayed) and (B) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) in order to approve the First Merger in accordance with the MGCL and this Agreement or to constitute a quorum necessary to conduct the business of the Stockholders Meeting, or (C) if required by applicable Law. In the event that the date of the Stockholders Meeting as originally called is for any reason adjourned, postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it shall use commercially reasonable efforts to implement such adjournment, postponement or other delay in such a way that the Company does not establish a new record date for the Stockholders Meeting, as so adjourned, postponed or delayed except for such new record date as required by applicable Law. Subject to Section 5.3, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Stockholder Approval to be received at the Stockholders Meeting or any adjournment or postponement thereof. Unless this Agreement has been terminated pursuant to Section 8.3, the Company’s obligation to call, give notice of, convene and hold the Stockholders Meeting in accordance with the foregoing sentence of this Section 5.4(d) shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal to the Company, the Company Board, its Representatives or the Stockholders of the Company, or by any Change in Recommendation pursuant to Section 5.3, and, prior to the termination of this Agreement in accordance with Section 8.3, the Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the First Merger. Unless the Company Board shall have made a Change in Recommendation in accordance with Section 5.3, the Proxy Statement shall include the Company Board Recommendation.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the First Merger Effective Time or the earlier date, if any, on which this Agreement is terminated in accordance with Article VIII, subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, furnish reasonably promptly to the other Party all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that the withholding Party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate or contravene any Law or duty (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty) or (z) that is subject to any attorney-client, attorney work product or other legal privilege of such Party or its Subsidiaries (provided, however, that the withholding Party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Each of the Company and Parent will use its commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) No investigation by either Parent, Merger Sub or their Representatives, on the one hand, or by the Company or its Representatives, on the other, shall affect the representations, warranties, covenants or agreements of the other, set forth in this Agreement.

(d) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Mergers or the other Transactions, or from any Person alleging that the consent of such person is or may be required in connection with the Mergers or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the First Merger Surviving Entity or Parent, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened in writing against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the Mergers or any other Transaction, and (iii) if (A) any representation or warranty made by such Party contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (B) such Party fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if, to the knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed, as the case may be, provided, however, that the delivery of any notice pursuant to this Section 6.1(d) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VII.

(e) Each of Parent and Merger Sub acknowledges and agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employees, customers, suppliers, distributors or other material business relations of the Company prior to the Closing without the prior consent of the Company; provided, however that Parent and its employees, agents, representatives or Affiliates shall not be prohibited from contacting customers, suppliers, distributors or other material business relations of Parent in the ordinary course of business and not related to the Company or the Transactions; provided, further, that Parent, Merger Sub and their respective Representatives shall be permitted to contact the employees, customers, suppliers, distributors or other business relations of the Company to the extent contemplated by the arrangements established by the Parties under Sections 6.16 and 6.17, but only after prior notice to the Company, and consultation with the Company regarding the most appropriate means to contact such persons so as to preserve the Company’s relationships with such persons and not disrupt the business operations of either such persons or the Company.

Section 6.2 Consents and Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent shall and shall cause their respective Subsidiaries, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Mergers and the other Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Mergers and the other Transactions, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other Transactions so as to enable the Closing to occur as soon as reasonably practicable, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other Transactions and to fully carry out the purposes of this Agreement.

(b) Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Entity, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Entity with respect to this Agreement. The Parties or their Representatives shall have the right to review in advance, and each of the Parties will consult the others on, any proposed written or oral communications to, any Governmental Entity in connection with the Mergers and the other Transactions (other than Tax Returns), except that confidential competitively sensitive business information may be redacted from such exchanges, provided, however, that outside counsel to the receiving Party shall be permitted to review complete, unredacted materials. Neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Mergers and the other Transactions without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law and such Governmental Entity, giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Entity) with respect to the Mergers, the Company, the Company Subsidiaries and their respective Representatives shall not be obligated to, and shall not without the consent of Parent, pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. The Parties shall cooperate with respect to accommodations that may be requested or appropriate to obtain such consents.

Section 6.3 Publicity. Concurrently with the execution of this Agreement, the Parties have agreed on the form of a joint press release announcing the Mergers. From and after the date hereof, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Mergers or this Agreement without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the rules for listed companies of the NYSE to issue or cause the publication of any press release or other announcement with respect to the Mergers or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto or (b) in the case of the Company, it deems it necessary or appropriate to issue or cause the publication of any press release or other announcement with respect to the Mergers, this Agreement or the Transactions in connection with or following a Change of Recommendation; provided, however, each Party and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.3.

Section 6.4 Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under applicable Law, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals covered by such Company Governing Documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the First Merger Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b) Without limiting the provisions of Section 6.4(a), from the Closing Date until the tenth (10th) anniversary of the Closing Date, Parent shall: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.4 or elsewhere in this Agreement, Parent shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 6.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation. Notwithstanding anything to the contrary contained in this Section 6.4 or elsewhere in this Agreement, no Covered Person shall settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 6.4(b) without the prior consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) From the Closing Date until the tenth (10th) anniversary of the Closing Date, the charter and bylaws of Parent or any of its successors or assigns shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the First Merger Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons that survive the Mergers shall continue in full force and effect in accordance with their terms.

(d) The Company may, prior to Closing, purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of ten (10) years after the Closing Date with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the First Merger Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage); provided, however, that the annual cost of such program may not exceed 250% of the annual premiums paid as of the date of this Agreement by the Company for directors’ and officers’ liability insurance (such 250% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual cost in excess of the Base Premium, the Company may purchase the most advantageous policies of “tail” or “run-off” directors’ and officers’ insurance obtainable for an annual cost equal to the Base Premium. If the Company obtains such insurance policy prior to the First Merger Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and shall honor its obligations thereunder.

(e) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.4.

(f) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.4, and this Section 6.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby. The exculpation and indemnification provided for by this Section 6.4 shall not be deemed to be exclusive of any other rights to which a Covered Person is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 6.5 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other Transactions.

Section 6.6 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the First Merger Surviving Entity to perform their respective obligations under this Agreement and to consummate the Transactions, including the First Merger and the Second Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7 Rule 16b-3. Prior to the First Merger Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Mergers by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.8 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the First Merger Effective Time, and (ii) prior to the First Merger Effective Time, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.9 Transaction Litigation. In the event that any litigation related to this Agreement, the other transaction documents or any of the contemplated Transactions is brought against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense and settlement of any such litigation against the Company and/or its directors or officers and no such settlement shall be agreed to by the Company or any Company Subsidiary without the Parent’s prior written consent (such consent not be unreasonably withheld, conditioned or delayed).

Section 6.10 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company Common Stock and the Company Series A Preferred Stock from the NYSE and terminate their registration under the Exchange Act, provided, that such delisting and termination shall not be effective until after the Closing Date.

Section 6.11 Director and Officer Resignations. The Company shall use commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director and officer of the Company and the Company Subsidiaries in office immediately prior to the Second Merger Effective Time.

Section 6.12 Certain Tax Matters.

(a) All Parties shall treat (i) the First Merger as taxable purchase by Parent of the Company Common Stock and (ii) the Second Merger as a liquidation of the First Merger Surviving Entity pursuant to Section 332 of the Code, in each case, for U.S. federal, state and local income tax purposes and no Party shall take any positions inconsistent therewith for U.S. federal, state or local income tax purposes.

(b) After the First Merger Effective Time through the end of the taxable year that includes the First Merger Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, (i) take any action that reasonably could be expected to, or (ii) fail to take any action, the failure of which could reasonably be expected to, cause the Company to fail to qualify as a REIT for such taxable year.

Section 6.13 Tax Opinions and Tax Representation Letters.

(a) Parent shall use its reasonable best efforts to (i) obtain the opinion of counsel referred to in Section 7.3(c), and (ii) deliver to Clifford Chance LLP, counsel to Parent (or other nationally recognized REIT counsel to Parent, if applicable) a tax representation letter, dated as of the Closing Date and signed by an officer of Parent, in customary form and substance and approved by the Company, which approval shall not be unreasonably withheld, conditioned or delayed, containing representations of Parent as are reasonably determined by Clifford Chance LLP (or such other counsel) to be necessary or appropriate to enable Clifford Chance LLP (or such other counsel) to render the opinion described in Section 7.3(c).

(b) The Company shall use its reasonable best efforts to (i) obtain the opinion of counsel referred to in Section 7.2(d), and (ii) deliver to Clifford Chance LLP, counsel to the Company (or other nationally recognized REIT counsel to the Company, if applicable), a tax representation letter, dated as of the Closing Date and signed by an officer of the Company, in customary form and substance and approved by Parent, which approval shall not be unreasonably withheld, conditioned or delayed, containing representations of the Company as are reasonably determined by Clifford Chance LLP (or such other counsel) to be necessary or appropriate to enable Clifford Chance LLP (or such other counsel) to render the opinion described in Section 7.2(d).

Section 6.14 Stock Exchange Listing. Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock and Parent Series C Preferred Stock to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the First Merger Effective Time.

Section 6.15 Dividends.

(a) From and after the Pricing Date until the earlier of the First Merger Effective Time and any termination of this Agreement in accordance with Article VIII, the Company shall not make, declare or set aside any dividend or other distribution to its stockholders without the prior written consent of Parent; provided, however, that the written consent of Parent shall not be required (but prior written notice shall be given) for the authorization and payment of dividends (i) expressly permitted by Section 5.1, or (ii) to enable the Company to maintain its qualification as a REIT and avoid incurring U.S. federal, state or local income or excise taxes under the Code or applicable state or local law, including payment of dividends under Code Sections 858 or 860, as permitted in Article V (any such dividend, a “REIT Dividend”).

(b) The record date for any REIT Dividend payable with respect to the taxable year that includes the First Merger Effective Time shall be set in accordance with Maryland law, the rules of the NYSE and any other applicable rules and regulations such that the payment date shall be within three (3) Business Days before the First Merger Effective Time.

Section 6.16 Financing Cooperation.

(a) Prior to the Closing, the Company shall use commercially reasonable efforts to cooperate, and shall cause the Company Subsidiaries to use commercially reasonable efforts to cooperate, and shall use its commercially reasonable efforts to cause its and their Representatives, to provide, on a timely basis, all reasonable cooperation requested by Parent in connection with the documentation and arrangement of any debt financing, including repurchase agreements (the “Debt Financing”), including (i) providing customary financial and other pertinent information regarding the Company and the Company Subsidiaries, including the financial information required to be delivered in connection with the Debt Financing and such other information as may be reasonably requested by Parent in connection with the Debt Financing, (ii) assisting in the preparation of customary documents and materials, including confidential information memoranda, lender and investor presentations and similar documents and materials in connection with the Debt Financing, (iii) participating in a reasonable number of meetings, due diligence sessions and presentations, (iv) providing reasonable and customary assistance to Parent and its Financing Sources in (A) the preparation of all credit agreements (including review of schedules for completeness), currency or interest hedging agreements or other agreements, and reasonably requested customary certificates, opinions or documents, including customary certificates with respect to solvency matters, in connection with the Debt Financing and (B) the negotiation, preparation and delivery of amendments to or the termination of any of the Company’s or the Company Subsidiaries’ existing credit agreements, currency or interest hedging agreements, or other agreements, including repurchase agreements and related documentation in respect of the Company’s or the Company Subsidiaries’ borrowings collateralized by residential mortgage backed securities, securitized mortgage loans, other mortgage and mortgage related assets or other investment securities (including by negotiating amendments, waivers or supplements reasonably satisfactory to Parent with respect to any and all obligations of the Company and the Company Subsidiaries under such repurchase agreements and related documentation which are intended by Parent to be terminated in connection with the consummation of the Transactions), in each case, on terms reasonably satisfactory to Parent and that are reasonably requested by Parent in connection with the Debt Financing, (v) permitting any cash and marketable securities of the Company and the Company Subsidiaries to be made available to Parent and Merger Sub following the First Merger Effective Time, (vi) cooperating reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable and (vii) furnishing Parent and the Financing Sources promptly with all documentation and other information required by any Governmental Entity with respect to the financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; provided that (A) no obligation of the Company or any of the Company Subsidiaries under any such agreements, amendments. authorizations, resolutions, consents shall be effective until the actual occurrence of the First Merger Effective Time (other than amendments to or the termination of any of the Company’s or the Company Subsidiaries’ existing repurchase agreements and related documentation in respect of the Company’s or the Company Subsidiaries’ borrowings collateralized by residential mortgage backed securities, securitized mortgage loans, other mortgage and mortgage related assets or other investment securities which shall be effective prior to the Closing) and (B) none of the Company or any of the Company Subsidiaries or their respective Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not promptly reimbursed by Parent in connection with the Debt Financing prior to the First Merger Effective Time and (C) no member of the Company Board shall be required to take any action with respect to the Debt Financing and neither the Company nor any of the Company Subsidiaries shall be obligated to take any action that requires action or approval by the Company Board prior to the First Merger Effective Time. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.16 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to potential Financing Sources subject to customary confidentiality undertakings by such potential Financing Sources.

(b) Parent shall (A) promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable and documented attorneys’ fees) incurred by the Company or any of the Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated by this Section 6.16 and Section 6.17 and (B) indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives (collectively, the “Cooperation Indemnitees”) from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with third party claims arising out of the arrangement of the Debt Financing or any of the actions or steps referred to in Section 6.17, and any information used in connection therewith, except with respect to any information provided in writing by the Company or any of the Company Subsidiaries or contained in the Company SEC Documents or to the extent suffered or incurred as a result of the gross negligence, willful misconduct or bad faith of the Cooperation Indemnitees.

Section 6.17 Company Investment Activity.

(a) Schedule 6.17(a) contains the Company’s guidelines for hedging some or all of the risk associated with its liabilities (“Hedging Guidelines”). The Company agrees to comply with the Hedging Guidelines, except (i) with Parent’s prior written consent (not to be unreasonably withheld or delayed), (ii) as may be reasonably necessary or appropriate to maintain the Company’s qualification as a REIT, (iii) to the extent reasonably necessary or appropriate to avoid becoming required to register as an investment company under the Investment Company Act or (iv) prior to the Pricing Date as the Company reasonably believes may be commercially prudent under then current market conditions, after consultation with Parent. The Company shall promptly notify Parent in writing whenever, in reliance on any of clauses (i)-(iv) of the immediately preceding sentence, it fails to comply with the Hedging Guidelines.

(b) In managing its liabilities prior to the Closing, the Company shall take commercially reasonable steps to manage the maturity of, and execute new arrangements with respect to, the Company’s existing portfolio of repurchase agreements, hedging arrangements and other fixed term liabilities, in each case to the extent obtainable at commercially reasonable costs, such that the term or maturity of such liabilities ends on or before the reasonably anticipated Closing Date. From and after the Pricing Date, the Company shall take the actions reasonably requested by Parent to adjust the maturity of or otherwise modify the terms of any such liability that extends beyond the anticipated Closing Date such that such liability ends on such earlier maturity date requested by Parent. From and after the Pricing Date, the Company will consult with Parent in setting such maturities to more closely align with the anticipated Closing Date and will not extend such maturities beyond such anticipated Closing Date without the prior written consent of Parent. The Company shall promptly notify Parent in writing in the event that it determines, notwithstanding its compliance with its obligation set forth in the first sentence of this clause (b), that it is or will likely be unable to cause the term or maturity of the relevant liabilities to end on or before the reasonably anticipated Closing Date.

(c) Prior to the Closing, the Company shall use commercially reasonable efforts to cooperate, and shall cause the Company Subsidiaries to use commercially reasonable efforts to cooperate, and shall use its commercially reasonable efforts to cause its and their respective Representatives to provide, on a timely basis, all reasonable cooperation requested by Parent in connection with amending, terminating, rolling, novating and/or assigning or otherwise transferring to other counterparties any or all of the Company’s or the Company Subsidiaries’ (x) repurchase agreements (whether in effect on the date hereof or subsequently executed) and related documentation in respect of repurchase transactions in connection with residential mortgage backed securities, securitized mortgage loans, other mortgage and mortgage related assets or other investment securities (such transactions, “repurchase borrowings”) and (y) other Company Investments and related Company Investment Contracts (whether in effect on the date hereof or subsequently executed), in each case to avoid defaults under, early terminations of and refusals to extend the maturities of or roll such repurchase borrowings or Company Investments and related Company Investment Contracts caused by the Transactions or to facilitate the termination of such repurchase borrowings or Company Investments and related Company Investment Contracts at or about the First Merger Effective Time.

Section 6.18 Company Investment Guidelines. Except as set forth in Section 6.17, the Company shall not enter into, renew, modify, amend or terminate any Company Investment Contract or acquire, sell, pledge, lease assign, transfer, exclusively license, dispose of or encumber any Company Investment, other than in accordance with the guidelines set forth on Schedule 6.18 hereto.

Section 6.19 Certain Financial Reporting.

(a) From and after the date hereof until the Pricing Date, the Company shall provide Parent with a monthly report showing (i) the calculation of the Company Book Value as of the end of the prior month, together with reasonable supporting calculations for such value and reasonable documentation therefor and (ii) the pricing information with respect to each Company Investment as set forth on Schedule 6.19(a).

(b) From and after the date hereof until the Closing Date, the Company shall provide Parent with a weekly report specifying any acquisitions or dispositions of Company Investments, together with all documentation relating thereto reasonably requested by Parent, including any Company Investment Contract relating to any newly-acquired Company Investment.

Section 6.20 Ownership Limit. Prior to the First Merger Effective Time, the Company Board shall take all action necessary to provide an Excepted Holder Limit (as defined in the Company Charter) with respect to the Aggregate Stock Ownership Limit (as defined in the Company Charter) and the Common Stock Ownership Limit (as defined in the Company Charter) (collectively, the “Parent Ownership Limit Waiver”) that would permit Parent to acquire ownership of 100% of the Company Common Stock by virtue of the First Merger, effective immediately prior to, and subject to the consummation of, the First Merger, subject, in each case, to Parent executing, and the continued accuracy of the representations and warranties set forth in the Waiver Representation Letter and the other requirements set forth in the Waiver Board Resolutions.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE FIRST MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the First Merger. The respective obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to effect the First Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub or the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained and the First Merger and the other Transactions shall also have been approved by the affirmative vote of at least a majority of the outstanding shares of Company Common Stock entitled to vote upon the First Merger that are beneficially owned by persons who are not affiliates of Apollo Global Management, LLC (the “Company Unaffiliated Stockholder Approval”).

(b) Registration Statement Effective. The SEC shall have declared the Form S-4 effective and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened.

(c) Statutes; Court Orders. No court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Order, stipulation or other legal restraint (whether temporary, preliminary or permanent) (an “Injunction”), in any case, which is in effect and which prevents, prohibits or makes illegal the consummation of the First Merger, the Second Merger or the other Transactions.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the First Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 3.3(a) (Authorization; Validity of Agreement; Company Action), Section 3.23 (Brokers; Expenses) and Section 3.25 (Vote Required), shall be true and correct in all respects as of the date of this Agreement and as of the First Merger Effective Time, as though made as of the First Merger Effective Time, (ii) the representations and warranties set forth in the second sentence of Section 3.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth in such sentence, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the First Merger Effective Time, as though made as of the First Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the First Merger Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, no Events shall have occurred, individually or in the aggregate, that constitute or would (with the passage of time) constitute a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(d) REIT Opinion. Parent shall have received a written opinion of Clifford Chance LLP, or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent, dated as of the Closing Date, and approved by Parent, which approval shall not be unreasonably withheld, conditioned or delayed, to the effect that, commencing with the Company’s taxable year ended December 31, 2011, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its method of operation has enabled the Company to meet, through the First Merger Effective Time (determined as if the Company’s taxable year ended at the First Merger Effective Time and disregarding the distribution requirements set forth in Section 857(a)(1) of the Code for such taxable year), the requirements for qualification and taxation as a REIT under the Code. Such opinion shall be in a form customary for transactions of this nature and shall be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the tax representation letter described in Section 6.13(b)(ii).

(e) Good Standing Certificates. The Company shall have delivered to Parent a certificate in respect of the Company and each of its Subsidiaries, issued, in each case, by the appropriate Governmental Entity certifying that the Company or such Subsidiary, as applicable, is in good standing in the jurisdiction of its organization or formation as of a date no more than five (5) Business Days prior to the Closing Date.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the First Merger are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 4.3(a) (Authorization, Validity of Agreement; Parent Action) Section 4.17 (Brokers; Expenses) and Section 4.18 (Sufficiency of Funds), shall be true and correct in all respects as of the date of this Agreement and as of the First

Merger Effective Time, as though made as of the First Merger Effective Time, (ii) the representations and warranties set forth in the second sentence of Section 4.2(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the specific date set forth in such sentence, and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the First Merger Effective Time, as though made as of the First Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the First Merger Effective Time; and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent to such effect.

(c) REIT Opinion. The Company shall have received a written opinion of Clifford Chance LLP, or such other nationally recognized REIT counsel as may be reasonably acceptable to the Company, dated as of the Closing Date, and approved by the Company, which approval shall not be unreasonably withheld, conditioned or delayed, to the effect that, commencing with Parent’s taxable year ended December 31, 2009, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code. Such opinion shall be in a form customary for transactions of this nature and shall be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the tax representation letters described in Sections 6.13(a)(ii) and 6.13(b)(ii).

(d) No Material Adverse Effect. Since the date of this Agreement, no Events shall have occurred, individually or in the aggregate, that constitute or would (with the passage of time) constitute a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

(e) Listing / Classification. The shares of Parent Common Stock and Parent Series C Preferred Stock to be issued in the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance, and the articles supplementary classifying the Parent Series C Preferred Stock attached hereto as Exhibit A shall be filed with and accepted for record by the SDAT.

(f) Second Merger. Other than the consummation of the First Merger, there are no conditions precedent to the respective obligations of the Company and Parent to effect the Second Merger.

ARTICLE VIII

TERMINATION

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Merger Effective Time, whether before or after the Company Stockholder Approval is obtained, by mutual written consent of the Company and Parent.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Merger Effective Time by written notice of either Parent or the Company, if:

(a) the First Merger shall not have been consummated by 11:59 p.m. (Eastern time) on August 26, 2016, whether such date is before or after the date the Company Stockholder Approval is obtained (such date, the “Initial Outside Date”); provided, however, that if on the Initial Outside Date the conditions set forth in Section 7.1(c) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived or shall then be capable of being satisfied, then either Parent or the Company may, by written notice to the other Party prior to the Initial Outside Date, elect to extend the Initial Outside Date to October 26, 2016 (the “Second Outside Date”). As used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless extended pursuant to the foregoing sentence, in which case the term “Outside Date” shall mean the Second Outside Date. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 8.2(a) shall not be available to any Party if the failure of the Closing to occur by such date shall be due primarily to the failure of such Party to perform any of the covenants or agreements to be performed by it under this Agreement;

(b) the Stockholders Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company Stockholder Approval or the Company Unaffiliated Stockholder Approval shall not have been obtained; or

(c) any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the First Merger or the Second Merger shall become final and non-appealable (whether before or after the Company Stockholder Approval has been obtained); provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 8.2 shall have used commercially reasonable efforts to appeal, resolve or remove such Injunction.

Section 8.3 Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned by written notice of the Company:

(a) at any time prior to the satisfaction of the conditions set forth in Section 7.1(a) if (A) the Company Board, or an authorized committee thereof, determines or authorizes the Company, subject to complying with the terms of this Agreement (including Section 5.3(e)), to enter into definitive transaction documentation providing for a Superior Proposal (“Alternative Acquisition Agreement”), (B) substantially concurrent with or immediately following the termination of this Agreement, the Company enters into such Alternative Acquisition Agreement with respect to such Superior Proposal and (C) substantially concurrent with such termination the Company pays to Parent in immediately available funds any amounts required to be paid pursuant to Section 8.5;

(b) at any time prior to the First Merger Effective Time if there has been a breach of any covenant or agreement or there shall be any inaccuracy in the representations and warranties set forth in this Agreement on the part of Parent or Merger Sub which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.3(a) or 7.3(b) and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) at any time when it is in breach of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 7.2(a) or 7.2(b) to be satisfied; or

(c) if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) the Company has confirmed by written notice to Parent that it stands ready, willing and able to consummate the First Merger when required pursuant to Section 1.2 and (iii) Parent and Merger Sub fail to consummate the Mergers and other Transactions within four (4) Business Days of the date the Closing should have occurred pursuant to Section 1.2 (it being understood that during such four (4) Business Day period, Parent shall not be entitled to terminate this Agreement).

Section 8.4 Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned by written notice of Parent:

(a) at any time prior to the receipt of the Company Stockholder Approval if (i) a Change of Recommendation shall have occurred or the Company shall have failed to include in the Proxy Statement mailed to each holder of Company Common Shares the Company Board Recommendation; (ii) the Company shall have failed to reaffirm the Company Board Recommendation within ten (10) Business Days after both (x) an Acquisition Proposal shall have been made public and (y) receipt by the Company of a written request to do so from Parent; or (iii) there shall have been a material breach of the provisions of Section 5.3 or 5.4 which impairs, prevents or materially delays the consummation of the Transactions and, with respect to Section 5.4, such breaches cannot be or are not cured reasonably promptly after written notice thereof; or

(b) at any time prior to the First Merger Effective Time if there has been a breach of any covenant or agreement or there shall be any inaccuracy in the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or 7.2(b), and such breach cannot be or is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) at any time when Parent or Merger Sub is in breach of this Agreement and such breach would cause, or result in, the failure of any of the conditions set forth in Section 7.3(a) or 7.3(b) to be satisfied.

Section 8.5 Effect of Termination.

(a) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party hereto (or of any of its Representatives or affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve the Company of any liability to pay the Termination Fee or Parent Expenses pursuant to this Section 8.5, (ii) subject to the limitations set forth in Sections 8.5(e) and (f), no such termination shall relieve or release any of the Parties from any liability or damages for willful and intentional breach or fraud, (iii) no such termination shall relieve or release Parent or Merger Sub from any liability or damages in the event that this Agreement is terminated (x) by the Company pursuant to Section 8.3(c) or (y) by Parent pursuant to Section 8.2(a) at any time the Company had the right to terminate this Agreement pursuant to Section 8.3(c) and (iv) the agreements of the parties contained in Section 6.1(b), the provisions of this Section 8.5 and Article IX shall survive the termination of this Agreement. For the avoidance of doubt, nothing in this Section 8.5(a) shall limit or otherwise effect any Party’s rights under Section 9.14, including any Party’s rights to specific performance and other injunctive and equitable relief as provided for therein.

(b) In the event that:

(i) (x) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b), and (I) in the case of a termination pursuant to Section 8.2(b), at or prior to the Stockholders Meeting a bona fide Acquisition Proposal shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been publicly withdrawn prior to the Stockholders Meeting, and (II) in the case of a termination pursuant to Section 8.2(a), prior to such termination a bona fide Acquisition Proposal shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been publicly withdrawn, and provided that the Company Stockholder Approval shall not have been obtained at the Stockholders Meeting (including any adjournment or postponement thereof), and (y) within twelve (12) months after the date of such termination of this Agreement the Company shall have consummated any Acquisition Proposal or entered into a definitive agreement with respect to any Acquisition Proposal and such Acquisition Proposal is subsequently consummated (provided, that for purposes of this clause (y) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a); then the Company shall:

(A) in the case of clause (i) above, promptly, but in no event later than three (3) Business Days, after the date on which the Company consummates the Acquisition Proposal referred to in subclause (i)(y) above, pay Parent the Termination Fee by wire transfer of immediately available funds, less the amount of any Parent Expenses that shall have actually been paid as provided in Section 8.5(c);

(B) in the case of clause (ii) above, promptly but in no event later than three (3) Business Days after the date of such termination, pay Parent the Termination Fee by wire transfer of immediately available funds; and

(C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, pay Parent the Termination Fee by wire transfer of immediately available funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

(c) In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b) and either (x) a bona fide Acquisition Proposal shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been publicly withdrawn prior to the Stockholders Meeting or (y) within twelve (12) months after the date of such termination of this Agreement the Company Board (or authorized committee thereof) shall have adopted (or resolved or authorized the Company to pursue) a (i) plan of bankruptcy or reorganization or (ii) a plan of liquidation or dissolution, then the Company shall pay to Parent or its designee(s), as the case may be (by wire transfer of immediately available funds), the reasonable and documented out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement including the fees and expenses of counsel, accountants, investment bankers, Financing Sources, experts and consultants in an aggregate amount not to exceed $6,000,000 (the “Parent Expenses”), which Parent Expenses shall be payable: (A) promptly but in no event later than three (3) Business Days after the date of any termination arising in the circumstances described in clause (x) above, (B) substantially concurrently with the filing of a plan of bankruptcy or reorganization in the case of clause (y)(i) above and (C) substantially concurrently with the distribution of the proceeds of any such liquidation or dissolution to the holders of Company Common Stock in the case of clause (y)(ii) above;

(d) Parent, Merger Sub and the Company acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If the Company fails to pay the Termination Fee and/or Parent Expenses when due in accordance with Sections 8.5(b) and 8.5(c), (i) the Company shall reimburse Parent for all of its costs and expenses incurred in connection with enforcement and collection of such amounts and (ii) the Termination Fee and Parent Expenses due shall accrue interest at a rate equal to the lower of the Prime Rate and the maximum rate permitted by applicable Law.

(e) Notwithstanding anything to the contrary in this Agreement, except for (i) an order of specific performance as and only to the extent expressly permitted by Section 9.14 and (ii) any willful and material breach by the Company of this Agreement, the parties hereto expressly acknowledge and agree that:

(i) Parent’s receipt of the Termination Fee and the Parent Expenses from the Company pursuant to Section 8.5(b) and Section 8.5(c) (together with any reimbursements due or interest thereon in accordance with Section 8.5(d)), respectively, shall be the sole and exclusive remedy of Parent and Merger Sub and their respective affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, affiliates or agents (the “Company Obligors”) for any loss suffered with respect to this Agreement, the Transactions, the termination of this Agreement, the failure of the First Merger to be consummated or any breach of this Agreement by the Company.

(ii) In light of the difficulty of accurately determining actual damages with respect to the foregoing, upon any termination of this Agreement, (A) the payment of the Termination Fee pursuant to Section 8.5(b), which constitutes a reasonable estimate of the monetary damages that will be suffered by Parent and Merger Sub by reason of breach or termination of this Agreement shall be in full and complete satisfaction of any and all monetary damages of Parent and Merger Sub arising out of or related to this Agreement, the transactions contemplated hereby and thereby (including, any breach by the Company that is not a willful and material breach), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure against the Company Obligors and (B) after being paid such amounts in accordance with the terms of this Agreement (x) none of the Company Obligors shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure and (y) in no event will Parent or Merger Sub be entitled to seek to recover or obtain against any of the Company Obligors any other damages, any recovery or judgment in excess of the Termination Fee, or any other remedy based on a claim in Law or in equity with respect thereto, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby and thereby (including, any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(f) If the Company is required to make a payment to Parent pursuant to this Article VIII, then notwithstanding anything to the contrary in this Agreement, unless Parent shall have received, and notified the Company in writing of its receipt and directing that payment be made otherwise than into escrow as provided below, a tax opinion of counsel or a ruling from the IRS to the effect that Parent’s receipt of such payment will be treated as qualifying income with respect to Parent for purposes of Section 856(c)(2) and 856(c)(3) of the Code or shall be excluded from income for such purposes (a “Positive Tax Opinion or Ruling”), the aggregate amount of the payment to be paid to Parent pursuant to this Article VIII shall be placed into escrow as directed by Parent and the amounts payable to Parent shall be limited to the maximum amount (“Allowed Fee”) that can be paid without causing Parent’s receipt of its pro rata share of such funds to cause Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute qualifying income for such purposes, as determined by independent accountants to Parent. In the event that any payment to be made pursuant to this Article VIII exceeds the Allowed Fee, then such excess amount (the “Escrowed Fee”) shall be retained by the escrow agent in a separate interest-bearing, segregated account for the account of the Company. Parent shall pay all costs associated with obtaining any tax opinion of counsel or ruling from the IRS described above. The Escrowed Fee shall be fully disbursed (and therefore any unpaid portion of the payment pursuant to this Article VIII shall be paid to Parent) upon receipt of a Positive Tax Opinion or Ruling. To the extent not previously paid, upon any determination by independent accountants to Parent that any additional amount of the Escrowed Fee may be disbursed to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute qualifying income for such purposes, the determination of such independent accountants shall be provided to the escrow agent and such additional amount shall be disbursed. At the end of the second calendar year beginning after the date on which the Escrowed Fee was first deposited with the escrow agent (or earlier if directed by Parent), any remainder of the Escrowed Fee (together with interest thereon) then being held by the escrow agent shall be disbursed to the Company and, in the event that the payment pursuant to this Article VIII has not by then been paid in full, such unpaid portion shall be deemed forgiven. Parent shall bear any and all expenses associated with the escrow of the Escrowed Fee. Parent is hereby granted the power of attorney on behalf of the Company to execute, acknowledge, swear to and deliver all such documents required in connection with the foregoing escrow account, such power to be irrevocable and coupled with an interest.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and Section 6.4(f), this Agreement may be amended, modified and supplemented, whether before or after receipt of the Company Stockholder Approval, if applicable, by written agreement of Parent and the Company; provided, however, that after the receipt of the Company Stockholder Approval, no amendment shall be made which by Law or in accordance with the rules of the NYSE requires further approval by the stockholders of the Company without obtaining such further approval. Notwithstanding anything to the contrary contained herein, this Section 9.1(a), and Section 9.9(b), Section 9.11(a) and (c), Section 9.12, Section 9.13 and Section 9.15 (and any other provision of this Agreement to the extent a modification, waiver or termination of such provision would adversely modify the substance of any of the foregoing provisions in any manner that is materially adverse to any Financing Source) may not be modified, waived or terminated in a manner that is materially adverse in any respect to any Financing Source without the prior written consent of such Financing Source.

(b) At any time and from time to time prior to the First Merger Effective Time, any Party or Parties may, subject to applicable Law and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

Section 9.2 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the First Merger Effective Time; provided, that this Section 9.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the First Merger Effective Time, which shall each survive. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.3 Expenses. Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, whether or not the Transactions are consummated. Notwithstanding the foregoing or anything to the contrary contained herein, each of Parent and the Company shall pay one-half (50%) (i) of the Expenses related to printing, filing and mailing the Proxy Statement and Form S-4 (and any amendments or supplements thereto) and (ii) of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the Transactions.

Section 9.4 Notices. All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to the applicable Party (i) personally (notice deemed given upon receipt), (ii) telecopied (notice deemed given upon confirmation of receipt), (iii) sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery) or (iv) electronic mail (provided, that any such transmission by electronic mail shall be followed by a copy delivered in accordance with the foregoing clauses (i) or (iii)) (notice deemed given on the date sent if sent during normal business hours of the recipient, and on the next Business Day, if sent after normal business hours of the recipient). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice, and a copy of each notice shall also be sent via e-mail.

if to Parent or Merger Sub, to:

Apollo Commercial Real Estate Finance, Inc. c/o Apollo Global Management, LLC 9 W. 57th Street, 43rd Floor New York, NY 10019 Attention: Stuart A. Rothstein Facsimile: (646) 219-3826
Email:	srothstein@apollolp.com

with copies to (which shall not constitute notice):

Apollo Commercial Real Estate Finance, Inc. Special Committee
Apollo Commercial Real Estate Finance, Inc.
c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York 10019 Attention: Jeffrey M. Gault, Chairman of Apollo Commercial Real Estate Finance, Inc. Special Committee
Email:	jeff@gaultaia.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004
Attention: Steven Epstein, Esq.
Abigail Bomba, Esq.
Facsimile: 212-859-4000
Email:	steven.epstein@friedfrank.com
abigail.bomba@friedfrank.com

and

if to the Company, to:

Apollo Residential Mortgage, Inc. c/o Apollo Global Management, LLC 9 W. 57th Street, 43rd Floor New York, NY 10019 Attention: Michael A. Commaroto
Email:	mcommaroto@apollolp.com

with copies to (which shall not constitute notice):

Apollo Residential Mortgage, Inc. Special Committee

c/o 54 Madison Partners, LLC

520 Madison Avenue

New York, NY 10022

Attention: Thomas Christopoul, Chairman of Apollo Residential Mortgage, Inc.

Special Committee

Email:	tchristopoul@54madison.com

and

Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Attention: Raymond Lin, Esq. Thomas Christopher, Esq. Facsimile: (212) 751-4864
Email:	raymond.lin@lw.com
thomas.christopher@lw.com

and

Apollo Residential Mortgage, Inc. c/o Apollo Global Management, LLC 9 W. 57th Street, 43rd Floor New York, NY 10019 Attention: Jessica L. Lomm Facsimile: (646) 607-0298
Email:	jlomm@apollolp.com

Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement, provided, that such confidentiality agreement need not contain standstill provisions or prohibit the making or amendment of an Acquisition Proposal and further, provided, that such confidentiality agreement does not prohibit disclosure to Parent of the identity of the counterparty and any terms proposed by such counterparty pursuant to Section 5.3(a).

“Acquisition Proposal” means any proposal or offer (other than an offer or proposal made or submitted by or on behalf of Parent) with respect to any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) concerning any (i) merger, consolidation, business combination, joint venture or similar transaction, (ii) acquisition (whether by tender offer, share exchange or other manner), (iii) issuance or sale or other disposition of Company Equity Interests, (iv) sale, lease, license or other disposition directly or indirectly of assets of the Company , or (v) any combination of any of the foregoing, in each case, which if consummated would result in any Person or group of Persons acquiring beneficial ownership (or the right to acquire beneficial ownership), directly or indirectly, of equity securities of the Company or any of its respective Subsidiaries representing 20% or more of the issued and outstanding equity securities of the Company (by vote or value), or 20% or more of the consolidated total assets (including, equity securities of its Subsidiaries), revenues or net income of the Company and its Subsidiaries, taken as a whole.

“Adjustment Amount” means an amount in cash equal to the product of (x) the Company Book Value, multiplied by (y) a fraction, the numerator of which is 0.03 and the denominator of which is 365, multiplied by (z) the number of days in the period beginning on and including the forty-fifth (45th) day following the Pricing Date and ending on but excluding the last Business Day prior to the Closing Date, which may be zero (0).

“Aggregate Cash Consideration” means an amount in cash equal to (i) the Company Adjusted Book Value minus (ii) the Common Stock Consideration Value minus (iii) any REIT Dividend declared or paid by the Company after the Pricing Date.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit, equity, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, profit sharing or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether funded or unfunded, written or unwritten, for the benefit of any current or former director of the Company or Parent, as applicable, or any individual who currently provides or has provided services to the Company or Parent, as applicable.

“Business Day” means any day ending at 11:59 p.m. (New York local time) other than a Saturday or Sunday or a day on which commercial banks in the City of New York are required or authorized by Law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Consideration Value” means an amount equal to (i) the Parent Common Stock Per Share Value multiplied by (ii) the number of shares of Parent Common Stock comprising the Stock Consideration.

“Company Adjusted Book Value” means the Company Book Value multiplied by 0.8925.

“Company Book Value” means the value of the Company’s common book value as of the Pricing Date, determined in accordance with the methodologies set forth on Schedule C.

“Company Bylaws” means the bylaws of the Company, as amended and restated as of the date of this Agreement.

“Company Charter” means the charter of the Company as amended, amended and restated and supplemented and in effect on the date hereof.

“Company Equity Plan” means the Company’s 2011 Equity Incentive Plan.

“Company Governing Documents” means the Company Bylaws and the Company Charter.

“Company Manager” means ARM Manager, LLC, a Delaware limited liability company.

“Company Material Adverse Effect” means any Event that, individually or in the aggregate, (A) prevents or materially delays the consummation of the Transactions or (B) has a material adverse effect on the financial condition, business, assets, properties, or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, for purposes of this clause (B) no Event resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes in general United States or global economic conditions or in the capital, financial, credit, mortgage or securities markets generally, including changes in interest or exchange rates, in each case to the extent that the Company and its Subsidiaries are not disproportionately affected thereby as compared to other companies operating in the same industry in which the Company operates, (ii) conditions (or changes therein) in the industry in which the Company operates, to the extent that the Company and its Subsidiaries are not disproportionately affected thereby as compared to other companies operating in the same industry in which the Company operates, (iii) any changes in Law, GAAP or interpretation thereof or in legal, political and/or regulatory conditions, in each case to the extent that the Company and its Subsidiaries are not disproportionately affected thereby as compared to other companies operating in the same industry in which the Company operates, (v) any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement or any actions taken at the request or with the consent of Parent or Merger Sub, (vi) except to the extent comprising a breach of the representations and warranties in Sections 3.5 and 3.6(a) or as would result in a failure of the condition set forth in Section 7.2(a), any Event attributable to the announcement or pendency of this Agreement and the Transactions (including the Mergers) or the identity of Parent or the Parent Manager (or the identity of the Parent Manager’s direct or indirect parent entities), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), (vii) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or changes in the market price or trading volume of the Company Common Stock, in and of itself (it being understood that any Events giving rise or contributing to such failure or change that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (viii) Events arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement.

“Company Permitted Liens” means any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material, and (iii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Company Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material.

“Confidentiality Agreement” means the Confidentiality Agreement, dated December 16, 2015, between Parent and the Company.

“Contract” means any legally binding contract, agreement, license, lease, commitment, understanding or other obligation, whether oral or written.

“DRIP” means the Company’s Direct Stock Purchase and Dividend Reinvestment Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“Event” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Excluded Party” means any Person, group of Persons or group that includes any Person or group of Persons, from whom the Company has received during the Go-Shop Period a bona fide written Acquisition Proposal, (i) that remains pending as of, and shall not have been irrevocably withdrawn prior to, the expiration of the Go-Shop Period, (ii) that the Company Board, or an authorized committee thereof, determines in good faith constitutes or would be reasonably expected to lead to a Superior Proposal and (iii) as of any date following the No-Shop Period Start Date, has not lapsed in accordance with its terms or been withdrawn.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, and the Form S-4, the solicitation of stockholder approvals, any other filings with the SEC and all other matters related to the closing of the Mergers and the other Transactions.

“Financing Sources” means the Persons that commit, or have committed, to provide or otherwise enter into, or have entered into, agreements in connection with the Debt Financing in connection with the Transactions, and their officers, directors, managers, employees, controlling persons, advisors, attorneys and other representatives.

“Indebtedness” means with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap or protection, swap, forward, collar or similar transaction or currency hedging transactions, (vii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any stock or Company Equity Interests or any warrants, rights or options to acquire such stock or Company Equity Interests, and (viii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (i) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (ii) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (vi) domain name registrations and (vii) all extensions, modifications, renewals, reissues, reexaminations, substitutions, restorations and reversions of any of the foregoing.

“Intervening Event” means an Event that first occurs after the date hereof, it being understood that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“IRS” means the U.S. Internal Revenue Service.

“knowledge” when used herein (A) with respect to Parent and Merger Sub means the actual knowledge, after reasonable due inquiry, of the persons named in Schedule A and (B) when used with respect to the Company means the actual knowledge, after reasonable due inquiry, of the persons named in Schedule B.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Manager” means each of the Company Manager and the Parent Manager.

“Merger Consideration Value” means an amount equal to (i) the Preferred Stock Consideration Value plus (ii) the Common Stock Consideration Value plus (iii) the Aggregate Cash Consideration.

“Merger Sub Governing Documents” means (i) the charter of Merger Sub as in effect on the date hereof and (ii) the bylaws of Merger Sub as in effect on the date hereof.

“NYSE” means the New York Stock Exchange.

“Order” means an order, judgment, injunction, award, stipulation, decree, writ, ruling, subpoena, or verdict, entered, issued, made or rendered by a Governmental Entity.

“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.

“Parent Common Stock Per Share Value” means $16.75; provided that such amount shall be adjusted inversely to any adjustment that is made to the number of shares of Parent Common Stock comprising the Stock Consideration in accordance with the definition thereof.

“Parent Convertible Notes” means Parent’s 5.5% Convertible Senior Notes due 2019 described in the First Supplemental Indenture, dated March 17, 2014 to the Indenture, dated as of March 17, 2014 between Parent, as issuer, and Wells Fargo Bank, National Association, as trustee.

“Parent Equity Plan” means Parent’s 2009 Equity Incentive Plan.

“Parent Governing Documents” means (i) the charter of Parent as amended and in effect on the date hereof and (ii) the bylaws of Parent, as amended and restated as of the date of this Agreement.

“Parent Manager” means ACREFI Manager, LLC, a Delaware limited liability company.

“Parent Material Adverse Effect” means any Event that, individually or in the aggregate, (A) prevents or materially delays the consummation of the Transactions or (B) has a material adverse effect on the financial condition, business, assets, properties, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that, for purposes of this clause (B) no Events resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any changes in general United States or global economic conditions or in the capital, financial, credit, mortgage or securities markets generally, including changes in interest or exchange rates, in each case to the extent that Parent and its Subsidiaries are not disproportionately affected thereby as compared to other companies operating in the same industry in which Parent operates, (ii) conditions (or changes therein) in the industry in which Parent operates, in each case to the extent that Parent and its Subsidiaries are not disproportionately affected thereby as compared to other companies operating in the same industry in which Parent operates (iii) any changes in Law, GAAP or interpretation thereof or in legal, political and/or regulatory conditions, in each case to the extent that Parent and its Subsidiaries are not disproportionately affected thereby as compared to other companies operating in the same industry in which Parent operates, (v) any actions expressly required by, or the failure to take any action expressly prohibited by, the terms of this Agreement or any actions taken at the request or with the consent of Parent or Merger Sub, (vi) except to the extent comprising a breach of the representations and warranties in Sections 4.5 and 4.6(a) or as would result in a failure of the condition set forth in Section 7.3(a), any Event attributable to the announcement or pendency of this Agreement and the Transactions (including the Mergers), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), (vii) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, or changes in the market price or trading volume of the Parent Common Stock, in and of itself (it being understood that any Events giving rise or contributing to such failure or change that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (viii) Events arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement.

“Parent Permitted Liens” means any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material, and (iii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the Parent Financial Statements (if such reserves are required pursuant to GAAP), or that are otherwise not material.

“Parent Series C Preferred Stock” means the 8.00% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, of Parent, having the relative powers, preferences, rights, qualifications, limitations and restrictions attaching to such series of preferred stock as specified in the articles supplementary to the charter of Parent, in substantially the form attached hereto as Exhibit A.

“Per Share Adjustment Amount” means an amount equal to (i) the Adjustment Amount divided by (ii) the number of issued and outstanding shares of Company Common Stock as of the Pricing Date, on a fully diluted basis (calculated after giving effect to the vesting of all Company Restricted Shares as a result of the Transactions).

“Per Share Common Cash Merger Consideration” means an amount equal to (A) the Aggregate Cash Consideration divided by (B) the number of shares of Company Common Stock issued and outstanding as of the Pricing Date, on a fully diluted basis (calculated after giving effect to the vesting of all Company Restricted Shares as a result of the Transactions, including, for the avoidance of doubt, any Company Restricted Shares granted following the date hereof), rounded up to the nearest cent.

“Per Share Common Stock Merger Consideration” means a number of shares of Parent Common Stock equal to (i) the Stock Consideration divided by (ii) the number of issued and outstanding shares of Company Common Stock as of the Pricing Date, on a fully diluted basis (calculated after giving effect to the vesting of all Company Restricted Shares as a result of the Transactions).

“Person” or “person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act) or other entity or organization.

“Preferred Stock Consideration Value” means an amount equal to (A) (x) twenty-five dollars ($25.00) multiplied by (y) the number of shares of Company Series A Preferred Stock outstanding as of the Pricing Date plus (B) all accumulated but unpaid dividends accrued on such shares of Company Series A Preferred Stock as of the Business Day prior to Closing.

“Pricing Date” means the date that is three (3) Business Days prior to the date on which the Proxy Statement and Form S-4 are mailed to the record holders of the Company in accordance with Section 5.4.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives (including employees or representatives of the respective Managers) of Parent or the Company, as applicable, and its Subsidiaries.

“Stock Consideration” means 13,400,000 validly issued, fully paid and nonassessable shares of Parent Common Stock, adjusted appropriately and proportionately to fully reflect the effect of any Parent stock split, reverse stock split, combination, exchange of shares or other similar transaction at any time during the period from the date hereof to the First Merger Effective Time.

“Subsidiary” or “Subsidiaries”, when used with respect to any Person, means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, that (x) is consolidated with such Person for financial reporting purposes under GAAP, or (y) of which (i) at least a majority of the outstanding shares of stock of, or other equity interests, having by their terms ordinary voting power to elect the board of directors or others governing body with respect to such corporation or other organization is, at the time of determination, directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership or (iii) with respect to a limited liability company that does not have a board of directors or governing body, such Person or any other Subsidiary of such Person that is a managing member of such limited liability company.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party (provided, that for purpose of this definition, the percentages in the definition of Acquisition Proposal shall be fifty percent (50%) rather than twenty percent (20%)) that did not result from a breach of Section 5.3 that the Company Board, or an authorized committee thereof, determines in its good faith business judgment (after consultation with its outside legal counsel and nationally recognized financial advisor), after taking into account all the terms of the Acquisition Proposal (including, without limitation, the Person making such proposal, all legal, financial and regulatory aspects of such proposal, the anticipated time of completion of the proposed transaction and the conditions for completion of such transaction), (A) is reasonably expected to be consummated in accordance with its terms, and (B) if consummated, would be more favorable from a financial point of view to the holders of Company Common Stock than the Mergers and the Transactions contemplated hereby (taking into account any offer by Parent to amend the terms of this Agreement or the other documents contemplated hereby).

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, abandoned property, escheat, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” means (x) an amount equal to $7,500,000.00, if the Termination Fee becomes payable in connection with the termination of this Agreement (1) by the Company pursuant to Section 8.3(a) in connection with a Superior Proposal made by an Excluded Party or (2) by Parent pursuant to Section 8.4(a) in connection with a Change of Recommendation on account of a Superior Proposal made by an Excluded Party, and (y) an amount equal to $12,000,000.00, in all other circumstances.

“Treasury Regulations” means the income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such regulations may be amended from time to time.

“Waiver Board Resolutions” means resolutions of the Company Board granting the Parent Ownership Limit Waiver.

“Waiver Representation Letter” means a certificate containing representations and warranties of Parent with respect to its proposed acquisition and ownership of Common Stock provided by Parent to the Company in connection with the Parent Ownership Limit Waiver.

Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Allowed Fee”	Section 8.5(f)
“Alternative Acquisition Agreement”	Section 8.3(a)
“Articles of Merger”	Section 1.3
“Base Premium”	Section 6.4(d)
“Book-Entry Common Shares”	Section 2.2(b)(i)
“Book-Entry Preferred Shares”	Section 2.2(b)(ii)
“Change of Recommendation”	Section 5.3(e)(i)(A)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Common Certificates”	Section 2.2(b)(i)
“Company”	Preamble
“Company Board Recommendation”	Recitals
“Company Board”	Recitals
“Company Common Shares”	Section 2.1(a)(i)
“Company Common Stock”	Section 2.1(a)(i)
“Company Disclosure Letter”	Article III
“Company Equity Interests”	Section 3.2(a)
“Company Financial Advisor”	Section 3.20
“Company Financial Statements”	Section 3.6(a)
“Company Insurance Policies	Section 3.21
“Company Investments”	Section 3.18
“Company Investment Contract”	Section 3.13(vi)
“Company Material Contract”	Section 3.13(b)
“Company Parties”	Section 4.24
“Company Permits”	Section 3.16(b)
“Company Preferred Stock”	Section 3.2(a)
“Company Restricted Shares”	Section 2.4(a)
“Company SEC Documents”	Section 3.6(a)
“Company Service Provider”	Section 3.11(d)
“Company Stockholder Approval”	Section 3.25
“Company Subsidiary”	Section 3.1(b)
“Company Unaffiliated Stockholder Approval”	Section 7.1(a)
“Company Voting Debt”	Section 3.2(a)
“Cooperation Indemnitees”	Section 6.16(b)
“Covered Persons”	Section 6.4(a)
“Debt Financing”	Section 6.16(d)

“EDGAR”	Section 3.6(b)
“Excess Shares”	Section 2.6
“Exchange Act”	Section 3.6(a)
“Exchange Agent”	Section 2.2(a)
“Exchange Fund”	Section 2.2(a)
“Exchanged Restricted Share”	Section 2.4(a)
“Fiduciary Termination”	Section 5.3(e)(ii)
“First Merger”	Recitals
“First Merger Articles of Merger”	Section 1.3
“First Merger Effective Time”	Section 1.3
“First Merger Surviving Entity”	Section 1.1(a)
“Form S-4”	Section 3.5
“Fractional Share Consideration”	Section 2.1(a)(i)
“GAAP”	Section 3.6(a)
“Go-Shop Period”	Section 5.3(a)
“Governmental Entity”	Section 3.5
“Hedging Guidelines”	Section 6.17(a)
“Indemnification Agreements”	Section 6.4(a)
“Initial Outside Date”	Section 8.2(a)
“Injunction”	Section 7.1(c)
“Legal Proceeding”	Section 3.10
“Maryland Court”	Section 9.11(b)
“Merger Consideration”	Section 2.1(a)(i)
“Merger Sub”	Preamble
“Mergers”	Recitals
“MGCL”	Recitals
“No-Shop Period Start Date”	Section 5.3(b)
“Nonparty Affiliates”	Section 9.15
“Outside Date”	Section 8.2(a)
“Parent”	Preamble
“Parent Board”	Recitals
“Parent Disclosure Letter”	Article IV
“Parent Equity Awards”	Section 4.2(a)
“Parent Equity Interests”	Section 4.2(a)
“Parent Financial Advisor”	Section 4.17
“Parent Financial Statements”	Section 4.6(a)
“Parent Permits”	Section 4.14(b)
“Parent Preferred Stock”	Section 4.2(a)
“Parent SEC Documents”	Section 4.6(a)
“Parent Series A Preferred Stock”	Section 4.2(a)
“Parent Series B Preferred Stock”	Section 4.2(a)
“Parent Service Provider”	Section 4.11(b)
“Parent Subsidiary”	Section 4.1(c)
“Parent Voting Debt”	Section 4.2(a)
“Parties”	Preamble
“Party”	Preamble
“Parent Parties”	Section 3.27
“Per Common Share Merger Consideration”	Section 2.1(a)(i)
“Per Preferred Share Merger Consideration”	Section 2.1(b)(ii)
“Positive Tax Opinion or Ruling”	Section 8.5(f)
“Preferred Certificates”	Section 2.2(b)(ii)
“Preferred Stock Merger Consideration”	Section 2.1(b)(ii)

“Proxy Statement”	Section 3.5
“Qualified REIT Subsidiary”	Section 5.1(k)
“REIT”	Section 3.12(b)
“REIT Dividend”	Section 6.15(a)
“Related Party Transaction”	Section 3.22
“repurchase borrowings”	Section 6.17(c)
“Sarbanes-Oxley Act”	Section 3.6(a)
“SDAT”	Section 1.3
“SEC”	Section 3.5
“Second Merger”	Recitals
“Second Merger Articles of Merger”	Section 1.3
“Second Merger Effective Time”	Section 1.3
“Second Merger Surviving Entity”	Section 1.1(b)
“Second Outside Date”	Section 8.2(a)
“Securities Act”	Section 3.6(a)
“Stockholders Meeting”	Section 5.4(c)
“Stock Award Exchange Ratio”	Section 2.4(b)
“Takeover Statutes”	Section 3.24
“Taxable REIT Subsidiary”	Section 3.12(l)
“Transactions”	Recitals

Section 9.7 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation,” unless the context expressly provides otherwise. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified. References in this Agreement to any item, document or information having been “delivered,” “made available” or any variation thereof means an item or document has been delivered or made available to the applicable recipient party by posting such item, document and information to, in the case of the Company, the “Project Apple – Target - DD” data room on watchdox.com, or in the case of Parent, the “Project Apple – Reverse Due Diligence” data room on watchdox.com, at least three (3) Business Days prior to the execution of this Agreement and not removed after it was posted. Any pronoun shall include the corresponding masculine, feminine and neuter forms, and the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.8 Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.9 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the other documents and instruments referred to herein or delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Article VIII hereof, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 6.4, neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter and the other documents and instruments referred to herein) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties and, only with respect to Section 9.1(a), this Section 9.9(b), Section 9.11(a) and (c), Section 9.12, Section 9.13 and Section 9.15, the Financing Sources, any rights or remedies hereunder.

Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy in any jurisdiction, such term or other provision shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Transactions that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible and the relevant provision may be given effect to the fullest extent possible consistent with applicable Law.

Section 9.11 Governing Law; Jurisdiction.

(a) This Agreement, and all claims or causes of actions (whether at Law, in equity, in contract or in tort) that may be based upon, arise out of, or are related to, this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Maryland applicable to agreements entered into and performed entirely therein by residents thereof, without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All Legal Proceedings and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Circuit Court for Baltimore City (Maryland) (the “Maryland Court”). Each of the Parties hereby irrevocably and unconditionally agrees to request and/or consent to the assignment of any such proceeding to the Maryland Court’s Business and Technology Case Management Program. Each of the Parties hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of the Maryland Court for the purpose of any Legal Proceeding brought by any Party arising out of or relating to this Agreement or any ancillary agreement, (b) agrees not to commence any such action or proceeding except in the Maryland Court, (c) agrees that any claim with respect to any such action or proceeding shall be heard and determined in the Maryland Court, (d) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to venue of any such action or proceeding in the Maryland Court, and (e) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Maryland Court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive, subject to any rights of appeal, and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement shall, however, limit or affect the rights of any Party to pursue appeals from any judgments or orders of the Maryland Court as provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c) Notwithstanding anything in preceding clause (b) to the contrary, and without limiting anything set forth in Section 9.15, each of the Parties agrees that it will not bring or support any suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement (including the Transactions and any related financing), or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The parties hereto further agree that all of the provisions of Section 9.12 relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in this Section 9.11(c).

Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that (a) Merger Sub (and after the Closing, the Second Merger Surviving Entity) may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to Parent or one or more controlled affiliates of Parent and (b) Parent and Merger Sub may assign, in their sole discretion and without the consent of any other Party, any or all of their rights, interests and obligations hereunder to any of their Financing Sources from time to time as collateral security. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentences, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.14 Enforcement; Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(c) The Parties’ right of specific enforcement is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.14. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.14.

Section 9.15 No Recourse. Without limiting any other provision in this Agreement (including the rights of the Financing Sources set forth in Section 9.9(b)), this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties. No Person who is not a Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate or assignee of, and any financial advisor, Financing Source or lender to any Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate or assignee of the foregoing (collectively, the “Nonparty Affiliates”) shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, this Agreement or the Transactions or in respect of any oral representations made or alleged to be made in connection herewith and, to the maximum extent permitted by Law (other than as set forth in this Agreement and the other transaction documents), each Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates of another Party. In no event shall the Company or any of its affiliates, and the Company agrees not to, and to cause its affiliates not to, (A) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (B) seek to enforce the commitments against, make any claims for breach of the Debt Financing commitments against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Debt Financing commitments or the obligations of the Financing Sources thereunder. Nothing in this Section 9.15 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Financing commitments to each other or in connection therewith.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President and Chief Executive Officer

ARROW MERGER SUB, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President

[Signature Page to Agreement and Plan of Merger]

APOLLO RESIDENTIAL MORTGAGE, INC.

By:	/s/ Michael A. Commaroto
Name:	Michael A. Commaroto
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

Execution Version

ASSET PURCHASE AND SALE AGREEMENT

by and among

ATHENE ANNUITY AND LIFE COMPANY,

ATHENE ANNUITY & LIFE ASSURANCE COMPANY,

and

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

Dated: February 26, 2016

B-i

EXHIBIT A:	Unallocated Assets

EXHIBIT A-1:	Athene Iowa Asset Schedule

EXHIBIT A-2:	Athene Delaware Asset Schedule

SCHEDULE 1:	Pricing Methodology

SCHEDULE 2.2:	Sale and Purchase of Assets Prior to Closing

SCHEDULE 3.3:	No Violation

SCHEDULE 3.4(a):	Authorization and Consents

SCHEDULE 3.4(b):	Repurchase Agreements

B-ii

ASSET PURCHASE AND SALE AGREEMENT

ASSET PURCHASE AND SALE AGREEMENT, dated as of February 26, 2016, by and among Athene Annuity and Life Company, an Iowa stock life insurance company (“Athene Iowa”), Athene Annuity & Life Assurance Company, a Delaware stock life insurance company (“Athene Delaware” and, together with Athene Iowa, “Buyers” and each, a “Buyer”), and Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“Seller”).

RECITALS

WHEREAS, Seller has entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Apollo Residential Mortgage, Inc., a Maryland corporation (“AMTG”), and Arrow Merger Sub, Inc., a Maryland corporation and wholly-owned subsidiary of Seller (“Merger Sub”), pursuant to which AMTG will merge with Merger Sub (the “First Merger”), with AMTG surviving the First Merger as a subsidiary of Seller and, thereafter, AMTG will merge with and into Seller (the “Second Merger” and, together with the First Merger, the “Mergers”) with Seller surviving the Second Merger;

WHEREAS, immediately following, and subject to, the consummation of the First Merger, Seller will indirectly own 100% of the Assets;

WHEREAS, Buyers desire to purchase from Seller or its applicable Subsidiaries, and Seller desires to sell, or to cause its applicable Subsidiaries to sell, to Buyers, the Assets upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, on the date hereof, Athene USA Corporation, an Iowa corporation (“Athene USA”), and Seller are entering into that certain stock purchase agreement, pursuant to which Athene USA agreed to purchase shares of Seller’s common stock following the consummation of the Mergers, upon the terms and subject to the conditions set forth therein (the “Stock Purchase Agreement”); and

WHEREAS, on the date hereof, Athene USA has delivered that certain debt commitment letter to Seller, pursuant to which, upon the terms and subject to the conditions set forth therein, Seller may draw up to $200,000,000 (subject to potential reduction pursuant to the terms thereof) under a term facility (the “Loan Agreement”) which would be provided pursuant to the debt commitment letter (the “Debt Financing”).

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided that, for purposes of this Agreement, neither Seller nor any Subsidiary thereof shall constitute an Affiliate of any Buyer, and no Buyers nor any Subsidiary thereof shall constitute an Affiliate of Seller.

“Agreement” means this Asset Purchase and Sale Agreement, as it may be amended from time to time.

“AMTG” has the meaning set forth in the Recitals.

“Ancillary Documents” means the documents being executed and delivered in connection with this Agreement and the Contemplated Transactions, including the receipt for the Closing Consideration Amount (in each case as such documents may be supplemented, amended or modified from time to time).

“Assets” means, collectively, the assets listed on Exhibit A, the Athene Iowa Assets and the Athene Delaware Assets.

“Athene Delaware Assets” shall mean each of the assets set forth on Exhibit A-2 attached hereto, including the gross amount (without deducting any related costs, including taxes, internal and external costs for any vendor or service provider and the costs of any repurchase or other financing of such asset) of any principal, interest or other proceeds paid to Seller, AMTG or any of their respective Subsidiaries with respect to such asset or otherwise paid on or in respect of such asset from and after the Pricing Date through and including the Closing Date (or a later Post-Closing Transfer Date, if applicable); provided, however, that Exhibit A-2 may be amended in accordance with Section 2.2(b) to (i) add any asset not currently set forth thereon that is purchased by AMTG, which thereafter will constitute an Athene Delaware Asset, or (ii) remove any asset currently set forth thereon that is sold by AMTG, which thereafter will no longer constitute an Athene Delaware Asset.

“Athene Delaware Consideration Amount” has the meaning set forth in Section 2.5(a).

“Athene Iowa Assets” shall mean each of the assets set forth on Exhibit A-1 attached hereto, including the gross amount (without deducting any related costs, including taxes, internal and external costs for any vendor or service provider and the costs of any repurchase or other financing of such asset) of any principal, interest or other proceeds paid to Seller, AMTG or any of their respective Subsidiaries with respect to such asset or otherwise paid on or in respect of such asset from and after the Pricing Date through and including the Closing Date (or a later Post-Closing Transfer Date, if applicable); provided, however, that Exhibit A-1 may be amended in accordance with Section 2.2(b) to (i) add any asset not currently set forth thereon that is purchased by AMTG, which thereafter will constitute an Athene Iowa Asset, or (ii) remove any asset currently set forth thereon that is sold by AMTG, which thereafter will no longer constitute an Athene Iowa Asset.

“Athene Iowa Consideration Amount” has the meaning set forth in Section 2.5(a).

“Athene USA” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer Material Adverse Effect” means, with respect to a Buyer, any Event that would be reasonably likely to prevent or materially delay such Buyer’s ability to consummate the Contemplated Transactions.

“Buyer Representative” means Athene USA.

“Buyers” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in Section 2.1.

“Closing Consideration Amount” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Calculation Notice” has the meaning set forth in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding federal revenue Laws.

“Consents” has the meaning set forth in Section 3.4(a).

“Contemplated Transactions” means the purchase and sale of the Assets as contemplated by this Agreement and the Ancillary Documents.

“Contract” means any legally binding contract, agreement, license, lease, commitment, understanding or other obligation, whether oral or written.

“Cross-Receipt” has the meaning set forth in Section 7.2.

“Debt Financing” has the meaning set forth in the Recitals.

“DTC” means the Depository Trust & Clearing Corporation.

“Event” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Excluded Assets” has the meaning set forth in Section 2.4.

“First Merger” has the meaning set forth in the Recitals.

“GAAP” means United States Generally Accepted Accounting Principles.

“Governmental Entity” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational.

“Injunction” has the meaning set forth in Section 6.1(a).

“Joinder Agreement” means the letter agreement between Seller and Athene Holding, Ltd. dated December 23, 2015.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Lien” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), encumbrance, option, security interest, mortgage, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Litigation” means any claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity.

“Loan Agreement” has the meaning set forth in the Recitals.

“Mergers” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Nonassignable Asset” has the meaning set forth in Section 2.3(a).

“Notice of Disagreement” has the meaning set forth in Section 2.6(a).

“Order” means an order, judgment, injunction, award, stipulation, decree, writ, ruling, subpoena, or verdict, entered, issued, made or rendered by a Governmental Entity.

“Outside Purchase Date” has the meaning set forth in Section 2.3(b).

“Person” or “person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or other entity or organization.

“Post-Closing Transfer Date” has the meaning set forth in Section 2.3(b).

“Pricing Date” has the meaning set forth in the Merger Agreement.

“Proxy Statement” has the meaning set forth in the Merger Agreement.

“Regulatory Approval” means (i) with respect to Athene Iowa, any Consent with respect to the Contemplated Transactions required by the Iowa Insurance Division and (ii) with respect to Athene Delaware, any Consent with respect to the Contemplated Transactions required by the Delaware Department of Insurance.

“Repurchase Agreements” means the repurchase agreements and related agreements in respect of borrowings (though documented as sales and subsequent repurchases) collateralized by the Assets.

“Required Consent” means each Consent set forth on Schedule 3.4(a).

“Resolution Notice” has the meaning set forth in the Section 2.6(a).

“Second Merger” has the meaning set forth in the Recitals.

“Seller” has the meaning set forth in the Preamble.

“Seller Material Adverse Effect” means any Event that, individually or in the aggregate, (A) would be reasonably likely to prevent or materially delay Seller’s ability to consummate the Contemplated Transactions or (B) is materially adverse to the value of the Assets, taken as a whole; provided, however, that, for purposes of this clause (B) no Event resulting or arising from the following shall be deemed to constitute a Seller Material Adverse Effect or shall be taken into account when determining whether a Seller Material Adverse Effect has occurred or is reasonably likely to exist or occur: (i) any change in general United States or global economic conditions or in the capital, financial, credit, mortgage or securities markets generally, including changes in interest or exchange rates, (ii) any condition (or change therein) in the industry in which Seller operates, (iii) any change in Law, GAAP or interpretation thereof or in legal, political and/or regulatory conditions, (iv) any action taken at the request of the Buyer Representative, (v) any Event attributable to the announcement or pendency of this Agreement and the Contemplated Transactions, including any litigation arising therefrom, (vi) any failure by Seller or AMTG to meet any internal or published projections, estimates or expectations of Seller’s or AMTG’s revenue, earnings or other financial performance or results of operations for any period in and of itself (it being understood that any Event giving rise or contributing to any such failure or change that is not otherwise excluded from the definition of a “Seller Material Adverse Effect” may be taken into account) or (vii) any Event arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, natural disasters or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement; provided that notwithstanding the foregoing, with respect to clauses (i), (ii), (iii) and (vii) above, any such effect shall be taken into account in determining whether a Seller Material Adverse Effect has occurred or is reasonably likely to exist or occur only to the extent that such effect disproportionately adversely affects Seller or the Assets as compared to other companies in same industry in which the Seller operates or other assets similar to the Assets.

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Stockholders Meeting” has the meaning set forth in the Merger Agreement.

“Subsidiary” or “Subsidiaries”, when used with respect to any Person, means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, that (x) is consolidated with such Person for financial reporting purposes under GAAP, or (y) of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect the board of directors or others governing body with respect to such corporation or other organization is, at the time of determination, directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, abandoned property, escheat, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time (including any successor regulations).

1.2 Rules of Construction.

Unless the context otherwise requires:

(a) a capitalized term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d) references to Articles, Sections, Exhibits and Schedules shall refer to articles, sections, exhibits and schedules of this Agreement, unless otherwise specified;

(e) references to any party to this Agreement or any other agreement or document shall be deemed to refer to any Person that becomes (or became, if applicable in the case of an agreement or document other than this Agreement) a successor or permitted assign of such party, upon the occurrence thereof;

(f) references to any agreement or other document shall be to such agreement or other document (together with the schedules, exhibits and other attachments thereto) as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time in accordance with its terms and the terms hereof (if applicable thereto);

(g) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(h) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(i) all monetary figures shall be in U.S. dollars unless otherwise specified; and

(j) references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

ARTICLE II

Purchase and Sale

2.1 Closing.

The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, NY 10004, immediately following the consummation of the First Merger in accordance with the terms of the Merger Agreement; provided, that the conditions set forth in Article VI have been satisfied or waived in accordance with this Agreement (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of such conditions at the Closing), or on such other date as the Buyer Representative and Seller may otherwise agree. The day on which the Closing actually occurs is referred to herein as the “Closing Date.”

2.2 Sale and Purchase of the Assets.

(a) Subject to the terms and conditions set forth in this Agreement, at the Closing, (i) Seller shall, and shall cause its applicable Subsidiaries to, sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Athene Iowa, and Athene Iowa shall purchase and acquire, all of Seller’s and its applicable Subsidiaries’ right, title and interest in and to the Athene Iowa Assets (other than any Nonassignable Assets), free and clear of all Liens and (ii) Seller shall, and shall cause its applicable Subsidiaries to, sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to Athene Delaware, and Athene Delaware shall purchase and acquire, all of Seller’s and its applicable Subsidiaries’ right, title and interest in and to the Athene Delaware Assets (other than any Nonassignable Assets), free and clear of all Liens.

(b) Exhibit A lists all of the Assets as of the date hereof. On a weekly basis, from the date hereof until the date that is 10 days prior to the scheduled date of the Stockholders Meeting as set forth in the Proxy Statement, the Buyer Representative and Seller will update Exhibits A, A-1 and A-2 to reflect (i) the purchase or sale of any Asset that complies with Schedule 2.2(b), (ii) the allocation of the Assets listed on Exhibit A between Exhibit A-1 and Exhibit A-2 as specified by the Buyer Representative in its sole discretion and (iii) any change in the allocation of the Assets between Exhibit A-1 and Exhibit A-2 as the Buyer Representative may specify in its sole discretion; provided, however, that no such allocation or change in allocation will be permitted if it would delay or impair the ability of the applicable Buyer to purchase the Assets on the Closing Date pursuant to the terms and conditions of this Agreement. If, as of the tenth (10th) day prior to the scheduled date of the Stockholders Meeting as set forth in the Proxy Statement, any Asset listed on Exhibit A has not been allocated by the Buyer Representative to Exhibit A-1 or Exhibit A-2, then such Asset shall be deemed to be allocated to Exhibit A-1. Following the Closing Date, the Buyer Representative and Seller will update Exhibits A-1 and A-2 to reflect any change in the allocation of the Nonassignable Assets between Exhibits A-1 and A-2 as the Buyer Representative may specify in its sole discretion; provided, however, that no such change in allocation will be permitted if it would delay or impair the ability of the applicable Buyer to purchase the Nonassignable Assets on the applicable Post-Closing Transfer Date pursuant to the terms and conditions of this Agreement.

2.3 Nonassignable Assets.

(a) Notwithstanding anything in this Agreement to the contrary, but without limiting Section 5.1(c), this Agreement shall not obligate Seller to sell, transfer or assign any Asset at the Closing if the attempted sale, transfer or assignment thereof would (i) constitute a breach of any obligation of Seller or any of its Subsidiaries under any Contract (including any Repurchase Agreement) to which such Asset is subject, (ii) require Seller to pay a termination or transfer fee (however described) under any Contract, or (iii) require a Required Consent that has not been obtained as of the Closing Date (a “Nonassignable Asset”).

(b) Without limiting Section 5.1(c), if, on any date after the Closing Date and through to the date that is fifteen (15) Business Days after the Closing Date, or such later date as mutually agreed by the Buyer Representative and Seller (the “Outside Purchase Date”), (i) all Required Consents required to permit the sale, transfer or assignment of a Nonassignable Asset to the applicable Buyer have been obtained, (ii) the assignment of such Nonassignable Asset to the applicable Buyer would not require Seller to pay a termination or transfer fee (however described) under a Repurchase Agreement or other Contract (or such fee has, at the sole discretion of Seller or to the extent required to comply with Section 5.1(c), been paid) and (iii) the representations and warranties set forth in Section 3.5 with respect to such Nonassignable Asset are true and correct as of such date and through and as of the date on which such Nonassignable Asset is transferred, conveyed and delivered to the applicable Buyer as though made at and as of such date (or Buyer Representative waives such condition), then Seller shall deliver written notice to the Buyer Representative specifying each such Nonassignable Asset and a closing date at least two (2) Business Days and no more than five (5) Business Days after the date of such notice for the sale, transfer or assignment of each such Nonassignable Asset to the applicable Buyer (a “Post-Closing Transfer Date”). On each Post-Closing Transfer Date, (i) Seller shall, and shall cause its applicable Subsidiaries to, sell, transfer, assign and deliver (or cause to be sold, transferred, assigned and delivered) to each applicable Buyer all of Seller’s and its applicable Subsidiaries’ right, title and interest in and to each Nonassignable Asset to which such Post-Closing Transfer Date relates free and clear of all Liens, (ii) subject to Section 2.6, each applicable Buyer shall pay to Seller or its applicable Subsidiary (or its designee(s)) the purchase price with respect to each such Nonassignable Asset calculated in accordance with Schedule 1, except to the extent such Nonassignable Asset was previously taken into account in the calculation of the Closing Consideration Amount, and (iii) each applicable Buyer and each of Seller or any of its applicable Subsidiaries shall deliver counterpart signature pages to a Cross-Receipt in respect of such sales, executed by a duly authorized representative of each such Buyer and Seller or its applicable Subsidiary.

(c) If each Buyer stands ready, willing and able to effect the purchase of the Assets at all times during the period from and including the Closing Date through and including the Outside Purchase Date, and Seller shall have failed to transfer to Buyers, at the Closing and all Post-Closing Transfer Dates, collectively, all of the Assets, then, from and after the Outside Purchase Date, it shall not sell, transfer, assign or deliver to any other Person or otherwise dispose of any of the Nonassignable Assets without first providing Buyers with a right of first offer and right of first refusal with respect to such Nonassignable Asset; provided, however, that at such time as Seller shall have transferred to Buyers, in the aggregate on and after the Closing Date, Assets with an aggregate market value of $1.0 billion, such right of first offer and right of first refusal shall expire with respect to all remaining Nonassignable Assets on the one-hundred eightieth (180th) day following the Outside Purchase Date. For the avoidance of doubt, Seller shall have no obligations under this Section 2.3(c) in the event (x) either Buyer shall have failed to purchase any Asset when obligated pursuant to Section 2.2(a) or Section 2.3(b) or (y) Athene USA shall have failed to provide the Debt Financing when obligated pursuant to the terms and conditions of the Loan Agreement.

(d) Each Buyer that is purchasing Nonassignable Assets shall provide Seller with a completed and executed U.S. Internal Revenue Service W-9.

2.4 Excluded Assets and Excluded Liabilities.

Notwithstanding anything to the contrary contained herein, (i) no assets other than those set forth on Exhibit A, Exhibit A-1 and Exhibit A-2 attached hereto (or as amended in accordance with Section 2.2(b)) shall be included in the purchase and sale hereunder, and all such other assets of Seller and its Subsidiaries (the “Excluded Assets”) shall remain the property of Seller or its applicable Subsidiary, and (ii) in no event shall Seller or any Subsidiary of Seller delegate (or be deemed to delegate) to any Buyer, and in no event shall any Buyer assume (or be deemed to assume), any liability or obligation of Seller, any Subsidiary of Seller or any other Person (whether relating to any period prior to, on or after the Closing) pursuant to this Agreement or any Ancillary Document. For the avoidance of doubt, no Buyer shall have any obligation to pay any termination fee or other amount under any Repurchase Agreement or other Contract to which any Asset is subject or bound.

2.5 Payments at the Closing.

(a) Each of the purchase price to be paid by Athene Iowa for the Athene Iowa Assets (the “Athene Iowa Consideration Amount”) and the purchase price to be paid by Athene Delaware for the Athene Delaware Assets (the “Athene Delaware Consideration Amount” and, together with the Athene Iowa Consideration Amount, the “Closing Consideration Amount”) shall be calculated based on the value of such Assets as of the Pricing Date in accordance with the methodology set forth on Schedule 1 attached hereto. Seller shall, upon the reasonable written request of the Buyer Representative and subject to the terms and conditions of the Merger Agreement, exercise Seller’s right pursuant to Schedule C of the Merger Agreement to request that AMTG challenge the pricing methodologies used in determining the Company Book Value pursuant to the Merger Agreement.

(b) Within five (5) Business Days following the Pricing Date Seller shall prepare and deliver to the Buyer Representative its initial calculations of the Athene Iowa Consideration Amount and the Athene Delaware Consideration Amount. At least three (3) Business Days prior to the Closing Date, Seller shall deliver to the Buyer Representative a written notice setting forth the calculation of the Athene Iowa Consideration Amount and the Athene Delaware Consideration Amount, in each case, less any amount thereof attributable to a Nonassignable Asset (the “Closing Date Calculation Notice”).

(c) At the Closing, (i) subject to Section 2.6, Athene Iowa shall pay to Seller in consideration for all of the Athene Iowa Assets (other than any Nonassignable Asset) an amount in cash equal to the Athene Iowa Closing Consideration Amount less any amount thereof attributable to a Nonassignable Asset as set forth in the Closing Date Calculation Notice, by wire transfer of immediately available funds to an account or accounts designated by Seller no fewer than three (3) Business Days prior to the Closing Date, (ii) subject to Section 2.6, Athene Delaware shall pay to Seller in consideration for all of the Athene Delaware Assets (other than any Nonassignable Asset) an amount in cash equal to the Athene Delaware Closing Consideration Amount less any amount thereof attributable to a Nonassignable Asset as set forth in the Closing Date Calculation Notice, by wire transfer of immediately available funds to an account or accounts designated by Seller no fewer than three (3) Business Days prior to the Closing Date, and (iii) Seller shall deliver the Assets (other than any Nonassignable Asset), or cause such Assets to be delivered, to each applicable Buyer free and clear of all Liens.

2.6 Set-Off. To the extent that Athene USA sets off, pursuant to the second sentence of Section 2.2(b)(ii) of the Loan Agreement, any portion of the amount payable by a Buyer pursuant to clause (ii) of the last sentence of Section 2.3(b), or pursuant to clause (i) or (ii) of Section 2.5(c), such portion so set off shall be deemed for all purposes of this Agreement to have been paid in accordance with Section 2.3(b) or 2.5(c), as applicable.

2.7 Allocation of the Purchase Price. Seller and Buyers agree to allocate the purchase price among the Assets in a manner consistent with Schedule 1 for U.S. federal, state and local Tax purposes.

ARTICLE III

Representations and Warranties of Seller

Seller hereby represents and warrants to each Buyer as of the date hereof and as of the Closing Date as follows:

3.1 Organization and Power.

Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization. Seller has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the Contemplated Transactions. Seller has all power and authority, and possesses all governmental licenses and permits necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority, licenses and permits the absence of which do not have a Seller Material Adverse Effect.

3.2 Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the performance by Seller of the Contemplated Transactions that are required to be performed by Seller have been duly authorized by Seller and no other corporate proceedings on the part of Seller (including, without limitation, any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the Contemplated Transactions. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Seller will be, at the Closing, duly authorized, executed and delivered by Seller. Assuming the due authorization, execution and delivery of this Agreement by Buyers, this Agreement constitutes, and assuming the due authorization, execution and delivery of each Ancillary Document to which Seller is a party by each other party thereto, such Ancillary Document will constitute, a valid and legally binding agreements of Seller enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3 No Violation.

(a) The execution and delivery by Seller of this Agreement and the Ancillary Documents to which Seller is a party, the consummation of the Contemplated Transactions that are required to be performed by Seller and the compliance with the terms of this Agreement and the Ancillary Documents to which Seller is a party will not (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Seller, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to Seller or by which its properties are bound or affected, or (iii) result in the creation of, or require the creation of, any Lien upon any of the Assets.

(b) Except as set forth on Schedule 3.3 attached hereto, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the Contemplated Transactions or the compliance by Seller with any of the provisions of this Agreement will accelerate the performance required by, result in any termination, cancellation or modification of, or loss of benefit under, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Seller is a party or by which the Assets are bound.

(c) The Contemplated Transactions are not subject to any “bulk transfer” or similar Law.

3.4 Authorizations and Consents.

(a) Except as set forth on Schedule 3.4(a), no consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Entity or other Person (“Consents”) are required to be obtained or made by Seller or any of its Subsidiaries (including any Person that has become a Subsidiary of Seller pursuant to the Mergers) in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which Seller is, or is to be, a party or the consummation by Seller or its Subsidiaries (including any Person that has become a Subsidiary of Seller pursuant to the Mergers) of the Contemplated Transactions.

(b) Schedule 3.4(b) sets forth a true and complete list of all the Repurchase Agreements (and no other Contracts).

3.5 Title to Assets; Assets in Book-Entry Form.

Immediately after the Closing (or with respect to each Nonassignable Asset, immediately after the transfer of such Asset to the applicable Buyer on the applicable Post-Closing Transfer Date), (i) the applicable Buyer will have good and valid title to all of the Assets transferred to such Buyer and (ii) such Assets will be free and clear of all Liens other than any Liens created by such Buyer. All Assets are held in book-entry form by DTC.

3.6 No Brokers.

Except for Houlihan Lokey Capital, Inc. (whose fees will be paid by Seller), no broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Contemplated Transactions based upon arrangements made by or on behalf of Seller.

3.7 Disclaimer.

Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have made, to Buyers or any other Person any representation or warranty other than those expressly made by Seller in this Article III.

ARTICLE IV

Representations and Warranties of Buyers

Each Buyer hereby, severally and not jointly, represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

4.1 Organization and Power.

Such Buyer is a stock life insurance company duly formed, validly existing and in good standing under the Laws of its jurisdiction of domicile and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.

4.2 Authorization and Enforceability.

The execution and delivery of this Agreement and the Ancillary Documents to which such Buyer is a party and the performance by such Buyer of the Contemplated Transactions have been duly authorized by such Buyer and no other corporate proceedings on the part of such Buyer (including, without limitation, any stockholder vote or approval) are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which such Buyer is a party or the consummation of the Contemplated Transactions. This Agreement is, and each of the Ancillary Documents to be executed and delivered at the Closing by such Buyer will be at the Closing, duly authorized, executed and delivered by such Buyer. Assuming the due authorization, execution and delivery of this Agreement by Seller and each other Buyer, this Agreement constitutes, and assuming the due authorization, execution and delivery of each Ancillary Document to which such Buyer is a party by each other party thereto, such Ancillary Document will constitute, a valid and legally binding agreements of such Buyer enforceable against such Buyer, in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3 No Violation.

The execution and delivery by such Buyer of this Agreement and the Ancillary Documents to which such Buyer is a party, the consummation of the Contemplated Transactions and the compliance with the terms of this Agreement and the Ancillary Documents to which such Buyer is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of such Buyer, or (b) assuming that all consents, approvals and authorizations contemplated by Section 4.4 have been obtained and all filings described therein have been made, conflict with or violate in any material respect any Law applicable to such Buyer or by which its respective properties are bound or affected. Neither such Buyer nor its Affiliates are subject to any Contract that would impair or delay such Buyer’s ability to consummate the Contemplated Transactions.

4.4 Authorizations and Consents.

No Consents other than the Regulatory Approval applicable to such Buyer are required to be obtained or made by such Buyer in connection with the execution, delivery, performance, validity and enforceability of this Agreement or any Ancillary Documents to which such Buyer is, or is to be, a party or the consummation by such Buyer of the Contemplated Transactions.

4.5 Financial Capacity.

Such Buyer has and will have available on the Closing Date and each Post-Closing Transfer Date (if any), capital and liquidity in amounts that are sufficient to pay the Closing Consideration Amount as required by and in accordance with this Agreement.

4.6 No Brokers.

Except for Athene Asset Management, L.P. (whose fees will be paid by such Buyer), no broker, investment banker, financial advisor or other Person is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Contemplated Transaction based upon arrangements made by or on behalf of such Buyer.

4.7 No Inducement or Reliance; Independent Assessment.

(a) Such Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller (or its Affiliates, officers, directors, employees, agents or representatives) that are not expressly set forth in Article III hereof, whether or not any such representations, warranties or statements were made in writing or orally.

(b) Such Buyer acknowledges that Seller (or its Affiliates, officers, directors, employees, agents or representatives) does not make, will not make and has not made any representation or warranty, express or implied, as to the prospects of the Assets or their profitability for such Buyer, or with respect to any forecasts, projections or business plans made available to such Buyer (or its Affiliates, officers, directors, employees, agents or representatives) in connection with such Buyer’s review of the Assets.

ARTICLE V

Covenants

5.1 Conduct of Seller; Merger Agreement Rights; Cooperation; Repurchase Agreements.

(a) During the period from the date hereof through the Closing Date or earlier termination of the Merger Agreement in accordance with its terms, Seller shall use its reasonable best efforts to comply with and perform its obligations under the Merger Agreement, subject to and in accordance with the terms thereof.

(b) Seller shall not amend or waive, or consent to any amendment or waiver of, any provision of the Merger Agreement where such amendment, waiver or consent (i) would have, or would reasonably be expected to have, an adverse effect on any of the Assets, (ii) would, or would reasonably be expected to, materially delay, or prevent, the Closing or (iii) would alter any term in this Agreement, the Stock Purchase Agreement or the loan agreement governing the Debt Financing, that is defined by reference to the Merger Agreement, in each case, without the Buyer Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Without limiting the immediately following sentence, Seller shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, amend or terminate any Repurchase Agreement, or obtain counterparty waivers or consents with respect thereto, to the extent necessary to permit the sale, transfer, assignment and delivery of all of its and its applicable Subsidiaries’ right, title and interest in and to the Assets free and clear of all Liens to each applicable Buyer at the Closing pursuant to Section 2.2(a) and/or on one or more Post-Closing Transfer Dates pursuant to Section 2.3(b). Additionally, Seller shall cause all of its and its applicable Subsidiaries’ right, title and interest in and to the Nonassignable Assets (if any) to be sold, transferred, assigned and delivered to each applicable Buyer free and clear of all Liens (including by, to the extent necessary, paying any and all termination and transfer fees (however described) under any Repurchase Agreement or other Contract to which such Nonassignable Asset is subject) against payment for each such Nonassignable Asset in accordance with Section 2.3(b), such that (x) on or prior to the third (3rd) Business Day following the Closing Date, Seller and its Subsidiaries shall have sold, transferred, assigned and delivered (or caused to be sold, transferred, assigned and delivered) to Buyers, on the Closing Date and any Post-Closing Transfer Dates, collectively, Assets with an aggregate market value of at least $500 million, and (y) on or prior to the Outside Purchase Date, Seller and its Subsidiaries shall have sold, transferred, assigned and delivered (or caused to be sold, transferred, assigned and delivered) to Buyers, on the Closing Date and any Post-Closing Transfer Dates, collectively, Assets with an aggregate market value of at least $1.0 billion.

(d) Seller shall cooperate in good faith with Buyers and use its reasonable best efforts to ensure that AMTG materially complies with its obligations under Section 6.17(c) of the Merger Agreement.

(e) Seller shall promptly notify the Buyer Representative of any material communication, and provide the Buyer Representative with copies thereof if such communication is in writing, received from AMTG, any of AMTG’s Affiliates or Representatives or any Governmental Entity, relating to or affecting the status of the transactions contemplated by the Merger Agreement that have or would reasonably be expected to have any adverse effect on the Assets, the timing of the Mergers or the matters that are the subject of the Contemplated Transactions. On the same day that Seller receives any broker quote or BofA Price Delta (as defined in Schedule C of the Merger Agreement) from AMTG with respect to any Asset, Seller shall deliver the same to the Buyer Representative.

(f) From the date hereof through and including the Closing Date (or with respect to any Nonassignable Asset, the Post-Closing Transfer Date, if any, on which such Asset is transferred to the applicable Buyer), Seller shall provide the Buyer Representative with pricing information regarding the Assets on a monthly basis in the same form such information is provided by AMTG to Seller under the Merger Agreement.

5.2 Access to Information Prior to the Closing.

During the period from the date hereof through the Closing Date, Seller shall use reasonable best efforts to cause AMTG to give the Buyer Representative and its authorized representatives reasonable access during regular business hours to all books and records (including Tax records) related to the Assets as such Buyer may reasonably request; provided, that such Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of Seller or AMTG, as the case may be, to schedule such access through a designated officer of Seller or AMTG, as the case may be, and in such a way as to avoid disrupting in any material respect the normal operations of Seller or AMTG, as the case may be. Notwithstanding the foregoing, neither the Seller nor AMTG shall be required by this Section 5.2 to provide any Buyer or its representatives with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement (provided, however, that Seller shall use, and shall use reasonable best efforts to cause AMTG to use, its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate or contravene any Law (provided, however, that Seller shall use, and shall use reasonable best efforts to cause AMTG to use, its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law) or (z) that is subject to any attorney-client, attorney work product or other legal privilege of such party or its Subsidiaries (provided, however, that Seller shall use, and shall use reasonable best efforts to cause AMTG to use, its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

5.3 Consents and Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Buyer and Seller shall and shall cause their respective Subsidiaries, to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Contemplated Transactions, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities or other Persons necessary in connection with the consummation of the Contemplated Transactions and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity or other Persons necessary in connection with the consummation of the Contemplated Transactions, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Contemplated Transactions so as to enable the Closing to occur as soon as reasonably practicable, and (iv) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement.

(b) Without limiting Section 5.3(a), each Buyer shall, and shall cause its respective Subsidiaries to, use reasonable best efforts to obtain such Buyer’s applicable Regulatory Approval as promptly as practicable following the date hereof. Each Buyer shall keep Seller reasonably informed of any material communication received by such Buyer from, or given by such Buyer to, the applicable Governmental Entity responsible for granting such Buyer’s applicable Regulatory Approval.

5.4 Public Announcements and Disclosure.

The initial press release regarding this Agreement and the Contemplated Transactions shall be made at such time and in such form as the Buyer Representative and Seller agree; provided that in the event the parties cannot agree, either party shall be permitted to make any disclosure required by Law. From and after the date hereof, so long as this Agreement is in effect, neither Buyers nor Seller will issue or make any subsequent press release, public statement or other disclosure to a third party with respect to this Agreement or the Contemplated Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of the New York Stock Exchange or other exchange to issue or cause the publication of any press release or other announcement or disclosure with respect to the Mergers or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement or disclosure and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

5.5 Exclusivity.

Except as contemplated by this Agreement and the Ancillary Documents, prior to the Closing or until the date that is twelve (12) months following the termination of this Agreement in accordance with its terms, Buyers will not, and will cause their Affiliates, representatives and agents not to, directly or indirectly, solicit, continue inquiries, encourage, facilitate, initiate any contact, enter into discussions or negotiations, furnish any information with respect to or enter into any agreement or other instruments (whether or not binding) with any Person other than Seller or its Affiliates concerning the submission of any proposal or offer to AMTG or any of its Affiliates (other than Seller) relating to any of the following: (i) a liquidation, dissolution or recapitalization of, (ii) a merger or consolidation with or into, (iii) an acquisition or purchase of any assets of or any equity interest in, or (iv) any similar transaction or business combination involving, in each case, AMTG or any of its Subsidiaries or any asset owned by AMTG or any of its Subsidiaries, as applicable. Buyers and each of their Affiliates shall, and shall cause their respective representatives and agents to, discontinue immediately any negotiations or discussions with respect to any of the foregoing.

5.6 Post-Transfer Remittances.

From and after the date on which any Asset is sold to a Buyer pursuant to Section 2.2(a) or Section 2.3(b) of this Agreement, to the extent that Seller or any of its Subsidiaries (including any Person that has become a Subsidiary of Seller pursuant to the Mergers) receives any payment of principal, interest or other proceeds with respect to such Asset, Seller shall, or shall cause its applicable Subsidiary to, hold such amounts in trust for the account of such Buyer and pay such principal, interest or other proceeds to such Buyer as promptly as practicable.

ARTICLE VI

Conditions to Closing

6.1 Conditions to All Parties’ Obligations.

The obligations of the parties to consummate the Contemplated Transactions are subject to the fulfillment prior to or at the Closing of each of the following conditions (any or all of which may be waived by the parties to the extent permitted by applicable Law):

(a) Statutes; Court Orders. No court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Order, stipulation or other legal restraint (whether temporary, preliminary or permanent) (an “Injunction”), in any case, which is in effect and which prevents, prohibits or makes illegal the consummation of the Contemplated Transactions.

(b) Consummation of the First Merger. The First Merger shall have been fully consummated, and in full force and effect, in accordance with the terms of the Merger Agreement.

6.2 Conditions to Seller’s Obligations.

The obligations of Seller to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law):

(a) Representations and Warranties. The representations and warranties of Buyers contained in Article IV hereof shall be true and correct (without regard to any materiality, Buyer Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty) as of the date hereof and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specified date), except to the extent that the failure to be so true and correct, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

(b) Performance. Each Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by such Buyer at or prior to the Closing.

(c) Stock Purchase Agreement and Debt Financing. Each of the Stock Purchase Agreement and the Debt Financing shall be in full force and effect and there shall have been no material default thereunder by Athene USA.

(d) Deliveries. Seller shall have received the deliveries contemplated by Article VIII.

6.3 Conditions to Buyers’ Obligations.

The obligations of each Buyer to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by such Buyer to the extent permitted by applicable Law):

(a) Representations and Warranties. The representations and warranties of Seller contained in Article III hereof shall be true and correct (without regard to any materiality, Seller Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty) as of the date hereof and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specified date), except to the extent that the failure to be so true and correct, individually or in the aggregate, would not have a Seller Material Adverse Effect.

(b) Performance. Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be so performed or complied with by Seller at or prior to the Closing.

(c) Regulatory Approval. Each Buyer shall have obtained its applicable Regulatory Approval.

(d) No Liens. Each Asset scheduled to be sold and assigned by Seller at the Closing shall be free and clear of all Liens.

(e) Deliveries. The Buyer Representative shall have received the deliveries contemplated by Article VII.

(f) Closing Date. The Closing shall occur on the same date as the date of the First Merger.

ARTICLE VII

Deliveries by Seller at Closing

On the Closing Date, Seller shall deliver or cause to be delivered to the Buyer Representative:

7.1 Officer’s Certificate.

An officer’s certificate signed by a duly authorized executive officer of Seller to the effect set forth in Sections 6.3(a) and 6.3(b).

7.2 Receipt.

A counterpart signature page to the cross-receipt, in a form mutually agreed among the parties (the “Cross-Receipt”), executed by a duly authorized executive officer of Seller or its applicable Subsidiary confirming the receipt of the Closing Consideration Amount.

7.3 Further Instruments.

Such documents of further assurance reasonably necessary and typical for transactions similar to the Contemplated Transactions in order to complete the Contemplated Transactions. Without limitation to the foregoing, each of Seller and AMTG shall provide the Buyer Representative with an executed “certification of non-foreign status” in the form and manner set forth in Treasury Regulations Section 1.1445-2(b)(2).

ARTICLE VIII

Deliveries by Buyer at Closing

On the Closing Date, Buyers shall deliver or cause to be delivered to Seller:

8.1 Officer’s Certificate.

A certificate signed by a duly authorized executive officer of the Buyer Representative to the effect set forth in Sections 6.2(a) and 6.2(b).

8.2 Receipt.

A counterpart signature page to the Cross-Receipt executed by a duly authorized representative of each applicable Buyer confirming the receipt of such Buyer’s applicable Assets.

8.3 Closing Consideration Amount. The Closing Consideration Amount, by wire transfer of immediately available funds, to the account or accounts designated by Seller.

ARTICLE IX

Survival

9.1 Survival.

All of the representations and warranties of the parties set forth in this Agreement shall terminate and expire as of the Closing, and all liability and obligations of any nature with respect to such representations and warranties shall thereupon be extinguished; provided, however, that representations and warranties set forth in the first sentence of Section 3.5 shall, with respect to a particular Asset (including any Nonassignable Asset), survive the Closing (and, if applicable, the Post-Closing Transfer Date applicable thereto) and the transfer of such Asset to the applicable Buyer until the twelve month anniversary of the Closing (or, if applicable, the Post-Closing Transfer Date applicable to such Asset).

ARTICLE X

Termination

10.1 Termination.

This Agreement may be terminated and the Contemplated Transactions may be abandoned prior to the Closing Date:

(a) at any time, by mutual written agreement of Seller and the Buyer Representative; or

(b) at any time, by either Seller or the Buyer Representative (i) if any Injunction having any of the effects set forth in Section 6.1(a) of this Agreement shall be in effect and have become final and nonappealable or (ii) at any time following the termination of the Merger Agreement in accordance with its terms; or

(c) by written notice from the Buyer Representative to Seller, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Seller set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), and (ii) after receipt by Seller of written notice from the Buyer Representative of such breach or failure to perform, cannot be cured prior to the Closing Date, provided, that no Buyer is then in breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(d) by written notice from Seller to the Buyer Representative, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of any Buyer set forth herein shall have occurred, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), and (ii) after receipt by the Buyer Representative of written notice from Seller of such breach or failure to perform, cannot be cured prior to the Closing Date, provided, that Seller is not then in breach with respect to any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(e) by written notice from Seller to the Buyer Representative, if (i) all of the conditions set forth in Sections 6.1 and 6.3 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) Seller has confirmed by written notice to the Buyer Representative that it stands ready, willing and able to consummate the Contemplated Transactions when required pursuant to Section 2.1 and (iii) any Buyer fails to consummate the Contemplated Transactions within three (3) Business Days of the date the Closing should have occurred pursuant to Section 2.1 (it being understood that during such three (3) Business Day period, Seller shall not be entitled to terminate this Agreement); or

(f) by written notice from the Buyer Representative to Seller, if (i) all of the conditions set forth in Sections 6.1 and 6.2 have been and continue to be satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at Closing), (ii) the Buyer Representative has confirmed by written notice to Seller that each Buyer stands ready, willing and able to consummate the Contemplated Transactions when required pursuant to Section 2.1 and (iii) Seller fails to consummate the Contemplated Transactions within three (3) Business Days of the date the Closing should have occurred pursuant to Section 2.1 (it being understood that during such three (3) Business Day period, the Buyer Representative shall not be entitled to terminate this Agreement); or

(g) by written notice from the Buyer Representative to Seller, if the Closing shall not have occurred by October 26, 2016.

10.2 Procedure and Effect of Termination.

In the event of the termination of this Agreement and the abandonment of the Contemplated Transactions, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the Contemplated Transactions shall be abandoned without further action by any of the parties. If this Agreement is terminated pursuant to Section 10.1:

(a) At Seller’s request, each Buyer shall promptly cause to be returned to Seller or destroy all documents and information obtained in connection with this Agreement and the Contemplated Transactions and all documents and information obtained in connection with such Buyer’s investigation of the Assets from Seller or its representatives, including any copies made by or supplied to such Buyer or any of such Buyer’s agents of any such documents or information.

(b) No party hereto shall have any obligation or liability to the other parties hereto, except that the parties hereto shall remain bound by the provisions of this Section 10.2 and Section 5.4, Section 5.5 and Article XI and by the provisions of the Joinder Agreement; provided, that nothing herein shall relieve a defaulting or breaching party from any liability or damages arising out of its breach of any covenant or agreement in this Agreement.

ARTICLE XI

Miscellaneous

11.1 Expenses.

All fees and expenses incurred in connection with the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Contemplated Transactions are consummated.

11.2 Notices.

All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to the applicable party (i) personally (notice deemed given upon receipt), (ii) telecopied (notice deemed given upon confirmation of receipt), (iii) sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery) or (iv) electronic mail (provided, that any such transmission by electronic mail shall be followed by a copy delivered in accordance with the foregoing clauses (i) or (iii)) (notice deemed given on the date sent if sent during normal business hours of the recipient, and on the next Business Day, if sent after normal business hours of the recipient). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, and a copy of each notice shall also be sent via e-mail.

If to Seller:	Apollo Commercial Real Estate Finance, Inc.
c/o Apollo Global Management, LLC
9 W. 57th Street, 43rd Floor
New York, NY 10019
Attn: Stuart Rothstein
Fax: (646) 219-3826
Email: srothstein@apollolp.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: Steven Epstein, Esq.
Abigail Bomba, Esq.
Fax: (212) 859-4000
Email: steven.epstein@friedfrank.com
abigail.bomba@friedfrank.com

If to the Buyer Representative: Athene USA Corporation
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: James Belardi
Facsimile: (310) 698-4492
Email: jbelardi@athene.com

With a copies (which shall not constitute notice) to:

Athene USA Corporation
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: Legal Department
Facsimile: (310) 698-4481
Email: legal@athene.com

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attn: Perry J. Shwachman, Esq.
Paul L. Choi, Esq.
Fax: (312) 853-7036
Email: pshwachman@sidley.com
pchoi@sidley.com

If to Athene Iowa:	Athene Annuity and Life Company
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: James Belardi
Facsimile: 310-698-4492
Email: jbelardi@athene.com

With a copies (which shall not constitute notice) to:

Athene Annuity and Life Company
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: Legal Department
Facsimile: (310) 698-4481
Email: legal@athene.com

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Attn: Perry J. Shwachman, Esq.
Paul L. Choi, Esq.
Fax: (312) 853-7036
Email: pshwachman@sidley.com
pchoi@sidley.com

If to Athene Delaware:		Athene Annuity & Life Assurance Company
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: James Belardi
Facsimile: 310-698-4492
Email: jbelardi@athene.com

With a copies (which shall not constitute notice) to:

Athene Annuity & Life Assurance Company
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: Legal Department
Facsimile: (310) 698-4481
Email: legal@athene.com

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
	Attn:	Perry J. Shwachman, Esq.
Paul L. Choi, Esq.
Fax: (312) 853-7036
	Email:	pshwachman@sidley.com
pchoi@sidley.com

11.3 Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

11.4 Entire Agreement.

This Agreement, together with the Exhibits hereto, the Ancillary Documents and the Joinder Agreement, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

11.5 Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

11.6 Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyers and Seller; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

11.7 Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

11.8 Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided that Athene USA, in its capacity as the Buyer Representative, shall constitute a third party beneficiary of this Agreement.

11.9 Assignability.

This Agreement shall not be assigned by any party without the prior written consent of the other parties hereto, except that (x) each Buyer shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement, in each case in whole or in part, to one or more Persons without the consent of any other party (but in no event shall such assignment be permitted if it would delay or impair the ability of such Buyer (or its assignee) to purchase the Assets on the Closing Date or the Nonassignable Assets on any Post-Closing Transfer Date, as applicable, pursuant to the terms and conditions of this Agreement) and (y) Seller shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement to one or more of its Subsidiaries with the consent of any other party, provided that no such assignment shall relieve the assigning party of its obligations under this Agreement.

11.10 Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of Delaware in New Castle County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of Delaware in New Castle County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

11.11 No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

11.12 Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

11.13 Remedies.

All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

11.14 Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

11.15 Counterparts.

This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

11.16 Further Assurance.

If at any time after the Closing any further action is necessary or desirable to fully effect the Contemplated Transactions or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

ATHENE ANNUITY AND LIFE COMPANY

By: Athene Asset Management, L.P., its investment advisor

By: AAM GP Ltd., its General Partner

By:	/s/ James R. Belardi
Name:	James R. Belardi
Title:	Chief Executive Officer

ATHENE ANNUITY & LIFE ASSURANCE COMPANY

By: Athene Asset Management, L.P., its investment advisor

By: AAM GP Ltd., its General Partner

By:	/s/ James R. Belardi
Name:	James R. Belardi
Title:	Chief Executive Officer

[Signature Page to Asset Purchase and Sale Agreement]

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President and Chief Executive Officer

[Signature Page to Asset Purchase and Sale Agreement]

Annex C

Execution Version

CONFIDENTIAL

ATHENE USA CORPORATION

7700 Mills Civic Parkway

West Des Moines, IA 50266

February 26, 2016

Project Apple

Commitment Letter

Apollo Commercial Real Estate Finance, Inc.

Arrow Merger Sub, Inc.

c/o Apollo Global Management

9 W 57th Street

New York, NY 10019

Attn: Stuart A. Rothstein

Ladies and Gentlemen:

You have advised Athene USA Corporation, an Iowa corporation (“AUSA”, “us” or “we”), that you intend to (i) acquire, directly or indirectly, all of the outstanding stock of Apollo Residential Mortgage, Inc., a Maryland corporation (the “Company”) in accordance with that certain Agreement and Plan of Merger dated as of February 26, 2016 (the “Acquisition Agreement”), by and among Arrow Merger Sub, Inc., a Maryland corporation (“AcquisitionCo”), Apollo Commercial Real Estate Finance, Inc. (“ARI”, and collectively with AcquisitionCo, the “Borrowers”) and the Company, pursuant to which (a) AcquisitionCo will merge with and into the Company, with the Company as the surviving entity and (b) promptly thereafter, the Company will merge with and into ARI, with ARI as the surviving entity (collectively, the “Acquisition”), (ii) sell the Athene-Acquired Assets (as defined in the Form Credit Agreement attached hereto as Exhibit A) pursuant to the Asset Purchase and Sale Agreement, dated as of February 26, 2016, by and among Athene Annuity & Life Assurance Company, Athene Annuity and Life Company and ARI (the “Athene Purchase Agreement”) and (iii) enter into that certain Stock Purchase Agreement, dated as of February 26, 2016, by and among AUSA and ARI (the “Stock Purchase Agreement”) (the transactions described in clauses (i), (ii) and (iii) above, collectively, the “Transactions”). For purposes of this Commitment Letter and the Fee Letter (defined below), “Closing Date” shall mean the date of the consummation of the Acquisition, the satisfaction or waiver of the relevant conditions set forth on Exhibit B and the funding of the Term Loan Facility (as defined below). Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in this letter or the Exhibits hereto (this letter together with all Exhibits, including the annexes, collectively, this “Commitment Letter”).

1.	Commitments.

In connection with the Transactions, AUSA (individually or collectively with one or more of its affiliates, the “Lender”) hereby commits to provide the Borrowers a term loan in an aggregate principal amount of up to $200,000,000 less 100% of the Net Cash Proceeds (as defined in the Form Credit Agreement) received by ARI or any of its subsidiaries as a result of the disposition of any Athene-Acquired Asset on or prior to the Closing Date (the “Term Loan Facility”) (i) upon the terms set forth or referred to in this letter and the Form Credit Agreement attached as Exhibit A hereto (the “Form Credit Agreement”), as applicable and (ii) the initial funding of which is subject only to the conditions set forth on Exhibit B hereto.

2.	Information.

You hereby represent that, all factual information (taken as a whole) furnished by or on behalf of any Loan Party in writing to the Lender for purposes of or in connection with the Loan Documents or otherwise filed with any Governmental Authority and publicly available for purpose of or in connection with the transactions contemplated hereby or thereby (the “Information”), does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information were being furnished and such representations were being made at such time, you will promptly supplement the Information so that such representations remain true in all material respects under those circumstances (and such supplementation shall cure any breach of any such representation). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation under this Section 2, the provision of any supplement thereto, nor the accuracy of any such representation or supplement shall constitute a condition precedent to the availability and initial funding of the Term Loan Facility on the Closing Date.

3.	Fee Letter.

As consideration for the commitments and agreements of the Lender, you agree to pay or cause to be paid the fees described in the Fee Letter, dated as of the date hereof, by and among ARI, AcquisitionCo and AUSA (the “Fee Letter”) on the terms and subject to the conditions (including as to timing and amount) set forth therein.

4.	Certain Funds Provision.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary:

(a)	the only representations and warranties relating to the Borrowers, the Company and the Borrowers and the Company’s respective subsidiaries and respective businesses, the accuracy of which shall be a condition to the availability and initial funding of the Term Loan Facility on the Closing Date, shall be (i) such of the representations and warranties made by or with respect to the Company, its subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Lender, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below),

(b)	the terms of the Loan Documents and any closing deliverables shall be in a form reasonably satisfactory to the Lender; it being understood that, the Credit Agreement shall be substantially in the form of the Form Credit Agreement, appropriately completed for the insertion of dates, administrative details and other items shown in blank, bullets or footnotes and all schedules thereto shall be reasonably acceptable to us, and

(c)	there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Loan Documents, except those expressly set forth on Exhibit B hereto, and such conditions shall be subject in all respects to the provisions of this Section 4.

Upon the satisfaction (or waiver by the Lender) of the conditions set forth on Exhibit B hereto, the Lender will execute and deliver the Loan Documents to which it is a party and the initial funding of the Term Loan Facility shall occur.

For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Loan Documents relating to: due organization and existence of the Loan Parties; organizational power and authority (as each relates to due authorization, execution, delivery and performance of the Loan Documents) of the Loan Parties; due authorization, execution and delivery of the relevant Loan Documents by the Loan Parties, and enforceability as it relates to the entering into and performance of the relevant Loan Documents against the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of the Loan Parties taken as a whole (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit B hereto); no conflicts of the Loan Documents with the charter documents of the Loan Parties; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act, OFAC and the FCPA (as it relates to the use of the proceeds of the Term Loan Facility); REIT status; and the creation, validity, perfection and priority of security interests (subject in all respects to security interests and liens permitted under the Loan Documents and to the foregoing provisions of this paragraph). This Section 4, and the provisions contained herein, shall be referred to as the “Certain Funds Provision”.

5.	Indemnification; Expenses.

You agree (a) to indemnify, defend and hold harmless the Lender, its affiliates and controlling persons (and their permitted successors and assigns) and its and their directors, officers, employees, partners, agents and other representatives (each, an “indemnified person”) from and against any and all liabilities, obligations, losses, penalties, claims, demands, suits, actions, judgments investigations, proceedings and damages, and all attorneys’ fees and disbursements (which attorneys’ fees, in the case of counsel to the indemnified persons, shall be reasonable) and other fees, costs and expenses of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted against such indemnified person in any way in connection with, as a result of, related to or arising under or out of this Commitment Letter, the Fee Letter, the Term Loan Facility, and the use of the proceeds thereof or any claim, litigation, investigation or proceeding relating to any of the foregoing, including but not limited to, any investigation, litigation or proceeding commenced by any stockholder, debt holder or other Person in connection with, as a result of, related to or arising under or out of the Acquisition or the Transactions (in such indemnified person’s role as the Lender or a director, officer, employee, partner, agent or other representative of the Lender, its affiliates or controlling persons) (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each indemnified person promptly following written demand therefor for any legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding; provided, that the foregoing indemnity will not, as to any indemnified person, apply to liabilities, obligations, losses, penalties, claims, demands, suits, actions, judgments investigations, proceedings and damages or related expenses to the extent they arise from the bad faith, willful misconduct or gross negligence of such indemnified person as determined by a final, non-appealable judgment of a court of competent jurisdiction and (b) whether or not the Closing Date occurs, to reimburse the Lender for all (i) out-of-pocket costs or expenses paid or incurred by the Lender in connection with, as a result of, related to or arising under or out of the Term Loan Facility and any related documentation (including this Commitment Letter, the Fee Letter and the Loan Documents), (ii) reasonable out-of-pocket fees, expenses and disbursements of outside counsel for the Lender in connection with, related to or arising under or out of the Term Loan Facility and any related documentation (including this Commitment Letter, the Fee Letter and the Loan Documents), (iii) out-of-pocket costs and expenses of third-party claims or any other suit paid or incurred by the Lender in enforcing or defending the this Commitment Letter, the Fee Letter or any of the Loan Documents or in connection with the transactions contemplated by this Commitment Letter or the Loan Documents or the Lender’s relationship with the Borrowers or any of their subsidiaries (including any investigation, litigation or proceeding commenced by any stockholder, debt holder or other Person in connection with, as a result of, related to or arising under or out of the Acquisition or the Transactions (in its role as the Lender)) and (iv) the Lender’s third-party out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with this Commitment Letter or the Loan Documents.

No indemnified person shall be liable for any damages arising from the use by any person (other than such indemnified person) of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages arise from the bad faith, gross negligence or willful misconduct of such indemnified person, in each case as determined by a final non-appealable judgment of a court of competent jurisdiction. None of the indemnified persons, their affiliates or their directors, officers, employees, agents, or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter or the Term Loan Facility (including the use or intended use of the proceeds of the Term Loan Facility) or the transactions contemplated hereby or thereby.

You shall not be liable for any settlement of any Proceeding effected by any indemnified person without your consent (which consent shall not be unreasonably withheld or delayed), but if any Proceeding is settled with your written consent, you agree to indemnify and hold harmless such indemnified person in the manner set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability.

6.	Sharing of Information, Absence of Fiduciary Relationship.

You acknowledge and agree that the Lender has no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons. The Lender may have economic interests that conflict with your economic interests and those of the Company. You acknowledge and agree that (a)(i) the arranging and other services described herein regarding the Term Loan Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Lender, on the other hand, that do not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Lender, (ii) the Lender has not provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with the transactions contemplated hereby, (i) the Lender has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates and (ii) the Lender does not have any obligation to you or your affiliates except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates.

7.	Confidentiality.

This Commitment Letter is entered into by the parties hereto on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you to any other person except (a) to your subsidiaries, to the Company and its subsidiaries, and to your and their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents and other advisors and the Company and its subsidiaries, in each case on a confidential basis (provided, that any disclosure of the Fee Letter or its contents, until the Closing Date, to the Company or its subsidiaries or their respective directors, officers, employees, affiliates, members, partners, stockholders, attorneys, accountants, independent auditors, agents or other advisors shall be, until the Closing Date, (i) redacted in respect of the amounts, percentages and basis points of compensation set forth therein or (ii) used for customary accounting purposes, including accounting for deferred financing costs), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental regulatory or self-regulatory authority (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly in advance thereof), (c) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, and (d) this Commitment Letter, including the existence and contents of this Commitment Letter (but not the Fee Letter or the contents thereof, other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses in marketing materials and other related disclosures), may be disclosed in any proxy statement, periodic report or similar public filing related to the Acquisition or in connection with any public filing requirement. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the earlier of the Closing Date and two year following the date of this Commitment Letter.

The Lender shall use all material, non-public information received by it in connection with the Acquisition and the related transactions solely for the purpose of providing the services that are the subject of this Commitment Letter and the Loan Documents, and entering into the Athene Purchase Agreement and the Stock Purchase Agreement and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Loan Documents and shall not publish, disclose or otherwise divulge such information; provided, however, that nothing herein shall prevent the Lender from disclosing any such information that it is permitted to disclose pursuant to Section 16.7 of the Form Credit Agreement attached hereto as Exhibit A. The provisions of this paragraph (other than with respect to the Fee Letter and its contents) shall automatically terminate on the date that is two years after the date hereof, unless earlier superseded by the relevant Loan Documents.

8.	Miscellaneous.

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly set forth herein, the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Lender. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Term Loan Facility and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to the subject matter hereof.

This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, whether in tort, contract (at law or in equity) or otherwise, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter and the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (and whether or not a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or to decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ACQUISITION, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES CONTEMPLATED HEREBY.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter, (b) agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York state or federal court and (c) agrees that a final, non-appealable judgment in any such suit, action or proceeding may be enforced in other jurisdictions in any manner provided by law; provided, that with respect to any suit, action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which do not involve claims against us or any other Lender, this sentence shall not override any jurisdiction provision set forth in the Acquisition Agreement. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each party hereto agrees to service of process for purposes of the submission to jurisdiction set forth above by the mailing of such process by registered or certified mail, postage prepaid, to its address specified on the first page of this Commitment Letter.

The Lender hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify each Loan Party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Lender.

The Fee Letter and the indemnification and expenses, confidentiality, jurisdiction, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process and venue provisions contained herein shall remain in full force and effect regardless of whether the Loan Documents are executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be of no further force and effect (and be superseded by the Loan Documents) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time. Subject to the preceding sentence, you may terminate this Commitment Letter upon written notice to the Lender at any time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter and making payment of the fees due under the Fee Letter not later than 5:00 p.m., New York City time, on February 26, 2016. Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts and payment of the fees in the manner contemplated by the Fee Letter in accordance with the preceding sentence. In the event that the Closing Date does not occur on or before 11:59 p.m., New York City time, on the earliest of (a) the Initial Outside Date (as defined in the Acquisition Agreement) or if extended in accordance with the terms of the Acquisition Agreement as in effect on the date hereof, the Second Outside Date (as defined in the Acquisition Agreement), (b) the date of the termination of the Acquisition Agreement by you or with your written consent, in each case prior to the closing of the Acquisition, (c) the date of the closing of the Acquisition without the use of the Term Loan Facility, and (d) the date of the termination of the Athene Purchase Agreement by you or with your written consent, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we, in our discretion, agree to an extension; provided that the termination of any commitment pursuant to this sentence shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

ATHENE USA CORPORATION
By: ATHENE ASSET MANAGEMENT, L.P., its investment advisor
By: AAM GP Ltd., its general partner

By:	/s/ James R. Belardi
Name:	James R. Belardi
Title:	Chief Executive Officer

Signature Page to Commitment Letter

Accepted and agreed to as of

the date first above written:

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President and Chief Executive Officer

ARROW MERGER SUB, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President

Signature Page to Commitment Letter

EXHIBIT A

Form of Credit Agreement

[Attached]

LOAN AGREEMENT

by and among

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

and

ARROW MERGER SUB, INC.,

as the Borrowers,

and

ATHENE USA CORPORATION,

as the Lender

Dated as of [●][●], 2016

(continued)

(continued)

(continued)

Page
16.2	Section Headings	C-56

16.3	Interpretation	C-56

16.4	Severability of Provisions	C-56

16.5	Counterparts; Electronic Execution	C-56

16.6	Revival and Reinstatement of Obligations	C-56

16.7	Confidentiality	C-57

16.8	Integration	C-57

16.9	USA PATRIOT Act Notice	C-57

16.10	Recourse Against Certain Parties	C-57

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Schedule 1.1	Excluded Subsidiaries
Schedule 4.3(a)	States of Organization
Schedule 4.3(b)	Chief Executive Offices
Schedule 4.3(c)	Organizational Identification Numbers and Federal Employer Identification Numbers
Schedule 4.4	Capitalization of Borrower’s Subsidiaries
Schedule 4.6	Litigation
Schedule 4.21	Taxes
Schedule 6.1	Permitted Indebtedness
Schedule 6.2	Permitted Liens
Schedule 6.8	Existing Restrictions
Schedule 6.11	Permitted Investments
Schedule 6.12	Transactions with Affiliates

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), is entered into as of [●][●], 2016, by and among ATHENE USA CORPORATION, an Iowa corporation (“AUSA”), ARROW MERGER SUB, INC., a Maryland corporation (“AcquisitionCo”), and APOLLO COMMERCIAL REAL ESTATE FINANCE, INC., a Maryland corporation (“ARI”, and together with AcquisitionCo, the “Borrowers” and each, a “Borrower”).

WHEREAS, ARI intends to acquire, directly or indirectly, all of the outstanding Stock of Apollo Residential Mortgage, Inc., a Maryland corporation (“AMTG”), in accordance with that certain Agreement and Plan of Merger dated as of February 26, 2016 (the “Acquisition Agreement”), by and among AcquisitionCo, ARI and AMTG, pursuant to which (i) AcquisitionCo will merge with and into AMTG, with AMTG as the surviving company, and (ii) promptly thereafter, AMTG will merge with and into ARI, with ARI as the surviving company (collectively, the “Acquisition”);

WHEREAS, the Borrowers have requested that, simultaneously with the consummation of the Acquisition, AUSA extend credit to the Borrowers in the form of a term loan in an aggregate principal amount of up to the Commitment (as defined below) to be used on the Closing Date (as defined below) to fund a portion of the purchase price in connection with the Acquisition and Transaction Expenses (as defined below).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Acquisition” has the meaning set forth in the recitals hereto.

“Acquisition Agreement” has the meaning set forth in the recitals hereto.

“Acquisition Agreement Representations” means the representations made by or with respect to AMTG, its Subsidiaries and their respective businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that ARI has the right to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement

“AcquisitionCo” has the meaning set forth in the preamble hereto.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise. Neither ARI nor any of its Subsidiaries shall be deemed to be an Affiliate of any Lender for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble hereto.

“AMTG” has the meaning set forth in the recitals hereto.

“Anticorruption Laws” has the meaning set forth in Section 4.16 hereto.

“Applicable Interest Rate” means, for any day with respect to the Term Loan, a rate per annum equal to the Eurodollar Base Rate plus 7.00%.

“Applicable Laws” means all applicable laws, rules, regulations and orders of any Governmental Authority, including without limitation, usury and Credit Protection Laws.

“ARI” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 13.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Athene-Acquired Assets” means the assets described on Schedule I hereto.1

“Athene Purchase Agreement” means the Asset Purchase and Sale Agreement, dated as of February 26, 2016, by and among Athene Annuity & Life Assurance Company, Athene Annuity and Life Company and ARI.

“AUSA” has the meaning set forth in the preamble hereto.

“Authorized Person” means, with respect to any Person, the chief executive officer, president, chief financial officer or chief investment officer of such Person or the trustee of such Person, as applicable.

“Bankruptcy Code” means title 11 of the United States Code.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which a Borrower or any Subsidiary or ERISA Affiliate of a Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years, but does not include any defined contribution plan qualified as a “401(k) Plan” under the IRC.

“Board of Directors” means the board of directors (or comparable managers or managing members or management committee) of a Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or managing members or management committee).

“Borrowers” has the meaning set forth in the preamble hereto.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York or that is otherwise a day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Buyer Representative” has the meaning assigned to such term in the Athene Purchase Agreement.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof and backed by the full faith and credit of the United States, in each case,

[1]	To contain a list of the final “Assets” (as defined in the Athene Purchase Agreement) to be acquired by Athene pursuant to the Athene Purchase Agreement as of the Closing Date.

having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s or Moody’s; (c) certificates of deposit of any United States depository institution or trust company incorporated under the laws of the United States or any state thereof and subject to supervision and examination by a federal and/or state banking authority of the United States, in each case, having capital and surplus in excess of $500,000,000, maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Closing Date” means [●] [●], 2016.2

“Collateral” means (a) all Stock of the direct and indirect Subsidiaries of the Borrowers and each Guarantor, other than Excluded Stock and (b) all other assets on which Liens are purported to be created pursuant to the Loan Documents.

“Collateral Agreement” means the (a) Guaranty and Pledge Agreement executed and delivered by the Borrowers and the Guarantors party thereto in favor of the Lenders and (b) and each other agreement or instrument pursuant to or in connection with which any Loan Party or any other Person grants a Lien in any Collateral to secure the Obligations.

“Commitment” means $200,000,000 less 100% of the Net Cash Proceeds received by ARI or any of its Subsidiaries as a result of the Disposition (whether to AUSA, its Affiliates or any other Person) of any Athene-Acquired Asset on or prior to the Closing Date.

“Credit Protection Laws” means all federal, state, provincial, foreign and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, Fair Housing Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.3(b).

“Disposition” has the meaning set forth in Section 6.3. The terms “Dispose” and “Disposed” shall have the correlative meanings.

“Disregarded Domestic Subsidiary” means any Domestic Subsidiary (a) substantially all of the assets of which consist directly (or indirectly through Subsidiaries that do not conduct material business activities or have material debt or obligations) of Stock of one or more Foreign Subsidiaries or (b) that is treated as a disregarded entity for U.S. federal income tax purposes and holds the equity of one or more Foreign Subsidiaries.

“Dollars” or “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

[2]	To be the date of the consummation of the Acquisition, the satisfaction of the conditions set forth in Section 3.1 and the funding of the Term Loan.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving liability under or violations of Environmental Laws or releases of Hazardous Materials at, on, from or onto (a) any assets, properties, Investments or businesses of the Borrowers, their Subsidiaries, or any of their predecessors in interest, (b) adjoining properties or businesses, or (c) any facilities which received Hazardous Materials generated by the Borrowers, their Subsidiaries, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on either Borrower or any of its Subsidiaries, relating to the environment, protection of health, safety or natural resources, or Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 USC § 9601 et seq.; the Resource Conservation and Recovery Act, 42 USC § 6901 et seq.; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state, provincial, foreign and local counterparts or equivalents.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, fees, costs and expenses (including all fees, disbursements and expenses of counsel, experts, and consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest required under Environmental Law or incurred as a result of any Environmental Action, or Remedial Action required, by any Governmental Authority or other Person.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of the Borrowers or their Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of the Borrowers or their Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which either Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with either Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of such Borrower or its Subsidiaries under IRC Section 414(o).

“Eurodollar Base Rate” means (a) the rate (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by AUSA to be the rate last quoted by The Wall Street Journal as the “London Interbank Offered Rate” (the “LIBO Rate”) for deposits in Dollars with a term equivalent to one month on the Closing Date and as re-determined every 30 days thereafter (it being understood, that if the 30th day following the previously determined LIBO Rate is not a Business Day, then the rate quoted on the immediately preceding Business Day shall be used for the following 30 days) or, if The Wall Street Journal ceases to quote such rate or if such rate is not otherwise available, then (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by AUSA to be the rate last quoted by The Wall Street Journal as the yield for the 6-month United

States Treasury Bills on the date which the LIBO Rate ceases to be quoted and as re-determined every 6 months following such date (it being understood, that if the date that is 6 months following the date on which the LIBO Rate ceased to be quoted or so determined by reference to 6-month United States Treasury Bills is not a Business Day, then the rate quoted on the immediately preceding Business Day shall be used for the following 6 months); provided, that in no event shall the Eurodollar Base Rate be less than zero. To the extent that The Wall Street Journal ceases to be published, the rates referenced in clauses (a) and (b) shall be determined by reference to a similar publication as selected by AUSA.

“Event of Default” has the meaning set forth in Section 7.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Stock” means (a) the Stock of any Foreign Subsidiary or Disregarded Domestic Subsidiary of a Loan Party (or any Subsidiary thereof), other than 65% of the issued and outstanding voting Stock and 100% of the issued and outstanding non-voting Stock of each first-tier Foreign Subsidiary or Disregarded Domestic Subsidiary of such Loan Party, as applicable, (b) the Stock of any special purpose entity used for securitization facilities to the extent prohibited by any such securitization facility and (c) any Stock that is prohibited by law, regulation or contractual obligations from being pledged or that would require a governmental (including regulatory) consent, approval, license or authorization to make such pledge.

“Excluded Subsidiary” means (a) any Domestic Subsidiary that is not a wholly-owned Subsidiary, (b) any Immaterial Subsidiary, (c) any Domestic Subsidiary that is prohibited by law, regulation or contractual obligations from providing a guaranty or that would require a governmental (including regulatory) consent, approval, license or authorization to provide such guaranty, (d) any special purpose entities used for securitization facilities, (e) any Disregarded Domestic Subsidiary, (f) any direct or indirect Domestic Subsidiary of a Foreign Subsidiary, (g) any Subsidiary for which the provision of a guaranty would result in material adverse tax consequences (as reasonably agreed in good faith by ARI and AUSA), (h) any Foreign Subsidiary, (i) any Captive Insurance Subsidiary and (j) any other Domestic Subsidiary with respect to which, in the reasonable judgment of AUSA and ARI, the burden or cost of providing a guaranty or a Lien to secure such guaranty shall outweigh the benefits to be afforded thereby. The Excluded Subsidiaries as of the Closing Date are set forth on Schedule 1.1.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977 and the regulations promulgated thereunder.

“Fee Letter” means the letter, dated February 26, 2016, between ARI, AcquisitionCo and AUSA with respect to certain fees to be paid from time to time to the Lenders.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation or organization or formation, by-laws, or partnership agreement, limited liability company agreement or operating agreement, trust certificate, trust agreement or other constituent documents of such Person.

“Governmental Authority” means any federal, state, provincial, foreign, local, or other political subdivision or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantor” means each Subsidiary of the Borrowers, other than Excluded Subsidiaries.

“Hazardous Materials” means (a) substances that are regulated, defined or listed in, or otherwise classified pursuant to, any Environmental Laws as pollutants, contaminants, “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity or toxicity, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing polychlorinated biphenyls.

“Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by any Borrower or any of its Subsidiaries that provide for one or more interest rate, credit, commodity or equity swaps, caps, floors, collars, forward foreign exchange transactions, currency swaps, cross currency rate swaps, currency options, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Borrower’s or Subsidiary’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Immaterial Subsidiary” means, as of any date, any Subsidiary of the Borrowers having consolidated total assets in an amount of less than 5.0% of consolidated total assets of ARI; provided that Immaterial Subsidiaries (taken as a whole) shall not comprise more than 20% of consolidated total assets of ARI.

“Indebtedness” of a Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements, (g) all obligations with respect to a Permitted Asset Securitization not wholly owned by a Borrower or its Subsidiaries, directly or indirectly, whether or not recorded on the balance sheet of such Person, (h) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or purchase price of property or services), (i) obligations under Synthetic Leases, (j) all obligations of such Person, contingent or otherwise, to purchase redeem, retire or otherwise acquire for value any Stock of such Person on or prior to the date which is 91 days after the Maturity Date (other than as a result of a change of control, initial public offering, asset sale or similar event, so long as such redemption, retirement or acquisition is contingent upon the repayment in full of the non-contingent Obligations), valued in the case of a redeemable preferred equity interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (k) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (j) above.

“Indemnified Liabilities” has the meaning set forth in Section 10.2.

“Indemnified Person” has the meaning set forth in Section 10.2.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other federal, state, provincial, foreign or other political subdivision, bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, marshalling of assets, extensions generally with creditors, or proceedings seeking reorganization, arrangement, liquidation, receivership, dissolution, or other similar relief.

“Intellectual Property” has the meaning set forth in Section 4.11.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets or line of business or division of such other Person all investments consisting of any exchange traded or over the counter derivative transaction, including any Hedge Agreement, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRC” means the Internal Revenue Code of 1986.

“IRS” means the Internal Revenue Service.

“Lender” means AUSA and any other Person made a party to this Agreement in accordance with the provisions of Section 13.1.

“Lender Expenses” means all (a) out-of-pocket costs or expenses paid or incurred by a Lender in connection with, as a result of, related to or arising under or out of the Loan Documents and any transactions related thereto, (b) reasonable out-of-pocket fees, expenses and disbursements of outside counsel for each Lender in connection with, related to or arising under or out of the Loan Documents and any transactions related thereto, (c) costs and expenses of third-party claims or any other suit paid or incurred by a Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or a Lender’s relationship with the Borrowers or any of its Subsidiaries (including any investigation, litigation or proceeding commenced by any stockholder, debt holder or other Person in connection with, as a result of, related to or arising under or out of the Acquisition or the Transactions), (d) each Lender’s third-party out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the Loan Documents, and (e) each Lender’s out-of-pocket costs and expenses (including reasonable attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) incurred in terminating, enforcing (including reasonable attorneys’, accountants’, consultants’, and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought.

“Lender-Related Person” means with respect to any Lender, such Lender, its Affiliates, and its and its Affiliates officers, directors, employees, members, attorneys, and agents.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest arising from a Lien Instrument, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

“Lien Instrument” means a mortgage, deed of trust, deed to secure debt or other lien instrument covering real property.

“Loan Documents” means this Agreement, Collateral Agreement, the Fee Letter, any note or notes executed by any Borrower in connection with this Agreement and payable to a Lender, and any other agreement entered into, now or in the future, by any Loan Party and a Lender in connection with this Agreement.

“Loan Party” means the Borrowers and the Guarantors.

“Margin Stock” has the meaning set forth in Section 4.20.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrowers and their Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents to which they are parties or of a Lender’s ability to enforce the Obligations or (c) a material impairment of the rights under, benefits of or remedies available to the Lenders under any Loan Document.

“Maturity Date” means the earliest to occur of (a) the date that is 364 days after the Closing Date, (b) the date on which all of the Athene-Acquired Assets have been sold by the Borrowers or their relevant Subsidiaries to Athene Annuity & Life Assurance Company, Athene Annuity and Life Company or their Affiliates, any designee of the Buyer Representative or any other Person (irrespective of whether or not the Athene Purchase Agreement has been terminated) and (c) ARI’s breach of the last sentence of Section 5.1(c) of the Athene Purchase Agreement and such breach is not outside of ARI’s control (it being understood and agreed that the termination of any financing of the type permitted under clauses (a), (b), (f), (g) and (i) of the definition of Permitted Indebtedness is within ARI’s control).

“Net Cash Proceeds” means the gross cash proceeds received on account of a Disposition of any Athene-Acquired Assets by ARI or any of its Subsidiaries, net of the payment obligations under any financing with respect to such assets including any obligation to pay the repurchase price under any repurchase agreement and any like obligations arising under other similar types of financing arrangements (including any repurchase agreement, global master repurchase agreement, master securities forward transaction agreement or other similar agreement used to finance the investment in such assets) but exclusive of any prepayment, termination or similar fees paid to obtain the release of such assets from such financing arrangement, in excess of $2,500,000, in the aggregate for all such financing.

“Note Receivable” means a promissory note evidencing a loan made or acquired by any Subsidiary of a Borrower.

“Obligations” means all loans, the Term Loan, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), premiums, liabilities (including all amounts charged to any Borrower pursuant hereto), obligations (including indemnification obligations), fees, charges, costs, Lender Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), payments, guaranties, covenants, and duties of any kind and description owing by any Borrower to a Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that, in each case, any Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, supplements, restatements or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning set forth in Section 13.1(e).

“Participant” has the meaning set forth in Section 13.1(e).

“PATRIOT Act” has the meaning set forth in Section 3.1(i).

“Payment Date” has the meaning set forth in Section 2.3(c).

“Permitted Asset Securitization” means any securitization of or similar structured finance process aggregating pools of Notes Receivable established, managed, serviced or seeded by any Borrower or any of its Subsidiaries, or other co-origination, co-investment, co-financing or similar programmatic funding arrangement, in each case in the ordinary course of business upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary, as applicable, than would be obtained in an arm’s-length transaction with a non-Affiliate.

“Permitted Indebtedness” means the following:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents,

(b) Indebtedness set forth on Schedule 6.1,

(c) Permitted Purchase Money Indebtedness,

(d) Indebtedness of any Subsidiary of the Borrowers under any senior financing whether in the form of a revolving loan, a term loan, a structured sale of pooled loans or otherwise, entered into from time to time after the Closing Date by a Subsidiary of a Borrower, in each case incurred to finance the acquisition of any Note Receivable; provided that (a) if secured, such facility is secured exclusively by assets held only by or on behalf of such Subsidiary and, as applicable, the Stock of such Subsidiary, and (b) if guaranteed, such facility is supported solely by a guaranty by ARI which is unsecured, in each case, as such agreement may be amended or modified from time to time in accordance with the terms hereof,

(e) endorsement of instruments or other payment items for deposit,

(f) obligations of the Borrowers or any Subsidiary in respect of participations, securitizations (including Permitted Asset Securitizations) and syndications of Notes Receivable, and contribution or sale of such assets, including, but not limited to, obligations to make whole or indemnify the purchaser thereof, in each case whether characterized as a guarantee, an obligation to repurchase the securitized or syndicated asset or otherwise,

(g) obligations under any Hedge Agreement that is obtained by any Subsidiary of a Borrower (but may be guaranteed by ARI on an unsecured basis) to provide protection against fluctuations in interest or currency exchange rates, and not for speculative purposes, in respect of Permitted Investments and Notes Receivable of a Borrower or any of its Subsidiaries,

(h) the 5.50% Convertible Senior Notes of ARI due 2019,

(i) Indebtedness of the Borrowers or any Subsidiary under any transaction or financing arrangement, including any repurchase agreement, global master repurchase agreement, master securities forward transaction agreement, warehouse line or other similar agreement, used to finance the acquisition of or otherwise in connection with Investments described in clauses (d) or (j) of the definition of Permitted Investments,

(j) unsecured intercompany Indebtedness among a Borrower and any of its Subsidiaries,

(k) other unsecured Indebtedness of ARI so long as the net issuance proceeds of such Indebtedness are used to prepay the Term Loans,

(l) to the extent constituting Indebtedness, liabilities in respect of taxes, assessments or governmental charges that are not yet delinquent or not material or that are the subject of Permitted Protests,

(m) unsecured guarantees of ARI of Indebtedness permitted under clauses (f), (g) and (i) above, and

(n) Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (b), (c), (d), (f), (h), (i) and (k) above so long as (i) the principal amount of such Indebtedness is not increased (except in respect of (A) costs and expenses in connection therewith and (B) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses incurred in connection with such refinancing, refunding or replacing) from the Indebtedness being refinanced, refunded or replaced, (ii) such refinancing, refunding or replacing is not secured by a Lien on any assets other than the assets (together with additions, attachments and accessions to such assets, and replacements and proceeds thereof, in each case, in the ordinary course of business) securing the Indebtedness being refinanced, refunded or replaced, (iii) the obligors are the same as the obligors of the Indebtedness being refinanced, refunded or replaced, (iv) such refinancing, refunding or replacing Indebtedness has at the time incurred a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being refinanced, refunded or replaced and (v) such Indebtedness has covenants and default and remedy provisions that are not, taken as a whole, materially more favorable to the lenders or counterparties providing such Indebtedness than those set forth in the Indebtedness being refinanced, refunded or replaced.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

(b) Investments in negotiable instruments for collection,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) amounts evidenced by a Note Receivable made, acquired or created in the ordinary course of business,

(e) Investments received in settlement of amounts due to a Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to a Borrower or any of its Subsidiaries as a result of Insolvency Proceedings of an account debtor or other maker or guarantor of a Note Receivable or upon the foreclosure or enforcement of any Lien in favor of a Borrower or its Subsidiaries,

(f) Stock representing minority interests purchased or received pursuant to equity co-invest arrangements granted as part of a Notes Receivable financing, by any Subsidiary of a Borrower in connection with the origination or purchase of any Note Receivable in the ordinary course of such Person’s business,

(g) Investments in Hedge Agreements which qualify as Permitted Indebtedness,

(h) deposits made in the ordinary course of business to secure the performance of leases, licenses, service agreements, surety or appeal bonds,

(i) in connection with any Permitted Asset Securitization, Investments in conduit, securitization and other asset financing vehicles whose holdings, on the date such Investment is made, consist primarily of assets contributed or sold by a Borrower or any Subsidiary,

(j) Investments in mortgage backed or linked securities, mortgages, subordinate financings and real estate related securities and loans,

(k) Investments set forth on Schedule 6.11 and any modification, replacement, renewal or extension thereof that does not increase the amount of such Investment,

(l) Investments in KBC Bank Deutschland AG and Bremer Kreditbank AG, whether held directly or indirectly, and future Investments in connection therewith, and

(m) other Investments in an amount not exceeding $25,000,000 in the aggregate at any time outstanding.

“Permitted Liens” means:

(a) Liens held by any Lender pursuant to the Loan Documents,

(b) Liens for unpaid taxes that either (i) are not yet delinquent, (ii) are not material or (iii) are the subject of Permitted Protests,

(c) Liens set forth on Schedule 6.2,

(d) the interests of lessors under operating leases,

(e) Liens that secure Permitted Purchase Money Indebtedness, including the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof,

(f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(g) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance,

(h) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases (other than Capital Leases) in the ordinary course of business and not in connection with the borrowing of money,

(i) Liens on amounts deposited as security for surety or appeal bonds, license, or other contract in the ordinary course of business,

(j) Liens resulting from any judgment or award that is not an Event of Default hereunder,

(k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l) Liens securing the Indebtedness permitted pursuant to clauses (d), (f), (g) and (i) of the definition of Permitted Indebtedness, and

(m) Liens against Notes Receivable which are the subject of participation, syndication or securitization agreements.

“Permitted Protest” means the right of any Borrower, or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on its books and records in such amount as is required under GAAP, and (b) any such protest is instituted promptly and diligently prosecuted by such Borrower or such Borrower’s relevant Subsidiary, as applicable, in good faith.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness in an aggregate amount outstanding at any one time not in excess of $25,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and any Governmental Authority.

“Pledged Equity Interests” [has the meaning set forth in the Collateral Agreement.]3

“Pro Rata Share” means with respect to all matters relating to any Lender with respect to the Term Loan, the percentage obtained by dividing (a) the outstanding principal balance of the Term Loan held by such Lender by (b) the aggregate outstanding principal balances of the Term Loan held by all Lenders.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within two hundred and seventy (270) days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Real Property” means any estates or interests in real property (other than Liens) now owned or hereafter acquired by any Borrower or any of its Subsidiaries and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” has the meaning set forth in Section 13.1(d).

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the IRC.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials).

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares shall exceed 50%.

“Restricted Payments” means, with respect to any Person, (a) any dividend or other distribution, in cash or other property, direct or indirect, on account of any class of Stock of such Person, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Stock of such Person, now or hereafter outstanding, or (c) any payment made to retire, or obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Stock of such Person, now or hereafter outstanding.

“Sanctioned Country” shall mean any other country or territory with which dealings are broadly restricted or prohibited by any Sanctions Laws (as of the Closing Date, the territory of Crimea, Cuba, Iran, North Korea, Sudan, and Syria).

[3]	To pick up all Stock pledged to Lenders.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sanctions Authority” means the respective governmental institutions and agencies of the United States (including the U.S. Treasury Department, the U.S. Commerce Department and the U.S. State Department), the United Kingdom, the European Union, the United Nations Security Council, or any other governmental authority with jurisdiction over Borrower or any Subsidiary of Borrower.

“Sanctions Laws” means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adopted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Act” shall mean the Securities Act of 1933.

“Solvent” means, with respect to any Person on a particular date, that (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent, subordinated, unmatured and unliquidated liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, does not intend to incur, and does not believe that it will incur debts or liabilities (subordinated, contingent or otherwise) beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise), (d) such Person will not have unreasonably small capital with which to conduct its business operations as contemplated to be conducted and (e) such Person is not “insolvent” as such term is defined under any applicable laws relating to fraudulent transfers and conveyances, or any bankruptcy, insolvency, or similar laws in any jurisdiction where the Person is organized.

“Specified Representations” means the representations and warranties set forth in Sections 4.4(a)(i), 4.4(b)(ii), 4.5(a), 4.5(b)(i)(B), 4.5(d), 4.8, 4.16(a)(i), 4.16(b) and 4.17 (in each case, solely in respect of use of proceeds of the Term Loans), 4.16(a)(ii), 4.18, 4.20, 4.22 and 4.23.

“Stock” means all shares, partnership interests, options, warrants, membership interests, units of membership interests, beneficial interests in a trust, other interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of February 26, 2016, by and between AUSA and ARI.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, trust or other entity in which that Person directly or indirectly owns or controls the shares of Stock (a) having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers or trustees) of such corporation, partnership, limited liability company, trust or other entity, or (b) in the case of a limited partnership, of the general partner of such partnership.

“Synthetic Lease” means as to any Person (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for United States federal income tax purposes, other than any such lease under which such Person is the lessor, or (b)(i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a sale and leaseback transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy, insolvency or similar laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning set forth in Section 15.2(a).

“Term Loan” has the meaning set forth in Section 2.1.

“Transaction Expenses” means any fees or expenses incurred by the Borrowers in connection with the Acquisition and the other Transactions.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the borrowing of Term Loans hereunder, (b) the transactions contemplated by the Acquisition Agreement, the Athene Purchase Agreement and the Stock Purchase Agreement and (c) the payment of Transaction Expenses.

“United States” means the United States of America.

“Voidable Transfer” has the meaning set forth in Section 16.6.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” or Borrowers is used in respect of a financial definition, it shall be understood to mean ARI and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise. For the avoidance of doubt, consolidation shall include any so called “Off-Balance Sheet Subsidiary” created in connection with a Permitted Asset Securitization or otherwise.

1.3 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document (including any Loan Document) shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference in this Agreement or any other Loan Document to any law or regulation and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations, at such time, that are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.4 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.	LOAN AND TERMS OF PAYMENT.

2.1 Term Loan.

(a) Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties set forth herein, each Lender hereby agrees to make a term loan to the Borrowers on the Closing Date in the aggregate principal amount of up to the Commitment (the “Term Loan”). No part of the Term Loan may, on the repayment thereof, be redrawn or reborrowed by the Borrowers.

(b) The Term Loan shall be funded on the Closing Date upon request of the Borrowers pursuant to a loan notice delivered to AUSA no later than 12:00 p.m. (New York time) three (3) Business Days prior to the requested date of the borrowing. Upon satisfaction of the applicable conditions set forth in Section 3.1, each Lender shall make available to the Borrowers in immediately available funds in accordance with instructions provided to (and reasonably acceptable to) such Lender by the Borrowers such Lender’s Pro Rata Share of the Term Loan. Each loan notice shall be irrevocable, and shall specify the requested amount and date of the borrowing (which, for the avoidance of doubt, shall be a Business Day) and each Lender’s Pro Rata Share thereof.

(c) The Lenders shall only be obligated to make the Term Loan available to the Borrowers on the Closing Date and the unused Commitment not funded on the Closing Date shall automatically terminate on the Closing Date.

2.2 Prepayments. Except as otherwise expressly provided herein, all payments by the Borrowers shall be made in immediately available funds, no later than 12:00 p.m. (New York City time) on the date specified herein. Any payment received by a Lender later than 12:00 p.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(a) Optional Prepayments. The Borrowers may prepay the Term Loan in cash, in whole or in part at any time or from time to time (subject to Section 2.2(c) below) without premium or penalty; provided, that (i) the Borrowers shall provide each Lender with written notice of such prepayment not later than 10:00 a.m. (New York City time) three (3) Business Days prior to any date of prepayment of the Term Loan; and (ii) any such prepayment of the Term Loan shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the amount of each Lender’s Pro Rata Share of such prepayment. Any such notice shall be irrevocable and the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments.

(i) Incurrence of Indebtedness. Upon the incurrence by ARI or any of its Subsidiaries of any Indebtedness (other than, except with respect to clause (k) of the definition thereof, Permitted Indebtedness), the Borrowers shall immediately prepay the Term Loan in cash, in whole (or, if less in an amount equal to the aggregate principal amount of such Indebtedness), together with any and all accrued but unpaid interest thereon and all costs, expenses and indemnities then due and owing.

(ii) Athene-Acquired Assets. Upon the Disposition of any Athene-Acquired Asset, the Borrowers shall immediately prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds received by ARI or any of its Subsidiaries in connection with such Disposition. Without limiting the generality of Section 15.3(a), the Lender and the Borrowers agree that any Lender may, at its option, set off and apply against the Obligations, any and all amounts owing by such Lender or any of its Affiliates to any Borrower or any of its Affiliates as consideration for the purchase of any of the Athene-Acquired Assets in an amount up to the Net Cash Proceeds of such Athene-Acquired Asset.

(c) Application of Payments. All prepayments pursuant to Section 2.2(a) and Section 2.2(b) shall be accompanied by any and all accrued but unpaid interest and fees thereon and all costs, expenses and indemnities then due and owing and shall be shared by the Lenders in accordance with their Pro Rata Share. If the Term Loan is being prepaid in whole, the Borrowers shall also pay all other non-contingent Obligations prior to or contemporaneously with such prepayment. Once repaid, no portion of the Term Loan may be reborrowed.

(d) Repayment of Term Loan. The Borrowers unconditionally promise to pay in full on the Maturity Date (or sooner upon acceleration of the Obligations or otherwise as provided for herein) the aggregate principal amount of Term Loan outstanding on such date, plus (i) any and all accrued but unpaid interest and fees thereon, (ii) all costs, expenses and indemnities then due and owing, and (iii) other Obligations then due and owing under this Agreement or any other Loan Document.

2.3 Interest Rates: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in clause (b) below, the Term Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Interest Rate.

(b) Default Rate. If any amount hereunder is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at an interest rate per annum equal to the Applicable Interest Rate plus 2% per annum, from the date of such non-payment until such amount is paid in full (the “Default Rate”). Default Rate interest shall be payable in cash on the applicable Payment Date (unless sooner requested by a Lender by notice to Borrower, in which case Default Rate interest shall be payable upon demand).

(c) Payment. Interest shall be due and payable, in arrears, in cash, commencing on the first day of the first calendar quarter occurring after the Closing Date and the Maturity Date (each such date, a “Payment Date”) at any time that Obligations are outstanding.

(d) Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Each of the Borrowers and the Lenders, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Law, then, ipso facto, as of the date of this Agreement, the Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.4 Representations and Warranties of Lender. Each Lender hereby represents and warrants to the Borrowers that on and as of the Closing Date (or the date it becomes a Lender hereunder) (i) it is a “qualified purchaser” (within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder) and a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act).

2.5 Concerning Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability with respect to the Obligations in consideration of the financial accommodation to be provided by the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them, regardless of which Borrower actually receives the benefit of the Term Loan or the amount of such Term Loan or the manner in which the Lenders account for such Term Loan on their books and records. Each Borrower’s obligations with respect to the Term Loan made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(b) Each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability or subordination of such Obligations of the other Borrower, (ii) the absence of any attempt to collect such Obligations from the other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Lenders with respect to such Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to the Lenders, (iv) the failure by the Lenders to take any steps to perfect and maintain their security interest in, or to preserve its rights to, any security or collateral for such Obligations of the other Borrower or (v) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of the other Borrower (other than the occurrence of the Maturity Date). With respect to each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder such Borrower waives, until the Maturity Date, any right to enforce any right of subrogation or any remedy which any Lenders now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of such Obligations, and any benefit of, and any right to participate in, any security or collateral given to any Lender to secure payment of such Obligations or any other liability of the Borrowers to the Lenders.

(c) Upon the occurrence and during the continuation of any Event of Default, the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrower or any other Person, or against any security or collateral for such Obligations. Each Borrower consents and agrees that the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of such Obligations.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of each of the following conditions precedent:

(a) AUSA shall have received counterparts of this Agreement duly executed by each Borrower;

(b) AUSA shall have received the Collateral Agreement, executed by each Loan Party party thereto, in form and substance satisfactory to AUSA, and all other related instruments, documents, certificates and agreements executed or delivered pursuant thereto (including pledged collateral, with undated irrevocable transfer powers executed in blank)4;

(c) AUSA shall have received (i) a certificate from an Authorized Person of each Loan Party (A) attesting to the resolutions of such Person’s Board of Directors authorizing the execution, delivery, and performance of this Agreement, the other Loan Documents, in each instance to the extent such Person shall be party thereto and (B) attesting to the incumbency and signatures of the Authorized Persons of such Person authorized to execute the same and (ii) a solvency certificate from the chief financial officer of ARI reasonably satisfactory to AUSA;

(d) [AUSA shall have received copies of the Governing Documents of each Loan Party and such other Persons as shall be designated prior to the Closing Date by the Lenders, in each instance certified by an Authorized Person]5;

[4]	Notwithstanding anything else in this Agreement, ARI shall pledge 100% of the Stock of ACREFI Operating, LLC on the Closing Date.
[5]	Subject to review of an satisfaction with, the Governing Documents of the Loan Parties.

(e) AUSA shall have received, with respect to each Loan Party, a certificate of good standing from the Secretary of State of the state of organization of such Loan Party certified within thirty (30) days of the Closing Date;

(f) AUSA shall have received an opinion of counsel to each Loan Party, as of the Closing Date, in form and substance reasonably satisfactory to AUSA in its sole option;

(g) the Specified Representations and the Acquisition Agreement Representations shall be true and correct in all material respects on the Closing Date;

(h) AUSA shall have received all amounts due and payable under any Loan Document on or prior to the Closing Date, including all fees required to be paid under the Fee Letter and all Lender Expenses (including legal fees and expenses of respective counsel to the Lenders) for which invoices (in the case of expenses) have been presented at least two (2) Business Days prior to the Closing Date (which amounts may be netted by AUSA from the proceeds of the Term Loan);

(i) the Lenders shall have received all documentation and other information requested by the Lenders under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) Act of 2001 (the “PATRIOT Act”), as reasonably requested in writing at least ten (10) Business Days prior to the Closing Date;

(j) AUSA shall have received the results of recent Uniform Commercial Code Lien, judgment and tax Lien searches in each relevant jurisdiction with respect to each of the Loan Parties;

(k) the Loan Parties shall have completed (or, substantially concurrently with the credit extension hereunder will complete) the Acquisition in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendments, waivers or consents by the Borrowers that are materially adverse to the interests of the Lenders without the prior written consent of the Lenders;

(l) Since January 1, 2015, no Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred that would excuse the Borrowers from their obligations to consummate the Acquisition under the Acquisition Agreement; and

(m) AUSA shall have received a copy of the Athene Purchase Agreement executed by the parties thereto and such agreement shall not have been terminated on or prior to the Closing Date; provided, however, that if the Buyer Representative has terminated the Athene Purchase Agreement pursuant to Section 10.1(b)(i) of the Athene Purchase Agreement this condition shall still be deemed to be satisfied.

3.2 Term. This Agreement shall continue in full force and effect for a term commencing on the Closing Date until all amounts owing the Lenders hereunder and under any related documents have been paid in full.

3.3 Effect of Termination. On the Maturity Date, all Obligations immediately shall become due and payable without notice or demand. The occurrence of Maturity Date, however, shall not relieve or discharge the Borrowers or their Subsidiaries of their duties, Obligations or covenants hereunder or under any other Loan Documents.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lenders to enter into this Agreement, each Borrower makes the following representations and warranties to the Lenders, which shall be true, correct, and complete, in all material respects, as of the Closing Date, and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 No Encumbrances. Each Borrower and its Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, its personal property assets and good and marketable title to, or a valid leasehold interest in, its Real Property, in each case, free and clear of Liens except for Permitted Liens.

4.2 [Reserved].

4.3 State of Organization; Location of Chief Executive Office; Organizational Identification Number.

(a) The names and jurisdictions of organization of each Borrower and its Subsidiaries are set forth on Schedule 4.3(a).

(b) The chief executive office of each Loan Party is located at the address indicated on Schedule 4.3(b).

(c) The organizational identification numbers and federal employer identification numbers, if any, of each Loan Party are identified on Schedule 4.3(c).

4.4 Due Organization and Qualification; Power and Authority; Subsidiaries.

(a) Each Loan Party is (i) duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) qualified to do business in any state where it is transacting its business (as may be necessary by the Applicable Laws of such state), except for clause (ii) where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

(b) Each Borrower and its Subsidiaries has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party.

(c) Set forth on Schedule 4.4 is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and any certificates evidencing such shares, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Loan Parties. Except as set forth on Schedule 4.4, all of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.4, there are no subscriptions, options, warrants, or calls relating to any shares of capital Stock of any Subsidiary, whether direct or indirect, of any Borrower, including any right of conversion or exchange under any outstanding security or other instrument. No such Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any such capital Stock.

4.5 Due Authorization; No Conflict.

(a) The execution, delivery, and performance by the Loan Parties of this Agreement and the other Loan Documents to which the Loan Parties are a party have been duly authorized by all necessary action on the part of such Person.

(b) The execution, delivery, and performance by the Loan Parties of this Agreement and the other Loan Documents do not and will not (i) violate (A) any provision of federal, state, provincial, foreign or local law or regulation applicable to any Loan Party, (B) the Governing Documents of any such Person, or (C) any order, judgment, or decree of any court or other Governmental Authority binding on any such Person, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower or any Subsidiary thereof, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower or any Subsidiary thereof, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any material contractual obligation of any such Person, other than consents or approvals that have been obtained and that are still in force and effect.

(c) The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which such Person is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person, other than consents or approvals that have been obtained and that are still in force and effect.

(d) This Agreement has been, and the other Loan Documents to which each Loan Party is a party and all other documents contemplated hereby and thereby, when executed and delivered by such Person will have been duly, executed and delivered by such Person. This Agreement and the other Loan Documents to which each Loan Party is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Person will be the legally valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) After giving effect to the Term Loans hereunder, no Default or Event of Default will have occurred or be continuing.

4.6 Litigation. Other than those matters disclosed on Schedule 4.6, there are no actions, suits, or proceedings pending and served or, to the best knowledge of the Loan Parties, threatened against any Borrower or its Subsidiaries that would reasonably be expected to result in a Material Adverse Change.

4.7 No Material Adverse Change. All financial statements relating to each Borrower and each Subsidiary that have been delivered by such Borrower to the Lenders have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements to year-end audit adjustments) and present fairly in all material respects, such Person’s respective financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to the Loan Parties since the date of the latest financial statements submitted to the Lenders on or before the Closing Date.

4.8 Solvency. After giving effect to the Term Loan and the Transactions, the Loan Parties, when taken as a whole on a consolidated basis, are Solvent.

4.9 Employee Benefits; ERISA Plan Assets. Except as would not be reasonably expected to result in a Material Adverse Change, (a) no Borrower, any Subsidiaries of such Borrower, or any of their ERISA Affiliates, maintains or contributes to any Benefit Plan and (b) no Borrower is (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA subject to Title I of ERISA, (ii) a “plan” within the meaning of Section 4975 of the IRC to which Section 4975 of the IRC applies or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan.

4.10 Environmental Condition. (a) None of the properties or assets of any Borrower or any of its Subsidiaries has ever been used by any of the foregoing Persons or, to such Borrower’s knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower’s knowledge, no properties or assets of such Borrower or any of its Subsidiaries has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Borrower or any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by any of the foregoing Persons, and (d) no Borrower or any of its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency, any other federal or state governmental agency or any Person concerning any action or omission by any of the foregoing Persons resulting in any violation of Environmental Law or alleging liability in connection with the releasing or disposing of Hazardous Materials into the environment, in each case for (a) through (d) above that would reasonably be expected to result in a Material Adverse Change.

4.11 Brokerage Fees. None of the Loan Parties have utilized the services of any broker or finder in connection with the Borrowers’ obtaining financing from the Lenders under this Agreement and no brokerage commission, finder’s fee or similar commission is payable by any of the Loan Parties or their Subsidiaries in connection herewith. Each Borrower agrees to indemnify the Lenders and hold them harmless from any claims for any such fees or commissions from any Persons.

4.12 Intellectual Property. Each Loan Party owns or has the valid right to use all of the trademarks, service marks, trade names, copyrights, patents, trade secrets, know-how, confidential information, domain names, rights in databases, rights in software and any other intellectual property rights, and all registrations and applications therefor, throughout the world (all of the foregoing, collectively, “Intellectual Property”) that are necessary for the operation of its respective business, substantially as currently conducted, except, in each case, where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change. The conduct of the business of each Loan Party as currently conducted does not infringe upon, misappropriate or violate any Intellectual Property of any other Person, and, to the knowledge of the Loan Parties, each Loan Party’s Intellectual Property is not being infringed, misappropriated or violated by any other Person, except, in each case, for such infringements and violations which, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change. There are no claims, actions, suits or proceedings pending or, to the knowledge of the Loan Parties, threatened alleging that any Loan Party infringes, misappropriates or violates any Intellectual Property of any other Person, which, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change.

4.13 [Reserved].

4.14 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of any of Loan Party in writing to any Lender (including all information contained in the Schedules hereto or in the other Loan Documents or otherwise filed with any Governmental Authority and publicly available) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

4.15 [Reserved].

4.16 PATRIOT Act; Anticorruption.

(a) To the extent applicable, each Borrower and its Subsidiaries is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.

(b) No part of the proceeds of the loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA or any other applicable anti-bribery or anticorruption law or regulation (collectively with the FCPA, the “Anticorruption Laws”). No Borrower or its Subsidiaries has violated or is in violation of the Anticorruption Laws. No director or officer of a Borrower or its Subsidiaries is a director, officer, or employee of a Governmental Authority, public international organization (e.g., The World Bank), political party, or state-owned or controlled enterprise or is a candidate for a political office. Each Borrower and its Subsidiaries have implemented and maintain policies, procedures, and internal controls reasonably designed to ensure compliance with applicable Anticorruption Laws.

4.17 Sanctions. No Borrower or any of its Subsidiaries, and to the knowledge of the Loan Parties, none of their respective Affiliates, are in violation of any Sanctions Laws in any material respect. No Borrower or any of its Subsidiaries, nor, to the knowledge of the Loan Parties, any of their Affiliates, (a) is a Sanctioned Person, (b) has more than 10% of its assets invested in Sanctioned Persons or located in Sanctioned Countries, or

(c) derives more than 10% of its revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No proceeds of the Term Loan hereunder will be used to directly or, to the knowledge of any Borrower, indirectly fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that would result in a violation of Sanctions Laws by any Person.

4.18 Investment Company. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940, as amended.

4.19 Insurance. Each Borrower and its Subsidiaries will maintain insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations (it being understood that as of the Closing Date the Borrowers and their Subsidiaries have no employees, physical operations or facilities and have insurance only to cover director & officer liabilities, which the Lenders acknowledge based on such facts, is sufficient insurance coverage).

4.20 Margin Stock. Neither Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). Neither Loan Party owns any Margin Stock, and none of the proceeds of the Term Loan will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause the Term Loan to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

4.21 Taxes. All material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Borrower and its Subsidiaries have been filed with the appropriate Governmental Authority (and all such returns, reports and statements accurately reflect in all material respects all liabilities of such Persons for the periods covered thereby) and all taxes required to have been paid by any Borrower and its Subsidiaries have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding taxes or other amounts that are (i) subject to a Permitted Protest or (ii) in the aggregate would not reasonably be expected to result in a Material Adverse Change. As of the Closing Date and except as set forth on Schedule 4.21, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened in writing by any Governmental Authority regarding any taxes relating to any such Person, which, either individually or in the aggregate, would reasonably be expected to cause a Material Adverse Change.

4.22 Collateral Matters. The Collateral Agreement, upon execution and delivery thereof by the Loan Parties thereto, will create in favor of the Lenders, a valid and enforceable security interest in the Collateral, and when the Pledged Equity Interests constituting certified securities (as defined in the Uniform Commercial Code) are delivered to the Lenders, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute under the Uniform Commercial Code (to the extent a Lien may be perfected thereunder) a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Pledged Equity Interests, prior and superior in right to any other Person, other than Permitted Liens arising by operation of law and having priority over the Liens of the Lenders on the Pledged Equity Interests.

4.23 REIT Status. Beginning with its taxable year ending December 31, 2009, (a) ARI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the IRC, (b) ARI’s actual method of operation through the date hereof has enabled it to meet, and its proposed method of operation will enable it to continue to meet, the requirements for qualification and taxation as a REIT under the IRC, and (c) ARI has not revoked its election to be taxed as a REIT and such election has not been terminated. The shares of common stock of ARI are listed on the New York Stock Exchange.

5.	AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until payment in full, in cash of the Obligations, each Borrower shall:

5.1 Financial Statements, Reports, Certificates. Deliver, or cause to be delivered, to each Lender as soon as available,

(a) but in any event within forty-five (45) days after the end of each quarter during each year, (i) an unaudited consolidated balance sheet, income statement and statement of cash flow of ARI and its Subsidiaries’ operations during such period and the year-to-date period ending thereon, in each case setting forth in comparative form the figures for the corresponding periods in the prior year and (ii) a certificate certifying that the financial statements fairly present, in all material respects, the consolidated financial condition and results of operations (and cash flows, to the extent provided) of ARI and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes,

(b) but in any event within ninety (90) days after the end of ARI’s fiscal year, commencing with the fiscal year ending December 31, 2015, consolidated financial statements of ARI for each such fiscal year, audited (in the case of consolidated financial statements) by independent certified public accountants reasonably acceptable to each of the Lenders and certified, without any qualifications (including any (A) “going concern” or like qualification or exception or (B) qualification or exception as to the scope of such audit), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(c) if and when filed or distributed, as applicable, by ARI and its Subsidiaries,

(i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, and

(ii) any other filings made by ARI or its Subsidiaries with the SEC,

(d) promptly, but in any event within five (5) Business Days after any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that such Person proposes to take with respect thereto,

(e) promptly after the commencement thereof, but in any event within five (5) Business Days after the service of process with respect thereto on any Borrower, or any of such Borrower’s Subsidiaries, notice of all actions, suits, or proceedings brought by or against such Borrower, or any of such Borrower’s Subsidiaries (i) with respect to any Loan Document or the transactions contemplated thereby or (ii) which, if determined adversely to Borrower or such Subsidiary, would reasonably be expected to result in a Material Adverse Change,

(f) promptly upon the occurrence of any event which would reasonably be expected to have a Material Adverse Change, notice thereof, and

(g) upon the request of any Lender, any other information reasonably requested relating to the financial condition of the Borrowers or their Subsidiaries and the guarantees and the Collateral, including with respect to those required hereunder.

In addition, each Borrower agrees that no Subsidiary of such Borrower will have a fiscal year different from that of ARI; provided, however, that a Subsidiary acquired by ARI or its Subsidiaries may have a different fiscal year than ARI so long as the fiscal year of such Subsidiary is changed to that of ARI prior to December 31 of the calendar year of such Subsidiary’s acquisition. Each Borrower also agrees to cooperate with each Lender to allow such Lender to consult with its independent certified public accountants if such Lender reasonably requests the right to do so and that, in such connection, its independent certified public accountants are authorized to communicate with each Lender and to release to each Lender whatever financial information concerning the

Borrowers or their Subsidiaries that such Lender reasonably may request. Each Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by a Lender pursuant to or in accordance with this Agreement, and agrees that each Lender may contact directly any such accounting firm or service bureau in order to obtain such information.

Information required to be delivered pursuant to this Section 5.1 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov or on the website of ARI. Information required to be delivered pursuant to this Section 5.1 may also be delivered by electronic communications pursuant to procedures approved by AUSA.

5.2 Maintenance of Properties. Maintain and preserve, and cause each Subsidiary thereof to maintain and preserve, all of its material properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

5.3 Taxes. Cause all tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Borrowers and their Subsidiaries to be filed, and all assessments and taxes, whether real, personal, or otherwise, known by the Loan Parties to be due or payable by, or imposed, levied, or assessed against any Borrower, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period (or if not known by Loan Parties prior to such time or period, then within thirty (30) days of the Loan Parties becoming aware of such tax or assessment), except (i) to the extent the failure to so file such returns or extensions or pay such assessments or taxes does not constitute a Material Adverse Change, or (ii) to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.

5.4 Insurance. Maintain, and cause each Subsidiary thereof to maintain, insurance covering such risks as ordinarily are insured against by other Persons engaged in the same or similar businesses (it being understood that as of the Closing Date the Borrowers and their Subsidiaries have no employees, physical operations or facilities and have insurance only to cover director & officer liabilities, which the Lenders acknowledge based on such facts, is sufficient insurance coverage). All such policies of insurance shall be maintained with financially sound and reputable carriers in such amounts as are adequate and customary for companies of the same or similar size engaged in the same or similar business and in the same or similar location.

5.5 Compliance with Laws. Comply, and cause each Subsidiary thereof to comply, with the requirements of all Applicable Laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Change.

5.6 [Reserved].

5.7 Existence. At all times preserve and keep in full force and effect, and cause each Subsidiary to preserve and keep in full force and effect, (a) its valid existence and good standing under the laws of its jurisdiction of organization and (b) all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of the foregoing clause (b), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Change.

5.8 Books and Records. Maintain (a) proper books of record and account, in which full, true and correct entries in all material respects in accordance with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Borrower and its Subsidiaries; and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over each Borrower or its Subsidiaries. The Borrowers shall permit any representatives designated by the Lenders upon two (2) Business Days’ advance notice, during normal business hours, and not more than once during any fiscal year of the Borrowers (unless an Event of Default exists) to visit and inspect the financial records and the property of the Borrowers and their Subsidiaries and to make extracts from and copies of such financial records, and permit any representatives designated by the Lenders to discuss the affairs, finances, accounts and condition of the Borrowers and their Subsidiaries with the management and advisors thereof (provided that an Authorized Person shall be given notice and an opportunity to participate during such discussion with advisors). Notwithstanding anything to the contrary in this Section 5.8, no Borrower or any Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) in respect of which disclosure to any Lender (or their respective representatives) is prohibited by law or any binding agreement not entered into in contemplation of avoiding such inspection and disclosure rights, (ii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iii) in respect of which the Borrowers or any Subsidiary owes confidentiality obligations to any third party not entered into in contemplation avoiding such inspection and disclosure; provided that in the event that the Borrowers or any Subsidiary does not provide any information requested in connection with an examination or a discussion permitted under this Section 5.8 in reliance on the preceding clause (ii) or (iii) due to confidentiality or waiver concerns, such Person shall provide notice to the relevant Lender that such information is being withheld and shall use its commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.

5.9 Environmental. (a) Keep any property of the Borrowers, their Subsidiaries and their businesses free of any Environmental Liens (other than Permitted Liens) or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, and cause each Subsidiary thereof to comply, in all material respects, with Environmental Laws and provide to each Lender documentation of such compliance which such Lender reasonably requests, (c) take any Remedial Action required to respond to any Release or presence of or exposure to Hazardous Materials, (d) respond to any Environmental Action against a Borrower or any Subsidiary thereof and discharge any material obligations it may have to any Governmental Authority or third person thereunder, and (e) promptly, but in any event within five (5) days after its receipt thereof, provide each Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any property of a Borrower or Subsidiary or relating to their business, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against a Borrower or Subsidiary, and (iii) notice of an investigation, violation, citation, or administrative order pursuant to Environmental Law, discovery of a Release or presence of or exposure to Hazardous Materials, or a requirement for Remedial Action, which in any case of (a) through (e) above, reasonably would be expected to result in a Material Adverse Change.

5.10 Obligations Relating to Athene Purchase Agreement. If (i) the Buyer Representative has terminated the Athene Purchase Agreement pursuant to Section 10.1(b)(i) of the Athene Purchase Agreement or (ii) ARI is not able to consummate the sale of the Athene-Acquired Assets due to circumstances outside of ARI’s control (including as a result of an Injunction (as defined in the Athene Purchase Agreement) (it being understood and agreed that the termination of any financing of the type permitted under clauses (a), (b), (f), (g) and (i) of the definition of Permitted Indebtedness is within ARI’s control) which prevents, prohibits or makes illegal the consummation of the sale of the Athene-Acquired Assets, then, without limiting Section 2.2(d) in any respect, ARI shall use its commercially reasonable efforts (without any obligation to sell assets, issue Indebtedness or equity or reduce dividends or operating expenses) to repay the Term Loan as soon as commercially reasonable (and, in any event, prior to the Maturity Date).

5.11 Maintenance of REIT Status. ARI shall (a) maintain its status as a REIT, (b) not revoke its election to be taxed as a REIT or cause or allow such election to be terminated, and (c) not engage in any “prohibited transaction” as defined for purposes of Section 857(b)(6) of the IRC that would reasonably be expected to have a Material Adverse Effect. ARI shall continue to list its common stock for trading on a U.S. national or international securities exchange.

5.12 Certain Regulatory Matters.

(a) The Borrowers and their Subsidiaries shall not violate any applicable Anticorruption Law in any material respect and shall implement and maintain policies, procedures, and internal controls reasonably designed to ensure compliance with applicable Anticorruption Laws. No part of the proceeds of the Term Loan will be used, directly or, to the knowledge of any Borrower, indirectly, for any payments in violation of the Anticorruption Laws.

(b) The Borrowers and their Subsidiaries shall not violate any applicable Sanctions Law in any material respect and shall implement and maintain policies, procedures, and internal controls reasonably designed to ensure compliance with applicable Sanctions Laws. No proceeds of the Term Loan will be used to directly or, to the knowledge of any Borrower, indirectly fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that would result in a violation of Sanctions Laws by any Person.

5.13 Further Assurances.

(a) The Borrowers and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements), that may be required under any applicable law, or that the Lenders may reasonably request, to ensure that the Obligations of the Borrowers and each other Loan Party under the Loan Documents are secured by a first priority perfected Lien in favor of the Lenders (subject, in the case of Pledged Equity Interests and the proceeds thereof, solely to Permitted Liens arising by operation of law and which have priority over the Liens of the Lenders only as a result of operation of law, and in the case of other Collateral, Permitted Liens) on the Collateral.

(b) If any Subsidiary is formed or acquired after the Closing Date, the Stock of any Subsidiary no longer constitutes Excluded Stock or any Subsidiary no longer constitutes an Excluded Subsidiary, the Borrowers will within 45 days after the end of the fiscal quarter in which such formation, acquisition or other event or circumstance shall occur (or such longer period as the Lenders may agree to in writing), notify the Lenders thereof and cause such Subsidiary to join the Collateral Agreement and/or cause the Stock of such Subsidiary to be pledged to the Lenders.

6.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until payment in full in cash of the Obligations, such Borrower shall not:

6.1 Indebtedness. Create, incur, assume or suffer to exist, or permit any Subsidiary thereof to create, incur, assume or suffer to exist, any Indebtedness, except for Permitted Indebtedness.

6.2 Liens. Create, incur, assume or suffer to exist, or permit any Subsidiary thereof to create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3 Disposal of Assets. Sell, transfer, lease or otherwise dispose of (collectively, a “Disposition”), or permit any Subsidiary thereof to Dispose of, any assets or properties of any Borrower or any of their Subsidiaries that, with respect to any transaction or series of transactions, have an aggregate book value exceeding 10% of the consolidated assets of ARI and its Subsidiaries as of the end of the most recent fiscal year, except in connection with:

(a) the sale of the Athene-Acquired Assets to (i) Athene Annuity & Life Assurance Company, Athene Annuity and Life Company or their Affiliates or any designee of the Buyer Representative or (ii) if Athene Annuity & Life Assurance Company or Athene Annuity and Life Company shall be in default of their purchase obligations under the Athene Purchase Agreement or otherwise decline to purchase the Athene-Acquired Assets to any other Person,

(b) the incurrence of Indebtedness permitted pursuant to clauses (d), (f), (g) and (i) of the definition of Permitted Indebtedness,

(c) Dispositions of assets or properties of the Borrowers or their Subsidiaries to the extent that such asset or property is Disposed of for fair market value and the proceeds of such Disposition are promptly applied to the purchase price of similar or replacement assets constituting Permitted Investments (including cash and Cash Equivalents), and

(d) any transaction permitted by Section 6.4 or Section 6.9.

Notwithstanding the foregoing, in no event shall any Loan Party Dispose of any Pledged Equity Interests other than in a transaction permitted by Section 6.4 (except pursuant to clause (viii) thereof).

6.4 Restrictions on Fundamental Changes. Take, or permit any Subsidiary to take, any of the following actions:

(a) Enter into any merger, consolidation or amalgamation.

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets.

(d) Amend or modify, or permit the amendment or modification of, its Governing Documents in a manner adverse to the Lenders in any material respect.

Notwithstanding the foregoing, (i) AcquisitionCo shall be permitted to merge with and into AMTG, with AMTG as the surviving entity (ii) AMTG shall be permitted to merge with and into ARI, with ARI as the surviving entity, (iii) any Subsidiary of a Borrower shall be permitted to merge, consolidate or amalgamate with and into any Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person), (iv) any Subsidiary of a Borrower shall be permitted to merge, consolidate or amalgamate with and into another Subsidiary of a Borrower (provided that no such merger, consolidation or amalgamation shall involve a Guarantor unless such Guarantor is the surviving Person), (v) any Subsidiary of a Borrower that does not own any assets can be liquidated, wound up or dissolved, (vi) any Subsidiary of a Borrower may liquidate, wind up or dissolve if the Borrowers determine in good faith that such liquidation, winding up or dissolution is in the best interest of the Borrowers and is not materially disadvantageous to the Lenders and, in the case of liquidation, winding up or dissolution of a Loan Party, its assets and properties are transferred only to a Loan Party, (vii) any Subsidiary of a Borrower may Dispose of its assets to a Borrower or another Subsidiary of a Borrower (provided that Dispositions by a Loan Party shall be made only to another Loan Party), (viii) the Borrowers and their Subsidiaries may Dispose of all or substantially all of their assets in connection with the incurrence of Indebtedness permitted pursuant to clauses (d), (f), (g) and (i) of the definition of Permitted Indebtedness, (ix) the Disposition of the assets that were held by AMTG and/or its Subsidiaries prior to the Acquisition (including pursuant to the Athene Purchase Agreement, or otherwise) shall be permitted and be excluded from the calculation of “all or substantially all” assets of the Borrower or any of its Subsidiaries and (x) the Borrowers and their Subsidiaries shall be permitted to restructure the ownership structure of, and/or create a new holding company (which shall be a direct or indirect Subsidiary of ARI) for, the Stock of ACREFI TRS II, Ltd., if reasonably deemed necessary by the Borrowers in connection with tax planning and/or regulatory compliance.

6.5 Change Name. Change, or permit any other Loan Party to change, its name, state of organization or organizational identity; provided, however, that any Loan Party may change its name upon at least ten (10) days’ prior written notice to each Lender of such change (or such shorter period as agreed by the Lenders).

6.6 Change Nature of Business. Engage, or permit any Subsidiary thereof to engage, in any material line of business other than the line of business engaged in as of the Closing Date and business lines reasonably related or ancillary thereto.

6.7 Employee Benefits; ERISA Plan Assets. Except as would not be reasonably expected to result in material liability to a Borrower, (a) establish, maintain or contribute to, or permit any of its ERISA Affiliates to establish, maintain or contribute to, any Benefit Plan and (b) permit any Borrower to become (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA subject to Title I of ERISA, (ii) a “plan” within the meaning of Section 4975 of the Code to which Section 4975 of the IRC applies or (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan.

6.8 Amendment to Permitted Indebtedness; Restrictive Agreements.

(a) Permit any Subsidiary thereof to incur any Permitted Indebtedness to the extent such Permitted Indebtedness contains, or amend any Permitted Indebtedness existing as of the date hereof to implement (or otherwise permit any Subsidiary of a Borrower to enter into, incur or permit to exist any agreement or other arrangement that contains), restrictions on dividends, distributions, redemptions, retirement, repurchase or similar payments on account of the Stock of any Subsidiary of ARI except restrictions on Subsidiaries of ARI pursuant to Permitted Indebtedness (i) that are, taken as a whole, in the good faith judgment of the Borrowers, no more restrictive with respect to the Borrowers or any Subsidiary than those contained in this Agreement or (ii) constituting market terms for such financings as of the date thereof in the commercially reasonable judgment of the Borrowers; provided, that such restrictions shall allow such payments to be made not less often than monthly using available cash (determined in customary manner for such financings) in the absence of any default thereunder.

(b) No Loan Party shall, nor shall a Loan Party permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of ARI to pay dividends or make any other distributions that could reasonably be expected to cause ARI to fail to maintain its status as a REIT.

(c) Enter into, incur or permit to exist, or permit any Subsidiary thereof to enter into, incur or permit to exist, any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party to create, incur or permit to exist any Lien upon the Collateral to secure the Obligations.

Notwithstanding the foregoing, (i) clauses (a) through (c) shall not apply to (A) restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (B) restrictions and conditions existing on the date hereof identified on Schedule 6.8 and (C) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets of a Borrower or any Subsidiary, in each case pending such sale; provided that such restrictions and conditions apply only to such Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder and (ii) clause (c) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clauses (c), (d), (f), (g), (i) and (j) of the definition of Permitted Indebtedness so long as such restriction applies solely to the Subsidiary that is the obligor of such Permitted Indebtedness and (B) customary provisions in leases, licenses and other agreements restricting the assignment thereof.

6.9 Restricted Payments. Directly or indirectly declare or make, or permit any of its Subsidiaries to declare or make, any Restricted Payment or incur any obligation to do so; provided, however, that the Borrowers and their Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default would result therefrom:

(a) ARI may declare or make cash distributions to its stockholders during the period of four consecutive fiscal quarters most recently ending in an aggregate amount not to exceed the amount required to be distributed for ARI to maintain its status as a REIT and avoid U.S. federal income and excise taxes;

(b) ARI may make cash distributions to its stockholders of capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the IRC;

(c) a Subsidiary may make cash distributions to holders of equity interests issued by such Subsidiary so long as, in the case of non-wholly owned Subsidiaries, such distributions are made ratably according to the holders’ respective holdings of the type of equity interest in respect of which such distributions are being made;

(d) Subsidiaries may declare or make Restricted Payments to the Borrowers;

(e) ARI may declare and pay regularly scheduled cash dividends with respect to its Stock consistent with existing dividend policies as disclosed in its report filed with the SEC on Form 10-K for the fiscal year ended December 31, 2014, or otherwise consistent with past practice.

Notwithstanding the foregoing, if a Default or Event of Default exists, ARI may declare or make cash distributions to its stockholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for ARI to maintain its status as a REIT.

6.10 Accounting Methods. Modify or change its fiscal year or its method of accounting.

6.11 Investments. Directly or indirectly, make or acquire, or permit any Subsidiary thereof to make or acquire, any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment, except for Permitted Investments; provided, that the Borrowers and their Subsidiaries may make Investments in the Borrowers and any direct and indirect Subsidiaries of the Borrowers.

6.12 Transactions with Affiliates. Directly or indirectly enter into or permit to exist, or permit any Subsidiary thereof to directly or indirectly enter into or permit to exist, any transaction of any kind with any Affiliate of the Borrowers that is not a Subsidiary other than (a) transactions disclosed in Schedule 6.12 or transactions of a similar nature to those transactions with Affiliates described in ARI’s annual, quarterly or periodic filings with the SEC prior to the Closing Date, (b) the Transactions or (c) transactions that are not materially less favorable to the Borrowers or their Subsidiaries, as applicable, as determined by the Borrowers in good faith, than would be obtained in an arm’s length transaction with a non-Affiliate.

6.13 Use of Proceeds. Use the proceeds of the Term Loan for any purpose other than (a) to finance the Acquisition and (b) to pay the Transaction Expenses.

6.14 Amendments or Waivers and Prepayments with respect to Certain Indebtedness. No Borrower shall, nor shall it permit any of its Subsidiaries to, (a) amend the provisions of any Indebtedness in a manner that is materially adverse to such Person or the Lenders or (b) make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, purchase, retire, defease (including in substance or legal defeasance), establish a sinking fund or similar payment with respect to, the 5.50% Convertible Senior Notes of ARI due 2019, other than the payment of regularly scheduled, non-accelerated payments in respect of such Permitted Indebtedness in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained in, the indenture, loan or other agreement pursuant to which such Permitted Indebtedness was issued; provided that the Borrowers and their Subsidiaries may pay, prepay, redeem, purchase, retire, defease, establish a sinking fund or similar payment for such Permitted Indebtedness with the proceeds of sales of Stock of, or contributions to the capital of, ARI or Permitted Indebtedness of the type described by clause (n) of the definition of Permitted Indebtedness.

7.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a) If any Loan Party fails to pay when due and payable, or when declared due and payable in accordance with the terms hereof, all or any portion of (i) the principal of the Term Loan when due in accordance with the terms hereof, or (ii) any interest on the Term Loan (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due any Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations, within five (5) Business Days after any such interest or amount becomes due in accordance with the terms hereof or under any other Loan Document;

(b) If any Loan Party fails to (i) perform, keep, or observe any covenant or other provision contained in Sections 5.1(d), 5.7 (as to existence only), or Section 6 hereof or (ii) perform, keep, or observe any covenant or other provision contained in any Section of this Agreement (other than a Section that is expressly dealt with elsewhere in Section 7(a) or this clause (ii)), or the other Loan Documents, and such failure continues for a period of thirty (30) days after the date on which any Loan Party had knowledge of such failure;

(c) If any material portion of the assets of the Loan Parties and their Subsidiaries, taken as a whole, is attached, seized, subjected to a writ or distress warrant, levied upon, comes into the possession of any third Person (except solely in connection with Permitted Indebtedness permitted pursuant to clauses (d), (f), (g) and (i) of the definition of Permitted Indebtedness held by such third Person when no default, termination event or similar condition or event with respect to such Loan Party or Subsidiary has occurred that has resulted in the liquidation of, the acceleration of obligations under or early termination of all obligations of such Loan Party or Subsidiary under the documentation governing such Permitted Indebtedness);

(d) If (i) an Insolvency Proceeding is commenced by any Borrower or any of such Borrower’s Subsidiaries, or (ii) if any Borrower or any of such Borrower’s Subsidiaries shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally;

(e) If an Insolvency Proceeding is commenced against any Borrower or any of such Borrower’s Subsidiaries, and any of the following events occur: (i) such Borrower or any of Borrower’s Subsidiaries consents to the institution of such Insolvency Proceeding against it, (ii) the petition commencing the Insolvency Proceeding is not timely controverted, (iii) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (iv) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Borrower’s or any of such Borrower’s Subsidiaries’, or (v) an order for relief shall have been entered therein;

(f) [Reserved];

(g) [Reserved];

(h) If one or more judgments or other claims involving an aggregate amount greater than $7,500,000 against any Borrower or any of such Borrower’s Subsidiaries shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, and any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any of such Borrower’s Subsidiaries to enforce any such judgment and such action is not stayed within sixty (60) days;

(i) If there is a default, amortization, termination or similar event with respect to any agreement to which a Borrower or any of its Subsidiaries is a party, the termination or acceleration of which is reasonably likely to either result in a Material Adverse Change or result in liability in an amount in excess of $7,500,000, and such default, amortization, termination or similar event with respect to such other agreement (1) occurs at the final maturity of the obligations thereunder, or (2) results in an acceleration of the maturity of the Borrower’s or any of its Subsidiaries’ obligations thereunder;

(j) [Reserved];

(k) Any representation or warranty made or deemed made to a Lender by or on behalf of any Loan Party in or pursuant to this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(l) If (i) the obligation of any Loan Party under the guaranty provisions of the Collateral Agreement are terminated by operation of law and, not replaced by a guaranty from a Person with creditworthiness acceptable to each Lender or (ii) any Loan Party shall default in respect of any covenant contained in the Collateral Agreement or there shall otherwise be a breach or default in respect of any obligation or agreement contained in the Collateral Agreement and such breach or default continues for thirty (30) days;

(m) any Lien purported to be created by the Collateral Agreement shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid, perfected Lien having the priority contemplated thereby (except as otherwise expressly provided in this Agreement or the Collateral Agreement); or

(n) If any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower, or any Subsidiaries of a Borrower, or a proceeding shall be commenced by any Borrower or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over any Borrower or its Subsidiaries seeking to establish the invalidity or unenforceability thereof, or any Borrower, or any of its Subsidiaries shall deny that any Borrower, or any of its Subsidiaries has any liability or obligation purported to be created under any Loan Document.

8.	THE LENDERS’ RIGHTS AND REMEDIES.

8.1 Acceleration. Upon the occurrence and during the continuation of an Event of Default, the Required Lenders may (by written notice to the Borrowers) declare the Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, immediately due and payable, whereupon the same shall become and be immediately due and payable and the Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrowers. The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in clause (d) or clause (e) of Section 7, without any notice to Loan Parties or any other Person or any act by the Lenders, the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Loan Parties.

8.2 Other Remedies. If any Event of Default has occurred and is continuing, and irrespective of whether the Obligations have become or have been declared immediately due and payable under Section 8.1, each Lender may proceed to protect and enforce the rights of such Lender by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Loan Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

8.3 Remedies Cumulative. The rights and remedies of the Lenders under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lenders shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by the Lenders of one right or remedy shall be deemed an election, and no waiver by the Lenders of any Event of Default shall be deemed a continuing waiver. No delay by the Lenders shall constitute a waiver, election, or acquiescence by it.

9.	TAXES AND EXPENSES.

If Loan Parties fail to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, any Lender, with notice to each of the other Lenders and without prior notice to Loan Parties, may do any or all of the following: (a) make payment of the same or any part thereof, or (b) in the case of the failure to comply with Section 5.4 hereof, obtain and maintain insurance policies of the type described in Section 5.4 and take any action with respect to such policies as such Lender deems prudent. Any such amounts paid by a Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by the Lenders to make similar payments in the future or a waiver by any Lender of any Event of Default under this Agreement. A Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10.	WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Loan Parties waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lenders on which Loan Parties may in any way be liable.

10.2 Indemnification. Loan Parties shall pay, indemnify, defend, and hold the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all liabilities, obligations, losses, penalties, claims, demands, suits, actions, judgments, investigations, proceedings, and damages, and all attorneys’ fees and disbursements and other fees, costs and expenses of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted against such Indemnified Person in any way in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with, as a result of, related to or arising under or out of the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, the use of the proceeds of the credit provided hereunder or the monitoring of Loan Parties’ compliance with the terms of the Loan Documents, (b) with respect to any actual or prospective claim, investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the use of the proceeds of the credit provided hereunder, the transactions contemplated hereby or thereby (in such Indemnified Person’s role as a Lender or a director, officer, employee, partner, agent or other representative of a Lender, its affiliates or controlling persons) or the monitoring of Loan Parties’ compliance with the terms of the Loan Documents (irrespective of whether any Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by any Borrower or any of its Subsidiaries Affiliates or stockholders), or any act, omission, event, or circumstance in any manner related thereto, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) or (c) with respect to any Environmental Action, any actual or alleged presence or release of or exposure to Hazardous Materials, any Remedial Action, any Environmental Lien, or any Environmental Liabilities and Costs, in each case to the extent related in any way to any Loan Party or any of their Subsidiaries, their properties or businesses, this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Loan Parties’ compliance with the terms of the Loan Documents (all the foregoing, collectively, the “Indemnified Liabilities”). This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON; provided, however, that no Borrower shall have any obligation to any Indemnified Person under this Section 10.2 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines in a non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person. This Section 10.2 shall not apply with respect to taxes, other than taxes that represent liabilities, obligations, losses, penalties, claims, etc. arising from a non-tax claim.

10.3 Expenses.

(a) the Borrowers shall reimburse the Lenders for all Lender Expenses within thirty (30) day following demand therefore by a Lender.

(b) Borrower shall pay the Lenders such fees, in the amounts and on the dates, set forth in the Fee Letter.

(c) This provision shall survive the termination of this Agreement and the repayment of the Obligations.

10.4 Waiver. To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnified Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation lost profits) even if such Person has been advised of the possibility of such damages and regardless of the form of action.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Loan Parties or any Lender to any other relating to this Agreement or any other Loan Document shall be in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Loan Parties or any Lender, as applicable, may designate to each other in accordance herewith), or facsimile to Loan Parties or any Lender, as the case may be, at its address set forth below:

If to ARI:	Apollo Commercial Real Estate Finance, Inc.
c/o Apollo Global Management
9 W 57th Street
New York, NY 10019
Attn: Stuart A. Rothstein Tel: (212) 822-0722
Fax: (646) 219-3826
Email: srothstein@apollolp.com

If to AUSA:	Athene USA Corporation
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: James Belardi
Telephone: 310-698-4481
Facsimile: 310-698-4492
Email: jbelardi@athene.com

With a copy to:
Athene USA Corporation
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attention: Legal Department
Telephone: 310-698-4481
Facsimile: 310-698-4492
Email: legal@athene.com

If to any other Lender, to its address set forth in the applicable Assignment and Acceptance.

Any Loan Party or any Lender may change the address at which it is to receive notices hereunder, by notice in writing in the foregoing manner given to each other party. All notices or demands sent in accordance with this Section 11 shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail (as specified in the first paragraph of this Section above) and shall be as effective if sent by telefacsimile or other electronic transmission as notice or demand sent by any other method.

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT A LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE A LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH PROPERTY MAY BE FOUND. EACH LOAN PARTY AND EACH LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) EACH LOAN PARTY AND EACH LENDER, TO THE FULL EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAW, HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF THE LOAN PARTIES AND THE LENDERS REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) At any time or from time to time, any Lender may assign and delegate to one or more assignees (each an “Assignee”) all, or any ratable part of all, of the Obligations and the other rights and obligations of such Lender, in a minimum amount of $5,000,000, with the prior written consent of ARI (such consent not to be unreasonably withheld, conditioned or delayed); provided, that no consent of ARI shall be required for an assignment to an Affiliate of the Lender or solely among Lenders; provided, however, that the Borrowers and any other Lender may continue to deal solely and directly with such assigning Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to the Borrowers and each other Lender by such assigning Lender and the Assignee, and (ii) such assigning Lender and its Assignee have delivered to the Borrowers and each other Lender an Assignment and Acceptance. No Loan Party or any Subsidiary of a Loan Party may at any time be an Assignee or otherwise have the rights and obligations of a Lender under the Loan Documents.

(b) From and after the date that the assigning Lender (with a copy to Loan Parties and each other Lender) has received an executed Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.2 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Loan Parties and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16.7 of this Agreement.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Loan Parties or the performance or observance by Loan Parties of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, and (5) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon receipt by the Loan Parties and each Lender of the fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee. The Borrowers shall maintain a register for the recordation of the names and addresses of each Lender, and the principal amounts of (and stated interest on) the Term Loans and other Obligations owing to such Lender pursuant to the terms hereof from time to time (the “Register”). The Borrowers and each Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and each Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time, sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in its Obligations and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Loan Parties and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of (1) the Collateral or (2) the value of the guarantees of the Obligations, in each case, supporting the Obligations hereunder in which such Participant is participating (except to the extent expressly provided herein or in any of the Loan Documents), (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, (v) all amounts payable by Loan Parties hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement and (v) each Participant shall have agreed to be bound by the provisions of Section 13.3 as if it were a Lender. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to Loan Parties, the other Lenders or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 16.7, disclose all documents and information which it now or hereafter may have obtained in connection with this facility and relating to Loan Parties and their respective Affiliates and businesses.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Any Assignee or Participant on the date it becomes a Lender or Participant hereunder shall certify in the applicable Assignment and Acceptance, participation agreement or other similar document that it is, or meets the criteria for being, both a “qualified purchaser” (within the meaning of the Investment Company Act of 1940 and the rules and regulations thereunder) and a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act). Any failure to include such a certification in an Assignment and Acceptance, participation agreement or other applicable document with respect to the

Assignee’s or Participant’s qualified purchaser and qualified institutional buyer status shall render such Assignment and Acceptance, participation agreement or other similar document void ab initio and of no force or effect for any purpose.

(i) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Loan Party may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release the Loan Parties from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by Loan Parties is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party there from, shall be effective unless the same shall be in writing and signed by the Required Lenders and the Borrowers and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and the Borrowers, do any of the following:

(a) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due to the Lenders hereunder or under any other Loan Document,

(b) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable to the Lenders hereunder or under any other Loan Document,

(c) change the Pro Rata Share that is required to take any action hereunder,

(d) amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders,

(e) change the definition of “Required Lenders” or “Pro Rata Share”,

(f) release any Borrower from any obligation for the payment of money to the Lenders or release all or substantially all of the Collateral or the value of the guarantees of the Obligations; or

(g) amend any of the provisions of Section 15.

The foregoing notwithstanding, (i) any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lenders among themselves, and that does not affect the rights or obligations of the Borrowers, shall not require consent by or the agreement of the Borrowers and (ii) each Lender may agree with the Borrowers to any amendment, modification, waiver or consent with respect to any provision of this Agreement or any other Loan Document that does not adversely affect the rights or obligations of any other Lender hereunder or any other Loan Document.

14.2 No Waivers; Cumulative Remedies. No failure by any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by any Lender in exercising the same, will operate as a waiver thereof. No waiver by any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by any Lender on any occasion shall affect or diminish each Lender’s rights thereafter to require strict performance by Loan Party of any provision of this Agreement. Each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that any Lender may have.

15.	THE LENDERS.

15.1 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Loan Parties and any Borrower’s Subsidiaries and other Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other Lenders. The other Lenders acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Loan Parties and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.2 Withholding Taxes; Increased Costs.

(a) All payments made by or on account of any Obligation of any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the requirements of this paragraph. “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority with respect to such payments (but excluding any tax imposed by any Governmental Authority measured by or based on the net income or net profits of any Lender or as a result of a present or former connection between a Lender and the Governmental Authority imposing such tax, any tax imposed under FATCA, and any tax imposed pursuant to a law in effect on the day such Lender becomes a party to this Agreement) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 15.2(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein. The Borrowers will furnish to each Lender as promptly as reasonably practicable after the date the payment of any Tax is due pursuant to Applicable Law certified copies of tax receipts evidencing such payment by Loan Parties, as applicable. Notwithstanding anything to the contrary herein or in any Loan Document, Borrower shall not be required to indemnify, pay additional amounts, gross-up or otherwise compensate any Lender, participant, or any other Person with an interest in the Loan Documents as a result of any Tax imposed as a result of such Person’s failure to provide any form or certification described in Section 15.2(b) such Person is legally able to provide.

(b) Each Lender (and any Person that becomes a Lender, participant or otherwise acquires an interest in any Loan Document after the date hereof) that is entitled to an exemption from or reduction of withholding

Tax with respect to payments made under any Loan Document shall deliver to Borrower or any other Loan Party at the time or times reasonably requested by Borrower or on the date such Person becomes a Lender, participant or otherwise acquires an interest in any Loan Document, such properly completed and executed documentation reasonably requested by the Borrowers or any other Loan Party as will permit such payments to be made without withholding or at a reduced rate of withholding to the extent permitted by law. Without limiting the generality of the foregoing, each Lender agrees with and in favor of the Loan Parties, to deliver to the Borrowers whichever of the following forms the applicable Lender is legally entitled to provide and is applicable:

(i) if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of such Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% stockholder of either Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to either Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or W-8BEN-E, as appropriate, before receiving its first payment under this Agreement and at any other time reasonably requested by any Loan Party;

(ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN or W-8BEN-E, as appropriate, before receiving its first payment under this Agreement and at any other time reasonably requested by any Loan Party;

(iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by any Loan Party; or;

(iv) such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by any Loan Party.

Each Lender agrees promptly to notify the Loan Parties of any change in circumstances which would modify or render invalid any claimed exemption or reduction and shall provide updated forms to the extent it is legally entitled to do so if previously provided forms expire or become inaccurate.

(c) If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender agrees with and in favor of the Loan Parties, to deliver to Borrower any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by any Loan Party.

Each Lender agrees promptly to notify the Loan Parties of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Loan Parties to such Lender, such Lender agrees to notify the Loan Parties of the percentage amount in which it is no longer the beneficial owner of Obligations of Loan Parties to such Lender. To the extent of such percentage amount, the Loan Parties will treat such Lender’s documentation provided pursuant to Sections 15.2(b) or 15.2(c) as no longer valid. With respect to such percentage amount, Lender may provide new documentation, pursuant to Sections 15.2(b) or 15.2(c), if applicable.

(e) If any Lender is entitled to a reduction in the applicable withholding tax, Borrower may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 15.2(b) or

Section 15.2(c) are not delivered to Borrower, then Borrower may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f) Each Lender shall deliver to Loan Parties at the time or times prescribed by law and at such time or times reasonably requested by Loan Parties any documentation prescribed by applicable law under FATCA (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Loan Parties as may be necessary for Loan Parties to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes as to which it has been indemnified pursuant to this Section 15.2 (including by the payment of additional amounts pursuant to Section 15.2(a)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(h) If the introduction of or any change in, after the Closing Date, any applicable law increases a Lender’s costs or reduces its income for the Term Loans, or subjects a Lender to any tax, levy, impost, duty, fee, assessment or other similar charge (other than any Taxes or any tax excluded from the definition of Taxes or resulting from the failure to provide any form or certification described in Section 15.2(b) such Person is legally able to provide) on such Lender’s loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, which increases the cost to such Lender of maintaining its Loans, then the Borrowers shall upon demand by such Lender promptly pay to such Lender the increase in cost or reduction in income or additional expense; provided that all requests, rules, guidelines or directives issued or promulgated under, in connection with or pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III shall be deemed to be a change in applicable law, regardless of the date enacted, adopted or issued.

15.3 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders and the Borrowers agree that a Lender may, to the extent it is lawfully entitled to do so, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender.

(b) If, at any time or times any Lender shall receive by payment, foreclosure, setoff, or otherwise, any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from any Borrower pursuant to the terms of this Agreement, such Lender promptly shall purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.4 Payments to the Lenders. All payments to be made by the Borrowers to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each Lender may designate for itself by written notice to the Borrowers. Concurrently with each such payment, the Borrowers shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.5 Several Obligations; No Liability. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. No Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to any Loan Party or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.	GENERAL PROVISIONS.

16.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each of Loan Parties and each Lender whose signature is provided for on the signature pages hereof.

16.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

16.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lenders or the Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

16.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. This agreement is for the benefit of the parties hereto and there shall be no third party beneficiaries.

16.5 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile, “.pdf file” or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile, “.pdf file” or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

16.6 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Loan Parties or the transfer to a Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if a Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that a Lender is required or elects to repay or restore, and as to all costs, expenses, and attorneys fees of any Lender related thereto, the liability of Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.7 Confidentiality. Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Loan Parties, their operations, assets, and existing and contemplated business plans shall be treated by the Lenders in a confidential manner, and shall not be disclosed by the Lenders to Persons who are not parties to this Agreement or used for any purpose other than as contemplated by this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any Lender for use by them for a purpose as contemplated by this Agreement, (b) to Subsidiaries and Affiliates of any Lender, provided that any such Subsidiary or Affiliate shall be advised of the confidential nature of such information and instructed to keep it confidential, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation or by subpoena or similar legal process, (d) as may be agreed to in advance by the Borrowers, or the Borrowers’ Subsidiaries, (e) as requested or required by any Governmental Authority or any regulatory or self-regulatory authority or examiner (including the National Association of Insurance Commissioners or other similar organization), (f) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by a Lender), (g) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, (h) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents, and (i) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement. The provisions of this Section 16.7 shall survive for 2 years after the payment in full of the Obligations. Notwithstanding the foregoing, on or after the Closing Date, each Lender may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media. Notwithstanding anything to the contrary in this Agreement, any Lender may disclose any information hereunder subject to the terms of this Section 16.7 for the purposes of fulfilling its ordinary course regulatory obligations not otherwise specifically related to the Acquisition or this Agreement, including to any banking or insurance regulatory agency, without providing prior notice to the Borrower.

16.8 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

16.9 USA PATRIOT Act Notice. Each Lender (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the PATRIOT Act, such Lender is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the PATRIOT Act.

16.10 Recourse Against Certain Parties. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of any Loan Party as contained in this Agreement or any other agreement, instrument or document entered into by any Loan Party pursuant hereto or in connection herewith shall be had against any administrator or investment manager of such

Loan Party or any incorporator, member, partner, officer, employee, trustee, beneficial owner or director of such Loan Party or of any such administrator or investment manager, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that the agreements of each Loan Party contained in this Agreement and all of the other agreements, instruments and documents entered into by such Loan Party pursuant hereto or in connection herewith are, in each case, solely the respective corporate obligations of such Loan Party, and that no personal liability whatsoever shall attach to or be incurred by any administrator or investment manager of such Loan Party or any incorporator, member, partner, officer, employee, trustee, beneficial owner or director of such Loan Party or of any such administrator or investment manager, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such Loan Party contained in this Agreement or in any other such instruments, documents or agreements, or which are implied therefrom, and that any and all personal liability of each and every such administrator or investment manager of each Loan Party and each incorporator, member, partner, officer, employee, trustee, beneficial owner or director of such Loan Party or of any such administrator or investment manager, or any of them, for breaches by any Loan Party of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 16.10 shall survive the termination of this Agreement.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:
Name:
Title:

ARROW MERGER SUB, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO LOAN AGREEMENT]

LENDER:

ATHENE USA CORPORATION

BY:	ATHENE ASSET MANAGEMENT, L.P., its investment manager

By:
Name:
Title:

[SIGNATURE PAGE TO LOAN AGREEMENT]

Exhibit A-1

[Form of Assignment and Acceptance]

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                      between                      (“Assignor”) and                      (“Assignee”). Reference is made to the Loan Agreement, dated as of [●], 2016 (which, as the same has been and may from time to time be amended, modified, supplemented, renewed, extended or restated, is hereinafter called the “Loan Agreement”), by and among ATHENE USA CORPORATION, an Iowa corporation (the “Lender”), ARROW MERGER SUB, INC., a Maryland corporation (“AcquisitionCo”) and APOLLO COMMERCIAL REAL ESTATE FINANCE, INC., a Maryland corporation (“ARI” and together with AcquisitionCo, the “Borrowers”, and each a, “Borrower”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Loan Agreement.

1. In accordance with the terms and conditions of Section 13 of the Loan Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, all to the extent specified on Annex I.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrower to Assignor with respect to Assignor’s share of the Term Loans assigned hereunder, as reflected on Assignor’s books and records.

3. The Assignee (a) confirms that it has received copies of the Loan Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (d) attaches the forms prescribed in the Loan Agreement with respect to taxes, including certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty and (e) represents and warrants to Borrower that on and as of the date hereof it is a “qualified purchaser” (within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder) and a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act).

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the other Lenders and the Loan Parties. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, and (b) the date specified in Annex I.

EXHIBIT A-1	C-61

5. Upon receipt by the other Lenders and the Loan Parties of this Assignment Agreement, as of the Settlement Date (a) the Assignee shall be a party to the Loan Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Loan Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 16.7 of the Loan Agreement.

6. On the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Borrower shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date and has not been taken into account in determining the Purchase Price.

7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by facsimile or other electronic transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EXHIBIT A-1	C-62

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers thereunto duly authorized, as of the first date above written.

[NAME OF ASSIGNOR]
as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE]
as Assignee

By:
Name:
Title:

CONSENTED:

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:
Name:
Title:

EXHIBIT A-1

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers:

2.	Name and Date of Loan Agreement:

The Loan Agreement, dated as of [●], 2016 (which, as the same has been and may from time to time be amended, modified, supplemented, renewed, extended or restated, is hereinafter called the “Loan Agreement”), by and among ATHENE USA CORPORATION, an Iowa corporation (the “Lender”), ARROW MERGER SUB, INC., a Maryland corporation (“AcquisitionCo”) and APOLLO COMMERCIAL REAL ESTATE FINANCE, INC. (“ARI” and together with AcquisitionCo, the “Borrowers”, and each a, “Borrower”).

3.	Date of Assignment Agreement:

4.	Assigned Amount of Term Loan	$

5.	Settlement Date:

6.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

7.	Agreed and Accepted:

[ASSIGNOR]	[ASSIGNEE]

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A-1

Schedule 1.1

Excluded Subsidiaries

ARM II SPE, LLC

ARWL 2013-1 Trust

ARWL 2013-1 REO Trust

ARWL 2014-1 Trust

Apollo Residential Mortgage Securities, LLC

ACREFI II TRS, LTD.

ACREFI Insurance Services, LLC

Schedule 4.3(a)

States of Organization

Schedule 4.3(b)

Chief Executive Offices

Schedule 4.3(c)

Organizational Identification Numbers and

Federal Employer Identification Numbers

Schedule 4.4

Capitalization of Borrower’s Subsidiaries

Schedule 4.6

Litigation

Schedule 4.21

Taxes

Schedule 6.1

Permitted Indebtedness

Schedule 6.2

Permitted Liens

Schedule 6.8

Existing Restrictions

Schedule 6.11

Permitted Investments

Schedule 6.12

Transactions with Affiliates

EXHIBIT B

Project Apple

Conditions Precedent

The availability and initial funding of the Term Loan Facility shall be subject to the satisfaction (or waiver) of solely the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibit A attached thereto.

1.	Each Loan Party shall have executed and delivered the Loan Documents to which it is a party and the Lender shall have received all other related instruments, documents, certificates and agreements executed or delivered pursuant thereto, including:

(a)	customary closing certificates, borrowing notices and legal opinions; and

(b)	a certificate of the chief financial officer (or other officer with reasonably equivalent responsibilities) of ARI in the form attached as Annex I hereto, certifying that ARI and the other Loan Parties, on a consolidated basis, after giving effect to the Transactions, are solvent.

2.	The Specified Acquisition Agreement Representations shall be true and correct in all material respects to the extent required by the Certain Funds Provision and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Material Adverse Effect” (as defined below) for purposes of any such representations and warranties made or deemed made on, or as of, the Closing Date (or any date prior thereto).

3.	The Loan Parties shall have completed (or, substantially concurrently with the credit extension hereunder will complete) the Acquisition in accordance with the terms of the Acquisition Agreement, but without giving effect to any amendments, waivers, supplements or other modifications or consents by the Borrowers that are materially adverse to the interests of the Lender without the prior written consent of the Lender.

4.	Since January 1, 2015, no Company Material Adverse Effect shall have occurred that would excuse the Borrowers from their obligations to consummate the Acquisition under the Acquisition Agreement. “Company Material Adverse Effect” shall have the meaning ascribed thereto in the Acquisition Agreement.

5.	The Lender shall have received a copy of the Athene Purchase Agreement executed by the Loan Parties party thereto and such agreement shall not have been terminated on or prior to the Closing Date; provided, however, that if the Buyer Representative (as defined in the Athene Purchase Agreement) has terminated the Athene Purchase Agreement pursuant to Section 10.1(b)(i) of the Athene Purchase Agreement, this condition shall still be deemed to be satisfied.

6.	All documents and instruments necessary to grant the Lender a perfected security interest (subject to liens permitted under the relevant Loan Documents) in the collateral under the Term Loan Facility shall have been delivered (including pledged collateral, with undated irrevocable transfer powers executed in blank).

7.	The Lender shall have received payment from the Borrowers of (i) all amounts due and payable under any Loan Document on or prior to the Closing Date, including all fees required to be paid under the Fee Letter and (ii) all expenses required to be paid pursuant to the Commitment Letter (which amounts may be offset against the proceeds of the Term Loan Facility) for which (in the case of expenses) invoices have been presented at least two business days prior to the Closing Date.

Conditions

Exhibit B – Page 1

8.	The Lender shall have received all documentation and other information requested by the Lender under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested in writing at least ten business days prior to the Closing Date.

Conditions

Exhibit B – Page 2

Annex I to Exhibit B

Form of Solvency Certificate

[●][●], 2016

This Solvency Certificate is being executed and delivered pursuant to that certain Loan Agreement, dated as of [●] [●], 2016, by and among Apollo Commercial Real Estate Finance, Inc. (“ARI”), Arrow Merger Sub, Inc. and Athene USA Corporation (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I,                     , the Chief Financial Officer of ARI, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of ARI and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of ARI pursuant to the Credit Agreement; and

2.	As of the date hereof and after giving effect to the Transactions, that (a) the fair value of the property of ARI and the other Loan Parties is greater than the total amount of liabilities, including contingent, subordinated, unmatured and unliquidated liabilities, of ARI and the other Loan Parties, taken as a whole on a consolidated basis, (b) the present fair salable value of the assets of ARI and the other Loan Parties is not less than the amount that will be required to pay the probable liability of ARI and the other Loan Parties, taken as a whole on a consolidated basis, on their debts as they become absolute and matured, (c) ARI and the other Loan Parties, taken as a whole on a consolidated basis, have not incurred, do not intend to incur, and do not believe that they will incur debts or liabilities (subordinated, contingent or otherwise) beyond their ability to pay such debts and liabilities as they become due (whether at maturity or otherwise), (d) ARI and the other Loan Parties, taken as a whole on a consolidated basis, will not have unreasonably small capital with which to conduct their business operations as contemplated to be conducted and (e) ARI and the other Loan Parties, taken as a whole on a consolidated basis, are not “insolvent” as such term is defined under any applicable laws relating to fraudulent transfers and conveyances, or any bankruptcy, insolvency, or similar laws in any jurisdiction where they are organized. For the purposes hereof, the amount of any contingent or unliquidated liabilities at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[●]
Title:	Chief Financial Officer

Annex D

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of February 26, 2016 (this “Agreement”), by and between Athene USA Corporation, an Iowa corporation (“Athene”), and Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“ARI”).

RECITALS

WHEREAS, ARI has entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Apollo Residential Mortgage, Inc., a Maryland corporation (“AMTG”), and Arrow Merger Sub, Inc., a Maryland corporation and wholly-owned Subsidiary (as defined below) of ARI (“Merger Sub”), pursuant to which AMTG will merge with Merger Sub (the “First Merger”), with AMTG surviving the First Merger as a Subsidiary of ARI and, immediately thereafter, AMTG will merge with and into ARI (the “Second Merger” and, together with the First Merger, the “Mergers”) with ARI surviving the Second Merger (the date on which the Mergers occur being referred to herein as the “Merger Closing Date”);

WHEREAS, ARI has entered into that certain Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”), with one or more Subsidiaries of Athene, pursuant to which such one or more Subsidiaries will purchase from ARI or one or more of its Subsidiaries, and ARI and its Subsidiaries will sell to such one or more Subsidiaries of Athene, certain assets, upon the terms and subject to the conditions therein;

WHEREAS, on the date hereof, Athene has delivered that certain debt commitment letter to ARI, pursuant to which, upon the terms and subject to the conditions set forth therein, ARI may draw up to $200,000,000 (subject to potential reduction pursuant to the terms thereof) under a term facility (the “Loan Agreement”) which would be provided pursuant to the debt commitment letter; and

WHEREAS, in connection with the execution of the Asset Purchase Agreement and the commitment letter, Athene and ARI desire to enter into this Agreement to provide for the purchase of ARI Common Stock by Athene or one or more of its Subsidiaries, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1    Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

“10b5-1 Plan” means a purchase plan established for purposes of complying with Rule 10b5-1, substantially in the form attached as Exhibit A hereto (subject to such changes as may be reasonably requested by the applicable Agent or, upon ARI’s prior written consent (which is not to be unreasonably withheld, delayed or conditioned), Athene).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided, however, for purposes of this Agreement, neither ARI nor any Subsidiary thereof shall constitute an Affiliate of Athene and neither Athene nor any Subsidiary thereof shall constitute an Affiliate of ARI.

“Agent” has the meaning set forth in Section 3.2.

“Agreement” means this Stock Purchase Agreement, as it may be amended from time to time in accordance with Section 5.5.

“AMTG” has the meaning set forth in the Preamble.

“Ancillary Documents” means the agreements and other documents contemplated by this Agreement, including each 10b5-1 Plan.

“ARI” has the meaning set forth in the Preamble.

“ARI Common Stock” means the common stock of ARI, par value $0.01 per share.

“Asset Purchase Agreement” has the meaning set forth in the Recitals.

“Assets” has the meaning set forth in the Asset Purchase Agreement.

“Athene” has the meaning set forth in the Preamble.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyers” has the meaning set forth in the Asset Purchase Agreement and, for purposes of this Agreement, shall include any assignee thereof.

“Conditional Amount” means (i) from the Purchase Period Start Date through the third (3rd) Business Day after the Merger Closing Date, $5,000,000 and (ii) after the third (3rd) Business Day following the Merger Closing Date, $0; provided that if the Minimum Purchase occurs on or prior to the third (3rd) Business Day following the Merger Closing Date and Athene has delivered notice thereof to each Agent on the date that the Minimum Purchase occurs, then, from and after the date of the Minimum Purchase, the Conditional Amount shall be $20,000,000.

“Consent” has the meaning set forth in Section 2.1(d)(i).

“Contract” means any legally binding contract, agreement, license, lease, commitment, understanding or other obligation, whether oral or written.

“First Merger” has the meaning set forth in the Recitals.

“First Open Trading Day” means the first Business Day occurring on or after the Proxy Mailing Date on which the directors and executive officers of ARI are permitted to purchase and sell ARI Common Stock.

“Governmental Entity” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Litigation” means any claim, action, suit, arbitration, alternative dispute resolution action or other judicial or administrative proceeding, in Law or equity.

“Loan Agreement” has the meaning set forth in the Recitals.

“Maximum Amount” means an amount equal to the lesser of (i) $210,000,000 minus the amount outstanding under the Loan Agreement from time to time, and (ii) the Conditional Amount, excluding any amounts payable in respect of commissions.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Closing Date” has the meaning set forth in the Recitals.

“Mergers” has the meaning set forth in the Recitals.

“Minimum Purchase” means the purchase by the Buyers of, or the Buyers’ failure to purchase when required by the Asset Purchase Agreement, Assets having an aggregate market value of at least $500,000,000 pursuant to the Asset Purchase Agreement.

“Person” or “person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or other entity or organization.

“Principal Market” means the New York Stock Exchange or, if the ARI Common Stock is not quoted on the New York Stock Exchange, the principal national securities exchange on which the ARI Common Stock is listed.

“Proxy Mailing Date” means the date on which the Proxy Statement (as defined in the Merger Agreement) is first mailed to the stockholders of AMTG.

“Purchase Period” means the period commencing on the first day following the Purchase Period Start Date and continuing through the end of the thirtieth (30th) Trading Day following the Purchase Period Start Date.

“Purchase Period Start Date” means the date of the latest to occur of (i) the Merger Closing Date, (ii) the date on which the conditions set forth in the Asset Purchase Agreement to the obligation of the Buyers to consummate the transactions contemplated by the Asset Purchase Agreement have been satisfied, and (iii) the date on which the conditions set forth in the Loan Agreement to the obligation of Athene to extend the financing pursuant to the Loan Agreement have been satisfied.

“Purchased Shares” means those shares of ARI Common Stock purchased by Athene (or its Subsidiaries) pursuant to a 10b5-1 Plan adopted in accordance with this Agreement.

“Rule 10b-18” means Rule 10b-18 as promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Rule 10b5-1” means Rule 10b5-1 as promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Second Merger” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries”, when used with respect to any Person, means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, that (x) is consolidated with such Person for financial reporting purposes under GAAP, or (y) of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect the board of directors or others governing body with respect to such corporation or other organization is, at the time of determination, directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Trading Day” means any day on which the Principal Market is open for business and the ARI Common Stock trades regular way on the Principal Market.

1.2 Rules of Construction.

Unless the context otherwise requires:

(a) a capitalized term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with United States generally accepted accounting principles;

(c) references in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d) references to Articles, Sections, Exhibits and Schedules shall refer to articles, sections, exhibits and schedules of this Agreement, unless otherwise specified;

(e) a reference herein to any party to this Agreement or any other agreement or document shall be deemed to refer to any Person that becomes (or became, if applicable) a successor or permitted assign of such party, upon the occurrence thereof;

(f) a reference herein to any agreement (including this Agreement) or other document shall be to such agreement or other document (together with the schedules, exhibits and other attachments thereto) as it may have been or may hereafter be amended, modified, supplemented, waived or restated from time to time in accordance with its terms, the terms hereof (if applicable thereto) and the terms of the Asset Purchase Agreement (if applicable thereto);

(g) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof;

(h) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(i) all monetary figures shall be in United States dollars unless otherwise specified; and

(j) references to “including” in this Agreement shall mean “including, without limitation,” whether or not so specified.

ARTICLE II

Representations and Warranties

2.1 Representations and Warranties of Athene. Athene hereby represents and warrants to ARI that:

(a) Organization and Power. Athene is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization. Athene has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Athene has all power and authority, and possesses all governmental licenses and permits, necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority, licenses and permits the absence of which do not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(b) Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which Athene is a party and the performance by Athene of the transactions contemplated hereby and thereby that are required to be performed by Athene have been duly authorized by Athene and no other corporate proceedings on the part of Athene are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Athene is a party with respect to the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Documents to be executed and delivered by Athene have been duly authorized, executed and delivered by Athene. Assuming the due authorization, execution and delivery of this Agreement by ARI, this Agreement constitutes, and assuming the due authorization, execution and delivery of each Ancillary Document to which Athene is a party by each other party thereto, such Ancillary Document constitutes, a valid and legally binding agreement of Athene enforceable against Athene in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) No Violation. The execution and delivery by Athene of this Agreement and the Ancillary Documents to which Athene is a party, the consummation of the transactions contemplated hereby and thereby that are required to be performed by Athene and the compliance with the terms of this Agreement and the Ancillary Documents to which Athene is a party will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or equivalent organizational documents of Athene, or (b) conflict with or violate in any material respect any Law applicable to Athene or by which its properties are bound or affected. Neither Athene nor its Affiliates are subject to any Contract that would or would reasonably be expected to prevent or materially delay Athene’s ability to purchase the Purchased Shares or otherwise consummate the transactions contemplated hereby.

(d) Authorizations and Consents.

(i) No consents, licenses, approvals or authorizations of, or registrations, declarations or filings with, any Governmental Entity or other Person (“Consents”) are required to be obtained or made by Athene in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which Athene is, or is to be, a party or the consummation by Athene of the transactions contemplated hereby or thereby, and except for those for which the failure to obtain such Consents would not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(ii) None of the execution, delivery or performance of this Agreement by Athene, the consummation by Athene of the transactions contemplated hereby or the compliance by Athene with any of the provisions of this Agreement will accelerate the performance required by, result in any termination, cancellation or modification of, or loss of benefit under, or violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Athene is a party.

(e) Sufficiency of Funds. Athene has, and at all times during the Purchase Period, will have access to sufficient funds to consummate the transactions contemplated hereby and to satisfy its obligations under this Agreement.

(f) Disclaimer. Notwithstanding anything to the contrary contained in this Agreement, neither Athene nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have made, to ARI or any other Person any representation or warranty other than those expressly made by Athene in this Section 2.1.

2.2 Representations and Warranties of ARI. ARI hereby represents and warrants to Athene that:

(a) Organization and Power. ARI is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization. ARI has full power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. ARI has all power and authority, and possesses all governmental licenses and permits, necessary to enable it to own or lease and to operate its properties and assets and carry on its business as currently conducted, except such power, authority, licenses and permits the absence of which do not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(b) Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which ARI is a party and the performance by ARI of the transactions contemplated hereby and thereby that are required to be performed by ARI have been duly authorized by ARI and no other corporate proceedings on the part of ARI are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which ARI is a party with respect to the consummation of the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Documents to be executed and delivered by ARI have been duly authorized, executed and delivered by ARI. Assuming the due authorization, execution and delivery of this Agreement by Athene, this Agreement constitutes, and assuming the due authorization, execution and delivery of each Ancillary Document to which ARI is a party by each other party thereto, such Ancillary Document constitutes, a valid and legally binding agreement of ARI enforceable against ARI in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Authorizations and Consents.

(i) No Consents are required to be obtained or made by ARI in connection with the execution, delivery and performance of this Agreement or any Ancillary Documents to which ARI is, or is to be, a party or the consummation by ARI of the transactions contemplated hereby or thereby, and except for those for which the failure to obtain such Consents would not and would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

(ii) None of the execution, delivery or performance of this Agreement by ARI, the consummation by ARI of the transactions contemplated hereby or the compliance by ARI with any of the provisions of this Agreement will accelerate the performance required by, result in any termination, cancellation or modification of, or loss of benefit under, or violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which ARI is a party.

(d) No Violation. The execution and delivery by ARI of this Agreement and the Ancillary Documents to which ARI is a party, the consummation of the transactions contemplated hereby and thereby that are required to be performed by ARI and the compliance with the terms of this Agreement and the Ancillary Documents to which ARI is a party will not (a) conflict with or violate any provision of the charter or bylaws of ARI, or (b) conflict with or violate in any material respect any Law applicable to ARI or by which its properties are bound or affected.

(e) Other. The representations and warranties set forth in Sections 4.6, 4.7, 4.8, 4.9, 4.12, 4.13, 4.14 and 4.15 of the Merger Agreement are true and correct.

(f) Disclaimer. Notwithstanding anything to the contrary contained in this Agreement, neither ARI nor any of its Affiliates, representatives or advisors has made, or shall be deemed to have made, to Athene or any other Person any representation or warranty other than those expressly made by ARI in this Section 2.2.

ARTICLE III

Commitment to Purchase ARI Common Stock

3.1 Purchase of ARI Common Stock. Subject to the last sentence of this Section 3.1, Athene hereby agrees and irrevocably commits to purchase (or cause one or more of its Subsidiaries to purchase) shares of ARI Common Stock during the Purchase Period if, at any time and from time to time during the Purchase Period, the quoted price of the ARI Common Stock on the New York Stock Exchange (or, if the ARI Common Stock is not quoted on the New York Stock Exchange, the principal national securities exchange on which the ARI Common Stock is listed) is less than the Parent Common Stock Per Share Value (as defined in the Merger Agreement); provided, however, in no event shall Athene or its Subsidiaries, or any Agent acting on behalf of Athene or its Subsidiaries, be required to purchase any shares of ARI Common Stock pursuant to this Agreement if at any time the aggregate amount of ARI Common Stock purchased by Athene, its Subsidiaries and any Agent acting on behalf of Athene or any of its Subsidiaries under this Agreement is in excess of the Maximum Amount at such time; provided, further, that in no event shall Athene or any of its Subsidiaries or any Agent acting on behalf of Athene or any of its Subsidiaries be required to purchase shares of ARI Common Stock to the extent any such purchase would cause Athene or such Subsidiary or any Agent acting on behalf of Athene or any of its Subsidiaries to exceed the aggregate amount of ARI Common Stock that Athene is permitted to own pursuant to ARI’s charter and bylaws as in effect from time to time. All such purchases of ARI Common Stock shall be made in the open market at the then-current market price for shares of ARI Common Stock and shall be made only in accordance with the limitations and restrictions of Rule 10b-18 and any other restrictions imposed by either applicable Law or the terms of a 10b5-1 Plan. In no event shall Athene be required to purchase any ARI Common Stock pursuant to this Agreement if (i) the Merger Closing Date has not occurred by the Second Outside Date (as defined in the Merger Agreement), (ii) the conditions set forth in the Asset Purchase Agreement to the obligation of the Buyers (as defined in the Asset Purchase Agreement) to consummate the transactions contemplated by the Asset Purchase Agreement have not been satisfied or waived, or (iii) the conditions set forth in the Loan Agreement to the obligation of Athene to extend the financing pursuant to the Loan Agreement have not been satisfied or waived.

3.2 Stock Purchase Plan. In order to fulfill Athene’s purchase obligations described in Section 3.1, Athene shall, on or as promptly as practicable following the First Open Trading Day, adopt, enter into and not withdraw, terminate or take any action that would result in the termination of, a 10b5-1 Plan with one or more broker-dealers or other agents (any such broker-dealer, an “Agent”), except to the extent any such withdrawal, termination or action is required to comply with or avoid a violation of Rule 10b5-1. Prior to the date of the First Open Trading Day, ARI shall advise Athene in writing of the occurrence of the First Open Trading Day.

3.3 Certain Restrictions. Athene hereby agrees that, subject to the last sentence of this Section 3.3, for a period of 180 days following the purchase of any Purchased Share pursuant to this Agreement, it will not, and it will cause its Subsidiaries not to, directly or indirectly (alone or in concert with others) (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise transfer or dispose of such Purchased Share or any securities convertible into or exchangeable or exercisable for such Purchased Share, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequence of ownership of such Purchased Share, whether any such swap or transaction is to be settled by delivery of such Purchased Share or other securities, in cash or otherwise. The foregoing restrictions are expressly agreed to preclude Athene and its Subsidiaries from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a sale or disposition of the Purchased Shares even if such securities would be disposed of by someone other than Athene or an Affiliate thereof. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put option or put equivalent position or call option or call equivalent position) with respect to any of the Purchased Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Purchased Shares. This Section 3.3 shall not restrict any sale or other transfer of any Purchased Share to any of Athene’s Subsidiaries or to the extent required by any Governmental Entity.

ARTICLE IV

Additional Agreements

4.1 Consents and Approvals. Athene shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the transactions contemplated hereby, including (i) obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities necessary in connection with entering into this Agreement, any 10b5-1 Plan and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity necessary in connection with this Agreement, any 10b5-1 Plan and the consummation of the transactions contemplated hereby and thereby, and (ii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

4.2 Limitations on Purchases of ARI Common Stock. ARI shall not, and it shall cause each of its “affiliated purchasers” (as defined in Rule 10b-18) not to, directly or indirectly, purchase, offer to purchase or place any bid or limit order for the purchase of any ARI Common Stock or any securities convertible or exchangeable into or exercisable for, or the value of which is derived from, ARI Common Stock during the Purchase Period, except for any purchases made by Athene or a Subsidiary thereof pursuant to a 10b5-1 Plan contemplated hereby and otherwise pursuant to this Agreement.

4.3 Disclosure. From and after the date hereof, so long as this Agreement is in effect, Athene will not issue any press release, public statement or other disclosure to a third party with respect to this Agreement without the prior consent of ARI (which consent shall not be unreasonably withheld, conditioned or delayed), and ARI will not issue, or consent to the issuance by AMTG or any other Person of, any press release, public statement or other disclosure to a third party, including the information supplied by or on behalf of ARI for inclusion or incorporation by reference in the Proxy Statement (as defined in the Merger Agreement), with respect to the Asset Purchase Agreement, the Loan Agreement, this Agreement or Athene or any Subsidiary thereof without the prior written consent of Athene (which consent shall not be unreasonably withheld, conditioned or delayed), unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of the New York Stock Exchange or other exchange to issue or cause the publication of any press release or other announcement or disclosure with respect to the Mergers, this Agreement, the Asset Purchase Agreement or the Loan Agreement in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement or disclosure (including the Proxy Statement) and shall accept all reasonable additions, deletions or changes suggested thereto. For the avoidance of doubt and subject to the preceding sentence, ARI and Athene agree that ARI will disclose in the Proxy Statement Athene’s intention to establish the 10b5-1 Plan for the acquisition of ARI Common Stock as contemplated hereby.

4.4 Information to Agent. To the extent requested by Athene, ARI shall, prior to 8:00 a.m., New York City time on the first day of the Purchase Period, provide to Athene all information, other than publicly reported trading volumes, necessary for the Agent to calculate the maximum number of shares of ARI Common Stock that may be purchased as of the first day of the Purchase Period in accordance with the volume condition set forth in Rule 10b-18.

4.5 Notices to Agent.

(a) ARI shall notify each Agent in writing of the occurrence of the Purchase Period Start Date on, and in no event prior to, the Purchase Period Start Date.

(b) On any day in which the amount outstanding under the Loan Agreement is reduced, Athene shall notify each Agent in writing of such reduced outstanding amount; provided, that Athene shall not be required to deliver such notice if the amount outstanding under the Loan Agreement immediately prior to such reduction is less than or equal to $190,000,000.

(c) ARI shall notify each Agent in writing upon the occurrence of the Minimum Purchase on, and in no event prior to, the date on which the Minimum Purchase occurs.

(d) ARI shall notify each Agent in writing upon the occurrence of the Merger Closing Date on, and in no event prior to, the date on which the Merger Closing Date occurs.

ARTICLE V

Miscellaneous

5.1 Notices.

All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be deemed given if delivered to the applicable party (i) personally (notice deemed given upon receipt), (ii) telecopied (notice deemed given upon confirmation of receipt), (iii) sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery) or (iv) electronic mail (provided, that any such transmission by electronic mail shall be followed by a copy delivered in accordance with the foregoing clauses (i) or (iii)) (notice deemed given on the date sent if sent during normal business hours of the recipient, and on the next Business Day, if sent after normal business hours of the recipient). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, and a copy of each notice shall also be sent via e-mail.

If to ARI:	Apollo Commercial Real Estate Finance, Inc.
c/o Apollo Global Management, LLC
9 W. 57th Street, 43rd Floor
New York, NY 10019
Attn: Stuart A. Rothstein
Fax: (646) 219-3826
Email: srothstein@apollolp.com

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attn: Steven Epstein, Esq.
Abigail Bomba, Esq.
Fax: (212) 859-4000
Email: steven.epstein@friedfrank.com
abigail.bomba@friedfrank.com

If to Athene:	Athene USA Corporation
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attn: James Belardi
Fax: (310) 698-4481
Email: jbelardi@athene.com

With a copy (which shall not constitute notice) to:

Athene USA Corporation
c/o Athene Asset Management, L.P.
2121 Rosecrans Ave., Suite 5300
El Segundo, CA 90245
Attn: Legal Department
Fax: (310) 698-4481
Email: legal@athene.com

5.2 Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

5.3 Entire Agreement.

This Agreement, together with the Ancillary Documents, constitute the entire agreement of the parties relating to the subject matter hereof and supersede all prior contracts or agreements, whether oral or written.

5.4 Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances, or (ii) in any other jurisdiction, and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

5.5 Amendment.

Except as set forth in Section 5.16, neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Athene and ARI; provided, that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.

5.6 Effect of Waiver or Consent.

No waiver or consent, express or implied, by any party to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitation period has run.

5.7 Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

5.8 Assignability.

This Agreement shall not be assigned by any party without the prior written consent of the other party hereto; provided, however, that Athene may assign this Agreement to any Subsidiary thereof without ARI’s consent, it being understood that any such assignment shall not release Athene from any of its obligations under this Agreement.

5.9 Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Any Litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of Delaware in New Castle County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such Litigation; provided, that a final judgment in any such Litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Litigation in any federal or state court located in the State of Delaware in New Castle County, (b) any claim that any such Litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such Litigation. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Litigation.

5.10 No Other Duties.

The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, Law or equity, or under any principle of fiduciary obligation.

5.11 Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

5.12 Remedies.

All remedies, either under this Agreement or by Law or otherwise afforded to the parties hereunder, shall be cumulative and not alternative, and any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by Law, equity or otherwise.

5.13 Specific Performance.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

5.14 Counterparts.

This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

5.15 Further Assurance.

If at any time after the date hereof any further action is necessary or desirable to fully effect the transactions contemplated hereby or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

5.16 Termination.

This Agreement shall terminate automatically without any act or deed of either party upon the Asset Purchase Agreement or the Merger Agreement being terminated in accordance with its terms; provided, however, that this Agreement shall not terminate automatically upon the termination of the Asset Purchase Agreement by ARI pursuant to Section 10.1(d) or 10.1(e) of the Asset Purchase Agreement.

(signature pages follow)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

ATHENE USA CORPORATION

By: Athene Asset Management, L.P., its investment advisor

By: AAM GP Ltd., its General Partner

By:	/s/ James R. Belardi
Name:	James R. Belardi
Title:	Chief Executive Officer

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President and Chief Executive Officer

EXHIBIT A

FORM OF

10b5-1 PURCHASE PLAN AGREEMENT

[                         ], 2016

Purchaser:

This letter agreement (this “Letter Agreement”) confirms the terms and conditions under which Athene USA Corporation (the “Purchaser”) hereby establishes a plan (the “Plan”) to purchase shares of common stock, par value $0.01 (the “Securities”), of Apollo Commercial Real Estate Finance, Inc. (the “Issuer”), and under which [●] will act as its exclusive agent to execute the Plan.

1.	Appointment of [●]. The Purchaser hereby appoints [●] as its exclusive agent to purchase Securities pursuant to the Plan. It is the Purchaser’s intention that such purchases benefit from the safe harbor provided by Rule 10b-18 (“Rule 10b-18”) and the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) each promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the Plan and the transactions contemplated hereby comply with the requirements of paragraph (c)(1)(i)(B) of Rule 10b5-1, and the Purchaser acknowledges that the Purchaser may be an “affiliated purchaser” of the Issuer, as such term is defined in Rule 10b-18. Accordingly, the Purchaser hereby agrees that the terms of this Letter Agreement and the Plan shall be interpreted to comply with the requirements of such paragraph (c)(1)(i)(B) and that it shall not take, nor permit any person or entity under its control to take, any action that could jeopardize the availability of Rule 10b-18 for purchases of Securities under the Plan or result in such purchases not so complying with the requirements of such paragraph (c)(1)(i)(B). [●] agrees that it shall use good faith efforts to execute all purchases of Securities under this Letter Agreement in accordance with the timing, price and volume restrictions contained in subparagraphs (2), (3) and (4) of paragraph (b) of Rule 10b -18, taking into account the rules and practices of the principal exchange on which the Securities are traded (the “Principal Market”), it being understood that [●] shall not be responsible for delays between the execution and reporting of a trade in the Securities, any reporting errors of the Principal Market or third party reporting systems or other circumstances beyond [●]’s control.

2.	Term.

(a)	[●] is authorized to commence purchasing Securities on the first day following the Purchase Period Start Date (as defined in Annex A) provided that the Issuer delivers written notice of the Purchase Period Start Date to [●] on the Purchase Period Start Date (the “Start Date”), and this Letter Agreement and the Plan shall terminate upon the earliest of (the period from and including the Start Date to such termination, the “Plan Period”):

(i)	the expiration of the Purchase Period (as defined in Annex A);

(ii)	the completion of all purchases contemplated by the Plan;

(iii)	subject to Section 11 below, the receipt by either party from the other of written notice of termination;

(iv)	the existence of any legal or regulatory restriction that would prohibit any purchase pursuant to the Plan;

(v)	the public announcement (as defined in Rule 165(f) under the Securities Act of 1933, as amended) of any merger, acquisition, or similar transaction relating to the Issuer (other than any merger, acquisition, or similar transaction publicly announced prior to the Start Date) and any such transaction in which the Issuer is the acquiring party and the consideration consists solely of cash and there is no valuation period);

(vi)	the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Issuer or the Purchaser under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official with respect to the Issuer or the Purchaser, or the taking of any corporate action by the Issuer or the Purchaser to authorize or commence any of the foregoing;

(vii)	the failure of the Purchaser to comply with Section 7 hereof;

(viii)	the failure of the Issuer to provide notice of the Purchase Period Start Date to [●] on the Purchase Period Start Date; and

(ix)	any delay of the Purchase Period Start Date caused by or within the sole control of the Purchaser or as a result of sole consent provided by the Purchaser or any amendment to any of the Merger Agreement, the Asset Purchase Agreement or the Loan Agreement (each as defined in Annex A) in the Purchaser’s discretion or sole control or with the Purchaser’s sole consent causing a delay with respect to the Purchase Period Start Date or the Asset Purchase (as defined in Annex A).

(b)	If, as contemplated by paragraph (a)(iv) of this Section 2, at any time during the term of this Letter Agreement, any legal or regulatory restriction that is applicable to the Issuer, the Purchaser or the affiliates of the Issuer or the Purchaser would prohibit any purchase pursuant to the Plan, the Purchaser shall give [●] notice of such restriction as soon as practicable (such notice, a “Required Termination Notice”). Such notice shall not include any information about the nature of the restriction or its applicability to the relevant entity.

(c)	The Purchaser shall be solely responsible for any purchases made by [●] as the Purchaser’s agent prior to the termination of the Plan. In addition, if [●] receives notice of termination (including any Required Termination Notice) or of any of the termination events listed above, [●] shall nevertheless be entitled to make, and the Purchaser shall be solely responsible for, a purchase hereunder pursuant to a bid made before such notice was received by [●].

(d)	Sections 7 and 10 of this Letter Agreement shall survive any termination hereof.

3.	Purchases Outside Plan. The Purchaser (a) agrees that it shall not and (b) represents and warrants that it has agreed with the Issuer that the Issuer shall not, and the Issuer shall cause each of its “affiliated purchasers” (as defined in Rule 10b-18) not to, directly or indirectly (including in any similar purchase plan or any derivative transaction) purchase, offer to purchase or place any bid or limit order for the purchase of any Securities or any securities convertible or exchangeable into or exercisable for, or the value of which is derived from, the Securities during the Plan Period except under the Plan pursuant to this Letter Agreement. If the Purchaser becomes aware that the Issuer or any other affiliated purchaser of the Issuer has taken any such action during the Plan Period, the Purchaser shall so notify [●] as soon as practicable.

4.	Purchasing Procedures.

(a)	On each Trading Day during the Plan Period on which no Market Disruption Event (as defined below) occurs, [●] shall use commercially reasonable efforts to purchase as agent for the Purchaser and for the account of the Purchaser the lesser of (i) the maximum number of Securities that the Purchaser could purchase on such Trading Day in accordance with the volume condition set forth in Rule 10b-18 and (ii) the number of Securities, if any, that [●] is able, subject to market conditions and principles of best execution, to purchase as agent for the Purchaser and for the account of the Purchaser on such Trading Day using commercially reasonable means in accordance with the Plan guidelines set forth in Annex A hereto. [●] may purchase Securities on the Principal Market, any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise. Any numbers of Securities to be purchased (and any corresponding purchase price limits or ranges) set forth in Annex A shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Securities or any change in capitalization with respect to the Issuer or any similar event that occurs during the term of this Letter Agreement, as determined by [●] in good faith and a commercially reasonable manner.

A “Trading Day” is any day that the Principal Market is open for business and the Securities trade regular way on the Principal Market.

“Market Disruption Event” means that (i) there occurs any material (as reasonably determined by [●]) suspension of or limitation on trading by the Principal Market, (ii) there occurs any event that materially (as reasonably determined by [●]) disrupts or impairs the ability of market participants in general to effect transactions in or obtain market values for the Securities or futures or options contracts on the Securities or (iii) the Principal Market closes prior to its scheduled closing time for such Trading Day.

(b)	In the event that [●], in its discretion, determines that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related internal policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by [●]) for [●] to refrain from purchasing Securities or to purchase fewer than the number of Securities otherwise specified in the instructions provided by the Purchaser on any day, then [●] may, in its sole discretion, elect that the number of Securities purchased shall be reduced for such day to an amount determined by [●] in its discretion.

(c)	Any Securities purchased pursuant to the Plan shall be purchased under ordinary principles of best execution at the then-prevailing market price. Subject to the terms of the Plan as set forth herein (including Annex A hereto), [●] shall have full discretion with respect to the execution of all purchases, and the Purchaser acknowledges and agrees that the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether purchases of Securities are affected pursuant to the Plan. The Purchaser acknowledges and agrees that, in purchasing Securities pursuant to the Plan, [●] will be an independent contractor and will not be acting as the Purchaser’s trustee or fiduciary or in any similar capacity.

5.	Payment for and Delivery of Purchased Securities. Payment for Securities purchased, together with any applicable fees, shall be made by the Purchaser within one standard settlement cycle after the purchase. Purchased Securities will be held or delivered in accordance with instructions to be furnished by the Purchaser. [●] shall provide to the Purchaser purchase information daily as well as other market data the Purchaser reasonably requests.

6.	Compensation. For the services provided in this Letter Agreement, the Purchaser agrees to pay to [●] a fee of [●] for the Securities purchased pursuant to the terms of this Letter Agreement.

7.	Representations, Warranties and Agreements. The Purchaser represents and warrants to, and agrees with, [●] as follows:

(a)	This Letter Agreement and the transactions contemplated herein have been duly authorized by the Purchaser; this Letter Agreement is the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms; performance of the transactions contemplated herein will not violate any law, rule, regulation, order, judgment or decree applicable to the Purchaser or conflict with or result in a breach of or constitute a default under any agreement or instrument to which the Purchaser is a party or by which it or any of its property is bound or its certificate of incorporation or by-laws; and no governmental, administrative or official consent, approval, authorization, notice or filing is required for performance of the transactions contemplated herein.

(b)	As of the date of this Letter Agreement, the Purchaser is not aware of any material nonpublic information concerning the Securities or the business, operations or prospects of the Issuer.

(c)	The Purchaser is engaging [●] and entering into this Letter Agreement and the Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, including, without limitation, Rule 10b-5 under the Exchange Act. Until this Letter Agreement is terminated, the Purchaser agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the Securities.

(d)	The Purchaser is not entering into this Letter Agreement to create actual or apparent trading activity in the Securities (or any security convertible into or exchangeable for the Securities) or to raise or depress the price of the Securities (or any security convertible into or exchangeable for the Securities) for the purpose of inducing others to buy or sell Securities, and will not engage in any other securities or derivative transaction to such ends.

(e)	During the term of this Letter Agreement, neither the Purchaser nor its officers or employees shall, directly or indirectly, disclose to any person at [●] effecting purchases under the Plan any material nonpublic information regarding the Issuer or the Securities or any information regarding the Issuer or the Securities that could reasonably be expected to influence the execution of the Plan.

(f)	The Purchaser acknowledges that [●] is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A), respectively, of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge that each transaction under this Letter Agreement is intended to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and each payment or delivery of cash, Securities or other property or assets hereunder is a “settlement payment” within the meaning of Section 741(8) of the Bankruptcy Code, and the parties hereto are to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555 and 561 of the Bankruptcy Code.

(g)	Prior to 8:00 a.m., New York City time on the Start Date, the Purchaser shall provide to [●] all information, other than publicly reported trading volumes, necessary for [●] to calculate the maximum number of Securities that may be purchased as of the Start Date in accordance with the volume condition set forth in Rule 10b-18, and [●] shall be entitled to rely on such information so provided.

(h)	None of the Purchaser, the Issuer nor any of their respective affiliates or agents shall take any action that would cause Regulation M under the Exchange Act (“Regulation M”) to be applicable to any purchases of Securities, or any security for which the Securities are a reference security (as defined in Regulation M), by the Purchaser, the Issuer or any other affiliated purchasers (as defined in Regulation M) of the Issuer during the Plan Period.

(i)	The Purchaser shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Purchaser and the transactions contemplated hereby, including, without limitation, reporting and filing requirements. The Purchaser acknowledges and agrees that it is not relying, and has not relied, upon [●] or any affiliate of [●] with respect to the legal, accounting, tax or other implications of the Plan and the transactions contemplated thereby and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof. [●] has made no representation and has no obligation with respect to whether the Plan or the transactions contemplated thereunder qualify for the safe harbor provided by Rule 10b-18 or the affirmative defense provided by Rule 10b5-1.

8.	Disclosure of Acquisition Program. The Purchaser represents and warrants that the Issuer has publicly disclosed the Purchaser’s intention to establish the Plan for the acquisition of the Securities.

9.	Other Purchases by [●]. Nothing herein shall preclude the purchase by [●] of Securities for [●]’s own account, or the solicitation or execution of purchase or sale orders of Securities for the account of [●]’s clients.

10.

Indemnification. The Purchaser shall indemnify [●] and its affiliates against any liabilities or expenses (including reasonable out-of-pocket attorney’s fees and disbursements), or actions in respect of any liabilities or expenses, arising from the services furnished pursuant to this Letter Agreement including, but not limited to, liabilities and expenses arising by reason of any violation or alleged violation of any state or federal securities laws, except to the extent such liabilities or expenses result from the gross negligence or bad faith of [●] or its affiliates. The Purchaser shall also promptly reimburse [●] and its affiliates for all expenditures (including attorney’s fees and disbursements) made to investigate, prepare or defend any action or claim in respect of any such liability or expense, regardless of whether any litigation is pending or threatened against [●] or its affiliates. In addition, neither [●] nor its affiliates shall be liable in respect of any liabilities or expenses incurred by the Purchaser arising from or in connection with [●]’s role or services under this Letter Agreement, except to the extent any such liabilities or expenses result from the gross negligence or bad faith of [●] or its affiliates.

11.	Amendment, Modification, Waiver or Termination. Any amendment, modification or waiver of this Letter Agreement or the Plan must be effected in accordance with the requirements for the amendment of a “plan” as defined in paragraph (c) of Rule 10b5-1. Without limiting the generality of the foregoing, any amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act, and no such amendment or modification shall be made at any time at which the Purchaser is aware of any material nonpublic information concerning the Issuer or the Securities, it being understood that the Purchaser may terminate the Plan at a time when it is aware of material nonpublic information. The Purchaser acknowledges and agrees that any action taken by it that results in the termination of the Plan pursuant to Section 2 is subject to the principles set forth in this section.

12.	Notices. Any written communication shall be sent to the address specified below: and shall become effective upon receipt:

(a)	if to [●], to it at

[●]

[●]

[●]

Attention: [●]

Telephone: [●]

Facsimile: [●]

Email: [●]

or at such other address as may from time to time be designated by notice to the Purchaser in writing; and

(b)	if to the Purchaser, to it at

Athene USA Corporation

c/o Athene Asset Management, L.P.

2121 Rosecrans Ave., Suite 5300

El Segundo, CA 90245

Attention: James Belardi

Facsimile: 310-698-4492

Email: jbelardi@athene.com

With a copy to:

Athene USA Corporation

c/o Athene Asset Management, L.P.

2121 Rosecrans Ave., Suite 5300

El Segundo, CA 90245

Attention: James Belardi

Facsimile: 310-698-4492

Email: legal@athene.com

or at such other address as may from time to time be designated by notice to [●] in writing.

13.	Assignment. Neither party may assign its rights and obligations under this Letter Agreement to any other party; provided that [●] may assign its rights and obligations under this Letter Agreement to any subsidiary of [●].

14.

Governing Law. This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the law of the State of New York.

The parties hereto irrevocably submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to this Letter Agreement or the transactions contemplated hereby. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

If the foregoing correctly sets forth our agreement, please sign the form of acceptance below.

[●]

By:
Name:
Title:

Agreed to and accepted as of:

ATHENE USA CORPORATION

By:	Athene Asset Management, L.P., its investment manager

By:	AAM GP Ltd., its General Partner

By:
Name:
Title:

ANNEX A

Defined Terms

“Asset Purchase” means the purchase by the buyers under the Asset Purchase Agreement of, or the buyers’ failure to purchase when required by the Asset Purchase Agreement, assets having an aggregate market value of at least $500,000,000 pursuant to the Asset Purchase Agreement.

“Asset Purchase Agreement” means the Asset Purchase and Sale Agreement, dated as of February 26, 2016, by and among, Athene Annuity & Life Assurance Company, Athene Annuity and Life Company and the Issuer.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York.

“Conditional Amount” means (i) from the Purchase Period Start Date through the third (3rd) Business Day after the Merger Closing Date, $5,000,000 and (ii) after the third (3rd) Business Day following the Merger Closing Date, $0; provided that if the Asset Purchase occurs on or prior to the third (3rd) Business Day following the Merger Closing Date and the Issuer has delivered notice thereof to [●] on the date of the Asset Purchase, then, from and after the date of the Asset Purchase, the Conditional Amount shall be $20,000,000.

“Loan Agreement” means the Loan Agreement, dated as of [●], by and among the Issuer, Arrow Merger Sub, Inc. and the Purchaser.

“Maximum Amount” means an amount equal to the lesser of (i) $210,000,000 minus the Outstanding Loan Amount and (ii) the Conditional Amount, excluding any amounts payable in respect of commissions (including any fee described in Section 6).

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 26, 2016, by and among the Issuer, Apollo Residential Mortgage, Inc., and Arrow Merger Sub, Inc.

“Merger Closing Date” means the closing date of the mergers contemplated by the Merger Agreement, as specified in a written notice provided by the Issuer to [●] on the Merger Closing Date.

“Outstanding Loan Amount” means the amount outstanding under the Loan Agreement, which shall be $200,000,000 or, if such amount is reduced at any time, such lesser amount as specified in a written notice provided by the Purchaser to [●].

“Purchase Period” means the period commencing on the first day following the Purchase Period Start Date and continuing through the end of the thirtieth (30th) Trading Day following such day.

“Purchase Period Start Date” means the date of the latest to occur of (i) the Merger Closing Date, (ii) the date on which the conditions set forth in the Asset Purchase Agreement to the obligation of the buyers thereunder to consummate the transactions contemplated by the Asset Purchase Agreement have been satisfied and (iii) the date on which the conditions set forth in the Loan Agreement to the obligation of the Purchaser to extend the financing pursuant to the Loan Agreement have been satisfied.

Plan Guidelines

Subject to the other restrictions set forth in this Letter Agreement, including without limitation Section 4(a) and the proviso at the end of this paragraph, [●] shall purchase as many shares of the Securities as possible during the Purchase Period on the Principal Market; provided that (i) the purchase price for the Securities is less than $[●] per share and (ii) no Securities will be purchased at any time that the aggregate amount of Securities purchased pursuant to the Plan is in excess of the Maximum Amount as of such time.

Annex E

February 26, 2016

ACREFI Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Jessica Lomm

ACREFI Operating, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Stuart A. Rothstein

Dear Sirs:

Reference is hereby made to that certain Management Agreement, dated as of September 29, 2009 (as amended or modified from time to time, the “ARI Management Agreement”), by and among Apollo Commercial Real Estate Finance, Inc. (the “Company”), ACREFI Operating, LLC and ACREFI Manager, LLC (the “ACREFI Manager”) and that certain Management Agreement, dated as of July 27, 2011 (as amended or modified from time to time, the “AMTG Management Agreement”), by and among Apollo Residential Mortgage, Inc. (“AMTG”), ARM Operating, LLC and ARM Manager, LLC (the “ARM Manager”).

On or about the date hereof, the Company intends to enter into an Agreement and Plan of Merger by and among the Company, Arrow Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and AMTG (the “Merger Agreement”), pursuant to which (subject to the terms and conditions thereof), (i) Merger Sub shall be merged with and into AMTG, with AMTG as the surviving entity in such merger, and (ii) promptly thereafter, AMTG shall be merged with and into the Company, with the Company as the surviving entity in such merger (such mergers, the “Mergers”). Capitalized terms used but not defined herein have the meanings set forth in the ARI Management Agreement.

In connection with the Company’s entry into the Merger Agreement, the Company has requested that the ACREFI Manager enter into this letter agreement to set forth certain agreements and understandings between the Company and the ACREFI Manager. Intending to be legally bound hereby, the ACREFI Manager hereby acknowledges and irrevocably agrees as follows:

1. Upon the closing of the Mergers, the AMTG Management Agreement shall be assigned to the Company as a successor organization to AMTG in accordance with Section 14(a) of the AMTG Management Agreement (the “Assignment”). Under the terms of the AMTG Management Agreement, following the Assignment, the Company will be bound by the AMTG Management Agreement.

2. The parties agree that with effect from the date on which the Mergers become effective, an amount calculated in accordance with Schedule A hereto will be added to Stockholders’ Equity for purposes of calculating the Base Management Fee (as defined in the ARI Management Agreement) due to the ACREFI Manager under the ARI Management Agreement. The parties further agree that from and after the consummation of the Mergers, on each occasion on which the Company (as successor in interest to AMTG) is required, pursuant to the terms of the AMTG Management Agreement, to pay to ARM Manager the Base Management Fee provided for in the AMTG Management Agreement with respect to the calendar quarter then most recently ended, (to the extent actually paid or payable, the “ARM Base Management Fee Amount”), each such ARM Base

Management Fee Amount shall offset, and thereby reduce (but not below zero), the Company’s obligation to pay the Base Management Fee provided for in the ARI Management Agreement with respect to the same calendar quarter.

3. Until the closing of the Mergers or earlier termination of the Merger Agreement in accordance with its terms, the ACREFI Manager shall perform (or cause to be performed) such services and activities, for or on behalf of the Company, and as reasonably requested by the Company or its representatives, as may be necessary or appropriate to enable the Company to consummate the Mergers and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof, including without limitation assisting the Company and its Subsidiaries and their respective representatives, agents and advisors in performing and complying with the Company’s obligations under the Merger Agreement.

4. In consideration of the services provided and to be provided by the ACREFI Manager and its affiliates prior to and after the date of this letter agreement in respect of the Mergers and the other actions contemplated pursuant to the Merger Agreement, in addition to any amounts otherwise payable under the ARI Management Agreement, the Company shall pay to the ACREFI Manager an amount equal to $150,000 per month on the first business day of each calendar month occurring after the date hereof and continuing until the consummation of the Mergers; provided, however, that in no event shall the Company pay an aggregate amount to the ACREFI Manager pursuant to this letter agreement in excess of $500,000.

This letter agreement and the rights and obligations of the parties under this letter agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflicts of law principles to the contrary.

The parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by any of them of the provisions of this letter agreement and each hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

The terms of this letter agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this letter agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective successors and permitted assigns) any legal or equitable right, remedy or claim under or in respect of this letter agreement or any provisions contained herein, as a third party beneficiary or otherwise. No supplement, modification, waiver or amendment of this letter agreement shall be binding with respect to any party hereto unless the same shall be in writing and duly executed by such party.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This letter agreement shall become binding when one or more counterparts of this letter agreement, individually or take together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Reminder of Page Intentionally Blank]

Sincerely,

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
	Name:	Stuart A. Rothstein
	Title:	President and Chief Executive Officer

ACREFI OPERATING, LLC
By:	Apollo Commercial Real Estate Finance, Inc.
its Sole and Managing Member

By:	/s/ Stuart A. Rothstein
	Name:	Stuart A. Rothstein
	Title:	President and Chief Executive Officer

[Signature Page to Letter Agreement]

AGREED AND ACCEPTED
AS OF THE DATE FIRST WRITTEN ABOVE:

ACREFI MANAGEMENT, LLC

By:	/s/ Jessica Lomm
	Name:	Jessica Lomm
	Title:	Vice President

[Signature Page to Letter Agreement]

Schedule A

The following amount shall be added to Stockholders’ Equity for purposes of calculating the Base Management Fee (as defined in the ARI Management Agreement) due to the ACREFI Manager under the ARI Management Agreement upon closing of the Mergers:

Amount = $396,950,000

Annex F

February 26, 2016

ARM Manager, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Jessica L. Lomm

ARM Operating, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Michael A. Commaroto

Dear Sir and Madam:

Reference is hereby made to that certain Management Agreement, dated as of July 21, 2011 (the “Management Agreement”), by and among Apollo Residential Mortgage, Inc. (the “Company”), ARM Operating, LLC and ARM Manager, LLC (the “Manager”).

On or about the date hereof, the Company intends to enter into an Agreement and Plan of Merger, by and among Apollo Commercial Real Estate Finance, Inc. (“ARI”), Arrow Merger Sub, Inc., a wholly-owned subsidiary of ARI (“Merger Sub”), and the Company (the “Merger Agreement”), pursuant to which (subject to the terms and conditions thereof), (i) Merger Sub shall be merged with and into the Company, with the Company as the surviving entity in such merger, and (ii) promptly thereafter, the Company shall be merged with and into ARI, with ARI as the surviving entity in such merger (such mergers, the “Mergers”). Capitalized terms used but not defined herein have the meanings set forth in the Management Agreement.

In connection with the Company’s entry into the Merger Agreement, the Company has requested that the Manager enter into this letter agreement to set forth certain agreements and understandings between the Company and the Manager. Intending to be legally bound hereby, the Manager hereby acknowledges and irrevocably agrees as follows: (i) addition to its continuing service under the Management Agreement, commencing on the date hereof and continuing until the closing of the Mergers or earlier termination of the Merger Agreement in accordance with its terms, Manager shall perform (or cause to be performed) such services and activities, for or on behalf of the Company and as reasonably requested by the Company or its representatives, as may be necessary or appropriate to enable the Company to consummate the Mergers and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof, including without limitation assisting the Company and its Subsidiaries and their respective representatives, agents and advisors in performing and complying with the Company’s obligations under the Merger Agreement and (ii) with effect from the date on which the Mergers become effective, Stockholders’ Equity (as defined in the Management Agreement) will be adjusted in accordance with Schedule A hereto..

This letter agreement and the rights and obligations of the parties under this letter agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflicts of law principles to the contrary.

The parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by any of them of the provisions of this letter agreement and each hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

The terms of this letter agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this letter agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective successors and permitted assigns) any legal or equitable right, remedy or claim under or in respect of this letter agreement or any provisions contained herein, as a third party beneficiary or otherwise. No supplement, modification, waiver or amendment of this letter agreement shall be binding with respect to any party hereto unless the same shall be in writing and duly executed by such party.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall constitute one and the same instrument. This letter agreement shall become binding when one or more counterparts of this letter agreement, individually or taken together, shall bear the signature of all of the parties reflected hereon as the signatories.

[Reminder of Page Intentionally Blank]

Sincerely,

APOLLO RESIDENTIAL MORTGAGE, INC.

By:	/s/ MICHAEL A. COMMAROTO
Name: MICHAEL A. COMMAROTO
Title: PRESIDENT and CHIEF EXECUTIVE OFFICER

[Signature Page to Letter Agreement]

AGREED AND ACCEPTED
AS OF THE DATE FIRST WRITTEN ABOVE:

ARM MANAGER, LLC

By:	/s/ JESSICA LOMM
Name: JESSICA LOMM
Title: VICE PRESIDENT

ARM OPERATING, LLC

By:	/s/ MICHAEL A. COMMAROTO
Name: MICHAEL A. COMMAROTO
Title: PRESIDENT and CHIEF EXECUTIVE OFFICER

[Signature Page to Letter Agreement]

Schedule A

The following amount shall be deemed to be the amount of Stockholders’ Equity for purposes of calculating the Management Fee (as defined in the Management Agreement) due to the Manager under the Management Agreement with effect from the date on which the Mergers become effective:

Amount = $0

Annex G

February 25, 2016

Special Committee of the

Board of Directors

Apollo Residential Mortgage, Inc.

c/o Apollo Global Management, Inc.

9 West 57th Street

43rd Floor

New York, NY 10019

Members of the Special Committee of the Board:

We understand that Apollo Residential Mortgage, Inc. (the “Company”), Apollo Commercial Real Estate Finance, Inc. (the “Buyer”) and Arrow Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated February 25, 2016 (the “Merger Agreement”), which provides, among other things, for the merger of Acquisition Sub with and into the Company, with the Company as the surviving entity (the “First Merger”), followed promptly by a merger of the Company with and into the Buyer, with the Buyer as the surviving entity (the “Second Merger” and together with the First Merger, the “Mergers”). Pursuant to the Mergers, each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, but excluding shares of Company Common Stock (a) held in treasury, (b) held by the Buyer or Acquisition Sub, or (c) held by any subsidiary of the Buyer, Acquisition Sub or the Company (such shares, the “Excluded Shares”), will be converted into the right to receive: (i) 0.4183 shares of common stock, par value $0.01 per share (the “Buyer Common Stock”), of the Buyer (assuming an aggregate issuance of 13.40 million shares of Buyer Common Stock and that 32.03 million shares of Company Common Stock are issued and outstanding on a fully diluted basis (the “Fully Diluted Company Shares”) as of the date that is three business days prior to the mailing of the Proxy Statement (as defined in the Merger Agreement) to holders of shares of Company Common Stock (the “Pricing Date”)) (the “Per Share Common Stock Merger Consideration”); (ii) an amount of cash equal to (A) 89.25% of the Company’s book value per share of Company Common Stock as of the Pricing Date less (B) the value of the Per Share Common Stock Merger Consideration (based on a value of $16.75 per share of Buyer Common Stock) less (C) the per share amount of any dividend that, under the terms of the Merger Agreement, is paid by the Company to holders of shares of Company Common Stock between the Pricing Date and the consummation of the Mergers (the “Per Share Common Cash Merger Consideration”); and (iii) in the event the consummation of the Mergers does not occur within forty-five (45) days of the Pricing Date, an amount of cash equal to (A) three percent (3%) of the Company’s book value on an annualized basis accruing daily beginning on and including the 45th day following the Pricing Date and ending on , but excluding, the last business day prior to the date of the consummation of the Mergers divided by (B) the Fully Diluted Company Shares (the “Per Share Adjustment Amount” and together with the Per Share Common Stock Merger Consideration and the Per Share Common Cash Merger Consideration, the “Per Common Share Merger Consideration”). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Per Common Share Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than holders of the Excluded Shares).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data, including information regarding the net equity book value, concerning the Company and the Buyer, respectively;

3)	Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively;

4)	Discussed the past and current operations and financial condition and the prospects of the Company, including a range of estimates for outcomes and risks associated with a liquidation of the Company, with senior executives of the Company;

5)	Discussed the past and current operations and financial condition and the prospects of the Buyer with senior executives of the Buyer, including the Buyer’s plans to liquidate some of the Company’s assets and reduce the Company’s liabilities;

6)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

7)	Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

8)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

9)	Participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

10)	Reviewed the Merger Agreement and certain related documents; and

11)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. We have also assumed that the definitive Merger Agreement will not differ in any material respect from the draft furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory and other approvals and consents required for the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Mergers. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their respective legal, tax, and regulatory advisors, if any, with respect to legal, tax and regulatory matters. We are not experts in the evaluation of allowance for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses at the Company or the Buyer, nor have we examined any individual loan credit files of the Company or the Buyer (nor have we been requested to conduct such a review), and, as a result, we have assumed that the aggregate allowance for loan losses of the Company and the Buyer is adequate. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the Mergers.

We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party (other than the Buyer) with respect to an acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any party (other than the Buyer) regarding a possible acquisition of the Company or certain of its constituent businesses.

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Mergers and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Mergers. In the two years prior to the date hereof, we have provided financial advisory and financing services for Apollo Global Management, LLC, Athene Holding Ltd. and the Company and their respective affiliates and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer and its affiliates in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, Apollo Global Management, LLC, Athene Holding Ltd. and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Mergers, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Special Committee of the Board of Directors and the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Mergers if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Mergers or at any time and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Mergers.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Per Common Share Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than holders of the Excluded Shares).

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Christian Lown

Christian Lown Managing Director

Annex H

OPINION OF HOULIHAN LOKEY CAPITAL, INC.

February 25, 2016

The Special Committee of the Board of Directors

Apollo Commercial Real Estate Finance, Inc.

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Dear Special Committee:

We understand that Apollo Commercial Real Estate Finance, Inc. (“ARI”), Arrow Merger Sub, Inc., a wholly owned subsidiary of ARI (“Merger Sub”), and Apollo Residential Mortgage, Inc. (“AMTG”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Merger Sub will be merged with and into AMTG (the “First Merger”), with AMTG surviving the First Merger and as a result of which AMTG will become a wholly owned subsidiary of ARI, and each outstanding share of the common stock, par value $0.01 per share, of AMTG (“AMTG Common Stock”) will be converted into the right to receive a pro rata portion of consideration consisting of cash and shares of the common stock, par value $0.01 per share, of ARI (“ARI Common Stock”) equal to 89.25% of the common book value of AMTG determined in accordance with the methodologies and a pricing date contemplated by the Merger Agreement (such per share consideration, the “Consideration”), subject to certain adjustments provided for in the Merger Agreement (as to which adjustments we express no opinion).

We have been advised that, as contemplated by the Merger Agreement and the Asset Purchase and Sale Agreement (the “Asset Purchase Agreement” and, together with the Merger Agreement, the “Agreements”) proposed to be entered into among Athene Annuity and Life Company (“Athene Iowa”), Athene Annuity & Life Assurance Company (together with Athene Iowa, “Athene”) and ARI, among other things, (i) promptly following the First Merger, AMTG will be merged with and into ARI (the “Second Merger” and, together with the First Merger, the “Mergers”), with ARI as the surviving corporation, pursuant to which shares of 8.00% Series A cumulative redeemable perpetual preferred stock, par value $0.01 per share, of AMTG (“AMTG Preferred Stock”) outstanding immediately prior to the effective time of the First Merger, which will remain outstanding as a result of the First Merger, will automatically convert in the Second Merger into one share of 8.00% Series C cumulative redeemable perpetual preferred stock, par value $0.01 per share, of ARI (“ARI Preferred Stock”), (ii) concurrently with or promptly following the Mergers, certain assets held by AMTG, including certain principal, interest or other proceeds with respect to such assets, will be sold to Athene (the “Asset Sale Transaction”) for cash consideration, (iii) following consummation of the Asset Sale Transaction, Athene will be required for a specified period to purchase shares of ARI Common Stock in the open market at market prices in the event that the price of ARI Common Stock falls below $16.75 per share (the “Stock Purchase Transactions”) and (iv) in connection with the First Merger, Athene will provide acquisition financing to ARI for a portion of the cash component of the Consideration payable by ARI in the First Merger (such financing, together with the Second Merger, the Asset Sale Transaction, the Stock Purchase Transactions and the other transactions contemplated by the Agreements and related documents (other than the First Merger), the “Related Transactions”). The terms and conditions of the First Merger and the Related Transactions are more fully set forth in the Agreements and related documents.

The Special Committee (the “Special Committee”) of the Board of Directors of ARI (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee as to whether, as of the date hereof, the Consideration to be paid by ARI in the First Merger is fair to ARI from a financial point of view.

The Special Committee of the Board of Directors

Apollo Commercial Real Estate Finance, Inc.

February 25, 2016

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed a draft dated February 25, 2016 of the Merger Agreement and drafts of certain related documents;

2.	reviewed certain publicly available business and financial information relating to AMTG and ARI that we deemed to be relevant;

3.

reviewed certain information relating to the assets and liabilities of AMTG (including prices at which such assets were traded relative to carrying value) and the historical, current and future operations, financial condition and prospects of ARI made available to us by the external managers of AMTG and ARI, including estimates of the external manager of ARI as to the net liquidation value of the assets of AMTG;

4.

spoken with certain members of the external managers of AMTG and ARI and certain of their respective representatives and advisors regarding the respective businesses, operations, financial condition and prospects of AMTG and ARI and regarding the First Merger, the Related Transactions and related matters;

5.	compared the financial and operating performance of AMTG and ARI with that of other public companies that we deemed to be relevant;

6.

reviewed the current and historical market prices and trading volume for AMTG Common Stock and ARI Common Stock, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

7.

reviewed certain potential pro forma financial effects of the First Merger and the Related Transactions on the common book value per share of ARI utilizing financial projections and other estimates prepared by or discussed with the external manager of ARI relating to ARI for the fiscal years ending December 31, 2016 through December 31, 2018 and the estimates relating to AMTG referred to above; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

In reaching our conclusions hereunder, at the direction of the Special Committee, we have evaluated AMTG and the Consideration after giving effect to the First Merger and the Related Transactions on a pro forma liquidation value basis given ARI’s plan to liquidate substantially all of the assets of AMTG. We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, the external manager of ARI has advised us, and we have assumed, at the direction of the Special Committee, that the financial projections and other estimates utilized in our analyses have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such external manager as to the net liquidation value of the assets of AMTG (including the assets contemplated to be sold pursuant to the Asset Sale Transaction), the future financial results and condition of ARI and the other matters covered thereby. We express no opinion with respect to any such projections or estimates utilized in our analyses or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects of AMTG or ARI since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and

The Special Committee of the Board of Directors

Apollo Commercial Real Estate Finance, Inc.

February 25, 2016

that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We further have relied upon, without independent verification, the assessments of the external manager of ARI as to, among other things, (i) the Related Transactions, including with respect to the timing thereof and the assets, liabilities and financial and other terms involved, (ii) the aggregate common book value of AMTG and the liquidation value of the assets of AMTG, including the timing of and the assets, liabilities and financial and other terms involved in any liquidation of such assets, and (iii) the potential impact on AMTG and ARI of certain market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to, the mortgage and real estate markets and related credit and financial markets, including the potential impact of mortgage loan modification and refinancing programs or other regulatory or legislative matters applicable to AMTG or ARI. We have assumed that there will be no developments with respect to any such matters that would have an adverse effect on AMTG, ARI, the First Merger or the Related Transactions or that would otherwise be material to our analyses or this Opinion.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreements and all other related documents and instruments are true and correct, (b) each party to the Agreements and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the First Merger and the Related Transactions will be satisfied without waiver thereof, and (d) the First Merger and the Related Transactions will be consummated in a timely manner in accordance with the terms described in the Agreements and such other related documents and instruments, without any amendments or modifications thereto. We also have assumed, at the direction of the Special Committee, that the First Merger and the Related Transactions will qualify, as applicable, for the intended tax treatment contemplated by the Merger Agreement. We further have relied upon and assumed, without independent verification, that (i) the First Merger and the Related Transactions will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations and relevant documents and other requirements, (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the First Merger and the Related Transactions will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an adverse effect on AMTG, ARI, the First Merger or the Related Transactions or that would otherwise be material to our analyses or this Opinion and (iii) AMTG and ARI each has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT and the First Merger and the Related Transactions will not adversely affect the status or operations of AMTG or ARI. We have relied upon and assumed, without independent verification, at the direction of the Special Committee, that (A) any alternative transaction structure or adjustment to the Consideration (whether as a result of a delay in the consummation of the First Merger or otherwise) will not be material to our analyses or this Opinion, (B) the value of the assets of AMTG to be sold in the Asset Sale Transaction will be based on the purchase price payable for such assets as set forth in the Asset Purchase Agreement and substantially all of the remaining assets of AMTG will be liquidated following consummation of the First Merger and the Related Transactions such that AMTG will no longer be operated as a going-concern and (C) there are appropriate reserves, indemnification arrangements or other provisions with respect to the liabilities of or relating to AMTG and no liabilities that are contemplated to be excluded as a result of the Related Transactions or otherwise will be directly or indirectly assumed or incurred by ARI. In addition, we have relied upon and assumed, without independent verification, that the final Merger Agreement and related documents when executed will not differ in any material respect from the drafts of the Merger Agreement and such related documents identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet or otherwise) of AMTG, ARI or any other entity nor were we provided with any

The Special Committee of the Board of Directors

Apollo Commercial Real Estate Finance, Inc.

February 25, 2016

such appraisal. We do not express any opinion regarding the liquidation value of ARI or any other entity. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which AMTG, ARI or any other entity is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which AMTG, ARI or any other entity is or may be a party or is or may be subject.

We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties (other than AMTG and Athene) with respect to the First Merger or any Related Transactions, the securities, assets, businesses or operations of AMTG, ARI or any other party, or any alternatives to the First Merger or any Related Transactions, or (b) advise the Special Committee or any other party with respect to alternatives to the First Merger or any Related Transactions. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of ARI Common Stock or ARI Preferred Stock actually will be when issued pursuant to the First Merger and the Related Transactions or the price or range of prices at which ARI Common Stock, ARI Preferred Stock, AMTG Common Stock or AMTG Preferred Stock may be purchased or sold, or otherwise be transferable, at any time.

This Opinion is furnished for the use of the Special Committee (in its capacity as such) in connection with its evaluation of the First Merger. This Opinion is not intended to be, and does not constitute, a recommendation to the Special Committee, the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the First Merger, any Related Transactions or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, AMTG, ARI or any other party that may be involved in the First Merger or any Related Transactions and their respective affiliates or any currency or commodity that may be involved in the First Merger or any Related Transactions.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Apollo Global Management, LLC (“Apollo”), or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Apollo (collectively, with Apollo, the “Apollo Group”), for which Houlihan Lokey and such affiliates have received, and may receive, compensation, including, among other things, (a) having acted as financial advisor to PlayPower, Inc., then a member of the Apollo Group, in connection with its sale transaction, which transaction closed in June 2015, (b) having acted as financial advisor to a special committee of the board of directors of Genco Shipping & Trading Limited (“Genco”), a member of the Apollo Group, in connection with Genco’s merger transaction, which transaction closed in July 2015, (c) having acted as financial advisor to a special committee of the board of directors of Athene Holding Ltd., a member of the Apollo Group, in 2014, and (d) having acted as financial advisor to Apollo Management International LLP, a member of the Apollo Group, as a financing party, in connection with its review of a sale transaction involving Alpine-Energie Holding AG, which transaction closed in April 2014. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to ARI, members of the Apollo Group, other participants in the First Merger and the Related Transactions or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have

The Special Committee of the Board of Directors

Apollo Commercial Real Estate Finance, Inc.

February 25, 2016

committed to invest in private equity or other investment funds managed or advised by the Apollo Group, other participants in the First Merger and the Related Transactions or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the Apollo Group, other participants in the First Merger and the Related Transactions or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, ARI, members of the Apollo Group, other participants in the First Merger and the Related Transactions or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has been engaged as financial advisor to the Special Committee in connection with, and has participated in the negotiations leading to, the First Merger and will receive fees for such services, of which a portion was payable upon Houlihan Lokey’s engagement by the Special Committee and the principal portion is contingent upon consummation of the First Merger. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the First Merger or any Related Transactions. In addition, ARI has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Special Committee, the Board, ARI, its security holders or any other party to proceed with or effect the First Merger or any Related Transactions, (ii) any aspects relating to the operations of AMTG or ARI following consummation of, or the pro forma effects of, the First Merger or any Related Transactions, (iii) the fairness, from a financial point of view or otherwise, of the consideration to be paid or received in any Related Transactions, including upon liquidation of any assets of AMTG, (iv) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion, aspect or implication of, the First Merger (other than the Consideration to the extent expressly specified herein), the Related Transactions or otherwise, including, without limitation, any terms, aspects or implications of any debt financing, hedging, derivatives, repurchase, assignment, cooperation or other agreements or arrangements to be entered into in connection with or contemplated by the First Merger, any Related Transactions or otherwise, (v) the fairness of any portion or aspect of the First Merger or any Related Transactions to the holders of any class of securities, creditors or other constituencies of ARI or AMTG or to any other party, (vi) the relative merits of the First Merger or any Related Transactions as compared to any alternative business strategies or transactions that might be available with respect to ARI, AMTG (including the assets thereof upon liquidation or otherwise) or any other party, (vii) the fairness of any portion or aspect of the First Merger or any Related Transactions to any one class or group of security holders or other constituents vis-à-vis any other class or group of security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (viii) whether or not ARI, AMTG, their respective security holders or any other party is receiving or paying reasonably equivalent value in the First Merger or any Related Transactions, (ix) the solvency, creditworthiness or fair value of AMTG, ARI or any other participant in the First Merger or any Related Transactions, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (x) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the First Merger or any Related Transactions, any class of such persons or any other party, relative to the Consideration or otherwise, including any promote fee or other amount payable to the external managers of AMTG and ARI.

The Special Committee of the Board of Directors

Apollo Commercial Real Estate Finance, Inc.

February 25, 2016

Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with the consent of the Special Committee, on the assessments by the Special Committee, the Board, the external managers of AMTG and ARI and their respective advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to AMTG, ARI, the First Merger, any Related Transactions or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be paid by ARI in the First Merger is fair to ARI from a financial point of view.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

Annex I

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

ARTICLES SUPPLEMENTARY

8.00% SERIES C CUMULATIVE REDEEMABLE

PERPETUAL PREFERRED STOCK

Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) pursuant to Section 6.3 of Article VI of the charter of the Corporation (the “Charter”), the Board of Directors and a duly-authorized committee thereof (the “Pricing Committee”) have classified and designated 6,900,000 of the authorized but unissued shares of preferred stock, $0.01 par value per share, of the Corporation as shares of a separate class of preferred stock, designated as 8.00% Series C Cumulative Redeemable Perpetual Preferred Stock, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth herein, which upon any restatement of the Charter, shall become a part of Article VI of the Charter, with any necessary or appropriate changes to the enumeration of sections or subsections hereof. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Charter.

8.00% Series C Cumulative Redeemable Perpetual Preferred Stock

1. Designation and Number. A class of preferred stock, designated as the “8.00% Series C Cumulative Redeemable Perpetual Preferred Stock” (the “Series C Preferred Stock”), is hereby established. The par value of the Series C Preferred Stock is $0.01 per share. The number of shares of Series C Preferred Stock shall be 6,900,000.

2. Ranking. The Series C Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the common stock, $0.01 par value per share, of the Corporation (the “Common Stock”) and any other class or series of stock the Corporation may now or hereafter authorize or issue, the terms of which provide that such stock ranks, as to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Corporation, junior to the Series C Preferred Stock (“Junior Stock”), (b) on a parity with the Corporation’s 8.625% Series A Cumulative Redeemable Perpetual Preferred Stock, the Corporation’s 8.00% Fixed-to-Floating Series B Cumulative Redeemable Perpetual Preferred Stock and any class or series of stock the Corporation may authorize or issue in the future that, pursuant to the terms thereof, ranks on parity with the Series C Preferred Stock as to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Corporation (collectively, “Parity Stock”) and (c) junior to any class or series of stock the Corporation may authorize or issue in the future that, pursuant to the terms thereof, rank senior to the Series C Preferred Stock as to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Corporation (“Senior Stock”).

3. Dividends.

(a) Holders of the then outstanding shares of Series C Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 8.00% per annum of the $25.00 Liquidation Preference (as defined below) per share of Series C Preferred Stock (equivalent to $2.00 per annum per share).

(b) Dividends on each outstanding share of Series C Preferred Stock shall be cumulative from and including [●], 2016 (the “Series C Initial Dividend Date”) and shall be payable (i) for the period from the Series C Initial Dividend Date to, but not including, [●], 2016, on [●], 2016, and (ii) for each subsequent quarterly dividend period commencing on the last day of each of January, April, July and October and ending on, and including, the day before the first day of the next succeeding dividend period, quarterly in equal amounts in arrears on the last day of each April, July, October and January, commencing on [●], 2016 (each such day in clauses (i) and (ii) above being hereinafter called a “Series C Dividend Payment Date”) at the then applicable annual rate; provided, however, that if any Series C Dividend Payment Date falls on any day other than a Business Day (as hereinafter defined), the dividend that would otherwise have been payable on such Series C Dividend Payment Date shall be paid on the immediately preceding Business Day with the same force and effect as if paid on such Series C Dividend Payment Date. Each dividend is payable to holders of record as they appear on the stock records of the Corporation at the close of business on the record date, not exceeding 45 days preceding the applicable Series C Dividend Payment Date, as shall be fixed by the Board of Directors. Notwithstanding any provision to the contrary contained herein, (i) the dividend payable on each share of Series C Preferred Stock outstanding on any Series C Dividend Record Date shall be equal to the dividend paid with respect to each other share of Series C Preferred Stock that is outstanding on such Series C Dividend Record Date and (ii) dividends shall accumulate from the Series C Initial Dividend Date or the most recent Series C Dividend Payment Date to which full cumulative dividends have been paid, whether or not in any such dividend period or periods there shall be funds legally available for the payment of such dividends, whether the Corporation has earnings or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock that may be in arrears. Holders of the Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series C Preferred Stock. Dividends payable on the Series C Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series C Preferred Stock for each full dividend period will be computed by dividing the applicable annual dividend rate by four. After full cumulative distributions on the Series C Preferred Stock have been paid, the holders of Series C Preferred Stock will not be entitled to any further distributions with respect to that dividend period.

(c) No dividends on the Series C Preferred Stock shall be authorized by the Board of Directors or declared, paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization declaration, payment or setting apart for payment shall be restricted or prohibited by law, except distributions required to preserve the Corporation’s qualification as a REIT.

(d) So long as any shares of Series C Preferred Stock are outstanding, no dividends or other distributions, except as described in the immediately following sentence, shall be declared and paid or set apart for payment on any class or series of Parity Stock for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all prior full dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Series C Preferred Stock and all dividends declared upon any other series or class or classes of Parity Stock shall be declared and paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series C Preferred Stock and such Parity Stock.

(e) So long as any shares of Series C Preferred Stock are outstanding, no dividends or other distributions (other than dividends or distributions paid solely in Junior Stock, or in options, warrants or rights to subscribe for or purchase Junior Stock, or distributions required to preserve the Corporation’s qualification as a REIT) shall be paid or set apart for payment or made upon any Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary, a conversion into or exchange for Junior Stock or options, warrants or rights to subscribe for or purchase Junior Stock or pursuant to the terms of Article VII of the Charter or Section 8 hereof), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation, directly or indirectly, unless in each case full cumulative dividends on all outstanding shares of Series C Preferred Stock shall have been paid or set apart for payment for all past full dividend periods.

(f) Any dividend payment made on the Series C Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

(g) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or otherwise is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series C Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution.

(h) Except as provided herein, the Series C Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

(i) As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of shares of any class or series of Junior Stock ranking, as to amounts upon liquidation, dissolution or winding up of the Corporation, junior to the Series C Preferred Stock (other than dividends or distributions paid solely in Junior Stock, or in options, warrants or rights to subscribe for or purchase Junior Stock), the holders of the Series C Preferred Stock shall be entitled to receive $25.00 per share (the “Liquidation Preference”) plus an amount per share equal to all accumulated and unpaid dividends (whether or not earned or declared) thereon to, but not including, the date of final distribution to such holders of Series C Preferred Stock; and such holders of the Series C Preferred Stock shall not be entitled to any further payment upon the liquidation, dissolution or winding up of the Corporation. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series C Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on the outstanding shares of Series C Preferred Stock and any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Stock and any such class or series of Parity Stock ratably in accordance with the respective amounts that would be payable on such Series C Preferred Stock and any such class or series of Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with one or more entities, (ii) a statutory share exchange by the Corporation or (iii) a sale or transfer of all or substantially all of the Corporation’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation. After payment of the full amount of the liquidating distributions to which they are entitled pursuant to this Section 4, the holders of Series C Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

5. Optional Redemption.

(a) Except as otherwise permitted by Article VII of the Charter and paragraph (b) and Section 8 below, the Series C Preferred Stock shall not be redeemable by the Corporation prior to September 20, 2017. On and after September 20, 2017, the Corporation, at its option, upon giving notice as provided below, may redeem the Series C Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25.00 per share, plus (subject to Section 5(c)(i), below) any accumulated and unpaid dividends on the Series C Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Regular Redemption Right”).

(b) Upon the occurrence of a Change of Control (as defined herein), the Corporation will have the option, upon giving notice as provided below, to redeem the Series C Preferred Stock, in whole, at any time, or in part, from time to time, within 120 days after the first date on which the Change of Control has occurred (the “Special Redemption Right”), for cash at a redemption price of $25.00 per share, plus (subject to Section 5(c)(i), below) any accumulated and unpaid dividends on the Series C Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Special Redemption Price”).

A “Change of Control” will be deemed to have occurred at such time after the [●], 2016 (the “Series C Original Issue Date”) when the following have occurred:

(i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation’s capital stock entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation’s capital stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii) following the closing of any transaction referred to in clause (i) above, neither the Corporation nor the acquiring or surviving entity, as applicable, has a class of common securities (or American Depositary Receipts representing such common securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT (the “NYSE MKT”) or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or the NASDAQ.

(c) The following provisions set forth the general procedures applicable to redemptions pursuant to the Regular Redemption Right and the Special Redemption Right:

(i) Upon any redemption date applicable to Series C Preferred Stock, the Corporation shall pay on each share of Series C Preferred Stock to be redeemed any accumulated and unpaid dividends (whether or not declared), to, but not including, the redemption date, unless a redemption date falls after a record date fixed for payment of any distribution on the Series C Preferred Stock and prior to the corresponding Series C Dividend Payment Date, in which case, each holder of shares of Series C Preferred Stock at the close of business on such record date shall be entitled to the distribution payable on such shares of Series C Preferred Stock on the corresponding Series C Dividend Payment Date, notwithstanding the redemption of such Series C Preferred Stock prior to such Series C Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series C Preferred Stock called for redemption.

(ii) If full cumulative dividends on the Series C Preferred Stock have not been paid or declared and set apart for payment for all full prior dividend periods, the Corporation may not purchase, redeem or otherwise acquire less than all of the outstanding shares of Series C Preferred Stock and any class or series of Parity Stock other than in exchange for Junior Stock or Parity Stock or in exchange for options, warrants or rights to subscribe for or purchase any Junior Stock or Parity Stock; provided, however, that the foregoing shall not prevent the purchase or other acquisition by the Corporation of shares of its stock pursuant to (A) a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock and all classes and series of Parity Stock or (B) Article VII of the Charter or Section 8, below.

(iii) On and after the date fixed for redemption, provided that the Corporation has made available at the office of the registrar and transfer agent (or the bank or trust company selected pursuant to Section 5(c)(vi) below) for the Series C Preferred Stock a sufficient amount of cash to effect the redemption of shares of Series C Preferred Stock called for redemption, dividends will cease to accrue on such shares of Series C Preferred Stock, such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series C Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

(iv) A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series C Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series C Preferred Stock may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares of Series C Preferred Stock held by such holder are to be redeemed, the number of such shares of Series C Preferred Stock to be redeemed from such holder or the method for determining such number; (D) the place or places where the shares of Series C Preferred Stock are to be surrendered for payment of the redemption price therefor, together with the certificates, if any, representing such shares and any other documents required in connection with the redemption; (E) whether the shares of Series C Preferred Stock are called for redemption pursuant to the Corporation’s Special Redemption Right and, if called for redemption pursuant to the Corporation’s Special Redemption Right, a brief description of the transaction or transactions constituting such Change of Control; (F) if a Change of Control has occurred, that the holders of shares of Series C Preferred Stock called for redemption will not be entitled to tender such shares of Series C Preferred Stock for conversion in connection with the Change of Control, and that each share of Series C Preferred Stock tendered for conversion that is selected for redemption, prior to the Change of Control Conversion Date (as defined below), will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and (G) that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(v) If fewer than all the outstanding shares of the Series C Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata (as nearly as practicable without creating fractional shares) or by any other equitable method the Corporation may choose (including by electing to redeem only those shares of Series C Preferred Stock tendered for conversion pursuant to a Change of Control Conversion Right (as defined below)).

(vi) At its election, the Corporation, prior to a redemption date, may irrevocably set aside and deposit the redemption price (including, subject to Section 5(c)(i), all accumulated and unpaid dividends to, but not including, the redemption date) of the Series C Preferred Stock so called for redemption with a bank or trust company, in which case the redemption notice to holders of the Series C Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares, if any, at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including, subject to Section 5(c)(i), all accumulated and unpaid dividends to the redemption date). Subject to applicable unclaimed property laws, any monies so deposited which remain unclaimed by the holders of the Series C Preferred Stock at the end of two years after the redemption date may be returned by such bank or trust company to the Corporation.

6. Voting Rights. Except as otherwise set forth herein, the Series C Preferred Stock shall not have any voting rights, and the consent or approval of the holders thereof shall not be required for the taking of any corporate action. In any matter in which the holders of Series C Preferred Stock are entitled to vote, each holder of Series C Preferred Stock shall be entitled to cast one vote per share of Series C Preferred Stock held by such holder, except that, when voting together as a single class with the holders of other classes or series of stock, each holder of Series C Preferred Stock shall be entitled to cast one vote for each $25.00 of liquidation preference (excluding amounts with respect to accumulated and unpaid dividends) of shares of Series C Preferred Stock held by such holder.

(a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series C Preferred Stock are in arrears, whether or not declared, the number of directors of the Corporation will be increased automatically by two (unless the number of directors of the Corporation has previously been so increased pursuant to the terms of any class or series of Parity Stock upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Stock”) and with which the holders of Series C Preferred Stock are entitled to vote together as a single class in the election of such directors) and the holders of Series C Preferred Stock, voting together as a single class with the holders of any other class or series of Voting Preferred Stock with which the holders of Series C Preferred Stock are entitled to vote together as a single class in the election of Preferred Stock Directors, will have the right to elect two additional directors of the Corporation (the “Preferred Stock Directors”) at any annual meeting of stockholders or properly called special meeting of the holders of the Series C Preferred Stock, until all such dividends and dividends for the then current quarterly period on the Series C Preferred Stock have been paid or declared and set aside for payment. Whenever all such dividends on the shares of Series C Preferred Stock then outstanding have been paid in full or declared and set apart for payment in full, and full dividends on the shares of Series C Preferred Stock then outstanding for the then-current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the Series C Preferred Stock to elect the two Preferred Stock Directors will cease and, unless there remain outstanding shares of Voting Preferred Stock of any class or series for which the right to vote in the election of Preferred Stock Directors remains exercisable, the terms of office of the Preferred Stock Directors will terminate automatically and the number of directors of the Corporation will be reduced accordingly and automatically; provided, however, that the right of the holders of the Series C Preferred Stock to elect Preferred Stock Directors will again vest if and whenever dividends are in arrears for six new quarterly periods, as described above. If the rights of holders of shares of Series C Preferred Stock to elect Preferred Stock Directors have terminated in accordance with this Section 6(a) after any record date for the determination of holders of shares of Series C Preferred Stock entitled to vote in any election of Preferred Stock Directors but before the closing of the polls in such election, holders of shares of Series C Preferred Stock outstanding as of such record date shall not be entitled to vote in such election of Preferred Stock Directors. In no event shall the holders of Series C Preferred Stock be entitled to nominate or elect an individual as a director, and no individual shall be qualified to be nominated for election or to serve as a director, if such individual’s service as a director would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Corporation’s stock is listed.

(b) Preferred Stock Directors shall be elected by a plurality of the votes cast in the election of such directors, and each Preferred Stock Director will serve until the next annual meeting of the Corporation’s stockholders and until his or her successor is duly elected and qualifies, or until such Preferred Stock Director’s term of office terminates earlier in accordance with Section 6(a). A holder of Series C Preferred Stock will be entitled to cast one vote in the election of Preferred Stock Directors, for as many individuals as there are Preferred Stock Directors to be elected, for each share of Series C Preferred Stock held by such holder (or, if voting together as a single class with the holders of Voting Preferred Stock, for each $25.00 of liquidation preference, excluding amounts with respect to accumulated and unpaid dividends, of shares of Series C Preferred Stock held by such holder). Any Preferred Stock Director may be removed at any time by, and may be removed only by, the affirmative vote of the holders of a majority of the votes entitled to be cast in the election of Preferred Stock Directors, generally. At any time that holders of Series C Preferred Stock are entitled to vote in the election of Preferred Stock Directors, holders of Series C Preferred Stock shall be entitled to vote in the election of a successor to fill a vacancy on the Board of Directors that results from the removal of a Preferred Stock Director.

(c) At any time that holders of outstanding shares of Series C Preferred Stock are entitled to elect Preferred Stock Directors pursuant to Section 6(a) and two Preferred Stock Directors are not then serving, upon the written request of the holders of record of at least 10% of the aggregate outstanding shares of Series C Preferred Stock and Voting Preferred Stock of all classes and series with which the holders of Series C Preferred Stock are entitled to vote together as a single class with respect to the election of Preferred Stock Directors, the secretary of the Corporation shall call a special meeting of stockholders of the Corporation for the purpose of electing Preferred Stock Directors, unless such request is received less than 90 days before the date fixed for the next annual meeting of the Corporation’s stockholders, in which case, the Preferred Stock Directors may be elected at such annual meeting or, at the option of the Corporation, at a separate special meeting.

(d) So long as any shares of Series C Preferred Stock are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding shares of Series C Preferred Stock, voting together as a single class with the holders of all outstanding shares of Parity Stock of any class or series upon which like voting rights have been conferred and with which holders of Series C Preferred Stock are entitled to vote together as a single class on such matters, is required (i) to amend, alter or repeal any provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the Series C Preferred Stock unless, in connection with any such amendment, alteration or repeal, the Series C Preferred Stock remains outstanding without the terms thereof being materially and adversely changed or is converted into or exchanged for equity securities of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption that are substantially similar to those of the Series C Preferred Stock (taking into account that the Corporation may not be the surviving entity), or (ii) to authorize, create, or increase the authorized number of shares of any class or series of stock having rights senior to the Series C Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, provided that, if such amendment does not affect equally the rights, preferences, privileges or voting powers of one or more classes or series of Parity Stock with which holders of Series C Preferred Stock are entitled to vote together as a single class, the consent of the holders of at least two-thirds of the outstanding shares of the Series C Preferred Stock shall be required. Notwithstanding anything contrary contained herein, the voting powers, rights or preferences of the Series C Preferred Stock shall not be deemed to be materially and adversely affected by, and the holders of shares of Series C Preferred Stock shall not be entitled to vote with respect to, any (A) amendment to the Charter increasing or decreasing the total number of authorized shares of stock of all classes and series, Common Stock, Preferred Stock without further designation as to class or series, Series C Preferred Stock or any other class or series of Parity Stock or Junior Stock, (B) issuance of shares of Series C Preferred Stock or shares of any class or series of Parity Stock or Junior Stock or (C) classification or reclassification of authorized but unissued shares of Series C Preferred Stock or any classification or reclassification of shares of any class or series of Parity Stock or Junior Stock.

(e) Holders of Series C Preferred Stock shall not be entitled to vote if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust or made available at the office of the registrar and transfer agent for the Series C Preferred Stock to effect such redemption.

7. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act, and any shares of Series C Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series C Preferred Stock, as their names and addresses appear in the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series C Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of Series C Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.

8. Restrictions on Ownership and Transfer.

(a) Definitions. For the purposes of this Section 8, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Charter. The following terms shall have the following meanings:

(i) “Series C Charitable Beneficiary” shall mean one or more beneficiaries of the Series C Trust as determined pursuant to Section 8(c)(vi), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(ii) “Series C Excepted Holder” shall mean a Person for whom a Series C Excepted Holder Limit is created by the Board of Directors pursuant to Section 8(i).

(iii) “Series C Excepted Holder Limit” shall mean for each Series C Excepted Holder, the limit established by the Board of Directors pursuant to Section 8(i), which limit may be expressed, in the discretion of the Board of Directors, as a percentage and/or number of shares of Series C Preferred Stock, provided that the affected Series C Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 8(i) and subject to adjustment pursuant to Section 8(i).

(iv) “Series C Initial Date” shall mean the Series C Original Issue Date.

(v) “Series C Prohibited Owner” shall mean, any Person who, but for the provisions of Section 8(b), would Beneficially Own or Constructively Own shares of Series C Preferred Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Series C Prohibited Owner would have so owned.

(vi) “Series C Preferred Stock Ownership Limit” shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive, and subject to adjustment from time to time by the Board of Directors in accordance with Section 8(i)(iv)) of the outstanding shares of Series C Preferred Stock of the Corporation, excluding any such outstanding Series C Preferred Stock which is not treated as outstanding for U.S. federal income tax purposes. Notwithstanding the foregoing, for purposes of determining the percentage ownership of Series C Preferred Stock by any Person, shares of Series C Preferred Stock that are treated as Beneficially Owned or Constructively Owned by such Person shall be deemed to be outstanding. The number and value of shares of outstanding Series C Preferred Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

(vii) “Series C Trust” shall mean any trust provided for in Section 8(c) below.

(viii) “Series C Trustee” shall mean the Person unaffiliated with the Corporation and a Series C Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Series C Trust.

(b) Restriction on Ownership and Transfers. In addition to the restrictions on ownership and transfer applicable to the Series C Preferred Stock pursuant to Article VII of the Charter:

(i) During the period commencing on the Series C Initial Date and prior to the Restriction Termination Date, but subject to Section 8(l), (1) no Person, other than a Series C Excepted Holder, shall Beneficially Own or Constructively Own shares of Series C Preferred Stock in excess of the Series C Preferred Stock Ownership Limit and (2) no Series C Excepted Holder shall Beneficially Own or Constructively Own shares of Series C Preferred Stock in excess of the Series C Excepted Holder Limit for such Series C Excepted Holder.

(ii) If any Transfer of shares of Series C Preferred Stock occurs that, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Series C Preferred Stock in violation of Section 8(b)(i), (A) then that number of shares of the Series C Preferred Stock, the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate such provisions (rounded up to the nearest whole share) shall be automatically transferred to a Series C Trust for the benefit of a Series C Charitable Beneficiary, as described in Section 8(c), effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; and (B) if the transfer to the Series C Trust described in clause (A) of this sentence would not be effective for any reason to prevent the violation of Section 8(b)(i), then the Transfer of that number of shares of Series C Preferred Stock that otherwise would cause any Person to violate such provisions shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series C Preferred Stock.

(c) Transfers of Series C Preferred Stock to a Series C Trust.

(i) Upon any purported Transfer or other event described in Section 8(b)(ii) that would result in a transfer of shares of Series C Preferred Stock to a Series C Trust, such shares of Series C Preferred Stock shall be deemed to have been transferred to the Series C Trustee in his capacity as trustee of a Series C Trust for the exclusive benefit of one or more Series C Charitable Beneficiaries. Such transfer to the Series C Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Series C Trust pursuant to Section 8(b)(ii). The Series C Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Series C Prohibited Owner. Each Series C Charitable Beneficiary shall be designated by the Corporation as provided in Section 8(c)(vi).

(ii) Shares of Series C Preferred Stock held by the Series C Trustee shall be issued and outstanding shares of Series C Preferred Stock of the Corporation. The Series C Prohibited Owner shall have no rights in the shares held by the Series C Trustee. The Series C Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Series C Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Series C Trust.

(iii) The Series C Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Series C Preferred Stock held in the Series C Trust, which rights shall be exercised for the exclusive benefit of the Series C Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Series C Preferred Stock have been transferred to the Series C Trustee shall be paid by the recipient of such dividend or other distribution to the Series C Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Series C Trustee. Any dividend or other distribution so paid to the Series C Trustee shall be held in trust for the Series C Charitable Beneficiary. The Series C Prohibited Owner shall have no voting rights with respect to shares held in the Series C Trust and, subject to Maryland law, effective as of the date that the shares of Series C Preferred Stock have been transferred to the Series C Trust, the Series C Trustee shall have the authority (at the Series C Trustee’s sole and absolute discretion) (A) to rescind as void any vote cast by a Series C Prohibited Owner prior to the discovery by the Corporation that the shares of Series C Preferred Stock have been transferred to the Series C Trustee and (B) to recast such vote in accordance with the desires of the Series C Trustee acting for the benefit of the Series C Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Series C Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Section 8, until the Corporation has received notification that shares of Series C Preferred Stock have been transferred into a Series C Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(iv) Within 20 days of receiving notice from the Corporation that shares of Series C Preferred Stock have been transferred to the Series C Trust, the Series C Trustee of the Series C Trust shall sell the shares held in the Series C Trust to a person or persons, designated by the Series C Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 8(b)(i). Upon such sale, the interest of the Series C Charitable Beneficiary in the shares sold shall terminate and the Series C Trustee shall distribute the net proceeds of the sale to the Series C Prohibited Owner and to the Series C Charitable Beneficiary as provided in this Section 8(c)(iv). The Series C Prohibited Owner shall receive the lesser of (A) the price paid by the Series C

Prohibited Owner for the shares or, if the event causing the shares to be held in the Series C Trust did not involve a purchase of such Series C Preferred Shares at Market Price, the Market Price of such shares on the day of the event causing the shares to be held in the Series C Trust and (B) the price per share received by the Series C Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Series C Trust. The Series C Trustee shall reduce the amount payable to the Series C Prohibited Owner by the amount of dividends and other distributions which have been paid to the Series C Prohibited Owner and are owed by the Series C Prohibited Owner to the Series C Trustee pursuant to Section 8(c)(iii). Any net sales proceeds in excess of the amount payable to the Series C Prohibited Owner shall be immediately paid to the Series C Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Series C Preferred Stock have been transferred to the Series C Trustee, such shares are sold by a Series C Prohibited Owner, then (A) such shares shall be deemed to have been sold on behalf of the Series C Trust and (B) to the extent that the Series C Prohibited Owner received an amount for such shares that exceeds the amount that such Series C Prohibited Owner was entitled to receive pursuant to this Section 8(c)(iv), such excess shall be paid to the Series C Trustee upon demand.

(v) Shares of Series C Preferred Stock transferred to the Series C Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (A) the price per share paid in the transaction that resulted in such transfer to the Series C Trust (or, if the event which resulted in the Transfer to the Series C Trust did not involve a purchase of such shares at Market Price, the Market Price of such shares at on the day of the event that resulted in the transfer of such Series C Preferred Stock to the Series C Trust) and (B) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Series C Trustee by the amount of dividends and other distributions which have been paid to the Series C Prohibited Owner and are owed by the Series C Prohibited Owner to the Series C Trustee pursuant to Section 8(c)(iii) and may pay the amount of such reduction to the Series C Trustee for the benefit of the Series C Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Series C Trustee has sold the shares held in the Series C Trust pursuant to Section 8(c)(iv). Upon such a sale to the Corporation, the interest of the Series C Charitable Beneficiary in the shares sold shall terminate and the Series C Trustee shall distribute the net proceeds of the sale to the Series C Prohibited Owner.

(vi) By written notice to the Series C Trustee, the Corporation shall designate one or more nonprofit organizations to be the Series C Charitable Beneficiary of the interest in the Series C Trust such that the shares of Series C Preferred Stock held in the Series C Trust would not violate the restrictions set forth in Section 8(b)(i) in the hands of such Series C Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Series C Trustee before the automatic transfer provided for in Section 8(b)(ii) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

(d) Remedies For Breach. If the Board of Directors or any duly authorized committee thereof, or other designees if permitted by the MGCL, shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 8(b)(i) or that a Person intends or has attempted to acquire or may acquire Beneficial Ownership or Constructive Ownership of any shares of Series C Preferred Stock in violation of Section 8(b)(i) (whether or not such violation is intended), the Board of Directors or such committee thereof, or other designees if permitted by the MGCL, shall take such action as it deems or they deem advisable, in its or their sole and absolute discretion, to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Series C Preferred Stock, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 8(b)(i) shall automatically result in the transfer to the Series C Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non action) by the Board of Directors or committee thereof.

(e) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Series C Preferred Stock that will or may violate

Section 8(b)(i) or any Person who would have owned shares of Series C Preferred Stock that resulted in a transfer to the Series C Trust pursuant to the provisions of Section 8(b)(ii) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

(f) Owners Required To Provide Information. From the Series C Initial Date until the Restriction Termination Date, each Person who is an owner of shares of Series C Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series C Preferred Stock for a Beneficial Owner or Constructive Owner shall, within 30 days after the end of each taxable year, provide to the Corporation a completed questionnaire containing the information regarding its ownership of such shares, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a Beneficial Owner or Constructive Owner of Series C Preferred Stock and each Person (including the stockholder of record) who is holding shares of Series C Preferred Stock for a Beneficial Owner or Constructive Owner shall, on demand, provide to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of Series C Preferred Stock on the Corporation’s qualification as a REIT, and to ensure compliance with the Series C Preferred Stock Ownership Limit or a Series C Excepted Holder Limit.

(g) Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 8 (but subject to Section 8(l)) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.

(h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 8, including any definition contained in Section 8(a) or any defined term used in this Section 8 but defined in the Charter, the Board of Directors shall have the power to determine the application of the provisions of this Section 8 with respect to any situation based on the facts known to it. In the event this Section 8 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 8. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 8(b)) acquired Beneficial or Constructive Ownership of shares of Series C Preferred Stock in violation of Section 8(b)(i), such remedies (as applicable) shall apply first to the shares of Series C Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series C Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series C Preferred Stock based upon the relative number of the shares of Series C Preferred Stock held by each such Person.

(i) Exceptions.

(i) Subject to Section 7.2.1(a)(ii) of the Charter, the Board of Directors, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Series C Preferred Stock Ownership Limit and may establish or increase a Series C Excepted Holder Limit for such Person if: (A) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership or Constructive Ownership of such Shares will not violate Section 7.2.1(a)(ii) of the Charter; (B) such Person provides the Board of Directors with information including, to the extent necessary, representations and undertakings satisfactory to the Board of Directors in its reasonable discretion that demonstrate that such Person does not and will not Constructively Own an interest in a tenant of the Corporation (or a tenant of any entity directly or indirectly owned, in whole or in part, by the Corporation) that would cause the Corporation to Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (for this purpose, in the Board of Director’s sole and absolute discretion, a tenant from whom the Corporation (or an entity directly or indirectly owned, in whole or in part, by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and (C) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in the Charter) may result in such shares of Series C Preferred Stock being automatically transferred to a Series C Charitable Trust in accordance with this Section 8.

(ii) Prior to granting any exception pursuant to Section 8(i)(i) above, the Board of Directors of the Corporation may (but is not obligated to) require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii) The Board of Directors may only reduce a Series C Excepted Holder Ownership Limit for a Series C Excepted Holder: (A) with the written consent of such Series C Excepted Holder at any time, or (B) pursuant to the terms and conditions of the agreements and undertakings entered into with such Series C Excepted Holder in connection with the establishment of the Series C Excepted Holder Limit for that Series C Excepted Holder. No Series C Excepted Holder Limit with respect to a Person shall be reduced to a percentage that is less than the Series C Preferred Stock Ownership Limit.

(iv) The Board of Directors may from time to time increase or decrease the Series C Preferred Stock Ownership Limit; provided, however, that: (A) any decreased Series C Preferred Stock Ownership Limit will not be effective for any Person whose percentage ownership of Series C Preferred Stock is in excess of such decreased Series C Preferred Stock Ownership Limit at the time such limit is decreased, until such time as such Person’s percentage of ownership of Series C Preferred Stock equals or falls below the decreased Series C Preferred Stock Ownership Limit, but any further acquisition of Series C Preferred Stock in excess of such percentage ownership of Series C Preferred Stock will be in violation of the reduced Series C Preferred Stock Ownership Limit; (B) the Series C Preferred Stock Ownership Limit may not be increased if, after giving effect to such increase, five or fewer Persons who are considered individuals pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code (taking into account all Series C Excepted Holders) could Beneficially Own or Constructively Own, in the aggregate, more than 49.9% in value of the shares of Capital Stock then outstanding; and (C) prior to the modification of any of the ownership limitations, the Board of Directors may, in its sole and absolute discretion, require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

(v) Subject to Section 7.2.1(a)(ii) of the Charter, an underwriter which participates in a public offering or a private placement of Series C Preferred Stock (or securities convertible into or exchangeable for Series C Preferred Stock) may Beneficially Own or Constructively Own shares of Series C Preferred Stock (or securities convertible into or exchangeable for Series C Preferred Stock) in excess of the Series C Preferred Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(j) Legends. Each certificate for Series C Preferred Stock, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated shares of Series C Preferred Stock, shall bear an appropriate legend stating all restrictions on ownership and transfer of the Series C Preferred Stock. In lieu of such legend, each certificate or written statement of information delivered in lieu of a certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

(k) Severability. If any provision of this Section 8 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(l) NYSE. Nothing in this Section 8 shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Section 8 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Section 8.

9. Conversion Upon a Change of Control. The Series C Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 9.

(a) Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock will have the right, unless, prior to the applicable Change of Control Conversion Date, the Corporation has provided written notice of redemption of such shares of Series C Preferred Stock, to convert some or all of the shares of Series C Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date into a number of shares of Common Stock per share of Series C Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) $25.00, plus (y) an amount equal to any accumulated and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date, except if such Change of Control Conversion Date is after a record date fixed for a Series C Preferred Stock dividend and prior to the corresponding Series C Dividend Payment Date, in which case no amount for such accrued and unpaid dividend will be included in such sum, by (ii) the Common Stock Price (as defined herein) (such quotient, the “Conversion Rate”), and (B) 2.36967 (the “Share Cap”), subject to the terms of this Section 9.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined herein), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 16,350,723 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase on a pro rata basis if the number of authorized shares of Series C Preferred Stock increases after the Series C Original Issue Date (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits with respect to Common Stock as follows: the adjusted Exchange Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product of (i) the Exchange Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

In the case of a Change of Control as a result of which holders of Common Stock are entitled to receive consideration other than solely shares of Common Stock, including cash, other securities or other property or assets (or any combination thereof), with respect to or in exchange for shares of Common Stock (the “Alternative Form Consideration”), a holder of Series C Preferred Stock shall be entitled to receive upon conversion of such shares of Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder of Series C Preferred Stock would have owned or been entitled to receive upon such Change of Control had such holder of Series C Preferred Stock held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the

“Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

If the holders of Common Stock have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration will be the kind and amount of consideration actually received by holders of a majority of the shares of Common Stock that participated in such election (if electing between two types of consideration) or holders of a plurality of the shares of Common Stock that participated in such election (if electing between more than two types of consideration), as the case may be, and shall be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. The “Common Stock Price” shall be (i) if the consideration to be received in the Change of Control by holders of shares of Common Stock is solely cash, the amount of cash consideration per share of Common Stock, (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash, the average of the closing prices per share of Common Stock on the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control and (iii) if there is not a readily determinable closing price for the Common Stock or Alternative Form Consideration (as defined herein), the fair market value of Common Stock or such Alternative Form Consideration (as determined by the Board of Directors or a committee thereof).

The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with paragraph 9(c) hereof that is no less than 20 days nor more than 35 days after the date on which the Corporation gives such notice pursuant to paragraph 9(c) hereof.

(b) No fractional shares of Common Stock shall be issued upon the conversion of shares of Series C Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c) Within 15 days following the occurrence of a Change of Control, the Corporation shall provide to holders of Series C Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records notice of the occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state the following: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series C Preferred Stock may exercise their Change of Control Conversion Right, which shall be the Change of Control Conversion Date; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which will be a business day occurring within 20 to 35 days following the date of the notice; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any portion of the Series C Preferred Stock, the holder will not be able to convert any shares of Series C Preferred Stock called for redemption and such shares of Series C Preferred Stock shall be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock; (viii) the name and address of the paying agent and the conversion agent; (ix) the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right and (x) the last date on which holders of Series C Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(d) The Corporation shall issue a press release for publication through either Dow Jones & Company, Inc., Business Wire, PR Newswire, Marketwire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to paragraph (c) above to the holders of Series C Preferred Stock.

(e) In order to exercise the Change of Control Conversion Right, a holder of Series C Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series C Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the transfer agent for the Series C Preferred Stock. Such conversion notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series C Preferred Stock to be converted; and (iii) that the shares of Series C Preferred Stock are to be converted pursuant to the applicable provisions of the Series C Preferred Stock. Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, such notice shall comply with applicable procedures of the Depository Trust Company (“DTC”).

(f) Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series C Preferred Stock; (ii) if certificated shares of Series C Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and (iii) the number of shares of Series C Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable DTC procedures.

(g) Shares of Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem such shares of Series C Preferred Stock.

(h) The Corporation shall deliver the applicable Conversion Consideration no later than the third Business Day following the Change of Control Conversion Date.

(i) In connection with the exercise of any Change of Control Conversion Right, the Corporation will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series C Preferred Stock into Common Stock. Notwithstanding anything to the contrary contained herein, no holder of Series C Preferred Stock will be entitled to convert such Series C Preferred Stock for Common Stock to the extent that receipt of such Common Stock would cause such holder (or any other person) to violate Section 7.2.1(a) of the Charter.

(j) If the Change of Control Conversion Date is after a record date fixed for a Series C Preferred Stock dividend and prior to the corresponding Series C Dividend Payment Date, the holders of Series C Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding Series C Dividend Payment Date, notwithstanding the conversion of such shares prior to such Series C Dividend Payment Date.

10. Record Holders. The Corporation and the transfer agent for the Series C Preferred Stock may deem and treat the record holder of any Series C Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

11. Acquisition by the Corporation of shares of Series C Preferred Stock. Any shares of Series C Preferred Stock that shall at any time have been redeemed, repurchased or otherwise reacquired shall, after such redemption, repurchase or other reacquisition have the status of authorized but unissued Preferred Stock, without further designation as to class or series until such shares are once more designated as part of a particular series by the Board.

SECOND: The shares of Series C Preferred Stock have been classified and designated by the Board of Directors and a duly authorized committee thereof under the authority contained in Section 6.3 of Article VI of the Charter. These Articles Supplementary have been approved in the manner and by the vote required by law.

THIRD: These Articles Supplementary shall become effective at the time the SDAT accepts these Articles Supplementary for record.

FOURTH: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by the President and Chief Executive Officer and attested to by its Chief Financial Officer, Treasurer and Secretary on this [●]th day of [●], 2016.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:
Name:	Stuart A. Rothstein
Title:	President and Chief Executive Officer

ATTEST:

By:
Name:
Title:	Chief Financial Officer, Treasurer and Secretary

Annex J

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 to the Agreement and Plan of Merger (this “Amendment No. 1”) dated as of June 30, 2016, by and among Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“Parent”), Arrow Merger Sub, Inc., a Maryland corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Apollo Residential Mortgage, Inc., a Maryland corporation (the “Company”), amends the Agreement and Plan of Merger, dated as February 26, 2016 (the “Agreement”) by and among Parent, Merger Sub and the Company.

WHEREAS, the parties hereto are parties to the Agreement and desire to amend the Agreement in accordance with the requirements of Section 9.1(a) of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1. Definitions; References. Unless otherwise defined or set forth herein, capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement. Each reference to “hereof” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement as amended by this Amendment No. 1.

2. Amendment to Agreement.

2.1. The reference to “August 26, 2016” in Section 8.2(a) of the Agreement is hereby deleted and replaced with “September 9, 2016”.

3. Approval. Each party represents and warrants that this Amendment No. 1 has been duly and validly authorized by all necessary action on the part of such party.

4. Continued Effectiveness of Agreement. Except as expressly modified and superseded by this Amendment No. 1, all terms and provisions of the Agreement shall remain unchanged and in full force and effect without modification, and nothing herein shall operate as a waiver of any party’s rights, powers or privileges under the Agreement.

5. Counterparts; Facsimile. This Amendment No. 1 may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties (including by means of electronic delivery), it being understood that the parties need not sign the same counterpart. Signatures to this Amendment No. 1 transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

6. Governing Law. This Amendment No. 1, and all claims or causes of actions (whether at Law, in equity, in contract or in tort) that may be based upon, arise out of, or are related to, this Amendment No. 1 or the negotiation, execution or performance of this Amendment No. 1, shall be governed by, and construed in accordance with, the Laws of the State of Maryland applicable to agreements entered into and performed entirely therein by residents thereof, without giving effect to conflicts of laws principles (whether of the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland). Any dispute or controversy arising out of this Amendment No. 1 shall be resolved in accordance with the applicable provisions of Article 9 of the Agreement.

[Remainder of Page Intentionally Left Blank]

J-1

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President and Chief Executive Officer

ARROW MERGER SUB, INC.

By:	/s/ Stuart A. Rothstein
Name:	Stuart A. Rothstein
Title:	President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

APOLLO RESIDENTIAL MORTGAGE, INC.

By:	/s/ Michael A. Commaroto
Name:	Michael A. Commaroto
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]